As filed with the Securities and Exchange Commission on January 8, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Auna S.A.

(Exact Name of Registrant as Specified in Its Charter)

Grand Duchy of Luxembourg	8011	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

46 A, Avenue JF Kennedy

1855 Luxembourg

Grand Duchy of Luxembourg

+51 1-205-3500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Maurice Blanco Hillary A. Coleman Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	Juan G. Giráldez Adam Brenneman Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company.  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion dated January 8, 2024

PRELIMINARY PROSPECTUS

Auna S.A.

(incorporated in the Grand Duchy of Luxembourg)

Class A Ordinary Shares

We are offering a total of                 class A ordinary shares, with a nominal value of US$0.01 per share (the “class A shares”), of Auna S.A. (“Auna” or the “Company”).

We anticipate that the initial public offering price will be between US$         and US$         per class A share. We have applied to have the class A shares listed on the New York Stock Exchange (“NYSE”) under the symbol “AUNA.” This offering is contingent upon the listing of the class A shares on the NYSE. There can be no assurance that we will be successful in listing the class A shares on the NYSE.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to                additional class A shares, at the initial public offering price, less underwriting discounts and commissions.

Upon completion of this offering, we will have two classes of shares in our share capital, class A shares and class B ordinary shares, with a nominal value of US$0.10 per share (the “class B shares” and, together with the class A shares, the “ordinary shares”). The rights of the holders of the class A shares and the class B shares will be identical except for nominal value, voting and conversion rights. Each class A share will be entitled to one vote per class A share. Each class B share will be entitled to ten votes per class B share. Following this offering, our issued and outstanding class B shares will represent approximately         % of the voting power of our issued and outstanding share capital (assuming no exercise of the underwriters’ option to purchase additional shares). Holders of class A shares and class B shares will vote together as a single class on all matters unless otherwise required by our articles of association or by law.

Each class B share is convertible into one class A share automatically upon any transfer that is not a permitted transfer in accordance with the Company’s articles of association, and the board of directors may suspend the voting rights of such class B share until such class B share is converted into a class A share. For so long as Enfoca (as defined herein) and Luis Felipe Pinillos Casabonne hold in the aggregate 10% or more of the voting power of our issued and outstanding share capital, we will have a dual class structure. However, if, on any given date, the ordinary shares held directly or indirectly by Enfoca and Mr. Pinillos Casabonne represent in the aggregate less than 10% of the voting power of our issued and outstanding share capital, then all the class B shares will be immediately converted into class A shares with full and equal economic and voting rights as provided under Luxembourg law on a one-to-one basis and the board of directors may suspend the voting rights of any class B shares outstanding. See “Description of Our Share Capital.”

Following the completion of the offering, Enfoca, our controlling shareholder, will own approximately 72.9% of our class B shares, representing approximately        % of the combined voting power of our outstanding ordinary shares assuming no exercise of the underwriters’ option to purchase additional class A shares. The remaining 27.1% of the class B shares will be owned by Mr. Pinillos Casabonne and the other holders of our ordinary shares prior to this offering (the “Pre-IPO Holders”). As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE and may rely on available exemptions from certain corporate governance requirements. See “Management—Controlled Company Status.” Further, because Enfoca will own the majority of our voting power, it will have the ability to control the outcome of, among other matters, the election of our board of directors and, through our board of directors, decision-making with respect to our business direction; policies, including the appointment and removal of our officers and the fixing of directors’ compensation; major corporate transactions, such as mergers and acquisitions; changes to our articles of association; and our capital structure. We expect Enfoca’s ownership of the majority of our voting power to limit the ability of holders of our class A shares to influence corporate matters for the foreseeable future. See “Risk Factors—Risks Relating to the Offering and Our Class A Shares—The dual-class structure of our shares, as well as the classified structure of our board of directors, have the effect of concentrating voting control with Enfoca or its shareholders and limiting our other shareholders’ ability to influence corporate matters.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the class A shares nor the offering have been or will be registered in the Grand Duchy of Luxembourg and therefore neither the class A shares nor the offering are or will be subject to Luxembourg laws applicable to public offerings in Luxembourg. The class A shares may not be offered or sold in Luxembourg except in compliance with the securities laws of Luxembourg.

We are an “emerging growth company” under the U.S. federal securities laws as that term is used in the Jumpstart Our Business Startups Act of 2012 and will be subject to reduced public company reporting requirements.

Investing in our class A shares involves risks. See “Risk Factors” beginning on page 34 of this prospectus.

The Company does not provide any activity as foreseen by the Luxembourg Law of April 5, 1993 in the financial sector, as amended, and the Luxembourg Law of 10 November 2009 on payment services, on the activity of electronic money institution and settlement finality in payment and securities settlement systems and consequently does not have any license with respect to the abovementioned laws and activities.

	Per class A share	Total
Public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses to us	US$	US$

(1)	See “Underwriting” for a description of all compensation payable to the underwriters.

Delivery of the class A shares will be made on or about                 , 2024.

Global Coordinators and Joint Bookrunners

Morgan Stanley	J.P. Morgan	BTG Pactual	Santander
Joint Bookrunners
	Citigroup	HSBC

The date of this prospectus is             , 2024.

Neither we, the underwriters nor their respective affiliates have authorized anyone to provide you with any information other than that included in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we, the underwriters nor their respective affiliates take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. Neither we, the underwriters, or any of our or their affiliates have authorized any other person to provide you with different or additional information. Offers to sell, and solicitations of offers to buy, the class A shares are being made only in jurisdictions where such offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the class A shares. Our business, financial condition, operating results and prospects may have changed since such date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our class A shares. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

i

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Certain Definitions

The term “U.S. dollar” and the symbol “US$” refer to the legal currency of the United States; the term “Mexican peso” and the symbol “MXN” refer to the legal currency of Mexico; the term “sol” and the symbol “S/” refer to the legal currency of Peru; the term “Colombian peso” and the symbol “COP” refer to the legal currency of Colombia; and the term “euro” and the symbol “EUR” refers to the legal currency of the European Monetary Union.

All references to “EPS” and “EPSs” in this prospectus are to Entidades Proveedoras de Salud in Peru or Entidades Promotoras de Salud in Colombia, as the context requires. EPSs in Peru are private health insurance companies that provide EPS plans, a type of private insurance plan funded through a percentage of contributions to Seguro Social de Salud del Perú (“EsSalud”), the social security regime in Peru. EPSs in Colombia are institutions responsible for collecting and managing funds contributed to the social security system in Colombia by employers and employees and for providing the general and mandatory health insurance plans in Colombia. See “Industry—The Peruvian Healthcare Sector” and “Industry—The Colombian Healthcare Sector.”

Unless otherwise defined herein, all references to “Enfoca” in this prospectus are to Enfoca Sociedad Administradora de Fondos de Inversión S.A., a corporation (sociedad anónima) and/or to the group of entities affiliated with Enfoca Sociedad Administradora de Fondos de Inversión S.A., as the context requires.

Change of Corporate Name and Form

Prior to July 6, 2023, we were incorporated in Peru as an openly held corporation (sociedad anónima abierta) named Auna S.A.A. On July 6, 2023, we redomiciled to Luxembourg by way of a merger with Auna S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office located at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B267590, with Auna S.A. continuing as the surviving entity.

In this prospectus, “Auna,” the “Company,” “our company,” “we,” “us” and “our” may refer, as the context requires, to Auna S.A. and its consolidated subsidiaries after giving effect to the merger or to Auna S.A.A. and its consolidated subsidiaries prior to the merger.

Financial Statements

Our consolidated financial statements included in this prospectus have been prepared in soles. Our audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board. The unaudited condensed consolidated interim financial statements were prepared in accordance with IAS 34 Interim Financial Reporting. Our financial information contained in this prospectus includes our audited consolidated financial statements as of and for the years ended December 31, 2022, 2021 and 2020 and our unaudited condensed consolidated interim financial statements as of and for the three-month and nine-month periods ended September 30, 2023 and 2022.

On October 5, 2022, we acquired 100% of the outstanding share capital of Hospital y Clínica OCA, S.A. de C.V. (“OCA”) DRJ Inmuebles, S.A. de C.V. (“DRJ”), Inmuebles JRD 2000, S.A. de C.V. (“Inmuebles JRD 2000”), and Tovleja HG, S.A. de C.V. (“Tovleja” and together with OCA, DRJ and Inmuebles JRD 2000, “Grupo OCA”), a leading healthcare group in Monterrey, Mexico. The aggregate purchase price was US$677.0 million, subject to purchase price adjustments. We funded our purchase of Grupo OCA through the incurrence of indebtedness, as well as a capital contribution by certain of our shareholders, which they financed through the incurrence of indebtedness (the “Sponsor Financing”) through a holding company they created named Heredia Investments and pledged substantially all of the shares they hold in us in connection therewith.

We are not a party to nor do we guarantee, nor are we otherwise liable with respect to the debt under, the Sponsor Financing. Our shareholders intend to repay all amounts outstanding under the Sponsor Financing with the proceeds of this offering. For additional information, see “Use of Proceeds” and “Principal Shareholders.” The audited combined financial statements of Grupo OCA for the year ended December 31, 2021, together with the notes thereto, were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and the audited combined financial statements of Grupo OCA as of October 4, 2022 and for the period from January 1 to October 4, 2022, together with the notes thereto, were prepared in accordance with IFRS and are each included elsewhere in this prospectus.

This prospectus includes certain unaudited pro forma combined financial information giving pro forma effect to our acquisition of Grupo OCA as if it had occurred on January 1, 2022. A pro forma statement of financial position as of December 31, 2022 is not presented or required given that the statement of financial position in our consolidated financial statements for the year ended December 31, 2022 already includes our acquisition of Grupo OCA. See “Unaudited Pro Forma Combined Financial Information.”

Our fiscal year ends on December 31. References in this prospectus to a fiscal year refer to our fiscal year ended on December 31 of that calendar year.

Currency Translations

We have translated some of the sol amounts contained in this prospectus into U.S. dollars for convenience purposes only. Unless otherwise indicated or the context otherwise requires, the rate used to translate sol amounts to U.S. dollars was S/3.7930 to US$1.00, which was the exchange rate reported on September 29, 2023 by the Peruvian Superintendencia de Banca, Seguros y AFPs (“SBS”). We have also translated certain Colombian peso amounts contained in this prospectus into Peruvian soles or U.S. dollars for convenience purposes only. Unless otherwise indicated or the context otherwise requires, the rate used to translate Colombian peso amounts to Peruvian soles was COP 1,066.50 to S/1.00 and the rate used to translate Colombian peso amounts to U.S. dollars was COP4,053.76 to US$1.00, which in each case was the exchange rate reported on September 30, 2023 by the Central Bank of Colombia (Banco de la República). We have also translated certain Mexican peso amounts contained in this prospectus into Peruvian soles or U.S. dollars for convenience purposes only. Unless otherwise indicated or the context otherwise requires, the rate used to translate Mexican peso amounts to Peruvian soles was MXN4.5943 to S/1.00 and the rate used to translate Mexican peso amounts to U.S. dollars was MXN17.6195 to US$1.00, which in each case was the exchange rate reported on September 30, 2023 by the Mexican Central Bank (Banco de México) and published in the Mexican Federal Official Gazzette (Diario Oficial de la Federación). These translations are provided solely for convenience of investors and should not be construed as implying that the soles, Colombian pesos, Mexican pesos or other currency amounts represent, or could have been or could be converted into, U.S. dollars or Peruvian soles, as applicable, at such rates or at any other rate.

Rounding

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be arithmetic aggregations of the figures that precede them.

In preparing our audited consolidated financial statements as of and for the fiscal years ended December 31, 2022, 2021 and 2020, and our unaudited condensed consolidated interim financial statements as of September 30, 2023 and 2022 and for the three-month and nine-month periods ended September 30, 2023 and 2022, numerical figures are presented in thousands of Peruvian soles, unless otherwise noted.

The aggregations of figures derived from our financial statements may be computed using the corresponding figure expressed in thousands of Peruvian soles in our financial statements rather than being calculated on the basis of the financial information that has been subjected to rounding adjustments in this prospectus.

Non-GAAP Financial Measures

We use EBITDA, Segment EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin, which are non-GAAP financial measures, in this prospectus. A non-GAAP financial measure is generally defined as one that purports to measure financial performance but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure.

We calculate EBITDA as profit (loss) for the period plus income tax expense, net finance cost and depreciation and amortization. EBITDA is a key metric used by management and our board of directors to assess our financial performance. We calculate Segment EBITDA as segment profit before tax plus net finance cost and depreciation and amortization. We calculate Adjusted EBITDA as profit (loss) for the period plus income tax expense, net finance cost, depreciation and amortization, pre-operating expenses for projects under construction and business development (income) expenses for expansion into new markets. We calculate EBITDA Margin as EBITDA divided by total revenue from contracts with customers. We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue from contracts with customers.

We present EBITDA, Segment EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, management and our board of directors use EBITDA, Segment EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin to assess our financial performance and believe they are helpful in highlighting trends in our core operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding the growth of our business.

EBITDA, Segment EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin are not measures of operating performance under IFRS and have limitations as analytical tools. You should not consider such measures either in isolation or as substitutes for analyzing our results as reported under IFRS. Additionally, our calculations of EBITDA, Segment EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin may be different from the calculations used by other companies for similarly titled measures, including our competitors, and therefore may not be comparable to those of other companies. For reconciliations of EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin to profit (loss) for the period and Segment EBITDA to segment profit (loss) before tax for the period, in each case, the most directly comparable IFRS measure, see “Auna Summary Financial and Other Information—Key Performance Indicators.”

Medical Loss Ratio

We use medical loss ratio (“MLR”), in this prospectus. MLR is calculated as (i) claims for medical treatment generated by our prepaid oncology and general healthcare plans plus (ii) technical reserves relating to plan members treated pursuant to such plans, whether at our facilities or third-party facilities, divided by revenue generated by our prepaid oncology and general healthcare plans. We believe that MLR is an important measure of our operating performance in our healthcare coverage business as it is an indicator of the percentage of payments under our oncology plans that is used for medical treatment as compared to administrative costs and is widely used in the healthcare industry as a measure of operating efficiency.

Industry, Market and Benchmarking Data

We make estimates in this prospectus regarding our competitive position and market share, as well as the market size and expected growth of the healthcare industries in Mexico, Peru and Colombia. We have made these estimates on the basis of our management’s knowledge and statistics and other information from the following sources: the Mexican Secretaría de Salud, the Mexican Instituto Nacional de Estadística y Geografía (“INEGI”), the Mexican Colegio Nacional de Especialistas en Medicina Integrada (“CONAEMI”), the Asociación Mexicana de Instituciones de Seguros and the Mexican Estadísticas de Salud en Establecimientos Particulares (“ESEP”), EsSalud, the Peruvian Superintendencia Nacional de Salud (“SUSALUD”), the Peruvian Ministry of Health (“MINSA”), the Colombian Superintendencia Nacional de Salud (“SUPERSALUD”), the Colombian Ministry of

Health and Social Protection (“MinSalud”), the World Health Organization (“the WHO”), the SBS, Fitch Solutions, Emerging Markets Information System (“EMIS”) and the Economist Intelligence Unit (“EIU”), among others.

Industry publications, governmental publications and other market sources, including those referred to above, generally state that the information they include has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. In addition, the data that we compile internally and our estimates have not been verified by an independent source. Except as disclosed in this prospectus, none of the publications, reports or other published industry sources referred to in this prospectus were commissioned by us or prepared at our request. Except as disclosed in this prospectus, we have not sought or obtained the consent of any of these sources to include such market data in this prospectus.

We believe such sources are the most recently available as of the date of this prospectus, from government agencies, industry professional organizations, industry publications and other sources. We believe these estimates to be accurate as of the date of this prospectus.

In addition, as support for our belief that we provide high-quality care, services and patient outcomes, including excellent and effective patient outcomes, we look to a variety of quality and patient safety indicators that are commonly used in the healthcare services industry and we compare ourselves to certain international definitions of these indicators, including definitions referenced by the Centers for Disease Control of the United States, the WHO and the Joint Commission of the United States. These quality and patient safety indicators include safety and hygiene metrics and we regularly exceed the applicable international benchmarks, along with our NPS which measures our patients’ experience and which also exceeds certain international benchmarks.

v

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements convey our current expectations or forecasts of future events. These statements involve known and unknown risks, uncertainties and other factors, including those listed under ”Risk Factors,” which may cause our actual results, performance or achievements to differ materially from the forward-looking statements that we make.

Forward-looking statements typically are identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” ”estimate,” “intend,” “project,” “plan,” “believe,” “potential,” “continue,” “is/are likely to,” or other similar expressions. Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Our actual results could differ materially from those contained in forward-looking statements due to a number of factors.

The forward-looking statements in this prospectus represent our expectations and forecasts as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

SUMMARY

The following summary provides an overview of our business, financial, and operating information. It does not contain all of the information that you should consider before making a decision to invest in our class A shares. Before investing in our class A shares, you should read this entire prospectus carefully for a more complete understanding of our business, including the information contained in sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

The Auna Way

Our mission is to lead the transformation toward a significantly improved and highly integrated healthcare system throughout Spanish-speaking Latin America (“SSLA”). We operate hospitals and clinics in Mexico, Peru and Colombia, provide prepaid healthcare plans in Peru and provide dental and vision plans in Mexico. Our focus lies in providing access to high-quality healthcare, prioritizing prevention and concentrating on some of the high-complexity diseases that contribute the most to healthcare expenditures, such as oncology, traumatology and orthopedics, cardiology and neurological surgical procedures. Our model offers an accessible and integrated healthcare experience to a broad segment of the population in the markets we serve. We offer an end-to-end healthcare ecosystem that provides our members and patients with access to what we believe is life-long high-quality healthcare and various healthcare plan options, which empowers them to be in control of their own health journey, while offering them exceptional patient experiences and medical resolutions in their disease care. Our care delivery approach reflects our human-centered and patient-obsessed lens, which we believe enables us to provide high-quality services and deliver high-quality patient outcomes.

Our unique operating model is what we call the “Auna Way.” The Auna Way is our approach to effectively managing our businesses and operations; and creating high value for patients, families and our staff. It is our corporate DNA, our organization’s spirit and our deeper meaning; the one we revert to for clarity of action.

Our mission is underpinned by the Auna Way’s key pillars:

(i)

We are committed to amplifying access to a life-long ecosystem of health and well-being, prioritizing prevention through our healthcare plans by offering 38 plans focused on prevention and covering preventative services in the majority of the plans we offer and focusing on the few diseases that are the biggest part of healthcare expenditures. We provide our users with life-long care for families, which we believe makes us many patients’ preferred healthcare partner. We want to lead the improvement of access to healthcare by bringing affordability and immediacy to a large portion of the populations we serve.

(ii)

Our patient-centric approach prioritizes the person, the patient and family, and we strive to deliver Auna to their service. We ease patient engagement and support life journeys through health and disease, from prevention to early detection, to early treatment, to disease management and recovery.

(iii)

We relentlessly pursue excellent medical outcomes, by providing what we believe are high-quality services and fostering evidence-based medicine, with patient well-being as the ultimate benchmark of quality and success. We are laser-focused on high-complexity care and are establishing regional Centers of Excellence in strategic high-complexity diseases. High-complexity care relates to highly specialized medical care, including specialized equipment and expertise, usually provided over an extended period of time, that involves advanced and complex diagnostics, procedures and treatments performed by medical specialists in state-of-the-art facilities. We have established Auna as a leading provider of cancer management in Mexico, Peru and Colombia and seek to equal these capabilities in cardiology, neurology and emergency trauma. Although we are subject to limitations from the dearth of state-of-the-art medical equipment and devices in certain fields, our aim is to continue scaling, outperforming and deploying end-to-end solutions and attend to the robust market demand for superior healthcare solutions in the markets where we operate. However, in order to do so, we will need to continue to attract and retain highly qualified doctors and medical professionals, invest in state-of-the-art medical equipment and devices at our facilities, and access high-quality medicines. See “Risk Factors—Risks Relating to Our Business—If we are unable to provide high-quality, advanced care for a broad array of medical needs, demand for our healthcare services may decrease” and “Risk Factors—Risks Relating to Our Business—Our performance depends on our ability to recruit and retain quality medical professionals, and we face a great deal of competition for these professionals, which may increase our labor costs and negatively impact our results of operations.”

(iv)

We aim to standardize and scale first-in-class medical protocols for increased predictability and better outcomes, to establish care ecosystems through our horizontal integration and to increase population health-based offerings and unlock access to health, through our vertical integration. We leverage technology to enhance our traditional healthcare platform, delivering an innovative healthcare experience that includes an online platform through which we can share patient data and manage all aspects of the patient relationship, while allowing us to efficiently expand our reach.

(v)

We focus on deliberate growth. We focus on, and want to continue, growing organically by optimizing assets and concentrating capacity usage towards higher complexity in an optimal manner. Although we have been successful in growing organically to date, such growth has at times been limited or delayed by the inability to obtain, or delays in obtaining, necessary permits, licenses or approvals in certain areas, by engineering and construction problems, and by disputes with contractors and subcontractors, among other matters. Similar difficulties could be encountered by us in organic growth initiatives we may undertake in the future. Our deliberate growth is also reflected in the strategy, “land, expand and integrate,” which we implement when we enter a new market. Through this strategy, we focus on targets that result in the acquisition of significant market share, providing us with many benefits, among them bargaining power with suppliers and insurance companies. We have leveraged this strategy to enter key cities in Colombia and Mexico and will seek to leverage it in the future to continue our deliberate growth. While integrating the operations of the facilities and healthcare plans we acquire comes with its challenges, including those related to increased costs from new organizational structures, changes or upgrades in processes and information systems, changes to our operating model, building and maintaining our brand’s reputation and financing such acquisitions, we seek to leverage our experience in prior acquisitions to further our goal of growing inorganically in our geographies.

(vi)

Our operations rest on the solid foundation of our organizational culture, as all we achieve depends on our strongest asset: our people. Every person at Auna embodies our principles of caring for patients, families, members and staff; transforming healthcare in our region; being passionate about human-centeredness and excellence; and we believe surprising with a superb and seamless healthcare experience and high-quality services. These cultural principles contribute to our institutional excellence in the pursuit of the best possible outcomes, which the reputation of our brands and the success of our business depend on.

This combination of mission, values, and practices put in place within our organization is what truly defines the Auna Way. As we have noted above, the success of our mission and our pursuit of the Auna Way are not without challenges. We must continue to attract and retain highly qualified doctors and medical professionals, invest in state-of-the-art medical equipment and devices at our facilities, and access high-quality medicines. We must obtain all necessary permits, licenses and approvals, overcome engineering and construction problems, and resolve disputes with contractors and subcontractors, among other matters, to facilitate our organic growth. We must successfully integrate the operations of the facilities and healthcare plans we acquire and overcome challenges related to that integration, including those related to increased costs from new organizational structures, changes or upgrades in processes and information systems, changes to our operating model, building and maintaining our brand’s reputation and financing such acquisitions. We must accurately estimate and control healthcare costs, including the corresponding prices of our plans and services to offset such costs. We must be able to service our significant indebtedness and comply with the restrictive covenants under the agreements governing our debt instruments. Further, we must successfully navigate the risks of operating in Mexico, Peru and Colombia, including the extensive legislation and regulations we are subject to in these jurisdictions. Any failure to do any of the above could harm our business and/or materially impair our ability to execute our strategic plans. See “Risk Factors.”

Our Model

Our business model closely reflects the key tenets of the Auna Way and is integrated both horizontally and vertically. Over the past five years, we have built one of SSLA’s largest modern healthcare platforms that consists of two key components: a horizontally integrated network of healthcare facilities across SSLA (our “healthcare network”) and a vertically integrated portfolio of oncological plans and selected general healthcare plans (our “healthcare plans”). Our healthcare network provides a range of high-quality, in-person services through our network of medium-to-high-complexity focused hospitals, clinics and outpatient facilities as well as complementary virtual care and at-home care.

Our healthcare plans include mono-risk oncology plans, which are plans focused solely on cancer, and general healthcare plans, which are plans covering a range of basic healthcare needs and also include coverage for cancer. Our mono-risk plans generally target consumers that are seeking to supplement the oncology coverage in their existing third-party private or public general healthcare plan with better-quality care, or that are seeking to supplement another existing healthcare plan that does not offer such coverage. Our general healthcare plans generally target consumers that either do not have an existing private healthcare plan or have an existing private or public healthcare plan that is inadequate for their needs. Our mono-risk oncology plans are not available for consumers with pre-existing conditions other than those who may gain coverage through a group plan which is priced based on projected active patient treatment costs. Both our mono-risk and general healthcare plans focus on preventative care (including early detection services, early treatment and complex care), and are moderately priced, with our mono-risk oncology plans starting as low as S/33.0 per month and the general healthcare plans starting at S/22.8 per month. As the average monthly income and minimum wage in Peru were S/2,723 and S/1,025, respectively, as of September 30, 2023, our plans are generally within reach of many Peruvians.

We believe that our platform has the only truly regional footprint in SSLA. We seek to operate in under-penetrated markets, characterized by limited access to medical care, a poor quality of clinical services, and deficient public healthcare infrastructure. We believe that the Auna Way provides us with a differentiated operating ability to serve these markets, which is further complemented by our robust platform that can efficiently scale to serve all segments of the population and unlock operating efficiencies. We have implemented this business model throughout our regional network, and it is currently in different stages of completion in each of our markets.

Highlights of our integrated platform include:

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Horizontally integrated healthcare network facilities: We own and operate networks of premium hospitals and clinics providing high-quality care at all levels of complexity and focus on higher complexity procedures in the three markets in which we operate. As of September 30, 2023, our network of facilities included 15 hospitals with 2,301 beds and 16 outpatient, prevention and wellness facilities in Mexico, Peru, and Colombia. Each component of our healthcare ecosystem is integrated through our scaled platform, standardized clinical best practices and protocols, and centralized operational and administrative support function. This cohesive approach improves our operating efficiency by better supporting providers and employees as they deliver exceptional care and an exceptional experience to the more than 1.0 million patients we serve annually. During the nine-month period ended September 30, 2023, our medical staff carried out over 810,000 in-person consultations as well as over 67,000 procedures, of which 34% were from high-complexity related specialties, while maintaining a net promoter score (“NPS”) of 82.0 in Mexico, 62.8 in Peru, and 80.2 in Colombia as of September 30, 2023. These scores compare favorably with other large healthcare networks in Latin America, such as Rede D’Or and Diagnósticos da America (“DASA”), with scores of 56.0 and 71.0, respectively, as of 2022.

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Vertically integrated portfolio of mono-risk plans and selected general healthcare plans: Fully vertically integrated with our healthcare provider network in Peru, we provide prepaid health plans in Peru. We are the leading private healthcare plan provider in Peru, with a 29.3% market share. Oncosalud, which was founded in 1989, provides a variety of mono-risk plans focused on oncology and had over 958,000 memberships as of September 30, 2023. Our general healthcare plan business which was launched in 2019, had over 285,000 memberships as of September 30, 2023. Our patients with an Auna health plan utilize the Auna healthcare facilities in Peru. As a fully integrated payer and provider of care, we are able to take a long-term, value-based approach to healthcare and focus on prevention, early detection and treatment, which we believe contributes to outstanding medical outcomes and a differentiated ability to manage costs. For example, our approach results in a 74% 5-year survival rate for our oncology plans. Additionally, approximately 96% of our costs related to prevention and treatments are incurred within Auna healthcare facilities, allowing us to closely monitor and control costs. In addition, in February 2023, we acquired Dentegra Seguros Dentales, S.A. (“Dentegra”), a small insurance platform previously owned by Delta Dental that provides dental and vision plans to over 2.7 million memberships in Mexico. We intend to leverage off Dentegra’s insurance licenses, established commercial capabilities, dedicated commercial teams, distribution platforms, regulatory and commercial relationships, and membership base to begin offering our mono-risk healthcare plans, particularly our oncology plans, in Mexico. Subject to the successful integration of Dentegra into our portfolio, we expect that Dentegra’s existing nationwide insurance license will expedite our time to market. See “Risk Factors—Risks Relating to Our Business—We may not be able to successfully integrate our acquired operations or obtain the expected benefits from such acquisitions.” Our launch of our mono-risk oncology plans, as well as potential mono-risk plans for other high-complexity diseases, would create a fully integrated payer and provider ecosystem in Mexico.

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Technologically enabled: Our platform serves patients, their families, members, caregivers and administrative staff and focuses on scaling our clinical, administrative and operational performance. We have leveraged tools from best-in-class vendors to create a solid, scalable platform. Patients, members and caregivers benefit from electronic health records, online appointment scheduling, appointment management, insurance management and membership verification, telehealth services and access to a digital pharmacy. Our platform is accessible through a smartphone app (the “Auna App”) and via desktop in Peru and is being rolled out in other geographies. Internally, our technology supports medical insights, medical record management, administrative functions and revenue cycle management. We believe that by continuing to invest in our technology solutions, we can provide accessible, immediate and timely access to healthcare to, and more effectively reach, broader and underserved segments of the population.

Our History

Our business was founded in Peru in 1989 as Oncosalud, a healthcare coverage provider, selling prepaid coverage plans that provide members a full range of services for the prevention, detection and treatment of cancer. Our prepaid oncology plans require a modest monthly payment and address an unmet need in the healthcare coverage market in Peru, which has resulted in consistent plan membership growth through the years. Starting in 1997, we established our own network of Oncosalud facilities to integrate and treat our plan members, as well as the patients of other payers, including private insurance companies.

In 2011, we continued to extend our healthcare services offerings and facility network through organic development and acquisitions across major cities in Peru. Today, through our urban ecosystems of the Auna Peru network, we own and operate six general hospitals, two specialized oncology hospitals and seven clinics, and numerous other facilities which offer a wide range of medical specialties and subspecialties. We offer a wide range of premium clinical services in our facilities, providing patients convenient access to their treatments, diagnostics, imaging, laboratory and pharmacy needs. Our purpose-built physical locations are complimented by our technology platform, which is built on over 30 years of actuarial data and longitudinal patient medical records. This single shared source of information is enhanced by robust analytics capabilities, integrated to enable data-driven clinical and operational decisions, improving service efficiency and optimizing margins.

In 2018, we expanded into Colombia by acquiring Promotora Médica Las Américas S.A. (“Grupo Las Américas”). Through this acquisition, we acquired Clínica Las Americas, ranked the 10th best hospital in Colombia by América Economía’s 2021 Best Hospital Rankings and 3rd best hospital in oncology in Colombia, as well as Instituto de Cancerología (“IDC”), the only healthcare institution in Colombia that is a sister institution of MD Anderson. This acquisition provided a meaningful footprint in Colombia’s second-largest city, Medellín and positioned us to further expand our Auna Colombia network with a set of additional meaningful acquisitions and organic expansions, with our acquisition of 70% of the shares of Oncomédica S.A.S. (“IMAT Oncomédica”) in Montería being the most recent. In Medellín, we operate one general hospital, one specialized oncology hospital (IDC), and six clinics. In Envigado, we operate one general hospital and one clinic. Finally, we operate one hospital in Montería and one in Barranquilla. Our facilities provide healthcare services to patients covered by a range of payers in Colombia, including both public and private insurers.

In October 2022, we expanded into Mexico through the landmark acquisition of Grupo OCA, a private healthcare group located in Monterrey, Mexico operating three high-complexity hospitals with 708 beds and an estimated market share of 34% in Monterrey. Similar to what we did in Colombia, we entered Mexico with scale and market power in one of the largest cities, which we believe will allow us to further expand our network and brand in the country. OCA Hospital was ranked among the top five hospital networks in northern Mexico for oncology and gastrointestinal surgery and Doctors Hospital, a private hospital in Monterrey specializing in high-complexity services, was ranked among the top five hospital networks in northern Mexico for oncology, cardiology, heart surgery and gastrointestinal surgery by Fundación Mexicana para la Salud in 2023.

In February 2023, we acquired Dentegra, a dental and visual insurer with nationwide coverage across Mexico and the only specialized insurer to be ranked among the top five insurance providers in Mexico by the Asociación Mexicana de Instituciones de Seguros in 2022. Through Dentegra, we gained access to a nationwide health insurance license, more than 2.7 million memberships and deep commercial and regulatory know-how, which we believe will accelerate our ability to roll out our oncological plan products in the country and replicate our proven model, consisting of vertically integrated oncological health plans and a horizontally integrated healthcare services ecosystem.

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3Q23 last twelve-months (“LTM”) revenue from contracts with customers calculated as: (i) total revenue from contracts with customers for the nine months ended September 30, 2023, which amounted to S/2,855.0 million, plus (ii) total revenue from contracts with customers for the year ended December 31, 2022, which amounted to S/2,451.6 million minus (iii) total revenue from contracts with customers for the nine months ended September 30, 2022, which amounted to S/1,647.3 million, divided by the exchange rate of S/3.7930 to US$1.00 as of September 29, 2023.

Our Hospitals’ Geographic Footprint

Mexico
Total beds: 708
Auna OCA
Auna Doctors Hospital
Auna Doctors Hospital East
Monterrey
Colombia
Total beds: 1,109
Auna IMAT Oncomedica
Auna Clínica Portoazul
Auna Clínica Las Américas
Auna Clínica del Sur
4 Day Clinics
Auna Instituto de Cancerología
Auna Centro Médico Arkadia
Auna Centro Medico
Auna Centro Mastología San Fernando
Barranquilla
Montería
Medellín
Peru
Total beds: 484
Auna Clinica Camino Real
Auna Servimedicos
Auna Clinica Chiclayo
Auna Clinica Miraflores
Piura
Chiclayo
Trujillo
Callao
Lima
Arequipa
Auna Clinica Bellavista
Auna Clinica Oncosalud
Auna Clinica Delgado
Auna Clinica Guardia Civil
Auna Clinica Vallesur
6 Day Clinics
Auna Cantella
Auna Benavides
Auna Oncosalud San Isidro
Auna Oncosalud San Borja
Auna Centro de Bienestar

Today, we operate our business through four segments: (i) Healthcare Services in Mexico, which consists of our Auna Mexico network and Dentegra, (ii) Healthcare Services in Peru, which consists of our Auna Peru network, (iii) Healthcare Services in Colombia, which consists of our Auna Colombia network and (iv) Oncosalud Peru, which consists of our prepaid healthcare plans and oncology services provided at the Oncosalud Peru segment facilities. On a consolidated basis, in the nine-month period ended September 30, 2023, we generated revenue of S/2,855.0 million (US$752.7 million), profit of S/5.1 million (US$1.4 million), EBITDA of S/614.3 million (US$162.0 million) and Adjusted EBITDA of S/611.6 million (US$161.2 million). Our revenues and Adjusted EBITDA increased 73.3% and 137.9%, respectively, compared to the nine-month period ended September 30, 2022, which reflects the consolidation of our recent acquisitions. During the same period of time, 27.7%, 21.6%, 28.1% and 22.5% of revenue, 48.1%, 6.3%, 24.7% and 20.9% of operating profit and 49.0%, 9.4%, 22.9% and 18.8% of Segment EBITDA was generated at Healthcare Services in Mexico, Healthcare Services in Peru, Healthcare Services in Colombia and Oncosalud Peru, respectively. As of September 30, 2023, we had negative working capital, which is calculated as current assets minus current liabilities, of S/68.6 million (US$18.1 million) and our total debt and other financing, including all of our consolidated subsidiaries, was S/3,841.9 million (US$1,012.9 million). Our significant indebtedness could have important negative consequences to our business and operations, including the dedication of large portions of our cash flows to fund payments on our debt, which could reduce our ability to fund working capital, capital expenditures and other general corporate purposes and, ultimately, our ability to expand our capabilities, grow our operations and react to changes in our business or industry. See “Risk Factors—Risks Relating to Our Business—Our significant indebtedness could adversely affect our financial health, prevent us from fulfilling our obligations under our existing debt and raise additional capital to fund our operations and limit our ability to react to changes in the economy or the healthcare industry.”

Our Market

We currently operate in Mexico, Peru, and Colombia, which possess an aggregated gross domestic product (“GDP”) of approximately US$2,000 billion in 2022, a total population above 213 million, and a healthcare services expenditure of over $140 billion, and collectively account for 49%, and 52% of SSLA’s healthcare spending and population, respectively. These countries also have some of the largest groups of young populations in the region, which translates into favorable aging expectations, and have experienced rapid economic growth and improvements in per capita income, growing the middle classes in recent years, which we expect will increase healthcare spending in these markets over time. We also believe that the regulatory frameworks in these countries are conducive to further growth in the private healthcare provider segment for an integrated player like us. We believe that our integrated networks and operational model in each market provide us with a significant competitive advantage to capitalize on this growth. Through our operating model, we strive to achieve regional scale and a high degree of both horizontal and vertical integration in all of the markets where we operate, adapting to the specific characteristics and regulatory framework of each market.

The healthcare market in SSLA has several key characteristics that make it ripe for disruption and significant growth:

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Lack of access: According to Fitch Solutions, healthcare spending in SSLA is expected to amount to US$314 billion in 2023 and reach US$469 billion by 2028, in a market covering over 400 million people, yet more than 350 million individuals have restricted or no timely access to healthcare services. As a means of comparison, total healthcare spending in the U.S. amounts to more than US$4,000 billion in a market covering only approximately 330 million people. Average waiting times in SSLA are four to five times those of the U.S. and other advanced markets, while existing beds, outpatient rooms and related infrastructure is significantly below the WHO minimum recommended standards. For example, hospital beds per 1,000 inhabitants reach 1.0, 1.6 and 1.7 in Mexico, Peru and Colombia compared to the minimum recommended of 3.0 by the WHO. The healthcare markets in many regions in SSLA remain significantly underpenetrated as compared to developed economies, despite the SSLA market as a whole growing at 1.2 times the U.S. market, from 2019 to 2022, according to Fitch Solutions.

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Evolving demographics: As the region’s main economies continue to transition towards becoming middle-income countries aided by improving living standards, the growing populations will feature an increased representation of the elderly segment and this is expected to increase spending on healthcare needs, thus providing favorable tailwinds for the industry. The percentage of the population above 50 years old is expected to increase from 22.6% to 38.4% in Mexico, 21.6% to 34.4% in Peru and 24.5% to 42.1% in Colombia by 2050.

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Deficient public and private healthcare: Public healthcare systems throughout the region have been negatively impacted by pervasive, long-term lack of investment, leading to deficiencies in infrastructure and care. While private healthcare options exist, they are often unaffordable, making them inaccessible for most of the population and resulting in high out-of-pocket spending across the board. Private healthcare insurance penetration levels in SSLA remain substantially below those of the United States and even Brazil. Healthcare expenditure as a percentage of GDP excluding pharmaceutical sales in 2022 was 6.3%, 5.7% and 8.4% in Mexico, Peru and Colombia compared to 17.9% in the United States and 8.9% in Brazil.

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Lack of transparency: Throughout the region, conflicts of interest between insurers and providers result in poor client experience: asymmetries of information lead insurers to provide low or no coverage and demand high copayments to minimize costs, while hospitals and doctors frequently perform unnecessary procedures to maximize revenue. Patients thus face opaque cost structures and uncertain outcomes.

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Fragmentation and lack of coordination: The provider landscapes for healthcare services are often fragmented, with many independently owned hospitals and clinics, independent practitioners and overlapping and uncoordinated diagnostic labs, imaging providers and other services, leading to poor patient experiences, deficient medical outcomes and high costs due to lack of scalability. Patients are often forced to maneuver through various systems to receive care that could otherwise be provided by one provider. Patients also struggle to receive consistent and reliable healthcare services, as providers typically lack standardized and protocolized practices.

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Limited investments in technology: Digital solutions are critical to scaling healthcare delivery in the region, yet they represent only a small fraction of capital invested into emerging technologies in the region. The number of OECD countries that have implemented electronic medical records (“EMRs”) has increased over time, where on average, 93% of primary care practices use EMRs across 24 OECD countries in 2021. Additionally, most patients are able to view and interact with their information on EMRs as well as to access to teleconsultations or video-conferencing. In Mexico, the largest country where we operate by GDP, the percentage of primary care practices that use EMRs does not reach more than 40%.

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Differing regulatory frameworks: Across the region, multiple frameworks add an additional layer of complexity as they provide private companies with widely different incentives and margins of action. However, we believe that the regulatory frameworks in our markets are conducive to further growth for regional integrated players as they have a similarity of investor-friendly features, welcoming imported best-practices, therefore allowing us to establish standardized protocols and practices that allow us to manage and control costs.

Our Competitive Strengths

Our key strengths closely reflect the Auna Way and include:

Vertical integration in Peru provides effective patient outcomes and experiences at an affordable cost and empowers our users to be in control of their own health journeys

We believe our vertically integrated approach in Peru allows us to offer a large part of the populations we serve access to healthcare plans (from traditional insurance products to mono-risk coverage of certain complex diseases and to service packages) that produce excellent patient outcomes and foster a seamless patient experience. Given that these plans are integrated to our horizontally integrated network, we believe they provide patients with confidence in the quality of patient experience and medical treatment they will receive as well as cost predictability. We believe this is a competitive advantage, in particular when compared to the baseline in the SSLA market, where patient options are often affected by market fragmentation, lack of industry standards and providers whose incentives are not aligned with the goals of their patients.

Through our Oncosalud network in Peru, we operate Latin America’s only fully vertically integrated oncology program where coverage and virtually all diagnostic and treatment services are provided by a single company. Oncosalud had over 958,000 memberships as of September 30, 2023 and a market share of 29.3% as of June 30, 2023, making it the top healthcare plan operator in Peru, according to SUSALUD, a position it has consistently maintained over the last decade. Our vertical integration has allowed us to be highly efficient while also providing effective patient outcomes, as evidenced by Oncosalud’s 51.7% MLR as of September 30, 2023 and 74% 5-year cancer survival rate for the cohort of patients diagnosed between 2006 and 2016. Our plan members include healthcare consumers who do not have any other healthcare coverage, members who are covered by EsSalud but want supplemental coverage for cancer and individuals who have healthcare coverage from another private payer but want access to our leading expertise in oncology and our integrated care platform. We believe our prepaid oncology plans meet an important need in the Peruvian market, where the vast majority of the population either lacks health insurance or is reliant on the public sector for healthcare coverage.

We believe that our ability to offer a vertically integrated plan, which can be sold as oncology mono-risk coverage or as part of a general healthcare plan that is integrated into our horizontal network, provides a desirable alternative in the Peruvian market to consumers who seek to replace or supplement their other existing private or public healthcare coverage, as evidenced by the growth in our Oncosalud membership from 266,000 in 2008 to over 958,000 as of September 30, 2023 and the growth of our general healthcare plan members from launch to over 285,000 as of September 30, 2023. Further, our ability to offer standardized care across our network through an integrated solution that covers all aspects of patient care (from preventative care to treatment) in contrast to the fragmented services that are offered by our competitors, combined with the efficiencies from vertical integration, allow us to more competitively price our plans and deliver a more seamless experience to our customers and what we believe are superior medical outcomes.

In 2019, we expanded our portfolio to include selected general healthcare plans aiming to provide first-class services at more competitive prices than traditional insurance plans, leveraging our highly successful oncological model. As of September 30, 2023 we had a total of over 285,000 memberships for our general healthcare plans, which represented a 4.6% market share as of June 30, 2023, according to SUSALUD. Just in the first nine months of 2023, net additions to our membership base of the selected general healthcare plans reached over 87,000 new memberships or a growth of 44% in just nine months. We believe we can leverage our deep expertise and extensive know-how developed in Peru across other similarly situated regions, particularly in Mexico.

Horizontally integrated regional healthcare networks provide excellent outcomes, seamless patient experiences and significant network-level efficiencies

We believe our horizontally integrated approach allows us to produce excellent patient outcomes and foster a seamless patient experience. Across our integrated network of facilities, we are able to care for our patients in an efficient and coordinated way. For example, the medical providers, including physicians and other medical staff, in our healthcare network access the same patient health records. We have also established a variety of standardized protocols for treating particular diseases based on internationally recognized standards and medical practices, which we are in the process of rolling out across our facilities. We hold regular meetings with medical providers, including physicians and other medical staff, in our healthcare network to educate them on these protocols and encourage their use. This allows us to work at any time with the information for each patient, at each stage of their treatments, and enables seamless transitions across sites of care within the Auna network. Our integrated approach also allows us to pursue high-quality healthcare while taking a long-term, value-based approach to care, which in turn allows us to provide care at competitive costs. Given that we are the principal payers for the patients that benefit from this integration, we promote preventative medicine and practice longitudinal population health management. We can closely monitor and anticipate patient health requirements, then offer patients expedited treatment to achieve excellent medical outcomes. By covering all our patients’ healthcare needs in a preventative and coordinated manner, we enhance customer satisfaction and clinical outcomes, which drive positive brand awareness, resulting in greater customer loyalty and demand for our services.

In addition to providing what we believe are high-quality patient outcomes and experiences, our healthcare network provides us with multiple network-level efficiencies that we believe would be difficult for competitors to replicate. We operate one of SSLA’s largest healthcare platforms, which we believe is the only platform with a truly regional footprint. Due to our high-quality care and scale, we have become a “must carry” provider for major private health insurers in the three countries where we operate, meaning that including our Auna Mexico, Auna Peru and Auna Colombia facilities in their in-network coverage has become important for their plans to be competitive within their markets. This provides increased negotiating power with third-party payers, particularly private insurance companies and other healthcare payers. We also have the ability to reduce costs through the negotiation of favorable rates for the procurement of medicines and medical equipment and through the ability to make long-term investments in technology systems, data analytics and research on a centralized basis. The scale and quality of our network also allows us to attract the best doctors and management talent in the market. However, if we are unable to maintain the scale of our network and the demand for high-quality care, we may lose the benefits of our competitive position and negotiating power. See “Risk Factors—Risks Relating to Our Business—We face competition in fragmented markets like Mexico, Peru and Colombia, from our current competitors and other competitors that might enter the sector.”

Standardization of best practices across our networks through information sharing and normalized protocols

Our strategy continues to result in the roll-out of standardized protocols across medical, operational and administrative areas of our business. This strategy is further enhanced through our digitalized and integrated information systems. We have developed robust reporting processes to track treatment stages and outcomes across these areas and are able to share best practices across our networks to improve outcomes. We have implemented over 1,300 protocols and over 450 standardized clinical practice guidelines. Our doctors and patients have access to a cross-border, comprehensive network of medical expertise. For example, we are able to share the more than 30 years of experience and know-how that Oncosalud possesses with IDC and Oncomédica in Colombia. Likewise, Oncosalud has greatly benefitted from IDC’s and Oncomédica’s impeccable track-record as one of the top cancer care institutions in Colombia. These types of collaborations provide us with formidable oncology capabilities in the region.

Premium clinical capabilities at all levels of complexity, with emphasis on high-complexity

We operate 15 hospitals with 2,301 beds and 16 outpatient, prevention and wellness facilities across Mexico, Peru and Colombia, including three hospitals specializing in oncology. While we provide services at all levels, our facilities specialize in medium and high-complexity medical services, such as oncology, cardiology, neurology, trauma and organ and bone-marrow transplants. We estimate that 53%, 56% and 57% of total revenue from contracts with customers related to surgical procedures from the Auna Mexico network, Auna Peru network and Auna Colombia network is derived from high-complexity related specialties, respectively. The flagship hospital in our Auna Peru network, Clínica Delgado, which has a Diamond accreditation from Accreditation Canada International (“ACI”), is one of only two private hospitals in the country that are licensed to perform organ transplants and owns a well-equipped neonatal intensive care unit and maternity wards. Our flagship hospital in our Auna Colombia network, Clínica Las Américas, is a private hospital in Medellín specialized in high-complexity services, including oncology, cardiology and bone-marrow transplants and was ranked as the 10th best hospital in Colombia in América Economía’s 2021 Best Hospitals Ranking. Our flagship hospital in our Auna Mexico network, Doctors Hospital, is a private hospital in Monterrey specializing in high-complexity services, was ranked among the top five hospital networks in northern Mexico for oncology, cardiology, heart surgery and gastrointestinal surgery by Fundación Mexicana para la Salud in 2023. Our premium clinical capabilities are central to the strength of our reputation and our brand, our “must carry” status with health insurers, our ability to attract the best doctors and, most importantly, our ability to provide high-quality care to our patients and plan members. While we are strongly committed to maintaining high-quality care and offering state-of-the-art equipment, any failure to provide these capabilities may have an adverse effect on our business. See “Risk Factors—Risks Relating to Our Business—If we are unable to provide high-quality, advanced care for a broad array of medical needs, demand for our healthcare services may decrease.”

Successful inorganic and organic growth

Establishing scale in each of our markets has been a key component of our success to date, and we believe increasing our overall network scale will increase our efficiency and competitiveness in the future. We have built our healthcare network through a combination of organic facilities and through acquisitions of other facilities, and we continue to routinely evaluate acquisition and investment opportunities that are aligned with our strategic goals. We have leveraged our deep experience and proven track record to create a replicable “playbook” that we believe we can use to continue to successfully expand our reach. When we enter a new market, we employ our “land, expand and integrate” strategy, focusing on targets that allow us to immediately acquire a significant market share. This allows us to have scale in the new markets where we operate, providing significant benefits, such as bargaining power with suppliers and insurance companies.

When we acquire or build new facilities, we invest in standardizing the layout, equipment and operations. While integrating new facilities into our networks, whether organic or inorganic, comes with its challenges, such as increased costs from new organizational structures, changes or upgrades in processes and information systems, changes to our operating model, building and maintaining our brand’s reputation and financing such acquisitions, we have a dedicated integration team with more than ten years of experience, which works to implement best practices. The successful execution of organic and inorganic initiatives has allowed us to increase the number of beds in our networks on an aggregate basis from 112 in 2012 to 2,301 as of September 30, 2023. A substantial majority of our revenue growth since 2019 is attributable to acquisitions. However, there can be no assurance that any future acquisitions that we make will be beneficial to our business. See “Risk Factors—Risks Relating to Our Business—Any acquisitions, partnerships or joint ventures that we make or enter into could disrupt our business and harm our financial condition.”

Comprehensive digital platform with robust data and technology architecture that enables us to deliver immediate, digitally enabled end-to-end patient experiences

We take a technology-intensive approach to healthcare to improve access and affordability. We have built an integrated Hospital Information System (“HIS”) and Healthcare Plan Core System (“HCP Core”) upon which the operations of our healthcare network and healthcare plan businesses respectively are run. The HIS and HCP Core systems are composed of commercially available and proprietary modules integrated via a reliable and scalable middleware, providing us with fundamental capabilities to securely exchange data throughout our system, enhance cost-efficiency, monitor and manage our activities, provide interfaces with our healthcare and administrative professionals and, through web enabled and smartphone apps, provide a portal for our patients and plan members. A central element of our HIS is our EMR system, which has been implemented across Peru and is being implemented in Colombia and Mexico. Because our technology is an integral part of our operations, any failure of our core information platforms to function properly could adversely impact our business. See “Risk Factors—Risks Relating to Our Business—A failure of our IT systems could adversely impact our business.” In addition to our core information platforms, we have developed the Auna App, which provides our members and patients in Peru with secure access to certain information in our system and an immediate, convenient and personalized way to manage all their healthcare needs. The Auna App allows patients and members to purchase healthcare plans, book and pay for medical appointments, check their medical records, receive reminders for upcoming appointments and procedures and obtain medical prevention tips, among other capabilities.

Solid financial growth backed by strong operating fundamentals

We believe that the quality of our services, the scale of our networks and our focus on cost efficiency has allowed us to achieve market-leading financial performance, even as the Peruvian, Colombian and Mexican economies have experienced moderate growth levels as compared to the previous decade. On a consolidated basis giving effect to our acquisitions in Colombia and Mexico, in the nine-month period ended September 30, 2023, we generated revenue of S/2,855.0 million (US$752.7 million), profit of S/5.1 million (US$1.4 million), profit margin of 0.2%, EBITDA of S/614.3 million (US$162.0 million) and EBITDA Margin of 21.5% as well as Adjusted EBITDA of S/611.6 million (US$161.2 million) and Adjusted EBITDA Margin of 21.4%. Our EBITDA Margin for the nine months ended September 30, 2023 was 21.5%, which compares with that of other Latin American industry players such as Médica Sur at 23.5%, DASA at 17.4%, Rede d’Or at 13.9% and Hapvida at 9.7%, and with the average margins of comparable companies in Asia at 14.4%, Europe at 9.3% and the United States at 6.5%. Revenue and Adjusted EBITDA represented an increase of 73.3% and 137.9%, respectively, compared to the nine-month period ended September 30, 2022. We believe our gross margin, which was 37.1% for the nine-month period ended September 30, 2023, solidly places us among the most profitable healthcare network operators in South America, including those in countries with more advanced healthcare systems such as Brazil and Chile, based on gross margins published by other publicly traded healthcare companies in South America, including Médica Sur at 36.4%, DASA at 30.6%, Hapvida at 24.8% and Rede D’Or at 23.7% and by comparable companies in Asia averaging 29.6%, the United States at 19.4% and Europe at 15.5%. This growth, however has come with significant increase in our indebtedness from S/3,511.6 million as of December 31, 2022 to S/4,049.3 million as of September 30, 2023, as adjusted to reflect the Exchange and the Term Loans. For further information, see “Summary—Recent Developments—Exchange and Term Loan.” See “Risk Factors—Risks Relating to Our Business—Our significant indebtedness could adversely affect our financial health, prevent us from fulfilling our obligations under our existing debt and raise additional capital to fund our operations and limit our ability to react to changes in the economy or the healthcare industry.” Our EBITDA Margin may not be comparable to that of other companies; for further information see “Presentation of Financial and Other Information—Non-GAAP Financial Measures.”

Management team, board of directors and shareholders with industry know-how and strategic vision

We believe that the combined strengths and proven experience of our management team, board of directors and shareholders have succeeded in making Auna one of the premier companies in the healthcare industry in SSLA. In addition, we believe the track record and depth of knowledge of our management team provide us with a distinct competitive advantage. Together these executives bring a wealth of expertise in our three national markets and provide broad experience to our pan-regional integrated business. Our seasoned board of directors has more than 200 years of cumulative experience, providing us with a set of diverse and complementary capabilities. Our board of directors currently features four independent members with a diverse range of expertise in healthcare, law, investment banking, digital, and sales and marketing. Moreover, Auna has recently announced the implementation of a new organizational structure that will focus on scaling and integrating its established regional capabilities in medical resolution and patient experience.

Our controlling shareholder, Enfoca, is one of Latin America’s foremost investment firms and has a proven track record of more than 16 years as an active investor in private equity, contributing to our and other consumer-facing companies’ growth in the region. Enfoca has introduced strategic initiatives aimed at accelerating growth, enhancing profitability, fostering innovation, developing talent, increasing efficiencies and implementing best-in-class corporate governance practices that we believe position us well for sustainable long-term growth. In addition, Enfoca actively participates in many of our management-level committees, including our executive, buy & build, and human talent committees and helps drive the execution of our growth strategy. We believe that our controlling shareholder’s continuing support, engagement with management and long-term vision for growth gives us a competitive advantage, notwithstanding the potential conflict of interest it may also present. See “Risk Factors— Risks Relating to the Offering and Our Class A Shares—Following the completion of the offering, Enfoca, our controlling shareholder, will own approximately 72.9% of our class B shares and certain of our officers and a majority of our directors may be employed by or otherwise affiliated with Enfoca, which could give rise to potential conflicts of interest with them and certain of our other shareholders.”

Potential Conflicts of Interest

While Enfoca’s engagement with us is expected to provide a competitive advantage, it may also present potential conflicts of interest. Our President, Jesús Zamora León, and a majority of our directors, including Jesús Zamora León, Jorge Basadre Brazzini, Leonardo Bacherer Fastoni, Andrew Soussloff and John Wilton, may be employed by or otherwise affiliated with Enfoca as directors on its board of directors. Such employment relationships and affiliations could give rise to potential conflicts of interest when a director or officer is faced with a decision that could have different implications for the two companies, including decisions with respect to the desirability of changes to our business and operations, funding and capital matters, regulatory matters, agreements with Enfoca, board composition, employee retention or recruiting, labor, tax, employee benefits, indemnification and our dividend policy and declarations of dividends, among others.

Our Future

To achieve our mission, we rely on the following key strategies, which combine complementary medical, cultural and operational strategies:

Increase, improve and enhance access to our healthcare services, widening the coverage scope and geographic footprint of our health plans and service packages

We believe we have a substantial competitive advantage through the breadth of our healthcare plan offering, as it provides us with unique cost efficiencies and allows us to prioritize patient outcomes, and we plan to use our extensive expertise managing these populations to enhance our service package effort, tailored to the needs of insurance companies and other payers that are seeking to outsource these capabilities to best serve the populations under their command.

In healthcare plans in Peru, we have a long track record of providing oncology plans with a vertically integrated model where we are both insurer/payer and provider of treatment in our own facilities, achieving excellent medical outcomes and also attractively low MLRs. In 2019, we expanded the scope of our healthcare plans by launching general healthcare and specialized plans in Peru, which provide our members with more flexibility than traditional insurance programs supported by our high-quality care at accessible prices, and have grown our membership base in those plans to over 285,000 as of September 30, 2023. Just in the last nine months, our membership base grew 44.4%. We believe there is ample opportunity for additional growth in these plans in Peru.

Through the acquisition of OCA in Mexico, we obtained the leading oncology services provider in the Monterrey area and with the acquisition of Dentegra, we have a platform that will facilitate rolling out general and specialized, including mono-risk, healthcare plans in Mexico that can be vertically integrated with our hospitals and other facilities. Dentegra has an ample distribution network and membership base of over 2.7 million, significant regulatory and commercial relationships, and a nationwide health insurance license, which we believe will allow us to accelerate our time-to-market to roll out oncological healthcare plans in the country in 2024. We plan to apply the know-how and experience obtained with Oncosalud to introduce oncology plans to the large and underserved Mexican market, providing the benefits of this specialized and affordable coverage to a broad market and unlocking a substantial growth opportunity to Auna. However, we face several challenges in adapting the Dentegra platform, which is currently focused on dental and vision plans, to offer oncology plans to the Mexican market. In particular, we must upgrade the IT systems that support the Dentegra platform to make them compatible with our oncology business. We must also develop capabilities that facilitate direct-to-consumer sales in Mexico (including digital and marketing channels), as the Dentegra model is currently focused on business-to-business sales. Further, we must implement certain controls related to insurance claims, which are expected to replicate our existing model in Peru.

We engaged Aditum Consulting Group S.A.S de C.V. (“Aditum”) to conduct an analysis of the market opportunity for our oncology plans in Mexico. Aditum provided a report (the “Aditum Report”) on March 27, 2022. Based on the Aditum Report, we have identified a total addressable market for our oncology plans in Mexico of between 10.8 million and 14.5 million potential memberships. Such total addressable market is calculated based on the following three groups of individuals identified in the Aditum Report as the main potential members for our oncology plans in Mexico: (i) uninsured individuals (defined as individuals without a healthcare plan covering large medical expenses and with a medium to high socioeconomic level), which the Aditum Report estimates as 7.9 to 9.7 million individuals, (ii) insured individuals with potential to switch healthcare plan providers (defined as those with an individual healthcare plan, who are over 40 years old and with a medium to high socioeconomic level), which the Aditum Report estimates as 1.6 million individuals, and (iii) insured individuals with potential to supplement their existing healthcare plans (defined as those covered under a group healthcare plan with individual coverage of less than MXN 3 million and with a medium-low to high socioeconomic level), which the Aditum Report estimates as 1.3 to 3.2 million individuals. For additional information on the calculation of this total addressable market, see “Risk Factors—Risks Relating to Our Business—Our estimated total addressable market for our oncology plans in Mexico is subject to inherent challenges and uncertainties.” Launching new products requires upfront investment and comes with the risk that the products do not satisfy consumers’ changing preferences. However, we believe that with plans that are similar to those refined by Oncosalud in Peru over many years, we will be able to capture a significant membership base among the underserved Mexican population and add to Auna Mexico the vertically integrated arm of the business, similar to our operations in Peru. Initially, we will focus on launching in Monterrey, which will allow us to test patient experience and claims management models for the Mexican market in a region with which we have familiarity, and where we have a significant presence and facilities. We plan to launch through in-hospital sales, telemarketing, digital sales, e-commerce, and B2B. If the launch in Monterrey is successful, we will focus on rolling out the plans in other major cities and eventually throughout Mexico within an integrated model to capture what we believe is a significant market opportunity. However, there can be no assurance that any product launches will be successful. See “Risk Factors—Risks Relating to Our Business—We may not be able to successfully integrate our acquired operations or obtain the expected benefits from such acquisitions.”

Focus on being the premier provider of high-complexity services in our regional markets

Through the breadth of our networks, high-end medical equipment and world-class medical staff, we are able to be a one-stop shop for our patients, providing diagnostic laboratory, imaging and pharmacy services within our own network of facilities in addition to our inpatient, outpatient and telehealth services. With our unified technology platform and the standardized information it provides across facilities, we are also able to provide patient care at any of our facilities and to optimize our facilities for different levels and ranges of service capabilities. For example, if a patient typically receives healthcare at one of our lower complexity facilities, but needs a high-complexity service, we can access their medical records at another facility that is able to provide the high-complexity service and involve our higher-complexity facility and staff in ways that range from remote consultation and interpretation of diagnostics and imaging to having the patient travel to our high-complexity facility for specific treatments. However, in order to do so, we are necessarily reliant on our information technology systems. See “Risk Factors—Risks Relating to Our Business—A failure of our IT systems could adversely impact our business.” Our network approach to managing assets and capabilities allows us to cover nearly every medical situation, increase our high-complexity services through low-complexity services and still provide efficient service across our network. We intend to place a greater focus going forward on establishing regional strategic Centers of Excellence, similar to the Oncological Center of Excellence we currently have, for other high-complexity medical specialties and practices and differentiating the role that each of our facilities has within our healthcare network. We also plan to orient our flagship facilities, particularly Doctors Hospital in Mexico, Clínica Delgado in Peru, and Clínica Las Américas in Colombia, as well as selected facilities in smaller cities, towards higher levels of utilization for the high-complexity procedures and treatments in which we excel, which we believe will drive margin expansion.

Continue our patient-centric and value-based approach to healthcare delivery

We believe we have a unique patient-centric culture that focuses on proactive interactions with our plan members and patients to promote health objectives, including through innovative uses of technology, with the goal of fostering life-long relationships with them. We support our patients’ and members’ life journeys of health and diseases, from prevention to early detection, to early treatment, to disease management and recovery. Our patient-centric culture rests on three key elements, (i) proactive and early detection of illnesses, (ii) emphasis on healthy living and health awareness through general and individual communications with our healthcare plan members and our healthcare network patients and (iii) the integrated digital and in-person delivery of services and information using online and face-to-face tools to improve and streamline our members’ and patients’ healthcare experiences and medical outcomes. We intend to continue enhancing the plan member and patient experience using these tools and promoting further adoption of innovative means of interaction in the future.

In our healthcare plans segment in Peru, we perform more than 129,000 preventive check-ups on a yearly basis, targeting members we identify as higher risk using our extensive population history and our data analytics capabilities. Early detection and treatment are critical to achieving optimal medical outcomes, particularly with progressive diseases such as cancer. Early treatment also has a much higher rate of success and typically at a lower cost both in monetary terms and in terms of the physical and mental toll that treatment imposes on the patient. Early detection also strengthens our connection with each patient and enhances the likelihood that we will be the provider of choice for that patient for other services over time and for their friends and family. Incorporating best practices learned in over 30 years of experience in Oncosalud, we are also increasing our emphasis on healthy lifestyle habits, regular medical check-ups and other prevention and early detection services in our Auna Mexico, Auna Peru and Auna Colombia healthcare networks. Through this approach, we are well-positioned to detect and treat disease early and improve medical outcomes. Oncosalud’s industry-leading 5-year survival rate and MLR levels are a testament to the success of our approach.

We complement our preventive medicine efforts by aiming to provide a seamless and integrated experience across different services and facilities, offering our patients timely information about their policy through digital means and providing immediate and convenient telehealth solutions, which in addition to improving our patients’ experiences, allow us to stand-out against our competition.

Leverage our technology platform and expand the use of digitally enabled solutions to improve our patients’ and members’ healthcare experiences and medical outcomes while optimizing efficiency and cost control

Our investments in technology allow us to provide standardized information in a timely and accessible manner to our healthcare practitioners which eases the burden on and promotes the effectiveness of our healthcare, management and administrative staff, and in turn enables us to provide efficient service at lower cost. For example, we were the first medical group in Peru to launch an EMR system that is accessible to doctors and staff throughout our network. The EMR system is a core component of our overall HIS, which is now in place in all of our hospitals in Peru and Colombia, and which we plan to implement in Mexico. We intend to expand our HIS to the Auna Colombia and Auna Mexico networks as well.

In addition to HIS and HCP Core, we also have introduced a telehealth platform that provides virtual diagnostic and treatment services, the Auna App that enables our plan members and patients to easily access their medical information, interact with us, schedule and pay for appointments, access their medical records, view results of their diagnostic tests and contact us in a convenient manner. We have also introduced a digital pharmacy, which is interconnected to our digital capabilities and remote appointments.

In addition to reducing administrative burdens and costs, these investments allow us to offer our patients a comprehensive, end-to-end healthcare solution in an immediate and timely manner, reducing waiting times for beds and consultations and seamlessly integrating digital solutions with top-of-the-line in-person services, thus providing a fluid customer experience throughout our network.

We plan to continue investing in technology and promoting digital adoption among our members and patients to enhance their healthcare experience and to strengthen our connection with patients after they have left our direct care.

However, any failure of our technology platform could materially disrupt these goals, and our ability to manage clinical information and patient data. See “Risk Factors—Risks Relating to Our Business—A failure of our IT systems could adversely impact our business.”

Expand our networks through organic and inorganic growth

The scale of our integrated healthcare networks in Mexico, Peru and Colombia is central to our success – it increases our brand awareness, allows us to achieve cost and other efficiencies at the network level and improves our bargaining power with third parties, including third-party payers and suppliers of medicines and medical equipment, as well as top-notch medical personnel. As a result, our scale provides us with the resources to continually improve the quality and breadth of our healthcare services. Due to the relatively low penetration of healthcare services in the countries where we operate, deficits in medical capacity and the generally poor quality of most public and many private healthcare alternatives, we believe there is significant room for growth. We intend to continue growing our current business by filling out current available capacity, investing in our business and adding facilities to each of our networks to address additional market needs and grow our business. Our goal is to have a presence in most or all of the major urban centers in the countries in which we operate and in doing so increase our patient and membership universe. Although we have a well-established presence in Lima and other large cities in Peru, there are several cities in Peru where we do not currently have a presence that have sufficient potential demand to be attractive markets to enter. In Colombia, we currently operate in the Medellín metropolitan area as well as in the northern cities of Barranquilla and Montería and will continue to assess opportunities to establish a presence in several of Colombia’s other major cities. In Mexico, we currently operate healthcare network facilities in the Monterrey metropolitan area, the most prosperous city in Mexico. In addition to the significant structural similarities between the Mexican and Peruvian healthcare sectors, Mexico represents a transformative market opportunity for us. Mexico’s market is over twice the size of the Peruvian and Colombian markets combined, while being even more underserved. Mexico has attractive demographic and macroeconomic tailwinds that result in significant growth prospects and in particular Monterrey and the north of Mexico, have been strongly benefitting from the ongoing nearshoring, increasing GDP per capita in the region and healthcare demand. We will seek to add facilities to our Mexican network that meet our standards of quality in terms of expertise of available medical staff, modern infrastructure that enables efficient operation and ease of access for patients and plan members in terms of location, both organically and inorganically. This expansion is likely to result in increased operating costs, which may or may not be offset by an increase in revenue. Moreover, while we believe there is significant room for growth in each of our markets, we have historically funded our acquisitions and inorganic growth by issuing debt. If we are unable to meet our obligations or issue additional indebtedness in the future, our ability to expand our networks may be affected. See “Risk Factors—Risks Relating to Our Business—Our operating results may be adversely affected if we are not able to estimate and control healthcare costs, or if we cannot increase our prices to offset cost or expenditure increases, at our hospitals and clinics and with respect to our healthcare plans” and “Risk Factors—Risks Relating to Our Business—Our significant indebtedness could adversely affect our financial health, prevent us from fulfilling our obligations under our existing debt and raise additional capital to fund our operations and limit our ability to react to changes in the economy or the healthcare industry.”

Continue to strengthen our strong clinical and research platform and capabilities and attract and retain top medical professionals

We believe that demand for our services is driven by our ability to offer high-quality healthcare services that produce first-class medical outcomes. We are able to achieve this through the combination of top-notch facilities that meet our patients’ needs with a strong academic, scientific and clinical research backbone. We plan to continue to expand our intellectual capabilities and practical experiences, and with this, to consistently feed our standardization procedures and protocols, which further improve medical outcomes and increase the demand for our services, closing the loop in a self-learning and scalable cycle of excellence. We will persistently leverage our scale to attract human capital across the whole organization including best-in-class doctors and other medical professionals. However, in light of historical shortages of such personnel in our markets, we may not be able to find sufficient medical professionals to achieve our desired level of service. See “Risk Factors—Risks Relating to Our Business—Our performance depends on our ability to recruit and retain quality medical professionals, and we face a great deal of competition for these professionals, which may increase our labor costs and negatively impact our results of operations.”

Our intellectual platform is expected to be further strengthened by Auna Ideas, our non-profit biomedical and innovation engine. Auna Ideas currently operates seven accredited clinical research sites in the region, monitors more than 120 active trials within our networks and conducts more than 50 ongoing applied research projects. Auna Ideas has produced more than 100 peer-reviewed publications in biomedical journals in 2022, and has been distinguished as Peru’s first Oncology Research Center by the Consejo Nacional de Ciencia, Tecnología e Innovación (“CONCYTEC”), the country’s leading public scientific research institution. Furthermore, Auna Ideas’ head of biomedical innovation has been awarded the Golden Medal for his work in data science in radiology by the American College of Radiology.

Auna Ideas is complemented by the premier research capabilities of our Auna Colombia network oncology-focused hospitals: IDC physicians are regular contributors to some of the medical profession’s top journals, such as The Lancet and the Journal of Clinical Oncology, while Oncomédica has been the recipient of multiple research awards in the recent past distinguishing it as one of the top cancer care institutions in Colombia.

We also utilize Auna Ideas as an online platform for continuous medical education throughout our markets. Auna currently offers laparoscopic surgical training in simulation centers in collaboration with Johnson & Johnson, and it has been designed as an International Training Center for Cardiopulmonary Resuscitation by the American Heart Association.

Corporate Structure

A simplified organizational chart showing our corporate structure is set forth below.

(1)

In connection with the Sponsor Financing, our shareholders created Heredia Investments, which received the proceeds of the Sponsor Financing. The proceeds were used for a capital contribution to our subsidiary, Auna Salud S.A.C., in October 2022 to fund, in part, our purchase of Grupo OCA. Heredia Investments currently holds a 21% interest in Auna Salud S.A.C. directly.

Recent Developments

Exchange and Term Loan

On December 18, 2023, we issued US$253.0 million aggregate principal amount of 10.000% Senior Secured Notes due 2029 (the “2029 Notes”) in exchange for $243.4 million aggregate principal amount of 2025 Notes (the “Exchange”), which were cancelled upon the Exchange. We did not receive any cash proceeds from the issuance of the 2029 Notes. In addition, on November 10, 2023, we entered into a credit and guaranty agreement (the “Credit Agreement”) under which we borrowed, on December 18, 2023, term loans in an aggregate principal amount of US$550.0 million (or its equivalent in Mexican pesos) (the “Term Loans”). We applied the net proceeds from the Term Loans to repay approximately US$533.7 million of obligations under outstanding indebtedness, including repayment in full of the 2028 Notes (as defined herein), and certain costs and fees related to the transactions. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Unaudited Preliminary Results for the Year Ended December 31, 2023

The following estimated results are based on preliminary information and are subject to change following completion of the year-end review process for the year ended December 31, 2023, and other developments arising between now and the time such financial results are finalized. These estimates should not be relied upon as fact or as an accurate representation of future results. Actual results remain subject to the completion of management’s final reviews and our other financial closing procedures, as described below. For example, during the course of the preparation of the respective financial statements and related notes, additional items that would require adjustments to be made to the preliminary estimated financial information presented below may be identified. There can be no assurance that these preliminary estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding these risks and uncertainties, including other factors that could cause our preliminary estimates to differ from the actual financial results that we will report for the year ended December 31, 2023. No independent auditors have audited, reviewed, compiled or performed any procedures with respect to the preliminary financial information.

	Year Ended December 31,
	2023					2022
	Low	High	Low		High	Actual
	(in millions of US$)(1)		(in millions of soles)
Total revenue from contracts with customers	US$	US$	S	/	S/	S/	2,451.6
Operating profit	US$	US$	S	/	S/	S/	254.6

(1)	Calculated based on an exchange rate of S/3.7930 to US$1.00 as of September 29, 2023. See “Presentation of Financial and Other Information—Currency Translations.”

We estimate that total revenue from contracts with customers for the period will be within a range of S/             million and S/             million for the year ended December 31, 2023, representing an increase of S/             million, or         %, from S/2,451.6 million for the year ended December 31, 2022. This estimated increase is partly attributable to our acquisitions of IMAT Oncomédica and Grupo OCA, made on April 2022 and October 2022, respectively. Furthermore, this estimated increase is also attributable to a higher number of general healthcare plan members and an increase in the number of patients treated in our network in Peru and Colombia, as a result of the normalization in the level of activity in the healthcare sector after the COVID-19 pandemic and the ramp-up of demand in Clínica Chiclayo and Clínica del Sur.

We estimate that operating profit for the period will be within a range of S/             million and S/             million for the year ended December 31, 2023, representing an increase of S/             million, or         %, from S/254.6 million for the year ended December 31, 2022. This estimated increase is partly attributable to our acquisitions of IMAT Oncomédica and Grupo OCA, made on April 2022 and October 2022, respectively. Furthermore, this estimated increase is also attributable to a significant growth in our Healthcare Services in Peru segment due to an increase in the number of patients treated at our facilities and an increase in average revenue per patient relative to their treatment cost.

Although we are able to provide ranges for total revenue from contracts with customers and operating profit, due to the preliminary nature of our estimated results which are subject to the completion of management’s final reviews and our other financial closing procedures, we are unable to provide ranges for net income at this time. However, on a qualitative basis, we expect net income will             .

Acquisition of Partial Minority Interest in IMAT Oncomédica

In connection with our acquisition of 70% of the shares of IMAT Oncomédica in April 2022, we agreed to a put/call option relating to 18% of one of the sellers’ remaining interest in IMAT Oncomédica, along with certain earn-out obligations. We are in the process of negotiating an arrangement (the “IMAT Oncomédica Arrangement”) whereby the seller would receive class A shares that represent 1.8% of our outstanding shares on a fully diluted basis in September 2024 in exchange for (i) the seller’s 18% interest in IMAT Oncomédica and (ii) extinguishment of our earn-out obligation with that seller.

Corporate Information

Our principal executive offices are located at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg. Our telephone number at this address is +51 1-205-3500.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is http://aunainvestors.com. The information contained in, or accessible through, our website is not incorporated by reference in, and should not be considered part of, this prospectus.

Summary of Risk Factors

As we have noted above, our competitive strengths and key strategies are subject to significant challenges, risks and limitations that could harm our business and/or materially impair our ability to execute our strategic plans. We must continue to attract and retain highly qualified doctors and medical professionals, invest in state-of-the-art medical equipment and devices at our facilities, and access high-quality medicines. We must be able to obtain all necessary permits, licenses and approvals, overcome engineering and construction problems, and resolve disputes with contractors and subcontractors, among other matters, to facilitate our organic growth. We must successfully integrate the operations of the facilities and healthcare plans we acquire and overcome challenges related to such integration, including those related to increased costs from new organizational structures, changes or upgrades in processes and information systems, changes to our operating model, building and maintaining our brand’s reputation and financing such acquisitions. We must accurately estimate and control healthcare costs, including the corresponding prices of our plans and services to offset such costs. We must comply be able to service our significant indebtedness and comply with the restrictive covenants under the agreements governing our debt instruments. Further, we must successfully navigate the risks of operating in Mexico, Peru and Colombia, including the extensive legislation and regulations we are subject to in these jurisdictions.

As further detail, we are subject to the following risks:

•	our brands’ reputation among our plan members, patients, the medical community and our suppliers in the regions in which we operate;

•

our ability to estimate and control healthcare costs, or if we cannot increase our prices to offset cost increases or expenditure increases, at our hospitals and clinics and with respect to our oncology plans;

•	our relationships with third-party payers;

•	our significant reliance on our IT systems and the potential consequences of a failure of such systems;

•	our ability to provide high-quality, advanced care for a broad array of medical needs to maintain and expand our markets;

•	our ability to maintain sufficient funds to settle current liabilities;

•	competition in fragmented markets like Mexico, Peru and Colombia;

•	our ability to recruit and retain quality medical professionals;

•	our relationships with unaffiliated physicians in Mexico;

•	acquisitions, partnerships or joint ventures that we make or enter into;

•	our ability to integrate our acquired facilities or obtain the expected benefits from such acquisitions;

•	our ability to collect rent payments from third-party physicians in Mexico and such tenants’ ability to make those payments;

•	our ability to execute our organic growth plan, which includes the construction of additional hospitals and clinics as well as expansion of our existing facilities;

•	our internal control over financial reporting;

•	our ability to continue growing our business at historical rates;

•	our reliance on a limited number of suppliers of medical equipment, medicines and other supplies needed to provide our medical services;

•	our compliance with extensive legislation and regulations, including privacy laws in Mexico, Peru and Colombia;

•	our ability to obtain registrations, authorizations, licenses and permits for the establishment and operation of our hospitals and clinics;

•	our ability to develop and commercialize new products and services under Oncosalud;

•	our exposure to liabilities from claims brought against our healthcare professionals or our facilities;

•	our exposure to litigation and other legal, labor, administrative and regulatory proceedings to which we are subject;

•	insufficiency of our insurance policies to cover potential losses;

•	any loss of members of our senior management team;

•	our ability to maintain favorable labor relations with our employees;

•

our reliance, as a holding company, on our subsidiaries to conduct all of our operations, and the ability of our subsidiaries to pay dividends and make other distributions to us which could adversely affect our ability to pay dividends;

•	our significant indebtedness;

•	economic, social and political developments in Mexico, Peru and Colombia, including political and economic instability, regime change, violence, inflation and unemployment;

•	adverse climate conditions and other natural disasters;

•	the concentration of our operations in Lima, Monterrey and Medellín;

•	corruption and ongoing high-profile corruption investigations in Mexico, Peru and Colombia which could have an adverse effect on Mexican, Peruvian and Colombian economies;

•	developments and the perception of risk in other countries, especially emerging market countries;

•	variations in foreign exchange rates;

•	changes in tax laws in Mexico, Peru, Colombia, Luxembourg or any other relevant jurisdiction which may increase our tax liabilities;

•

disparity in the voting rights between the classes of our shares which could have an adverse effect on the value of the class A shares, and may limit or preclude the ability of certain of our shareholders to influence our corporate matters; and

•	other factors identified or discussed under “Risk Factors.”

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified exemptions from various requirements that are otherwise applicable generally to public companies in the United States. These provisions include:

•

the ability to present more limited financial data for our IPO, including presenting only two years of audited financial statements, as well as only two years of related management’s discussion and analysis of financial condition and results of operations disclosure;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

•

to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (2) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of certain of these provisions for up to five years following our initial public offering or such earlier time that we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual revenues of at least US$1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our class A shares that is held by non-affiliates exceeds US$700 million as of the prior June 30th, and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of the above-described provisions. For example, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. Given that we currently report and expect to continue to report under IFRS we have irrevocably elected not to avail ourselves of any extended transition period provided for by IFRS and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the International Accounting Standards Board. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies. References to an ”emerging growth company” in this prospectus shall have the meaning associated with that term in the JOBS Act.

Implications of Being a Foreign Private Issuer and Controlled Company

We are a “foreign private issuer” within the meaning of the rules under the Securities Act. Additionally, after the completion of this offering, Enfoca will control a majority of the combined voting power of our outstanding ordinary shares. As a result, we will also be a “controlled company” within the meaning of the NYSE corporate governance rules. Under NYSE rules, a foreign private issuer may elect to comply with the practices of its home country and not to comply with certain corporate governance requirements applicable to U.S. companies with securities listed on the exchange. We currently follow certain Luxembourg practices concerning corporate governance (which are not mandatory under Luxembourg regulations) and intend to continue to do so. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) the requirement that our director nominations be made, or recommended to our full board of directors, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process. We intend to take advantage of certain of these exemptions, and, as a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

THE OFFERING

The following is a brief summary of the terms of this offering and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our class A shares. For a more complete description of our ordinary shares, see “Description of Our Share Capital” and “Risk Factors” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

Issuer	Auna S.A.

Securities Offered	of our class A ordinary shares.

Offering Price Range	We expect the offering price will be between US$ and US$ per class A share.

Option to Purchase Additional Class A Shares	We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to additional class A shares at the initial public offering price, less underwriting discounts and commissions.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately US$ , or approximately US$ if the underwriters exercise their option to purchase additional class A shares in full. These amounts assume an initial public offering price of US$ per class A share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. We intend to use the net proceeds from this offering to repay the Sponsor Financing, the Term Loans and for other general corporate purposes. See “Use of Proceeds.”

Lock-Up Agreements	We, our directors and officers and our existing shareholders have agreed, subject to limited exceptions, not to sell or otherwise transfer any of our ordinary shares or securities convertible into, exchangeable for, exercisable for or repayable with our ordinary shares, for a period of 180 days after the date of this prospectus without the prior written consent of . See “Underwriting.”

Share Capital Immediately Following the Offering	After giving effect to the offering, we will have class A shares and 43,917,577 class B shares outstanding.

On                 our shareholders delegated to our board of directors the authority to approve one or more capital increases of up to US$        and the issuance of up to                  class A shares and up to                  class B shares. The delegation will remain in place for five (5) years from such date and will allow our board of directors to determine the timing, amount, and conditions of each such capital increase, without requiring further shareholders’ approval. This approval also included an express advanced waiver of any preemptive rights that would apply in connection with any such capital increases.

No Preemptive Rights	The class A shares sold by us in this offering will have no preemptive rights or other subscription rights. See “Description of Our Share Capital—Preemptive and Accretion Rights.”

Voting Rights	Each class A share will be entitled to one vote per class A share and each class B share will be entitled to ten votes per share.

Holders of class A shares and class B shares will vote together as a single class on all matters unless otherwise required by our articles of association or by law.

Following the completion of the offering, our class A shares will represent approximately % of our total share capital and approximately % of our combined voting power and our class B shares will represent approximately % of our total share capital and approximately % of our combined voting power, assuming no exercise of the underwriters’ option to purchase additional class A shares. In addition, following the completion of the offering, Enfoca, our controlling shareholder, will own approximately 72.9% of our class B shares, representing approximately % of the combined voting power of our outstanding ordinary shares assuming no exercise of the underwriters’ option to purchase additional class A shares. The remaining 27.1% of the class B shares will be owned by Mr. Pinillos Casabonne and the Pre-IPO Holders.

Conversion	Each class B share is convertible into one class A share automatically upon any transfer that is not a permitted transfer in accordance with the Company’s articles of association, and the board of directors may suspend the voting rights of such class B share until such class B share is converted into a class A share.

For so long as Enfoca and Luis Felipe Pinillos Casabonne hold in the aggregate 10% or more of the voting power of our issued and outstanding share capital, we will have a dual class structure. However, if, on any given date, the ordinary shares held directly or indirectly by Enfoca and Mr. Pinillos Casabonne represent in the aggregate less than 10% of the voting power of our issued and outstanding share capital, then all the class B shares will be immediately converted into class A shares with full and equal economic and voting rights as provided under Luxembourg law on a one-to-one basis and the board of directors may suspend the voting rights of any class B shares outstanding. See “Description of Our Share Capital.”

Dividend Policy	The class A shares and class B shares will be entitled to participate equally in distributions made by us, with economic entitlement proportionate to the number of shares held (and not the voting power of a shareholder).

Following this offering, we intend to retain all available funds and future earnings, if any, to repay certain of our indebtedness and to fund the expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. See “Risk Factors—Risks Relating to the Offering and Our Class A Shares—We do not anticipate paying any cash dividends in the foreseeable future” and “Dividend Policy.”

Listing	We have applied to list our class A shares on the NYSE under the symbol “AUNA.”

Directed Share Program	At our request, Morgan Stanley & Co. LLC (the “DSP Underwriter”) has reserved up to % of the class A shares offered by this prospectus for sale, at the initial public offering price, to the Company’s directors, officers, consultants, employees and/or other individuals associated with us (subject to certain exceptions) and other parties related to the Company (the “Directed Share Program”). The number of class A shares available for sale to the general public will be reduced to the extent these persons purchase such reserved class A shares. Any reserved class A shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other class A shares offered by this prospectus. Except for reserved class A shares purchased by our executive officers, directors or shareholders who have entered into lock-up agreements, these reserved class A shares will not be subject to the lock-up restrictions described elsewhere in this prospectus. We have agreed to indemnify the DSP Underwriter and its affiliates against certain liabilities and expenses, including liabilities under the Securities Act. See “Underwriting—Directed Share Program.”

Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our class A shares.

Unless otherwise indicated, all information contained in this prospectus assumes:

•	no exercise of the option granted to the underwriters to purchase up to additional class A shares;

•	class A shares will be sold at US$ per class A share, which is the midpoint of the range set forth on the cover page of this prospectus;

•	immediately prior to this offering, the conversion through a reverse stock split of 241,546,679 ordinary shares held by certain of our existing shareholders for class B shares on a 5.5-to-one basis;

•	no issuance of class A shares that represent 1.8% of our outstanding shares on a fully diluted basis pursuant to the IMAT Oncomédica Arrangement; and

•	no purchase of class A shares in this offering by directors, officers or existing shareholders (including pursuant to such person’s participation in our Directed Share Program).

AUNA SUMMARY FINANCIAL AND OTHER INFORMATION

The following information is only a summary and should be read together with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

The summary statement of income and other comprehensive income (loss) and statement of financial position as of and for the years ended December 31, 2022 and 2021 of Auna S.A.A. are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary statement of income and other comprehensive income (loss) and statement of financial position as of and for the nine-month periods ended September 30, 2023 and 2022 of Auna S.A.A. are derived from our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

We maintain our books and records in soles and prepare our audited consolidated financial statements in accordance with IFRS and our interim financial statements in accordance with IAS 34.

The following table sets forth our summary consolidated financial data as of and for the nine-month periods ended September 30, 2023 and 2022 and as of and for the years ended December 31, 2022 and 2021.

	Nine Months Ended September 30,						Year Ended December 31,
	2023		2023		2022		2022		2022		2021

	(in millions of US$)(1)		(in millions of soles)				(in millions of US$)(1)		(in millions of soles)
Statement of Income and Other Comprehensive Income (Loss) Data:
Revenue
Insurance revenue	US$	176.8	S/	670.4	S/	529.3	US$	188.8	S/	716.0	S/	630.5
Healthcare services revenue		523.9		1,987.3		956.6		399.3		1,514.6		1,092.7
Sales of medicines		52.0		197.3		161.5		58.2		220.9		200.5
Total revenue from contracts with customers		752.7		2,855.0		1,647.3		646.3		2,451.6		1,923.7
Cost of sales and services		(473.3)		(1,795.4)		(1,046.5)		(414.4)		(1,571.9)		(1,236.8)
Gross profit		279.4		1,059.6		600.9		231.9		879.7		686.9
Selling expenses		(40.0)		(151.8)		(131.2)		(44.7)		(169.8)		(159.1)
Administrative expenses		(135.0)		(512.0)		(324.3)		(125.9)		(477.5)		(400.7)
Income (loss) for impairment of trade receivables		(0.9)		(3.4)		3.7		0.4		1.6		(27.1)
Other expenses		—		—		—		(0.3)		(1.0)		0.0
Other income		9.9		37.6		15.9		5.7		21.7		8.1
Operating profit		113.3		429.9		164.9		67.1		254.6		108.1
Finance income		14.3		54.1		9.0		1.8		6.9		7.6
Finance costs		(116.9)		(443.3)		(189.1)		(82.4)		(312.7)		(122.2)
Net finance cost		(102.6)		(389.2)		(180.0)		(80.6)		(305.8)		(114.6)
Share of profit of equity-accounted investees		1.3		4.8		3.2		1.0		3.8		3.4
Profit (loss) before tax		12.0		45.5		(11.9)		(12.5)		(47.5)		(3.1)
Income tax (expense) benefit		(10.7)		(40.4)		8.0		(7.8)		(29.4)		(19.9)
Profit (loss) for the period	US$	1.4	S/	5.1	S/	(3.9)	US$	(20.2)	S/	(76.8)	S/	(23.0)

(1)	Calculated based on an exchange rate of S/3.7930 to US$1.00 as of September 29, 2023. See “Presentation of Financial and Other Information—Currency Translations.”

	As of September 30,						As of December 31,
	2023		2023		2022		2022		2022		2021

	(in millions of US$)(1)		(in millions of soles)				(in millions of US$)(1)		(in millions of soles)
Statement of Financial Position Data:
Cash and cash equivalents	US$	88.9	S/	337.2	S/	135.8	US$	55.0	S/	208.7	S/	138.8
Total assets		2,018.6		7,656.7		3,576.3		1,738.4		6,593.7		2,823.7
Total liabilities		1,511.3		5,732.4		3,233.4		1,327.6		5,035.6		2,277.7
Total equity		507.3		1,924.3		342.9		410.8		1,558.1		545.9

(1)	Calculated based on an exchange rate of S/3.7930 to US$1.00 as of September 29, 2023. See “Presentation of Financial and Other Information—Currency Translations.”

	Nine Months Ended September 30,						Year Ended December 31,
	2023		2023		2022		2022		2022		2021

	(in millions of US$)(1)		(in millions of soles)				(in millions of US$)(1)		(in millions of soles)
Segment Financial Data:
Revenue
Healthcare Services in Mexico	US$	223.1	S/	846.3		—	US$	57.0	S/	216.1		—
Oncosalud Peru	US$	181.3	S/	687.8	S/	599.7	US$	214.9	S/	815.1	S/	761.6
Healthcare Services in Peru	US$	173.6	S/	658.7	S/	540.3	US$	192.5	S/	730.3	S/	667.2
Healthcare Services in Colombia	US$	226.1	S/	857.5	S/	658.7	US$	236.1	S/	895.4	S/	675.0
Operating profit
Healthcare Services in Mexico	US$	55.5	S/	210.6		—	US$	3.7	S/	14.2		—
Oncosalud Peru	US$	24.1	S/	91.4	S/	82.5	US$	29.5	S/	111.8	S/	93.0
Healthcare Services in Peru	US$	7.2	S/	27.4	S/	1.2	US$	3.4	S/	13.0	S/	(38.6)
Healthcare Services in Colombia	US$	28.5	S/	108.1	S/	91.9	US$	31.8	S/	120.8	S/	47.0
Profit (loss) before tax
Healthcare Services in Mexico	US$	6.6	S/	25.0		—	US$	(13.3)	S/	(50.4)		—
Oncosalud Peru	US$	17.5	S/	66.5	S/	49.8	US$	18.1	S/	68.8	S/	59.5
Healthcare Services in Peru	US$	(1.8)	S/	(6.8)	S/	(17.8)	US$	(3.1)	S/	(11.8)	S/	(56.0)
Healthcare Services in Colombia	US$	34.6	S/	131.1	S/	(43.5)	US$	(18.5)	S/	(70.2)	S/	7.2

(1)	Calculated based on an exchange rate of S/3.7930 to US$1.00 as of September 29, 2023. See “Presentation of Financial and Other Information—Currency Translations.”

Key Performance Indicators

Non-IFRS Measures

	Nine Months Ended September 30,						Year Ended December 31,
	2023		2023		2022		2022		2022		2021

	(in millions of US$)(1)		(in millions of soles)				(in millions of US$)(1)		(in millions of soles)
EBITDA(2)	US$	162.0	S/	614.3	S/	241.8	US$	104.5	S/	396.4	S/	188.9
Segment EBITDA(3)
Oncosalud Peru	US$	30.4	S/	115.4	S/	102.0	US$	36.6	S/	138.7	S/	112.6
Healthcare Services in Peru	US$	15.3	S/	57.9	S/	30.0	US$	13.7	S/	51.9	S/	(8.9)
Healthcare Services in Colombia	US$	37.1	S/	140.6	S/	114.0	US$	39.8	S/	150.8	S/	70.8
Healthcare Services in Mexico	US$	79.4	S/	301.2		—	US$	13.7	S/	51.9		—
Adjusted EBITDA(4)	US$	161.2	S/	611.6	S/	257.0	US$	114.3	S/	433.8	S/	200.6

Operational Measures

	Nine Months Ended September 30,				Year Ended December 31,
	2023		2022		2022		2021
Healthcare Plans:
Number of plan memberships(5)(6)		1,244,006		1,070,872		1,087,546		920,547
Average monthly revenue per plan membership(7)	S/	58.0	S/	60.1	S/	60.8	S/	61.1
Number of preventive check-ups		98,284		91,975		123,441		114,328
Number of patients treated(8)		50,254		39,286		47,117		28,014
Medical loss ratio(9)		51.68%		51.34%		53.3%		49.0%
% of cost of services related to preventive check-ups		5.4%		5.9%		5.6%		5.4%
% of cost of services related to treatment provided by Oncosalud network facilities(10)		48.5%		54.0%		55.4%		55.9%
% of cost of services related to treatment provided by Auna Peru network facilities(10)		42.4%		37.6%		36.5%		34.5%
% of cost of services related to treatment provided outside our networks		3.7%		2.5%		2.5%		4.2%

Healthcare Services:
Number of beds(5)
In Mexico(11)		708		—		708		—
In Peru		375		375		375		355
In Colombia(12)		1,109		1,109		1,096		480
Number of patients treated(13)
In Mexico(11)		60,099		—		83,135		—
In Peru		263,645		242,434		296,039		243,417
In Colombia(12)		530,372		460,432		586,692		303,945
Average revenue per patient
In Mexico(11)	S/	12,878		—	S/	9,414		—
In Peru	S/	2,498	S/	2,229	S/	2,502	S/	2,741
In Colombia(12)	S/	1,617	S/	1,431	S/	2,088	S/	2,221
Total number of outpatient consultations(14)
In Peru		633,602		475,194		652,650		531,877
In Colombia(12)		176,628		152,886		207,224		86,385

	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
Total number of emergency treatments
In Mexico(11)	27,744	—	29,074	—
In Peru	134,868	100,497	141,463	80,926
In Colombia(12)	102,894	110,203	146,319	79,356
Total number of days hospitalized(15)
In Mexico(11)	82,484	—	101,078	—
In Peru	67,820	58,562	79,136	69,518
In Colombia(12)	230,237	204,045	279,707	144,456
Total number of surgeries
In Mexico(11)	15,717	—	19,232	—
In Peru	15,268	12,762	17,270	14,136
In Colombia(12)	36,211	32,626	44,016	27,388
% of utilization of beds(16)
In Mexico(11)	42.6%	—	39.1%	—
In Peru	66.1%	42.8%	57.8%	53.6%
In Colombia(12)	75.8%	50.4%	69.9%	82.5%

(1)	Calculated based on an exchange rate of S/3.7930 to US$1.00 as of September 29, 2023. See “Presentation of Financial and Other Information—Currency Translations.”
(2)

EBITDA and EBITDA Margin are non-GAAP financial measures. See “Presentation of Financial and Other Information—Non-GAAP Financial Measures.” The following table shows a reconciliation of EBITDA and EBITDA Margin to profit (loss) for the period for each of the periods presented.

	Nine Months Ended September 30,						Year Ended December 31,
	2023		2023		2022		2022		2022		2021
	(in millions of US$)(a)		(in millions of soles)				(in millions of US$)(a)		(in millions of soles)
(Loss) profit for the period	US$	1.4	S/	5.1	S/	(3.9)	US$	(20.2)	S/	(76.8)	S/	(23.0)
Income tax expense (benefit)		10.7		40.4		(8.0)		7.8		29.4		19.9
Net finance cost		102.6		389.2		180.0		80.6		305.8		114.6
Depreciation and amortization		47.4		179.6		73.7		36.4		138.1		77.4
EBITDA	US$	162.0	S/	614.3	S/	241.8	US$	104.5	S/	396.4	S/	188.9
EBITDA Margin		—		21.5%		14.7%		—		16.2%		9.8%

(a)	Calculated based on an exchange rate of S/3.7930 to US$1.00 as of September 29, 2023. See “Presentation of Financial and Other Information—Currency Translations.”

(3)

Segment EBITDA is a non-GAAP financial measure. See “Presentation of Financial and Other Information—Non-GAAP Financial Measures.” The following tables show a reconciliation of segment profit (loss) before tax to Segment EBITDA for each of our segments.

	Nine Months Ended September 30, 2023
	Oncosalud Peru		Healthcare Services in Peru		Healthcare Services in Colombia		Healthcare Services in Mexico		Total Reportable Segments(a)

	(in millions of soles)
Segment profit (loss) before tax	S/	66.5	S/	(6.8)	S/	131.1	S/	25.0	S/	215.7
Net finance cost(b)		26.7		34.2		(19.9)		185.6		226.6
Depreciation and amortization		22.3		30.5		29.5		90.6		172.9
Segment EBITDA	S/	115.4	S/	57.9	S/	140.6	S/	301.2	S/	615.2

	Nine Months Ended September 30, 2022
	Oncosalud Peru		Healthcare Services in Peru		Healthcare Services in Colombia		Healthcare Services in Mexico		Total Reportable Segments(a)

	(in millions of soles)
Segment profit (loss) before tax	S/	49.8	S/	(17.8)	S/	(43.5)	S/	—	S/	(11.6)
Net finance cost(b)		34.2		19.0		137.2		—		190.4
Depreciation and amortization		18.0		28.8		20.3		—		67.2
Segment EBITDA	S/	102.0	S/	30.0	S/	114.0	S/	—	S/	246.0

	Year Ended December 31, 2022
	Oncosalud Peru		Healthcare Services in Peru		Healthcare Services in Colombia		Healthcare Services in Mexico		Total Reportable Segments(a)

	(in millions of soles)
Segment profit (loss) before tax	S/	68.8	S/	(11.8)	S/	(70.2)	S/	(50.4)	S/	(63.7)
Net finance cost(b)		44.6		24.8		193.1		64.70		327.3
Depreciation and amortization		25.4		38.8		27.8		37.7		129.7
Segment EBITDA	S/	138.7	S/	51.9	S/	150.8	S/	51.9	S/	393.3

	Year Ended December 31, 2021
	Oncosalud Peru		Healthcare Services in Peru		Healthcare Services in Colombia		Healthcare Services in Mexico		Total Reportable Segments(a)

	(in millions of soles)
Segment profit (loss) before tax	S/	59.5	S/	(56.0)	S/	7.2	S/	—	S/	10.7
Net finance cost(b)		34.6		17.4		42.1		—		94.1
Depreciation and amortization		18.5		29.7		21.5		—		69.7
Segment EBITDA	S/	112.6	S/	(8.9)	S/	70.8	S/	—	S/	174.5

(a)	Does not include the elimination of intra-group balances and transactions.
(b)	Represents exchange difference, net, and interest expense, net.

(4)

Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. See “Presentation of Financial and Other Information—Non-GAAP Financial Measures.” The following table shows a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to profit (loss) for the period for each of the periods presented.

	Nine Months Ended September 30,						Year Ended December 31,
	2023		2023		2022		2022		2022		2021

	(in millions of US$)(a)		(in millions of soles)				(in millions of US$)(a)		(in millions of soles)
(Loss) profit for the period	US$	1.4	S/	5.1	S/	3.9	US$	(20.2)	S/	(76.8)	S/	(23.0)
Income tax expense (benefit)		10.7		40.4		(8.0)		7.8		29.4		19.9
Net finance cost		102.6		389.2		180.0		80.6		305.8		114.6
Depreciation and amortization		47.4		179.6		73.7		36.4		138.1		77.4
Pre-operating expenses(b)		0.3		1.2		3.0		1.0		3.8		7.2
Business development (income) expenses(c)		(1.0)		(4.0)		12.2		8.9		33.6		4.5
Adjusted EBITDA	US$	161.2	S/	611.6	S/	257.0	US$	114.4	S/	433.8	S/	200.6
Adjusted EBITDA Margin		21.4%		21.4%		15.6%		—		17.7%		10.4%

(a)	Calculated based on an exchange rate of S/3.7930 to US$1.00 as of September 29, 2023. See “Presentation of Financial and Other Information—Currency Translations.”

(b)

Pre-operating expenses consist of legal and administrative expenses incurred in connection with projects under construction, such as Clínica Chiclayo, costs relating to the Torre Trecca PPP and legal and administrative expenses incurred in connection with the acquisition of land banks for future projects.

(c)	Business development (income) expenses consist of expenses incurred in connection with projects for the expansion into new markets, including through greenfield projects and M&A activity.

(5)	As of period-end.
(6)

Includes active plan memberships as well as plan memberships that have not paid monthly fees due on their plans for up to three months, during which time their plans remain active. Once such three-month period has passed, the plans are terminated and they are not included in our total number of plan memberships. As of September 30, 2023, we had 1,176,137 active memberships and 67,869 inactive memberships.

(7)

Total revenue for the period corresponding to insurance revenue in the Oncosalud Peru segment divided by the average number of plan members during the period, divided by the number of months in the period.

(8)	Number of individual plan members receiving treatment for cancer during the period, which may include multiple instances of treatment per plan member.
(9)

MLR is calculated as (i) claims for medical treatment generated by our prepaid oncology and general healthcare plans plus (ii) technical reserves relating to plan members treated pursuant to such plans, whether at our facilities or third-party facilities, divided by revenue generated by our prepaid oncology and general healthcare plans.

(10)	We introduced general healthcare plans in 2020 which increased the percentage of services rendered under our plans in our Healthcare Services in Peru segment.
(11)

We acquired Grupo OCA on October 5, 2022, which established our Auna Mexico network. The information in this table for the year ended December 31, 2022, as it relates to Grupo OCA, is based in part on data provided to the Company by Grupo OCA and includes the period prior to our acquisition of Grupo OCA. The full year 2022 information is presented for illustrative purposes and while we believe it is reliable, but it does not form part of our consolidated operating history.

(12)

We acquired 70% of the shares of IMAT Oncomédica on April 21, 2022, which added 425 beds to our Auna Colombia network. The information in this table for the year ended December 31, 2022, as it relates to IMAT Oncomédica, is based in part on data provided to the Company by IMAT Oncomédica. We believe it is reliable, but it does not form part of our consolidated operating history.

(13)	Number of individual patients that received healthcare treatment during the period, which may include multiple instances of treatment per plan member.
(14)

We do not perform outpatient consultation in our Auna Mexico network. We lease medical office space at our facilities in our Auna Mexico network to third-party physicians, which perform outpatient consultations.

(15)	Total number of days in which any of our beds had a hospitalized patient during the period.
(16)

Utilization is calculated as (i) (x) total number of days in which any of our beds had a hospitalized patient during the period divided by (y) total number of beds, times (ii) total number of days during the period.

GRUPO OCA SUMMARY FINANCIAL AND OTHER INFORMATION

The following information is only a summary and should be read together with “Presentation of Financial and Other Information” and the combined financial statements of Grupo OCA, including the notes thereto, included elsewhere in this prospectus.

The summary combined statement of profit or loss and other comprehensive income and combined statement of financial position data as of and for the period from January 1, 2022 to October 4, 2022 of Grupo OCA are derived from its audited combined financial statements included elsewhere in this prospectus. The summary combined statements of income and other comprehensive income and combined statement of financial position data as of and for the year ended December 31, 2021 of Grupo OCA are derived from its audited combined financial statements included elsewhere in this prospectus.

The following tables set forth the combined financial data of Grupo OCA as of October 4, 2022 and for the period from January 1, 2022 to October 4, 2022 and as of and for the year ended December 31, 2021.

	Period from January 1, 2022 to October 4, 2022		Year Ended December 31, 2021

	(in millions of Mexican pesos)
Combined Statement of Income and Other Comprehensive Income Data:
Revenue from services and others	MXN	3,021.8	MXN	3,915.8
Medications and hospital supplies		811.9		979.2
Salary, wages, and benefits		652.1		715.3
Medical fees		147.8		228.1
Short-term real estate leases		7.4		13.9
Depreciation and amortization		119.2		211.8
Service and repair		79.9		76.5
Hospital equipment rental		66.3		54.3
Laboratory supplies		36.6		57.6
Electricity		55.4		59.2
Other expenses		236.7		215.9
Operating expenses		2,213.3		2,611.9
Operating income		808.5		1,303.9
Interest expense, net		(23.2)		(33.9)
Foreign exchange gain (loss)		1.0		(11.6)
Financial (loss), net		(22.2)		(45.5)
Income before income taxes		786.3		1,258.4
Income taxes		(225.9)		(386.4)
Combined net income	MXN	560.4	MXN	872.0

	As of October 4, 2022		As of December 31, 2021

	(in millions of Mexican pesos)
Combined Statement of Financial Position Data:
Cash and cash equivalents	MXN	90.1	MXN	367.9
Total assets		2,497.5		2,795.2
Total liabilities		824.8		1,154.6
Total stockholders’ equity		1,672.7		1,640.6

RISK FACTORS

Investing in our class A shares involves a significant degree of risk. The material risks and uncertainties that management believes affect us are described below. Before investing in our class A shares, you should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus. Any of the following risks, alone or together with risks and uncertainties that we do not know or currently deem immaterial, could have a material adverse effect on our business, financial condition, results of operations or prospects. When determining whether to invest, you should consider all of the information in this prospectus, including our financial statements and the notes thereto.

Risks Relating to Our Business

We depend substantially on our brands’ reputation among our plan members, patients, the medical community and our suppliers in the regions in which we operate, and any negative impact on those brands could have a material adverse effect on us.

We operate our business through several brands. Our principal brands are Auna, our primary brand, as well as Oncosalud, Clínica Delgado, Clínica Las Américas, IMAT Oncomédica and OCA. Our brands’ reputation is fundamental to driving demand for our healthcare services and prepaid plans and to our ability to attract and retain qualified medical personnel to work at our facilities. In addition, our brands’ reputation is key to our ability to negotiate favorable contracts with third parties, such as insurance providers and medical suppliers. Our ability to maintain our reputation is contingent on offering high-quality and efficient healthcare services. Accordingly, if we are unable to offer high-quality healthcare services and/or maintain our brands’ reputation among our plan members, patients and medical professionals, our business, financial condition and results of operations may be adversely affected.

In addition, there has been a marked increase in the use of social media platforms and other forms of internet-based communications that provide individuals and businesses with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms, including reviews, is virtually immediate, as is its impact. Many social media platforms allow the publishing of the content posted by their subscribers and participants, often without filters or checks on the accuracy of such content. If we receive negative reviews on social media or other negative publicity, even if such reviews are inaccurate, our brands’ reputation could suffer, affecting demand for our healthcare services, or we may have more difficulty attracting and retaining qualified medical personnel to work at our facilities, any of which could affect our ability to offer high-quality healthcare services and could have a material adverse effect on our business, results of operations and financial condition.

Our operating results may be adversely affected if we are not able to estimate and control healthcare costs, or if we cannot increase our prices to offset cost or expenditure increases, at our hospitals and clinics and with respect to our healthcare plans.

Our operating results depend in large part on our ability to estimate and control the future costs involved in providing healthcare services at our hospitals and clinics. According to data published by the INEGI in Mexico, the Instituto Nacional de Estadística e Informática (“INEI”) in Peru and the Departamento Administrativo Nacional de Estadística in Colombia, healthcare costs increased in Mexico, Peru and Colombia by 10.9%, 9.2% and 1.1%, respectively, during 2022.

The main factors affecting healthcare costs and expenditures, and our ability to offset increases include:

•	increased cost of medical supplies, including pharmaceuticals, whether due to demand, inflation or otherwise;

•	the cost of acquiring new equipment and technologies, or upgrading existing equipment and technologies, needed to provide our services;

•	the terms of our agreements with insurance providers and annual renegotiations of related contracts;

•	the ability of insurance providers to pay for our healthcare services; and

•	periodic renegotiations of contracts with doctors and medical support personnel as well as other medical services providers and suppliers.

In addition, with respect to our healthcare plans, differences between predicted and actual healthcare costs as a percentage of revenues attributable to our healthcare plans can result in significant changes in our results of operations. Costs at our oncology business vary by the number of patients that are diagnosed in any given period as well as the stage of diagnosis (i.e., Stage I versus Stage IV) and type of cancer diagnosed. Later-stage diagnoses typically involve more costly treatment regimens, and certain types of cancer may be more likely to require newer, more expensive treatment options, which may also impact our costs. In addition, costs under our general healthcare plans vary by the frequency of patient visits to our facilities and the level of complexity of any required treatments, which is difficult to predict. We adjust our plan pricing on an annual basis to reflect current cost projections and this adjusted pricing is automatically applied to any plans that are automatically renewed for another year. However, because our healthcare plans are prepaid for one-year terms, any increase in costs in excess of our cost projections within a given period cannot be recovered in that plan period by increasing pricing. Moreover, any such increase in pricing could increase the number of plan cancellations and adversely affect our ability to add new plan members.

Many of these factors are outside of our control. In addition, certain aspects of our growth strategy may also result in increased operating expenditures, such as opening new facilities or hiring additional personnel, which may not be offset by an increase in our revenue, resulting in diminished operating margins. We may also be unable to appropriately predict costs associated with the implementation of new healthcare plans, which may result in lower margins in connection with such products.

If any of the above events occur and we are unable to rapidly adapt in proportion to the increase in costs for the provision of healthcare services, our business, financial condition and results of operations may be adversely affected.

Our revenues and results of operations are affected by our relationships with third-party payers, and any change to, or deterioration in, these relationships could have a material adverse effect on us, such as, for example, due to limitations on reimbursement and, in some cases, reduced levels of reimbursement for healthcare services as a result of changes in the social security regimes in recent years.

During the nine-month period ended September 30, 2023, 92.7% of payments in our Healthcare Services in Mexico segment came from third-party insurance and institutional providers, including the Mexican government, and 7.3% were paid out-of-pocket by our patients, including co-payments and non-covered expenses. In the Healthcare Services in Peru segment, 46.8% of payments in our healthcare services business came from third-party insurance and institutional providers, including the Peruvian government, 22.5% are payments made by the Oncosalud segment and 30.7% were paid out-of-pocket by our patients, including co-payments and non-covered expenses. In the Healthcare Services in Colombia segment, 95.9% of payments came from third-party insurance and institutional providers, including insurance providers under the Colombian’s government’s social security system, and 4.1% were paid out-of-pocket by our patients, including co-payments and non-covered expenses. Our accounts receivable for payments from the third-party insurance and institutional providers previously mentioned are typically collected on an average of 41 days in Mexico, 114 days in Peru and 149 days in Colombia; this average is calculated from the average billed revenue and accounts receivables of third-party insurance and institutional providers of each segment, during the period from October 2022 to September 2023. The average collection days in each country, including out-of-pocket revenue and accounts receivables are 38 days in Mexico, 73 days in Peru and 144 days in Colombia; this average is calculated from the average total billed revenue and accounts receivables of each segment, during the period from October 2022 to September 2023. The process to collect our accounts receivable begins with an internal validation of all the items comprising the healthcare services provided and its corresponding rates, and then comes the billing of the services and submission of the files to the third-party insurance and institutional providers. The process continues with the review of the files by the third-party insurance and institutional providers and ends with the collection of the invoices. However, this review performed by the third-party insurance and institutional providers may trigger the return of certain files to us to correct observations and to issue a new invoice if necessary, and then a re-sending by us of the revised information to the third-party insurance and institutional providers for the corresponding additional review of the updated invoice and files, normally causing a lengthening of the time it takes to collect the related account receivables. Although this process is similar in the three countries, the differences in the internal processes of each of the third-party insurance and institutional providers generate differences in the time that each country collects their account receivables.

An increase in this timing can significantly impact our ability to convert recognized revenue into payments, lengthening our cash conversion cycle. In addition, certain of our principal third-party payers in Peru also run their own hospital networks and therefore compete with us. See “—We face competition in fragmented markets like Peru and Colombia, from our current competitors and from future competitors that might enter the sector.”

In Mexico and Peru, a facility must be included on an insurance provider’s approved list of healthcare facilities for an individual to be reimbursed for the services they receive at that facility. We negotiate with private insurance providers to ensure that we are on their list of approved facilities and to agree on the prices at which we are reimbursed for services provided to their plan members. We expect continued third-party efforts to aggressively manage reimbursement levels and control costs. Moreover, our negotiating position could decline in the future if our brands’ reputation suffers. EPSs’ users in Colombia have the right to choose their health service provider from a pre-approved list of IPS. Under certain circumstances, a plan member can challenge that decision and request to go elsewhere in the EPS’ network. If we do not maintain our reputation among EPSs and patients as one of the leading healthcare providers in Medellín, Montería and Barranquilla, EPSs may choose to send their plan members to, or patients may choose to go to, other facilities, which could have a material adverse effect on our business, financial condition and results of operations. See “—We depend substantially on our brands’ reputation among our plan members, patients, the medical community and our suppliers in the regions in which we operate.”

In Colombia, in 2022, approximately 99.6% of the population received mandatory healthcare insurance through the government’s social security system (the “SGSSS”).

Changes in the SGSSS in recent years have resulted in limitations on reimbursement and payment for health services from EPSs and, in some cases, reduced levels of reimbursement for healthcare services. Moreover, payments from SGSSS funds are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review, funding restrictions and solvency risks of EPSs, all of which could materially increase or decrease program payments, as well as negatively affect the cost of providing service to patients and the timing of payments to facilities. We are unable to predict the effect of recent and future policy changes on our operations, and any such changes could have a material adverse effect on us.

A failure of our IT systems could adversely impact our business.

We rely extensively on our IT systems to manage clinical and financial data, communicate with our patients, payers, suppliers and other third parties and summarize and analyze operating results. In addition, we are subject to various laws and regulations protecting the privacy and security of health information and personal data, including personal data protection laws. A failure of our IT systems may be caused by, among other things, defects in design or manufacture of hardware, software or applications we develop or procure from third parties, human error, cyber security incidents, damage from natural disasters, power loss, telecommunications failure, unauthorized entry or other events beyond our control. In certain circumstances we may rely on third-party vendors to process, store and transmit large amounts of data for our business whose operations are subject to similar risks. Our IT systems also depend on the timely maintenance, upgrade and replacement of networks, equipment and software, as well as preemptive expenses to mitigate the risks of failures.

Any failure of our IT systems could materially disrupt our business activities. For example, because we are reliant on our IT systems to manage clinical information and patient data, a material disruption of our IT systems could negatively impact our ability to treat our patients for the duration of the disruption and result in injury and loss of lives, which could subject us to significant litigation or other losses and have a material adverse impact on our reputation, business, financial condition and result of operations.

A failure of our IT systems could also expose us to various security threats and vulnerabilities that may result in the theft, destruction, loss or misappropriation of protected health information or other data subject to privacy laws in Mexico, Peru or Colombia or loss of proprietary business information. Breaches of our security measures and the unauthorized dissemination of sensitive personal information, proprietary information or confidential information could expose us, our customers or other third parties to a risk of loss or misuse of this information, including exposing our customers to the risk of financial or medical identity theft, result in litigation and potential liability, such as regulatory penalties, for us, damage our brand and reputation or otherwise harm our business. The failure of our IT systems, including the costs to eliminate or address security threats and vulnerabilities before or after a system failure, could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to provide high-quality, advanced care for a broad array of medical needs, demand for our healthcare services may decrease.

Demand for our healthcare services is driven in large part by our ability to offer high-quality, advanced care for a broad array of medical needs, which is in turn contingent on our having state-of-the-art medical equipment and infrastructure at our facilities, as well as our ability to access high-quality medicines. The technology used in medical equipment and related devices is constantly evolving and, as a result, manufacturers and distributors continue to offer new and upgraded products to healthcare providers. Moreover, new and improved medicines are constantly being introduced to the market. To compete effectively, and to attract doctors and recruit and retain medical staff, we must continually assess our equipment and infrastructure needs and invest in upgrades when significant technological advances occur in order to continue providing access to advanced treatment, and we must ensure that we have access to high-quality, cutting-edge medicines for any given treatment. Such technological equipment and infrastructure costs represent significant capital expenditures. If our facilities do not stay current with technological advances in the healthcare industry and/or we do not offer access to high-quality, cutting-edge medicines, patients may seek treatment from other providers or insurance providers may send their patients to alternate facilities, which could result in decreased demand for our services and have an adverse effect on our business, financial condition and results of operations.

We may not have sufficient funds to settle current liabilities and as a result we may continue to have negative working capital from time to time.

Our board of directors has the ultimate responsibility for liquidity risk management. It has established an appropriate framework allowing our management to handle financing requirements for the short-, medium- and long-term. As of September 30, 2023, we had negative working capital, which is calculated as current assets minus current liabilities, of S/68.6 million (US$18.1 million). Our management believes that our available cash and cash equivalents and cash flows expected to be generated from operations and borrowings available to us under our revolving credit lines, will be adequate to satisfy our capital expenditure and liquidity needs for the foreseeable future. However, we may require additional capital in the form of additional debt or equity to meet our long-term objectives relating to the expansion of our business. As a result, we may have negative working capital from time to time. It may be difficult for us to obtain additional financing in the future, on acceptable terms or at all, given that a significant portion of our assets are currently pledged for our financings. If we are unable to access the capital markets to finance our operations in the future, this could adversely affect our ability to obtain additional capital to grow our business and have an adverse effect on our business, financial condition and results of operations.

We face competition in fragmented markets like Mexico, Peru and Colombia, from our current competitors and other competitors that might enter the sector.

The healthcare industry in Mexico, Peru and Colombia is competitive. In Peru and Mexico, we face competition from other privately operated hospitals, clinics and healthcare networks for the provision of healthcare services. In Peru, many of these competitors are operated by our principal third-party payers. While our Auna Peru network is currently one of the few private healthcare networks in the country with broad geographic reach, and the market is generally fragmented, it is possible that healthcare services providers operating other private hospitals and clinics will consolidate and further integrate their operations across facilities, which could cause us to lose market share. For example, Rímac Seguros y Reaseguros S.A. (“Rímac”) and El Pacífico-Peruano Suiza Compañia de Seguros y Reaseguros S.A. (“Pacífico”), two of the main insurance providers in Peru that are also significant third-party payers for Auna services, own and operate their own hospital networks that compete with us. Moreover, our flagship hospital, Clínica Delgado, faces competition from other high-complexity hospitals and clinics in Lima, such as Clínica Ricardo Palma, Clínica Anglo Americana and Clínica San Felipe. Our Auna Mexico network faces competition from other high-complexity hospitals in Monterrey, such as Christus Muguerza, Hospital Ángeles, TecSalud and Swiss Hospital. If demand for Clínica Delgado’s services and/or services in our hospitals in Monterrey decline, demand for services at our networks overall may decline and/or our negotiating position with insurance providers and other third parties could suffer, any of which could have a material adverse effect on our business, financial condition and results of operations.

Currently, the quality of public sector medical services in Peru and Mexico, principally provided by EsSalud and Seguro Integral de Salud (“SIS”) in Peru and Mexican Institute of Social Security (“IMSS”) in Mexico, is widely considered deficient and over capacity, with long scheduling times, short appointments with doctors and a shortage of facilities, and we do not currently face substantial competition from government providers in Peru and Mexico. We may face competition from government providers in the future if the Peruvian government and/or the Mexican government allocates additional financial resources to its public sector healthcare system and/or they are able to improve their infrastructure and increase their capacity and the quality of care they provide.

At Oncosalud, our vertically integrated healthcare plan provider, we also face competition from companies that offer healthcare plans covering the same services that our healthcare plans cover, including traditional insurance providers and other companies offering prepaid plans. Our competitors may enhance the quality of their offerings in the future. Our competitors Rímac and Pacífico are the two main insurance providers in Peru, both of which have substantial financial resources. If any of our competitors, including Rímac and Pacífico, is able to offer more comprehensive or less expensive services, including oncology services, we may lose market share in Peru, which could have a material adverse effect on our business, financial condition and results of operations.

Unlike in Peru and Mexico where the market is more fragmented, there are several existing large hospital systems in Colombia and the gap between the quality of services provided by state-owned facilities and privately owned facilities is much smaller. As a result, our Auna Colombia network faces competition in Colombia from both public and private healthcare services providers. Moreover, although healthcare coverage providers in Colombia typically dictate which facility a patient can go to for services, patients can, and frequently do, challenge these decisions, which fosters competition among healthcare providers in the market.

In Colombia, we face competition from other hospital networks with premium facilities, including San Vicente de Paul, Pablo Tobón Uribe, El Rosario, San Jerónimo, Clínica Montería, Clínica Iberoamerica (Grupo Keralty/Sanitas), Clínica del Caribe, Organización Clínica General del Norte and Bonnadona. We also face a heightened competitive risk in Montería as a result of the concentration of control of the market in a few individuals. Certain of our competitors may have greater financial resources, be better equipped and offer a broader range of healthcare services than we do. If we are unable to maintain or grow our competitive position in Colombia, our business, financial condition and results of operations may be adversely affected.

Our performance depends on our ability to recruit and retain quality medical professionals, and we face a great deal of competition for these professionals, which may increase our labor costs and negatively impact our results of operations.

The majority of our physicians in Peru and Colombia are hired on a fee-for-service basis. As a result, and because these arrangements are non-exclusive, there is significant competition between us and our competitors to ensure that the best qualified and most renowned physicians are treating patients at our hospitals. If we are unable to provide high-quality treatment for our patients, ethical and professional standards, adequate support personnel, technologically advanced equipment and facilities and research opportunities that meet their professional needs and goals, our physicians may choose to practice at other facilities. We may not be able to compete with other healthcare providers on some or all of these factors.

Physicians may also refuse to enter into new contracts with us, demand higher payments or perform treatments or procedures that result in higher medical expenses without generating corresponding revenue. In addition, a small number of physicians within each of our facilities generate a disproportionate share of our inpatient revenues and admissions, in particular physicians specializing in oncology, cardiology, trauma, neurology and general surgery. The loss of one or more of these physicians, even if temporary, could reduce patient demand for our services and cause a material reduction in our revenues. In addition, it could take significant time to find a replacement for any of our top physicians given the difficulty and cost associated with recruiting and retaining physicians, which may in turn adversely affect our ability to recruit and retain other doctors.

Our medical support staff, in particular our nurses, are also critical to our success and competitive advantage. Our medical support staff is on the front lines of a patient’s experience at our hospitals and clinics, and we depend on their efforts, abilities, and experience to maintain our reputation as a high-quality provider of healthcare services. In recruiting and retaining qualified hospital management, nurses and other medical personnel, such as pharmacists and lab technicians, we compete with other healthcare providers, including government hospitals.

Historically, there has been a shortage of qualified nurses and other medical support personnel in Mexico, Peru and Colombia, which has been a significant operating issue for us and other healthcare providers. This shortage may require us to enhance wages and benefits to recruit, train and retain nurses and other medical support personnel or require us to hire expensive temporary personnel. Moreover, our failure to recruit and retain enough qualified nurses and other medical support personnel could result in loss of customer goodwill and a negative impact on our reputation.

We cannot predict the degree to which we will be affected by the future availability or cost of attracting and retaining talented physicians and medical support staff. If our general labor and related expenses increase, we may not be able to raise the rates we charge for our services correspondingly. Our failure to either recruit and retain qualified physicians, hospital management, nurses and other medical support personnel or control our labor costs could harm our business, financial condition and results of operations.

Our revenues and results of operations are affected by our relationships with unaffiliated physicians in Mexico, and any change to, or deterioration in, these relationships could have a material adverse effect on us.

Substantially all of our revenue in our Healthcare Services in Mexico segment is derived from fees charged for healthcare services provided at our facilities by unaffiliated physicians. These unaffiliated physicians have no contractual obligations to treat patients at our facilities and any change to, or deterioration in, these relationships could have a material adverse effect on us. A significant reduction in the number of physicians treating patients, or in the number of patients unaffiliated physicians treat, at our facilities would have a negative impact on our business.

In addition, insurance providers and other third parties have implemented rules and programs that could limit the ability of physicians to treat patients at our facilities. For example, certain insurance providers require their policyholders to obtain healthcare services exclusively from pre-approved providers. See “—Our revenues and results of operations are affected by our relationships with third-party payers, and any change to, or deterioration in, these relationships could have a material adverse effect on us, such as, for example, due to limitations on reimbursement and, in some cases, reduced levels of reimbursement for healthcare services as a result of changes in the SGSSS in recent years.” If we are unable to compete successfully for these arrangements, our results and prospects for growth could be adversely affected.

Any acquisitions, partnerships or joint ventures that we make or enter into could disrupt our business and harm our financial condition.

Acquisitions, partnerships and joint ventures are an integral part of our inorganic growth strategy. We evaluate, and expect in the future to evaluate, potential strategic acquisitions of, and partnerships or joint ventures with, other hospital networks and complementary businesses. However, we may not be successful in identifying acquisition, partnership and joint venture targets or we may use estimates and judgments to evaluate the operations and future revenues of a target that turn out to be inaccurate.

In addition, we may not be able to successfully finance or integrate any hospitals or other businesses that we acquire or with which we form a partnership or joint venture, and we may not achieve the anticipated benefits of such project. Furthermore, the integration of any acquisition, partnership or joint venture may divert management’s time and resources from our core business and disrupt our operations. As a result of any of the foregoing, we may spend valuable management time and money on projects that do not increase our number of patients or revenue. Acquisitions also involve special risks, including the potential assumption of unanticipated liabilities and contingencies. Even if such liabilities are assumed by the sellers, we may have difficulties enforcing our rights, contractual or otherwise. Moreover, our competitors may be willing or able to pay more than us for acquisitions, which may cause us to lose certain acquisitions that we would otherwise desire to complete. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

In addition, the acquisition of a healthcare provider may require approval of the relevant antitrust regulator, such as Instituto Nacional de Defensa de la Competencia y de la Protección de la Propiedad Intelectual (“INDECOPI”) in Peru, the Superintendencia de Industria y Comercio (the “SIC”) in Colombia, or the Comisión Federal de Competencia Económica in Mexico. Moreover, the acquisition of regulated entities, such as insurance companies in Mexico, would require the prior approval of additional regulators, such as the Comisión Nacional de Seguros y Finanzas. Such regulatory approvals may be significantly delayed or rejected. In addition, insurance providers in Mexico are rated by rating agencies and acquisitions of additional insurance providers could result in the downgrade of our ratings. If the relevant regulator delays or withholds its approval for acquisitions in Mexico, Peru, Colombia or elsewhere or our ratings in Mexico are downgraded as a result of our acquisition of other insurance providers or otherwise, we may not be able to implement our business strategy on a timely basis or grow our operations in the timeframe that we expect, which may have a material adverse effect on our business, financial condition and results of operations.

We may not be able to successfully integrate our acquired operations or obtain the expected benefits from such acquisitions.

Our strategic growth plan, particularly in Mexico and Colombia, depends on the acquisition and integration of existing operations into our network. We may not be able to successfully and efficiently integrate the operations of the facilities and healthcare plans we acquire, including their personnel, financial systems, distribution or operating procedures. We may also be unable to retain physicians and other medical support staff, in particular if the acquired facilities are in other countries with different cultures, and our relationship with current and new professionals, including physicians, insurance providers and other interested parties may be impaired.

In 2022, we acquired a controlling interest in IMAT Oncomédica in Montería, Colombia and Grupo OCA in Monterrey, Mexico and in 2023, we completed the acquisition of Dentegra, a dental and visual insurer with nationwide coverage across Mexico. The integration process for these acquisitions is ongoing and we may not be able to successfully integrate these businesses. For example, we face several challenges in adapting the Dentegra platform, which is currently focused on dental and vision plans, to offer oncology plans to the Mexican market. In particular, we must upgrade the IT systems that support the Dentegra platform to make them compatible with our oncology business. We must also develop capabilities that facilitate direct-to-consumer sales in Mexico

(including digital and marketing channels), as the Dentegra model is currently focused on business-to-business sales. Further, we must implement certain controls related to insurance claims, which are expected to replicate our existing model in Peru. In addition, our agreement to acquire Grupo OCA included a holdback of the purchase price of US$21,682,000, which is reserved in our financial statements as a liability, to compensate us at least in part for any indemnification claims under the stock purchase agreement. We believe we have preliminarily identified certain misrepresentations relating to regulatory, tax and labor matters by the sellers of Grupo OCA under the stock purchase agreement which will require remediation in the future. While our findings are still in the preliminary stage, we presently believe the amount of the holdback should be sufficient to cover the remediation efforts we will need to pursue and we expect them to be immaterial for the Grupo OCA financial statements for the periods ending December 31, 2021 and 2022. However, the sellers of Grupo OCA have notified us that they intend to challenge our assessment of these misrepresentations, which may lead to an arbitration proceeding between the parties, and which could lead to a ruling that requires us to return all or part of the holdback.

See “—Any acquisitions, partnerships or joint ventures that we make or enter into could disrupt our business and harm our financial condition.” The benefits that we expect to achieve as a result of these acquisitions will depend, in part, on our ability to realize anticipated cost savings and to integrate their business into ours, including with respect to the integration of our processes and information systems. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include the creation of a new organizational structure, changes and/or upgrades in processes and information systems, potential customer attrition and changes to our operating model. Even if we are able to execute this integration successfully, this may not result in the full realization of the cost savings that we currently expect, either within the expected time frame, or at all. In addition, we cannot assure you that the costs to achieve these benefits will not be higher than we anticipated. Therefore, we cannot assure you that any anticipated cost savings will be achieved or that our estimates and assumptions will prove to be accurate. Adjusted EBITDA does not reflect the significant costs we expect to incur in order to achieve such cost savings, and there can be no assurance that such costs will not be materially higher than presently contemplated, as such costs are difficult to estimate accurately. If our cost savings are less than our estimates or our cost savings initiatives adversely affect our business or cost more or take longer to implement than we project, or if our assumptions prove to be inaccurate, our results could be lower than we anticipate.

If we are not able to manage our expanded operations and the corresponding integrations effectively, our business, financial condition and results of operations could be materially adversely affected.

We are dependent on our tenants for a portion of our income in Mexico and our business would be materially and adversely affected if a significant number of our tenants were to default on their obligations under their leases.

During the nine-month period ended September 30, 2023, other income in our Healthcare Services in Mexico segment, which is derived from rental income from property owned and rented by us for use by medical professionals, was S/10.7 million. Accordingly, our performance depends on our ability to collect rent payments from our tenants and on our tenants’ ability to make those payments. Our business could be materially and adversely affected if a significant number of our tenants were to postpone the commencement of their new leases, decline to extend or renew their existing leases upon expiration or default on their rent and maintenance-related payment obligations. Any of these events could result in the suspension of the effects of each lease, the termination of the relevant lease and the loss of or a decrease in the rental income attributable to the suspended or terminated lease. If upon expiration of a lease for any of the office spaces at our properties, a tenant does not renew their lease, we may not be able to rent the space to a new tenant or the terms of the renewal or new lease may be less favorable to us than current lease terms. A significant number of our tenants defaulting on their obligations under their leases could adversely affect our business, financial condition and results of operations.

Our organic growth plan includes the construction of additional hospitals and clinics as well as expansion of our existing facilities.

Our organic growth plan includes building additional hospitals and clinics, in particular in Peru. We are identifying suitable locations in Peru for future facilities by considering a number of factors, including regional market size, existing competition and potential strategic partners. There are uncertainties regarding how successfully we can identify the suitable market and obtain required government approvals in a timely manner. We currently have approvals for our design plans for a hospital in Piura and the expansion of Clínica Delgado.

Our current and future construction projects are and will be subject to a number of risks, including:

•	engineering problems, including defective plans and specifications;

•	delays in obtaining or inability to obtain necessary permits, licenses and approvals;

•	disputes with, defaults by, or delays caused by contractors and subcontractors and other counterparties;

•	environmental, health and safety issues, including site accidents and the spread of viruses;

•	fires, earthquakes, adverse weather events and other natural disasters;

•	geological, construction, excavation, regulatory and equipment problems; and

•	other unanticipated circumstances or cost increases.

The occurrence of any of these developments or construction risks could increase the total costs, delay or prevent the construction or opening or otherwise affect the design and features of any existing or future construction projects that we might undertake.

Furthermore, planning, designing and constructing new facilities is time-consuming and complex. In addition to diverting management’s time and resources from our core business, there are typically several years of significant capital expenditures before a facility becomes operational and generates income. If we cannot successfully implement our organic growth strategy and convert new and expanded facilities to profitability on a timely basis, our business, financial condition and results of operations may be adversely affected.

We have previously identified, and in the future may identify, material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses or otherwise fail to maintain an effective system of internal controls, we may not be able to prevent or detect a material misstatement of our financial statements, and may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

We have previously identified, and may in the future identify, material weaknesses in our internal control over financial reporting. A company’s internal control over financial reporting is a process designed by, or under the supervision of, a company’s principal executive and principal financial officers, or persons performing similar functions, and effected by a company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified in our internal controls related to (i) the adequacy of our IT security management, including segregation of duties and access and privileged users, (ii) the comprehensiveness of our accounting policies and procedures manuals and (iii) the formalization of controls in key areas of the accounting process, including relating to the documentation and implementation of IFRS reporting requirements. We have remediated these weaknesses, including by: (i) implementing a segregation of duties and privileged users’ activities monitoring in our SAP RP systems, including having an information security officer and currently implementing a cybersecurity roadmap based on industry best practices; (ii) updating all of our accounting policies and procedures manuals according to current IFRS reporting requirements with the support of a Big Four accounting firm; and (iii) updating our internal control over financial reporting based on Sarbanes-Oxley 404 standards. These remediation steps are monitored by the audit and risk committee and senior management.

Although the weaknesses we identified have been remediated, we cannot assure you that the measures we took will prevent future material weaknesses and we may in the future identify other material weaknesses in our internal control over financial reporting, which could result in material misstatements in our annual or interim financial statements.

We may not be able to continue growing our business at historical rates.

Our revenue has experienced substantial growth since 2008 and our strategy is to continue to grow our operations, through organic and inorganic growth. However, we may not be able to continue to grow at a rate consistent with our recent performance or to continue growing at all in the future due to factors beyond our control. For example, we expect GDP growth to continue to slow in Mexico, Peru and Colombia in 2023 as compared to prior years, which could affect healthcare spending in these countries. Our growth could also be impacted by changes in laws or regulations or delays in construction or acquisition of new facilities, any of which could make the execution of our strategic growth plan more difficult. In addition, as we grow our business, we will need to expand our internal controls and administrative and IT systems, among other functions, and hire additional personnel to continue effectively operating our business. The market for qualified personnel that are able to fill management and key operational roles is highly competitive in Mexico, Peru and Colombia due to the limited number of professionals that have the requisite training and experience, and we may be unable to hire sufficient qualified personnel to support our growth. Any inability to adequately scale our operations to meet the increased size of our business may have a material adverse effect on our ability to continue growing our business and/or on our financial condition or results of operations.

We rely on a limited number of suppliers of medical equipment, medicines and other supplies needed to provide our medical services.

A substantial portion of the medical equipment, medicines and other supplies used in our hospitals and clinics is highly complex and produced by a limited number of suppliers. For example, we purchased 87%, 79% and 76% of our medicines and 31%, 49% and 38% of other medical supplies in Mexico, Peru and Colombia, respectively, from our 10 largest suppliers during the nine-month period ended September 30, 2023 via purchase orders, and whose commercial terms are renegotiated annually. In addition, in many instances, there are only a small number of suppliers that provide a particular type of medicine or other supplies, which increases their bargaining power. Any interruption in the supply of medical equipment, medicines or other supplies from these suppliers, including as a result of the failure by any of these suppliers to obtain required third-party consents and licenses for production or import/clearance, may compromise our ability to provide effective and adequate services in our hospitals and clinics, which could have a material adverse effect on our business.

We are subject to extensive legislation and regulations in Mexico, Peru and Colombia.

We are subject to extensive legislation and regulations in Mexico, Peru and Colombia, including in relation to the provision of healthcare services and prepaid healthcare plans, environmental protection, health surveillance and workplace safety and management of waste by a variety of national, regional and local governmental authorities, and we are supervised by a number of governmental bodies and agencies. The regular functioning of hospitals and clinics depends, among other things, on obtaining and maintaining valid registrations, licenses, authorizations, grants and permits for installation and operations, including for the sale of medicines and the operation of medical equipment, as well as for the collection, deposit or storage of products; utilization of equipment; import of merchandise and biological materials; handling, treatment, transport and disposal of contaminant wastes, radioactive materials and controlled chemical products; and use of water resources

(including installing wells to supply water and disposing of wastewater in accordance with applicable laws and regulations). Moreover, as a provider of prepaid healthcare plans in Peru, we are subject to various economic and financial related regulations, including minimum capital requirements, investment requirements and limitations on asset allocations and indebtedness, among others. We are subject to government inquires, inspections and auditors from time to time. If we fail to comply with applicable laws and regulations, if such laws or regulations change in a manner adverse to us or if we cannot maintain, renew or secure required registrations, permits, licenses or other necessary regulatory approvals, we may be unable to operate our business, suffer administrative penalties, civil liability and criminal charges and fines, have our registration or operating license suspended or revoked, or incur additional liabilities from third-party claims, any of which may also have a negative impact on our brand and reputation. No assurance can be given that any investigations, proceedings or penalties will not occur and will not materially and adversely affect our businesses and results of operations and financial conditions with respect to our recently acquired businesses or any of our other businesses.

Furthermore, we contract with third parties to assist in the collection, treatment, transport and disposal of biohazardous materials. Any failure by these third parties to comply with applicable laws and regulations in the regions in which we operate could also subject us to significant administrative fines, civil liability or criminal charges.

We cannot ensure that the Mexican, Peruvian and Colombian legislation and regulations applicable to our industry will not become more severe or subject us to greater costs in the future, or that the Mexican, Peruvian and Colombian authorities or regulatory agencies will not adopt more restrictive or more rigorous interpretations of existing laws and regulations, including with respect to obtaining and renewing the licenses, permits and registrations, or the environmental, solvency, minimum capital, health surveillance and workplace safety laws and regulations to which we are subject. For instance, in December 2019, the Peruvian government began requiring that all pharmacies carry generic versions of medicines appearing on a list published by MINSA, which currently includes 34 medicines, with the goal of giving patients the option to purchase lower cost alternatives of common medicines at every pharmacy. In addition, around the same time, an emergency decree established that uninsured Peruvians will be able to access the SIS regardless of their socioeconomic classification. In Colombia, there is currently a healthcare reform bill advancing in the house of representatives, aiming to change the control of public resources in the health sector by shifting these from the private sector to the public sector. The bill has three main objectives: (i) establishing a primary healthcare model with a focus on preventive health strategies; (ii) improving the working conditions of healthcare workers by, for example, providing them with continuing education; and (iii) providing that EPSs may no longer oversee the administration of payments made to medical institutions and that Administradora de los Recursos del Sistema (“ADRES”) will directly make all payments to clinics and hospitals. We currently receive payments from EPSs directly and ADRES makes payments to EPSs. EPSs absorb some of the delay in payments on the part of ADRES but if the bill is approved, such delay would no longer be mitigated by EPSs as ADRES would make payments directly to us. As a result, if the bill is approved, this could result in a further delay in the payment for our services in Colombia. In addition, removing EPSs, who compete against each other and negotiate with ADRES on pricing, from the current structure may decrease or eliminate our negotiating power for pricing with respect to patients covered by the public healthcare system. Requiring additional benefits for healthcare workers would also increase costs. These and other recent and future policy changes could have a material adverse effect on our business and operational results.

Moreover, we cannot ensure that the fees, charges and contributions owed to the competent authorities and to professional trade associations, such as El Colegio Médico del Perú and El Colegio Médico Colombiano, will not be increased as a result of new legislative or regulatory measures. Any one of these factors may involve the incurrence of unforeseen additional costs by us and/or capital expenditures, thereby adversely affecting our business and operating results.

We may be unable to obtain the registrations, authorizations, licenses and permits for the establishment and operation of our hospitals and clinics.

The establishment and operation of our hospitals and clinics depend on a number of registrations, authorizations, licenses and permits that we have to obtain and maintain in force from national, regional and local government agencies in Mexico, Peru and Colombia. Moreover, our hospitals are subject to the inspection of health surveillance agencies in the regions in which we operate, which may conduct periodic audits of our facilities to ensure compliance with applicable standards.

Furthermore, we may also need to obtain authorizations, licenses and permits to offer new types of healthcare services at our facilities, which may cause a delay in offering new services to our patients.

Any failure to obtain or renew required registrations, authorizations, licenses or permits may prevent us from opening and operating new hospitals and clinics or force us to close our hospitals and clinics currently in operation. We may also be subject to fines and other penalties and suffer damage to our reputation. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

If we fail to successfully develop and commercialize new products and services under Oncosalud, our operating results may be materially and adversely affected.

The future growth of our Oncosalud business depends on our ability to develop and introduce new products and services, including plans that are financially accessible to a larger segment of the population and plans that cover additional medical specialties. Our ability to successfully roll out new and innovative products and services depends on a number of factors, including efficient management of resources and an effective sales effort.

Our product development efforts may not yield the benefits we expect to achieve in a timely manner, or at all. To the extent that we are unable to execute our strategy for Oncosalud of introducing new and innovative products, diversifying our product portfolio and satisfying consumers’ changing preferences, we may not be able to grow our plan member base and our results of operations may be adversely affected. Even if we are able to add new products and services under Oncosalud, these may not lead to our anticipated results, potentially reducing our return on investment.

Our estimated total addressable market for our oncology plans in Mexico is subject to inherent challenges and uncertainties.

If we have overestimated the size of our total addressable market for our oncology plans in Mexico, our future growth opportunities may be limited. Such total addressable market is calculated based on the following three groups of individuals identified in the Aditum Report as the main potential members for our oncology plans in Mexico: (i) uninsured individuals, which the Aditum Report estimates as 7.9 to 9.7 million individuals, (ii) insured individuals with potential to switch healthcare plan providers, which the Aditum Report estimates as 1.6 million individuals, and (iii) insured individuals with potential to supplement their existing healthcare plans, which the Aditum Report estimates as 1.3 to 3.2 million individuals. To calculate our estimated total addressable market, Aditum started with the main categories of our oncology plan members in Peru based on our internal data. Within those, Aditum identified which factors were most relevant to the industry in Mexico to define each group of the main potential members for our oncology plans in Mexico. Uninsured individuals is defined as those without a healthcare plan covering large medical expenses and with a medium to high socioeconomic level (which was identified by Aditum as the socioeconomic level at which individuals could afford to pay the average monthly cost of our oncology plans). Insured individuals with potential to switch healthcare plan providers is defined as those with an individual healthcare plan, who are over 40 years old (which was identified by Aditum as the age range with adequate potential for individuals to switch healthcare plan providers based on a number of factors, including the level of engagement in the market by age) and with a medium to high socioeconomic level (which was identified by Aditum as the socioeconomic level at which individuals could afford to pay the average monthly cost of our oncology plans). Insured individuals with potential to supplement their existing healthcare plans is defined as those covered under a group healthcare plan with individual coverage of less than MXN 3 million (which is the average cost of treatment of cancer based on our internal data in Peru adjusted for the average cost of medical treatments in Mexico according to Revista Siniestro on February 4, 2021) and with a medium-low to high socioeconomic level (which was identified by Aditum as the socioeconomic level at which individuals could afford to pay the average monthly cost of our group oncology plans after accounting for the portion paid for by the relevant employer). Aditum utilized a range of sources that include the Asociación Mexicana de Instituciones de Seguros (AMIS), the Comisión Nacional de Seguros y Fianzas (CNSF: Microdata), the Instituto Nacional de Estadística y Geografía (INEGI: National Survey of Home Spending, 2020; Census 2020), and the United Nations Development Program (Regional Human Development Report, 2021) and sized each group individually estimating market spending and forecasted growth rates using Aditum proprietary models, as well as various other market research company products and forecasts. Aditum’s models are subject to significant assumptions and estimates. As a result, our total addressable market is subject to significant uncertainty and is based on assumptions that may not prove to be accurate. These estimates, as well as the estimates relating to the size and expected growth of the markets in which we operate, and our penetration of those markets, may change or prove to be inaccurate. While we believe that the information on which we base our total addressable market estimates is generally reliable, such information is inherently imprecise. In addition, our expectations, assumptions and estimates of future opportunities are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described herein. If third-party or internally generated data prove to be inaccurate or we make errors in our assumptions based on that data, our future growth opportunities may be affected. If our total addressable market, or the size of any of the various ancillary markets in which we operate, proves to be inaccurate, our future growth opportunities may be limited, and there could be a material adverse effect on our business, financial condition and results of operations.

We may be subject to liabilities from claims brought against our healthcare professionals or our facilities, including medical malpractice lawsuits.

We and our healthcare professionals are subject to medical malpractice lawsuits, product liability lawsuits and other legal actions in the ordinary course of business. Some of these actions may involve large claims, as well as significant defense costs and potential reputational damage. We cannot predict the outcome of these lawsuits or the effect that findings in such lawsuits may have on us. In an effort to resolve one or more of these matters, we may choose to negotiate a settlement, which may have negative implications. Amounts we pay to settle any of these matters may be material. All professional and general liability insurance we purchase is subject to policy limitations. We believe that, based on our past experience, our insurance coverage is adequate considering the claims arising from the operations of our hospitals, clinics and oncology plans. While we continuously monitor our coverage, our ultimate liability for professional and general liability claims could change materially from our current estimates. If such policy limitations are partially or fully exhausted in the future, or payments of claims exceed our estimates or are not covered by our insurance, it could have a material adverse effect on our business, financial condition and results of operations. See “—Our insurance policies may be insufficient to cover potential losses.”

We are subject to litigation and other legal, labor, administrative and regulatory proceedings.

We are regularly party to litigation and other legal proceedings relating to claims resulting from our operations in the normal course of business. These matters have included or could in the future include matters related to Oncosalud’s healthcare benefits coverage and other payment claims (including disputes with plan members, physicians, other healthcare professionals and members of its salesforce), tort claims (including claims related to the delivery of healthcare services, such as claims of medical malpractice by medical professionals employed by us or physicians with whom we have a contractual relationship), labor claims (including disputes with employees, former employees and independent contractors) and administrative and regulatory claims (including retroactive tax claims or challenges arising out of our failure or alleged failure to comply with applicable laws and regulations). In addition, the interpretation and enforcement of certain provisions of our existing or any future agreements (including those related to force majeure clauses in the context of pandemics)

may result in disputes among us and our patients or third parties. Litigation and other legal proceedings are subject to inherent uncertainties, and unfavorable rulings may occur. We cannot assure you that the legal, labor, administrative and regulatory proceedings in which we are or may become involved will not materially and adversely affect our ability to conduct our business in the manner that we expect, or otherwise adversely affect our business, financial condition and results of operations. See “Business—Legal Proceedings.”

Our insurance policies may be insufficient to cover potential losses.

We maintain insurance coverage in accordance with normal market practice in order to cover losses arising in connection with our hospital networks and healthcare plans. Certain risks are not covered by insurers in the market (such as war, acts of God and force majeure, the interruption of certain activities and human error, including in relation to medical errors). Furthermore, natural disasters, adverse meteorological conditions and other events may cause physical damage and loss of life, business interruption, equipment damage, pollution and environmental damage, among others. We cannot ensure that our insurance policies will be suitable and/or sufficient in all circumstances or against all risks. The occurrence of a significant loss for which we are not insured, in full or in part, may require us to expend significant amounts. Furthermore, we cannot assure you that we will be able to maintain insurance coverage at reasonable commercial rates or on acceptable terms, or to contract insurance policies with the same or similar insurance companies. Any of the aforementioned developments may adversely impact us, our business, financial condition and results of operations.

We are subject to certain privacy laws and any failure to adhere to these requirements could expose us to civil and criminal penalties, and damage our reputation.

Our business operations and current and future arrangements with medical professionals, third-party payers, plan members and patients expose us to various laws and regulations protecting the privacy and security of health information and personal data, including personal data protection laws in Mexico, Peru and Colombia. We have made significant investments in technology to adopt and utilize electronic health records and to become meaningful users of health IT, and as a result, we are in possession of a significant amount of protected health information and other data subject to these privacy laws. We may be required to expend significant capital and other resources to ensure ongoing compliance with applicable privacy and data security laws. If our operations are found to be in violation of any of these privacy laws or if we are found to have used private information incorrectly, we may be subject to administrative fines and penalties, civil liability and criminal charges and could result in harm to our reputation. See “Industry—Regulation of the Peruvian Healthcare Sector,” “Industry—Regulation of the Colombian Healthcare Sector” and “Industry—Regulation of the Mexican Healthcare Sector.”

Any loss of members of our senior management team could have an adverse effect on us.

Our success depends in large part on performance of our senior management. If any members of our senior management leave the Company, we may not be able to replace them with equally qualified professionals. Competition for qualified personnel in the Mexican, Peruvian and Colombian healthcare industries is strong given the limited number of professionals with appropriate training and/or proven experience in this area. Furthermore, we may be delayed or unsuccessful in hiring, training and integrating new members of our senior management. The loss of any member of our senior management and/or any difficulties encountered in replacing them may adversely affect our business and prospects. See also “—We may not be able to continue growing our business at historical rates.”

Our performance depends on favorable labor relations with our employees. Any deterioration in these relations or increased labor costs may adversely affect our business.

Our employees are not unionized and have not entered into collective bargaining agreements. However, nothing prevents them from doing so in the future. Conflicts with our employees and organized labor actions could result in increased legal and other associated costs and divert management attention. In addition, requirements to increase employee salaries and/or benefits as a result of future collective bargaining agreements, governmental regulations or policies or otherwise could cause us to suffer a material adverse effect on our financial condition and results of operations.

Any significant increase in labor costs, deterioration in relations with employees, or work stoppages at any of our hospital units, whether due to union activities, employee turnover, labor inspections or other factors, may adversely affect our operating results and financial condition.

We are a holding company and all of our operations are conducted through our subsidiaries. Our ability to service our debt and other obligations will depend on the ability of our subsidiaries to pay dividends and make other payments to us.

As a holding company, all of our operations are conducted through our subsidiaries. Accordingly, our ability to service our debt and other obligations will depend upon our receipt of dividends and other payments from our subsidiaries (such as the payment of intercompany debt). There are various restrictions in Mexico, Peru and Colombia that may limit our subsidiaries’ ability to pay dividends or make other payments to us, such as their obligations to maintain minimum regulatory capital, reserves and minimum liquidity. For example, in the case of Peru our subsidiary Oncosalud, as an institución administradora de fondos de aseguramiento de salud (“IAFAS”), is obligated by law to meet minimum capital requirements determined on the basis of the number of affiliated members (Oncosalud’s minimum capital requirements is S/44.8 (US$11.8)), as well as to meet minimum risk capital (capital mínimo de riesgo) requirements to comply with net worth and solvency obligations. Likewise, Oncosalud is required to create and maintain certain technical reserves to meet its obligations with insured individuals and health providers. In addition, all of our Peruvian subsidiaries are obligated to allocate 10% of their annual distributable profit to a legal reserve until such reserve has reached an amount equivalent to 20% of the paid in capital of the corresponding subsidiary. As of the date of this prospectus, our Peruvian subsidiaries are in compliance with these requirements.

Our Colombian subsidiaries must maintain a mandatory legal reserve that shall amount to 50% of their subscribed capital. To form this reserve, each subsidiary that is incorporated as a sociedad anónima must allocate 10% of its distributable net profits from each fiscal year. As of the date of this prospectus, our Colombian subsidiaries are in compliance with these requirements.

Under applicable law, our Mexican subsidiaries are generally only allowed to pay dividends (i) against retained earnings reported in our annual financial statements that have been approved by our shareholders, (ii) provided that the payment of dividends is approved at the applicable subsidiary’s annual general shareholders’ meeting, (iii) provided that we do not have accrued losses from prior fiscal years and (iv) if we have contributed at least 5% of our Mexican subsidiaries’ net annual earnings to our legal reserve fund, until the amount of such reserve is equal to 20% of our the Mexican subsidiaries capital stock. In addition, Dentegra cannot pay dividends unless (i) its annual financial statements have been approved by the Comision Nacional de Seguros y Finanzas (“CNSF”), (ii) it complies with the minimum capital currently in effect for health insurance companies (1,704,243 UDIs – approximately US$752,000) and (iii) the payment thereof is not performed with funds from technical reserves created to compensate or absorb future losses or from the legal reserve. As of the date of this prospectus, Dentegra’s financial statements for the year ended December 31, 2022 have been approved by the CNSF, the legal reserve fund of each of our Mexican subsidiaries is equal to at least 20% of their subscribed and paid-in capital stock and Dentegra complies with the minimum capital requirements currently in effect.

Furthermore, while we do not have any existing material indebtedness that contain terms that restrict or prohibit our subsidiaries from paying dividends, making other distributions and making loans to us, we may incur indebtedness or enter into other arrangements in the future that contain such restrictions and/or prohibitions. We cannot assure you that we will not need to take out additional indebtedness in the future, or that the agreements governing our existing or future indebtedness will permit them to provide us with sufficient dividends or distributions or permit us to loan money or enter into other similar arrangements to make required principal and interest payments on our indebtedness or honor our other obligations.

To the extent our subsidiaries do not have funds available or are otherwise restricted from paying dividends or make other payments to us, such as the payment of intercompany debt, our ability to make required principal and interest payments on our indebtedness or honor our other obligations will be adversely affected.

Our significant indebtedness could adversely affect our financial health, prevent us from fulfilling our obligations under our existing debt and raise additional capital to fund our operations and limit our ability to react to changes in the economy or the healthcare industry.

We have a significant amount of debt and debt service obligations. As of September 30, 2023, our total debt and other financing, including all of our consolidated subsidiaries, was S/3,841.9 million (US$1,012.9 million). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations and Commitments.”

Our level of indebtedness and the restrictive covenants under the agreements governing our debt instruments could have important negative consequences for us and to you as a shareholder, including the following:

•	it could require us to dedicate a large portion of our cash flow from operations to fund payments on our debt, thereby reducing our ability to expand our capabilities and grow our operations;

•	reduce the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	increase our vulnerability to adverse general economic or industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	limit our ability to raise additional debt or equity capital in the future or increase the cost of such funding;

•	restrict us from making strategic acquisitions or exploiting business opportunities;

•

make it more difficult for us to satisfy our obligations with respect to our debt, and any failure to comply with the obligations under any of our debt instruments, including restrictive covenants, could result in an event of default under the agreements governing such debt; and

•	place us at a competitive disadvantage with competitors that have less debt.

In particular, the 2029 Notes Indenture (as defined herein) and the Credit Agreement (as defined herein) contain affirmative and negative covenants, financial covenants and events of default. For additional information, see “Management’s Discussion and Analysis—Liquidity and Capital Resources—Contractual Obligations and Commitments—Notes—Senior Secured Notes due 2029” and “Management’s Discussion and Analysis—Liquidity and Capital Resources—Contractual Obligations and Commitments—Credit Facilities—Credit and Guaranty Agreement.”

Moreover, subject to the limitations contained therein, the agreements governing our existing debt allow us to incur certain additional debt. This has the effect of reducing the amount of funds available to be paid to shareholders in the event of an insolvency, liquidation, reorganization, dissolution or other winding-up. In addition, the agreements governing our existing debt do not prevent us from incurring other liabilities that do not constitute indebtedness. Any such additional debt or other liabilities could further exacerbate the risks associated with our substantial leverage.

Our financial results may be impacted by changes to IFRS accounting standards.

We report our financial condition and results of operations in accordance with IFRS. Changes to IFRS may cause our future reported financial condition and results of operations to differ from current expectations, or historical results to differ from those previously reported due to the adoption of new accounting standards on a retrospective basis. We monitor potential accounting changes and, when possible, we determine their potential impact and disclose significant future changes in our financial statements that we expect as a result of those changes. For further information, see note 3 to our audited consolidated financial statements included elsewhere in this prospectus.

Our operation of any public-private partnerships we may enter in the future may subject us to additional risks and uncertainties.

In 2010, we entered into an agreement for our first PPP with EsSalud to rebuild Torre Trecca, an outpatient facility (which is currently not in use) providing healthcare services to patients covered through EsSalud, as a high-rise treatment center, and begin operating it on behalf of EsSalud. There are substantial risks and uncertainties associated with this agreement, and any additional PPPs that we may enter into in the future. For example, we signed our initial agreement with EsSalud in 2010, but have not been able to make the project viable because there have been delays in the approvals for the applicable project milestones and amendments to the concession agreement required to start operation of the Torre Trecca PPP by the relevant Peruvian governmental authorities. We have not previously operated a PPP and we may underestimate the level of resources or expertise necessary to make any future PPPs successful or to otherwise realize expected benefits. Moreover, given the nature of PPPs, we expect any future PPPs to generate lower margins than our current business segments have historically generated. In addition, the quality of medical services provided by governmental agencies may be considered deficient and over capacity, and our association with such agencies and any complaints of the quality of government health services may adversely affect our reputation. Our failure to successfully manage these risks could have a material adverse effect on our business, results of operations, financial condition and prospects.

Risks Relating to Mexico, Peru and Colombia

Political, economic and social conditions in Mexico, could materially and adversely affect Mexican economic policy and, in turn, our business, financial condition, results of operations and prospects.

During the nine-month period ended September 30, 2023, we derived 30% of our revenues from contracts with customers in Mexico, including 3% of our revenues from the sale of dental and vision insurance policies. As such, our results of operations are substantially dependent on the ability of patients and other payers in Mexico to pay for services at our hospitals and clinics and our dental and vision plans. Our business, financial condition and results of operations could be affected by changes in economic and other policies of the Mexican government (which has exercised and continues to exercise substantial influence over many aspects of the private sector) and by other economic and political developments in Mexico, including devaluation, currency exchange controls, inflation, economic downturns, corruption scandals, social unrest and terrorism.

As of the date of this prospectus, the Morena Political Party, in conjunction with its allied political parties, holds a simple majority in the Senate and in the Chamber of Deputies and a strong influence in various local legislatures. Mexico’s next presidential and congressional election will be held in June 2024 and the outcome of it cannot be predicted. The Mexican president influences new policies and governmental actions regarding the Mexican economy, and the new administration could implement substantial changes in law, policy and regulations in Mexico, which could negatively affect our business, financial condition, results of operations and prospects.

The Mexican federal government occasionally makes significant changes in policies and regulations and may do so again in the future. The Mexican federal government drastically decreased the 2019 expenditure budget and could continue decreasing it in the future. On July 2, 2019, the new Federal Republican Austerity

Law (Ley Federal de Austeridad Republicana) was approved by the Mexican Senate and it was published in the Official Gazette of the Federation on November 19, 2019. Actions to control inflation and other regulations and policies have involved, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations and capital controls and limits on imports. Our business, financial situation and results of operations could be affected by changes in government policies and regulations involving its administration, operations and tax regime. We cannot assure you that the Mexican government will maintain existing political, social, economic or other policies or that such changes would not have a material adverse effect on our business, financial condition, results of operations and prospects. In particular, tax legislation in Mexico is subject to constant change, and we cannot assure you that the government will maintain the social, economic or other existing policies, nor that those changes will not adversely affect the business, financial position, results of operation or prospects of our company.

The administration of Mr. López Obrador has taken actions that have significantly undermined investors’ confidence in private ventures following the results of public referendums, such as the cancellation of public and private projects authorized by the previous administration, including the construction of the new Mexican airport, which immediately prompted the revision of Mexico’s sovereign rating. We cannot assure you that similar measures will not be taken in the future, which could have a negative effect on Mexico’s economy.

Mexico has recently experienced a significant increase in violence relating to illegal drug trafficking and organized crime, particularly in Mexico’s northern states near the United States border. This increase in violence has had an adverse impact on the economic activity in Mexico and may continue to do so. In addition, social instability in Mexico and adverse social or political developments in or affecting Mexico could adversely affect us and our financial performance. Also, violent crime may increase our insurance and security costs. We cannot assure you that the levels of violent crime in Mexico or its expansion to a larger portion of Mexico, over which we have no control, will not increase. Corruption and links between criminal organizations and government authorities also create conditions that affect our business operations, as well as extortion and other acts of intimidation, which may have the effect of limiting the level of action taken by federal and local governments in response to such criminal activity. An increase in violent crime or social unrest could adversely affect our business, financial condition, results of operations and prospects.

We cannot predict the impact that political, economic and social conditions will have on the Mexican economy. Furthermore, we cannot provide any assurances that political, economic or social developments in Mexico, over which we have no control, will not have an adverse effect on our business, financial condition, results of operations and prospects.

Economic, social and political developments in Peru, including political instability, inflation and unemployment, could have a material adverse effect on our businesses and our results of operations may be negatively affected by recent political instability in Peru.

We derived 41% and 60% of our revenues from contracts with customers in Peru for the nine-month period ended September 30, 2023 and in 2022, respectively. As such, our results of operations are substantially dependent on the ability of patients in Peru to pay for services at our hospitals and clinics and our oncology plans. Our business, financial condition and results of operations could be affected by changes in economic and other policies of the Peruvian government (which has exercised and continues to exercise substantial influence over many aspects of the private sector) and by other economic and political developments in Peru, including devaluation, currency exchange controls, inflation, economic downturns, corruption scandals, social unrest and terrorism.

Peru has experienced political instability from time to time, spanning a succession of regimes with differing economic policies and programs. Although Peru has been widely considered a stable democracy in recent years, on September 30, 2019, President Martín Vizcarra took executive action to dissolve the Peruvian Congress and called for a new election of congressional members, giving rise to a protracted period of political crisis. On

January 14, 2020, the Peruvian Constitutional Court ruled on a constitutional action challenging President Vizcarra’s closing of Congress, declaring the executive action to be constitutionally and legally valid. Congressional elections were held to form a new Congress. In the aftermath of these elections, the Peruvian executive and legislative branches were at odds over several important economic and social measures, including initiatives to address the economic and social impacts of the COVID-19 pandemic on Peru. In October 2020, a group of congressmen introduced a motion to hold impeachment proceedings against President Vizcarra which Congress approved. Because Peru did not have any designated Vice President at such time, the then-President of Congress, Manuel Merino, assumed the role of acting President. Following multiple protests across the country, Merino resigned from his role as acting President, and Congress selected congressman Francisco Rafael Sagasti Hochhausler as president of Congress, and therefore as acting President.

Peru’s general elections to elect a new president and all 130 members of Congress for the 2021-2026 period were subsequently held on April 11, 2021 and resulted in increased economic uncertainty and a climate of intense political polarization. Since no presidential candidate achieved an outright majority, a run-off election was held on June 6, 2021, leading to the election of Pedro Castillo Terrones, a member of the left-wing Peru Libre party. The new government took office on July 28, 2021, and faced challenges in aligning initiatives with and obtaining support from Congress, in which no political party has achieved clear majority and which, with at least ten political parties holding minority representations, is highly fragmented.

On December 7, 2022, Mr. Castillo took an illegal executive action to dissolve the Peruvian Congress. On that same day, with the support of all major political institutions, including the Peruvian army, Castillo was arrested (and remains detained) under the alleged charges of rebellion and conspiracy. Less than 24 hours later the then Vice President, Dina Boluarte, assumed the position of President of Peru, which resulted in multiple protests and social unrest across the country. In contrast to Mr. Castillo, Ms. Boluarte has pursued more business-friendly and open-market economic policies, to stimulate economic growth and stability, a key feature of the Peruvian economy over the past 30 years. Since then, Peru has entered into a new period of relative political and economic stability, although we cannot guarantee that the country will remain in this position nor that the Boluarte administration will continue to pursue such business-friendly and open-market economic policies.

In addition, an economic contraction or weak economic growth in Peru’s trading partners may have an adverse effect on Peru’s economy. Furthermore, economic conditions in the region may affect the Peruvian economy. For example, Venezuela, under the rule of President Nicolás Maduro, has suffered economic collapse and mass emigration since 2015, including to Peru. The influx of migrants to Peru has put a strain on the country and threatens to increase political and economic instability and social conflict in the region. Despite Peru’s ongoing economic growth and stabilization, the social and political tensions and high levels of poverty and unemployment continue. Future government policies to preempt or respond to social unrest could include, among other things, expropriation, nationalization, suspension of the enforcement of creditors’ rights and new taxation policies. There can be no assurance that Peru will not face political, economic or social problems in the future or that these problems will not adversely affect our business, financial condition and results of operations.

A deterioration of political stability and any resulting effects on the Peruvian economy could affect our patients’ ability to afford our healthcare services, our ability to expand and grow consistently with our strategic plans or otherwise negatively affect our business, financial condition and results of operations.

Economic, social and political developments in Colombia, including political and economic instability, violence, inflation and unemployment, could have a material adverse effect on our businesses, financial condition and results of operations.

We derived 30% and 40% of our revenues from contracts with customers in Colombia for the nine-month period ended September 30, 2023 and in 2022, respectively. As such, our results of operations are substantially dependent on the ability of patients in Colombia to pay for services at our hospitals and clinics. Decreases in the economic growth rate, periods of negative growth, increases in inflation, changes in law, regulation, policy, or future judicial rulings and interpretations of policies involving exchange controls and other matters such as (but not limited to) currency depreciation, inflation, interest rates, taxation, banking laws and regulations and other political or economic developments in or affecting Colombia may affect the overall business environment and may, in turn, impact our financial condition and results of operations.

Colombia’s central government fiscal deficit and growing public debt could adversely affect the Colombian economy. The Colombian fiscal deficit was 7.1% of GDP in 2021, 7.8% of GDP in 2020, 2.5% of GDP in 2019 and 3.1% of GDP in 2018. According to projections published in December 2022 by the Ministry of Finance and Public Credit, the Colombian government expects a fiscal deficit of 5.5% of GDP for the year 2022. In 2020, the Colombian economy deteriorated as a result of the COVID-19 pandemic and the collapse in oil prices in April 2020. In addition, economic conditions in the region may affect the Colombian economy. For example, Venezuela, under the rule of President Nicolás Maduro, has suffered economic collapse and mass emigration since 2015, including to Colombia. The influx of migrants to Colombia has put a strain on the country and threatens to increase political and economic instability and social conflict in the region. If the Colombian economy continues to deteriorate as a result of these or other factors, our business, results of operations and financial condition could be adversely affected. The Colombian government frequently intervenes in Colombia’s economy and from time to time makes significant changes in monetary, fiscal and regulatory policy. In addition, Colombia held presidential elections in May 2022, and several of the major reforms proposed by the current president could cause volatility of the Colombian economy as well as the monetary, fiscal and regulatory policy.

For example, a labor bill submitted to the Colombian Congress in August 2023 by President Petro’s government could result in significant changes that would have a material impact on labor relationships. Proposed changes would require that an indefinite term employment agreement is in place in almost all cases and that fixed-term contracts have a term of not less than 1 month or more than 3 years, including any extensions thereof. In addition, other proposed changes include an increase of severance for termination without cause, restrictions with respect to contractors used and changes regarding working hours. It is expected that the proposed changes would also impact other aspects of labor such as collective relationships, disciplinary processes, labor protections, apprenticeship relations and remote work, among others. If approved, this reform would increase labor costs to employers, including us.

We cannot predict whether this or other policies will be adopted by the Colombian government and whether those policies would have a negative impact on the Colombian economy or our business and financial performance. Our business and results of operations or financial condition may be adversely affected by changes in government or fiscal policies, and other political, diplomatic, social and economic developments that may affect Colombia.

Furthermore, Colombia has suffered from periods of widespread criminal violence over the past four decades, primarily due to the activities of guerrilla groups such as the Fuerzas Armadas Revolucionarias de Colombia (the “FARC”), paramilitary groups and drug cartels. In regions of the country with limited governmental presence, these groups have exerted influence over the local population and funded their activities by protecting and rendering services to drug traffickers. Despite efforts by the Colombian government, drug-related crime, guerrilla paramilitary activity and criminal bands subsist in Colombia, and allegations have surfaced regarding members of the Colombian Congress and other government officials having ties to guerilla and paramilitary groups. In November 2016, former President Juan Manuel Santos signed a peace deal with the FARC, and FARC guerillas began a process of disarming, which was completed in June 2017. Although the Colombian Congress has approved certain regulations to implement the peace deal, certain FARC members announced their return to arms. On February 16, 2023, at a public hearing convened by the Peace Commission of the House of Representatives (Comisión de Paz de la Cámara de Representantes). The Director of the Peace Accord Implementation Unit (Unidad de Implementación del Acuerdo de Paz) reiterated the national government’s willingness to comply with the agreements, highlighting, among other issues, the coordinated work with all entities to recover the spirit of the peace deal, the allocation of 50.4 billion Colombian pesos in the National Development Plan (Plan Nacional de Desarrollo), as well as the actions that are being carried out to strengthen security guarantees. However, it is unclear if this will result in the full implementation of the peace deal. If the peace deal is only partially implemented, violence associated with the FARC may escalate. In addition, although the Colombian government and the National Liberation Army (“ELN”) were in talks since February 2017 to end a five-decade war, the Colombian government suspended the negotiations in January 2019 after a series of rebel attacks, including a car bombing at a police academy in Bogotá resulting in 21 people dead and many injured. Furthermore, in February 2022, the ELN held a three-day armed strike against the social and economic policies implemented by the government. Nonetheless, the government of President Petro is once again attempting a negotiation with ELN which, after years of suspending talks with the government of Iván Duque, appears to be interested in trying to reach an agreement with the government to halt violence. The continuation or escalation in the violence associated with the FARC or the ELN may have a negative impact on the Colombian economy or on us, which may affect our patients, employees, assets and projects in the region, as well as our ability to acquire new assets, which could have a material adverse effect on our business, financial condition and results of operations.

Our operations could be adversely affected by adverse climate conditions and other natural disasters.

Mexico, Peru and Colombia are affected by El Niño, an oceanic and atmospheric phenomenon that causes a warming of temperatures in the Pacific Ocean, resulting in heavy rains off the coast of Mexico, Peru and Colombia and various other effects in other parts of the world. The effects of El Niño, which typically occurs every two to seven years, include flooding and the destruction of fish populations and agriculture, and it accordingly can have a negative impact on the Mexican, Peruvian and Colombian economies. For example, in early 2017, El Niño adversely affected agricultural production, transportation services, tourism and commercial activity in Peru, caused widespread damage to infrastructure and displaced people and resulted in a 1.5% drop in GDP growth in 2017 relative to 2016 figures. The Peruvian government estimated that El Niño caused US$3.1 billion in damages in affected regions. Although El Niño did not have a material adverse effect on our business, we were forced to temporarily close certain facilities in the northern part of Peru.

Mexico, Peru and Colombia are also located in areas that experiences seismic activity and occasionally is affected by earthquakes. For example, on May 26, 2019, an earthquake of 8.0 magnitude struck a remote part of the Amazon in Peru, resulting in collapsed buildings, certain power failures and two reported deaths. In addition, in 2017, an earthquake of 7.4 magnitude struck Mexico, resulting in a significant number of deaths and material losses across the country. Although none of our hospitals and clinics in Mexico, Peru and Colombia have been materially affected by natural disaster to date, a major earthquake, volcanic eruption, hurricane, flood or other natural disaster caused by El Niño or otherwise could damage the infrastructure necessary to their operations.

Our insurance may not be adequate to cover the damages our infrastructure experiences and the occurrence of an earthquake in particular and any other natural disasters could adversely affect our business, results of operations and financial condition. See “—Our insurance policies may be insufficient to cover potential losses.”

In addition, natural disasters, accidents and other similar events, including power loss, may discontinue the normal operations of our hospitals. Any such event could adversely affect our ability to provide services to patients and result in loss of lives and injury. Any of these events and other factors beyond our control could have an adverse effect on the overall business sentiment and environment, our reputation and materially and adversely impact our business, financial conditions and results of operations.

Any future pandemic, epidemic or outbreak of a contagious disease in the markets in which we operate or that otherwise impacts our facilities could adversely impact our business.

The operation of a hospital involves the treatment of patients with a variety of infectious diseases. Previously healthy or uninfected people may contract serious communicable diseases in connection with their stay or visit at hospitals. In addition, these germs or infections could also infect employees and thus significantly reduce the treatment and care capacity at the medical facilities involved in the short-, medium- and long-term.

Any future pandemic, epidemic, outbreak of a contagious disease or other public health crisis could similarly disrupt our operations, diminish the public trust in our healthcare services, especially if we fail to accurately or timely diagnose any future contagious diseases and adversely affect our business, financial condition and results of operations. For example, although our hospitals are essential businesses, we were ordered to cancel all elective, non-emergency procedures and outpatient consultations in Peru and Colombia as a result of the COVID-19 pandemic, restricting our services to emergency care only for the duration of the lockdowns. As a result, revenue from our Healthcare Services in Peru and Healthcare Services in Colombia segments presented a low level of growth in 2020. We also saw a significant increase in the cost of sales and services throughout 2020 due to an increase in the prices of personal protective equipment and experienced staffing shortages at our hospitals and clinics. In addition, the introduction of new laws and regulations, or changes to existing ones, as a response to a future pandemic, epidemic or public health crisis is difficult to predict and could materially affect our business. For example, we may be required to enter into unprofitable arrangements to treat victims of a pandemic or epidemic due to a widespread health emergency, which could negatively impact our results. Our facilities could also be affected by the withdrawal of licenses, permits or authorizations as a result of a pandemic, epidemic or outbreak. Although we have disaster plans in place and operate pursuant to infectious disease protocols, the potential impact of a pandemic, epidemic or outbreak of a contagious disease with respect to our markets or our facilities is difficult to predict and could adversely impact our business.

Our operations are highly concentrated in Lima, Monterrey and Medellín.

For the nine-month period ended September 30, 2023, 34.6%, 27.1% and 15.6% of our revenues from contracts with customers were derived from operations in Lima, Monterrey and Medellín, respectively. As such, our results of operations are particularly dependent on economic, social and political developments in these cities and the ability of customers in these cities to afford our healthcare services or purchase our healthcare plans, as applicable. In addition, any earthquakes or other natural disasters, or any other disruptive occurrences such as political or social unrest, sustained power failures, or outbreaks of epidemics or pandemics, such as the novel coronavirus outbreak, that have a negative impact on our infrastructure in these cities could have a disproportionate impact on our ability to provide healthcare services to our patients. As a result, if Lima, Monterrey or Medellín experience a decline in economic, social or political conditions or a serious natural disaster, it could have a material adverse effect on our business, financial condition and results of operations.

Developments and the perception of risk in other countries, especially emerging market countries, may adversely affect the market price of many Latin American securities.

The market value of securities issued by companies with operations in the Latin American region, such as ours, may be affected to varying degrees by economic, political and market conditions in other countries, including other Latin American and emerging market countries. Although macroeconomic conditions in such Latin American and other emerging market countries may differ significantly from macroeconomic conditions in Mexico, Peru and Colombia, investors’ reactions to developments in these other countries may have an adverse effect on the market values of our securities. For example, political and social unrest in Latin American countries, including Ecuador, Chile, Bolivia and Colombia; has sparked political demonstrations and, in some instances, violence. Similarly, economic problems in emerging market countries outside of Latin America have also caused investors to view investments in emerging markets more generally with heightened caution. Unforeseen production shortages, interruptions to business operations and supply chain disruptions as a result of the military conflict between Russia and Ukraine could adversely impact our business. Crises in world financial markets could also affect investors’ views of securities issued by companies that operate in emerging markets. Crises in other emerging market countries may hamper investor enthusiasm for securities of issuers with operations in Latin America which could adversely affect the market price of the class A shares. This could also make it more difficult for us and our subsidiaries to access the capital markets and finance our operations in the future on acceptable terms, or at all.

Increased inflation in Mexico, Peru or Colombia could have an adverse effect on the Mexican, Peruvian and Colombian economies generally and, therefore, on our business, financial condition and results of operations.

In the past, Mexico, Peru and Colombia all have suffered through periods of high inflation and hyperinflation, which has materially undermined their economies and their respective governments’ ability to create conditions that support economic growth. High inflation and hyperinflation have the effect of making our services more expensive for our patients and decreasing their ability to afford our services. Any such impact on the Mexican, Peruvian or Colombian economy from inflation may have a material adverse effect on our business, financial condition and results of operations.

Variations in foreign exchange rates may adversely affect our financial condition and results of operations.

The Mexican, Peruvian and Colombian currencies have fluctuated against the U.S. dollar, each other and other foreign currencies over the last four decades. For the nine-month period ended September 30, 2023, we generated 40% of our revenues in Peruvian soles, 30% of our revenues in Colombian pesos and 30% of our revenues in Mexican pesos. Our consolidated statement of income and other comprehensive income is presented in Peruvian soles, and is impacted by the translation of income and expenses of transactions in Colombian pesos and Mexican pesos to Peruvian soles. The Mexican peso, Peruvian sol and Colombian peso have been volatile in recent years, which in turn creates volatility in our results of operations. Fluctuations in the exchange rates of the Colombian peso and Mexican peso to the Peruvian sol could impair the comparability of our results from period to period and depreciation in such exchange rate could have a material adverse effect on our results of operations and financial condition.

In addition, fluctuations in the exchange rates of the currencies in the markets in which we operate to the U.S. dollar impacts our cash flows. We purchase our pharmaceuticals from local distributors in local currency; however, prices are impacted by the price of such pharmaceuticals globally in U.S. dollars and fluctuations in the exchange rates of the Mexican peso, Peruvian sol and Colombian peso to the U.S. dollar could increase our costs. Furthermore, some of our capital expenditures, such as the purchase of medical equipment, are paid for in U.S. dollars and depreciation of the Mexican peso, Peruvian sol and Colombian peso against the U.S. dollar could reduce or delay the availability of our cash flow to fund such capital expenditures.

We are also exposed to the foreign exchange rate risk associated with our U.S. dollar-denominated debt. As of September 30, 2023, 60.3% of our liabilities were denominated in U.S. dollars. Although we have entered into hedging arrangements with respect to all of our material U.S. dollar-denominated debt, we recognize gains and losses from this debt and the related hedging instruments resulting from exchange rate differences between Mexican pesos, Peruvian soles, Colombian pesos and U.S. dollars in profit or loss. For more information see Note 30 to our audited consolidated financial statements.

Depreciation of the Colombian peso or Mexican peso against the Peruvian sol or the Mexican peso, Peruvian sol or Colombian peso against the U.S. dollar and/or other currencies may therefore adversely affect our business, financial condition and results of operations.

Changes in tax laws in Mexico, Peru, Colombia, Luxembourg or any other relevant jurisdiction may increase our tax liabilities and, as a result, have a material and adverse effect on us.

The tax regimes we are subject to or operate under may be subject to significant change. Changes in tax laws or tax rulings, or changes in interpretations of existing laws, in Luxembourg and in other countries where we have significant operations could materially affect our results of operations and financial condition.

The Peruvian government regularly implements changes to its tax regulations and interpretations. Potential changes may include modifications in the taxable events, the taxable bases or the tax rates, or the enactment of temporary taxes that, in some cases, could become permanent taxes. These changes could, if enacted, indirectly affect us. For instance, in recent years the Peruvian government introduced several changes related, among others, to interest expense deduction limits, mandatory use of the banking system, indirect transfer of shares and the concept of permanent establishment.

On May 7, 2019, the Peruvian government approved regulations establishing substantive and procedural provisions for the application of the General Anti-Avoidance Rule (“GAAR”). GAAR gives the Superintendencia Nacional de Aduanas y de Administración Tributaria (“SUNAT”) the power to reclassify certain transactions that are exclusively performed in a manner solely driven by tax reasons, resulting in tax savings or advantages that otherwise would not have been available. As a result, GAAR may have an impact on our taxable base.

We are currently unable to estimate the impact that such reforms may have on our business. The effects of any tax reform that could be proposed in the future and any other changes that could result from the enactment of additional reform or changes in interpretation have not been, and cannot be, quantified. Any changes to the Peruvian tax regime may increase our and our subsidiaries’ tax liabilities or overall compliance costs, which could have a material adverse impact on our business, financial condition and results of operations.

The Colombian government also regularly implements changes to its tax regulations and interpretations. Colombia has gone through five tax reforms in the last six years, but the Colombian government continues to face serious budgetary constraints and pressure from rating agencies that could lead to future tax reforms, with potential adverse consequences on our financial results.

For example, on September 14, 2021, the Colombian government approved a tax reform under Law No. 2155 as a tax and fiscal policy response to the COVID-19 crisis. As a result, the corporate income tax rate rose to 35%. Furthermore, payments made to foreign entities are subject to an income tax withholding rate of 20%. However, this general rate does not apply to foreign indebtedness exceeding one year, in which case the applicable income tax withholding is 15%. Dividends paid by our subsidiaries to us out of profits that were previously subject to corporate income tax are subject to a withholding tax of 20% and dividends paid out of profits that were not previously subject to corporate income tax are now subject to a withholding tax of 35% for 2023 and onwards, plus the foregoing 20%, which applies to any amount remaining after the 35%, giving rise to a bundled rate of the 48%.

In December 2019, the Mexican government published several amendments to the Income Tax Law (Ley del Impuesto sobre la Renta), the Value Added Tax Law (Ley del Impuesto al Valor Agregado), the Excise Tax Law (Ley del Impuesto Especial sobre Producción y Servicios) and the Mexican Federal Tax Code (Código Fiscal de la Federación), most of which became effective on January 1, 2020. This set of tax reforms is one of the most important in recent years and its main objective is to address tax evasion by strengthening the control mechanisms available to the tax authorities. Among the principal modifications that could affect our results of operations are strict restrictions on the deductibility of certain expenses, such as a new limitation on the deduction of net interest that exceeds 30% of taxpayers’ adjusted income, the non-deductibility of certain payments to related parties or through structured agreements with respect to income that is considered subject to preferential tax regimes, or that is subject to hybrid mechanisms. Likewise, important amendments were introduced with respect to the tax regime applicable to foreign entities or legal entities that are transparent for tax purposes, as well as to foreign entities or legal entities whose income is considered subject to preferential tax regimes.

The 2020 tax reform also introduced a new mandatory disclosure regime for transactions that are considered reportable transactions in terms of the provisions of Title VI, Sole Chapter of the Mexican Federal Tax Code (Código Fiscal de la Federación), mainly directed to tax advisors of taxpayers.

Due to a tax reform that came into force on January 1, 2022, various modifications were introduced that may affect our operating results; among them are changes in the parameters for determining foreign exchange gains or losses, limitations on the application of preferential withholding rates in the context of financing entered into with related parties, additional obligations regarding transfer prices and the establishment of additional requirements for crediting the value added tax.

In Luxembourg, changes in statutory, tax and regulatory regimes may have an adverse effect on our business, financial condition and result of operations. The pace of evolution of fiscal policy and practice has recently been accelerated due to a number of developments.

In particular, the Organization for Economic Co-operation and Development (the “OECD”) together with the G20 countries have committed to addressing abusive global tax avoidance, referred to as base erosion and profit shifting (“BEPS”) through 15 actions detailed in reports released on October 5, 2015 and through the Inclusive Framework on a global consensus solution to reform the international corporate tax system via a two-pillar plan agreed in 2021 (BEPS 2.0).

As part of the BEPS project, new rules have been introduced in Luxembourg to address abusive global tax avoidance. In particular:

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The Council of the European Union adopted two Anti-Tax Avoidance Directives (Council Directive (EU) 2016/1164 of July 12, 2016 laying down rules against tax avoidance practices that directly affect the functioning of the internal market (“ATAD I”) and Council Directive (EU) 2017/952 of May 29, 2017 amending ATAD I as regards hybrid mismatches with third countries (“ATAD II”)) that address many of the above-mentioned issues. The measures included in ATAD I and ATAD II have been implemented into Luxembourg domestic law by the law of December 21, 2018 and the law of December 20, 2019. Most of the measures have been applicable since January 1, 2019 and January 1, 2020, respectively, while the reverse hybrid rules have been applicable as from tax year 2022.

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The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”) was published by the OECD on November 24, 2016. The aim of the MLI is to update international tax rules and lessen the opportunity for tax avoidance by transposing results from the BEPS project into more than 2,000 double tax treaties worldwide. A number of jurisdictions (including Luxembourg) have signed the MLI. The MLI entered into force for Luxembourg on August 1, 2019.

The abovementioned rules may adversely affect the tax exposure of Auna S.A. in Luxembourg.

With respect to the two-pillar plan, the Luxembourg bill of law no. 8292 has been adopted on December 20, 2023 (the “Pillar 2 Law”) implementing Council Directive (EU) 2022/2523 of December 14, 2022 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the European Union. Most of the measures of the Pillar 2 Law are applicable as from tax years starting on or after December 31, 2023 and may affect the tax position of multinational or large scale-domestic enterprise groups that fall under its scope.

Further, following the adoption of the Luxembourg law of March 25, 2020, as amended from time to time (the “DAC 6 Law”) implementing Council Directive (EU) 2018/822 of May 25, 2018 amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangements (“DAC 6”), certain intermediaries and, in certain cases, taxpayers have to report to the Luxembourg tax authorities within a specific timeframe certain information on reportable cross-border arrangements. The reported information will be automatically exchanged by the Luxembourg tax authorities with the competent authorities of all other EU Member States. As the case may be, the Issuer may take any action that it deems required, necessary, advisable, desirable or convenient to comply with the reporting obligations imposed on intermediaries and/or taxpayers pursuant to the DAC 6 Law. Failure to provide the necessary information under DAC 6 may result in the application of fines or penalties in the relevant EU jurisdiction(s) involved in the cross-border arrangement at stake. Under the DAC 6 Law, late reporting, incomplete or inaccurate reporting, or non-reporting may be subject to a fine of up to EUR 250,000.

In addition, on December 22, 2021, the European Commission made available a proposal Directive which sets out minimum substance requirements for shell companies within the EU, with the goal of preventing such undertakings for being used for tax evasion and avoidance. If this proposal is adopted by EU Member States (including Luxembourg) and if Auna S.A. fails to meet the minimum substance requirements, Auna S.A. may be exposed to higher taxation.

We cannot assure you that Mexican, Peruvian, Colombian and Luxembourg tax laws or/and the laws of any other relevant jurisdiction will not change or may be interpreted differently by authorities, and any change could result in the imposition of significant additional taxes or increase our current tax liabilities. Differing interpretations could result in future tax litigation and associated costs. Moreover, the Mexican, Peruvian and Colombian governments have significant fiscal deficits that may result in future tax increases. Additional tax regulations could be implemented requiring additional tax payments, negatively affecting our business, financial condition and results of operations.

We are exposed to the risk of potential expropriation or nationalization of our assets in some of the countries where we operate.

We are exposed to the risk of potential expropriation and nationalization of our assets that are located in the various countries in which we operate; therefore, we cannot assure you that the local governments will not impose retroactive changes that could affect our business, or that would force us to renegotiate our current agreements with such governments. The occurrence of such events could materially affect our financial condition, results of operations and prospects.

A downgrade, suspension or withdrawal of any credit rating assigned by a rating agency to us could cause the liquidity or market value of the class A shares to decline significantly.

Any credit rating is an assessment by rating agencies of our ability to pay our debts when due. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Any rating assigned to our debt could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. Consequently, real or anticipated changes in any credit ratings could affect our results of operations and the value of the class A shares. There can be no assurance that any credit ratings will remain for any given period of time or that such credit ratings will not be lowered or withdrawn entirely by the rating agencies if in their judgment future circumstances relating to the basis of the credit ratings, such as adverse changes in our Company, so warrant.

Risks Relating to the Offering and Our Class A Shares

The market price of our class A shares may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our class A shares may prevent you from being able to sell your class A shares at or above the price you paid for them. The market price and liquidity of the market for our class A shares may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, among others:

•	actual or anticipated changes in our results of operations, or failure to meet expectations of financial market analysts and investors;

•	investor perceptions of our prospects or our industry;

•	operating performance of companies comparable to us and increased competition in our industry;

•	new laws or regulations or new interpretations of laws and regulations applicable to our business;

•	general economic trends in Mexico, Peru, Colombia, and Latin America in general;

•	catastrophic events, such as earthquakes and other natural disasters; and

•	developments and perceptions of risks in Mexico, Peru, Colombia and other emerging markets.

Following the completion of the offering, Enfoca, our controlling shareholder, will own approximately    % of our class B shares and    % of our class A shares and certain of our officers and a majority of our directors may be employed by or otherwise affiliated with Enfoca, which could give rise to potential conflicts of interest with them and certain of our other shareholders.

As of December 31, 2022, Enfoca, our controlling shareholder held approximately 72.9% of our outstanding shares and voting power. Following the completion of this offering, our controlling shareholder will own approximately 72.9% of our class B shares representing    % of our combined voting power, and as such, will continue to be our controlling shareholder following the completion of the offering. As a holder of class A shares, you will be entitled to one vote per class A share. As a result of its ownership of the majority of our voting power, Enfoca will have the ability to control the outcome of, among other matters, the election of our board of directors and, through our board of directors, decision-making with respect to our business direction; policies, including the appointment and removal of our officers and the fixing of directors’ compensation; major corporate transactions, such as mergers and acquisitions; changes to our articles of association; and our capital structure. Enfoca will retain this control over significant corporate matters for as long as it, either by itself or together with Mr. Pinillos Casabonne, directly or indirectly holds in the aggregate at least     % of the voting power of our issued and outstanding share capital. See “Description of Our Share Capital.” As a result, Enfoca may use its significant influence over our business without regard to the interests of other shareholders, including in ways that could have a negative impact on your investment in the class A shares.

In addition, in connection with the Sponsor Financing, our shareholders created Heredia Investments, which received the proceeds of the Sponsor Financing. The proceeds were used for a capital contribution to our subsidiary, Auna Salud S.A.C., in October 2022 to fund, in part, our purchase of Grupo OCA. As part of the Sponsor Financing, certain of our controlling shareholders pledged substantially all of the shares they hold in us for the benefit of the lenders under the Sponsor Financing. The indebtedness under the Sponsor Financing has a final maturity of October 5, 2025. Heredia Investments currently holds a 21.2% interest in Auna Salud S.A.C. directly and we hold a 78.8% interest therein. The documents governing the Sponsor Financing contain various covenants, other obligations and events of default, and require that such shareholders make certain payments ahead of maturity in connection therewith. If our shareholders default on their obligations under the terms of the Sponsor Financing, the lenders under the Sponsor Financing will be entitled to certain remedies, including declaring all outstanding principal and interest to be due and payable and ultimately, foreclosing on the pledged shares. The exercise of these remedies could conflict with your interests, which may impact your investment in the class A shares and may subject us to additional risks and uncertainties.

Furthermore, our President, Jesús Zamora León, and a majority of our directors, including Jesús Zamora León, Jorge Basadre Brazzini, Leonardo Bacherer Fastoni, Andrew Soussloff and John Wilton, may be employed by or otherwise affiliated with Enfoca as directors on their board of directors. Although these directors and officers attempt to perform their duties within each company independently, such employment relationships and affiliations could give rise to potential conflicts of interest when a director or officer is faced with a decision that could have different implications for the two companies. These potential conflicts could arise, for example, over matters such as the desirability of changes to our business and operations, funding and capital matters, regulatory matters, matters arising with respect to agreements with Enfoca, board composition, employee retention or recruiting, labor, tax, employee benefit, indemnification and our dividend policy and declarations of dividends, among other matters.

You may not be able to sell class A shares you own at the time or the price you desire because an active or liquid market for these securities may not develop.

Prior to this offering, there has been no public market for our class A shares. If an active trading market does not develop, you may have difficulty selling any of our class A shares that you buy. We have applied to list our class A shares on the NYSE. We cannot predict whether an active, liquid public trading market for our class A shares will develop or be sustained. Active, liquid trading markets generally result in lower price volatility and respond more efficiently to orders from investors to purchase or sell securities. Liquidity of a securities market is often a function of the volume of the underlying shares that are publicly held by unrelated parties. We expect    % of our class A shares to be held by unrelated parties following this offering.

Substantial sales of class A shares after this offering could cause the price of our class A shares to decrease.

Our existing shareholders will hold a large number of our ordinary shares after this offering. We, our officers, directors and our existing shareholders will enter into lock-up agreements with the underwriters pursuant to which they agree not to offer, sell, contract to sell or otherwise dispose of or hedge any class A shares or class B shares, without the prior written consent of                    , during the 180 days following the date of this prospectus, subject to certain exceptions. After this 180-day period expires, these securities will be eligible for sale.

In addition, pursuant to the Registration Rights Agreement (as defined herein), at any time beginning 180 days following the closing of this offering, subject to several exceptions, certain of our existing shareholders will have the right, subject to certain conditions, to require us to register the sale of their ordinary shares under the Securities Act. See “Related Party Transactions—Registration Rights Agreement.” Following completion of this offering, the shares covered by demand registration rights would represent approximately     % of our outstanding ordinary shares assuming no exercise of the underwriters’ option to purchase additional class A shares. By exercising their demand registration rights and selling a large number of shares, such existing shareholders could cause the prevailing market price of our class A shares to decline.

As restrictions on resale end, or if existing shareholders exercise their registration rights, the market price of our class A shares could decline significantly if we or our existing shareholders sell securities of our company or the market perceives that we or our existing shareholders intend to do so.

The dual-class structure of our shares, as well as the classified structure of our board of directors, have the effect of concentrating voting control with Enfoca or its shareholders and limiting our other shareholders’ ability to influence corporate matters.

Our class B shares, with a nominal value of US$0.10 each, have ten votes per share, and our class A shares, with a nominal value of US$0.01 each and which is the class we are offering in this offering, have one vote per share. Enfoca owns directly or indirectly 72.9% class B shares, which represent approximately    % of the voting power of our issued and outstanding share capital immediately following this offering.

This voting control and influence may discourage transactions involving a change of control of the Company, including transactions in which you as a holder of our class A shares might otherwise receive a premium for your shares.

In addition, Enfoca may continue to be able to control the outcome of most matters submitted to our shareholders for approval even if their shareholdings represent less than 50% of all issued shares. Because of the ten-to-one voting ratio between our class B and class A shares, Enfoca will continue to control a majority of the combined voting power of our issued and outstanding share capital even when class B shares represent substantially less than 50% of all issued and outstanding share capital. This concentrated control will limit the ability of holders of our class A shares to influence corporate matters for the foreseeable future, and, as a result, the market price of our class A shares could be adversely affected. Furthermore, any future issuances of class B shares may dilute the voting power of our class A shares which could further exacerbate the risks associated with the dual class structure of our shares.

Additionally, our articles of association provide a classified board, which means that our board of directors will be classified into three classes of directors that are, as nearly as possible, of equal size. (i) The class A directors shall serve for an initial three-year term of office until the annual general meeting of the shareholders approving the annual accounts for the financial year ending on December 31, 2026, (ii) the class B directors shall serve for an initial four-year term of office until the annual general meeting of the shareholders approving the annual accounts for the financial year ending on December 31, 2027 and (iii) the class C directors shall serve for an initial five-year term of office until the annual general meeting of the shareholders approving the annual accounts for the financial year ending on December 31, 2028. Following the expiry of their initial term, each class of directors will be elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. In addition to Enfoca’s majority ownership of our voting power, the existence of a classified board could impede a proxy contest or delay a successful tender offeror from obtaining majority control of the board of directors, and the prospect of that delay might deter a potential offeror.

The dual-class structure of our ordinary shares may adversely affect price and liquidity of class A shares.

S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies in certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class capital structures. As a result, the dual-class structure of our ordinary shares may prevent the inclusion of the class A shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for the class shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the class A shares.

We are an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make our class A shares less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our gross revenues exceed US$1.235 billion, if we issue more than US$1.0 billion in nonconvertible debt in a three-year period or if the fair value of our ordinary shares held by non-affiliates exceeds US$700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our class A shares less attractive because we may rely on these exemptions, or if we choose to rely on additional exemptions in the future. If some investors find our class A shares less attractive as a result, there may be a less active trading market for our class A shares and the market price of our class A shares may be more volatile.

Luxembourg has different corporate disclosure and accounting standards than those you may be familiar with in the United States.

Financial reporting and securities disclosure requirements in Luxembourg differ in certain significant respects from those required in the United States. There are also material differences among IFRS and U.S. GAAP. Accordingly, the information about us available to you will not be the same as the information available to holders of shares issued by a U.S. company. Although Luxembourg law imposes restrictions on insider trading and price manipulation, applicable Luxembourg laws are different from those in the United States, and the Luxembourg securities markets may not be as highly regulated and supervised as the U.S. securities markets.

As a foreign private issuer and “controlled company” within the meaning of the NYSE corporate governance rules, we are permitted to follow alternate standards to the corporate governance standards of the NYSE, which may limit the protections afforded to investors.

We are a “foreign private issuer” within the meaning of the rules under the Securities Act. Under NYSE rules, a foreign private issuer may elect to comply with the practices of its home country and not to comply with certain corporate governance requirements applicable to U.S. companies with securities listed on the exchange. We currently follow certain Luxembourg practices concerning corporate governance (which are not mandatory under Luxembourg regulations) and intend to continue to do so. Accordingly, holders of our class A shares may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements. For example, NYSE listing standards provide that the board of directors of a U.S.-listed company must have a majority of independent directors at the time the company ceases to be a “controlled company.” Under Luxembourg corporate governance practices, a Luxembourg company is not required to have a majority of independent members on its board of directors. The listing standards for NYSE also require that U.S.-listed companies, at the time they cease to be “controlled companies,” have a nominating/corporate governance committee and a compensation committee (in addition to an audit committee). Each of these committees must consist solely of independent directors and must have a written charter that addresses certain matters specified in the listing standards. Under Luxembourg law, a Luxembourg company may, but is not required to, form special governance committees, which may be composed partially or entirely of non-independent directors. In addition, NYSE rules require the independent non-executive directors of U.S.-listed companies to meet on a regular basis without management being present. There is no similar requirement under Luxembourg law.

Following this offering, our controlling shareholder will control a majority of the combined voting power of our outstanding ordinary shares, making us a “controlled company” within the meaning of the NYSE corporate governance rules. As a controlled company, we would also be eligible to, and, in the event we no longer qualify as a foreign private issuer and for as long as we qualify as a controlled company, we intend to, elect not to comply with certain requirements of the NYSE corporate governance standards, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that we have a compensation committee that is composed entirely of independent directors and (iii) the requirement that our director nominations be made, or recommended to our full board of directors, by our independent directors or by a nominations committee that consists entirely of independent directors.

Accordingly, our shareholders will not have the same protection afforded to shareholders of companies that are subject to all of the NYSE corporate governance standards, and the ability of our independent directors to influence our business policies and affairs may be reduced.

As a foreign private issuer, we are exempt from certain provisions applicable to U.S. domestic public companies.

As a foreign private issuer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. The information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, holders of our class A shares may not be afforded the same protections or information that would be made available to our shareholders if we were a U.S. company.

Minority shareholders in Luxembourg are not afforded equivalent protections as minority shareholders in other jurisdictions, such as the United States, and investors may face difficulties in commencing judicial and arbitration proceedings against our company or our controlling shareholder.

Our company and our controlling shareholder are organized and existing under the laws of Luxembourg, and a majority of our directors and all of our officers reside in Mexico, Peru or Colombia. Accordingly, investors may face difficulties in serving process on our company, our directors and officers or our controlling shareholder in other jurisdictions, and in enforcing decisions granted by courts located in other jurisdictions against our company, our directors and officers or our controlling shareholder that are based on securities laws of jurisdictions other than Peru.

In Luxembourg, there are no proceedings to file class action suits or shareholder derivative actions with respect to issues arising between minority shareholders and an issuer, its controlling shareholders or directors and officers. Furthermore, the procedural requirements to file actions by shareholders differ from those of other jurisdictions, such as in the United States. As a result, it may be more difficult for our minority shareholders to enforce their rights against us, our directors, officers or controlling shareholder as compared to the shareholders of a U.S. company.

Judgments of Luxembourg courts with respect to our class A shares will be payable only in euros.

If proceedings are brought in the courts of Luxembourg seeking to enforce our obligations in respect of the class A shares, we will have the right to discharge our obligations in euros. In the event of any proceedings being brought in a Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than euros, a Luxembourg court would have power to give judgment expressed as an order to pay in a currency other than euros. However, enforcement of a judgment against any party in Luxembourg would be available only in euros and for such purposes all claims or debts would be converted into euros.

You will experience immediate and substantial dilution in the book value of the class A shares you purchase in this offering.

Because the initial offering price of the class A shares being sold in this offering will be substantially higher than our net tangible book value per ordinary share, you will experience immediate and substantial dilution in the book value of the class A shares. Net tangible book value represents the amount of our tangible assets on an adjusted basis, minus our total liabilities on an adjusted basis. As a result, at the assumed initial public offering price of US$         per class A share (based on the midpoint of the price range set forth on the cover page of this prospectus), we currently expect that you will incur immediate dilution of US$         per class A share if you purchase in this offering (assuming no exercise of the underwriters’ option to purchase additional shares).

Our issuance of class A shares pursuant to the IMAT Oncomédica Arrangement will increase the number of class A shares eligible for future resale in the public market and result in dilution to shareholders.

In connection with our acquisition of 70% of the shares of IMAT Oncomédica in April 2022, we agreed to a put/call option relating to 18% of one of the sellers’ remaining interest in IMAT Oncomédica, along with certain earn-out obligations. We are in the process of negotiating the IMAT Oncomédica Arrangement whereby the seller would receive class A shares that represent 1.8% of our outstanding shares on a fully diluted basis in September 2024 in exchange for (i) the seller’s 18% interest in IMAT Oncomédica and (ii) extinguishment of our earn-out obligation with that seller. Our issuance of class A shares pursuant to the IMAT Oncomédica Arrangement will result in dilution to our existing shareholders and eventually increase the number of class A shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of our class A shares.

We do not anticipate paying any cash dividends in the foreseeable future.

We do not intend to pay any dividends to holders of our class A shares. We currently intend to retain our future earnings, if any, for the foreseeable future, to repay certain of our indebtedness and to fund the expansion of our business. As a result, capital appreciation in the price of our class A shares, if any, will be your only source of gain on an investment in our class A shares for the foreseable future.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately US$        million, or US$        million if the underwriters exercise their option to purchase additional class A shares in full. These amounts assume an initial public offering price of US$        per class A share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

We will use the net proceeds from this offering to repay the Sponsor Financing in full (approximately US$        million) as part of our acquisition of Heredia Investments (and thereby acquire its 21.2% interest in Auna Salud, as further described below), and the remainder to repay US$        million of indebtedness under our Term Loans (as defined herein and further described below) and for other general corporate purposes.

Our shareholders are required under the terms of the Sponsor Financing to repay the Sponsor Financing with proceeds they receive from an equity offering by us. To facilitate that repayment, we will acquire Heredia Investments by way of a merger of Heredia Investments into Auna Salud. As a consequence of the merger, Auna Salud will assume the Sponsor Financing and, in turn, Auna will use the proceeds from this offering to repay all amounts outstanding under the Sponsor Financing. Other than its interest in Auna Salud and its obligations under the Sponsor Financing, Heredia Investments does not have any material assets or liabilities.

The Term Loans to be repaid in part with proceeds from this offering mature in December 2028 and bear interest based on Term SOFR, in the case of USD-denominated Term Loans and on Tasa de Interés Interbancaria de Equilibrio (“TIIE”) as published by the Mexican Central Bank, in the case of MXN-denominated Term Loans, in each case, plus an applicable margin. The proceeds of the Term Loans were used to repay other outstanding indebtedness, as well as related transaction costs.

For further information, see “Summary—Recent Developments— Exchange and Term Loan” and “Principal Shareholders—Sponsor Financing” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations and Commitments—Credit Facilities—Credit and Guaranty Agreement.”

Each US$1.00 increase (decrease) in the assumed initial public offering price of US$        per class A share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately US$         million, assuming the number of class A shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions payable by us. Each increase (decrease) of 1.0 million class A shares sold by us in this offering, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately US$        million, assuming the assumed initial public offering price of US$        per class A share, the midpoint of the price range set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions payable by us. The information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

DIVIDENDS

Dividend Policy

The class A shares and class B shares will be entitled to participate equally in distributions made by us, with economic entitlement proportionate to the number of shares held (and not the voting power of a shareholder).

Following this offering, we intend to retain all available funds and future earnings, if any, to repay certain of our indebtedness and to fund the expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be subject to approval by holders of our class A shares and class B shares voting together at our annual shareholders’ meeting. Any determination by our board of directors to recommend for approval the declaration and payment of dividends will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

Because we are a holding company and all of our business is conducted through our subsidiaries, and as such, if we pay any dividends in the future, such dividends will be paid from funds we receive from our subsidiaries. Accordingly, our ability to pay dividends to shareholders is dependent on the earnings of, and dividends and other distributions from, our subsidiaries. See “Risk Factors—Risks Relating to Our Business—We are a holding company and all of our operations are conducted through our subsidiaries. Our ability to pay dividends to you will depend on the ability of our subsidiaries to pay dividends and make other distributions to us.”

In 2021, 2022 and 2023, we did not pay dividends to our shareholders. Pursuant to the above, we do not expect to pay any dividends in 2024.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2023:

•	on an actual basis;

•	as adjusted for the consummation of the Exchange and the Term Loans; and

•

as further adjusted to give effect to (i) the conversion through a reverse stock split ahead of this offering of 241,546,679 ordinary shares held by certain of our existing shareholders for class B shares on a 5.5-to-one ratio and (ii) net proceeds amounting to US$        for the sale of our class A shares in the offering, which reflects the sale of                class A shares at an assumed initial public offering price of US$        per class A share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

The as adjusted information in the table below assumes no exercise of the underwriters’ option to purchase additional class A shares.

The table below should be read in conjunction with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and the condensed consolidated interim financial statements included in this prospectus.

	As of September 30, 2023
	Actual				As Adjusted				As Further Adjusted
	(in millions of US$)(1)		(in millions of S/)		(in millions of US$)(1)		(in millions of S/)		(in millions of US$)(1)	(in millions of S/)
Loans and borrowings (current portion)(2)	US$	126.8	S/	480.8	US$	126.8	S/	480.8	US$	S/
Loans and borrowings (non-current portion)(2)(3)		844.9		3,204.5		899.6		3,412.0

Total loans and borrowings		971.6		3,685.4		1,026.3		3,892.8
Equity attributable to the owner of the Company		425.5		1,614.0		425.5		1,614.0
Non-controlling interest		81.8		310.3		81.8		310.3

Total equity		507.3		1,924.3		507.3		1,924.3

Total capitalization	US$	1,479.0	S/	5,609.7	US$	1,533.6	S/	5,817.1	US$	S/

(1)	Calculated based on an exchange rate of S/3.7930 to US$1.00 as of September 30, 2023. See “Presentation of Financial and Other Information—Currency Translations.”
(2)	As of September 30, 2023, we had S/2,153.7 million (US$567.8 million) guaranteed secured loans and borrowings and S/1,531.7 million (US$403.8 million) guaranteed unsecured loans and borrowings.
(3)

On December 18, 2023 we issued US$253.0 million aggregate principal amount of the 2029 Notes in exchange for $243.4 million aggregate principal amount of the 2025 Notes, which were cancelled upon the Exchange. Further, on the same date, we borrowed the Term Loans which we applied to repay approximately US$533.7 million of obligations under outstanding indebtedness. For additional information, see “Summary—Recent Developments—Exchange and Term Loan,” “Management’s Discussion and Analysis—Liquidity and Capital Resources—Contractual Obligations and Commitments—Notes—Senior Secured Notes due 2029” and “Management’s Discussion and Analysis—Liquidity and Capital Resources—Contractual Obligations and Commitments—Credit Facilities—Credit and Guaranty Agreement.”

DILUTION

Purchasers of our class A shares in this offering will experience immediate and substantial dilution to the extent of any difference between the initial public offering price per class A share and the net tangible book value per ordinary share upon the completion of the offering.

Net tangible book value represents the amount of our total assets, less our total liabilities and excluding goodwill. Net book value per ordinary share is determined by dividing our net book value by the number of our outstanding ordinary shares (based on 43,917,577 outstanding class B shares after giving effect to the conversion through a reverse stock split immediately prior to this offering of 241,546,679 ordinary shares held by certain of our existing shareholders for class B shares on a 5.5-to-one basis).

As of September 30, 2023, our net tangible book value was S/(122.7) million (US$(32.3) million), or S/(2.79) (US$(0.74)) per ordinary share. Based upon an assumed initial public offering price of US$        per class A share (the midpoint of the price range set forth on the cover page of this prospectus), our net tangible book value would increase to US$        per ordinary share, and the immediate dilution to purchasers of our shares in the offering will be US$        per ordinary share or    % following the offering. The following table illustrates this dilution per ordinary share, assuming no exercise of the underwriters’ option to purchase additional shares:

As of September 30, 2023
Per ordinary share
Initial public offering price	US$
Net tangible book value	(0.74)
Increase in net tangible book value per ordinary share attributable to new investors
Adjusted net tangible book value per ordinary share after this offering
Dilution to new investors

If the underwriters exercise their option to purchase additional shares in full, our net tangible book value following the offering would increase to US$        per ordinary share and the immediate dilution to purchasers of shares in the offering would be US$        per ordinary share.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma financial information has been derived from (i) our historical audited financial statements for the year ended December 31, 2022 and (ii) the historical audited financial statements of Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V. (hereinafter the “Entities”) for the period from January 1, 2022 to October 4, 2022. The following unaudited pro forma financial information gives effect to the Entities’ acquisition as if their acquisition was completed on January 1, 2022. A pro forma statement of financial position as of December 31, 2022 is not presented as the statement of financial position in our consolidated financial statements for the year ended December 31, 2022, includes the acquisition of the Entities and is therefore not required.

	Year Ended December 31, 2022
	(in millions of soles, except per share data and as otherwise indicated)
	Historical Financial Statements (Note 1)				Pro forma adjustments
	Auna	The Entities (in millions of MXN)(1)	The Entities (in millions of soles) (1)(2)	Financial statement alignment (3)	Adjustments	Note		Pro Forma Combined Unaudited
Unaudited Pro Forma Condensed Combined Statement of Income or Loss
Revenue from contracts with customers(4)	2,451.6	3,021.8	569.4	(18.9)	—			3,002.1
Cost of sales and services	(1,571.9)	—	—	(355.6)	(9.3)	2(a	)	(1,936.8)

Gross profit	879.7	3,021.8	569.4	(374.5)	(9.3)			1,065.3
Selling expenses	(169.8)	—	—	(2.1)	—			(171.9)
Administrative expenses	(477.5)	—	—	(47.3)	(33.9)	2(b	)	(558.7)
Income (loss) for impairment of trade receivables	1.6	—	—	(6.4)	—			(4.8)
Other expenses	(1.0)	(236.7)	(44.6)	44.6	—			(1.0)
Other income	21.6	—	—	13.2	—			34.8
Medications and hospital supplies	—	(811.9)	(153.0)	153.0	—			—
Salary, wages and benefits	—	(652.1)	(122.9)	122.9	—			—
Medical Fees	—	(147.8)	(27.9)	27.9	—			—
Short-term real estate leases	—	(7.4)	(1.4)	1.4	—			—
Depreciation and amortization	—	(119.2)	(22.5)	22.5	—			—
Service and repair	—	(79.9)	(15.0)	15.0	—			—
Hospital equipment rental	—	(66.3)	(12.5)	12.5	—			—
Laboratory supplies	—	(36.6)	(6.9)	6.9	—			—
Electricity	—	(55.4)	(10.4)	10.4	—			—

	Year Ended December 31, 2022
	(in millions of soles, except per share data and as otherwise indicated)
	Historical Financial Statements (Note 1)				Pro forma adjustments
	Auna	The Entities (in millions of MXN)(1)	The Entities (in millions of soles) (1)(2)	Financial statement alignment (3)	Adjustments	Note		Pro Forma Combined Unaudited
Operating profit	254.6	808.5	152.3	—	(43.2)			363.7
Finance income	6.9	—	—	0.4	—			7.3
Finance costs(5)	(312.7)	(23.2)	(4.4)	(0.2)	(202.5)	2(c), 2(d	)	(519.8)
Foreign exchange (loss) gain(6)	—	1.0	0.2	(0.2)
Share of profit of equity-accounted investees	3.8	—	—	—	—			3.8

Profit (Loss) before tax(7)	(47.4)	786.3	148.1	—	(245.7)			(145.0)
Income tax (expense) benefit/(8)	(29.4)	(225.9)	(42.6)	—	38.9	2(e	)	(33.1)

Net Profit (loss) for the period(9)	(76.8)	560.4	105.5	—	(206.8)			(178.1)
Other comprehensive result:
Items that may be subsequently reclassified to profit or loss:
Cash flow hedges	10.2	—	—	—	—			10.2
Foreign operations—foreign currency translation differences	(217.8)	—	—	—	22.6	2(f	)	(195.2)
Remeasurements of defined benefit liability(10)	(0.4)	2.1	0.4	—	—			—
Changes in fair value of Put and Call liability	(9.7)	—	—	—	—			(9.7)
Equity-accounted investees—share of OCI	(0.1)	—	—	—	—			(0.1)
Income tax	(3.0)	—	—	—	—			(3.0)

Other comprehensive (loss) profit for the year, net of tax(11)	(220.8)	2.1	0.4	—	22.6			(197.8)

Total combined comprehensive (loss) income for the period	(297.6)	562.5	105.9	—	(184.2)			(375.9)

Basic and diluted earnings per share	(0.36)					2(g	)	(0.70)

(1)	For the period from January 1, 2022 to October 4, 2022.

(2)

The Mexican peso amounts have been converted into Peruvian soles at a rate of MXN5.3070 to S/1.00, which was the average of the daily exchange rates reported from January 1, 2022 to October 4, 2022 by the Mexican Central Bank (Banco de México) and published in the Mexican Federal Official Gazzette (Diario Oficial de la Federación).

(3)	Represents the presentation reclassifications to conform with the line items in Auna’s IFRS financial statements.
(4)	This line item presents the amount related to “Revenue from services and others” in the historical financial statements of the Entities.
(5)	This line item presents the amount related to “Interest expense, net” in the historical financial statements of the Entities.
(6)	This line item presents the amount related to “Foreign exchange gain” in the historical financial statements of the Entities.
(7)	This line item presents the amount related to “Income before income taxes” in the historical financial statements of the Entities.
(8)	This line item presents the amount related to “Income taxes” in the historical financial statements of the Entities.
(9)	This line item presents the amount related to “Combined net income” in the historical financial statements of the Entities.
(10)	This line item presents the amount related to “Remeasurement of employee benefit obligations, net of taxes” in the historical financial statements of the Entities.
(11)	This line item presents the amount related to “Combined comprehensive income” in the historical financial statements of the Entities.

Notes to Unaudited Pro Forma Combined Statement of Profit or Loss

Note 1. Basis of presentation

The unaudited pro forma combined statement of operations and comprehensive loss for the year ended December 31, 2022 assumes the acquisition of the Entities was completed on January 1, 2022. Auna’s historical financial statements reflect the full year period for Auna, which includes three months of the Entities’ operations post acquisition. The Entities’ historical financial statements reflects their operations from January 1, 2022 through October 4, 2022.

The historical financial statement of Auna for the year ended December 31, 2022 included in the unaudited pro forma financial information is derived from the audited consolidated financial statements in thousands of soles of Auna on page F-61 of this prospectus. Likewise, the historical financial statement in thousands of Mexican pesos of the Entities for the period from January 1, 2022 to October 4, 2022 included in the unaudited pro forma financial information is derived from the audited combined financial statements of Grupo OCA on page F-192 of this prospectus

Note 2. Pro forma adjustments—unaudited pro forma combined statement of income or loss

The following adjustments have been reflected in the unaudited pro forma combined statement of operations and comprehensive loss:

(a)

Depreciation reflects the incremental depreciation of property and equipment as a result of the purchase price allocation. Definite-lived assets arising from the acquisition of the Entities, include the depreciation of property and equipment, which was recognized at fair value at their acquisition date.

(b)

Amortization reflects the incremental amortization of customer relationships related to contracts agreed with doctors in the healthcare services as a result of the purchase price allocation, which was recognized at fair value at their acquisition date.

(c)

Interest expense reflects the costs associated with the financing entered into by Auna in order to finance the acquisition of the Entities as well as the interest associated with the deferred payment (holdback) to the selling shareholders. The financing related to the acquisition totals U.S.$350,000 thousand and is comprised of a loan agreement signed between Grupo Salud Auna México, S.A. de C.V. and Santander México Bank and HSBC México Bank, as well as a loan with Grupo OCA’s former shareholder.

(d)	Reflects foreign exchange impacts associated with the liability for the holdback of the consideration to the selling shareholders of the Entities, which will be settled in US dollars.

(e)

Reflects tax impact of pro forma adjustments to the statement of income or loss computed at the Entities’ statutory tax rate of 30% and also considers that the holding company of the Entities has incurred tax losses that have not been recognized as their recoverability is not deemed to be probable.

(f)	Reflects foreign currency translation differences as the Entities’ functional currency is the Mexican Peso and the presentation currency of the Company is the Peruvian sol.

(g)	Pro forma adjustment to basic and diluted loss per share consist of the following:

	Auna	The Entities	Adjustments	Pro Forma Combined Unaudited
Combined net profit (loss) for the period attributable to owners of the Company (000’s of soles)	(85.6)	83.1	(163.0)	(165.5)
Weighted average number of ordinary shares at December 31	236.5			236.5
Basic and diluted loss per share attributable to common shareholders (in soles)	(0.36)			(0.70)

The Entities’ net loss and the corresponding pro forma adjustments differ from the net loss attributable to owners of the Company as they are consolidated within Auna Salud S.A.C., which has a non-controlling interest of approximately 21.2%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements as of and for the years ended December 31, 2022, 2020 and 2021 and the notes thereto, and our unaudited interim condensed consolidated financial statements as of September 30, 2023 and 2022 and for the three and nine months ended September 30, 2023 and 2022, included elsewhere in this prospectus, as well as the information presented under “Presentation of Financial and Other Information” and “Auna Selected Financial and Other Information.”

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in “Forward-Looking Statements” and “Risk Factors.”

Overview

We operate hospitals and clinics in Mexico, Peru and Colombia, provide prepaid healthcare plans in Peru and provide dental and vision plans in Mexico. Our mission is to lead the transformation toward a significantly improved and highly integrated healthcare system throughout SSLA. Our focus lies in providing access to high-quality healthcare, prioritizing prevention and concentrating on some of the high-complexity diseases that contribute the most to healthcare expenditures. Our high-complexity services include oncology, traumatology and orthopedics, cardiology and neurological surgical procedures. Our model offers an accessible and integrated healthcare experience to a broad segment of the population in the markets we serve. We offer a unique end-to-end healthcare ecosystem by leveraging our patient-centric model, high-complexity-focused medical capabilities, unique healthcare plans and digital platform. This ecosystem provides our members and patients with access to what we believe is life-long high-quality healthcare and empowers them to be in control of their own health journey, while offering them exceptional patient experiences and medical resolutions in their disease care. Our care delivery approach reflects our human-centered and patient-obsessed lens, which we believe enables us to provide high-quality services and deliver high-quality patient outcomes.

Our unique operating model is what we call the “Auna Way.” The Auna Way is our approach to effectively managing our businesses and operations; and creating high value for patients, families and our staff. It is our corporate DNA, our organization’s spirit and our deeper meaning; the one we revert to for clarity of action.

Our mission is underpinned by the Auna Way’s key pillars:

(i)

We are committed to amplifying access to a life-long ecosystem of health and well-being, prioritizing prevention through our healthcare plans by offering 38 plans focused on prevention and covering preventative services in the majority of the plans we offer and focusing on the few diseases that are the biggest part of healthcare expenditures. We provide our users with life-long care for families, which we believe makes us many patients’ preferred healthcare partner. We want to lead the improvement of access to healthcare by bringing affordability and immediacy to a large portion of the populations we serve.

(ii)

Our patient-centric approach prioritizes the person, the patient and family, and we strive to deliver Auna to their service. We ease patient engagement and support life journeys through health and disease, from prevention to early detection, to early treatment, to disease management and recovery.

(iii)

We relentlessly pursue excellent medical outcomes, by providing what we believe are high-quality services and fostering evidence-based medicine, with patient well-being as the ultimate benchmark of quality and success. We are laser-focused on high-complexity care and are establishing regional Centers of Excellence in strategic high-complexity diseases. High-complexity care relates to highly specialized medical care, including specialized equipment and expertise, usually provided over an extended period of time, that involves advanced and complex diagnostics, procedures and treatments performed by medical specialists in state-of-the-art facilities. We have established Auna as a leading provider of cancer management in Mexico, Peru and Colombia and seek to equal these capabilities in cardiology, neurology and emergency trauma. Although we are subject to limitations from the dearth of state-of-the-art medical equipment and devices in certain fields, our aim is to continue scaling, outperforming and deploying end-to-end solutions and attend to the robust market demand for superior healthcare solutions in the markets where we operate. However, in order to do so, we will need to continue to attract and retain highly qualified doctors and medical professionals, invest in state-of-the-art medical equipment and devices at our facilities, and access high-quality medicines. See “Risk Factors—Risks Relating to Our Business—If we are unable to provide high-quality, advanced care for a broad array of medical needs, demand for our healthcare services may decrease” and “Risk Factors—Risks Relating to Our Business—Our performance depends on our ability to recruit and retain quality medical professionals, and we face a great deal of competition for these professionals, which may increase our labor costs and negatively impact our results of operations.”

(iv)

We aim to standardize and scale first-in-class medical protocols for increased predictability and better outcomes, to establish care ecosystems through our horizontal integration and to increase population health-based offerings and unlock access to health, through our vertical integration. We leverage technology to enhance our traditional healthcare platform, delivering an innovative healthcare experience that includes an online platform through which we can share patient data and manage all aspects of the patient relationship, while allowing us to efficiently expand our reach.

(v)

We focus on deliberate growth. We focus on, and want to continue, growing organically by optimizing assets and concentrating capacity usage towards higher complexity in an optimal manner. Although we have been successful in growing organically to date, such growth has at times been limited or delayed by the inability to obtain, or delays in obtaining, necessary permits, licenses or approvals in certain areas, by engineering and construction problems, and by disputes with contractors and subcontractors, among other matters. Similar difficulties could be encountered by us in organic growth initiatives we may undertake in the future. Our deliberate growth is also reflected in the strategy, “land, expand and integrate,” which we implement when we enter a new market. Through this strategy, we focus on targets that result in the acquisition of significant market share, providing us with many benefits, among them bargaining power with suppliers and insurance companies. We have leveraged this strategy to enter key cities in Colombia and Mexico and will seek to leverage it in the future to continue our deliberate growth. While integrating the operations of the facilities and healthcare plans we acquire comes with its challenges, including those related to increased costs from new organizational structures, changes or upgrades in processes and information systems, changes to our operating model, building and maintaining our brand’s reputation and financing such acquisitions, we seek to leverage our experience in prior acquisitions to further our goal of growing inorganically in our geographies.

(vi)

Our operations rest on the solid foundation of our organizational culture, as all we achieve depends on our strongest asset: our people. We emphasize that each person at Auna should embody our principles of caring for patients, families, members and staff; transforming healthcare in our region; being passionate about human-centeredness and excellence; and we believe surprising with a superb and seamless healthcare experience and high-quality services. We believe these cultural principles contribute to our institutional excellence in the pursuit of the best possible outcomes, which the reputation of our brands and the success of our business depend on.

This combination of mission, values, and practices put in place within our organization is what truly defines the Auna Way. As we have noted above, the success of our mission and our pursuit of the Auna Way are not without challenges. We must continue to attract and retain highly qualified doctors and medical professionals, invest in state-of-the-art medical equipment and devices at our facilities, and access high-quality medicines. We must obtain all necessary permits, licenses and approvals, overcome engineering and construction problems, and resolve disputes with contractors and subcontractors, among other matters, to facilitate our organic growth. We must successfully integrate the operations of the facilities and healthcare plans we acquire and overcome challenges related to that integration, including those related to increased costs from new organizational structures, changes or upgrades in processes and information systems, changes to our operating model, building and maintaining our brand’s reputation and financing such acquisitions. We must accurately estimate and control healthcare costs, including the corresponding prices of our plans and services to offset such costs. We must be able to service our significant indebtedness and comply with the restrictive covenants under the agreements governing our debt instruments. Further, we must successfully navigate the risks of operating in Mexico, Peru and Colombia, including the extensive legislation and regulations we are subject to in these jurisdictions. Any failure to do any of the above could harm our business and/or materially impair our ability to execute our strategic plans. See “Risk Factors.”

Segment Reporting

Operating segments are components of a company about which separate financial information is available that is regularly evaluated by the chief operating decision maker(s) in deciding how to allocate resources and assess performance. We have determined that our reportable segments are: (i) Oncosalud Peru, (ii) Healthcare Services in Peru, (iii) Healthcare Services in Colombia and (iv) Healthcare Services in Mexico. Our Oncosalud Peru segment consists of our prepaid healthcare plans and oncology services provided at our Oncosalud Peru segment facilities, including services provided under our prepaid plans and third-party healthcare plans and paid for out-of-pocket by our patients. Our Healthcare Services in Peru segment consists of healthcare services provided at any of our facilities in Peru other than those in the Oncosalud network. Oncosalud Peru is a payer to Healthcare Services in Peru, as are other third-party payers, for oncology and general healthcare services provided to it by our Healthcare Services in Peru segment, and the cost of such services are reflected as a cost to our Oncosalud Peru segment and a revenue to our Healthcare Services in Peru segment in our segment reporting. Our Healthcare Services in Colombia segment consists of healthcare services provided at any of our facilities in Colombia. Our Healthcare Services in Mexico segment consists of healthcare services provided at any of our facilities in Mexico and dental and vision insurance plans. In connection with our acquisition of Grupo OCA in October 2022, we added the Healthcare Services in Mexico segment to our reportable segments beginning with the fourth quarter of 2022. The accounting policies we follow for these segments are the same as those for the Company on a consolidated basis.

Factors Affecting Our Results of Operations

We believe that the most significant factors affecting our results of operations include:

•

Utilization and Mix of Healthcare Services. One of the most important factors affecting our financial condition and results is the rate of utilization of the healthcare services provided to our patients, including the number of outpatient consultations, emergency services, surgeries and hospitalizations that we provide in a period, as well as our ability to adequately cross-sell complementary services such as pharmaceutical, diagnostic imaging and clinical laboratory services. We calculate utilization as (i) (x) the total number of days in which any of our beds had a hospitalized patient during the period divided by (y) the total number of beds, times (ii) the total number of days during the period. Our utilization rates are also affected by the number of third-party payers for which our facilities are considered in network. As the number of third-party payers for which we are in network for increases, so does our patient population and consequently our utilization rates. As our utilization rates increase, so does our revenue and our margins because it allows us to increase our economies of scale, as our asset base is largely a fixed cost. Likewise, if utilization rates decrease, so do our margins, and because a portion of our costs are essentially fixed, higher utilization rates drive higher margins in our business. The mix of healthcare services provided in a period also impacts our revenue, as we derive higher revenue from high complexity procedures, such as complex surgeries, rather than lower complexity procedures.

•

Acquisitions. Since 2019, we have completed six acquisitions, including the acquisition of a controlling stake in Clínica Portoazul in Barranquilla, Colombia in September 2020, the acquisitions of OncoGenomics and Posac in October 2021, the acquisition of 70% of the shares of IMAT Oncomédica in Montería, Colombia in April 2022, the acquisition of Grupo OCA in Monterrey, Mexico in October 2022 and the acquisition of Dentegra in Mexico in February 2023. The results of each entity have been consolidated into our results of operations from their respective dates of acquisition, which may affect comparability of our results period-to-period. A substantial majority of our revenue growth since 2019 is attributable to acquisitions.

•

Growth of Oncosalud Products and Membership and Balanced Age Demographic. Increasing the total number of Oncosalud products and plan members is vital for the continued growth of our business. As we increase our plan member population, the rate of cancer and other disease incidence among our plan members generally stays steady or increases at a stable pace. Through new plan members, we obtain additional resources to treat our plan members that are diagnosed with cancer and other diseases and are able to spread the costs of treatment across a larger population, while also increase our profitability. In addition, we seek to maintain a balanced age demographic in our member population. Younger patients pay lower plan rates, which tends to lower our average revenue per plan member, but their likelihood of being diagnosed with cancer and other diseases is significantly lower, which reduces our expected average medical cost per plan member in any given period. Additionally, expected lifetime revenue is greater for younger plan members. As of September 30, 2023, the average age of our oncology plan members was 37.2 years and the average age of our general healthcare plan members was 31.8 years. Keeping a balanced mix of younger and older patients helps us manage our revenue and costs.

•

Medical Inflation. Our financial condition and results are driven by our ability to (i) control the costs of providing healthcare services, including oncology services, (ii) appropriately price healthcare plans in our Oncosalud Peru segment and dental and vision plans in our Healthcare Services in Mexico segment and (iii) pricing strategies in our healthcare networks. Our strong reputation in the market also depends on our having access to the newest technologies and medicines to diagnose and treat our patients, all of which can be expensive, and therefore places upward pressure on our costs. Moreover, we face significant competition for qualified medical personnel in Mexico, Peru and Colombia, which may require us to increase salaries and other benefits provided to our personnel. If we are unable to continue providing high-quality care while managing these cost increases, our operating profit could decline or we may be required to pass these cost increases onto our payers via the pricing of our products and services, which could make our products and services less attractive, and also impact our profitability. We continually focus on balancing the pressures of medical inflation with the benefits of providing the best quality healthcare services at affordable prices in order to continue to build the strength of our brands, which helps us grow our revenues and manage our costs.

•

Expansion of Our Network. Our ability to expand our network of healthcare facilities is one of the most important factors affecting our results of operation and financial condition. Historically, our business growth has been primarily driven by planning and building new hospitals or expanding existing hospitals and by acquiring new hospitals from third parties, and we expect these activities to continue to be key drivers for our future growth. Each additional facility that we develop or acquire increases the number of patient cases treated in our network and contributes to our continued revenue growth. However, building new hospitals requires several years of capital expenditures and ramp up of operations prior to a facility becoming profitable, and it takes time and resources to integrate new hospitals acquired from third parties into our existing networks.

•

Foreign Exchange Rates. Our presentation currency is the Peruvian sol and therefore we present our consolidated financial information in Peruvian soles. The functional currency of our operations is associated with the countries in which we operate. During the nine-month period ended September 30, 2023, we generated 30.0%, 40.0% and 30.0% of our revenue in Mexican pesos, Peruvian soles and Colombian pesos, respectively. This generates an exchange rate risk due to the possibility that the depreciation of the Mexican peso or Colombian peso against the Peruvian sol, which is our reporting currency, may cause the results of the applicable subsidiaries to be reduced once converted into Peruvian soles and therefore, impact our consolidated results. In addition, a significant portion of our debt is U.S. dollar-denominated. Although we have entered into hedging arrangements with respect to all of our material U.S. dollar-denominated debt and throughout the three countries where we operate, we recognize gains and losses from this debt and the related hedging instruments resulting from exchange rate differences between Mexican pesos, Peruvian soles, Colombian pesos and U.S. dollars in profit or loss, depending on the net liability position in a foreign currency other than the functional currency in each country in which we operate.

Components of Our Results of Operations

Total Revenue from Contracts with Customers

Total revenue from contracts with customers. We generate revenue from (i) the sale of healthcare services, which occurs in all of our segments, (ii) the sale of medicines, which also occurs in all of our segments, (iii) insurance revenue on our healthcare plans in our Oncosalud Peru segment and (iv) insurance revenue earned on our dental and vision insurance plans in our Healthcare Services in Mexico segment.

Healthcare services. The revenue we generate from the sale of healthcare services is recognized as services are rendered to our patients and includes amounts related to the services provided as well as the products and supplies used in providing such services. The price of healthcare services is determined by the rates set forth in reimbursement arrangements that we have with individual healthcare providers for patients that have healthcare coverage or by reference to our standard rates for patients that do not have healthcare coverage and are generally paying out-of-pocket.

Sales of medicines. The revenue we generate from the sale of medicines is recognized when medicines are provided to our customers and in cases when our patients are hospitalized, when medicines are administered to them.

Healthcare plans. We sell prepaid healthcare plans in Peru to plan members for one-year terms, which are automatically renewed and adjusted for price increases at the end of the term, unless terminated by either party. Most of our plan members make payments pursuant to these plans on a monthly basis, while a smaller percentage of them make payments on an annual basis. The insurance revenue we receive from the sales of healthcare plans are recognized as revenue proportionally during the period in which a patient is entitled to healthcare services under his or her plan. Insurance revenue related to the unexpired contractual coverage period under a healthcare plan are recognized in the accompanying statement of financial position as unearned insurance revenue reserve.

Dental and vision plans. We sell dental and vision insurance plans in Mexico. Most of our plan members make payments pursuant to these plans on a monthly basis. The insurance revenue we receive from the sales of dental and vision insurance plans are recognized when they are contracted by the insured. Insurance revenue related to the unexpired contractual coverage period under a dental and vision insurance plan are recognized in the accompanying balance sheet as part of reserves.

Cost of Sales and Services and Gross Profit

Cost of sales and services. Our cost of sales and services is primarily comprised of costs incurred in providing healthcare services, including the cost of medicines; personnel expenses for medical staff; medical consultation fees; surgery fees; depreciation of medical equipment; depreciation of buildings and facilities; amortization of software; cost of services provided by third parties, primarily lease payments to third parties for certain of our facilities, service and repair costs at our facilities, custodial and cleaning services and utilities; cost of room services for inpatients; cost of clinical laboratories; technical reserves for healthcare services; and cost of services provided by dental and vision healthcare providers for services renders to our dental and vision members.

Gross profit. Our gross profit is the difference between the revenue generated by the sale of our healthcare and insurance plans, healthcare services and medicines and the cost of sales and services.

Operating Expenses, Loss for Impairment of Trade Receivables, Other Expenses and Other Income

Selling expenses. Our selling expenses include personnel expenses for our dedicated sales and marketing team; cost of services provided by third parties, primarily sales commissions paid to brokers, call centers and other third parties that assist with our sales efforts, as well as advertising costs; and other management charges, such as office rental for our sales team, advisory fees for market studies and sales team recruiting fees.

Administrative expenses. Administrative expenses consist primarily of costs incurred at the administrative level at each of our facilities, including personnel expenses for administrative staff; cost of services provided by third parties, primarily advisory and consulting fees and lease payments to third parties for office space; depreciation, primarily of buildings and facilities; amortization of intangibles, such as IT and software; various other administrative expenses, such as insurance; and tax expenses. We also allocate a portion of administrative expenses at the corporate level to each of our operating segments.

Loss for impairment of trade receivables. Loss for impairment of trade receivables consists of the estimate for impairment of trade receivables. This estimate generally consists of provisions for services to patients who, after a certain period of time and in accordance with our impairment policy, do not pay for those services provided, either by themselves or through insurance companies. We calculate the estimate for impairment of trade receivables using an expected loss model whereby we estimate expected losses on our trade receivables based on our historical experience of impairment and other circumstances known at the time of assessment in accordance with IFRS 9.

Financial Instruments. We record a gain for impairment of trade receivables for any recovery we make in excess of our estimated losses on trade receivables during the same period. The amount of the provision made for impairment of trade receivables is written off from the balance account when there is no expectation of cash recovery.

Other expenses. Other expenses consist of the change in fair value of assets held for sale and the loss on sale of intangible assets.

Other income. Other income consists of (i) rental income from property owned and rented by us for investment purposes, (ii) the parking fees we charge those who park in the parking lots at our facilities, (iii) the increase in fair value of our investment properties, (iv) rental income from property owned and rented by us for use by medical professionals in our Healthcare Services in Mexico segment and (v) any recovery receivables that were registered as uncollectable by acquired entities before being consolidated into our results.

Finance Income and Finance Cost

Finance income and finance cost consist of interest income, interest expense, net gain (loss) on financial assets, foreign currency gain (loss) on financial assets and financial liabilities and the reclassification of net gains (losses) on instruments used to hedge interest rate and foreign currency exchange rate risk previously recognized in other comprehensive income.

Income Tax Expense

Income tax expense consists of taxes on income generated during the period. The current statutory income tax rates are 29.5% in Peru, 30.0% in Mexico and 35.0% in Colombia, calculated based on taxable income. Reconciliation of income tax effective rate to statutory tax rate considers the following effects: (i) non-deductible expenses, (ii) tax rates of a subsidiary abroad, (iii) tax losses for which deferred tax asset was not recognized and (iv) annual adjustment for inflation in Mexico, Peru and Colombia, among others.

Results of Operations

We have derived the information included in the following discussion from our consolidated financial statements included elsewhere in this prospectus. You should read this discussion along with such financial statements.

Nine Months Ended September 30, 2023 Compared to Nine Months Ended September 30, 2022

The following table summarizes our results of operations for the nine-month period ended September 30, 2023 and 2022:

	Nine Months Ended September 30,				% Change
	2023		2022		2023 vs. 2022

	(in millions of soles)
Revenue
Insurance revenue	S/	670.4	S/	529.3	26.7%
Health care services revenue		1,987.3		956.6	107.7%
Sales of medicines		197.3		161.5	22.2%

Total Revenue from contracts with customers		2,855.0		1,647.3	73.3%
Cost of sales and services		(1,795.4)		(1,046.5)	71.6%
Gross profit		1,059.6		600.9	76.3%
Selling expenses		(151.8)		(131.2)	15.8%
Administrative expenses		(512.0)		(324.3)	57.9%
Loss for impairment of trade receivables		(3.4)		3.7	(191.9)%
Other income		37.6		15.9	136.5%
Operating profit		429.9		164.9	160.6%
Finance income		54.1		9.0	501.1%
Finance costs		(443.3)		(189.1)	134.4%
Net finance cost		(389.2)		(180.0)	116.2%
Share of profit of equity-accounted investees		4.8		3.2	50.0%
Profit before tax		45.5		(11.9)	(482.4)%
Income tax (expense) benefit		(40.4)		8.0	(605.0)%
Profit (loss) for the period	S/	5.1	S/	(3.9)	(230.8)%

Revenue

	Nine Months Ended September 30,				% Change
	2023		2022		2023 vs. 2022

	(in millions of soles)
Total revenue from contracts with customers
Oncosalud Peru	S/	687.8	S/	599.7	14.7%
Healthcare Services in Peru		658.7		540.3	21.9%
Healthcare Services in Colombia		857.5		658.7	30.2%
Healthcare Services in Mexico		846.3		—	—
Holding and Eliminations		(195.2)		(151.4)	29.0%
Total	S/	2,855.0	S/	1,647.3	73.3%

Our total revenue from contracts with customers was S/2,855.0 million for the nine-month period ended September 30, 2023, representing an increase of S/1,207.7 million, or 73.3%, from S/1,647.3 million for the nine-month period ended September 30, 2022. This increase was partly attributable to our acquisition of Grupo OCA, which contributed revenue of S/773.9 million.

Revenue from our Oncosalud Peru segment was S/687.8 million for the nine-month period ended September 30, 2023, representing an increase of S/88.1 million, or 14.7%, from S/599.7 million for the nine-month period ended September 30, 2022. This increase was primarily driven by a 17.1% net increase in the average number of Oncosalud plan members, which contributed S/92.1 million, offset by a 3.6% decrease in average revenue per plan member caused by our new plan products which cover general healthcare services and as a result have lower average revenue per plan member.

Revenue from our Healthcare Services in Peru segment was S/658.7 million for the nine-month period ended September 30, 2023, representing an increase of S/118.4 million, or 21.9%, from S/540.3 million for the nine-month period ended September 30, 2022. This increase was primarily driven by a 12.1% increase in average revenue per patient related to the mix of services provided during the period after the COVID-19 pandemic, which contributed S/97.1 million, and an increase in the number of patients treated, which contributed S/21.2 million based on average revenue per patient for the nine months ended September 30, 2023. The increase in the number of patients is attributable to (i) the normalization of the level of activity in the healthcare sector after the COVID-19 pandemic and (ii) the ramp up of our organic expansion in Clínica Chiclayo and Clínica Vallesur.

Revenue from our Healthcare Services in Colombia segment was S/857.5 million for the nine-month period ended September 30, 2023, representing an increase of S/198.8 million, or 30.2%, from S/658.7 million for the nine-month period ended September 30, 2022. This increase was primarily driven by (i) S/111.3 million of revenue from IMAT Oncomédica, which we acquired in April 2022 and (ii) a 23.8% increase in the number of patients treated at Clínica Las Americas and Clínica Portoazul, which contributed S/87.5 million.

Revenue from our Healthcare Services in Mexico segment was S/846.3 million for the nine-month period ended September 30, 2023.

Cost of Sales and Services

	Nine Months Ended September 30,		% Change
	2023	2022	2023 vs. 2022

	(in millions of soles)
Cost of sales and services
Oncosalud Peru	(372.8)	(310.9)	19.9%
Healthcare Services in Peru	(505.9)	(429.1)	17.9%
Healthcare Services in Colombia	(616.7)	(456.9)	35.0%
Healthcare Services in Mexico	(491.6)	—	—
Holding and Eliminations	191.7	150.4	27.4%
Total	(1,795.4)	(1,046.5)	71.6%

Our total cost of sales and services was S/1,795.4 million for the nine-month period ended September 30, 2023, representing an increase of S/748.9 million, or 71.6%, from S/1,046.5 million for the nine-month period ended September 30, 2022. This increase was primarily attributable to our acquisition of Grupo OCA, which contributed cost of sales and services of S/464.4 million.

Cost of sales and services in our Oncosalud Peru segment was S/372.8 million for the nine-month period ended September 30, 2023, representing an increase of S/61.9 million, or 19.9%, from S/310.9 million for the nine-month period ended September 30, 2022. This increase was primarily attributable to an increase in the number of patients treated due to the expiration of COVID-19 lockdowns in Peru and the sale of new general healthcare plans with a higher MLR than oncology plans, which increased costs by S/86.8 million, offset by a decrease in the average cost of treatment per patient due to the new product offering of healthcare services plans, which decreased cost of sales and services by S/24.8 million.

Cost of sales and services in our Healthcare Services in Peru segment was S/505.9 million for the nine-month period ended September 30, 2023, representing an increase of S/76.8 million, or 17.9%, from S/429.1 million for the nine-month period ended September 30, 2022. This increase was attributable to (i) an increase in the number of patients treated, which increased costs by S/37.5 million based on the average cost per patient for the nine months ended September 30 2023, driven by the normalization of the level of activity in the healthcare sector after the COVID-19 pandemic and the ramp up of our organic expansion in Clínica Chiclayo and Clínica Vallesur and (ii) a 8.4% increase in average cost per patient, which contributed S/39.3 million.

Cost of sales and services in our Healthcare Services in Colombia segment was S/616.7 million for the nine-month period ended September 30, 2023, representing an increase of S/159.8 million, or 35.0%, from S/456.9 million for the nine-month period ended September 30, 2022. This increase was primarily driven by (i) S/82.6 million of costs from IMAT Oncomédica, which we acquired in April 2022 and (ii) an increase in the number of patients treated at Clínica Las Américas and Clínica Portoazul, which contributed S/89.9 million, offset by a 2.3% decrease in average cost per patient, which decreased costs by S/12.7 million.

Cost of sales and services in our Healthcare Services in Mexico segment was S/491.6 million for the nine-month period ended September 30, 2023.

Gross Profit and Gross Margin

For the foregoing reasons, our gross profit was S/1,059.6 million for the nine-month period ended September 30, 2023, representing an increase of S/458.7 million, or 76.3%, from S/600.9 million for the nine-month period ended September 30, 2022. Our gross margin for the nine-month period ended September 30, 2023 was 37.1%. By segment, our gross margin was 45.8% in Oncosalud Peru, 23.2% in Healthcare Services in Peru, 28.1% in Healthcare Services in Colombia and 41.9% in Healthcare Services in Mexico. Overall, our gross margin increased by 0.6% for the nine-month period ended September 30, 2023 from 36.5% for the nine-month period ended September 30, 2022.

Selling Expenses

Our total selling expenses were S/151.8 million for the nine-month period ended September 30, 2023, representing an increase of S/20.6 million, or 15.8%, from S/131.2 million for the nine-month period ended September 30, 2022. This increase was partly attributable to our acquisition of Grupo OCA and Dentegra, which contributed selling expenses of S/7.0 million.

Selling expenses in our Oncosalud Peru segment were S/125.4 million for the nine-month period ended September 30, 2023, representing an increase of S/12.0 million, or 10.6%, from S/113.4 million for the nine-month period ended September 30, 2022. The increase in selling expenses was primarily a result of an increase in variable expenses related to revenues.

Selling expenses in our Healthcare Services in Peru segment were S/14.5 million for the nine-month period ended September 30, 2023, representing an increase of S/1.8 million, or 14.2%, from S/12.7 million for the nine-month period ended September 30, 2022.

Selling expenses in our Healthcare Services in Colombia segment were S/4.5 million for the nine-month period ended September 30, 2023, which is consistent with selling expenses of S/4.5 million for the nine-month period ended September 30, 2022.

Selling expenses in our Healthcare Services in Mexico segment were S/7.0 million for the nine-month period ended September 30, 2023.

Administrative Expenses

Our total administrative expenses were S/512.0 million for the nine-month period ended September 30, 2023, representing an increase of S/187.7 million, or 57.9%, from S/324.3 million for the nine-month period ended September 30, 2022. This increase was partly attributable to our acquisition of Grupo OCA, which contributed administrative expenses of S/127.2 million.

Administrative expenses for our Oncosalud Peru segment were S/107.0 million for the nine-month period ended September 30, 2023, representing an increase of S/4.1 million, or 4.1%, from S/102.8 million for the nine-month period ended September 30, 2022. The increase was primarily driven by (i) S/3.5 million in amortization related to an increase in intangible assets, (ii) S/2.1 million in administrative personnel expenses related to our new healthcare plans and (iii) S/1.6 million in IT expenses, partially offset by a decrease of S/5.1 million in corporate expenses related to the redistribution of corporate expenses among segments.

Administrative expenses for our Healthcare Services in Peru segment were S/117.5 million for the nine-month period ended September 30, 2023, representing an increase of S/13.3 million, or 12.7%, from S/104.3 million for the nine-month period ended September 30, 2022. The increase was driven by (i) an increase of S/5.3 million in corporate-level expenses primarily due to services provided in Clínica Chiclayo, which we opened in August 2021, and a relative increase in IT service expenses, (ii) S/1.9 million related to an increase in required maintenance to facilities and equipment and (iii) S/2.8 million in staff expenses due to the regular annual salary increases.

Administrative expenses for our Healthcare Services in Colombia segment were S/138.6 million for the nine-month period ended September 30, 2023, representing an increase of S/23.3 million, or 20.2%, from S/115.3 million for the nine-month period ended September 30, 2022. This increase was primarily driven by (i) S/13.3 million of expenses from IMAT Oncomédica, which we acquired in April 2022, (ii) S/3.8 million in expenses related to administrative personnel and facility management and (iii) S/6.2 million in expenses related to expenses in connection with the implementation of our new regional strategy.

Administrative expenses for our Healthcare Services in Mexico segment were S/153.9 million for the nine-month period ended September 30, 2023.

Loss for Impairment of Trade Receivables

Loss for impairment of trade receivables was S/3.4 million for the nine-month period ended September 30, 2023, representing a decrease of S/7.0 million, or 192.3%, from S/3.7 million reversal for impairment of trade receivables for the nine-month period ended September 30, 2022. This decrease was partly attributable to our acquisition of Grupo OCA, which contributed loss for impairment of trade receivables of S/0.9 million.

Reversal for impairment of trade receivables for our Oncosalud Peru segment was S/0.3 million for the nine-month period ended September 30, 2023, representing a decrease of S/2.1 million, or 87.5%, from S/2.4 million for the nine-month period ended September 30, 2022. The decrease was primarily due to an increase in trade receivables recorded as impaired.

Reversal for impairment of trade receivables for our Healthcare Services in Peru segment was S/1.2 million for the nine-month period ended September 30, 2023, representing a decrease of S/2.8 million, or 70.0%, from S/4.0 million for the nine-month period ended September 30, 2022. The decrease was primarily due to an increase in trade receivables recorded as impaired.

Loss for impairment of trade receivables for our Healthcare Services in Colombia was S/3.9 million for the nine-month period ended September 30, 2023, representing an increase of S/1.2 million, or 44.4%, from S/2.7 million for the nine-month period ended September 30, 2022. The increase was primarily due to an increase in the average number of days for collection of our accounts receivable from EPSs.

Loss for impairment of trade receivables was S/0.9 million for the nine-month period ended September 30, 2023 in our Healthcare Services in Mexico segment.

Other Income

Other income was S/37.6 million for the nine-month period ended September 30, 2023, representing an increase of S/21.7 million, or 136.5%, from S/15.9 million for the nine-month period ended September 30, 2022. This increase was primarily attributable to our acquisition of Grupo OCA, which contributed other income of S/17.6 million.

Other income in our Oncosalud Peru segment was S/8.5 million for the nine-month period ended September 30, 2023, representing an increase of S/1.0 million, or 12.7%, from S/7.6 million for the nine-month period ended September 30, 2022.

Other income in our Healthcare Services in Peru segment was S/5.5 million for the nine-month period ended September 30, 2023, representing an increase of S/2.6 million, or 93.1%, from S/2.8 million for the nine-month period ended September 30, 2022. The increase was primarily due to the recovery of account receivables reserved in prior periods.

Other income in our Healthcare Services in Colombia segment was S/14.3 million for the nine-month period ended September 30, 2023, representing an increase of S/1.6 million, or 12.7%, from S/12.7 million for the nine-month period ended September 30, 2022. The increase was primarily due to the recovery of account receivables reserved in prior periods.

Other income was S/17.7 million for the nine-month period ended September 30, 2023 in our Healthcare Services in Mexico segment.

Operating Profit

	Nine-Month Period Ended September 30,				% Change
	2023		2022		2023 vs. 2022

	(in millions of soles)
Operating profit
Oncosalud Peru	S/	91.4	S/	82.5	10.8%
Healthcare Services in Peru		27.4		1.2	2183.3%
Healthcare Services in Colombia		108.1		91.9	17.6%
Healthcare Services in Mexico		210.6		—	—
Holding and Eliminations		(7.6)		(10.7)	(29.0)%
Total	S/	429.9	S/	165.0	160.6%

For the foregoing reasons, our operating profit was S/429.9 million for the nine-month period ended September 30, 2023, representing an increase of S/265.0 million, or 160.6%, from S/165.0 million for the nine-month period ended September 30, 2022.

Finance Income and Finance Cost

Finance income was S/54.1 million for the nine-month period ended September 30, 2023, representing an increase of S/45.1 million from S/9.0 million for the nine-month period ended September 30, 2022. This increase was primarily due to (i) an appreciation in the local currencies in which we operate (Peruvian soles, Colombian pesos and Mexican pesos), with respect to the U.S. dollars, which contributed S/26.3 million and (ii) S/4.8 million in finance income related to our acquisition of Dentegra in February 2023, offset by a decrease of S/3.0 million in finance income related to our higher cash balance.

Finance cost was S/443.3 million for the nine-month period ended September 30, 2023, representing an increase of S/254.3 million, or 134.5%, from S/189.1 million for the nine-month period ended September 30, 2022. This increase was primarily attributable to (i) S/238.1 million of interest on debt related to our acquisitions of Grupo OCA and IMAT Oncomédica, (ii) S/22.5 million increase in short term debt related to our acquisition of Dentegra and our operating needs, (iii) S/20.8 million generated from the impact of derivatives associated with our debt, including hedging arrangements with respect to the Existing Notes and the 2028 Notes, which are denominated in U.S. dollars and (iv) S/14.0 million related to factoring operations, discounts on invoices that were written off, tax costs related to intercompany loans and others, offset by a decrease of S/43.4 million attributable to exchange rate variations.

Income Tax Expense (Benefit)

We recognized income tax expense of S/40.4 million for the nine-month period ended September 30, 2023, representing an increase of S/48.4 million, or 604.0%, from an income tax benefit S/8.0 million for the nine-month period ended September 30, 2022. This represented an effective tax rate of 88.7% and 67.4% for the nine-month period ended September 30, 2023 and 2022, respectively. The effective tax rate for the nine-month period ended September 30, 2023 was mainly impacted by carryforward tax losses in Mexico, which have been considered not probable to be recovered and therefore no deferred income tax was recognized. The effective tax rate for the nine-month period ended September 30, 2022 was mainly impacted by (i) expenses related to our acquisition of Grupo OCA which were allocated to one of our subsidiaries in Mexico reducing profit without recognition of deferred income tax and (ii) tax losses in Colombia as a result of a deferred tax asset which was recognized at a lower tax rate due to being in a free trade zone.

Profit (Loss) for the Period

For the foregoing reasons, profit for the nine-month period ended September 30, 2023 was S/5.1 million, representing an increase of S/9.0 million from a loss of S/3.9 million for the nine-month period ended September 30, 2022.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

The following table summarizes our results of operations for the year ended December 31, 2022 and 2021:

	Year Ended December 31,				% Change
	2022		2021		2022 vs. 2021

	(in millions of soles)
Revenue
Insurance revenue	S/	716.1	S/	630.5	13.6%
Health care services revenue		1,514.6		1,092.7	38.6%
Sales of medicines		220.9		200.5	10.2%

Total Revenue from contracts with customers		2,451.6		1,923.7	27.4%
Cost of sales and services		(1,571.9)		(1,236.8)	27.1%
Gross profit		879.7		686.9	28.0%
Selling expenses		(169.8)		(159.1)	6.7%
Administrative expenses		(477.5)		(400.7)	19.2%
Income (loss) for impairment of trade receivables		1.6		(27.1)	—
Other expenses		(1.0)		—	—
Other income		21.7		8.1	167.9%
Operating profit		254.6		108.1	135.5%
Finance income		6.9		7.6	(9.2)%
Finance costs		(312.7)		(122.2)	155.8%
Net finance cost		(305.8)		(114.6)	166.8%
Share of profit of equity-accounted investees		3.8		3.4	11.8%
Loss before tax		(47.4)		(3.1)	1,429.0%
Income tax expense		(29.4)		(19.9)	47.7%
Loss for the year	S/	(76.8)	S/	(23.0)	233.9%

Revenue

	Year Ended December 31,				% Change
	2022		2021		2022 vs. 2021

	(in millions of soles)
Total revenue from contracts with customers
Oncosalud Peru	S/	815.1	S/	761.6	7.0%
Healthcare Services in Peru		730.3		667.2	9.5%
Healthcare Services in Colombia		895.4		675.0	32.7%
Healthcare Services in Mexico		216.1		—	—
Holding and Eliminations		(205.3)		(180.1)	14.0%
Total	S/	2,451.6	S/	1,923.7	27.4%

Our total revenue from contracts with customers was S/2,451.6 million in 2022, representing an increase of S/527.9 million, or 27.4%, from S/1,923.7 million in 2021. This increase was partly attributable to our acquisition of Grupo OCA, which contributed revenue of S/216.1 million.

Revenue from our Oncosalud Peru segment was S/815.1 million in 2022, representing an increase of S/53.5 million, or 7.0%, from S/761.6 million in 2021. This increase was driven by a 14.7% net increase in the average number of Oncosalud plan members, which contributed S/94.2 million to the increase, partially offset by (i) a S/36.7 million decrease in healthcare revenues from third parties mainly as a result of a decrease in revenue for healthcare services from third parties at one of our facilities, Guardia Civil, which in 2021 was designated as a COVID-19 treatment facility and (ii) a 0.5% decrease in average revenue per plan member caused by our new plan products which cover general healthcare services and as a result have lower average revenue per plan member, resulting in a decrease of S/4.0 million in revenue.

Revenue from our Healthcare Services in Peru segment was S/730.3 million in 2022, representing an increase of S/63.1 million, or 9.5%, from S/667.2 million in 2021. This increase was primarily driven by the increase in the number of patients treated, which contributed S/144.2 million based on the average revenue per patient for the year ended December 31, 2022. The increase in the number of patients is attributable to (i) normalization in the level of activity in the healthcare sector after the COVID-19 pandemic and (ii) the ramp up of demand in Clínica Chiclayo which we opened in August 2021, offset by a 10.0% decrease in average revenue per patient, which reduced revenue by S/81.1 million.

Revenue from our Healthcare Services in Colombia segment was S/895.4 million in 2022, representing an increase of S/220.3 million, or 32.6%, from S/675.0 million in 2021. This increase was primarily driven by (i) S/210.3 million of revenue from IMAT Oncomédica, which we acquired in April 2022 and (ii) an increase in the number of patients treated at Clínica Las Américas and Clínica Portoazul, which contributed S/98.9 million, partially offset by a 11.4% decrease in average revenue per patient related to the mix of services provided during the period, which reduced revenue by S/88.2 million.

Revenue from our Healthcare Services in Mexico segment was S/216.1 million in 2022.

Cost of Sales and Services

	Year Ended December 31,				% Change

	2022		2021		2022 vs. 2021

	(in millions of soles)
Cost of sales and services
Oncosalud Peru	S/	(419.7)	S/	(390.9)	7.4%
Healthcare Services in Peru		(578.3)		(539.9)	7.1%
Healthcare Services in Colombia		(620.4)		(483.0)	28.4%
Healthcare Services in Mexico		(156.8)		—
Holding and Eliminations		203.3		177.1	14.8%
Total	S/	(1,571.9)	S/	(1,236.7)	27.1%

Our total cost of sales and services was S/1,571.9 million in 2022, representing an increase of S/335.4 million, or 27.1%, from S/1,236.7 million in 2021. This increase was partly attributable to our acquisition of Grupo OCA, which contributed cost of sales and services of S/156.8 million.

Cost of sales and services in our Oncosalud Peru segment was S/419.7 million in 2022, representing an increase of S/28.8 million, or 7.4%, from S/390.9 million in 2021. This increase was primarily attributable to an increase in the number of patients treated due to the expiration of COVID-19 lockdowns in Peru and the sale of new general healthcare plans with a higher MLR than oncology plans, which increased costs by S/37.9 million, partially offset by a decrease in average cost of treatment per patient due to the new product offering of healthcare services plans, which generally have lower costs and decreased cost of sales and services by S/8.9 million.

Cost of sales and services in our Healthcare Services in Peru segment was S/578.3 million in 2022, representing an increase of S/38.4 million, or 7.1%, from S/539.9 million in 2021. This increase was attributable to (i) an increase in the number of patients treated, which increased costs by S/116.7 million based on the average cost per patient for the year ended December 31, 2022, driven by the normalization of the level of activity in the healthcare sector after the COVID-19 pandemic and the ramp up of our organic expansion in Clínica Chiclayo and Clínica Vallesur and (ii) a 11.9% increase in average cost per patient related to the mix of services provided during the period post-COVID-19 pandemic, which contributed S/78.4 million.

Cost of sales and services in our Healthcare Services in Colombia segment was S/620.4 million in 2022, representing an increase of S/137.4 million, or 28.4%, from S/483.0 million in 2021. This increase was primarily driven by (i) S/122.3 million of costs from IMAT Oncomédica, which we acquired in April 2022, (ii) an increase in the number of patients treated at Clínica Las Américas and Clínica Portoazul, which contributed S/63.7 million, and (iii) a 10.1% increase in average cost per patient related to the mix of services provided during the period post-COVID-19 pandemic, which contributed S/48.6 million.

Cost of sales and services in our Healthcare Services in Mexico segment was S/156.8 million in 2022.

Gross Profit and Gross Margin

For the foregoing reasons, our gross profit was S/879.7 million in 2022, representing an increase of S/192.8 million, or 28.0%, from S/686.9 million in 2020. Our gross margin in 2022 was 35.9%. By segment, our gross margin was 48.5% in Oncosalud Peru, 20.8% in Healthcare Services in Peru, 30.7% in Healthcare Services in Colombia and 27.5% in Healthcare Services in Mexico. Overall, our gross margin increased by 0.2% in 2022, from 35.7% in 2021.

Selling Expenses

Our total selling expenses were S/169.8 million for the year ended December 31, 2022, representing an increase of S/10.7 million, or 6.7%, from S/159.1 million for the year ended December 31, 2021. This increase was partly attributable to our acquisition of Grupo OCA, which contributed selling expenses of S/0.7 million.

Selling expenses in our Oncosalud Peru segment were S/146.0 million for the year ended December 31, 2022, an increase of S/12.7 million, or 9.5%, from S/133.3 million for the year ended December 31, 2021. The increase was primarily a result of an increase in selling expenses of: (i) S/6.2 million related to payroll of our sales personnel; (ii) S/6.1 million related to advertising and (iii) S/1.7 million related to credit card transaction fees.

Selling expenses in our Healthcare Services in Peru segment were S/15.9 million for the year ended December 31, 2022, representing a reduction of S/3.0 million, or 15.9%, from S/18.9 million for the year ended December 31, 2021. The decrease in selling expenses was primarily due to the reduction in selling expenses of: (i) S/1.9 million related to payroll of our marketing staff and (ii) S/2.1 million mainly related to advertising expenses and partially offset by an increase in credit card transaction fees and others of S/1.0 million.

Selling expenses in our Healthcare Services in Colombia segment were S/5.7 million for the year ended December 31, 2022, representing an increase of S/1.8 million, or 46.2%, from S/3.9 million for the year ended December 31, 2021. The increase was primarily a result of an increase in selling expenses of: (i) S/0.7 million related to advertising expenses and (ii) S/0.4 million related to payroll of our marketing staff.

Selling expenses in our Healthcare Services in Mexico segment were S/0.7 million for the year ended December 31, 2022.

Administrative Expenses

Our total administrative expenses were S/477.5 million for the year ended December 31, 2022, representing an increase of S/76.8 million, or 19.2%, from S/400.7 million for the year ended December 31, 2021. This increase was partly attributable to our acquisition of Grupo OCA, which contributed administrative expenses of S/46.2 million.

Administrative expenses for our Oncosalud Peru segment were S/149.0 million for the year ended December 31, 2022, representing an increase of S/0.3 million, or 0.2%, from S/148.7 million for the year ended December 31, 2021. The increase was primarily driven by (i) S/4.7 million in amortization of intangible assets and (ii) S/0.8 million in donations made to our non-profit organization, Auna Ideas, partially offset by a S/5.5 million decrease in corporate expenses mainly related to efficiencies in our IT structure.

Administrative expenses for our Healthcare Services in Peru segment were S/131.6 million for the year ended December 31, 2022, representing a decrease of S/10.4 million, or 7.3%, from S/142.0 million for the year ended December 31, 2021. The decrease was driven by (i) a decrease of S/3.6 million in corporate-level expenses mainly related to efficiencies in our IT structure, (ii) a decrease of S/1.3 million in third-party recruiting services, (iii) a decrease of S/1.0 million in third-party security services in the segment’s hospitals and (iv) a decrease of S/1.0 million for maintenance of equipment and facilities.

Administrative expenses for our Healthcare Services in Colombia segment were S/159.0 million for the year ended December 31, 2022, representing an increase of S/31.3 million, or 24.5%, from S/127.7 million for the year ended December 31, 2021. The increase is due to IMAT Oncomédica, acquired in April 21, which incurred administrative expenses of S/32.5 million.

Administrative expenses for our Healthcare Services in Mexico segment were S/46.2 million for the year ended December 31, 2022.

Loss for Impairment of Trade Receivables

Reversal for impairment of trade receivables was S/1.6 million for the year ended December 31, 2022, representing a decrease in loss of S/28.7 million, or 105.9%, from a S/27.1 million loss for the year ended December 31, 2021.

Reversal for impairment of trade receivables in our Oncosalud Peru segment was S/2.4 million for the year ended December 31, 2022, representing an increase of S/3.3 million, or 366.7%, from a S/0.9 million loss for impairment of trade receivables for the year ended December 31, 2021. The increase was primarily due to a decrease in trade receivables recorded as impaired related to the reduction of uninsured patients treated for COVID-19.

Reversal for impairment of trade receivables in our Healthcare Services in Peru segment was S/4.1 million for the year ended December 31, 2022, representing an increase of S/12.3 million, or 150.0%, from a S/8.2 million loss for impairment of trade receivables for the year ended December 31, 2021. The increase was primarily due to a decrease in trade receivables recorded as impaired related to the reduction of uninsured patients treated for COVID-19.

Loss for impairment of trade receivables in our Healthcare Services in Colombia segment was S/4.7 million for the year ended December 31, 2022, representing a decrease of S/13.3 million, or 73.9%, from S/18.0 million for the year ended December 31, 2021. The decrease was primarily related to the liquidation of a third-party insurance payer, which contributed S/15.8 million in loss for impairment of trade receivables in 2021.

Loss for impairment of trade receivables was S/0.1 million for the year ended December 31, 2022 in our Healthcare Services in Mexico segment.

Other Income

Other income was S/21.6 million for the year ended December 31, 2022, representing an increase of S/13.6 million, or 167.9%, from S/8.1 million for the year ended December 31, 2021. This increase was partly attributable to our acquisition of Grupo OCA, which contributed other income of S/1.9 million.

Other income for our Oncosalud Peru segment was S/9.0 million for the year ended December 31, 2022, representing an increase of S/3.7 million, or 69.8%, from S/5.3 million for the year ended December 31, 2021. The increase was primarily related to rent for use of Clínica Chiclayo.

Other income in our Healthcare Services in Peru segment was S/4.4 million for the year ended December 31, 2022, representing an increase of S/1.2 million, or 37.5%, from S/3.2 million for the year ended December 31, 2021. The increase was primarily related to the recovery of account receivables reserved in prior periods.

Other income for our Healthcare Services in Colombia segment was S/15.3 million for the year ended December 31, 2022, representing an increase of S/10.7 million, or 232.6%, from S/4.6 million for the year ended December 31, 2021. The increase was primarily due to the recovery of account receivables reserved in prior periods.

Other income was S/1.9 million for the year ended December 31, 2022 in our Healthcare Services in Mexico segment.

Operating Profit

	Year Ended December 31,				% Change
	2022		2021		2022 vs. 2021

	(in millions of soles)
Operating profit
Oncosalud Peru	S/	111.8	S/	93.0	20.2%
Healthcare Services in Peru		13.0		(38.6)	133.7%
Healthcare Services in Colombia		120.8		47.0	157.0%
Healthcare Services in Mexico		14.2		—	—
Holding and Eliminations		(5.2)		6.7	(177.6%)
Total	S/	254.6	S/	108.1	135.5%

For the foregoing reasons, our operating profit was S/254.6 million in 2022, representing an increase of S/146.5 million, or 135.5%, from S/108.1 million in 2021.

Finance Income and Finance Cost

Finance income was S/6.9 million for the year ended December 31, 2022, representing a decrease of S/0.7 million, or 9.2%, from S/7.6 million for the year ended December 31, 2021. This decrease was primarily due to a decrease of investments in short-term deposits resulting in a decrease of finance income earned.

Finance cost was S/312.7 million for the year ended December 31, 2022, representing an increase of S/190.5 million, or 155.9%, from S/122.2 million for the year ended December 31, 2021. This increase was primarily attributable to an increase of (i) S/57.8 million related to the depreciation of the Peruvian sol against the U.S. dollar combined with an increase in our U.S. dollar denominated debt, (ii) S/109.6 million in interest expenses, including interest expenses related to the financing of our acquisitions of IMAT Oncomédica and Grupo OCA, (iii) S/10.4 million related to hedges in connection with new debt and (iv) S/6.7 million related to the fair value changes in our earn-out obligation for the acquisition of IMAT Oncomédica.

Income Tax Expense

We had an income tax expense of S/29.4 million in 2022, representing an increase of S/9.5 million, from S/19.9 million in 2021. The increase was primarily attributable to S/21.7 million of income tax losses as a result of financing expenses related to our acquisition of Grupo OCA, partially offset by an income tax benefit of S/15.6 million resulting from taxable losses.

(Loss) Profit for the Period

For the foregoing reasons, loss for the year was S/76.8 million in 2022, representing a decrease of S/53.8 million, from a loss of S/23.0 million in 2021.

Liquidity and Capital Resources

Our financial condition and liquidity is, and will continue to be, influenced by a variety of factors, including (i) our ability to generate cash flows from our operations; (ii) the level of outstanding indebtedness and the interest payable on this indebtedness; and (iii) our capital expenditure requirements.

Overview

Our primary source of liquidity is our operating cash flow from insurance revenue on healthcare plans and the sale of healthcare services and medicines. Our healthcare plans are prepaid plans for one-year terms pursuant to which plan members typically pay us a fixed amount per month over the course of a year, while a smaller percentage of them make payments on an annual basis. Our dental and vision plans are insurance plans pursuant to which plan members typically pay us a fixed amount per month over the course of a year. During the nine-month period ended September 30, 2023, in the Healthcare Services in Peru segment, 46.8% of payments in our healthcare services business came from third-party insurance and institutional providers, including the Peruvian government, 22.5% are payments made by the Oncosalud segment and 30.7% were paid out-of-pocket by our patients, including co-payments and non-covered expenses. In the Healthcare Services in Colombia segment, 95.9% of payments came from third-party insurance and institutional providers, including insurance providers under the Colombian government’s social security system, and 4.1% were paid out-of-pocket by our patients, including co-payments and non-covered expenses. In our Healthcare Services in Mexico segment, 92.7% of payments came from third-party insurance and institutional providers, including the Mexican government, and 7.3% were paid out-of-pocket by our patients, including co-payments and non-covered expenses. Our accounts receivable for payments from the third-party insurance and institutional providers previously mentioned are typically collected on an average of 41 days in Mexico, 114 days in Peru and 149 days in Colombia; this average is calculated from the average billed revenue and accounts receivables of third-party insurance and institutional providers of each segment, during the period from October 2022 to September 2023. The average collection days in each country, including out-of-pocket revenue and accounts receivables are 38 days in Mexico, 73 days in Peru and 144 days in Colombia; this average is calculated from the average total billed revenue and accounts receivables of each segment, during the period from October 2022 to September 2023.

As of September 30, 2023, our cash and cash equivalents were S/337.2 million, and we had negative working capital (defined as current assets less current liabilities) of S/68.6 million. See “Risk Factors—Risks Relating to Our Business—We may not have sufficient funds to settle current liabilities and as a result we may continue to have negative working capital in the near future.”

We believe that our available cash and cash equivalents and cash flows expected to be generated from operations and borrowings available to us under our revolving credit lines, will be adequate to satisfy our capital expenditure and liquidity needs for the foreseeable future. Our principal economic activities provide predictable cash flows, as they consist primarily of the sale of prepaid plans that have monthly prepayments agreed for one-year terms or annual payments that are automatically renewed unless canceled by the plan members, and the provision of healthcare services, for which we are reimbursed by third-party healthcare providers under agreements that typically also have one-year terms and automatically renew each year, unless renegotiated. Given the predictability of these cash flows, we can operate with negative working capital.

Our ability to expand and grow our business in accordance with management’s current plans and to meet our long-term capital requirements will depend on many factors, including those mentioned above. To the extent we pursue one or more significant strategic acquisitions, we may be required to incur additional debt or sell additional equity to finance those acquisitions.

Comparative Cash Flows

The following table sets forth our cash flows for the periods indicated:

	Year Ended December 31,				Nine Months Ended September 30,

	2022		2021		2023		2022

	(in millions of soles)
Net cash from operating activities	S/	162.6	S/	183.3	S/	436.5	S/	64.0
Net cash used in investing activities		(3,209.4)		(292.0)		(116.2)		(604.3)
Net cash from (used in) financing activities		3,130.7		(102.1)		(182.6)		543.3
Net increase (decrease) in cash and cash equivalents		83.8		(210.8)		137.8		3.0
Cash and cash equivalents at beginning of period		138.8		343.5		208.7		137.8
Effect of movements in exchange rates on cash held		(14.1)		6.1		(9.3)		(6.1)
Cash and cash equivalents at end of period	S/	208.7	S/	138.8	S/	337.2	S/	135.8

Nine-Month Period Ended September 30, 2023 Compared to Nine-Month Period Ended September 30, 2022

Net cash from operating activities for the nine-month period ended September 30, 2023 was S/436.5 million compared to S/64.0 million for the nine-month period ended September 30, 2022, an increase of S/372.5 million. This increase was primarily due to the net cash from operating activities from the Healthcare Services in Mexico segment, acquired in October 2022, which was S/250.3 million for the nine-month period ended September 30, 2023. The net cash from operating activities of our other three segments was S/186.2 million compared to S/64.0 million for the nine-month period ended September 30, 2022, an increase of S/122.2 million. This result was primarily explained by an improvement in our cash management, which led to an increase in our cash conversion rate (i.e., the rate at which we convert our revenue to cash, which is calculated by dividing our net cash from operating activities by our total revenue from the same period) from 3.9% to 15.3%, and which resulted in an increase of S/108.1 million in cash as compared to the nine-month period ended September 30, 2022.

Net cash used in investing activities for the nine-month period ended September 30, 2023 was S/116.2 million, compared to S/604.3 million for the nine-month period ended September 30, 2022. The primary investment for the nine-month period ended September 30, 2022 was S/476.3 million for the acquisition of IMAT Oncomédica in April 2022. The primary investment for the nine-month period ended September 30, 2023 was S/60.0 million for the acquisition of Dentegra in February 2023. We also made investments of S/110.6 million, with a focus on (i) maintenance, replacements and standardization improvements of our facilities and medical equipment and for software and other intangibles and (ii) organic growth in Colombia and Peru, through the expansion of the healthcare network capacity IMAT, Chiclayo and Vallesur.

Net cash used in financing activities for the nine-month period ended September 30, 2023 was S/182.6 million, compared to net cash from financing activities of S/543.3 million for the nine-month period ended September 30, 2022. Net cash from financing activities for the nine-month period ended September 30,

2022 primarily reflected S/476.3 million of loans and borrowings used to finance our acquisition of IMAT Oncomédica in April 2022. Net cash used in financing activities for the nine-month period ended September 30, 2023 primarily reflected S/2,634.3 million in proceeds from loans and borrowings, that were used to repay certain existing indebtedness and financial obligations of S/2,485.8 million and make certain interest payments of S/278.0 million, explained by the interest associated with the bridge loans and the private placement notes transaction costs in 2023 relating to the 2028 Notes.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Net cash from operating activities for the year ended December 31, 2022 was S/162.6 million, compared to S/183.3 million for the year ended December 31, 2021, a decrease of S/20.7 million. This decrease was partially offset by the net cash from operating activities from the Mexico healthcare network business, acquired in October 2022, which was S/13.2 million for the year ended December 31, 2022. The net cash from operating activities of the rest of the existing business was S/149.2 million, compared to S/183.3 million for the year ended December 31, 2021, a decrease of S/34.0 million. This result was primarily explained by an increase of S/29.7 million in cash collected driven by the increase in revenue in all of our segments and higher profitability, partially offset by a deterioration in our cash management, which led to a decrease in our cash conversion rate (i.e., the rate at which we convert our revenue to cash, which is calculated by dividing our net cash from operating activities by our total revenue from the same period) from 9.5% to 6.6% and which resulted in a reduction of S/63.7 million in cash as compared to the year ended December 31, 2021.

Net cash used in investing activities for the year ended December 31, 2022 was S/3,209.4 million, compared to S/292.0 million for the year ended December 31, 2021. The primary use of cash for the year ended December 31, 2022 was $3,058.8 million for our acquisitions of Grupo OCA and IMAT Oncomédica; and $150.6 million in investments, including intangibles, focused on maintenance, completion of our oncological value offer in Peru (Radiotherapy in the northern headquarters, PET CT Peru and PET CT Colombia, Prevention Center in Lima) and equipment for the new operations in Clínica Chiclayo, Clínica del Sur, Clínica Vallesur and the expansion of hospital and surgical capacity at Clínica Las Américas and Portoazul.

Net cash from financing activities for the year ended December 31, 2022 was S/3,130.7 million, compared to net cash used in financing activities of S/102.1 million for the year ended December 31, 2021. Net cash from financing activities for the year ended December 31, 2022 primarily reflected S/2,287.8 million of loans and borrowings used for the financing of our acquisitions of IMAT Oncomédica and Grupo OCA.

Capital Expenditures

We define capital expenditures as the acquisition of intangible assets and property, furniture and equipment. Our capital expenditures for the nine-month period ended September 30, 2023 were S/117.2 million, 34.7% of which was for the acquisition of land, buildings and facilities, 35.3% of which was for medical equipment, furniture and vehicles and 30.0% of which was for intangibles, mainly software.

Our capital expenditures for the year ended December 31, 2022 were S/174.6 million, 32.2% of which was for the acquisition of land, buildings and facilities, 38.4% of which was for medical equipment, furniture and vehicles and 29.5% of which was for intangibles, mainly software.

Our capital expenditures for the year ended December 31, 2021 were S/323.3 million, 50.6% of which was for the acquisition of land, buildings and facilities, 31.5% of which was for medical equipment, furniture and vehicles and 18.0% of which was for intangibles, mainly software.

For 2023, we have a capital expenditures budget of S/160.0 million, which we expect to use primarily for maintenance uses. We intend to finance these capital expenditures with a combination of cash from operations and additional indebtedness.

Contractual Obligations and Commitments

The following table presents information relating to our contractual obligations as of September 30, 2023:

	Total		Rentals with non-financial entities		Year 1		Year 2		Year 3		Year 4		Year 5		More than 6 years

	(in millions of soles)
Loans and borrowings(1)	S/	3,685.4		—	S/	480.8	S/	40.3	S/	1,163.1	S/	25.7	S/	1,906.0	S/	69.4
Lease liabilities(1)		74.5		—		19.9		18.7		13.9		6.4		6.4		9.3
Operating leases(1)		82.0		82.0		—		—		—		—		—		—

Total	S/	3,841.9	S/	82.0	S/	500.7	S/	59.0	S/	1,177.0	S/	32.2	S/	1,912.4	S/	78.7

(1)	Excludes interest.

Notes

Senior Notes due 2025

On November 20, 2020, we issued US$300.0 million aggregate principal amount of 6.500% Senior Notes due 2025 (the “2025 Notes”). We used the net proceeds from the issuance of the 2025 Notes to repay US$255.9 million of indebtedness outstanding and for general corporate purposes. Following the closing of the Exchange, US$56.6 million aggregate principal amount of 2025 Notes remain outstanding.

The 2025 Notes were issued pursuant to the indenture, dated as of November 20, 2020, among Auna S.A.A., the guarantors party thereto and Citibank, N.A. as trustee, paying agent, registrar and transfer agent (as amended and supplemented, the “2025 Notes Indenture”). The 2025 Notes bear interest at a rate of 6.500% per year and interest on the 2025 Notes is payable semi-annually in arrears on May 20 and November 20 of each year. The 2025 Notes will mature on November 20, 2025. The 2025 Notes are unsecured obligations. Additionally, in connection with the Exchange, we received consents from a majority of holders of the 2025 Notes to eliminate substantially all of the covenants as well as certain events of default and related provisions, and as such, the 2025 Notes do not benefit from any restrictive covenants.

Senior Secured Notes due 2028

On April 11, 2023, we issued US$505.0 million aggregate principal amount of Senior Secured Notes due 2028 (the “2028 Notes”). The 2028 Notes were repaid in full on December 18, 2023 using the net proceeds from the borrowings under the Term Loans.

Senior Secured Notes due 2029

On December 18, 2023, we issued US$253.0 million aggregate principal amount of the 2029 Notes in exchange for $243.4 million aggregate principal amount of 2025 Notes, which were cancelled upon the Exchange. We did not receive any cash proceeds from the issuance of the 2029 Notes.

The 2029 Notes were issued pursuant to the indenture, dated as of December 18, 2023, among Auna S.A., the guarantors party thereto, Citibank, N.A. as trustee, paying agent, registrar and transfer agent (as amended and supplemented, the “2029 Notes Indenture”). The 2029 Notes bear interest at a rate of 10.000% per year and interest on the 2029 Notes is payable semi-annually in arrears on June 18 and December 18 of each year. The 2029 Notes will mature on December 18, 2029. The 2029 Notes are senior secured obligations and secured on a first-priority basis by security interests in the same collateral securing the Term Loan on a pari passu basis therewith. The 2029 Notes are guaranteed by certain of our subsidiaries. We are entitled to redeem some or all of the 2029 Notes at any time at the redemption prices set forth in the 2029 Notes Indenture.

The 2029 Notes Indenture contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to: (i) incur debt, (ii) make certain payments and investments, (iii) incur certain liens, (iv) transfer or sell assets and (v) merge or consolidate. The 2029 Notes Indenture also contains a covenant that prohibits us and any of our Restricted Subsidiaries (as such term is defined in the 2029 Notes Indenture) from causing or permitting a restriction on our subsidiaries’ ability to pay dividends or make any other distributions on their capital stock to us, except in certain circumstances, such as contractual encumbrances and restrictions existing as of the date of the 2029 Notes Indenture. In addition, upon the occurrence of certain change of control events, we will be required to offer to repurchase all outstanding 2029 Notes under the 2029 Notes Indenture.

The 2029 Notes Indenture also contains customary events of default, including (i) failure to pay principal or interest on the 2029 Notes when due and payable, (ii) failure to comply with certain covenants or agreements in the 2029 Notes Indenture if not cured or waived as provided therein, as applicable, (iii) failure to pay our indebtedness or indebtedness of any Restricted Subsidiary (as such term is defined in the 2029 Notes Indenture) in excess of US$20.0 million, (iv) certain events of bankruptcy, insolvency, or reorganization, (v) failure to pay any judgment or decree for an amount in excess of US$20.0 million, (vi) cessation of any guarantee of any guarantor that is a Significant Subsidiary (as such term is defined in the 2029 Notes Indenture) or group of guarantors that, taken together, would constitute a Significant Subsidiary, to be in full force and effect and (vii) certain events related to perfection of the liens on the collateral. In the case of an event of default, the principal amount of the 2029 Notes plus accrued and unpaid interest would be accelerated.

Credit Facilities

Chiclayo Hospital Financing Agreement

On February 3, 2020, Oncosalud S.A.C. entered into a financing agreement (the “Chiclayo Hospital Financing Agreement”) with Scotiabank for S/70.0 million. The proceeds of the financing were used to build a new hospital in Chiclayo.

The Chiclayo Hospital Financing Agreement contains financial covenants requiring us to maintain a consolidated debt service ratio equal to or higher than 1.2 and a consolidated leverage ratio, defined as the ratio of our net consolidated debt to EBITDA, below or equal to 4.75x from the corresponding date of disbursement of the funds until December 31, 2020, 4.5x during 2021, 3.5x during 2022 and 2.5x from January 1, 2023 onwards. As of September 30, 2023, Oncosalud S.A.C. was in compliance with the consolidated debt service and consolidated leverage ratios under the Chiclayo Financing Agreement. EBITDA as calculated for purposes of the Chiclayo Financing Agreements excludes certain expenses relating to Torre Trecca that are not excluded from EBITDA as defined under “Non-GAAP Financial Measures.” In addition, the related assignment agreement requires Oncosalud S.A.C. to maintain a minimum debt service ratio, defined as the ratio of assigned rights to long-term debt plus financial expenses, of 1.0x during 2021 and 2022 and 1.2x during 2023 to 2027.

The Chiclayo Hospital Financing Agreement contains consent requirements for certain transactions, including a merger, consolidation or internal reorganization, as well as certain restrictions, such as restrictions from transferring or encumbering assets located in Auna Chiclayo. An equity offering, including this offering, does not require consent under the Chiclayo Hospital Financing Agreement.

The Chiclayo Hospital Financing Agreement is secured by a mortgage over Oncosalud S.A.C.’s real estate property located in Chiclayo.

Credit and Guaranty Agreement

On November 10, 2023, we entered into the Credit Agreement under which we borrowed, on December 18, 2023, term loans in an aggregate principal amount of US$550.0 million (or its equivalent in Mexican pesos) (the “Term Loans”). We applied the net proceeds from the Term Loans to repay approximately US$533.7 million of obligations under outstanding indebtedness, including repayment in full of the 2028 Notes, and certain costs and fees related to the transactions.

The Term Loans mature in December 2028 and are payable in quarterly installments that amortize 9% of the aggregate principal amount in 2025, 15% in 2026, 19% in 2027 and 57% in 2028.

Interest on the USD-denominated Term Loans is calculated based on Term SOFR plus an applicable margin. Interest on the Mexican peso-denominated Term Loans is calculated based on TIIE as published by the Mexican Central Bank plus an applicable margin. In each case, the applicable margin is determined by reference to the credit rating of the 2029 Notes as specified in the Credit Agreement. The Term Loans are secured by certain of our assets, including shares of certain of our material subsidiaries as well as certain of our real estate assets in Mexico, Peru and Colombia, and guaranteed by certain of our subsidiaries.

The Credit Agreement contains financial covenants requiring us to maintain (for the period of four fiscal quarters ending on the applicable calculation date) (A) a consolidated leverage ratio of not greater than (i) 4.75:1.00 for the fiscal quarters ending December 31, 2023, March 31, 2024, June 30, 2024 and September 30, 2024, (ii) 4.25:1.00 for the fiscal quarters ending December 31, 2024, March 31, 2025, June 30, 2025 and September 30, 2025, (iii) 3.75:1.00 for the fiscal quarters ending December 31, 2025, March 31, 2026, June 30, 2026 and September 30, 2026 and (iv) 3.25:1.00 for the fiscal quarter ending December 31, 2026 and as of the end of each fiscal quarter thereafter and (B) a consolidated interest coverage ratio of not less than (i) 1.50:1.00 for the fiscal quarters ending December 31, 2023, March 31, 2024, June 30, 2024 and September 30, 2024, (ii) 1.75:1.00 for the fiscal quarters ending December 31, 2024, March 31, 2025, June 30, 2025 and September 30, 2025 and (iii) 2.25:1.00 for the fiscal quarter ending December 31, 2025 and as of the end of each fiscal quarter thereafter.

The Credit Agreement also contains a covenant that prohibits us and any Subsidiary (as such term is defined in the Credit Agreement) from limiting any Subsidiary’s ability to pay dividends or make any other distributions on their capital stock to us, except for such limitations that are provided for in the Credit Agreement and other related loan documents.

The Credit Agreement also includes customary events of default, including: (i) failure to pay principal or interest when due and payable, (ii) failure to comply with certain covenants or agreements in the Credit Agreement if not cured or waived as provided therein, as applicable, (iii) the breach of any representations and warranties made by the parties to the Credit Agreement, (iv) failure to pay other indebtedness in excess of US$10.0 million, (v) certain events of bankruptcy, insolvency, or reorganization, (vi) judgments against any party to the Credit Agreement in excess of US$10.0 million, (vii) the invalidity of certain documents related to the Credit Agreement, (viii) certain government seizures, nationalizations, or moratoriums on the payment of principal and interest, (ix) certain events related to perfection of the liens on the collateral, (x) the imposition of certain exchange controls and (xi) a change of control. In the case of an event of default, the unpaid principal amount of the Credit Agreement plus accrued and unpaid interest would be accelerated.

Credit Lines

We have access to available revolving credit lines of up to an aggregate of S/507.6 million with other recognized financial institutions that we use for short-term capital needs. Our revolving credit lines bear interest at varying fixed rates, ranging from 8.45% to 8.70% in Peruvian soles, of 6.93% to 7.75% in U.S. dollars and 8.64% to 19.36% in Colombian pesos. As of September 30, 2023, we had drawn S/341.3 million, and had S/166.4 million of available borrowings, under our revolving credit lines, maturing in 2024. We are subject to various covenants under our revolving credit lines, including reporting requirements, restrictions on incurring future debt and consent requirements for certain transactions, such as a merger, consolidation or internal reorganization, and were in compliance with these covenants as of September 30, 2023. Lenders may terminate our revolving credit lines under certain events, including nonpayment of our monetary obligations, acquiring debt that is senior to our obligations under our revolving credit lines, failing to maintain our corporate existence, certain changes to our corporate purpose and a change of control, whether directly or indirectly, among others.

Research and Development

We do not have formal research and development policies. However, we manage our research and development efforts through Auna Ideas, which is our non-profit biomedical and innovation engine. Auna Ideas currently operates seven accredited clinical research sites in the region, monitors more than 120 active trials within our networks and conducts more than 50 ongoing applied research projects. Auna Ideas is complemented by the premier research capabilities of our Auna Colombia network oncology-focused hospitals: IDC physicians are regular contributors to some of the medical profession’s top journals, such as The Lancet and the Journal of Clinical Oncology, while Oncomédica has been the recipient of multiple research awards in the recent past distinguishing it as one of the top cancer care institutions in Colombia.

Trends

Since 2019, we have completed six acquisitions, including the acquisition of a controlling stake in Clínica Portoazul in Colombia in September 2020, the acquisitions of OncoGenomics and Posac in Peru in October 2021, the acquisition of IMAT Oncomédica in Colombia in April 2022, the acquisition of Grupo OCA in Mexico in October 2022 and the acquisition of Dentegra in Mexico in February 2023. The results of each entity have been consolidated into our results of operations from their respective dates of acquisition. In addition, in August 2021, we launched operations at Clínica Chiclayo and in January 2022, we expanded capacity at Clínica Vallesur. In all of our networks, we expect to benefit from these expanded and new facilities as our greater capacity will allow us to treat additional patients and generate additional revenue. However, these expansions have, in certain cases, resulted in temporary increases in costs including integration costs to bring acquired operations up to our standards and costs related to the ramp-up of expanded facilities. We expect any future expansions to result in similar temporary increases in costs.

Our Oncosalud membership base increased 16.2% for the nine-month period ended September 30, 2023 primarily as a result of the recovery of our sales channels and the launch of new products, including general healthcare plans and telemedicine plans. Relatedly, the number of plan members treated during the nine-month period ended September 30, 2023 increased by 27.9% compared to the nine-month period ended September 30, 2022 as a result of plan members covered by general healthcare plans. In our Healthcare Services in Peru segment, the number of patients treated during the nine-month period ended September 30, 2023 increased by 8.7% compared to the nine-month period ended September 30, 2022 as a result of the recovery in the level of activity in the healthcare sector after the COVID-19 pandemic and the ramp up of our organic expansion in Clínica Chiclayo and Clínica Vallesur. In our Healthcare Services in Colombia segment, the number of patients treated during the nine-month period ended September 30, 2023 increased by 15.2% compared to the nine-month period ended September 30, 2022 as a result of the recovery in the level of activity in the healthcare sector after the COVID-19 pandemic.

In our Auna Peru network, we will continue to grow organically by expanding our network’s installed capacity. We are also evaluating other opportunities to expand our Auna Peru network beyond these current projects. In addition, we will continue to expand the healthcare plans offered under our Oncosalud Peru segment. In Colombia, we plan to focus on expanding the range of services offered in our existing facilities. In Mexico, we plan to focus on expanding the range of services offered in our existing facilities and the insurance plans offered. Throughout 2024, we expect to invest in the expansion of our existing facilities and new plan products.

Our pharmaceutical costs represented 47.1%, 37.2% and 46.1% of our cost of services in Mexico, Peru and Colombia, respectively. We plan to implement strategies to further create synergies in our pharmaceutical costs.

We do not believe there are any current or potential trends related to COVID-19 that are material to our business.

Off-Balance Sheet Arrangements

As of September 30, 2023, we did not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risks

In the ordinary course of our business activities, we are exposed to market risks that are beyond our control and which may have an adverse effect on the value of our financial assets and liabilities, future cash flows and profit. The market risks that we are exposed to include foreign currency risks and interest rate risks.

The functional currency of our operations is based on the countries in which we operate, whereby in Mexico it is the Mexican peso, in Peru it is the Peruvian sol and in Colombia it is the Colombian peso, and we present our financial statements in Peruvian soles. However, the majority of our liabilities (primarily US$59.2 million of the 2025 Notes, US$250.4 million of the 2029 Notes and US$         of the Term Loans) are denominated in U.S. dollars, which exposes us to exchange rate risk. As of September 30, 2023, 60.3% of our liabilities were denominated in U.S. dollars. To mitigate our U.S. dollar exposure, we use derivative financial instruments, such as call spreads and forwards, to hedge our exposure to these risks.

Interest rate risk is the risk that the fair value or future cash flows of our financial instruments may fluctuate as a result of changes in market interest rates. Our general policy is to hold financing at fixed rates, although certain of our borrowings accrue interest at floating rates. Because the majority of our financing is at fixed rates and we have hedging arrangements in place for all of our borrowings held at floating rates, we do not consider interest rate risk material to our business.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with IFRS. The preparation of our financial statements requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and significant assumptions. We base these estimates on our historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results experienced may vary materially and adversely from our estimates. Revisions to estimates are recognized prospectively. To the extent there are material differences between our estimates and the actual results, our future results of operations may be affected. We consider the accounting policies that govern revenue recognition, regulatory or technical reserves and income taxes to be the most critical in relation to our consolidated financial statements. These policies require the most complex and subjective estimates of management.

Business Combinations

We account for business combinations using the acquisition method when control is transferred to the Company. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on bargain purchase is recognized in profit or loss immediately. Transactions cost are expensed as incurred.

Subsidiaries are entities that we control. We control an entity when we are exposed to, or have rights to, variable returns from our involvement with the entity and have the ability to affect those returns through our power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. We eliminate all transactions between subsidiaries upon consolidation in the consolidated financial statements.

For each business combination, we elect whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets as of the date of acquisition. Changes in our interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

Goodwill

Goodwill arises from the acquisition of subsidiaries and represents the excess between the cost of an acquisition and the fair value of our interest in the net identifiable assets at the date of the acquisition. Goodwill arising from a business combination is allocated to each cash-generating unit (“CGU”) or group of CGUs that are expected to benefit from the synergies of the combination. Each CGU or group of CGUs to which goodwill is allocated represents the lowest level of cash-flow generating assets within the entity at which goodwill is monitored by management. Goodwill is tested for impairment at least annually and recorded at cost less accumulated impairment losses. The carrying amount of goodwill is compared to the recoverable amount, which is the greater of value in use and fair value less costs to sell. Any impairment is recognized immediately as an expense and cannot be reversed.

Revenue Recognition

We generate revenue primarily from insurance revenue on healthcare plans and the sale of healthcare services and medicines. Revenue we generate from the sale of healthcare services is recognized as such healthcare services are provided to our patients. Similarly, the revenue we generate from the sale of medicines is recognized when medicines are provided to our customers and, in cases when our patients are hospitalized, when medicines are administered to them.

Our revenue recognition standard for revenue related to the insurance revenue on healthcare plans are recognized as revenue proportionally during the period in which a patient is entitled to healthcare services under his or her plan. Insurance revenue related to the unexpired contractual coverage period are recognized in the accompanying balance sheet as liability for remaining coverage.

Liability for Incurred Claims

We recognize the liability for incurred claims of a group of contracts at the amount of the fulfillment of cash flows relating to incurred claims. Since the future cash flows are expected to be paid in one year or less from the dates the claims are incurred, we do not to discount the cash flows.

Income Taxes

Current income taxes are provided on the basis of our financial reporting and the financial reporting of each of our subsidiaries, including adjustments in accordance with the regulations of the relevant tax jurisdiction. As such, we must make critical judgments in interpreting tax legislation in the jurisdictions in which we operate in order to determine our income tax expenses.

Deferred income taxes are accounted for using an asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used.

Recent Accounting Pronouncements

The International Accounting Standards Board, or other regulatory bodies, periodically introduce modifications to the financial accounting and reporting standards under which we prepare our consolidated financial statements. Recently, a number of new accounting standards and amendments and interpretations to existing standards have been issued and were effective as of January 1, 2022, including the amendments to IAS 37—Onerous Contracts—Contract Performance Cost, IAS 16—Property, Plant and Equipment—Proceeds Before Intended, and IFRS 3—Reference to the Conceptual Framework.

In addition, IFRS 17—Insurance contracts, the amendment to IAS 1—Classification of Liabilities as Current or non-Current, IAS 1—Disclosure of Accounting Policies, the amendment to IAS 8—Definition of Accounting Estimates, and the amendment to IAS 12—Deferred Tax related to Assets and Liabilities arising from a Single Transaction became effective on January 1, 2023. The amendment to IAS 1— Non-current Liabilities with Covenants and Classification of Liabilities as Current or Non-current, and the amendment to IFRS 16—Lease Liability in a Sale and Leaseback became effective on January 1, 2024. Other than as described below, we do not expect these amendments to have a material impact on our consolidated financial statements.

Insurance contracts (IFRS 17)

In May 2017, the International Accounting Standards Board issued IFRS 17, which provides a more uniform approach for measurement and presentation of all insurance contracts, including by requiring insurance liabilities to be measured at a current fulfilment value.

The key principles of IFRS 17 are that we:

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Identify insurance contracts as those under which we accept significant insurance risk from another party (the policyholder) by agreeing to compensate the policyholder if a specified uncertain future event (the insured event) adversely affects the policyholder.

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Separate specified embedded derivatives, distinct investment components and distinct goods or services other than insurance contract services from insurance contracts and account for them in accordance with other standards.

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Recognize profit from a group of insurance contracts over each period that we provide insurance contract services, as we are released from risk. If a group of contracts is expected to result in a loss over the remaining coverage period, we recognize the loss immediately.

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Recognize an asset for insurance acquisition cash flows in respect of acquisition cash flows paid, or incurred, before the related group of insurance contracts is recognized. Such an asset is derecognized when the insurance acquisition cash flows are included in the measurement of the related group of insurance contracts.

As of January 1, 2022, we have applied IFRS 17 retrospectively to all insurance contracts.

Emerging growth company status

Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We intend to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

We also intend to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We would cease to be an emerging growth company upon the earliest of: (1) the last day of the fiscal year ending after the fifth anniversary of our initial public offering; (2) the last day of the fiscal year in which we have more than US$1.235 billion in annual revenue; (3) the date we qualify as a “large accelerated filer,” with at least US$700.0 million of equity securities held by non-affiliates; or (4) the issuance, in any three-year period, by our company of more than US$1.0 billion in non-convertible debt securities held by non-affiliates.

INDUSTRY

We currently operate in the Mexican, Peruvian and Colombian healthcare sectors. Mexico, Peru, and Colombia have some of the strongest macroeconomic fundamentals in the Latin American region, after having consistently implemented market and investor-friendly policies over the past two decades. According to industry sources, in 2022, Mexico had a nominal GDP of US$1,414.2 billion and a population of 127.5 million, which was equivalent to a nominal GDP per capita of US$11,091.3. Similarly, in 2022, Peru had a nominal GDP of US$242.6 billion and a population of 34.0 million, which was equivalent to a nominal GDP per capita of US$7,125.8. In addition, in 2022, Colombia had a nominal GDP of US$343.9 billion and a population of 51.9 million, which was equivalent to a nominal GDP per capita of US$6,630.3.

Real GDP Growth (%)

Source: IMF database.

The Mexican, Peruvian and Colombian Healthcare Sectors from a Global Perspective

According to Fitch Solutions, total spending in local currency in Mexico’s healthcare sector grew at a CAGR of 8.2% between 2019 and 2022 and is expected to reach US$96.4 billion in 2026, while in Peru, total public and private healthcare sector spending grew at a CAGR of 8.0% between 2019 and 2022 and is expected to reach US$18.6 billion in 2026. In addition, total spending in local currency in Colombia’s healthcare sector grew at a CAGR of 11.1% between 2019 and 2022 and is expected to reach US$32.2 billion in 2026. Growth in these markets has been driven mainly by favorable demographic factors, including an expanding middle class demanding more and higher quality healthcare services and an aging population requiring additional healthcare services.

The Mexican, Peruvian and Colombian healthcare sectors remain significantly underpenetrated, as evidenced by the total healthcare expenditure as a percentage of GDP and healthcare expenditure per capita, shown in the charts below. Spending levels are not only significantly below developed markets, but also below key regional reference markets, such as Brazil and Chile.

2022E Healthcare Spending as a % of GDP

Source:

Fitch Solutions Colombia Pharmaceuticals and Healthcare Report Q4 2022, Fitch Solutions Peru Pharmaceuticals and Healthcare Report Q4 2022, Fitch Solutions Mexico Pharmaceuticals and Healthcare Report Q4 2022, Fitch Solutions U.S. Pharmaceuticals and Healthcare Report Q4 2022, Fitch Solutions Chile Pharmaceuticals and Healthcare Report Q4 2022, Fitch Solutions Europe Pharmaceuticals and Healthcare Report Q4 2022, Fitch Solutions Brazil Pharmaceuticals and Healthcare Report Q4 2022.

Mexico’s Healthcare Expenditure (US$ Bn)

Source: Fitch Solutions Mexico Pharmaceuticals and Healthcare Report Q4 2022.

Peru’s Healthcare Expenditure (US$ Bn)

Source: Fitch Solutions Peru Pharmaceuticals and Healthcare Report Q4 2022

Colombia’s Healthcare Expenditure (US$ Bn)

Source: Fitch Solutions Colombia Pharmaceuticals and Healthcare Report Q4 2022.

2022E Healthcare Spending per Capita (US$)

Source:

Fitch Solutions Chile Pharmaceuticals and Healthcare Report Q4 2022, Fitch Brazil Pharmaceuticals and Healthcare Report Q4 2022, Fitch Mexico Pharmaceuticals and Healthcare Report Q4 2022, Fitch Colombia Pharmaceuticals and Healthcare Report Q4 2022, Fitch Peru Pharmaceuticals and Healthcare Report Q4 2022.

Consistent with the relatively low levels of healthcare spending in Mexico, Peru and Colombia, these countries possess gaps in hospital infrastructure, with beds per 1,000 people significantly below the WHO recommended average of 3.0 beds.

Hospital Beds per 1,000 People*

Source: OECD, MINSA, EUROSTAT

*	2022 for Chile. 2021 for European Union, United States, Brazil and Mexico. 2020 for Colombia and Peru.

Moreover, as these countries’ economies continue to grow, fertility and mortality rates are expected to fall, which will increase life expectancy and invert the age pyramid. We expect this to lead to an increased demand for healthcare services and growth in healthcare spending. We expect penetration to increase and infrastructure gaps to decrease as a result of these positive demographic trends.

Population Pyramid Evolution (%)

Mexico 2022E	Mexico 2050E

Peru 2022E	Peru 2050E

Colombia 2022E	Colombia 2050E

Source: United Nations—World Population Prospects.

As these countries continue to grow and to expand GDP per capita, the middle classes in Mexico, Peru and Colombia are also expected to continue to grow, which we believe will increase demand for more and higher quality healthcare services and will increase the percentage of the population that chooses to purchase healthcare services through the private healthcare systems in each country.

Middle Class* Change—Number of people (‘000) earning over US$15,000 per annum (Metropolitan areas)

Geography	Rank	2016	2030	% Change	Absolute change
Mexico: Mexico City	1	3,772.3	9,440.6	150%	5,668.3
Brazil: Sao Paulo	2	3,220.8	8,025.4	149%	4,804.6
Argentina: Buenos Aires	3	3,844.7	6,709.2	75%	2,864.5
Brazil: Rio de Janeiro	4	2,193.9	5,591.6	155%	3,397.7
Chile: Santiago	5	1,238.8	3,470.6	180%	2,231.8
Peru: Lima	6	641.3	3,413.4	432%	2,772.1
Mexico: Guadalajara	7	646.2	2,177.2	237%	1,531.1
Brazil: Belo Horizonte	8	720.8	1,848.5	156%	1,127.8
Colombia: Bogota	9	442.4	1,645.7	272%	1,203.3
Brazil: Brasilia	10	571.7	1,613.5	182%	1,041.8

Source: The Economist Intelligence Unit Limited 2017 (EIU).

*	EIU defines middle class as Latin Americans earning over US$15,000 at nominal prices per year according to EIU.

The healthcare markets in Mexico, Peru and Colombia have historically been fragmented, and part of our competitive edge has been the reach of our networks. In recent years, new market entrants are seeking to consolidate their positions and increasingly compete with us. For example, in Mexico, main players such as Hospitales Ángeles or Christus Muguerza have increased their offerings mainly through the construction of new facilities. In the same line, their renovation plans aim to add capacity and new technologies to keep up with the competition. In Peru, well-established global players such as UnitedHealth and Quirónsalud have strongly positioned themselves through the acquisitions of Clínica San Felipe and Clínica Ricardo Palma, respectively, although Quirónsalud recently announced the sale of its investment in Peru and Colombia, while local groups such as Pacífico (through the Sanna network) and Rímac (through the Clínica Internacional network) have established horizontally integrated operations similar to ours in terms of coverage and structure. In Colombia, the market has seen increasing consolidation in recent years as both global and local players vie to integrate horizontal platforms in a sector where many top institutions are still owned by foundations and non-profit entities. However, while regional markets in Colombia have important non-profit players, such as Medellín with Hospital Pablo Tobon Uribe or Barranquilla with Clínica General del Norte, their limited expansion capacity has opened a gap for other private companies to expand their market share.

The Mexican Healthcare Sector

Structure of the Mexican Healthcare Sector

The Mexican healthcare structure is a mixed public-private system that provides universal healthcare coverage to all Mexican citizens. According to the INEGI, 74.8% of Mexico’s population was covered by some form of healthcare coverage as of December 2020.

According to Fitch Solutions, total spending in the Mexican healthcare sector in 2022, excluding pharmaceuticals, amounted to US$83.3 billion, with public sector spending amounting to US$43.6 billion (52.3% of the overall spending). Despite only covering 2.1% of the population, private sector spending amounted to US$39.7 billion, or 47.7% of the overall spending, in 2022.

Coverage and Expenditure Distribution between the Private and Public Sectors in Mexico

Source: INEGI 2020 and Fitch Solutions Mexico Pharmaceuticals and Healthcare Report Q4 2022.

*	Beneficiaries of Health Plans as of 2020.
*	Excludes pharmaceuticals. Health expenditures data as of 2022.

The Mexican healthcare sector is structured as follows:

Source:	CONAEMI: Colegio Nacional de Especialistas en Medicina Integrada. INEGI. Diario Oficial de la Nación (Mexico).

Mexico has three separate health insurance systems: the social security health insurance system, managed by a fragmented group of state agencies (such as IMSS, ISSSTE, Pemex, among others), the national public health insurance system managed by the Instituto de Salud para el Bienestar (“INSABI”) and the Instituto Mexicano del Seguro Social (“IMSS-Bienestar”) and the private health insurance system.

As of 2020, approximately 72.7% of the Mexican population was estimated to be covered by one of the main government-managed programs.

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Instituto Mexicano del Seguro Social (“IMSS”): The largest public healthcare provider in Mexico. IMSS offers two forms of affiliation: the first is mandatory, since any labor relationship requires the employer to affiliate his or her employee under the program, and is financed through a combination of payroll taxes, government subsidies and user fees; the second is voluntary, based on a collective or individual decision, and requires an annual fee that varies according on the insured’s age. IMSS, which covers the insured and his or her family, provides a wide range of healthcare services including preventive, curative and rehabilitative care, and social security services such as pensions and disability and unemployment benefits. As of 2020, IMSS covered 47.2 million people.

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Instituto de Seguridad y Servicios Sociales de los Trabajadores del Estado (“ISSSTE”): One of the largest public healthcare providers for government employees and their families. ISSSTE is financed by payroll taxes, the federal government and fees paid by the patients. It has two main components: The first, related to health insurance, offers preventive, curative and rehabilitative care; the second offers four benefits and services: mortgages and home financing, personal loans, social services including tourism and distribution of food, and cultural services including educational and cultural programs. As of 2020, 8.2 million people were covered by ISSSTE.

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Petróleos Mexicanos (PEMEX), Secretaría de la Defensa Nacional (“SEDENA”) and Secretaría de Marina (“SEMAR”): These institutions have their own healthcare agencies or insurance which cover their respective active and retired members and their beneficiaries. As of 2020, 1.2 million people in total were covered by PEMEX, SEDENA or SEMAR.

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Petróleos Mexicanos (“PEMEX”), a Mexican state-owned company and the largest oil and natural gas company in Mexico, provides healthcare services to its active and retired employees, and their respective beneficiaries. These services include outpatient appointments, particular medical assistance, plastic or esthetic surgery and dental care, among others. Pemex’s insurance is fully financed by the government through an annual budget that is approved by the chamber of representatives.

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The Secretaría de la Defensa Nacional (“SEDENA”) and the Secretaría de la Marina (“SEMAR”), are both subject to the same regime under the Mexican armed forces law. They offer services to their active and retired personnel, and their respective beneficiaries. Healthcare services provided by these institutions include surgical attention, medical assistance, preventive medicine and hospitalization, among others. The health insurance is funded by the personnel and their beneficiaries via contributions and by the Federal Government via annual fees and contributions.

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Instituto de Salud para el Bienestar (“INSABI”) and Instituto Mexicano del Seguro Social (“IMSS-Bienestar”): IMSS-Bienestar is a federal government program launched in 1979 under the name “IMSS-Coplamar” to secure care for non-eligible beneficiaries. Renamed for a fourth time in 2018, IMSS-Bienestar underwent a major change in 2022, when it became a decentralized public organization. This modification endowed the program with technical autonomy, its own budget and more tools to achieve its goal of providing free healthcare services to those unaffiliated with any health insurance system. By the end of 2022, 21.8 million people had received healthcare access under IMSS-Bienestar. Moreover, as per a Mexican health law modification approved on May 29, 2023, several amendments and additions were made through which the functions from the Instituto de Salud para el Bienestar (“INSABI”), a public healthcare provider established in 2020 in charge of attending to the population not covered by public healthcare programs, were formally transferred to IMSS-Bienestar. As the transition process is still underway, both agencies will continue to operate until its conclusion.

Health Plans’ Beneficiaries—2020

Program	Number of People (‘000)%
IMSS	47,246	37.5%
ISSSTE	8,207	6.5%
PEMEX, SEDENA or SEMAR	1,192	0.9%
IMSS-Bienestar*	959	0.8%
INSABI**	32,843	26.1%
Other Programs	1,150	0.9%
Private***	2,615	2.1%
Uninsured	31,787	25.2%
Total Population	125,998	100.0%

Source: INEGI 2020.

*	In 2022, IMSS-Bienestar changed its main functions, and its current goal is to provide free healthcare services to those unaffiliated with any health insurance system.
**	In process of being absorbed by IMSS-Bienestar.
***	Only considers Seguro de Salud (Health Insurance). For further information, see “—Private Healthcare Plan Market.”

Private Healthcare Plan Market

Private health insurance plays a small but growing role in funding healthcare in Mexico and the market is highly concentrated. The private insurance system in Mexico has two main components: Gastos Médicos Mayores (Major Medical Expenses) and Seguro de Salud (Health Insurance):

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Seguro de Salud is a health insurance that covers the cost of preventive and curative medical services, such as doctor visits, lab tests, dental care and limited ambulance service, among others. These plans typically have low deductibles and copays, but do not cover the cost of major medical expenses and offer only a low range of financial support. As of December 2020, 2.6 million people were beneficiaries of Health Insurance.

There is a significant concentration in the Seguro de Salud (Healthcare Insurance) market with the top 5 providers accounting for more than 95% of the health insurance premiums market in 2022. Among the top five providers is our Dentegra operation, the only company in the group that focuses on dental and vision insurance, confirming its leading position in that market and serving 2.7 million members nationwide.

Health Insurance Premiums—2022

Ranking	Company	MXN ‘000%
1	Plan Seguro	5,274,305	47.2%
2	General de Salud	2,307,353	20.7%
3	AXA Salud	2,127,113	19.0%
4	MediAccess	587,812	5.3%
5	Dentegra	366,094	3.3%
6	Centauro	218,230	2.0%
7	Odontoprev	150,991	1.4%
8	SIS NOVA	115,707	1.0%
9	BBVA Bancomer Salud	21,972	0.2%

	Total	11,169,578	100.0%

Source: Asociación Mexicana de Instituciones de Seguros 2022.

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Major Medical Expenses (“MME”) is a medical insurance that provides financial support in the event of hospitalization, medical emergencies, prescription drugs, surgeries, among others. MME plans usually have higher deductibles and copays than private health insurance plans, but can provide significant financial protection in case of serious illness or injury. MME acts as a complement to the traditional public or private health insurance, which means that Mexicans can have both a health insurance policy and an MME insurance policy at the same time. MME offer aims to reduce the gap between the services offered by the health insurance system and what the policyholders are looking for. As of December 2020, 13.4 million people had contracted the MME insurance.

The major medical insurance market also has significant concentration, with G.N.P, AXA Seguros, Metlife Mexico, Monterrey New York Life and Allianz México accounting for approximately 80% of the MME insurance premiums market in 2022.

Major Medical Expenses Insurance Premiums—2022

Ranking	Company	MXN ‘000%
1	G.N.P.	82,147,385	26.5%
2	AXA Seguros	59,232,573	19.1%
3	Metlife Mexico	57,001,560	18.4%
4	Monterrey New York Life	29,814,821	9.6%
5	Allianz Mexico	13,613,761	4.4%
6	Atlas	13,356,771	4.3%
7	Inbursa	12,925,128	4.2%
8	Mapfre Mexico	10,029,496	3.2%
9	BUPA Mexico	9,466,864	3.1%
10	Banorte	8,145,412	2.6%
11	Ve por Mas	4,804,192	1.6%
12	Plan Seguro	2,421,837	0.8%
13	BBVA Bancomer Salud	2,271,753	0.7%
14	Seguros SURA	1,664,188	0.5%
15	Others	2,639,990	0.9%

	Total	309,535,732	100.0%

Source: Asociación Mexicana de Instituciones de Seguros 2022.

Healthcare Services Market

According to the Mexican government, as of January 2023, there were 122,417 consultation facilities, 43,835 healthcare facilities and 176,465 beds in Mexico. Additionally, as of March 2022, the six states with the largest number of beds, Mexico City, the State of Mexico, Jalisco, Puebla, Veracruz, and Nuevo León, accounted for 44% of the total number of consultation facilities, close to 36% of the total number of healthcare facilities and 48% of the total beds.

In Mexico, the healthcare system is structured in different levels of care, which are differentiated by the degree of specialization of the medical services offered. Level 1 includes primary care; Level 2 mainly provides outpatient and/or inpatient care with four specialties: Surgery, Internal Medicine, Pediatrics and Gynecology/Obstetrics; and Level 3 are medical units with the highest resolution capacity in the health system, with specialized personnel and highly complex procedures. There is close interaction between the first and second levels, as well as the second and third levels. Intensive Care Units are placed in second and third level healthcare facilities.

Care Level	Institution Type
Level 1	Primary Care

Level 2	Surgery Internal Medicine Pediatrics Gynecology/Obstetrics Specialized Institution Intensive Care Units

Level 3	Subspecialties Medical Units of High Care Intensive Care Units

Source: Mexican Government. Secretaría de Hacienda y Crédito Público.

Our three high-complexity hospitals in Mexico, OCA Hospital, Doctors Hospital, and Doctors East Hospital, with more than 40 specializations in each of them, are classified as Level 3.

In January 2023, the number of beds in the Mexican healthcare system was 176,465, while the number of healthcare facilities was 43,835. As of 2022, the number of beds in the private sector was 47,557, representing around 26.9% of the total number of beds in the country, while the number of healthcare facilities in the private sector was 2,874, representing around 6.6% of the total number of healthcare facilities in Mexico. Although private sector healthcare facilities represent a low share of the total system, the number of beds per healthcare facility in this sector is higher than that of the total system.

Number of Beds and Healthcare Facilities by Sector

Sector*	Number of Beds	Number of Healthcare Facilities
Private	47,557	2,874

Total	176,465	43,835

Source: Mexican Government. Instituto Nacional de Estadística y Geografía (INEGI).

*	Private Sector as of December 2022. Total as of January 2023.

Of the total of 47,557 beds in the private healthcare facilities, the types of beds with the highest utilization were mostly oriented to obstetrics and gynecology care (12.3%), surgery care (12.2%), internal medicine care (11.0%), and pediatric care (5.7%). Beds in the private sector are distributed as follows:

Private Sectors Beds by Type—2022

Source: Instituto Nacional de Estadística y Geografía (INEGI) 2022

In addition, Global Health Intelligence ranked Doctors Hospital and Clínica OCA, two of our three facilities in Mexico, among the top 10 best-equipped private hospitals for hosting patients in Mexico in 2022. This ranking recognizes the high-quality standards of our high-complexity hospitals and our strong presence in Mexico, which translates into an opportunity for further leveraging the current platform and growing in a market with low penetration and ample room for expansion.

Best-Equipped Private Hospitals for Hosting Patients in Mexico – 2022

Rank	Privately-Operated Institution	General Service Bed	Auxiliary Service Bed	Total
1	Hospital Universitario Dr. José Eleuterio González	500	266	766
2	Doctors Hospital	300	70	370
3	Hospital Español	300	49	349
4	Hospital y Clínica OCA	290	47	337
5	Hospital Pediatría Centro Médico Nacional Siglo XXI	184	67	251
6	Hospital Ángeles Chihuahua	110	87	197
7	Hospital Ángeles Sucursal del Carmen	150	31	181
8	Christus Muguerza Hospital UPAEP	150	27	177
9	Hospital Star Médica Ciudad Juárez	75	60	135
10	Hospital Infantil Privado	78	45	123

Source: Global Health Intelligence.

Monterrey, the capital and largest city of the northeastern state of Nuevo León, and the second largest city in Mexico behind Mexico City, is a well-established manufacturing base that is highly integrated with the U.S and garners significant investments.

As of 2022, Nuevo Leon and Monterrey had 3,392 and 2,099 beds in the private healthcare sector, respectively. Grupo OCA, with 708 beds in our three healthcare facilities, reached a market share of 21% in number of beds in the private sector in Nuevo León and is positioned as the leader in number of beds in the private healthcare sector in Monterrey with a market share of 34%, when considering general and auxiliary service beds. According to the ranking published by Blutitude and Fundacion Mexicana para la Salud in 2022, other relevant healthcare providers in Monterrey are Christus Muguerza, Tecsalud and Hospital San Jorge. However, we believe that our high complexity facilities in the Northern Mexican States position us as one of the most important healthcare services providers in the region.

Number of Beds in Monterrey and Nuevo León—2022

Bed Description	Nuevo León	Monterrey
General service bed	2,163	1,334
Auxiliary service bed	1,229	765

TOTAL	3,392	2,099

Source: INEGI 2022

Best Private Hospitals in Mexico 2022—Regional Ranking / North (Monterrey)*

Ranking	Hospitals
1	Christus Muguerza Hospital Alta Especialidad
2	Hospital San José Tecsalud
3	Christus Muguerza Hospital Conchita
4	Doctors Hospital
5	Hospital San Jorge
6	Christus Muguerza Hospital Vidriera
7	Christus Muguerza Hospital Sur
8	Oca Hospital
9	Swiss Hospital

Source: Blutitude and Fundación Mexicana para la Salud (FunSalud) 2022.

*	Only considering hospitals located in Monterrey that appear in the ranking.

Moreover, Monterrey reported 183,348 emergencies and 77,333 surgeries in 2022. Our installed capacity has allowed us to offer our services and maintain a strong market in terms of hospital services. In detail, we maintain a market share of 18% and 22% for emergencies and surgeries in Monterrey, respectively.

Hospital Services in Monterrey and Nuevo Leon—2022

Description	Nuevo Leon	Monterrey	Auna
Emergencies	342,606	183,348	33,352
Surgeries	118,185	77,333	16,761

Source: INEGI 2022. Company information.

The Peruvian Healthcare Sector

Structure of the Peruvian Healthcare Sector

Healthcare coverage in Peru is provided through either public programs or private healthcare coverage providers, with the type of coverage that a person has dictating the facilities at which he or she can obtain healthcare services. According to the National Household Survey (“ENAHO”), conducted by the National Institute of Statistics and Informatics (“INEI”), approximately 86.1% of Peru’s population was covered by some form of healthcare coverage as of 2022. Moreover, 0.1% of the population was covered by more than one form of healthcare coverage as of 2022.

According to Fitch Solutions, the total spending in the Peruvian healthcare sector in 2022, excluding pharmaceuticals, amounted to US$14.3 billion, with public sector spending amounting to US$9.7 billion (67.8% of the overall spending). Despite only covering 2.4% of the population, private sector spending amounted to US$4.6 billion, or 32.2% of the overall spending in 2022. It should be noted that Peru has no limits on vertical integration.

Coverage and Expenditure Distribution between the Private and Public Sectors in Peru – 2022

Source:	Anuario Estadístico 2022, SUSALUD and Fitch Solutions Peru Pharmaceuticals and Healthcare Report Q4 2022.

*	Excludes pharmaceuticals. Health expenditures data is as of the end of 2022.

The Peruvian healthcare sector is structured as follows:

Source: MINSA.

The Peruvian government plays a major role in providing healthcare coverage. As of 2022, approximately 84% of the population in Peru was estimated to be served by one of the main government-managed healthcare programs (EsSalud and SIS) and the government’s objective is to reach universal healthcare coverage by 2030. The main government-managed healthcare programs available to the public are:

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EsSalud: A social security regime, also known as the direct contribution regime, which offers coverage for employees, the self-employed, agricultural workers, and their families. Employers’ participation in EsSalud is mandatory and EsSalud is financed via monthly contributions from employers amounting to 9% of workers’ aggregate monthly salaries. As of 2022, close to 11.0 million people were covered by EsSalud. EsSalud operates hospitals, clinics, and primary care facilities through 27 healthcare assistance units throughout Peru, and the insured can only obtain healthcare services at facilities that EsSalud operates. EsSalud has identified several problems in its provision of services, including delays in obtaining appointments, difficulties accessing surgeries and hospitalization due to shortages in available facilities, shortages of medicines and medical supplies, inadequate infrastructure, and deficient hospital equipment.

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SIS: A subsidized social security regime, also known as the indirect contribution regime, for the unemployed, the informally employed and persons below the poverty line. Coverage under this program has also been extended to expectant mothers, children under the age of five and newborns whose parents are uninsured. SIS is mostly financed via government resources and occasional donations from intergovernmental cooperation programs. It functions as the insurer of last resort for Peruvians who are not covered by EsSalud or private healthcare coverage and lack the means to pay for healthcare services out of pocket. As of 2022, 24.6 million people were covered by SIS. Affiliates must obtain healthcare services at facilities operated by MINSA or by the health departments of provincial governments. Pursuant to Urgent Decree N° 017-2019 enacted by the Peruvian government in November 2019, SIS was authorized to cover all Peruvian residents who have no healthcare coverage to ensure universal access to healthcare.

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Armed Forces and National Police healthcare agencies: The Armed Forces and National Police have their own healthcare agencies that are funded by the Peruvian Ministry of Defense and the Ministry of the Interior. According to SUSALUD, 651,841 people were covered by these agencies as of 2022, representing a combined 1.9% of Peru’s population. Members of these agencies must obtain healthcare services from facilities operated by the Armed Forces or the National Police, as applicable.

As of 2022, approximately 2.4% of Peru’s population was served by private healthcare coverage providers. Private healthcare coverage providers in Peru can be divided into two main categories:

•

EPS Providers: Private health insurance companies acting as providers of EPS plans. EPS plans are healthcare plans funded by a portion of contributions to EsSalud, as described in more detail below. As of 2022, there were five companies providing EPS plans with 873,855 active members.

•

Other Private Providers: Private health insurance companies that provide (i) various coverage plans that are mostly sold through large- and medium-sized private sector employers and (ii) prepaid plans, which provide certain levels of either general coverage or coverage of specific diseases for a fixed periodic fee and may also be offered by employers or purchased directly by individuals. As of 2022, there were more than 30 companies providing private healthcare coverage other than EPS plans with 2,539,575 active members.

People that receive coverage through EPSs or through other private providers may obtain healthcare services at for-profit private facilities, including facilities operated by such providers and facilities approved by such provider, such as our Auna facilities, which serve beneficiaries of most of the EPSs in Peru, as well as most other private healthcare plans.

In addition to for-profit facilities operated by private healthcare services providers such as Auna, there is also a non-profit sector, mostly comprised of non-governmental organizations, the Peruvian Red Cross, the Volunteer Firefighter Companies, and healthcare providers affiliated with religious institutions. These providers typically serve underserved populations and are almost wholly financed via donations.

The following chart presents a breakdown of the Peruvian population by type of healthcare coverage as 2022.

Breakdown of Population by Type of Coverage—2022

Source: Anuario Estadístico 2022, SUSALUD.

Private Healthcare Plan Market

Healthcare coverage providers, whether traditional insurance companies or prepaid plan providers, are considered IAFASs regulated by SUSALUD. There are four types of private healthcare plans provided by private IAFASs in Peru:

•

EPS Plans: Plans that provide additional or complementary services to those provided by EsSalud. EPS plans generally cover low complexity services through a network of private institutions. Employers may choose to provide EPS plans to their employees in addition to EsSalud coverage, in which case 2.25% out of the 9% of workers’ aggregate monthly salaries contributed to EsSalud is contributed to the chosen EPS, with the remaining 6.75% contributed to EsSalud. These plans are regulated by the SBS, Peru’s banking and insurance regulator. There are five providers of EPS plans: MAPFRE Perú S.A. (“Mapfre”) EPS, Rímac S.A. EPS, Pacífico S.A. EPS, La Positiva S.A. (“La Positiva”) EPS and Sanitas Perú S.A. (“Sanitas”) EPS, each of which also provides private healthcare plans.

Breakdown of Members by EPS—2022

Source: Anuario Estadístico 2022, SUSALUD.

•

Private Insurance Plans: Private health insurance plans provided by traditional insurance providers. The main insurance providers in Peru are Rímac and Pacífico, which accounted for approximately 88% of the traditional private insurance market in Peru as of 2022. Other providers include La Positiva, Mapfre and Protecta. Traditional insurance plans may be purchased as additional protection on top of EPS and EsSalud coverage. These plans are regulated by the SBS and SUSALUD.

Breakdown of Members by Private Insurers—2022

Source: Anuario Estadístico 2022, SUSALUD.

•

Prepaid Plans: Plans offered by hospitals and other medical service providers that are meant to be integrated with a hospital’s healthcare services offerings. As these plans are not considered insurance programs, they are only regulated by SUSALUD and not by the SBS. The prepaid plans that we offer through Oncosalud and Auna Salud are examples of prepaid plans. Other prepaid plan providers include Ricardo Palma, San Pablo and Csalud (operating through its Maison de Sante brand), which offer general coverage limited to their own networks of hospitals and clinics. Within the prepaid plans market, Oncosalud (which includes Auna’s total healthcare plans in Peru such as Auna Salud and Dr. Auna) accounted for 87.4% of all prepaid plan members in Peru as of 2022.

Prepaid Plans—2022

Source: Anuario Estadístico 2022, SUSALUD.

The number of Oncosalud plan members has grown at a double-digit rate over the past decade, growing at more than twice the rate of the EPSs, which is the third largest private healthcare plan type by number of plan members. Oncosalud plan members include our general healthcare plans, which have been growing from approximately 34,500 in 2021 to over 285,000 as of September 2023.

Oncosalud Plan Members (000s)

Source: Anuario Estadístico 2022, SUSALUD.

•

Self-Insurance Plans: Plans offered primarily by institutions such as universities, large public institutions and labor unions, guilds and industry associations. These plans pool members’ resources and function very similarly to prepaid plans. These plans are also regulated by SUSALUD.

Self-Insurance Plans—2022

Source: Anuario Estadístico 2022, SUSALUD.

Overall, the private healthcare coverage plan market breaks down as follows:

Private Healthcare Plan Market by Plan Type (000s Members)

Source: Anuario Estadístico 2022, SUSALUD.

There is significant concentration in the private healthcare plan market, with the top 10 providers accounting for more than 98% of the market since 2014. Oncosalud has consistently maintained a strong position in the market, and as of 2022, it held 29.3% of market share in the industry based on number of total plan members, including Auna’s general healthcare plans, which have been growing since 2019, when we expanded our portfolio to offer general healthcare plans.

Largest Private Healthcare Plan Operators in Peru by Plan Members (000s)

2014				2022
Ranking		Plan Members (in thousands)	Market Share (%)	Ranking		Plan Members (in thousands)	Market Share (%)
1	Rímac(1)	746	29.4	1	Rimac(1)	998	29.2
2	Oncosalud	711	28.0	2	Oncosalud	983	28.8
3	Pacífico(1)	635	25.0	3	Pacifico(1)	954	27.9
4	Cardif	87	3.4	4	Mapfre(1)	111	3.3
5	La Positiva	83	3.3	5	Sanitas(1)	101	3.0
6	CSalud	72	2.8	6	La Positiva(1)	80	2.4
7	Mapfre(1)	58	2.3	7	San Pablo	60	1.8
8	Ricardo Palma	50	2.0	8	Ricardo Palma	45	1.3
9	San Pablo	45	1.8	9	Protecta	21	0.6
10	Sánitas(1)	17	0.7	10	Csalud	13	0.4

	Top 10	2,502	98.6		Top 10	3,366	98.6

	Total	2,538	100.0		Total	3,413	100.0

Source: Anuario Estadístico 2022 and Anuario Estadístico 2014, SUSALUD.

(1)	Includes EPS plans and private insurance plans provided by these providers.

During the 2015-2022 period, aggregate private health insurance premiums and prepaid plan payments grew at an estimated CAGR of 4.7%, while Oncosalud’s total prepaid plan payments, including Auna’s total healthcare plans such as Auna Salud and Dr. Auna, grew at a CAGR of 12.1% and represented 13.7% of the market in 2022.

EPS and Private Insurance Plan Fees (US$ million)

Source: SUSALUD; SBS.

Oncosalud Plan Fees (US$ million)

Source: Company information.

Healthcare Services Market

According to SUSALUD, as of 2022, there were 24,514 healthcare facilities in Peru, which include hospitals, private clinics, medical centers, private consultation facilities and dental hospitals. All facilities, public or private, that provide healthcare services to individuals in Peru are considered Instituciones Prestadoras de Servicios de Salud (“IPRESSs”) that are regulated by, and must be registered with, SUSALUD.

Upon registration with SUSALUD, each IPRESS is assigned an “attention level” classification by MINSA and an attention level category, with additional subcategories, which are valid for three years, depending on the degree of complexity associated with the services provided. After receiving their classification and upon registering with SUSALUD, IPRESSs are responsible for providing healthcare services within the parameters and principles determined by the applicable regulations for their respective classification. Level 1 facilities offer preventive low-complexity care and promote public health education. Level 2 facilities offer medium- to high-complexity care and services in basic specialties, including internal medicine, gynecology, general surgery and pediatrics. Finally, Level 3 facilities offer the highest complexity care in Peru, addressing highly specialized medical and surgical needs. IPRESSs are classified as follows:

Attention Level	Category	Institution Type
Level 1	I – 1	Health clinic
	I – 2	Health clinic with a doctor
	I – 3	Outpatient health center
	I – 4	Inpatient health center
Level 2	II – 1	General hospital with medical specialties and a general
	II – 2	ICU
	II – E	Specialized institution
Level 3	III – 1	General hospital with medical subspecialties and a specialized ICU
	III – 2	Specialized institution
III – E

Source: MINSA.

All Auna’s hospitals in Peru are classified as Level 2, II – 2 with the exception of Clínica Delgado, classified as Level 3, III – 1.

As of November 2023, there were 554 Level 2 and Level 3 healthcare facilities in Peru. As of November 2023, Level 2 and Level 3 hospitals had a total of 35,643 beds and 11,558 outpatient rooms, distributed as follows:

Beds & Outpatient Rooms per Sector—November 2023

Sector	Beds	Beds Share (%)	Outpatient Rooms	Outpatient Rooms Share (%)
MINSA & Regional Governments	18,385	51.6%	4,139	35.8%
EsSalud	8,676	24.3%	1,822	15.8%
Private	6,945	19.5%	4,927	42.6%
Armed Forces, Police and Other	1,637	4.6%	670	5.8%

TOTAL	35,643	100.0%	11,558	100.0%

Source: SUSALUD as of November 2023.

Peru’s capital and most-populated city, Lima, and its metropolitan area, have the highest concentration of individuals with some type of healthcare coverage and are home to most of the country’s largest and most sophisticated hospitals.

Beds & Outpatient Rooms of Lima’s Premium Hospital Segment—November 2023

Hospital	Beds	Beds Share (%)	Outpatient Rooms	Outpatient Rooms Share (%)	Ownership
Ricardo Palma	186	16.5%	216	24.6%	Private
San Pablo	165	14.7%	108	12.3%	Private
Delgado	155	13.8%	91	10.4%	Private
San Felipe	147	13.1%	52	5.9%	Private
Internacional	114	10.1%	130	14.8%	Private
Sanna San Borja	110	9.8%	75	8.6%	Private
Angloamericana	93	8.3%	69	7.9%	Private
Javier Prado	66	5.9%	55	6.3%	Private
Sanna El Golf	54	4.8%	52	5.9%	Private
Montesur	35	3.1%	29	3.3%	Private

TOTAL	1,125	100.0%	877	100.0%

Source: SUSALUD as of November 2023.

The Colombian Healthcare Sector

Structure of the Colombian Healthcare Sector

Healthcare coverage in Colombia is primarily provided through the SGSSS, the social security system in Colombia, which has three different regimes. There is also a small but rapidly expanding private healthcare coverage market, primarily consisting of traditional insurance. Healthcare coverage is mandatory in Colombia, with approximately 99% of the population covered by the SGSSS as of November 2023. As of 2021, approximately 2.5% of the population covered by the SGSSS enhanced their coverage through the private market. Only 1% of the population is estimated to have no insurance coverage as of November 2023, making Colombia one of the most advanced countries in the region in terms of healthcare coverage.

According to Fitch Solutions, total spending in the Colombian healthcare sector in 2022 amounted to US$27.4 billion, with public sector spending (excluding pharmaceuticals) amounting to US$21.6 billion (78.9% of the overall spending). Despite only covering approximately 2.5% of the population, private sector spending (excluding pharmaceuticals) amounted to US$5.8 billion, or 21.1% of the overall spending in 2022. It should be noted that Colombia has a 30% limit on vertical integration.

Coverage and Expenditure Distribution between the Private and Public Sectors in Colombia as of December 2022

Source: SGSSS.

*	Note: 99% of the Colombian population is covered by public health insurance, 2.5% has also enhanced their coverage through private health insurance in 2021.
**	Excludes pharmaceuticals.

The Colombian healthcare sector is structured as follows:

Source: MinSalud.

Healthcare coverage plans in Colombia are designated as one of only two types of plans: Planes Obligatorios de Salud (“POSs”) and Planes Adicionales de Salud (“PASs”), each of which can be provided by a variety of entities. POSs are obligatory plans offered under the SGSSS and include coverage for a series of medical services and medicines mandated by law. Unlike in the Peruvian market, where the government provides public healthcare coverage directly through EsSalud or MINSA, all public healthcare coverage in Colombia is provided by private entities, other than coverage provided under the special and exempt regime, as described in more detail below. Contributions to the SGSSS are put into a fund owned by the government and administered by the ADRES. The ADRES contributes funds to EPSs, which are private institutions responsible for (i) collecting and managing funds contributed to the system and (ii) paying healthcare providers for the services provided to their plan members.

Since May 2019, and particularly during the COVID-19 pandemic, the Colombian government has adopted and implemented certain legal measures in an effort to increase the financial liquidity of the various actors of the SGSSS by addressing, at least in part, the limitations on reimbursement for healthcare services.

The SGSSS consists of three main regimes:

•

Contributory regime: For employees or independent workers with payment capacity, defined as those with an income equal to or greater than the legal minimum wage. Plan members contribute 12.5% of their monthly salary to the system, 8.5% of which is contributed by the employer and 4% of which is contributed by the employee. As of November 2023, there were 13 companies providing POSs under the contributory regime with 28.6 million active members.

Top 5 Largest Contributory Regime EPSs by Number of Plan Members (000s)—November 2023

Source: SUPERSALUD as of November 2023

•

Subsidized regime: For those who do not have payment capacity and are subsidized by the contributory regime and the government. As of November 2023, there were 12 companies providing POSs under the subsidized regime with 19.5 million active members. This includes four types of EPSs: (i) Empresas Solidarias de Salud, which are non-profit organizations with the specific purpose of providing health insurance services to low-income households living in urban areas, (ii) Entidades Promotoras de Salud, which are for-profit entities, (iii) Entidades Promotoras de Salud Indígenas, which are for-profit entities providing healthcare coverage to indigenous populations and (iv) Cajas de Compensación Familiar, which are non-profit organizations that provide healthcare coverage and other services to local communities.

Top 5 Largest Subsidized Regime EPSs by Number of Plan Members (000s)—November 2023

Source: SUPERSALUD as of November 2023

•

Special and exempt regime: For members of the security forces and Ecopetrol, the national oil company in Colombia. As of November 2023, there were 2.2 million active members under the special and exempt regime.

Currently, our Auna Colombia network consists of three hospitals located in Medellín, Barranquilla and Montería.

In Medellín, 71% of the population is enrolled in the contributory regime, while only 27% is enrolled in the subsidized regime as of November 2023. The larger market in the contributory regime has created a more competitive environment for private healthcare providers in such regime. Otherwise, in Barranquilla, 50% of the population is enrolled in the contributory regime, while 48% is enrolled in the subsidized regime as of November 2023. Moreover, in Montería, only 36% of the population is enrolled in the contributory regime, while 61% is enrolled in the subsidized regime as of November 2023. While EPSs in the contributory regime offer more favorable payment terms and conditions to healthcare providers than EPSs in the subsidized regime, our rationale behind our presence in Barranquilla and Montería was to focus on accessing new markets and strengthening our position in specialized areas.

The second type of healthcare coverage plan in Colombia, PASs, are offered by private healthcare coverage companies and financed directly by plan members. PASs are not mandatory, but to purchase a PAS, an individual must have a POS plan through an EPS. As a result, PASs usually include a wider range of benefits than those provided by POSs and are typically purchased to enhance the coverage an individual has under his or her POS plan. As of December 2021, there were 14 companies providing PASs.

According to SUPERSALUD, as of December 2021, 1.3 million people were covered by plans in the private healthcare coverage market in Colombia with a majority covered by the top three private healthcare coverage plan providers: Colsanitas, Coomeva and Colmedica.

Market Share of Private Healthcare Plan Operators by Number of Plan Members—December 2021

Source: SUPERSALUD 2021

Healthcare Services Market

Members participating in the public system in Colombia are able to obtain healthcare services at both state-owned and privately-owned Instituciones Prestadoras de Servicios de Salud (“IPSs”), which include hospitals, private clinics, medical centers, private consultation facilities and dental hospitals, among others. According to MinSalud, as of July 2023, Colombia had a total of 19,644 IPSs, of which 15,977 (81.3%) were privately operated, 3,607 (18.4%) were operated by the government and 60 (0.3%) were under mixed ownership meaning they are private facilities in which the government holds a stake, mostly structured as joint ventures with private players. Of the 18.4% of IPSs that are government-owned, the majority are managed by local governments.

Private IPSs in Colombia include a significant number of medium-sized healthcare networks of around 5-10 facilities each. In addition, some private IPSs are directly controlled by EPSs.

According to MinSalud, as of November 2022, out of all public IPSs, approximately 82% provide low-complexity services while the remaining 18% provide medium- and high-complexity services. As of November 2022, hospitals in Colombia had a total of 96,921 beds and 12,962 procedure rooms, distributed as follows:

Beds & Procedure Rooms by Sector

Sector	Beds	Beds Share (%)	Procedure Rooms	Procedure Rooms Share (%)
Public	29,011	29.9%	3,291	25.4%
Mixed	1,304	1.3%	87	0.7%
Private	66,606	68.7%	9,584	73.9%

Total	96,921	100.0%	12,962	100.0%

Source: MinSalud.

Of the 66,606 beds in the private system, 28,814 (43.3%) of them were allocated for adult care as of November 2022. Beds in the private sector are distributed as follows:

Private Sector Beds by Type

Source: MinSalud.

Clínica Las Américas, our hospital located in Medellín, is positioned within Medellín’s premium hospital segment, due to its infrastructure, medical service capabilities and offered specialties. Installed capacity, as of November 2022, for the premium hospital segment in Medellín was as follows:

Beds & Outpatient Rooms of Medellín’s Premium Hospital Segment

Hospital	Beds	Beds Share (%)	Procedure Rooms	Procedure Rooms Share (%)	Ownership
Pablo Tobon Uribe	547	11.7%	52	13.9%	Not For Profit
San Vicente de Paul	527	11.3%	59	15.8%	Not For Profit
Terapias Integrales	505	10.8%	0	0.0%	Private
Las Américas	350	7.5%	30	8.0%	Private
Hermanas Domínicas de la Presentación	312	6.7%	32	8.6%	Not For Profit
Clínica CES	213	4.6%	11	2.9%	Not For Profit
Universidad Pontificia Bolivariana	212	4.5%	12	3.2%	Not For Profit
Others	2,010	43.0%	178	47.6%	N.A.

Total	4,676	100.0%	374	100.0%

Source: MinSalud.

Clínica Portoazul, our healthcare services provider with state-of-the-art facilities and a premium portfolio, is positioned within Barranquilla’s premium hospital segment. Installed capacity, as of November 2022, for the premium hospital segment in Barranquilla was as follows:

Beds & Outpatient Rooms of Barranquilla’s Premium Hospital Segment

Hospital	Beds	Beds Share (%)	Procedure Rooms	Procedure Rooms Share (%)	Ownership
General del Norte	535	12.8%	18	7.1%	Private
Bonnadona Prevenir	313	7.5%	13	5.2%	Private
Reina Catalina	260	6.2%	23	9.1%	Private
Clínica de la Costa	222	5.3%	6	2.4%	Private
Clínica La Merced Barranquilla	208	5.0%	10	4.0%	Private
Oinsamed	205	4.9%	12	4.8%	Private
Clínica La Asunción	152	3.6%	7	2.8%	Not For Profit
Behavioral Center IPS	150	3.6%	0	0.0%	Private
San Martín Barranquilla	145	3.5%	5	2.0%	Private
Portoazul*	139	3.3%	26	10.3%	Private
Others	1,859	44.4%	132	52.4%

Total	4,188	100.0%	252	100.0%

Source: MinSalud.

*	Portoazul is included due to its proximity to Barranquilla.

IMAT Oncomédica, our hospital located in Montería, is positioned within the province’s premium hospital segment, due to its advanced oncology research facilities and specialties offered. Installed capacity, as of November 2022, for the premium hospital segment in Montería was as follows:

Beds & Outpatient Rooms of Montería’s Premium Hospital Segment

Hospital	Beds	Beds Share (%)	Procedure Rooms	Procedure Rooms Share (%)	Ownership
Fundación Amigos de la Salud	501	19.9%	7	8.9%	Not For Profit
Materno Infantil Casa del Niño	174	6.9%	5	6.3%	Private
Universitaria Medicina Integral	174	6.9%	4	5.1%	Private
Cardio Integral IPS	151	6.0%	3	3.8%	Private
Instituto Medico de Alta Tecnología	148	5.9%	7	8.9%	Private
Instituto de Sistema Nervioso de Cordoba	127	5.1%	4	5.1%	Private
La Esperanza de Montería	123	4.9%	5	6.3%	Private
IMAT Oncomédica	116	4.6%	8	10.1%	Private
Others	998	39.7%	36	45.6%

Total	2,512	100.0%	79	100.0%

Source: MinSalud.

BUSINESS

The Auna Way

Our mission is to lead the transformation toward a significantly improved and highly integrated healthcare system throughout SSLA. We operate hospitals and clinics in Mexico, Peru and Colombia, provide prepaid healthcare plans in Peru and dental and provide vision plans in Mexico. Our focus lies in providing access to high-quality healthcare, prioritizing prevention and concentrating on some of the high-complexity diseases that contribute the most to healthcare expenditures, such as oncology, traumatology and orthopedics, cardiology and neurological surgical procedures. Our model offers an accessible and integrated healthcare experience to a broad segment of the population in the markets we serve. We offer an end-to-end healthcare ecosystem that provides our members and patients with access to what we believe is life-long high-quality healthcare and various healthcare plan options, which empowers them to be in control of their own health journey, while offering them exceptional patient experiences and medical resolutions in their disease care. Our care delivery approach reflects our human-centered and patient-obsessed lens, which we believe enables us to provide high-quality services and deliver high-quality patient outcomes.

Our unique operating model is what we call the “Auna Way.” The Auna Way is our approach to effectively managing our businesses and operations; and creating high value for patients, families and our staff. It is our corporate DNA, our organization’s spirit and our deeper meaning; the one we revert to for clarity of action.

Our mission is underpinned by the Auna Way’s key pillars:

(i)

We are committed to amplifying access to a life-long ecosystem of health and well-being, prioritizing prevention through our healthcare plans by offering 38 plans focused on prevention and covering preventative services in the majority of the plans we offer and focusing on the few diseases that are the biggest part of healthcare expenditures. We provide our users with life-long care for families, which we believe makes us many patients’ preferred healthcare partner. We want to lead the improvement of access to healthcare by bringing affordability and immediacy to a large portion of the populations we serve.

(ii)

Our patient-centric approach prioritizes the person, the patient and family, and we strive to deliver Auna to their service. We ease patient engagement and support life journeys through health and disease, from prevention to early detection, to early treatment, to disease management and recovery.

(iii)

We relentlessly pursue excellent medical outcomes, by providing what we believe are high-quality services and fostering evidence-based medicine, with patient well-being as the ultimate benchmark of quality and success. We are laser-focused on high-complexity care and are establishing regional Centers of Excellence in strategic high-complexity diseases. High-complexity care relates to highly specialized medical care, including specialized equipment and expertise, usually provided over an extended period of time, that involves advanced and complex diagnostics, procedures and treatments performed by medical specialists in state-of-the-art facilities. We have established Auna as a leading provider of cancer management in Mexico, Peru and Colombia and seek to equal these capabilities in cardiology, neurology and emergency trauma. Although we are subject to limitations from the dearth of state-of-the-art medical equipment and devices in certain fields, our aim is to continue scaling, outperforming and deploying end-to-end solutions and attend to the robust market demand for superior healthcare solutions in the markets where we operate. However, in order to do so, we will need to continue to attract and retain highly qualified doctors and medical professionals, invest in state-of-the-art medical equipment and devices at our facilities, and access high-quality medicines. See “Risk Factors—Risks Relating to Our Business—If we are unable to provide high-quality, advanced care for a broad array of medical needs, demand for our healthcare services may decrease” and “Risk Factors—Risks Relating to Our Business—Our performance depends on our ability to recruit and retain quality medical professionals, and we face a great deal of competition for these professionals, which may increase our labor costs and negatively impact our results of operations.”

(iv)

We aim to standardize and scale first-in-class medical protocols for increased predictability and better outcomes, to establish care ecosystems through our horizontal integration and to increase population health-based offerings and unlock access to health, through our vertical integration. We leverage technology to enhance our traditional healthcare platform, delivering an innovative healthcare experience that includes an online platform through which we can share patient data and manage all aspects of the patient relationship, while allowing us to efficiently expand our reach.

(v)

We focus on deliberate growth. We focus on, and want to continue, growing organically by optimizing assets and concentrating capacity usage towards higher complexity in an optimal manner. Although we have been successful in growing organically to date, such growth has at times been limited or delayed by the inability to obtain, or delays in obtaining, necessary permits, licenses or approvals in certain areas, by engineering and construction problems, and by disputes with contractors and subcontractors, among other matters. Similar difficulties could be encountered by us in organic growth initiatives we may undertake in the future. Our deliberate growth is also reflected in the strategy, “land, expand and integrate,” which we implement when we enter a new market. Through this strategy, we focus on targets that result in the acquisition of significant market share, providing us with many benefits, among them bargaining power with suppliers and insurance companies. We have leveraged this strategy to enter key cities in Colombia and Mexico and will seek to leverage it in the future to continue our deliberate growth. While integrating the operations of the facilities and healthcare plans we acquire comes with its challenges, including those related to increased costs from new organizational structures, changes or upgrades in processes and information systems, changes to our operating model, building and maintaining our brand’s reputation and financing such acquisitions, we seek to leverage our experience in prior acquisitions to further our goal of growing inorganically in our geographies.

(vi)

Our operations rest on the solid foundation of our organizational culture, as all we achieve depends on our strongest asset: our people. We emphasize that each person at Auna should embody our principles of caring for patients, families, members and staff; transforming healthcare in our region; being passionate about human-centeredness and excellence; and we believe surprising with a superb and seamless healthcare experience and high-quality services. We believe these cultural principles contribute to our institutional excellence in the pursuit of the best possible outcomes, which the reputation of our brands and the success of our business depend on.

This combination of mission, values, and practices put in place within our organization is what truly defines the Auna Way. As we have noted above, the success of our mission and our pursuit of the Auna Way are not without challenges. We must continue to attract and retain highly qualified doctors and medical professionals, invest in state-of-the-art medical equipment and devices at our facilities, and access high-quality medicines. We must obtain all necessary permits, licenses and approvals, overcome engineering and construction problems, and resolve disputes with contractors and subcontractors, among other matters, to facilitate our organic growth. We must successfully integrate the operations of the facilities and healthcare plans we acquire and overcome challenges related to that integration, including those related to increased costs from new organizational structures, changes or upgrades in processes and information systems, changes to our operating model, building and maintaining our brand’s reputation and financing such acquisitions. We must accurately estimate and control healthcare costs, including the corresponding prices of our plans and services to offset such costs. We must be able to service our significant indebtedness and comply with the restrictive covenants under the agreements governing our debt instruments. Further, we must successfully navigate the risks of operating in Mexico, Peru and Colombia, including the extensive legislation and regulations we are subject to in these jurisdictions. Any failure to do any of the above could harm our business and/or materially impair our ability to execute our strategic plans. See “Risk Factors.”

Our Model

Our business model closely reflects the key tenets of the Auna Way and is integrated both horizontally and vertically. Over the past five years, we have built one of SSLA’s largest modern healthcare platforms that consists of two key components: a horizontally integrated network of healthcare facilities across SSLA (our “healthcare network”) and a vertically integrated portfolio of oncological plans and selected general healthcare plans (our “healthcare plans”). Our healthcare network provides a range of high-quality, in-person services through our network of medium-to-high-complexity focused hospitals, clinics and outpatient facilities as well as complementary virtual care and at-home care.

Our healthcare plans include mono-risk oncology plans, which are plans focused solely on cancer, and general healthcare plans, which are plans covering a range of basic healthcare needs and also include coverage for cancer. Our mono-risk plans generally target consumers that are seeking to supplement the oncology coverage in their existing third-party private or public general healthcare plan with better-quality care, or that are seeking to supplement another existing healthcare plan that does not offer such coverage. Our general healthcare plans generally target consumers that either do not have an existing private healthcare plan or have an existing private or public healthcare plan that is inadequate for their needs. Our mono-risk oncology plans are not available for consumers with pre-existing conditions other than those who may gain coverage through a group plan which is priced based on projected active patient treatment costs. Both our mono-risk and general healthcare plans focus on preventative care (including early detection services, early treatment and complex care), and are moderately priced, with our mono-risk oncology plans starting as low as S/33.0 per month and the general healthcare plans starting at S/22.8 per month. As the average monthly income and minimum wage in Peru were S/2,723 and S/1,025, respectively, as of September 30, 2023, our plans are generally within reach of many Peruvians.

We believe that our platform has the only truly regional footprint in SSLA. We seek to operate in under-penetrated markets, characterized by limited access to medical care, a poor quality of clinical services, and deficient public healthcare infrastructure. We believe that the Auna Way provides us with a differentiated operating ability to serve these markets, which is further complemented by our robust platform that can efficiently scale to serve all segments of the population and unlock operating efficiencies. We have implemented this business model throughout our regional network, and it is currently in different stages of completion in each of our markets.

Highlights of our integrated platform include:

•

Horizontally-integrated healthcare network facilities: We own and operate networks of premium hospitals and clinics providing high-quality care at all levels of complexity and focus on higher complexity procedures in the three markets in which we operate. As of September 30, 2023, our network of facilities included 15 hospitals with 2,301 beds and 16 outpatient, prevention and wellness facilities in Mexico, Peru, and Colombia. Each component of our healthcare ecosystem is integrated through our scaled platform, standardized clinical best practices and protocols, and centralized operational and administrative support function. This cohesive approach improves our operating efficiency by better supporting providers and employees as they deliver exceptional care and an exceptional experience to the more than 1.0 million patients we serve annually. During the nine-month period ended September 30, 2023, our medical staff carried out over 810,000 in-person consultations as well as over 67,000 procedures, of which 34% were from high-complexity related specialties, while maintaining a NPS of 82.0 in Mexico, 62.8 in Peru, and 80.2 in Colombia as of September 30, 2023. These scores compare favorably with other large healthcare networks in Latin America, such as Rede D’Or and DASA, with scores of 56.0 and 71.0, respectively, as of 2022.

•

Vertically-integrated portfolio of mono-risk plans and selected general healthcare plans: Fully vertically integrated with our healthcare provider network in Peru, we provide prepaid health plans in Peru. We are the leading private healthcare plan provider in Peru, with a 29.3% market share.

Oncosalud, which was founded in 1989, provides a variety of mono-risk plans focused on oncology and had over 958,000 memberships as of September 30, 2023. Our general healthcare plan business which was launched in 2019, had over 285,000 memberships as of September 30, 2023. Our patients with an Auna health plan utilize the Auna healthcare facilities in Peru. As a fully integrated payer and provider of care, we are able to take a long-term, value-based approach to healthcare and focus on prevention, early detection and treatment, which we believe contributes to outstanding medical outcomes and a differentiated ability to manage costs. For example, our approach results in a 74% 5-year survival rate for our oncology plans. Additionally, approximately 96% of our costs related to prevention and treatments are incurred within Auna healthcare facilities, allowing us to closely monitor and control costs. In addition, in February 2023, we acquired Dentegra, a small insurance platform previously owned by Delta Dental that provides dental and vision plans to over 2.7 million memberships in Mexico. We intend to leverage off Dentegra’s insurance licenses, established commercial capabilities, dedicated commercial teams, distribution platforms, regulatory and commercial relationships, and membership base to begin offering our mono-risk healthcare plans, particularly our oncology plans, in Mexico. Subject to the successful integration of Dentegra into our portfolio, we expect that Dentegra’s existing nationwide insurance license will expedite our time to market. See “Risk Factors—Risks Relating to Our Business—We may not be able to successfully integrate our acquired operations or obtain the expected benefits from such acquisitions.” Our launch of our mono-risk oncology plans, as well as potential mono-risk plans for other high-complexity diseases, would create a fully integrated payer and provider ecosystem in Mexico.

•

Technologically-enabled: Our platform serves patients, their families, members, caregivers and administrative staff and focuses on scaling our clinical, administrative and operational performance. We have leveraged tools from best-in-class vendors to create a solid, scalable platform. Patients, members and caregivers benefit from electronic health records, online appointment scheduling, appointment management, insurance management and membership verification, telehealth services and access to a digital pharmacy. Our platform is accessible through a smartphone app, the Auna App, and via desktop in Peru, and is being rolled out in other geographies. Internally, our technology supports medical insights, medical record management, administrative functions and revenue cycle management. We believe that by continuing to invest in our technology solutions, we can provide accessible, immediate and timely access to healthcare to, and more effectively reach, broader and underserved segments of the population.

Our History

Our company was originally founded to address an unmet need in the quality and accessibility of treatment for cancer in Peru. At the end of the 1980s, even though science continued to make advancements with respect to cancer treatment, Peru faced a deep economic crisis and most of the population could not access advanced care for cancer. Patients were usually treated by generalist physicians or specialists in other areas and therefore did not receive adequate treatments. To make matters worse, insurance companies did not provide coverage for cancer.

In 1989, Dr. Luis Pinillos and Dr. Carlos Vallejos, both former directors of INEN (National Institute of Neoplastic Diseases of Peru) and Ministers of Health of Peru, founded Oncosalud to address this unmet need. Oncosalud began as a healthcare coverage program covering oncology services, which at the time cost US$1 per member per month with no deductibles or copayments. The program provided unlimited coverage for cancer treatment through the end of the disease’s cycle, including medicines, surgeries, and other treatments, in all cases provided by specialists. With the help of Victor Hugo Gonzales and Juan Serván, renowned experts in healthcare coverage, and the medical leadership of Dr. Pinillos and Dr. Vallejos, Oncosalud quickly began to gain members at a rapid pace. Starting in 1997, we began developing a dedicated network of facilities for preventing and treating cancer, and in 2014 we opened Clínica Oncosalud, a specialized oncology hospital and one of the most renowned oncology centers in Peru, offering a fully integrated platform for the prevention, detection and treatment of cancer.

Our controlling shareholder, Enfoca, one of Latin America’s foremost investment firms, formed a partnership with Oncosalud’s original partners in 2008, and together they launched Grupo Salud del Perú, which became the holding company of Oncosalud. In 2011, Grupo Salud del Perú launched the Auna brand and began its transformation into a full-fledged healthcare company. This transformation began with a series of seven acquisitions to expand our national footprint in Peru. In October 2011, we acquired Servimédicos, a clinic, in Chiclayo, one of Northern Peru’s key economic hubs with a population of more than 550,000 people. In November 2011, we acquired Clínica Camino Real, a hospital, in Trujillo, Peru’s third largest city with a population of more than 900,000 people. In the following month, we acquired Clínica Bellavista, a hospital, in Callao, a province located next to Lima with a population of more than one million people. In the beginning of 2012, we completed four acquisitions: (i) a stake in Clínica Miraflores, a hospital, in Piura, another key hub in Northern Peru with a population of more than 470,000 people; (ii) a stake in Clínica Vallesur, a hospital, in Arequipa, Peru’s second-largest city with a population of more than one million people; (iii) RyR Patólogos, a medical laboratory; and (iv) Cantella, a clinic in Lima.

Following these acquisitions, in 2014, we completed the construction of Clínica Delgado, our network’s flagship facility in Peru, and one of the leading high-complexity hospitals in Latin America, with over 40 specialties and state-of-the-art technology.

By 2017, we had built a unique integrated healthcare platform in Peru with national reach.

The success of our integrated healthcare platform in Peru led us to start our regional expansion. At the end of 2018, we launched our international expansion plan in the SSLA region, which represented a significant milestone in our growth strategy and key point for the model we use today as we aim to transform healthcare in the region.

Our first acquisition was of Grupo Las Américas, one of the leading private healthcare groups in Medellín, Colombia. In September 2020, we expanded our regional presence in Colombia through the acquisition of Clínica Portoazul, and in 2022, we completed the construction of Clínica del Sur and IMAT Oncomédica in Montería.

By 2022 we had completed the integration of our Colombia healthcare network successfully which helped propel us to the most important expansion of Auna to date. In October 2022, we entered Mexico through the landmark acquisition of Grupo OCA, a private healthcare group located in Monterrey, Mexico operating three high-complexity hospitals with 708 beds and an estimated market share of 34% in Monterrey. Similar to what we did in Colombia, we entered Mexico with scale and market power in one of the largest cities, which will help us to further expand our network and brand in the country.

Our expertise in selecting targets and incorporating assets into our platform allowed us to integrate Grupo OCA in record time. In February 2023, we acquired Dentegra, a dental and visual insurer with nationwide coverage across Mexico and the only specialized insurer to be ranked among the top five insurance providers in Mexico by the Asociación Mexicana de Instituciones de Seguros in 2022.

Mexico represents a major milestone for Auna given the size of the market as the biggest country in the SSLA region. We believe our Mexican assets and operations position us well for significant upside in the near future as Mexico’s market is over twice the size of both Peru’s and Colombia’s markets combined, tripling our total addressable market, and benefits from favorable demographic trends and secular macroeconomic forces such as the ongoing nearshoring boom, which Monterrey is expected to be one of the major winners of due to its privileged location and attractive fundamentals. Additionally, we believe the opportunity to launch our oncological plans in Mexico has significant potential as the existing private healthcare plans available in the oncology-focused market are limited and there is no dominant player that has an integrated healthcare platform such as Auna has in Peru.

Auna’s growth has been a combination of inorganic growth, as described above, and organic expansion. We have recently expanded in Peru through Clínica Chiclayo in 2021 and Clínica Vallesur in 2021, which added 68 and 20 beds to our network, respectively. With a focus on steady and deliberate growth, Auna has demonstrated a robust capacity to execute inorganic and continuous organic growth strategies through the expansion of our healthcare services and specialties, our hospitals and geographic infrastructure.

Since the beginning of our international expansion in 2018, the Company has increased the number of available beds by a multiple of 6.4x, from 359 to 2,301 as of September 30, 2023. During the same period, the number of patients treated annually grew at a compound annual growth rate (“CAGR”) of 52.3%. To promote and execute our inorganic growth strategy, we have an internal team focused on new businesses and acquisitions responsible for studying potential regions, selecting target hospitals, start-ups and healthtechs, and executing such transactions. A substantial majority of our growth since 2019 is attributable to acquisitions.

Notes: 1 3Q23 LTM revenue from contracts with customers calculated as: (i) total revenue from contracts with customers for the nine months ended September 30, 2023, which amounted to S/2,855.0 million, plus (ii) total revenue from contracts with customers for the year ended December 31, 2022, which amounted to S/2,451.6 million minus (iii) total revenue from contracts with customers for the nine months ended September 30, 2022, which amounted to S/1,647.3 million, divided by the exchange rate of S/3.7930 to US$1.00 as of September 29, 2023.

Matrix Organization

We have an experienced management team focused on ensuring management efficiency and perpetuating the vision of our founders, as well as promoting transparency and compliance with best governance practices.

Our leadership team follows a matrix organization designed to optimize regional and segment management, as presented below.

(1)

While we already have in each country and region a structure to manage our medical standards and protocols, as we continue to grow, we intend to add a Chief Medical Officer to oversee all of our operations.

(2)	Auna is in the process of hiring Chief Medical Officer and Chief Commercial Officer positions.

Our Corporate Structure

A simplified organizational chart showing our corporate structure is set forth below.

(1)

In connection with the Sponsor Financing, our shareholders created Heredia Investments, which received the proceeds of the Sponsor Financing. The proceeds were used for a capital contribution to our subsidiary, Auna Salud S.A.C., in October 2022 to fund, in part, our purchase of Grupo OCA. Heredia Investments currently holds a 21% interest in Auna Salud S.A.C. directly.

Our Products and Services

Today, we operate our business through four segments: (i) Healthcare Services in Mexico, which consists of our Auna Mexico network and Dentegra, (ii) Healthcare Services in Peru, which consists of our Auna Peru network, (iii) Healthcare Services in Colombia, which consists of our Auna Colombia network, and (iv) Oncosalud Peru, which consist of our prepaid healthcare plans and oncology services.

Healthcare Services in Mexico

Auna Mexico

We provide healthcare services in Mexico through our Auna Mexico network, which we launched through the acquisition of Grupo OCA, a leading healthcare group in Monterrey, Nuevo León, Mexico. Our Auna Mexico network consists of three high-complexity hospital facilities: (i) OCA Hospital, (ii) Doctors Hospital and (iii) Doctors Hospital East. Combined, these facilities represent the largest infrastructure footprint in Monterrey’s healthcare market, with approximately 34% market share based on number of beds. As of September 30, 2023, our network in Mexico included 708 beds and 60,099 patients were treated at our facilities during the nine-month period ended September 30, 2023. Unlike in Peru and Colombia, a majority of the services provided at our facilities in Mexico are performed by unaffiliated physicians and we charge fees for healthcare services provided at our facilities by unaffiliated physicians.

Our hospitals are ranked among the best hospitals in northern Mexico. OCA hospital was ranked among the top five hospital network in northern Mexico for oncology and gastrointestinal surgery and Doctors Hospital, a private hospital in Monterrey specializing in high-complexity services, was ranked among the top five hospital network in northern Mexico for oncology, cardiology, heart surgery and gastrointestinal surgery by Fundación Mexicana para la Salud in 2023. Our Auna Mexico network has an existing occupancy rate of 42.6%, allowing for plenty of room for growth in our existing facilities. OCA Hospital targets the middle market segment and was founded over 50 years ago with only 30 beds. It currently has 261 beds, 14 surgery rooms, 23 emergency rooms and 63 outpatient rented offices. Doctors Hospital, founded in 2011 as the network’s premium and largest facility, targets the premium market. Its installed capacity currently has 301 beds, 16 surgery rooms, 25 emergency rooms and 210 outpatient rented offices. Doctors Hospital East, the network’s newest facility, opened in late 2019 and targets the value market segment. Its installed capacity currently has 146 beds, 11 surgery rooms, 17 emergency rooms and 37 outpatient rented offices. Furthermore, high-complexity services, which include oncology, traumatology and orthopedics, cardiology and neurological surgical procedures and have historically grown at faster rates than other specialties, represent approximately 53% of our total revenue from contracts with customers related to surgical procedures derived from the Auna Mexico network for the nine months ended September 30, 2023.

Our Healthcare Services in Mexico segment aims to work with renowned doctors who value flexibility in their medical practice by offering them a level of autonomy in the medical treatments they choose for their patients. The doctors have access to the resources they need in their practice at the discretion of their schedule, as our network operates with a significant installed capacity and access to a wide repertoire of medicines. All of these accommodations are offered within an extensive infrastructure, a premium location and amenities convenient to them. The value proposition for patients includes the premium facilities and amenities of the network. The hospitals’ general areas and hospitalization rooms are maintained with our patients’ comfort in mind, and our infrastructure is designed to be easy to access and navigate. Our network’s premium service goes beyond the quality of its healthcare services as it strives for premium service at all stages through a patient-centered and friendly service, distinguishing its level of service from other hospitals as demonstrated by a NPS of 82 as of September 30, 2023. Lastly, patients benefit from having the hospitals in strategic locations serving populations from the premium, middle and value market segments in Monterrey.

The following table sets forth additional information with respect to the main facilities in our Mexican network:

Facility	Location	Owned / Leased	Type	Complexity Level	No. of Beds	Occupancy	Outpatient Offices	Surgery Rooms	Emergency Rooms	Specializations
OCA Hospital	Monterrey	Owned	Hospital	High	261	32.8%	63	14	23	36
Doctors Hospital	Monterrey	Owned	Hospital	High	301	45.8%	210	16	25	37
Doctors Hospital East	Monterrey	Owned	Hospital	High	146	53.8%	37	11	17	35

Dentegra

Dentegra currently offers dental and vision insurance through a nationwide provider network that includes over 4,600 dentists, 400 dental clinics and 1,000 optical locations. It operates the largest dental plan network in Mexico and serves over 2.7 million memberships nationwide. We have a dedicated workforce of approximately 200 full-time employees and, in addition to its headquarters in Mexico City, its commercial network has a physical presence in 13 regional offices.

In addition to our existing products and services, we plan to roll out oncological plans in Mexico during 2024. Through our recent strategic acquisition of Dentegra, a dental and vision healthcare plan provider based in Mexico City, we aim to replicate our model for Oncosalud in Peru in Mexico. We have identified a total addressable market of between 10.8 million and 14.5 million potential memberships for the oncological plans and we believe that with plans that are similar to those refined by Oncosalud in Peru over many years, we will be able to capture a significant member base among the underserved Mexican population. For additional information on how this total addressable market is calculated, see “Risk Factors—Risks Relating to Our Business—We may not be able to successfully integrate our acquired operations or obtain the expected benefits from such acquisitions.” Similar to our operations in Peru, we expect to implement a vertically integrated model in Mexico. We plan to apply the know-how and experience obtained through our operation of Oncosalud to introduce oncology plans to the large underserved Mexican market, providing the benefits of specialized and affordable coverage to a broad market and unlocking a substantial growth opportunity for Auna.

Dentegra is registered as an insurance provider with the Mexican Insurance and Surety Commission, and we are in the process of leveraging its existing nationwide insurance license to expedite our time to market for our oncology plans in Mexico.

Below is a map depicting our presence in Mexico by providers covered by insurance plans:

Healthcare Services in Peru

We provide healthcare services in Peru through our Auna Peru network, a horizontally integrated network of hospitals, clinics, diagnostic imaging centers and clinical laboratories, making us one of the country’s largest, horizontally integrated private healthcare networks.

Our Auna Peru network is primarily centered around six hospitals and three clinics in Lima, Arequipa, Chiclayo, Piura and Trujillo, which are the principal cities in the five most populated departments in Peru, with each department having a population above one million. As of September 30, 2023, our Auna Peru network included 375 beds. We treated 296,039 and 263,645 patients at our facilities during 2022 and the nine-month period ended September 30, 2023, respectively.

Our Healthcare Services in Peru segment generated S/658.7 million (US$173.6 million) in revenue in the nine-month period ended September 30, 2023, 79.3% of which was paid by third-party private insurers and 20.7% of which was paid out-of-pocket by our patients, with the remainder of payments generated by intersegment transactions involving medical services performed at facilities within our network.

Through our Auna Peru network of facilities, we are focused on providing a seamless, integrated healthcare experience for our patients at varying levels of complexity. Our high-complexity services are centered at our flagship hospital in this network, Clínica Delgado, which we built from the ground up between 2011 and 2014 and which was designed by Gresham Smith & Partners, one of the leading architecture firms for healthcare facilities in the United States. We treated 116,597 and 101,009 patients, or 39% and 38% of our total patient volume, at Clínica Delgado during 2022 and the nine-month period ended September 30, 2023. Clínica Delgado has a Diamond accreditation from ACI and is ranked among the best hospitals in Peru in a wide range of categories by Global Health Intelligence’s Hospirank Peru 2019 report, such as #1 on best installed base for treating cancer by number of oncology equipment and #3 for most diagnostic imaging equipment by number of diagnostic imaging equipment. Notably, it is one of only two private hospitals in Peru licensed to perform organ transplants and owns a well-equipped neonatal intensive care unit and maternity wards. Clínica Delgado physicians also performed the first ever thorax abdominal aorta endoprosthesis implant in Peru, and only the third in Latin American history. In addition, we provide a wide variety of medium-complexity services at our regional hospitals and clinics outside of Lima, with our hospitals in Chiclayo and Arequipa serving as our two key regional hubs with a focus on medium-complexity treatments in northern and southern Peru, respectively. In the Auna Peru network, high-complexity services, which include oncology, traumatology and orthopedics, cardiology and neurological surgical procedures, represent approximately 56% of our total revenue from contracts with customers related to surgical procedures derived from our Auna Peru network for the nine months ended September 30, 2023.

Our Auna Peru network is horizontally integrated, meaning that our patients are provided with a seamless experience regardless of which of our facilities they access. We cover all of our patients’ healthcare needs in a coordinated manner by offering all of the treatments they require in addition to diagnostic imaging, pharmaceuticals and laboratory services. In addition, our data management allow us to monitor patient healthcare needs, efficiently manage costs across our patient population and improve medical outcomes and the quality of our services. Our HIS includes our EMR system, which was the first of its kind in Peru when we implemented it in 2013, and is implemented in all of our hospitals in Peru, allows doctors and medical staff at any of our facilities to work with the most complete information on each patient and makes it easy for patients to transfer between facilities if needed. We also have kiosks and a mobile app, which allow our patients to make and pay for appointments in a convenient manner. By covering all of our patients’ healthcare needs in a coordinated manner, we enhance customer satisfaction, incentivize patients to remain within our networks and bolster our reputation for quality and our brand awareness.

The following table sets forth additional information with information of the hospitals and clinics in our Auna Peru network:

Facility	Location	Owned / Leased	Type	Complexity Level	No. of Beds	Occupancy	Outpatient Offices		Surgery Rooms	Emergency Rooms	Specializations
Clínica Delgado	Lima	Owned(1)	Hospital	High	164	71.5%	77		8	27	57
Clínica Chiclayo	Chiclayo	Owned	Hospital	Medium	68	52.7%	30		4	12	40
Clínica Vallesur	Arequipa	Owned	Hospital	Medium	65	62.2%	24		4	12	42
Clínica Miraflores	Piura	Owned	Hospital	Medium	47	77.7%	31	(2)	2	10	33
Clínica Bellavista	Callao	Owned	Hospital	Medium	23	56.8%	13		2	9	30
Clínica Camino Real	Trujillo	Owned	Hospital	Medium	8	58.4%	13		1	—	33
Servimédicos	Chiclayo	Owned	Clinic	Low	—	—	15		—	—	26
Cantella	Lima	Owned	Clinic	Low	—	—	4		—	—	1
Auna Benavides	Lima	Owned	Clinic	Low	—	—	3		—	—	1
Laboratorio Guardia Civil	Lima	Leased	Laboratory	Low	—	—	—		—	—	1

(1)

We own the facility and have the right to use, enjoy and encumber the surface of the land on which Clínica Delgado sits via a surface rights agreement. See “—Material Agreements—Surface Rights Agreement.”

(2)	Includes outpatient offices at Centro de Consulta Monteverde.
(3)	Occupancy measured only by number of beds that are occupied.

Throughout our network we provide more than 40 medical specialties and subspecialties, and we specialize in medium- and high-complexity medical services, such as oncology, cardiology, neonatal care, neurology, trauma and organ and bone-marrow transplants. Notably, Clínica Delgado is the only private hospital in Peru providing all cardiology-related subspecialties, such as clinical cardiology, cardiovascular surgery, electrophysiology and pacemakers, hemodynamics and cardiological intervention, intensive cardiology, cardiology imaging, and pediatric cardiology, including congenital anomalies.

Healthcare Services in Colombia

We provide healthcare services in Colombia through our Auna Colombia network, which we launched through the acquisition of Grupo Las Américas, one of Colombia’s leading healthcare groups located in the country’s second-largest market and key economic hub, Medellín. We further expanded our network in Colombia through the acquisition of Clínica Portoazul, a healthcare services provider with state-of-the-art facilities and a premium customer portfolio located in Barranquilla, the fourth largest city in Colombia. In early 2022, we completed the construction of Clínica del Sur and the acquisition of IMAT Oncomédica, a high complexity hospital with a dominant position in Montería due to its unique healthcare service offering strongly focused on oncological treatment, adding a combined total of 580 beds.

Our Auna Colombia network consists of three hospitals, Clínica Las Américas, Clínica del Sur and IDC and three clinics in Medellín; one hospital, Clínica Portoazul, in Barranquilla and one hospital, IMAT Oncomédica, in Montería. As of September 30, 2023, our network included 1,109 beds. We treated 586,692 and 530,372 patients at our facilities in 2022 and the nine-month period ended September 30, 2023, respectively.

Like in our Auna Peru network, our Auna Colombia network is focused on providing a seamless experience for our patients at varying levels of complexity through a horizontally integrated network of facilities with premium clinical capabilities. Our high-complexity services are centered at our flagship hospitals in this network, Clínica Las Américas and IDC. Clínica Las Américas is the leading private hospital in the city, specializing in cardiology and bone-marrow transplants, and was ranked the 10th best hospital in Colombia by América Economía’s 2021 Best Hospital Rankings and 3rd best hospital in Oncology in Colombia. IDC is also renowned as one of the top oncology hospitals in the country and is the only healthcare institution in Colombia that is a sister institution of MD Anderson. To attain this relationship with MD Anderson, a cancer-fighting institution must be deemed by MD Anderson to have research-and education-based capabilities meeting certain of MD

Anderson’s quality standards after undergoing an application process. Through an annual fee, we have access to educational tools, participate in collaborative research with MD Anderson and its global network of sister institutions and are able to send our IDC patients to MD Anderson’s facilities. IDC is also affiliated with the Union for International Cancer Control. These affiliations allow IDC to share best practices and new treatments with a wide range of institutions around the world. In the Auna Colombia network, high-complexity specialties represent approximately 57% of our total revenue from contracts with customers related to surgical procedures derived from our Auna Colombia network for the nine months ended September 30, 2023.

IMAT Oncomédica is focused on offering a high-quality service for all patients in the region of Montería and holds a dominant position due to its unique medical offering. The original infrastructure is a mature building with 131 beds focused on providing high-complexity services, mainly oncology. In 2020, a new tower with an additional capacity of 294 beds was inaugurated, specializing in oncology complementary services and general health procedures, mainly procedures related to cardiology. Similarly, Clínica Portoazul is a reference point for high-complexity healthcare services, which comprises the surgical procedures of oncology, traumatology and orthopedics, cardiology, and neurology, in Barranquilla, Colombia’s fourth largest city, with premium infrastructure and a suite of medical specialties, including oncology.

The following table sets forth additional information with respect to the main facilities in our Colombian network:

Facility	Location	Owned / Leased	Type	Complexity Level	No. of Beds	Occupancy	Outpatient Offices		Surgery Rooms	Emergency Rooms	Specializations
Clínica Las Américas	Medellín	Owned	Hospital	High	361	83.6%	26	(2)	11	31	38
Instituto de Cancerología(1)	Medellín	Owned	Clinic	High	—	—	58		—	—	24
Clínica del Sur	Medellín	Owned	Hospital	High	155	68.9%	27		5	12	19
Clínica Portoazul	Barranquilla	Owned	Hospital	High	168	92.5%	8		10	28	54
Clínica IMAT Oncomédica	Montería	Owned	Hospital	High	425	65.2%	18		5	5	56
Centro Médico Arkadia	Medellín	Owned	Clinic	Low	—	—	28		—	—	46
Centro Médico City Plaza	Envigado	Owned	Clinic	Low	—	—	5		—	—	7
Centro Mastología San Fernando	Medellín	Owned	Clinic	Low	—	—	2		—	—	3
LMLA—San Fernando	Medellín	Owned	Laboratory	Low	—	—	—		—	—	1
LMLA—Platinum	Medellín	Owned	Laboratory	Low	—	—	—		—	—	1
LMLA—Viscaya	Medellín	Leased	Laboratory	Low	—	—	—		—	—	1
LMLA—Laureles	Medellín	Leased	Laboratory	Low	—	—	—		—	—	1
LMLA—Llanogrande	Llanogrande	Leased	Laboratory	Low	—	—	—		—	—	1

(1)	Overnight stays for Instituto de Cancerología patients are provided at Clínica Las Américas
(2)	Considers Torre Médica (21) and Centro Médico City Plaza (5)

Oncosalud Peru

Healthcare plans in Peru, Oncosalud, is a vertically integrated healthcare plan platform through which we are both a healthcare payer and a provider of oncology and general healthcare services.

We sell oncology plans that provide healthcare coverage for the prevention, detection and treatment of cancer and provide oncology healthcare services to those covered by our plans as well as patients with other forms of private healthcare coverage, including traditional insurance and other prepaid plans, mostly through our network of Oncosalud-dedicated facilities. Through this vertically integrated model, we offer our plan members a full range of services at an affordable cost.

Oncology plans

We believe that our vertically integrated oncology structure has been very effective at preventing, detecting and treating cancer while also managing the more serious and high-cost medical cases. Although only a small portion of our plan members are diagnosed with cancer each year, we provide regular screenings under each plan, which allows us to detect cancer at earlier stages and lowers the cost of treatment than if the cancer had been caught later. We treat patients at our facilities in Peru, with some cases of patients being treated at IDC in Colombia due to its expertise in hematological cancer treatments such as leukemias and myelomas, not available in Peru’s facilities.

As a result, we have been able to achieve 3-year and 2-year cancer survival rates for the cohort of patients diagnosed between 2006 and 2016 of 79.5% and 82.9%, respectively. This cohort only includes patients covered by our oncology individual plans and, in connection with our access to governmental records, is limited to Peruvian nationals, which represented 97% of applicable patients diagnosed with cancer between 2006 and 2016. We define our cancer survival rates as the proportion of patients alive at 2, 3 or 5 years, as applicable, following the diagnosis of their cancer based on follow-up of patients for the applicable period, based on internal records and supplemented by governmental records in Peru. This method of calculating survival rates is the recommended method by the National Cancer Institute and generally used by the industry in the U.S.

Our oncology plans are prepaid healthcare plans, meaning that plan members pay a fixed amount per year which covers any service covered by the type of plan a member has.

On a combined basis across our eight different oncology plans, we have 958,047 memberships as of September 30, 2023, representing 77.0% of the total number of healthcare plan memberships in Peru. Two of our oncology plans represent 72.7% of our oncology plan membership: (i) OncoPlus, our premium plan with 446,133 plan memberships and (ii) Oncoclásico Pro, our mid-level plan with 250,211 plan memberships. The main coverage details for our principal plans are as follows:

	Level of Coverage (%)
Type of Service	OncoPlus	Oncoclásico Pro
Outpatient appointments, surgery procedures, home visits and anesthesia	100%	100%
Chemotherapy	100%	100%
Specialized biological therapy, including monoclonal antibodies, white cell stimulants, enzyme inhibitors and immunotherapy	100%	70%
Non-biopsiable invasive cancer treatment	100%	100%
Bone marrow transplants	100%	100%
Osteosynthesis	100%	70%
Breast reconstruction	100%	70%
Breast prosthesis	100%	70%
Annual screenings	2 every year	2 every year

Monthly fees for each of our oncology plans increase with a plan member’s age, and as of September 30, 2023 the average age of our oncology plan members was 37.2. The monthly fees for OncoPlus vary from S/41 to S/534, and for Oncoclásico Pro it varies from S/33 to S/487. In 2021, we began offering a lower-cost plan, Oncovital, covering the most common and treatable cancers, which is within the economic reach of a larger segment of Peru’s population. Oncovital had 115,465 memberships as of September 30, 2023.

During the nine-month period ended September 30, 2023, while 63.3% of Oncosalud’s covered oncology plan services were provided at Oncosalud facilities, 32.0% of oncology plan services were provided at other facilities in our Auna Peru network and only 4.7% were provided at third-party facilities.

Oncology healthcare services

We provide healthcare services for the prevention, detection and treatment of cancer through a network of dedicated Oncosalud facilities to those covered by our plans as well as patients with third-party healthcare coverage. We operate two specialized oncology hospitals and three oncology clinics to provide our oncology services to our plan members and patients with third-party healthcare coverage. Our facilities have premier clinical capabilities. We believe Clínica Oncosalud is one of the best radiotherapy centers in Peru, as we are one of the only providers with a private PET scan and cyclotron and one of the only private providers in the country providing intraoperative radiotherapy, all of which has allowed us to obtain a Diamond accreditation from ACI. Supported by some of Peru’s best cancer specialists, we treated 10,260 patients at our Oncosalud facilities during the nine-month period ended September 30, 2023.

The following table sets forth additional information with respect to our Oncosalud facilities:

Facility	Location	Owned / Leased	Type	Complexity Level	No. of Beds	Occupancy	Outpatient Offices	Surgery Rooms	Emergency Rooms	Specializations
Clínica Oncosalud (1)	Lima	Owned	Hospital	High	75	81.9%	—	3	3	23
Clínica Guardia Civil	Lima	Leased	Hospital	Medium	34	48.8%	17	3	8	40
Oncosalud San Borja (1)	Lima	Owned	Clinic	Low	—	—	21	—	—	23
Oncosalud San Isidro (1)	Lima	Owned	Clinic	High	—	—	—	—	—	1
Centro de Bienestar Auna	Lima	Owned	Clinic	Low	—	—	25	—	—	1

(1)	Radiotherapy treatments and outpatient consultations for Clínica Oncosalud are provided at Oncosalud San Borja and Oncosalud San Isidro.

We are also one of the few providers in Peru with a dedicated palliative homecare unit, which allows us to remain in close contact with our patients until the very end of the disease’s cycle even when that outcome is not remission. This is an integral part of the Oncosalud value proposition, and something that we believe distinguishes us from competing services in the market.

General healthcare plans

In 2020, we began offering general healthcare plans with broader coverage that includes all specialties and services in our hospitals and clinics in Peru. We replicated the integrated model we have for our oncology plans for the general healthcare plans and provide services through our network of facilities, including through our network of Oncosalud-dedicated facilities.

Our general healthcare plans are prepaid healthcare plans, meaning that plan members pay a fixed amount per year which covers any service covered by their plan.

On a combined basis across our six different general healthcare plans, we have 75,443 memberships as of September 30, 2023, representing 6.1% of the total number of healthcare plan memberships. The main coverage details for our principal plans are as follows:

	Level of Coverage (%)
Type of Service	Salud Classic	Salud Premium
Outpatient appointments	75-80%	70-80%
Telemedicine	75-80%	70-80%
Non-accident emergency care	75-80%	70-80%
Accident emergency care	100%	100%
Annual checkup	100%	100%
Hospitalization	80%	80%
Maternity care	75-80%	70-80%
Internal prosthesis, internal implants and osteosynthesis material	80%	80%

Monthly fees for each of our general healthcare plans increase with a plan member’s age, and as of September 30, 2023 the average age of our general healthcare plan membership was 31.8. The monthly fees for Salud Classic vary from S/101 to S/725, and for Salud Premium it varies from S/167 to S/869.

During the nine-month period ended September 30, 2023, while 21.8% of our general healthcare plan covered services were provided at Oncosalud facilities, 75.1% of these services were provided at other facilities in our Auna Peru network and only 3.1% were provided at third-party facilities.

Telemedicine plans

We began offering group plans for telemedicine services on a business-to-business basis in 2020. All of the telemedicine services are provided by our existing network. These plans are designed to introduce customers to our products and services as a way of expanding our reach and deepening existing relationships.

Our telemedicine plans are prepaid group healthcare plans, meaning that employers of the plan members pay a fixed amount of U.S.$1.3 per month per plan member as of September 30, 2023. Each plan member has access to up to twelve telemedicine consultations per year and discounted access to certain healthcare services in our Auna Peru network. We have 210,516 memberships through our agreements with 15 of employers as of September 30, 2023, representing 16.9% of the total number of healthcare plan memberships.

Our Market

We currently operate in Mexico, Peru, and Colombia, which possess an aggregated GDP of approximately US$2,000 billion in 2022, a total population above 213 million, and a healthcare services expenditure of over $140 billion, and collectively account for 49%, and 52% of SSLA’s healthcare spending and population, respectively. These countries also have some of the largest groups of young populations in the region, which translates into favorable aging expectations, and have experienced rapid economic growth and improvements in per capita income, growing the middle classes in recent years, which we expect will increase healthcare spending in these markets over time. We also believe that the regulatory frameworks in these countries are conducive to further growth in the private healthcare provider segment for an integrated player like us. We believe that our integrated networks and operational model in each market provide us with a significant competitive advantage to capitalize on this growth. Through our operating model, we strive to achieve regional scale and a high degree of both horizontal and vertical integration in all of the markets where we operate, adapting to the specific characteristics and regulatory framework of each market.

The healthcare market in SSLA has several key characteristics that make it ripe for disruption and significant growth:

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Lack of access: According to Fitch Solutions, healthcare spending in SSLA is expected to amount to US$314 billion in 2023 and reach US$469 billion by 2028, in a market covering over 400 million people, yet more than 350 million individuals have restricted or no timely access to healthcare services. As a means of comparison, total healthcare spending in the U.S. amounts to more than US$4,000 billion in a market covering only approximately 330 million people. Average waiting times in SSLA are four to five times those of the U.S. and other advanced markets, while existing beds, outpatient rooms and related infrastructure is significantly below the WHO minimum recommended standards. For example, hospital beds per 1,000 inhabitants reach 1.0, 1.6, and 1.7 in Mexico, Peru, and Colombia compared to the minimum recommended of 3.0 by the WHO. The healthcare markets in many regions in SSLA remain significantly underpenetrated as compared to developed economies, despite the SSLA market as a whole growing at 1.2 times the U.S. market, from 2019 to 2022, according to Fitch Solutions.

Notes: Not to scale. Healthcare expenditure excludes pharmaceuticals spending. SSLA countries include: Peru, Colombia, Mexico, Argentina, Uruguay, Venezuela, Paraguay, El Salvador, Ecuador, Costa Rica, Chile, Dominican Republic, Guatemala, Haiti, Honduras, Nicaragua and Panama—as per available information.

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Evolving demographics: As the region’s main economies continue to transition towards becoming middle-income countries aided by improving living standards, the growing populations will feature an increased representation of the elderly segment and this is expected to increase spending on healthcare needs, thus providing favorable tailwinds for the industry. The percentage of the population above 50 years old is expected to increase from 22.6% to 38.4% in Mexico, 21.6% to 34.4% in Peru and 24.5% to 42.1% in Colombia by 2050.

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Deficient public and private healthcare: Public healthcare systems throughout the region have been negatively impacted by pervasive, long-term lack of investment, leading to deficiencies in infrastructure and care. While private healthcare options exist, they are often unaffordable, making them inaccessible for most of the population and resulting in high out-of-pocket spending across the board. Private healthcare insurance penetration levels in SSLA remain substantially below those of the United States and even Brazil. Healthcare expenditure as a percentage of GDP excluding pharmaceutical sales in 2022 was 6.3%, 5.7% and 8.4% in Mexico, Peru and Colombia compared to 17.9% in the United States and 8.9% in Brazil.

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Lack of transparency: Throughout the region, conflicts of interest between insurers and providers result in poor client experience: asymmetries of information lead insurers to provide low or no coverage and demand high copayments to minimize costs, while hospitals and doctors frequently perform unnecessary procedures to maximize revenue. Patients thus face opaque cost structures and uncertain outcomes.

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Fragmentation and lack of coordination: The provider landscapes for healthcare services are often fragmented, with many independently owned hospitals and clinics, independent practitioners and overlapping and uncoordinated diagnostic labs, imaging providers and other services, leading to poor patient experiences, deficient medical outcomes and high costs due to lack of scalability. Patients are often forced to maneuver through various systems to receive care that could otherwise be provided by one provider. Patients also struggle to receive consistent and reliable healthcare services, as providers typically lack standardized and protocolized practices.

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Limited investments in technology: Digital solutions are critical to scaling healthcare delivery in the region, yet they represent only a small fraction of capital invested into emerging technologies in the region. The number of OECD countries that have implemented EMRs has increased over time, where on average, 93% of primary care practices use EMRs across 24 OECD countries in 2021. Additionally, most patients are able to view and interact with their information on EMRs as well as to access to teleconsultations or video-conferencing. In Mexico, the largest country where we operate by GDP, the percentage of primary care practices that use EMRs does not reach more than 40%.

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Differing regulatory frameworks: Across the region, multiple frameworks add an additional layer of complexity as they provide private companies with widely different incentives and margins of action. However, we believe that the regulatory frameworks in our markets are conducive to further growth for regional integrated players as they have a similarity of investor-friendly features, welcoming imported best-practices, therefore allowing us to establish standardized protocols and practices that allow us to manage and control costs.

Our Competitive Strengths

Our key strengths closely reflect the Auna Way and include:

Vertical integration in Peru provides effective patient outcomes and experiences at an affordable cost and empowers our users to be in control of their own health journeys

We believe our vertically integrated approach in Peru allows us to offer a large part of the populations we serve access to healthcare plans (from traditional insurance products to mono-risk coverage of certain complex diseases and to service packages) that produce excellent patient outcomes and foster a seamless patient experience. Given that these plans are integrated to our horizontally integrated network, we believe they provide patients with confidence in the quality of patient experience and medical treatment they will receive as well as cost predictability. We believe this is a competitive advantage, in particular when compared to the baseline in the SSLA market, where patient options are often affected by market fragmentation, lack of industry standards and providers whose incentives are not aligned with the goals of their patients.

Through our Oncosalud network in Peru, we operate Latin America’s only fully vertically integrated oncology program where coverage and virtually all diagnostic and treatment services are provided by a single company. Oncosalud had over 958,000 memberships as of September 30, 2023 and a market share of 29.3% as of June 30, 2023, making it the top healthcare plan operator in Peru, according to SUSALUD, a position it has consistently maintained over the last decade. Our vertical integration has allowed us to be highly efficient while also providing effective patient outcomes, as evidenced by Oncosalud’s 51.7% MLR as of September 30, 2023 and 74% 5-year cancer survival rate for the cohort of patients diagnosed between 2006 and 2016. Our plan members include healthcare consumers who do not have any other healthcare coverage, members who are covered by EsSalud but want supplemental coverage for cancer and individuals who have healthcare coverage from another private payer but want access to our leading expertise in oncology and our integrated care platform. We believe our prepaid oncology plans meet an important need in the Peruvian market, where the vast majority of the population either lacks health insurance or is reliant on the public sector for healthcare coverage.

We believe that our ability to offer a vertically integrated plan, which can be sold as oncology mono-risk coverage or as part of a general healthcare plan that is integrated into our horizontal network, provides a desirable alternative in the Peruvian market to consumers who seek to replace or supplement their other existing private or public healthcare coverage, as evidenced by the growth in our Oncosalud membership from 266,000 in 2008 to over 958,000 as of September 30, 2023 and the growth of our general healthcare plan members from launch to over 285,000 as of September 30, 2023. Further, our ability to offer standardized care across our network through an integrated solution that covers all aspects of patient care (from preventative care to treatment) in contrast to the fragmented services that are offered by our competitors, combined with the efficiencies from vertical integration, allow us to more competitively price our plans and deliver a more seamless experience to our customers and what we believe are superior medical outcomes.

In 2019, we expanded our portfolio to include selected general healthcare plans aiming to provide first-class services at more competitive prices than traditional insurance plans, leveraging our highly successful oncological model. As of September 30, 2023 we had a total of over 285,000 memberships for our general healthcare plans, which represented a 4.6% market share as of June 30, 2023, according to SUSALUD. Just in the first nine months of 2023, net additions to our membership base of the selected general healthcare plans reached over 87,000 new memberships or a growth of 44% in just nine months. We believe we can leverage our deep expertise and extensive know-how developed in Peru across other similarly situated regions, particularly in Mexico.

Horizontally integrated regional healthcare networks provide excellent outcomes, seamless patient experiences and significant network-level efficiencies

We believe our horizontally integrated approach allows us to produce excellent patient outcomes and foster a seamless patient experience. Across our integrated network of facilities, we are able to care for our patients in an efficient and coordinated way. For example, the medical providers, including physicians and other medical staff, in our healthcare network access the same patient health records. We have also established a variety of standardized protocols for treating particular diseases based on internationally recognized standards and medical practices, which we are in the process of rolling out across our facilities. We hold regular meetings with medical providers, including physicians and other medical staff, in our healthcare network to educate them on these protocols and encourage their use. This allows us to work at any time with the information for each patient, at each stage of their treatments, and enables seamless transitions across sites of care within the Auna network. Our integrated approach also allows us to pursue high-quality healthcare while taking a long-term, value-based approach to care, which in turn allows us to provide care at competitive costs. Given that we are the principal payers for the patients that benefit from this integration, we promote preventative medicine and practice longitudinal population health management. We can closely monitor and anticipate patient health requirements, then offer patients expedited treatment to achieve excellent medical outcomes. By covering all our patients’ healthcare needs in a preventative and coordinated manner, we enhance customer satisfaction and clinical outcomes, which drive positive brand awareness, resulting in greater customer loyalty and demand for our services.

In addition to providing what we believe are high-quality patient outcomes and experiences, our healthcare network provides us with multiple network-level efficiencies that we believe would be difficult for competitors to replicate. We operate one of SSLA’s largest healthcare platforms, which we believe is the only platform with a truly regional footprint. Due to our high-quality care and scale, we have become a “must carry” provider for major private health insurers in the three countries where we operate, meaning that including our Auna Mexico,

Auna Peru and Auna Colombia facilities in their in-network coverage has become important for their plans to be competitive within their markets. This provides increased negotiating power with third-party payers, particularly private insurance companies and other healthcare payers. We also have the ability to reduce costs through the negotiation of favorable rates for the procurement of medicines and medical equipment and through the ability to make long-term investments in technology systems, data analytics and research on a centralized basis. The scale and quality of our network also allows us to attract the best doctors and management talent in the market. However, if we are unable to maintain the scale of our network and the demand for high-quality care, we may lose the benefits of our competitive position and negotiating power. See “Risk Factors—Risks Relating to Our Business—We face competition in fragmented markets like Mexico, Peru and Colombia, from our current competitors and other competitors that might enter the sector.”

Standardization of best practices across our networks through information sharing and normalized protocols

Our strategy continues to result in the roll-out of standardized protocols across medical, operational and administrative areas of our business. This strategy is further enhanced through our digitalized and integrated information systems. We have developed robust reporting processes to track treatment stages and outcomes across these areas and are able to share best practices across our networks to improve outcomes. We have implemented over 1,300 protocols and over 450 standardized clinical practice guidelines. Our doctors and patients have access to a cross-border, comprehensive network of medical expertise. For example, we are able to share the more than 30 years of experience and know-how that Oncosalud possesses with IDC and Oncomédica in Colombia. Likewise, Oncosalud has greatly benefitted from IDC’s and Oncomédica’s impeccable track-record as one of the top cancer care institutions in Colombia. These types of collaborations provide us with formidable oncology capabilities in the region.

Premium clinical capabilities at all levels of complexity, with emphasis on high-complexity

We operate 15 hospitals with 2,301 beds and 16 outpatient, prevention and wellness facilities across Mexico, Peru and Colombia, including three hospitals specializing in oncology. While we provide services at all levels, our facilities specialize in medium and high-complexity medical services, such as oncology, cardiology, neurology, trauma and organ and bone-marrow transplants. We estimate that 53%, 56% and 57% of total revenue from contracts with customers related to surgical procedures from the Auna Mexico network, Auna Peru network and Auna Colombia network is derived from high-complexity related specialties, respectively. The flagship hospital in our Auna Peru network, Clínica Delgado, which has a Diamond accreditation from Accreditation Canada International (“ACI”), is one of only two private hospitals in the country that are licensed to perform organ transplants and owns a well-equipped neonatal intensive care unit and maternity wards. Our flagship hospital in our Auna Colombia network, Clínica Las Américas, is a private hospital in Medellín specialized in high-complexity services, including oncology, cardiology and bone-marrow transplants and was ranked as the 10th best hospital in Colombia in América Economía’s 2021 Best Hospitals Ranking. Our flagship hospital in our Auna Mexico network, Doctors Hospital, is a private hospital in Monterrey specializing in high-complexity services and was ranked among the top five hospital networks in northern Mexico for oncology, cardiology, heart surgery and gastrointestinal surgery by Fundación Mexicana para la Salud in 2023. Our premium clinical capabilities are central to the strength of our reputation and our brand, our “must carry” status with health insurers, our ability to attract the best doctors and, most importantly, our ability to provide high-quality care to our patients and plan members. While we are strongly committed to maintaining high-quality care and offering state-of-the-art equipment, any failure to provide these capabilities may have an adverse effect on our business. See “Risk Factors—Risks Relating to Our Business—If we are unable to provide high-quality, advanced care for a broad array of medical needs, demand for our healthcare services may decrease.”

Successful inorganic and organic growth

Establishing scale in each of our markets has been a key component of our success to date, and we believe increasing our overall network scale will increase our efficiency and competitiveness in the future. We have built our healthcare network through a combination of organic facilities and through acquisitions of other facilities, and we continue to routinely evaluate acquisition and investment opportunities that are aligned with our strategic goals. We have leveraged our deep experience and proven track record to create a replicable “playbook” that we believe we can use to continue to successfully expand our reach. When we enter a new market, we employ our “land, expand and integrate” strategy, focusing on targets that allow us to immediately acquire a significant market share. This allows us to have scale in the new markets where we operate, providing significant benefits, such as bargaining power with suppliers and insurance companies.

When we acquire or build new facilities, we invest in standardizing the layout, equipment and operations. While integrating new facilities into our networks, whether organic or inorganic, comes with its challenges, such as increased costs from new organizational structures, changes or upgrades in processes and information systems, changes to our operating model, building and maintaining our brand’s reputation and financing such acquisitions, we have a dedicated integration team with more than ten years of experience, which works to implement best practices. The successful execution of organic and inorganic initiatives has allowed us to increase the number of beds in our networks on an aggregate basis from 112 in 2012 to 2,301 as of September 30, 2023. A substantial majority of our revenue growth since 2019 is attributable to acquisitions. However, there can be no assurance that any future acquisitions that we make will be beneficial to our business. See “Risk Factors—Risks Relating to Our Business—Any acquisitions, partnerships or joint ventures that we make or enter into could disrupt our business and harm our financial condition.”

Comprehensive digital platform with robust data and technology architecture that enables us to deliver immediate, digitally enabled end-to-end patient experiences

We take a technology-intensive approach to healthcare to improve access and affordability. We have built an integrated HIS and HCP Core upon which the operations of our healthcare network and healthcare plan businesses respectively are run. The HIS and HCP Core systems are composed of commercially available and proprietary modules integrated via a reliable and scalable middleware, providing us with fundamental capabilities to securely exchange data throughout our system, enhance cost-efficiency, monitor and manage our activities, provide interfaces with our healthcare and administrative professionals and, through web enabled and smartphone apps, provide a portal for our patients and plan members. A central element of our HIS is our EMR system, which has been implemented across Peru and is being implemented in Colombia and Mexico. Because our technology is an integral part of our operations, any failure of our core information platforms to function properly could adversely impact our business. See “Risk Factors—Risks Relating to Our Business—A failure of our IT systems could adversely impact our business.” In addition to our core information platforms, we have developed the Auna App, which provides our members and patients in Peru with secure access to certain information in our system and an immediate, convenient and personalized way to manage all their healthcare needs. The Auna App allows patients and members to purchase healthcare plans, book and pay for medical appointments, check their medical records, receive reminders for upcoming appointments and procedures and obtain medical prevention tips, among other capabilities.

Solid financial growth backed by strong operating fundamentals

We believe that the quality of our services, the scale of our networks and our focus on cost efficiency has allowed us to achieve market-leading financial performance, even as the Peruvian, Colombian and Mexican economies have experienced moderate growth levels as compared to the previous decade. On a consolidated basis giving effect to our acquisitions in Colombia and Mexico, in the nine-month period ended September 30, 2023, we generated revenue of S/2,855.0 million (US$752.7 million), profit of S/5.1 million (US$1.4 million), profit margin of 0.2%, EBITDA of S/614.3 million (US$162.0 million) and EBITDA Margin of 21.5% as well as

Adjusted EBITDA of S/611.6 million (US$161.2 million) and Adjusted EBITDA Margin of 21.4%. Our EBITDA margin for the nine months ended September 30, 2023 was 21.5%, which compares with that of other Latin American industry players such as Médica Sur at 23.5%, DASA at 17.4%, Rede d’Or at 13.9% and Hapvida at 9.7%, and with the average margins of comparable companies in Asia at 14.4%, Europe at 9.3% and the United States at 6.5%. Revenue and Adjusted EBITDA represented an increase of 73.3% and 137.9%, respectively, compared to the nine-month period ended September 30, 2022. We believe our gross margin, which was 37.1% for the nine-month period ended September 30, 2023, solidly places us among the most profitable healthcare network operators in South America, including those in countries with more advanced healthcare systems such as Brazil and Chile, based on gross margins published by other publicly traded healthcare companies in South America, including Médica Sur at 36.4%, DASA at 30.6%, Hapvida at 24.8% and Rede D’Or at 23.7% and by comparable companies in Asia averaging 29.6%, the United States at 19.4% and Europe at 15.5%. This growth, however has come with significant increase in our indebtedness from S/3,511.6 million as of December 31, 2022 to S/4,049.3 million as of September 30, 2023, as adjusted to reflect the Exchange and the Term Loans For further information, see “Summary—Recent Developments— Exchange and Term Loan.” See “Risk Factors—Risks Relating to Our Business—Our significant indebtedness could adversely affect our financial health, prevent us from fulfilling our obligations under our existing debt and raise additional capital to fund our operations and limit our ability to react to changes in the economy or the healthcare industry.” Our EBITDA Margin may not be comparable to that of other companies; for further information see “Presentation of Financial and Other Information—Non-GAAP Financial Measures.”

Management team, board of directors and shareholders with industry know-how and strategic vision

We believe that the combined strengths and proven experience of our management team, board of directors and shareholders have succeeded in making Auna one of the premier companies in the healthcare industry in SSLA. In addition, we believe the track record and depth of knowledge of our management team provide us with a distinct competitive advantage. Together these executives bring a wealth of expertise in our three national markets and provide broad experience to our pan-regional integrated business. Our seasoned board of directors has more than 200 years of cumulative experience, providing us with a set of diverse and complementary capabilities. Our board of directors currently features four independent members with a diverse range of expertise in healthcare, law, investment banking, digital, and sales and marketing. Moreover, Auna has recently announced the implementation of a new organizational structure that will focus on scaling and integrating its established regional capabilities in medical resolution and patient experience.

Our controlling shareholder, Enfoca, is one of Latin America’s foremost investment firms and has a proven track record of more than 16 years as an active investor in private equity, contributing to our and other consumer-facing companies’ growth in the region. Enfoca has introduced strategic initiatives aimed at accelerating growth, enhancing profitability, fostering innovation, developing talent, increasing efficiencies and implementing best-in-class corporate governance practices that we believe position us well for sustainable long-term growth. In addition, Enfoca actively participates in many of our management-level committees, including our executive, buy & build, and human talent committees and helps drive the execution of our growth strategy. We believe that our controlling shareholder’s continuing support, engagement with management and long-term vision for growth gives us a competitive advantage, notwithstanding the potential conflict of interest it may also present. See “Risk Factors—Risks Relating to the Offering and Our Class A Shares—Following the completion of the offering, Enfoca, our controlling shareholder, will own approximately 72.9% of our class B shares and certain of our officers and a majority of our directors may be employed by or otherwise affiliated with Enfoca, which could give rise to potential conflicts of interest with them and certain of our other shareholders.”

Potential Conflicts of Interest

While Enfoca’s engagement with us is expected to provide a competitive advantage, it may also present potential conflicts of interest. Our President, Jesús Zamora León, and a majority of our directors, including Jesús Zamora León, Jorge Basadre Brazzini, Leonardo Bacherer Fastoni, Andrew Soussloff and John Wilton, may be

employed by or otherwise affiliated with Enfoca as directors on its board of directors. Such employment relationships and affiliations could give rise to potential conflicts of interest when a director or officer is faced with a decision that could have different implications for the two companies, including decisions with respect to the desirability of changes to our business and operations, funding and capital matters, regulatory matters, agreements with Enfoca, board composition, employee retention or recruiting, labor, tax, employee benefits, indemnification and our dividend policy and declarations of dividends, among others.

Our Future

To achieve our mission, we rely on the following key strategies, which combine complementary medical, cultural and operational strategies:

Increase, improve and enhance access to our healthcare services, widening the coverage scope and geographic footprint of our health plans and service packages

We believe we have a substantial competitive advantage through the breadth of our healthcare plan offering, as it provides us with unique cost efficiencies and allows us to prioritize patient outcomes, and we plan to use our extensive expertise managing these populations to enhance our service package effort, tailored to the needs of insurance companies and other payers that are seeking to outsource these capabilities to best serve the populations under their command.

In healthcare plans in Peru, we have a long track record of providing oncology plans with a vertically integrated model where we are both insurer/payer and provider of treatment in our own facilities, achieving excellent medical outcomes and also attractively low MLRs. In 2019, we expanded the scope of our healthcare plans by launching general healthcare and specialized plans in Peru, which provide our members with more flexibility than traditional insurance programs supported by our high-quality care at accessible prices, and have grown our membership base in those plans to over 285,000 as of September 30, 2023. Just in the last nine months, our membership base grew 44.4%. We believe there is ample opportunity for additional growth in these plans in Peru.

Through the acquisition of OCA in Mexico, we obtained the leading oncology services provider in the Monterrey area and with the acquisition of Dentegra, we have a platform that will facilitate rolling out general and specialized, including mono-risk, healthcare plans in Mexico that can be vertically integrated with our hospitals and other facilities. Dentegra has an ample distribution network and membership base of over 2.7 million, significant regulatory and commercial relationships, and a nationwide health insurance license, which we believe will allow us to accelerate our time-to-market to roll out oncological healthcare plans in the country in 2024. We plan to apply the know-how and experience obtained with Oncosalud to introduce oncology plans to the large and underserved Mexican market, providing the benefits of this specialized and affordable coverage to a broad market and unlocking a substantial growth opportunity to Auna. However, we face several challenges in adapting the Dentegra platform, which is currently focused on dental and vision plans, to offer oncology plans to the Mexican market. In particular, we must upgrade the IT systems that support the Dentegra platform to make them compatible with our oncology business. We must also develop capabilities that facilitate direct-to-consumer sales in Mexico (including digital and marketing channels), as the Dentegra model is currently focused on business-to-business sales. Further, we must implement certain controls related to insurance claims, which are expected to replicate our existing model in Peru.

We engaged Aditum to conduct an analysis of the market opportunity for our oncology plans in Mexico. Aditum provided a report (the “Aditum Report”) on March 27, 2022. Based on the Aditum Report, we have identified a total addressable market for our oncology plans in Mexico of between 10.8 million and 14.5 million potential memberships. Such total addressable market is calculated based on the following three groups of individuals identified in the Aditum Report as the main potential members for our oncology plans in Mexico: (i) uninsured individuals (defined as individuals without a healthcare plan covering large medical expenses and with a medium to high socioeconomic level), which the Aditum Report estimates as 7.9 to 9.7 million individuals, (ii) insured individuals with potential to switch healthcare plan providers (defined as those with an individual healthcare plan, who are over 40 years old and with a medium to high socioeconomic level), which the Aditum Report estimates as 1.6 million individuals, and (iii) insured individuals with potential to supplement their existing healthcare plans (defined as those covered under a group healthcare plan with individual coverage of less than MXN 3 million and with a medium-low to high socioeconomic level), which the Aditum Report estimates as 1.3 to 3.2 million individuals. For additional information on the calculation of this total addressable market, see “Risk Factors—Risks Relating to Our Business—Our estimated total addressable market for our oncology plans in Mexico is subject to inherent challenges and uncertainties.” Launching new products requires upfront investment and comes with the risk that the products do not satisfy consumers’ changing preferences. However, we believe that with plans that are similar to those refined by Oncosalud in Peru over many years, we will be able to capture a significant membership base among the underserved Mexican population and add to Auna Mexico the vertically integrated arm of the business, similar to our operations in Peru. Initially, we will focus on launching in Monterrey, which will allow us to test patient experience and claims management models for the Mexican market in a region with which we have familiarity, and where we have a significant presence and facilities. We plan to launch through in-hospital sales, telemarketing, digital sales, e-commerce, and B2B. If the launch in Monterrey is successful, we will focus on rolling out the plans in other major cities and eventually throughout Mexico within an integrated model to capture what we believe is a significant market opportunity. However, there can be no assurance that any product launches will be successful. See “Risk Factors—Risks Relating to Our Business—We may not be able to successfully integrate our acquired operations or obtain the expected benefits from such acquisitions.”

Focus on being the premier provider of high-complexity services in our regional markets

Through the breadth of our networks, high-end medical equipment and world-class medical staff, we are able to be a one-stop shop for our patients, providing diagnostic laboratory, imaging and pharmacy services within our own network of facilities in addition to our inpatient, outpatient and telehealth services. With our unified technology platform and the standardized information it provides across facilities, we are also able to provide patient care at any of our facilities and to optimize our facilities for different levels and ranges of service capabilities. For example, if a patient typically receives healthcare at one of our lower complexity facilities, but needs a high-complexity service, we can access their medical records at another facility that is able to provide the high-complexity service and involve our higher-complexity facility and staff in ways that range from remote consultation and interpretation of diagnostics and imaging to having the patient travel to our high-complexity facility for specific treatments. However, in order to do so, we are necessarily reliant on our information technology systems, and any failure of our core information platforms to function properly could adversely impact our business. See “Risk Factors—Risks Relating to Our Business—A failure of our IT systems could adversely impact our business.” Our network approach to managing assets and capabilities allows us to cover nearly every medical situation, increase our high-complexity services through low-complexity services and still provide efficient service across our network. We intend to place a greater focus going forward on establishing regional strategic Centers of Excellence, similar to the Oncological Center of Excellence we currently have, for other high-complexity medical specialties and practices and differentiating the role that each of our facilities has within our healthcare network. We also plan to orient our flagship facilities, particularly Doctors Hospital in Mexico, Clínica Delgado in Peru, and Clínica Las Américas in Colombia, as well as selected facilities in smaller cities, towards higher levels of utilization for the high-complexity procedures and treatments in which we excel, which we believe will drive margin expansion.

Continue our patient-centric and value-based approach to healthcare delivery

We believe we have a unique patient-centric culture that focuses on proactive interactions with our plan members and patients to promote health objectives, including through innovative uses of technology, with the goal of fostering life-long relationships with them. We support our patients’ and members’ life journeys of health and diseases, from prevention to early detection, to early treatment, to disease management and recovery. Our patient-centric culture rests on three key elements, (i) proactive and early detection of illnesses, (ii) emphasis on healthy living and health awareness through general and individual communications with our healthcare plan members and our healthcare network patients and (iii) the integrated digital and in-person delivery of services and information using online and face-to-face tools to improve and streamline our members’ and patients’ healthcare experiences and medical outcomes. We intend to continue enhancing the plan member and patient experience using these tools and promoting further adoption of innovative means of interaction in the future.

In our healthcare plans segment in Peru, we perform more than 129,000 preventive check-ups on a yearly basis, targeting members we identify as higher risk using our extensive population history and our data analytics capabilities. Early detection and treatment are critical to achieving optimal medical outcomes, particularly with progressive diseases such as cancer. Early treatment also has a much higher rate of success and typically at a lower cost both in monetary terms and in terms of the physical and mental toll that treatment imposes on the patient. Early detection also strengthens our connection with each patient and enhances the likelihood that we will be the provider of choice for that patient for other services over time and for their friends and family. Incorporating best practices learned in over 30 years of experience in Oncosalud, we are also increasing our emphasis on healthy lifestyle habits, regular medical check-ups and other prevention and early detection services in our Auna Mexico, Auna Peru and Auna Colombia healthcare networks. Through this approach, we are well-positioned to detect and treat disease early and improve medical outcomes. Oncosalud’s industry-leading 5-year survival rate and MLR levels are a testament to the success of our approach.

We complement our preventive medicine efforts by aiming to provide a seamless and integrated experience across different services and facilities, offering our patients timely information about their policy through digital means and providing immediate and convenient telehealth solutions, which in addition to improving our patients’ experiences, allow us to stand-out against our competition.

Leverage our technology platform and expand the use of digitally enabled solutions to improve our patients’ and members’ healthcare experiences and medical outcomes while optimizing efficiency and cost control

Our investments in technology allow us to provide standardized information in a timely and accessible manner to our healthcare practitioners which eases the burden on and promotes the effectiveness of our healthcare, management and administrative staff, and in turn enables us to provide efficient service at lower cost. For example, we were the first medical group in Peru to launch an EMR system that is accessible to doctors and staff throughout our network. The EMR system is a core component of our overall HIS, which is now in place in all of our hospitals in Peru and Colombia, and which we plan to implement in Mexico. We intend to expand our HIS to the Auna Colombia and Auna Mexico networks as well.

In addition to HIS and HCP Core, we also have introduced a telehealth platform that provides virtual diagnostic and treatment services, the Auna App that enables our plan members and patients to easily access their medical information, interact with us, schedule and pay for appointments, access their medical records, view results of their diagnostic tests and contact us in a convenient manner. We have also introduced a digital pharmacy, which is interconnected to our digital capabilities and remote appointments.

In addition to reducing administrative burdens and costs, these investments allow us to offer our patients a comprehensive, end-to-end healthcare solution in an immediate and timely manner, reducing waiting times for beds and consultations and seamlessly integrating digital solutions with top-of-the-line in-person services, thus providing a fluid customer experience throughout our network.

We plan to continue investing in technology and promoting digital adoption among our members and patients to enhance their healthcare experience and to strengthen our connection with patients after they have left our direct care.

However, any failure of our technology platform could materially disrupt these goals, and our ability to manage clinical information and patient data. See “Risk Factors—Risks Relating to Our Business—A failure of our IT systems could adversely impact our business.”

Expand our networks through organic and inorganic growth

The scale of our integrated healthcare networks in Mexico, Peru and Colombia is central to our success—it increases our brand awareness, allows us to achieve cost and other efficiencies at the network level and improves our bargaining power with third parties, including third-party payers and suppliers of medicines and medical equipment, as well as top-notch medical personnel. As a result, our scale provides us with the resources to continually improve the quality and breadth of our healthcare services. Due to the relatively low penetration of healthcare services in the countries where we operate, deficits in medical capacity and the generally poor quality of most public and many private healthcare alternatives, we believe there is significant room for growth. We intend to continue growing our current business by filling out current available capacity, investing in our business and adding facilities to each of our networks to address additional market needs and grow our business. Our goal is to have a presence in most or all of the major urban centers in the countries in which we operate and in doing so increase our patient and membership universe. Although we have a well-established presence in Lima and other large cities in Peru, there are several cities in Peru where we do not currently have a presence that have sufficient potential demand to be attractive markets to enter. In Colombia, we currently operate in the Medellín metropolitan area as well as in the northern cities of Barranquilla and Montería and will continue to assess opportunities to establish a presence in several of Colombia’s other major cities. In Mexico, we currently operate healthcare network facilities in the Monterrey metropolitan area, the most prosperous city in Mexico. In addition to the significant structural similarities between the Mexican and Peruvian healthcare sectors, Mexico represents a transformative market opportunity for us. Mexico’s market is over twice the size of the Peruvian and Colombian markets combined, while being even more underserved. Mexico has attractive demographic and macroeconomic tailwinds that result in significant growth prospects and in particular Monterrey and the north of Mexico, have been strongly benefitting from the ongoing nearshoring, increasing GDP per capita in the region and healthcare demand. We will seek to add facilities to our Mexican network that meet our standards of quality in terms of expertise of available medical staff, modern infrastructure that enables efficient operation and ease of access for patients and plan members in terms of location, both organically and inorganically. This expansion is likely to result in increased operating costs, which may or may not be offset by an increase in revenue. Moreover, while we believe there is significant room for growth in each of our markets, we have historically funded our acquisitions and inorganic growth by issuing debt. If we are unable to meet our obligations or issue additional indebtedness in the future, our ability to expand our networks may be affected. See “Risk Factors—Risks Relating to Our Business—Our operating results may be adversely affected if we are not able to estimate and control healthcare costs, or if we cannot increase our prices to offset cost or expenditure increases, at our hospitals and clinics and with respect to our healthcare plans” and “Risk Factors—Risks Relating to Our Business—Our significant indebtedness could adversely affect our financial health, prevent us from fulfilling our obligations under our existing debt and raise additional capital to fund our operations and limit our ability to react to changes in the economy or the healthcare industry.”

Continue to strengthen our strong clinical and research platform and capabilities and attract and retain top medical professionals

We believe that demand for our services is driven by our ability to offer high-quality healthcare services that produce first-class medical outcomes. We are able to achieve this through the combination of top-notch facilities that meet our patients’ needs with a strong academic, scientific and clinical research backbone. We plan to continue to expand our intellectual capabilities and practical experiences, and with this, to consistently feed our standardization procedures and protocols, which further improve medical outcomes and increase the demand for our services, closing the loop in a self-learning and scalable cycle of excellence. We will persistently leverage our scale to attract human capital across the whole organization including best-in-class doctors and other medical professionals. However, in light of historical shortages of such personnel in our markets, we may not be able to find sufficient medical professionals to achieve our desired level of service. See “Risk Factors—Risks Relating to Our Business—Our performance depends on our ability to recruit and retain quality medical professionals, and we face a great deal of competition for these professionals, which may increase our labor costs and negatively impact our results of operations.”

Our intellectual platform is expected to be further strengthened by Auna Ideas, our non-profit biomedical and innovation engine. Auna Ideas currently operates seven accredited clinical research sites in the region, monitors more than 120 active trials within our networks and conducts more than 50 ongoing applied research projects. Auna Ideas has produced more than 100 peer-reviewed publications in biomedical journals in 2022, and has been distinguished as Peru’s first Oncology Research Center by the Consejo Nacional de Ciencia, Tecnología e Innovación (“CONCYTEC”), the country’s leading public scientific research institution. Furthermore, Auna Ideas’ head of biomedical innovation has been awarded the Golden Medal for his work in data science in radiology by the American College of Radiology.

Auna Ideas is complemented by the premier research capabilities of our Auna Colombia network oncology-focused hospitals: IDC physicians are regular contributors to some of the medical profession’s top journals, such as The Lancet and the Journal of Clinical Oncology, while Oncomédica has been the recipient of multiple research awards in the recent past distinguishing it as one of the top cancer care institutions in Colombia.

We also utilize Auna Ideas as an online platform for continuous medical education throughout our markets. Auna currently offers laparoscopic surgical training in simulation centers in collaboration with Johnson & Johnson, and it has been designed as an International Training Center for Cardiopulmonary Resuscitation by the American Heart Association.

Environmental, Social and Governance

At Auna, we care and take care. We apply this not only to our employees and patients, but also to the communities in which we operate, contributing to their development and well-being while keeping in mind each country’s unique environmental, social and governance (“ESG”) needs. We are aware that transforming health in Latin America is a challenge that involves the growth of companies in an interdependent manner with society and the environment. We are convinced that the challenge is not limited to taking care of health from a medical and scientific point of view, but also involves contributing to the comprehensive well-being of society, supporting the development of the communities in the regions where we operate and protecting the environment.

In 2023, we took actions to further our commitment to ESG management. For example, we strengthened our sustainability team by adding an ESG manager, ESG analyst and environmental specialists. In addition, we worked with over 80 stakeholders to develop a materiality analysis with respect to a list of the top ESG issues we face in each of the countries in which we operate. We are in the process of developing an internal dashboard that will be used as a monitoring system of key indicators related to the ESG issues we identified, including those related to compliance, anti-bribery procedures, occupational health and safety, data privacy, diversity and inclusion, ESG evaluations of our suppliers, social impact, waste management, carbon footprint measurement and eco-efficiency.

Environmental

We care and take care of our environment. As a healthcare company, we are aware of the effects that climate change can have on the health of our employees, patients, members and communities, and we acknowledge the crucial role that businesses play in the fight against climate change. Consequently, we are committed to managing our environmental impacts responsibly. In furtherance of that commitment, our sustainability strategy focuses on addressing our environmental governance, carbon footprint, waste management and eco-efficiency. In addition, in 2023, we approved an environmental policy and formed an environmental committee consisting of the environmental teams in Mexico, Peru and Colombia and led by our sustainability manager. Our initiatives include various strategies to reduce our greenhouse gas emissions, energy consumption and water consumption, as well as innovative waste management.

Social and Governance

We care and take care of developing health and promoting well-being in our communities. We promote healthcare and prevention supported by scientific knowledge and medical research to help people live longer and healthier lives.

Auna is also committed to expanding quality access to healthcare in the countries in which we operate. In 2022, we were able to impact over 359,600 individuals through the various social projects we deployed, including by providing blood donations, mammograms, cleft lip and palate surgeries and healthcare education through campaigns, among others. In addition, we are dedicated to helping our communities during public health crises. For example, in response to the COVID-19 pandemic, we joined the Peruvian and Colombian governments’ efforts to vaccinate as many people as possible in the shortest amount of time. In total, over 308,800 doses of the COVID-19 vaccine were administered by Auna in Peru and Colombia.

We are also committed to ensuring that all of our employees, patients, members and users are treated with the same degree of respect, empathy and compassion. To this end, we began our diversity initiative in 2022 by laying the groundwork with the approval of our diversity and inclusion policy and the formation of our diversity committee. We have continued our efforts throughout 2023 with different trainings and campaigns covering a wide range of topics such as diversity, inclusion and sexual harassment prevention, which have helped us bring our diversity and inclusion management to life at all levels of our organization.

Employees and Medical Staff

As of September 30, 2023, we had 14,954 employees in Peru, Colombia and Mexico, including 10,131 medical personnel, which includes physicians, nurses and technicians. Approximately 1.4% of our employees were part-time employees, the majority of which are physicians that are hired on a fee-for-service basis. We are subject to various laws that regulate wages, hours, benefits and other terms and conditions relating to employment. As of September 30, 2023, none of our employees were members of labor unions.

Our hospitals and clinics, like most institutions in the industry, have experienced rising labor costs. In Peru, Colombia and Mexico, attracting and retaining qualified medical personnel, in particular nurses, has become a significant operating issue for healthcare providers. See “Risk Factors—Risks Relating to Our Business—Our performance depends on our ability to recruit and retain quality medical professionals, and we face a great deal of competition for these professionals, which may increase our labor costs and negatively impact our results of operations.” To address this challenge, we have implemented several initiatives to improve retention, recruiting, compensation programs and productivity, including:

•	Flexible and highly competitive compensation mechanisms for physicians;

•	A new training and support plan for nurses that includes professional development and wellness courses; and

•

A corporate professional growth and development program in Peru called CRESER, which aims to develop talent within our corporate and administrative unit by providing a clear, structured career path for high potential employees.

Our hospitals and clinics are staffed by licensed physicians, including physicians employed by us, physicians working as independent contractors and physicians who are hired through contracts that we have with certain medical groups or doctors’ associations in Peru, Colombia and Mexico. Any licensed physician may apply to be accepted to the medical staff of any of our hospitals or clinics, but each facility’s medical staff and the appropriate governing board of such facility, in accordance with established credentialing criteria, must approve the addition of each physician to the staff.

Our Operations

Suppliers

Our primary suppliers are contracted through purchase orders for the provision of the medicine, medical supplies and medical equipment necessary for our services. Although the procurement of medicine and medical supplies for our networks is currently centralized at each country’s corporate level, it also benefits from the regional scale of Auna.

We are in the process of establishing systems and procedures that will allow us to coordinate our procurement process across countries. Our Quality Control Committee and, in the case of technology products, our Technology Evaluation Committee prepare an approved list of suppliers and products in Peru, Colombia and Mexico. From this list, our procurement department evaluates potential suppliers and products and selects which suppliers and/or products to use. As of September 30, 2023, we had 142 medicine suppliers in Peru, 123 in Colombia and 76 in Mexico. For the nine-month period ended September 30, 2023, we purchased 79%, 76% and 87% of our medicines from our 10 largest suppliers in Peru, Colombia and Mexico, respectively. For more information on our suppliers, see “Risk Factors—Risks Relating to Our Business—We rely on a limited number of suppliers of medical equipment and supplies needed to provide our medical services.”

Procurement of medical equipment is also centralized at the corporate level and is principally managed by our Clinical Engineering Department. This department assesses the equipment needs at all of our facilities, evaluates various suppliers and selects which suppliers to purchase from. This department also oversees the installation of all purchased equipment and the ongoing maintenance of such equipment throughout its useful life.

Sales & Marketing Channels

We sell our healthcare plans through a variety of channels, including:

•	Our in-house sales force, which we employ directly and accounted for 20.9% of plan sales in the nine-month period ended September 30, 2023;

•	Telemarketing, which is done by a third-party vendor and accounted for 27.3% of plan sales in the nine-month period ended September 30, 2023;

•	Corporate channel, as some employers provide coverage to employees, which is done by an in-house team and accounted for 14.0% of plan sales in the nine-month period ended September 30, 2023;

•

Partnerships with third parties, such as banks, through which plans are sold directly in bank branches and via call-centers, and credit card companies, which accounted for 5.0% of plan sales in the nine-month period ended September 30, 2023;

•	Independent brokers, which accounted for 28.2% of plan sales in the nine-month period ended September 30, 2023; and

•	Digital advertising, which accounted for 4.6% of plan sales in the nine-month period ended September 30, 2023.

We sell our dental and vision insurance plans through:

•

Partnerships with third parties, such as banks, through which plans are sold directly in bank branches and via call-centers, and credit card companies, which accounted for 81% of plan sales in the nine-month period ended September 30, 2023; and

•	Independent brokers, which accounted for 19% of plan sales in the nine-month period ended September 30, 2023.

Approximately 92.7%, 46.8% and 95.9% of the total revenue from contracts with customers in our Healthcare Services in Mexico, Healthcare Services in Peru and Healthcare Services in Colombia segments, respectively, were generated by payments from third-party private insurers during the nine-month period ended September 30, 2023. As a result, we focus primarily on negotiating contracts with private insurers to ensure that our hospitals and clinics are on their list of approved facilities. We have a dedicated commercial team to handle negotiations with insurance providers, with the objective of building and maintaining close relationships with them and ensuring that our network of hospitals and clinics is included in all their insurance plans.

As part of our integrated sales and marketing strategy, we focus on optimizing our customer acquisition cost while offering a strong and proven portfolio. As part of this strategy we offer an omnichannel solution portfolio.

Technology

We have a comprehensive platform with robust data and technology architecture that enables us to deliver high-end patient experiences and high-quality medical outcomes. Our platform serves clinical, administrative and operational goals, which benefits patients, members and caregivers. We have leveraged tools from best-in-class vendors to create a scalable platform. Patients, members and caregivers benefit from electronic health records, online appointment scheduling, appointment management, insurance management and membership verification, telehealth services and access to a digital pharmacy.

Our platform is accessible through the Auna App and via desktop. Internally, our technology supports medical insights, medical record management, administrative functions and revenue cycle management. We have also introduced a digital pharmacy, which is connected to our digital capabilities and remote appointments. We believe that by continuing to invest in our technology solutions, we can provide accessible, immediate and timely access to healthcare to, and more effectively, reach to broader and underserved segments of the population.

In Mexico, we primarily use two systems in the management of our healthcare services: Hospital 3.0, which supports the hospital network; and Sisco, our enterprise resource planning system for administrative and accounting processes. We primarily use two systems in the management of our insurance plans in Mexico: Healthcase, which supports the operation of our insurance plans, and Contpaq, which supports accounting related to our insurance plans.

We use four main IT systems in Peru:

•

HIS, a specialized system used at our network of facilities, that, among other features, registers our patients’ contact information; manages administrative services, such as hospital admissions and billing; and houses our EMR system;

•	SAP, our enterprise resource planning system, that handles all of our accounting and financial processes;

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SAP Insurance, a specialized system responsible for the operation of our healthcare plans, which registers plan members for new plans and manages the ongoing operational tasks associated with existing healthcare plans; and

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Oncosys, a specialized system responsible for managing the administrative processes of our healthcare plans, that, among other features, tracks procedures, schedules and outcomes and processes the contractual documentation of our doctors.

We expect to replace Oncosys with SAP Insurance in the near future as our system for the management of our healthcare plans.

We also rely on two other supporting systems: RIS/PACS, a management system for diagnostic imaging; and LIS, a management system for our clinical laboratories. In addition, we have a patient app, which offers users the possibility of scheduling appointments at any of our seven hospitals in Peru in a convenient and accessible manner and is available at both Apple and Android stores.

In Colombia, we primarily use three systems: HIS, which supports the hospital network; LIS 4D, a management system for our clinical laboratories; and Servintec, our enterprise resource planning insurance system for administrative and accounting processes. We are in the process of replacing Servintec with SAP as our main system in Colombia, which we expect to complete in the first half of 2024.

Following our recent acquisitions, we are currently in the process of reevaluating these systems in an effort to optimize company resources, as we intend to expand a uniform HIS throughout all three of our healthcare networks.

We continuously invest in technology as we pursue high-end data and technology assets. We currently manage data from more than 1.5 million users and over more than 30 years of data collection practices, allowing us to structure personalized, preventive and timely medical guidance for each of our patients. We believe that this helps us anticipate patient needs, identify patterns and trends, and predict medical outcomes by leveraging data across multiple medical cases.

Trademarks

In Mexico, ownership of trademarks can be acquired only through a validly approved registration with the Instituto Mexicano de la Propiedad Industrial. A trademark registration is granted for a term of 10 years from the date on which the grant becomes enforceable and can be renewed for successive 10-year periods.

As of the date of this prospectus, we own 121 valid, registered trademarks in Mexico. The main trademarks we use in our operations are “Doctors Hospital Auna,” “OCA Hospital Auna,” and “Doctors Hospital East Auna.”

In Peru, ownership of trademarks can be acquired only through a validly approved registration with INDECOPI. A trademark registration is granted for a term of 10 years from its grant date and can be renewed for successive 10-year periods.

As of the date of this prospectus, we own 273 valid, registered trademarks in Peru. The main trademarks we use in our operations are “Auna,” “Oncosalud” and “Auna Clínica Delgado Pasión por Cuidarte.”

In Colombia, ownership of trademarks can be acquired only through a validly approved registration with the SIC. A trademark registration is granted for a term of 10 years from the date on which the grant becomes enforceable and can be renewed for successive 10-year periods.

As of the date of this prospectus, we own 178 valid, registered trademarks in Colombia. The main trademarks we use in our operations are “Clínica Las Américas,” “Clínica Del Sur Las Américas,” “Instituto de Cancerología Las Américas” and “Clínica IMAT Oncomédica Auna.”

Competition

In Mexico and Peru, we face competition primarily from other privately-operated hospitals, clinics and healthcare networks for the provision of healthcare services. Our Auna Colombia network faces competition in Colombia from both public and private healthcare services providers. We face competition from these facilities on key factors such as (1) range of services offered to patients and physicians, (2) level of specialization of medical staff, and (3) reputation in the community.

Our strategy is designed to ensure our business is competitive, by focusing efforts on the quality of care, ability to attract and retain quality physicians, skilled clinical personnel and other health care professionals, location, breadth of services, technology offered, prices charged and our verticalized integrated business model.

The healthcare markets in Mexico, Peru and Colombia have historically been fragmented, and part of our competitive edge has been the reach of our networks. In recent years, new market entrants are seeking to consolidate their positions and increasingly compete with us.

Mexico

In Mexico, we face competition from other privately-operated hospitals, clinics and healthcare networks for the provision of healthcare services. Main players have increased their offerings in recent years mainly through the construction of new facilities. In the same line, their renovation plans aim to add capacity and new technologies to keep up with the competition.

According to Global Health Intelligence, Doctors Hospital and OCA Hospital, two of our three facilities in Mexico, are positioned among the top 10 best-equipped private hospitals ranking in Mexico in 2022.

Our Auna Mexico network faces competition from other high-complexity hospitals in Monterrey. In Nuevo León more specifically, Grupo OCA, with our three healthcare facilities, is positioned as the leader in terms of the number of beds in the private healthcare sector. However our network still faces competition from other high-complexity hospitals in the region, such as Christus Muguerza, Hospital Angeles, TecSalud and Swiss Hospital.

Moreover, we also face competition in the private healthcare plan market. There is a significant concentration in the Mexican private healthcare insurance market with the top 5 providers accounting for more than 95% of health plan providers premiums market in 2022, which includes our Dentegra operations.

Peru

In Peru, we also face competition from other privately-operated hospitals, clinics and healthcare networks for the provision of healthcare services. The market in Peru is generally fragmented. According to SUSALUD, as of December 2022, there were 24,719 healthcare facilities in Peru, which include hospitals, private clinics, medical centers, private consultation facilities and dental hospitals. We are currently one of the few private healthcare networks in the country with broad geographic reach.

Well-established global players such as UnitedHealth and Quirónsalud have strongly positioned themselves through the acquisitions of Clínica San Felipe and Clínica Ricardo Palma, respectively, although Quirónsalud recently announced the sale of its operations in Peru and Colombia, while local groups such as Pacífico (through the Sanna network) and Rímac (through the Clínica Internacional network) have established horizontally integrated operations similar to ours in terms of coverage and structure.

Our flagship hospital, Clínica Delgado, faces competition from other high-complexity hospitals in Lima. Our regional hospitals outside of Lima face competition primarily from Sanna and Clínica Internacional, the hospital networks of Grupo Pacífico and Rímac, respectively.

Peru’s capital and most-populated city, Lima, and its metropolitan area, have the highest concentration of individuals with some type of healthcare coverage and is home to most of the country’s largest and most sophisticated hospitals.

While we are the only provider of a vertically integrated oncology plan in Peru, Oncosalud also faces competition from companies that offer general healthcare plans covering oncology services, including from traditional insurance providers and other companies offering prepaid plans covering oncology services. We believe Oncosalud’s main competitors are Rímac and Pacífico, the two main insurance providers in Peru, both of which have substantial financial resources and provide both mono-risk oncology plans and general healthcare coverage covering oncology.

There is significant concentration in the private healthcare plan market, with the top 10 providers accounting for more than 98% of the market since 2014. Oncosalud has consistently maintained a strong position in the market, and as of December 2022, it held 29.3% of market share in the industry based on number of total plan members, including Auna’s general healthcare plans, which have been growing since 2020, when we expanded our portfolio to offer this kind of plans.

In Peru, we face limited competition from government providers, such as EsSalud and SIS, as a result of capacity limitations and deficiencies related to the standard of care despite their substantial financial resources.

Colombia

In Colombia, the market has seen increasing consolidation in recent years as both global and local players vie to integrate horizontal platforms in a sector where many top institutions are still owned by foundations and non-profit entities. We face competition from other privately-operated hospitals, clinics and healthcare networks for the provision of healthcare services. The infrastructure gap between privately-owned and state-owned facilities is smaller in Colombia compared to Peru and we face competition from state-owned facilities as well.

Clínica Las Américas, our hospital located in Medellín, is positioned within Medellín’s premium hospital segment, due to its infrastructure, medical service capabilities and offered specialties.

However, in Medellín, we face competition from other hospital networks with premium facilities, including San Vicente de Paul, Pablo Tobón Uribe and El Rosario. Although they have smaller installed capacity, Clínica IPS Universitaria and Clínica Medellín, operated by Quirónsalud, are also competitors with strong brand awareness in Colombia.

In Monteria, we face competition from other hospital networks with premium facilities, including San Jeronimo and Clínica Monteria. We also face a heightened competitive risk in Monteria as a result of the concentration of control of the market in a few individuals.

In Barranquilla, we also face competition from other hospital networks, including Clínica Iberoamerica (Grupo Keralty/Sanitas), Clínica del Caribe, Organización Clínica General del Norte y Bonnadona. Certain of our competitors may have greater financial resources, be better equipped and offer a broader range of healthcare services than we do.

Material Agreements

Surface Rights Agreement

On July 8, 2009, Medicser entered into an agreement (the “Surface Rights Agreement”) for the surface rights of a tract of land with the Peruvian Red Cross Society. Under the Surface Rights Agreement, Medicser has ownership of the buildings on the land and the right to use, enjoy and for certain purposes encumber the surface of the land. The sole and exclusive purpose of the Surface Rights Agreement is the construction of Clínica Delgado and its operation. The Surface Rights Agreement will terminate 40 years after the second anniversary of the registration of the surface rights in the property register by the Peruvian Red Cross Society, which took place on September 2, 2011. The rights are amortized during the forty-year lease period. Pursuant to the Surface Rights Agreement, we are obligated to make monthly payments of US$7,500 in favor of the Peruvian Red Cross Society until the twentieth month after the execution of the Surface Rights Agreement. From that date onwards, and for a 10-year and four-month period and three 10-year periods, we are obligated to make monthly payments of (i) US$15,000; (ii) US$25,000; (iii) US$35,000; and (iv) US$45,000, respectively, and in each case, as adjusted by 1.5% annually.

On August 30, 2009, Medicser and the Peruvian Red Cross Society entered into an amendment to the Surface Rights Agreement primarily to amend the area of the land for construction of Clínica Delgado.

Oncosalud San Borja Lease Agreement

On August 28, 2019, Oncocenter entered into a lease agreement with Promotora Asistencial S.A.C. Clínica Limatambo (the “Oncosalud San Borja Lease Agreement”) for our hospital, Oncosalud San Borja, located in Lima, Peru. The Oncosalud San Borja Lease Agreement was amended on June 5, 2023. The Oncosalud San Borja Lease Agreement has a 10-year term and includes a right of first refusal in favor of Oncocenter for any offer to purchase the property for the duration of the agreement. Pursuant to the Oncosalud San Borja Lease Agreement, monthly lease payments are US$120,000 (S/425,244) and increase by US$10,000 (S/35,437) every six months for the first three years of the agreement. For the remaining six years of the term, monthly lease payments increase annually to reflect increases in Lima’s consumer price index.

Legal Proceedings

We are party to a number of legal and administrative proceedings arising in the ordinary course of our business, including medical malpractice and employment and labor lawsuits. We categorize our risk of loss in these proceedings as probable, possible and remote. We record provisions only for those proceedings that have a risk of loss deemed to be probable. As of September 30, 2023, we had provisions for outstanding claims in the amount of S/105,000 (US$27,683), which cover all losses resulting from claims filed against us that have a risk of loss deemed to be probable. For more information see note 18 to our audited condensed consolidated financial statements.

Regulation of the Mexican Healthcare Sector

The Mexican healthcare system is a complex mix of public and private services based on the constitutional right to healthcare access. The right to healthcare access is implemented through the Ley General de Salud (the “LGS”), which outlines the roles of federal and local authorities as well as of public and private institutions in the provision of healthcare. Below are the key aspects of the Mexican healthcare system:

1.	Health Ministry: The Health Ministry (“SSA”) is the federal authority in charge of executing and conducting public policy on health services and sanitary matters.

2.

Social Security: The majority of the population relies on public healthcare services provided by the IMSS and the Institute for Social Security and Services for State Workers (“ISSSTE”), as well as similar state-level institutions that provide social security and healthcare to state and municipal workers.

3.

INSABI and IMSS-Bienestar: The Health Institute for Wellbeing (“INSABI”) was established to provide healthcare services to the uninsured population and progress towards the goal of universal healthcare coverage. It offers free healthcare services with an emphasis on primary care. However, the implementation and effectiveness of INSABI have faced challenges. INSABI is currently in the process of being integrated into IMSS-Bienestar to centralize public healthcare services to the uninsured population. The Mexican government aims to conclude the transition process from INSABI to IMSS-Bienestar by March 2024, while attempting to continue providing uninterrumpted healthcare services by the corresponding entity throughout the transition. IMSS-Bienestar originated as a subprogram ran by IMSS, but was later transformed into a public autonomus entity that would eventually take over control of all public healthcare services to the uninsured population.

4.	Private Healthcare: Mexico has a thriving private healthcare sector, which provides high-quality services to those who can afford them. Many Mexicans have private healthcare plans or pay out-of-pocket for private medical care. The availability and level of specialization of private healthcare overall surpasses the scope of IMSS, ISSSTE and INSABI/IMSS-Bienestar, particularly due to insufficient number of clinics and hospitals to address the needs of the population.

5.

Healthcare Financing: The healthcare system in Mexico is funded through a combination of contributions from employers, employees, and the government; IMSS and ISSSTE generally struggle to maintain healthy finances due to the number of people covered under the respective institute as well as previous pension programs (for example, in 2022, IMSS had a deficit of US$895 million dollars). Private healthcare plans and out-of-pocket payments also play a significant role in financing healthcare.

In summary, the Mexican healthcare system is characterized by a dual system of public and private healthcare services, with significant disparities in quality and accessibility. While there have been efforts to expand coverage and improve healthcare access, challenges such as regional disparities and funding issues continue to impact the effectiveness of the system.

Generally, all healthcare facilities in Mexico are subject to a wide range of regulations, as well as permits, licenses, authorizations and concessions, which vary depending on the location of the facility and its level of specialization, scope of services and size.

Pricing and Quality of Services

Pricing. Most healthcare services in Mexico are not subject to price controls. However, there are specific restrictions applicable to the public sector— IMSS and ISSSTE—related to the supply of medicines, medical devices or other equipment to these institutions, which are subject to governmental controls.

Quality. Healthcare services quality is regulated by the SSA and the Comisión Federal para la Protección contra Riesgos Santiarios (“COFEPRIS”) through the relevant licenses and registries, as well as through vigilance of the application of the relevant regulations, as described in the Sanitation Standards section below.

Competition

The Ley Federal de Competencia Económica (“LFCE”) and its related regulations regulate free competition, antitrust matters, monopolies and monopolistic practices, and require Mexican Government approval for certain mergers and acquisitions. The LFCE grants the government the authority to establish price controls for products and services of national interest through presidential decree.

On May 23, 2014, a new LFCE was published in the Mexican Official Gazette (Diario Oficial de la Federación) and became effective on July 7, 2014. This law was issued in order to implement the recent amendment to article 28 of the Mexican Constitution regarding antitrust matters, whereby the Mexican Government was entitled to establish the COFECE in substitution of the former Comisión Federal de Competencia (Mexican Federal Antitrust Commission), which will have all powers necessary to fulfill its purpose, regulate access to essential materials and order any sale of assets, rights, ownership interests or shares of economic firms, as necessary to eliminate any anti-competitive effects. Mergers and acquisitions and other transactions that may restrain trade or that may result in monopolistic or anti-competitive practices or combinations must be approved by the COFECE.

Data Protection

On July 5, 2010, the Ley Federal de Protección de Datos Personales en Posesión de los Particulares (“LFPDP”), was published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) and it became effective on the next day. The purpose of the LFPDP is to protect personal data collected, held or provided by individuals, and to enforce controlled and informed processing of personal data in order to ensure data subjects’ privacy and the right to consent with respect to the use or deletion of protected information.

The LFPDP requires companies to inform data subjects about the information being collected, used, disclosed or stored and the purpose of such collection, use, disclosure or storage via a privacy notice and provides special requirements for processing sensitive personal data (which is defined as data relating to race, physical condition, religious, moral or political affiliation, and sexual preferences). The LFPDP gives data subjects the right to: (1) access their data; (2) have inaccuracies in their data corrected or completed; (3) deny transfers of their data; and (4) oppose use of their data or have it deleted from a company’s system (other than in certain circumstances expressly set forth in the LFPDP, such as the exercise of a right or holding information required under applicable law). The LFPDP requires that, if disclosure of data is permitted, the transferee agrees to the same restrictions as those set forth in the documentation permitting the original receipt and subsequent disclosure of information. The LFPDP also provides that data may be disclosed without the consent of the data subject in certain limited circumstances: (1) a law requires or permits disclosure; (2) disclosure is required in connection with medical treatment; or (3) disclosure is required for public policy reasons or in connection with a legal action. The LFPDP requires immediate notice to a data subject, of any security breach that significantly affects his/her property or moral rights.

The recently created Instituto Nacional de Transparencia, Acceso a la Información y Protección de Datos Personales (“Institute”), will be authorized to monitor and enforce compliance with the LFPDP by private entities processing personal data. Such entities will be held liable for interfering with a data subjects’ exercise of their rights under the LFPDP and for failing to safeguard their personal data. Data subjects who believe that a company is not processing their personal data in accordance with the LFPDP may request an investigation by the Institute. Following an investigation, the Institute may: (i) dismiss the data subject’s claim or (ii) affirm, reject, or modify a company’s answer to a data subject’s claim. Penalties for violating the LFPDP’s provisions include a fine up to the equivalent of 19.1 million Mexican pesos (approximately US$1.1 million) a prison sentence of up to five years or double the applicable fine or sentence for violations related to sensitive personal data.

Environmental Regulations

The General Law for the Ecologic Balance and Environmental Protection (Ley General del Equilibrio Ecológico y la Protección al Ambiente) sets forth the baseline of all environmental obligations for the development, construction, and operation of any project in Mexico. Depending on the aspects of any particular project, it may require different permits, licenses, and authorizations to be issued by the Secretaría de Medio Ambiente y Recursos Naturales (the “SEMARNAT”), which is the federal authority in charge of environmental policy in Mexico, and/or from local, state-level, environmental authorities, in terms of environmental impact, waste management, wastewater discharge and air emissions, among others. The base permit for the development of a project in Mexico is the environmental impact authorization, which is the initial assessment of all impacts to the environment derived from the construction and operation of any project, and the mitigation measures required to offset any such impacts. In general terms, all health sector projects, such as hospitals and clinics, are subject to securing an environmental impact authorization from the local environmental authority.

Fines and other administrative measures may be applied by federal or local environmental authorities for any identified noncompliance. As a general matter, sanctions may include fines for up to around 5.2 million Mexican pesos (approximately US$303,000), temporary or permanent, total or partial closure of facilities, revocation of relevant environmental permits, licenses, authorizations, concessions, and/or registries, and/or reparation or compensation of environmental damages caused.

Wastewater Discharge

All wastewater discharges must comply with the relevant Mexican Official Standard (“NOM”) and the concentration of parameters set for therein. As a general matter, wastewater that is discharged into a sewage system operated by a local public utility must be in compliance with NOM-002-SEMARNAT-1996, which establishes the maximum permissible limits of contaminants in the discharges of wastewater into urban or municipal sewage system, whereas wastewater discharged into federal receiving bodies such as rivers, lakes, or the ground, must comply with NOM-001-SEMARNAT-2021, which establishes the permissible limits of contaminants in wastewater discharges into bodies of water owned by the nation.

In addition, discharging wastewater into a federal receiving body requires a wastewater discharge permit issued by the National Waters Commission (Comisión Nacional del Agua), whereas discharges into sewage system operated by the local public utility may be subject to different permits, registries or licenses, depending on the particular state and municipality on which the relevant facility is located.

Hazardous Waste Management

The Ley General para la Prevención y Gestión Integral de los Residuos (the “LGPGIR”), alongside NOM-052-SEMARNAT-2005, which establishes the characteristics, identification procedure, classification, and lists of hazardous waste, and NOM-087-SEMARNAT-1995, which establishes the requirements for the separation, packaging, storage, collection, transportation, treatment, and final disposal of biological-infectious hazardous waste generated in healthcare facilities, set forth the basic classification of hazardous wastes, which include all wastes with a hazardousness trait (i.e., corrosiveness, toxicity, reactiveness, explosiveness, flammability) as well as all wastes from healthcare services (i.e., blood, tissue, biologic samples, used health equipment).

Any facility on which hazardous wastes are generated in an amount greater than 400 kg per year require a hazardous waste generator registry to be filed before SEMARNAT. In addition, facilities that generate at least 10 tons of hazardous wastes per year, as well as those that generate certain hazardous wastes such as used or expired medicines, blood and its components, tissue and organs, sharp tools that have been in contact with humans or animals (i.e., scalpel, syringes), and the strains and cultures of pathogenic agents generated in diagnostic and research procedures, require a hazardous waste handling plan authorization where the facility’s procedures for handling hazardous wastes are described.

Special Management Waste

Wastes that are not considered hazardous, but are listed as special management waste under LGPGIR or NOM-161-SEMARNAT-2011, which establishes the criteria for classifying Special Handling Waste (Residuo de Manejo Especial) and determining which ones are subject to a Management Plan (Plan de Manejo); the list of such waste, the procedure for inclusion or exclusion from this list, as well as the elements and procedures for the formulation of management plans, including plastic, paper and cardboard in large quantities, metal, electronic wastes, among others, must be covered under a special management waste generator registry filed before the local environmental authority, as well as under a special management waste handling plan, depending upon the local regulations on special management wastes.

Radioactive Substances

The acquisition, storage, use and disposal of radioactive sources in medical and diagnostic procedures is subject to authorization from the SSA in coordination with the National Nuclear Safety and Safeguards Commission (Comisión Nacional de Seguridad Nuclear y Salvaguardias), as well as subject to various NOMs that regulate safety and preventive measures, including NOM-040-NUCL-2016, Radiological Safety Requirements for the Practice of Nuclear Medicine, and NOM-229-SSA1-2002, Environmental Health. Technical Requirements for Facilities, Sanitary Responsibilities, Technical Specifications for X-ray Equipment, and Radiological Protection in Medical Diagnostic X-ray Facilities.

Sanitation Standards

As set forth in the LGS, all hospitals and clinics are subject to various sanitation standards set forth under relevant NOMs such as NOM-016-SSA3-2012, which establishes the minimum infrastructure and equipment characteristics for hospitals and specialized medical care clinics, and must secure the relevant sanitary licenses for each facility.

Construction Licenses

A construction license must be obtained from the applicable municipal authority to develop any healthcare facility. Construction of new healthcare facilities and expansion or major modification of existing healthcare facilities are subject to prior authorization by the municipal authority. In addition, the construction of any hospital or clinic requires a prior review of whether the project is compatible with local zoning regulations, including urban development plans. Specific requirements may vary from municipality to municipality, but are generally focused on reviewing zoning restrictions, and all technical documents detailing the specifics of any project.

Regulation of Mexican Insurance Sector

Healthcare Insurance plan providers in Mexico, such as Dentegra, are regulated and supervised by the CNSF. As a result of the interaction of the providers with their clients, the National Commission for the Protection and Defense of the Users of Financial Services (Comisión Nacional Para la Protección y Defensa de los Usuarios de Servicios Financieros) also regulate and supervise healthcare plan providers in Mexico.

Some of the most relevant regulations applicable to providers are the Ley de Instituciones de Seguros y Fianzas, (“Insurance Law”), (ii) the Circular Única de Seguros y Fianzas (“Insurance Regulations”) and (iii) the Insurance Contract Law (Ley Sobre El Contrato De Seguro).

Healthcare plan providers have minimum capital requirements required based on the company’s risk and exposure. The Insurance Law and Insurance Regulations set forth the obligation of the insurance companies to carry out stress tests on a regular basis to evaluate their capital adequacy. The results of such tests shall be reviewed by the board of directors of each insurance company and submitted to the CNSF on a regular basis.

The CNSF has the authority to settle regulations defining the form in which the healthcare plan providers will report and provide evidence of compliance with the solvency capital requirements mentioned above, as well as the procedure to provide the CNSF the information regarding the particular technical characteristics of the internal calculation model adopted by the company.

CNSF’s principal activities in regulating and supervising providers in Mexico include reporting obligations. The main obligations of an insurance company vis-à-vis its regulator are divided within two: (i) the financial obligations, specifically the minimum solvency or liquidity ratios and the technical reserves, and (ii) the reporting obligations to the CNSF.

Healthcare plan providers are required to file before the CNSF certain reports on a monthly, quarterly and annual basis.

Healthcare plan providers must file on a monthly basis the rates charged for the basic insurance products offered to their clients.

The main quarterly regulatory reports include: (i) corporate information, (ii) technical reserves, (iii) capital requirements, (iv) assets and investments, (v) reinsurance and underwriting (if applicable), (vi) financial statements, (vii) statistical information and (viii) third-party transactions.

The main annual regulatory reports include: (i) corporate governance, (ii) reinsurance and underwriting (if applicable), (iii) financial statements, (iv) statistical information related to individual and collective medical expenses insurances regarding accidents and illness, (v) statistical information related to annual statistical information by transaction, line of business and type of insurance, together with reassurance transactions (if applicable) and (vi) third-party transactions.

Regulation of the Peruvian Healthcare Sector

The Peruvian Constitution of 1993 (the “Peruvian Constitution”) recognized a number of rights and guarantees for Peruvian citizens, including, among others, the right to healthcare. The Peruvian Constitution also guaranteed free access to healthcare services through public and private entities. According to the Peruvian Constitution, the government is also responsible for establishing the rules and regulations governing healthcare providers and for supervising the effective functioning of the healthcare system overall. MINSA is the main governmental entity responsible for such oversight.

MINSA primarily carries out such oversight through SUSALUD, a decentralized, technical entity that is a part of MINSA. SUSALUD is responsible for regulating and supervising the activities of all healthcare providers, whether public or private, including IPRESSs and IAFASs.

All IPRESSs must be authorized by the corresponding health direction and then must be registered at SUSALUD to conduct their healthcare services according to complexity level.

All IPRESSs, including Auna’s facilities, must be registered with SUSALUD in the National Registry of IPRESSs. Registrations are valid for a period of three years.

Private IAFASs, such as Oncosalud, must obtain regulatory authorization from SUSALUD for purposes of their corporate organization, which is valid for two years. Once incorporated, private IAFASs must register with and obtain a second regulatory authorization from SUSALUD prior to commencing operations. Such regulatory authorizations are valid for an indefinite term, subject to the recipient’s compliance with the applicable regulations.

Each of the facilities in our Auna Peru and Oncosalud networks is registered as an IPRESS and Oncosalud, as a provider of prepaid oncology plans, is registered as an IAFAS.

SUSALUD’s principal activities in regulating and supervising IPRESSs and IAFASs include:

•	Managing the National Registry of IPRESSs and the Registry of IAFASs;

•	Providing authorization to IPRESSs and IAFASs to operate;

•	Monitoring compliance by IPRESSs and IAFASs with applicable rules and regulations;

•	Identifying unfair terms in the contracts and agreements between IAFASs and their plan members;

•	Conducting administrative proceedings and issuing sanctions against any IPRESS or IAFAS that is not in compliance with applicable rules and regulations; and

•	Instructs the prosecutor’s office to commence civil and/or criminal prosecution of any IPRESS in case of violations of the citizens’ health rights.

In addition to MINSA and SUSALUD, certain other Peruvian authorities have authority over healthcare providers if the activities of such providers fall within their jurisdiction, including regional and local governments in Peru, INDECOPI and the Justice Ministry.

We are subject to extensive laws and regulations, including those related to: the quality and suitability of healthcare facilities and the services provided by healthcare providers; environmental protection and licensing matters; and the protection of personal data and consumer protection, among others, as enacted by various Peruvian authorities.

Quality of Services

IPRESSs. SUSALUD is charged with oversight of IPRESSs and their compliance with legally mandated standards of service and applicable service offering limitations in accordance with their corresponding classification. SUSALUD may also sanction any noncompliant IPRESS. Such sanctions may vary depending on the degree of the infraction and related fines may be up to 500 Tax Units. The applicable Tax Unit for fiscal year 2023 is S/ 4,950. In addition to imposing monetary penalties, SUSALUD may suspend or revoke a noncompliant facility’s registration and order its closure.

The Dirección General de Medicamentos, Insumos y Drogas (“DIGEMID”) under MINSA is charged with oversight of IPRESSs offering pharmaceutical services and their compliance with legally mandated standards of service and obligations to carry certain essential generic medicines. Noncompliant IPRESSs may be sanctioned.

IAFASs. SUSALUD is charged with oversight of IAFASs and their compliance with legally mandated standards of service and obligations under applicable regulations. In addition, SUSALUD may impose sanctions, including fines of up to 500 Tax Units on, and suspend or revoke the regulatory authorization of, any noncompliant IAFAS. SUSALUD may also establish heightened monitoring regimes and recovery plans on noncompliant IAFASs in order to more closely monitor their liquidity levels and encourage the stable management of the funds.

Economic and Financial Related Regulations Applicable to IAFASs

Each IAFAS must comply with the Regulations of Financial Solvency, Technical Obligations and Support Coverage for IAFASs, approved by Superintendence Resolution N° 020-2014-SUSALUD/S. This and other regulations establish various requirements, including minimum capital requirements, investment requirements and limitations on asset allocations and indebtedness, among others, in an effort to protect an IAFAS’s assets and financial equilibrium. Under these requirements, Oncosalud must maintain minimum capital reserves of 459 Tax Units. In addition, as of September 30, 2020, Oncosalud is limited from holding more than S/939.1 million (US$247.6 million) of debt. To monitor compliance with these obligations, SUSALUD requires IAFASs to provide certain relevant information relating thereto, including financial indicators, solvency margins and information on indebtedness, on a monthly, quarterly or annual basis, as applicable.

As of September 30, 2023, Oncosalud is in full compliance with all solvency, capital obligations and reporting requirements as provided by the applicable regulations.

Processing of Personal Data

The Peruvian Personal Data Protection Law, enacted by Law N° 29733, applies to personal data stored or intended to be stored in a public or private personal database processed in Peru.

Under these regulations, health data is considered sensitive information and as such, there are a series of requirements that data controllers must comply with in processing, which includes any procedure that facilitates access to, or the comparison and interconnection of, personal health data. Among others, these requirements include:

•	Obtaining the prior written express consent of the individual whose data is being processed;

•

Registering their databases containing personal data and reporting cross-border transfers of such data to the Peruvian National Authority for Personal Data Protection. The creation of such databases must be justified by legitimate purposes;

•	Adopting technical, organizational and legal measures to protect the security of the personal data they hold, which must be appropriate to the nature and purpose of the personal data involved; and

•	Maintaining the confidentiality of the personal data.

Notwithstanding the foregoing, consent of the individual whose data is collected is not required when, under emergency circumstances, the data is processed within the healthcare network for the rendering of healthcare services to such individual, including prevention, diagnosis or appropriate treatment. In addition, such consent is not required when processing is needed for: compelling reasons in the public interest contemplated by law; treatment for public health reasons; or epidemiological or similar studies.

In addition, according to the General Health Law (Law N° 26842) and the Health Records Technical Norms (Ministry Resolution N° 214-2018/MINSA), data related to the provision of healthcare services, including printed or electronic health records, is protected and healthcare facilities and professionals may face administrative, civil or criminal liability for disclosing such information to third parties, subject to certain exceptions. In cases of unauthorized disclosure, the Peruvian National Authority for Personal Data Protection may impose fines against the breaching entity between 0.5 Tax Units and 100 Tax Units depending on the specific violation. In addition, the individual whose data was disclosed may file a claim for damages.

We are in full compliance with personal data protection requirements as provided by the applicable regulations.

Environmental Regulations

Environmental certification

The Law on the National System for Environmental Impact Assessment (Law N° 27446) and its regulation, approved by Supreme Decree N° 019-2009-MINAM, provides that any public or private investment project that may generate negative environmental impacts is required to have an environmental certification from the corresponding governmental authority approving the Instrumentos de Gestión Ambiental (“IGAs”) used to mitigate the environmental impacts of such investment project. Healthcare facilities are one of the types of investment projects that must have an environmental certification. MINSA is the governmental authority in charge of evaluating and approving IGAs for investments in healthcare facilities. IGAs available to healthcare facilities are Estudio Impacto Ambiental semi detallado (“EIA-sd”) for operations with a considerable environmental impact, or Declaracion Impacto Ambiental (“DIA”) for operations with a minimum environmental impact. Under applicable Peruvian law, IGAs must be updated every five years after the start of the project.

Currently, we have DIAs in place for our investment projects subject to Law N° 27446.

Environmental administrative liability

Under Council Resolution Nº 006-2018-OEFA-CD, MINSA can impose sanctions for infractions including engaging in development activities without obtaining the approval of the corresponding IGA or that do not comply with a development project’s approved IGAs, among others. Sanctions vary from 10 to 30,000 Tax Units and will depend on the potential or real damage to the environment resulting from these infractions. In addition, MINSA can impose other administrative measures, including the suspension of the development, demolition of the project or requiring an update of the IGA.

Radioactive substances

Article 8 of the Regulations of the Law for the Use of Sources of Ionizing Radiation, approved by Supreme Decree N° 039-2008-EM, provides that IPRESSs that use X-ray equipment need to obtain prior regulatory authorization from the Oficina Técnica de la Autoridad Nacional. In addition, under applicable Peruvian law, each employee involved in operating X-ray equipment must have an operator license, radiological officer license and/or physicist license, as applicable, and must comply with the limits and conditions set forth in their licenses, including the applicable norms related to radiation safety, thereunder. As of the date hereof, we are in compliance with all applicable requirements for the operation of X-ray equipment.

Management of solid waste

Article 19 of the Solid Waste Management Law, approved by Legislative Decree N° 1278, modified by Legislative Decree 1501, establishes that La Dirección General de Salud Ambiental (“DIGESA”) under MINSA oversees the regulation, supervision and control of solid waste management by IPRESSs.

Solid waste generated in connection with the operations of IPRESSs can be classified according to its composition and characteristics as: (a) Class A—bio contaminated waste (waste generated as a result of medical treatment and scientific investigation); (b) Class B—special waste (waste with corrosive, flammable, toxic, explosive and/or radioactive characteristics) and (c) Class C—common waste (waste which has not been in contact with patients or with contaminated materials or substances). Under current conditions, food remains from patients with COVID-19 are considered biocontaminated waste.

According to the provisions of the Law on Integral Solid Waste Management, Legislative Decree No. 1278, modified by Legislative Decree 1501, and its regulation Supreme Decree No. 014-2017-MINAM and NTS No. 144-MINSA/2018/DIGESA, modified by Ministerial Resolution No. 250-2022-MINSA, “Integral Management and Handling of Solid Waste from Health Facilities, Medical Support Services and Research Centers,” it is up to the solid waste operating company (“EO-RS”) contracted by the generator to provide external collection, transportation and final disposal service.

Under Peruvian law, IPRESSs are required to separate solid waste according to its characteristics and conditions. Additionally, healthcare facilities have to designate appropriate areas for the adequate storage of solid waste and ensure its treatment and final disposal adheres to applicable regulations, including the hiring of authorized waste disposal companies. Failure to comply with these obligations can lead to the imposition of fines, which can range from 1,000 to 1,500 Tax Units.

Each IPRESS also needs to establish a committee for the integrated management of solid waste and develop and document the following:

•	Initial diagnostic assessment, including a study of the quantity, characteristics, composition, class and technical conditions of the IPRESS’s management of solid waste;

•	Solid waste management plan, which is a part of the IGA and should include actions related to the minimization and management of solid waste;

•	Annual declaration certifying the management of solid waste under its responsibility; and

•	Hazardous solid waste manifest tracking hazardous waste from the point of generation to ultimate disposal.

Failure to provide these documents to DIGESA can be sanctioned with a fine of up to three Tax Units.

We follow the applicable solid waste management procedures for the collection, transportation and final disposal of each type of solid waste established by DIGESA, including through the hiring of authorized waste disposal companies.

Criminal Liability Under Peruvian Law—Healthcare Service Providers

Under the provisions of Law N° 30424, legal entities can be found criminally liable for certain crimes involving public corruption, influence peddling, money laundering and financing of terrorism, among others, if the crime in question is committed by an employee, administrator or agent of the legal entity acting in such capacity on behalf of the company.

In addition, under Peruvian law, if the individual responsible for the commission of certain other crimes has been sentenced by a criminal court, legal entities playing an instrumental role in such criminal activity can be subject to criminal proceedings if the relevant crime was committed as part of its business activities or if it was used in the furtherance or concealment of the relevant crime.

For example, Peruvian criminal law provides that an individual who deliberately spreads dangerous or contagious diseases may face a penalty of three to 10 years of imprisonment and if such act results in severe injury or death, the penalty is increased to 10 to 20 years of imprisonment. In addition, the deliberate violation of sanitary regulations established by law or by a public authority is punishable by six months to three years of imprisonment and a fine.

If found guilty during criminal proceedings related to crimes under the provision of Law N° 30424, legal entities may be subject to sanctions, including: temporary or permanent closure of the legal entity’s business establishments; dissolution and liquidation of the legal entity; suspension of the legal entity’s business activities for up to two years; a permanent ban from the business activity related to the applicable crime; and fines.

Construction Licenses

A construction license must be obtained from the applicable local municipal government to build any healthcare facilities. Regulations relating to infrastructure and equipment of healthcare facilities issued by MINSA and the provisions of Chapter A.050 of the National Regulations for Construction, approved by Supreme Decree N° 011-2012-VIVIENDA, as amended, will apply to such process. The applicable requirements vary depending on the type of healthcare facility being built. These requirements generally focus on the location of the proposed facility, including the related risk of natural disasters in the area, adequate architectural design and structure, access to utilities and adequate backup systems, protection systems against fires, floods and power outages, and other factors that may have a negative impact in the provision of healthcare services.

Regulation of the Colombian Healthcare Sector

Law 100 of 1993 established a mandatory healthcare insurance coverage system, the SGSSS.

The SGSSS is governed by MinSalud and supervised by SUPERSALUD. In addition, the following governmental entities have the power to enact regulations applicable to IPSs:

•	Congress through the enactment of laws;

•	the President of the Republic through the issuance of regulatory decrees;

•	MinSalud through the issuance of regulatory decrees, resolutions and circulars; and

•	local governmental entities through the issuance of resolutions and circulars.

All IPSs must obtain (i) registration before the Special Registry of Health Services Providers (Registro Especial de Prestadores de Servicios de Salud) that is managed by MINSALUD and (ii) clearance (habilitación) for the health services they aim to provide. The departmental or municipal government in the jurisdiction in which the IPS is located are the authorities with the authority to grant clearance in compliance with nationally defined standards.

The Special Register of Health Service Providers acts as the operating license for each IPS and must be renewed every 4 years.

MinSalud’s Resolution 3100 of 2019 (“Resolution 3100”) sets forth the national standards IPSs must comply with. Resolution 3100 includes new requirements for infrastructure of healthcare facilities, medical personnel, minimum solvency ratio and limits on overdue commercial debt and unpaid wages. These new national standards went into effect on May 29, 2020, providing IPSs with a 6-month transition period to be in compliance with Resolution 3100. The last amendment to Resolution 3100 was made by Resolution 648 of 2023, which extended the transition period for IPS.

IPSs are classified based on geographic coverage and the degree of complexity in the healthcare services they provide. Based on geographic coverage, IPSs are classified as:

•	Local: applicable to IPSs providing healthcare services at the municipal, district or metropolitan level;

•	Sectional: applicable to IPSs providing healthcare services at the departmental level; or

•	National: applicable to IPSs providing healthcare services in more than one department.

Based on the degree of complexity in the healthcare services they provide, IPSs are classified as:

•	Low: applicable to IPSs providing low-complexity care by general, technical and auxiliary professional medical staff;

•	Medium: applicable to IPSs providing medium-complexity care by specialized medical professionals; or

•	High: applicable to IPSs providing high-complexity care by specialized and subspecialized medical professionals.

Our facilities in Colombia, as IPSs, are subject to extensive laws and regulations, including those related to: market entry; the quality and suitability of healthcare facilities and the services provided by IPSs; accounting and financial matters; public health matters; and business crisis resolution and market exit, among others.

SUPERSALUD is also responsible for supervising the activities of all IPSs, whether public or private, including our facilities in Colombia. SUPERSALUD has the power to intervene and take possession of the business of the IPS, either with the purpose of administering or liquidating it when:

•	it has suspended payment of its obligations;

•	it has refused the demand made in due form to submit its files, accounting books and other documents to the inspection of SUPERSALUD;

•	it has refused to be interrogated under oath in connection with its business;

•	it repeatedly fails to comply with the orders and instructions duly issued by SUPERSALUD;

•	it persists in violating its bylaws or any law;

•	it persists in handling business in an unauthorized or unsafe manner, and

•	its net worth is reduced below 50% of its subscribed capital.

It should be noted that the entry and permanence of IPSs in the SGSSS requires that IPSs comply with certain conditions of equity and financial sufficiency including, among others:

•	that the total equity of the IPS be above 50% of the capital stock;

•	in the event of non-compliance with mercantile obligations overdue for more than 360 days, the accumulated value of such obligations should not exceed 50% of current liabilities; and

•	in the event of non-compliance with labor obligations overdue for more than 360 days, the accumulated value of such obligations must not exceed 50% of the current liabilities.

Pricing and Quality of Services

Pricing. The majority of healthcare services in Colombia are not subject to price controls and IPSs are free to negotiate the prices paid for different services with payers. However, in some cases, such as traffic accidents, natural disasters, terrorist attacks and other catastrophic events, rates are mandated by regulation. Such rates serve as a point of reference for the pricing of healthcare services generally.

In addition, the sale of medicines is subject to price controls under Circular 3 of 2013 of the Comisión Nacional de Precios de Medicamentos y Dispositivos Médicos (National Commission for Prices of Medicines and Medical Devices) in Colombia.

Quality. The Colombian regulatory framework also provides incentives for IPS to implement voluntary mechanisms to monitor and supervise the quality of services that they provide, such as audits, an accreditation relating to compliance with scientific, financial and other technical requirements applicable to IPSs and participation in a public database used to provide disclosure about individual IPSs and the SGSSS as a whole. Although implementation of these measures is voluntary, IPSs are incentivized to incorporate them into their operations because applicable regulations provide that they in doing so they will be considered a preferred provider by EPSs when contracting for healthcare services.

Financial Matters and Competition

Financial matters. Any modifications to an IPS’s by-laws related to the decrease of capital or expansion of the corporate purpose to activities not related to the provision of health services must be approved by SUPERSALUD. SUPERSALUD also has the authority to force an insolvent IPS into liquidation and apply other measures through forced administrative intervention when such IPS materially fails to comply with the applicable SGSSS regulation or upon an institutional crisis amounting to severe financial or operational consequences threatening the continuity and quality of the healthcare services it provides.

Competition. Article 333 of the Colombian Constitution, Law 155 of 1959, Decree 2153 of 1992, Law 296 of 1996, Law 1340 of 2009 and Resolution SIC No. 2751 of 2021 regulates competition in the Colombian market. In addition to this framework, IPSs are also regulated by Decree 780 of 2016 (“Decree 780”), which regulates competition in the healthcare services market. Pursuant to these laws, IPSs are prohibited from entering into agreements or otherwise acting in a manner that has the purpose or effect of preventing, restricting, or distorting free competition within the healthcare services market. In addition, IPSs are prohibited from abusing a dominant position in the market through predatory pricing, discrimination or bundling. An IPS which has the capacity to unilaterally determine, directly or indirectly, market conditions is deemed to have a dominant position.

Data Protection

IPSs are subject to various personal data protection laws and regulations in Colombia. Law 1581 of 2012 (“Law 1581”) includes obligations relating to the collection and processing of personal data. Under Law 1581, IPSs must obtain prior, express and informed consent from individuals whose data is collected and qualified consent for processing sensitive personal data. In addition, under Decree 1074 of 2015, IPSs with total assets above 100,000 Tax Value Units (“TVU”) must register their databases in the National Database Registry before the SIC, the national data protection authority in Colombia. The applicable TVU for fiscal year 2023 is COP 42.412 (US$ 10.6) IPSs must also implement a privacy policy setting guidelines for data processing and ensure all data subjects have access to the policy, adopt internal controls for safekeeping personal data and follow certain guidelines for personal data transfers and transmissions. IPSs are also required to report security breaches when personal information is involved before the SIC.

Law 1266 of 2008 regulates the processing of credit and financial data. It requires data controllers to maintain such data pursuant to strict security measures and confidentiality standards, obtain consent prior to modifications and disclosure of the data and only use data for purposes identified in a privacy policy or notice.

Additionally, in their administration of medical record, IPSs must comply with sector-specific rules for processing health data, including Resolution 839 of 2017, Law 1438 of 2011, Decree 780 and Resolution 1995 of 1999. These include rules related to minimum information requirements for medical records, such as the patient’s name and date of birth; limits on when and how such records may be accessed and by whom; and the length of time IPSs must maintain these records. In addition, in an effort to promote the authenticity, integrity, availability and preservation of the data, IPSs are obligated to use a unified electronic medical records system managed by the Colombian government for processing medical records.

Environmental Regulations

IPSs are subject to various international, national and local environmental regulations, including those related to the use of natural resources, radioactive substances, disposal of waste and medicines. Fines and other administrative measures may be imposed on noncompliant IPSs. Depending on the severity of the breach, sanctions may include daily fines of up to 5,000 times the Colombian minimum wage (approximately US$1.2 million), temporary or permanent closure of the facility, revocation of the applicable environmental license, authorization, concession, permit or registration, seizure of property used for the environmental breach, community service and/or if applicable, demolition of construction sites.

Management of non-domestic wastewaters

IPSs connected to the public sewage usually discharge their non-domestic wastewaters to the sewage network, which requires physically and chemically treating such waters before they are discharged to the network to be able to comply with the standards set forth in the Resolutions issued by the Ministry of Environment and Sustainable Development. Failure to comply with such standards may trigger the imposition of preventive measures, such us the suspension of the activities relating to the discharges and/or the imposition of sanctions as described above.

Management of hazardous waste

IPSs must comply with regulations establishing procedures for the management and disposal of hazardous wastes generated by its activities. Such regulations include: (i) Law 430 of 1998, which includes provisions regulating the collection, storage, transport and final disposal of hazardous wastes, (ii) Law 1252 of 2008, which provides prohibitive environmental regulations concerning hazardous wastes, (iii) Decree 1076 of 2015, which further regulates the collection, generation, management and disposal of hazardous wastes, and (iv) Resolutions issued by the Ministry of Environment and Sustainable Development, which specify the requirements, times and procedures related to the management of hazardous wastes. Under Colombian law, IPSs may be held liable for environmental damages caused by their improper management, transportation and/or disposal of hazardous wastes. IPSs, as producers of hazardous wastes, must categorize wastes using special laboratories authorized for this purpose by the Colombian government and communicate the category attributable to waste to those responsible for the storage, collection, transportation, treatment or final disposal of such waste. IPSs must also ensure that the third parties they contract to dispose of their hazardous waste are duly authorized to handle and manage the relevant types of waste. Any breach committed by such third parties in connection with the management and/or disposal of the hazardous wastes generated by IPSs may imply the joint liability of the latter.

Environmental liabilities

Law 2327 of 2023 establishes that any person or company will be required to remediate the environmental liabilities it generates. The law defines environmental liabilities as “the environmental impacts caused by anthropic activities, whether directly or indirectly by a person or company, authorized or not, cumulative or not, that can be measured, located and geographically delimited, that generate an unacceptable level of risk to life, human health or the environment, as established by the Ministry of Environment and Sustainable Development and the Ministry of Health, and for whose control there is no environmental or sectoral instrument.” The foregoing regulation in addition to the environmental sanctioning proceedings that the environmental authority may initiate against a company due to the facts that originated the environmental liability.

Radioactive substances

The acquisition, storage, use and disposal of radioactive sources in medical and diagnostic procedures is subject to regulation enacted by the Ministry of Mines and Energy. This includes regulations related to the operation of X-ray equipment and the dosimetry of radioactive substances for medical treatment. As of the date hereof, we are in compliance with all applicable requirements for the operation of X-ray equipment and the dosimetry of radioactive substances for medical treatment.

Sanitation standards

As set forth in Law 9 of 1979, IPSs must comply with sanitation standards provided by the National Health Code. Additionally, Decree 780 sets forth regulations related to public health matters applicable to IPSs in their capacities as actors within the SGSSS, including regulations related to the sterilization of operating rooms and medical instruments.

Failure to comply with the National Health Code and Decree 780 may result in administrative sanctions, including fines and temporary or permanent closure of noncompliant IPSs’ facilities.

Construction Licenses

A construction license must be obtained from the applicable local municipal government to build and operate any healthcare facility. The construction of new healthcare facilities and expansion or modifications of existing healthcare facilities (including structural matters and reinforcements) are subject to prior authorization by the applicable local planning office or Curaduría Urbana (depending on its location) based on local urban plans and zoning regulation. The applicable requirements vary depending on the local jurisdiction but generally focus on the location of the proposed facility, including zoning restrictions on type of facilities, mitigation measures, mandatory areas for public spaces and adequate architectural design and structure.

MANAGEMENT

Board of Directors

Our business and affairs are managed by our board of directors in accordance with our articles of association and the Luxembourg law of August 10, 1915 on commercial companies, as amended (the “Act”).

Immediately prior to the effectiveness of the registration statement to which this prospectus forms a part, our shareholders will elect a board of directors consisting of eight members. Directors are elected and removed in accordance with the provisions of our articles of association. Our class A directors will be appointed for three-year terms on             , 2024 until the annual general meeting of the shareholders approving the annual accounts for the financial year ending on December 31, 2026, our class B directors will be appointed for four-year terms on             , 2024 until the annual general meeting of the shareholders approving the annual accounts for the financial year ending on December 31, 2027 and our class C directors will be appointed for five-year terms on             , 2024 until the annual general meeting of the shareholders approving the annual accounts for the financial year ending on December 31, 2028. Following their initial terms, all of our directors will subsequently be up for reelection for three year terms thereafter.

The following table presents the current members of our board of directors.

Name	Position	Class
Jesús Zamora León	Executive Chairman of the Board	Class C
Luis Felipe Pinillos Casabonne	Vice Chairman of the Board	Class A
Jorge Basadre Brazzini	Director	Class C
Leonardo Bacherer Fastoni	Director	Class C
Robert Oberrender	Director	Class A
Andrew Soussloff	Director	Class B
John Wilton	Director	Class B
Anasofía Sánchez Juárez	Director	Class A

The following is a brief summary of the business experience of each of our directors. The current business addresses for our directors is 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg.

Jesús Zamora León has been a member of our board of directors since 2008 and Executive Chairman since 2022. Mr. Zamora is Co-Founder, Chief Executive Officer and Chairman of the board of directors of Enfoca, one of Latin America’s foremost investment firms founded in 2000, where he is responsible for the investment and management of Enfoca’s funds. He has more than 32 years of investment experience. Prior to founding Enfoca, he held various senior executive positions in banking and asset management, including Banco de Crédito del Perú from 1994 to 1999, BEA Associates from 1992 to 1993, and Salomon Brothers Inc. from 1988 to 1992. Mr. Zamora holds an MBA from Columbia Business School and a bachelor’s degree in Industrial Engineering from Universidad Nacional Autónoma de México.

Luis Felipe Pinillos Casabonne was a founder of Auna and assumed the role of Vice Chairman of our board of directors in 2022 and has been a member of our board of directors since 2009. Mr. Pinillos Casabonne served in various senior roles at the Company since 2002, including as chief executive officer from 2009 to 2015 and from 2019 to 2022 and as executive director from 2015 to 2020. Mr. Pinillos Casabonne has been a member of the board of directors of Oncosalud since 2008 and Textil del Valle, a garment manufacturing company, since 2011. He holds a degree in Business Administration from Universidad de Lima and completed management and corporate governance executive courses at the Kellogg School of Management at Northwestern University and insurance courses at the MAPFRE Foundation in Spain.

Jorge Basadre Brazzini has been a member of our board of directors since 2008. Mr. Basadre is a Co-Founder and Partner of Enfoca, where he is responsible for the investment and management of Enfoca’s funds. He has more than 25 years of investment experience. Prior to founding Enfoca in 2000, he worked in management consulting at Booz & Co. from 1996 to 2000, and in banking at Banco de Crédito del Perú from 1991 to 1993. Mr. Basadre holds an MBA from Harvard Business School and a bachelor’s degree in Business Administration from Universidad del Pacífico in Lima.

Leonardo Bacherer Fastoni has been a member of our board of directors since 2018. Mr. Bacherer serves as Managing Partner at Enfoca since 2023 and previously served in different executive roles since joining the firm in 2015. Prior to joining Enfoca, he served as CEO of Maestro (formerly an Enfoca portfolio company) from 2010 to 2014, deputy CEO during 2009 and CFO from 2007 to 2008. He has more than 18 years of experience in the retail and banking industries. Prior to his role at Maestro, he held several executive positions at Ripley S.A. between 2005 and 2007 and Banco de Crédito del Perú between 2002 and 2005. Mr. Bacherer holds an MBA from the Rotterdam School of Management, a certification in advanced management from The Wharton School of the University of Pennsylvania and a bachelor’s degree in Industrial Engineering from the Military School of Engineering in La Paz, Bolivia.

Robert W. Oberrender has been a member of our board of directors since 2020. Mr. Oberrender has been an independent investor and advisor since September 2018. From 2002 until his retirement in 2018, he served at UnitedHealth Group, Incorporated for 16 years most recently as its Chief Investment Officer and Treasurer and the Chief Executive Officer of its Optum Bank unit from 2016-2017. Prior to that, he was Chief Administrative and Financial Officer at Canadian Imperial Bank of Commerce’s Amicus Financial unit, Vice President and Global Treasurer at Sara Lee Corporation and Chief Financial Officer at Metris Companies Inc. He began his career at JP Morgan in the Corporate Finance and Banking Group at the legacy Chemical Bank organization. Mr. Oberrender holds an MBA from the University of Chicago’s Booth School of Business and a bachelor’s degree in Economics from Hamilton College.

Andrew Soussloff has been a member of our board of directors since 2020. Mr. Soussloff has been a director and investment committee member of Enfoca Investments Ltd. since 2014. Prior to joining Enfoca, he practiced law as a partner of the international law firm Sullivan & Cromwell LLP for more than 30 years, where he focused on capital markets, mergers and acquisitions, financial regulation and corporate governance, and advised businesses and governments in the United States, Latin America, Europe, Canada and Asia. Mr. Soussloff holds a J.D. from the University of Pennsylvania Law School, and a bachelor’s degree in History and a master’s degree in History from the University of Pennsylvania.

John Wilton has been a member of our board of directors since 2020. He has been the Deputy President of Administration and Finance at the National University of Singapore since 2018. He has also been the CEO of Wilton Strategy Inc. since 2018. He was a senior advisor at McKinsey & Company from 2016 to 2018, Vice Chancellor of Administration and Finance at the University of California, Berkley from 2011 to 2016 and managing director and head of international research at Farallon Capital Management from 2006 to 2011. He was also a senior advisor to Hellman and Friedman from 2008 to 2011. Before his role at Farallon Capital Management, he served in several positions at The World Bank, in Washington DC, from 1983 to 2006, including as CFO and Vice President for Strategy, Finance and Risk from 2002 to 2006. Mr. Wilton has also been a director and investment committee member of Enfoca Investments Ltd. since 2014 and a member of the board of directors of Leblon Equities, in Brazil, since 2010. Mr. Wilton holds a bachelor’s degree in Economics from the University of Cambridge and a master’s degree in Economics and Statistics from the University of Sussex.

Anasofía Sánchez Juárez has been a member of our board of directors since 2023. Ms. Sanchez has been Head of Latam at Waze, a community-driven navigation application, since 2018. In 2019 she joined the board of directors at Grupo Hérdez, one of Mexico’s largest food conglomerates, and in 2021 at Bank of America Mexico, S.A, a subsidiary of Bank of America. Ms. Sanchez Juarez has over 20 years of experience in digital advertising and sales strategy resulting from assuming roles at Facebook (currently Meta Platforms), and at Google and its subsidiaries YouTube and Waze. She holds a Master’s degree in Communication, Advertising and Media from the Institute National Supérieur d’Etudes Economiques et Commercial (INSEEC) in France and a Bachelor of Arts degree in Marketing from the Monterrey Institute of Technology and Higher Education (ITESM).

Executive Officers

Our executive officers are responsible for the management and representation of our company. Jesús Zamora León leads an experienced management team designed to focus on line accountability and the development of regional capabilities. Many of the members of our management team have worked together as a team for many years. Our executive officers were appointed by our board of directors for an indefinite term.

The following table lists our current executive officers:

Name	Position	Initial Year of Appointment
Jesús Zamora León	President	2023
Gisele Remy Ferrero	Chief Financial Officer and Executive Vice President	2023
Sven Boes	Executive Vice President and Country Representative	2023
Marco Roca	Executive Vice President and Country Representative	2021
Andrés Ángel	Executive Vice President and Country Representative	2019

The following is a brief summary of the business experience of our executive officers. The current business addresses for our executive officers is 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg.

Jesus Zamora Leon. See “—Board of Directors.”

Gisele Remy Ferrero joined us as Chief Executive Vice President in 2023. Prior to this, Ms. Remy worked at Alicorp, a leading consumer goods company in Latin America from 2019 to 2023 as Managing Director of Finance and Productivity, having been responsible for financial planning, efficiency, costs, treasury and investor relations. Prior to this Ms. Remy worked at Belcorp, a leading direct sales beauty company in Latin America, for 10 years, where she led corporate strategy, treasury and financial planning. Ms. Remy started her career in investment banking in HSBC in London and UBS in New York. She has a bachelor of science in business administration with a concentration in finance from the Wharton School of the University of Pennsylvania and has completed executive education programs at Stanford Business School and Harvard Business School.

Sven Boes joined us in 2022 as Country Head of Auna Mexico and Chief Executive Officer of Auna Mexico after the acquisition of Grupo OCA. He was recently appointed as Executive Vice President leading Regional Healthcare Services. He also serves as our country representative in Mexico. Mr. Boes has more than 20 years of experience in Mexico’s healthcare sector, where he held several C-level and executive positions. He is the former CEO of TecSalud and founder and managing partner of B Healthworld, a healthcare advisory boutique. Also, Mr. Boes held various executive positions, including his last position as Vice President of Operations, in The American British Cowdray Medical Center in Mexico City, Mexico’s leading high-complexity premium hospital group, for more than 13 years. Mr. Boes holds an MBA and a bachelor’s degree in business administration from Instituto Tecnológico Autónomo de Mexico.

Marco Roca joined us in 2021 as Country Head of Auna Peru and was recently appointed Executive Vice President leading Regional Operations. He also serves as our country representative in Peru. Mr. Roca has more than 25 years in corporate strategy, investing and consulting. Mr. Roca held executive roles in national and international companies. He is the founder and former CEO at Krealo, Credicorp’s Open Innovation arm responsible for building, investing, and managing Fintechs. During his time in Krealo, he served as a board member of Culqi, Tempo, Tyba, Lumingo, Wally POS and Yape. At Credicorp, Mr. Roca was also Head of Corporate Strategy and M&A. Previously, Mr. Roca worked for Microsoft-TAG, Itau and McKinsey & Co. in the USA and Brazil. Mr. Roca holds an MBA from Brigham Young University, finance certificates from the Wharton School, and a bachelor’s degree in Engineering from Pontificia Universidad Católica del Peru.

Andrés Ángel joined us in 2018 as Country Head of Auna Colombia and was appointed Executive Vice President as advisor for Health Plans and the implementation of The Auna Way in 2023. He also serves as our country representative in Colombia. Prior to joining Auna, Mr. Ángel held various strategic roles at companies of Grupo Sura from 1995 to 2018. Within his tenure he was Chief Executive Officer at ARL Sura where he oversaw Occupational Risks and was the Vice President of Social Security at Suramericana. He has participated as speaker at various international conferences on the topics of healthcare and safety and is currently a member of the board of several companies and foundations in Colombia, including Yamaha Corp, Clínica Portoazul, Clínica IMAT Oncomédica, Fundación IDEAS and Fundación Las Américas. Mr. Ángel holds a Bachelor´s degree in Business Administration from Escuela de Administración y Finanzas EAFIT, an MBA from Richmond the American International University in London, UK and has completed executive education programs at Kellogg School of Management, Harvard University, MIT and Emory.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Foreign Private Issuer Status

Because we are a foreign private issuer, the NYSE rules applicable to us are considerably different from those applied to U.S. companies. Accordingly, we are eligible to, and we intend to, take advantage of certain exemptions from the NYSE corporate governance requirements provided in the NYSE rules for foreign private issuers. Subject to the items listed below, as a foreign private issuer we are permitted to follow home country practice in lieu of the NYSE’s corporate governance standards. We intend to rely on this “home country practice exemption” with respect to the following the NYSE requirements:

•

We will follow home country practice that permits our board of directors to consist of less than a majority of independent directors, rather than the NYSE corporate governance rule 303A.01, which requires that a majority of the board be independent;

•

We will follow home country practice that permits us not to hold regular executive sessions where only non-management directors are present, rather than the NYSE corporate governance rule 303A.03, which requires an issuer to have regularly scheduled meetings at which only non-management directors attend;

•

We will follow home country practice that permits the nominating and corporate governance committee of our board of directors not to consist entirely of independent directors, rather than the NYSE corporate governance rule 303A.04, which requires boards to have a nominating and corporate governance committee consisting entirely of independent directors;

•

We will follow home country practice that does not require our board of directors to be nominated by the nominating and corporate governance committee, rather than the NYSE corporate governance rule 303A.04, which requires director nominees for the next annual general meeting of shareholders to either be selected, or recommended for the board’s selection, by the nominating and corporate governance committee comprised solely of independent directors;

•

We will follow home country practice that permits the compensation committee of our board of directors not to consist entirely of independent directors, rather than the NYSE corporate governance rule 303A.05, which requires boards to have a compensation committee consisting entirely of independent directors;

•

We will follow home country practice that generally permits the board of directors, without shareholder approval, to establish or materially amend any equity compensation plans (to the extent that such equity compensation plans do not specifically foresee the issuance of new shares by the Company, for example, a phantom share plan or option plan with cash settlement only), rather than the NYSE corporate governance rule 303A.08, which requires that our shareholders’ approve the establishment or any material amendments to any equity compensation plan;

•

We will follow home country practice, and not the NYSE corporate governance rules, relating to matters requiring shareholder approval. Luxembourg law and our articles of association generally permit us, without shareholder approval, to take the following actions.

Under Luxembourg corporate law, the board of directors of the Company is charged with managing and running the Company and is consequently authorized to take any decisions that are not reserved to the shareholders either by law or based on a list of reserved shareholder matters that may be contained in the articles of association and/or in a shareholders’ agreement. According to Luxembourg corporate law, the matters to be decided by the shareholders of the Company are the following: (i) in principle, amendments to the articles of association, (ii) approval of the annual accounts, (iii) decision to pay annual dividends, (iv) appointment and dismissal of directors and auditors and (v) merger, demerger, migration, change of legal form and dissolution.

Except as stated above, we intend to comply with the rules generally applicable to U.S. domestic companies listed on the NYSE. We may in the future decide to use other foreign private issuer exemptions with respect to some or all of the other NYSE listing requirements. Following our home country governance practices, as opposed to the requirements that would otherwise apply to a company listed on the NYSE, may provide less protection than is accorded to investors under the NYSE listing requirements applicable to domestic issuers. For more information, see “Risk Factors—Risks Relating to the Offering and our Class A Shares—As a foreign private issuer and “controlled company” within the meaning of the NYSE corporate governance rules, we are permitted to follow alternate standards to the corporate governance standards of the NYSE, which may limit the protections afforded to investors” and “Risk Factors—Risks Relating to the Offering and our Class A Shares—As a foreign private issuer, we are exempt from certain provisions applicable to U.S. domestic public companies.”

Controlled Company Status

After the completion of this offering, Enfoca will control a majority of the combined voting power of our outstanding ordinary shares. As a result, we will be a “controlled company” within the meaning of the NYSE corporate governance rules. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) the requirement that our director nominations be made, or recommended to our full board of directors, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process. To the extent we no longer qualify as a foreign private issuer and qualify as a controlled company in the future, we intend to take advantage of certain of these exemptions, and, as a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements. For more information, see “Risk Factors—Risks Relating to the Offering and our Class A Shares—As a foreign private issuer and “controlled company” within the meaning of the NYSE corporate governance rules, we are permitted to follow alternate standards to the corporate governance standards of the NYSE, which may limit the protections afforded to investors.”

Committees of the Board of Directors

Audit and Risk Committee

The audit and risk committee, which consists of Robert W. Oberrender, Andrew Soussloff and John Wilton, assists the board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit and risk committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The board of directors has determined that Robert W. Oberrender qualifies as an “audit committee financial expert,” as such term is defined in the rules of the SEC.

Our board of directors has determined that Robert W. Oberrender, Andrew Soussloff, John Wilton and Anasofía Sánchez Juárez satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act.

Compensation and Talent Committee

The compensation and talent committee, which consists of Jesús Zamora León, Luis Felipe Pinillos Casabonne, Jorge Basadre Brazzini, Leonardo Bacherer Fastoni and John Wilton, assists the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. The committee reviews the total compensation package for our executive officers and directors, recommends to the board of directors for determination the compensation of each of our directors and executive officers, and periodically reviews and approves any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and benefits plans.

Executive Committee

The executive committee, which consists of Jesús Zamora León, Leonardo Bacherer Fastoni, Jorge Basadre Brazzini and Luis Felipe Pinillos Casabonne, has been delegated by the board of directors the authority to exercise certain functions of the board of directors. The executive committee is also in charge of all general administrative affairs of the Company, subject to any limitations prescribed by the board of directors, the articles of association of the Company or the Act.

Governance Committee

The governance committee, which consists of Andrew Soussloff, Robert Oberrender, Jesús Zamora León, and Jorge Basadre Brazzini, assists the board of directors in reviewing and evaluating the size, composition, function and duties of the board. The governance committee also assists in the selection of candidates, make recommendations as to determinations of director independence and oversees the review of certain policies.

Compensation of Directors and Officers

Director compensation must be ratified by a majority of shareholders at our annual shareholders’ meeting. For the year ended December 31, 2022, the aggregate compensation accrued or paid to the members of our board of directors and our executive officers for services in all capacities was S/109.2 million in the aggregate, including compensation paid by our subsidiaries to directors that serve on our subsidiaries’ board of directors.

During 2022, our performance-based compensation programs included cash bonuses based on the individual performance of our executive officers as approved by our board of directors.

Equity Incentive Plan

We have adopted an equity incentive plan (the “Equity Incentive Plan”) for the purpose of motivating and rewarding our President, key senior management, employees, directors, consultants and advisors to perform at the highest level and to further our best interests and the best interests of our shareholders. The Equity Incentive Plan governs the issuance of equity incentive awards or share equivalents. A total of 5% of our outstanding share capital is reserved for issuance pursuant to our Equity Incentive Plan in any combination of class A shares and/or class B shares to be determined by the Compensation and Talent Committee. Awards under our Equity Incentive Plan will be subject to vesting and attainment of certain performance metrics, and in an amount, to be determined by the Compensation and Talent Committee.

Equity incentive awards may be granted to our employees, directors, consultants or advisors, as well as to holders of equity compensation awards granted by a company that is acquired by us in the future. Awards under the Equity Incentive Plan may be granted in the form of options, share appreciation rights, restricted shares, restricted share units, performance awards or other share-based awards, including awards that are settled in cash.

The vesting conditions for grants under the Equity Incentive Plan are determined by the Compensation and Talent Committee and are set forth in the applicable award documentation. For options and share appreciation rights, the Compensation and Talent Committee determines the exercise price, the term (which may not exceed 10 years from the date of grant) and the time or times at which the option or a share appreciation right may be exercised in whole or in part. Performance awards are subject to performance conditions as specified by the Compensation and Talent Committee and are settled in cash, shares or any combination thereof, as determined by the Compensation and Talent Committee in its discretion, following the end of the relevant performance period.

The Equity Incentive Plan is administered by the Compensation and Talent Committee or such other committee as may be designated by the board of directors in the future.

Indemnification of Directors and Officers

Our articles of association provide that we will indemnify our directors and executive officers. We intend to establish directors’ and officers’ liability insurance that insures such persons against any liability or loss incurred by them arising out of their position at the company. We will also, in connection with this offering, enter into customary indemnification agreements with our directors and executive officers. See “Related Party Transactions—Indemnification Agreements”

Shareholders Agreement

On September 8, 2020, Enfoca, our controlling shareholder, and Luis Felipe Pinillos Casabonne entered into a shareholders agreement (the “Shareholders Agreement”). See “Related Party Transactions—Shareholders Agreement.”

Share Ownership by Directors and Officers

See “Principal Shareholders” for a description of the current ownership of our ordinary shares by directors and executive officers.

PRINCIPAL SHAREHOLDERS

The table below sets forth certain information regarding the beneficial ownership of our share capital structure before and after the offering and assuming no exercise of the option to purchase additional class A shares. The shares and corresponding percentage owned before the offering are based on 43,917,577 outstanding class B shares after giving effect to the conversion through a reverse stock split immediately prior of this offering of 241,546,679 ordinary shares held by certain of our existing shareholders for class B shares on a 5.5-to-one basis.

The following table does not reflect any class A shares that may be purchased pursuant to our Directed Share Program described under “Underwriting.” If any class A shares are purchased by our directors or executive officers or their respective affiliated entities, the number and percentage of the shares beneficially owned by them after this offering will differ from those set forth in the following table.

	Shares Owned Before the Offering					Shares Owned After the Offering
	Class A Shares			Class B Shares		Class A Shares			Class B Shares
Shareholder	Number of Shares	Percentage Owned		Number of Shares	Percentage Owned	Number of Shares	Percentage Owned		Number of Shares	Percentage Owned
5% Shareholders
Entities affiliated with Enfoca(1)	—		*	32,029,016	72.9%			%			%
Juan Rafael Servan Rocha	—		*	2,671,878	6.1%			%			%
Directors and Officers
Jesús Zamora León(2)	—		*	—	*			%			%
Luis Felipe Pinillos Casabonne	—		*	4,007,817	9.1%			%			%
Jorge Basadre Brazzini	—		*	—	*			%			%
Leonardo Bacherer Fastoni	—		*	—	*			%			%
Robert Oberrender	—		*	—	*			%			%
Andrew Soussloff	—		*	—	*			%			%
John Wilton	—		*	—	*			%			%
Anasofía Sánchez Juárez	—		*	—	*			%			%
Gisele Remy Ferrero	—		*	—	*			%			%
Sven Boes	—		*	—	*			%			%
Marco Roca	—		*	—	*			%			%
Andrés Ángel	—		*	—	*			%			%
All directors and officers as a group (12 persons)	—		*	4,007,817	9.1%			%			%

*	Less than 1% ownership.
(1)

Includes: 32,029,016 class B shares collectively held by Enfoca Discovery 2, L.P., Enfoca Descubridor 1, Fondo de Inversión, Enfoca Descubridor 2, Fondo de Inversión, Enfoca Asset Management Ltd. and Enfoca Sociedad Administradora de Fondos de Inversión S.A. In connection with the Sponsor Financing for a capital contribution to us in October 2022, to fund, in part, our purchase of Grupo OCA, Enfoca pledged all of its shares for the benefit of the lenders under the Sponsor Financing. See “Risk Factors—Risks Relating

to the Offering and Our Class A Shares—Following the completion of the offering, Enfoca, our controlling shareholder, will own approximately 72.9% of our class B shares and certain of our officers and a majority of our directors may be employed by or otherwise affiliated with Enfoca, which could give rise to potential conflicts of interest with them and certain of our other shareholders.”
(2)

Mr. Zamora León, our President and a member of our board of directors, owns 70% of the shares of Enfoca Investment Ltd. and may be deemed to have voting and dispositive power over the ordinary shares held by the entities affiliated with Enfoca.

(3)

In connection with the Sponsor Financing for a capital contribution to us in October 2022, Mr. Pinillos Casabonne, a member of our board of directors, pledged all of his class A shares and class B shares for the benefit of the lenders under the Sponsor Financing.

The number of shares beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days through the exercise of any option, warrant or other right.

Sponsor Financing

In connection with the Sponsor Financing, our shareholders created Heredia Investments, which received the proceeds of the Sponsor Financing. The proceeds were used for a capital contribution to our subsidiary, Auna Salud S.A.C., in October 2022 to fund, in part, our purchase of Grupo OCA. As part of the Sponsor Financing, certain of our controlling shareholders pledged substantially all of the shares they hold in us for the benefit of the lenders under the Sponsor Financing. The indebtedness under the Sponsor Financing has a final maturity of October 5, 2025. Heredia Investments currently holds a 21.2% interest in Auna Salud S.A.C. directly and we hold a 78.8% interest therein. Other than its interest in Auna Salud and its obligations under the Sponsor Financing, Heredia Investments does not have any material assets or liabilities.

The documents governing the Sponsor Financing contain various covenants, other obligations and events of default. If our shareholders default on their obligations under the terms of the Sponsor Financing, the lenders under the Sponsor Financing will be entitled to certain remedies, including declaring all outstanding principal and interest to be due and payable and ultimately, foreclosing on the pledged shares.

Our shareholders are required under the terms of the Sponsor Financing to repay the Sponsor Financing with proceeds they receive from an equity offering by us. To facilitate that repayment, we will acquire Heredia Investments by way of a merger of Heredia Investments into Auna Salud. As a consequence of the merger, Auna Salud will assume the Sponsor Financing and, in turn, Auna will use the proceeds from this offering to repay all amounts outstanding under the Sponsor Financing. Following this repayment in full of the Sponsor Financing, the pledges on the shares held by our controlling shareholders securing the Sponsor Financing will be released.

RELATED PARTY TRANSACTIONS

In the ordinary course of business, we and our subsidiaries engage in a variety of transactions among ourselves and with certain of our affiliates and related parties on an arm’s-length basis. All material transactions between us or our subsidiaries and our other affiliates or related parties are evaluated by our senior management and our board in accordance with specific regulations and internal rules applicable to all related-party transactions. These transactions are subject to prevailing market conditions and transfer pricing regulations, as described below. The internal regulations of our board of directors establishes a review procedure for identifying, approving and accounting for related party transactions.

Related Person Transaction Policy

Pursuant to our related person transaction policy, any related person transaction must be approved or ratified by our audit and risk committee or another designated committee of our board of directors. The related party transaction policy sets out a number of exemptions pursuant to which certain related person transactions will be deemed not to create or involve a material interest and thereby not subject to such approval or ratification requirements. In determining whether to approve or ratify a transaction with a related person, our audit and risk committee or another designated committee of our board of directors will consider all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms of the transaction, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person. Our audit and risk committee or any other designated committee of our board of directors will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, such transaction is in, or not inconsistent with, our best interests and the best interests of our shareholders.

Luxembourg Law Concerning Related Party Transactions

Luxembourg law sets forth certain restrictions and limitations on transactions with related parties.

From a tax standpoint, the value of such related party transactions must be equal to the fair market value assessed under transfer pricing rules, i.e., the value agreed to by non-related parties under the same or similar circumstances.

Management Services

We have reimbursed Enfoca, our controlling shareholder, for administrative expenses for certain management services they provide in the amount of S/2.2 million, S/2.6 million, S/2.4 million and S/1.2 million for each of 2020, 2021, 2022 and the nine-month period ended September 30, 2023, respectively. We have also reimbursed Enfoca for certain consultant fees and travel expenses they have incurred, in the amount of S/0.2 million, S/0.3 million, S/0.9 million and S/ 0.4 million for each of 2020, 2021, 2022 and the nine-month period ended September 30, 2023, respectively.

Medical Services

Dr. Pinillos and Dr. Carlos Vallejos, the founders of Oncosalud in 1989 and current directors of Oncosalud, are both top physicians that have been providing medical services at our facilities for several years. For their services, they have received customary compensation and benefits commensurate with their expertise and clinical acumen in healthcare coverage and aligned with the compensation paid to other physicians and medical professionals of similar stature employed by us.

During the past three years, we have also reimbursed Dr. Vallejos for certain out-of-pocket expenses, including rent for office space used by Oncosalud for back-office operations and certain property taxes payable by him in connection thereto, as well as de minimis phone expenses, the purchase of inexpensive medical literature and minor travel expenses incurred in connection with his attendance at conferences on behalf of Oncosalud. These reimbursements amounted to S/0.3 million, S/0.5 million and S/0.5 million in 2020, 2021 and 2022, respectively.

Registration Rights Agreement

Effective upon consummation of this offering, we will enter into a registration rights agreement (the “Registration Rights Agreement”) with certain of our shareholders.

At any time beginning 180 days following the closing of this offering, subject to several exceptions, including waiver of the lockup period, underwriter cutbacks and our right to postpone a demand registration under certain circumstances, Enfoca may require that we register for public resale under the Securities Act all ordinary shares constituting registrable securities that they request be registered so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of at least US$20 million or represent all of the remaining registrable securities held by Enfoca or that would be owned upon conversion of all of the class B shares held by Enfoca. We will not be required to effect more than two demand registrations in any 12-month period. If we become eligible to register the sale of our securities on Form F-3 under the Securities Act, which will not be until at least twelve months after the date of this prospectus, Enfoca has the right to require us to register the sale of the registrable securities held by them on Form F-3, subject to offering size and other restrictions.

If we propose to register any of our class A shares under the Securities Act for our own account or the account of any other holder (excluding any registration related to an employee benefit plan, a corporate reorganization, other Rule 145 transactions, in connection with a dividend reinvestment plan or for the sole purpose of offering securities to another entity or its security holders in connection with the acquisition of assets or securities of such entity), Enfoca, Mr. Pinillos Casabonne and Mr. Zamora León are entitled to notice of such registration and to request that we include their registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.

In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling shareholders and we will bear all fees, costs and registration expenses (except underwriting discounts and spreads).

Shareholders Agreement

On September 8, 2020, Enfoca, our controlling shareholder, and Luis Felipe Pinillos Casabonne entered into the Shareholders Agreement. Among other things, the Shareholders Agreement provides that (i) so long as Mr. Pinillos Casabonne owns shares representing at least 2% of all of our issued and outstanding class A shares, he shall be nominated and elected as a member of our board of directors by Enfoca and as a member of the executive committee of the board of directors; (ii) so long as Mr. Pinillos Casabonne owns shares representing at least 4% of all of our issued and outstanding class A shares, he shall have the right to nominate two independent directors if our board of directors includes at least nine members or one independent director if our board of directors includes less than nine members, in each case subject to the consent of Enfoca; and (iii) so long as Mr. Pinillos Casabonne owns shares representing at least 3% of all of our issued and outstanding class A shares, he shall have the right to nominate one independent director if our board of directors includes at least nine members subject to the consent of Enfoca. Mr. Pinillos Casabonne will not have the right to nominate any independent director if our board of directors includes less than nine members.

In addition, the Shareholders Agreement provides that, if Enfoca intends to privately sell some or all of its shares of our common stock to non-affiliates, in certain cases, they must notify us and Mr. Pinillos Casabonne of the intended sale. In such cases, Mr. Pinillos Casabonne has tag-along rights to participate, on a pro rata basis, in such proposed sale at the same price per share and under the same terms and conditions.

Indemnification Agreements

We intend to enter into indemnification agreements with our directors and executive officers that will require us to indemnify our directors and executive officers to the fullest extent permitted by law. See “Management—Indemnification of Directors and Officers.”

Directed Share Program

At our request, the DSP Underwriter has reserved up to     % of the class A shares offered by this prospectus for sale, at the initial public offering price, to the Company’s directors, officers, consultants, employees and/or other individuals associated with us (subject to certain exceptions) and other parties related to the Company. We do not currently know the extent to which these related persons will participate in the Directed Share Program, if at all, but the number of class A shares available for sale to the general public will be reduced to the extent these related persons purchase such reserved class A shares. Any reserved class A shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other class A shares offered by this prospectus. Except for reserved class A shares purchased by our executive officers, directors or shareholders who have entered into lock-up agreements, these reserved class A shares will not be subject to the lock-up restrictions described elsewhere in this prospectus. We have agreed to indemnify the DSP Underwriter and its affiliates against certain liabilities and expenses, including liabilities under the Securities Act. See “Underwriting—Directed Share Program.”

DESCRIPTION OF OUR SHARE CAPITAL

Set forth below is certain information relating to our share capital, including brief summaries of the material provisions of our articles of association, the Act and certain related laws and regulations of Luxembourg. In connection with this offering, we will adopt amended articles of association and certain other corporate governance documents, including amended committee charters, which will become effective and replace our current articles of association and other relevant corporate governance documents in their entirety, as applicable, immediately prior to the completion of this offering.

The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our articles of association, as amended, and applicable Luxembourg law, including the Act.

General—Corporate Purpose, Registered Office, Fiscal Year and Duration of the Company

We are a Luxembourg public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg. The Company is governed by the laws of Luxembourg and in particular the Act.

Our articles of association provide that the Company’s corporate object is to hold, directly or indirectly, equity or other interests in other persons, including our subsidiaries, and take all actions as are necessary or useful to realise these objects. The Company has the power to carry out the following actions:

(1)

the acquisition, holding, management and disposal, in any form, by any means, directly or indirectly, of participations, rights and interests in, and obligations of, Luxembourg and non-Luxembourg companies, partnerships or other incorporated or non-incorporated entities;

(2)

the acquisition by purchase, subscription, assumption or in any other manner and the transfer by sale, exchange or in any other manner of equity securities, bonds, debentures, notes and other securities or financial instruments of any kind and contracts thereon or related thereto;

(3)

the ownership, administration, development and management of a portfolio of assets, including real estate assets and the assets referred to in (1) and (2) above on its own behalf and on behalf of third parties;

(4)

the holding, acquisition, disposal, development, licensing or sublicensing, and management of, or the investment in, any patents or other intellectual property rights of any nature or origin as well as the rights deriving therefrom;

(5)

the issuance of debt and equity securities in any currency and in any form including by way of: the issue of shares, notes, bonds, debentures or any other form of debt or equity security and in any manner, whether by way of private placement, public offering or otherwise; and borrowing from any third party, including banks, financial institutions, or other person whether or not affiliated with the Company;

(6)

to the extent permitted under Luxembourg law, the provision of any form of equity or debt funding or any other form of financial assistance in any currency and whether or not financed by any of the methods mentioned in (5) above and whether subordinated or unsubordinated, to any person including to the Company’s subsidiaries, affiliates and/or any other persons that may or may not be shareholders or affiliates of the Company;

(7)

the giving of guarantees or the creation of any form of encumbrance or security over all or any of its assets to guarantee or secure its own obligations or those obligations and undertakings of any other companies or persons that may or may not be shareholders or affiliates, and, generally, for its own benefit and/or the benefit of any other persons that may or may not be shareholders or affiliates of the Company;

(8)	taking any actions designed or intended to protect the Company against credit, currency exchange, interest rate or other risks; and

(9)	to undertake commercial activities in any jurisdiction and render services in general, directly or on behalf of third parties, subject to having obtained the requisite authorisation.

The Company’s registered office is at 46A, Avenue J.F. Kennedy L-1855 Luxembourg, Grand Duchy of Luxembourg.

The fiscal year of the Company begins on the first day of January of each year and ends on December 31 of the same year.

The Company is incorporated for an unlimited period of time.

Prior to the offering, our authorized share capital amounts to US$11,500,000 consisting of

(i)	500,000,000 authorized class A shares, with a nominal value of US$0.01 each, having the rights given to such class A shares in the articles of association of the Company; and

(ii)	65,000,000 authorized class B shares, with a nominal value of US$0.10 each, having the rights given to such class B shares in the articles of association of the Company.

The rights of the holders of the class A shares and the class B shares will be identical except for nominal value, voting and conversion rights. See “—Voting Rights.”

Our outstanding share capital is fully subscribed and fully paid up. Following the offering and assuming no exercise of the underwriters’ option to purchase additional class A shares, we will have                 class A shares issued and outstanding and 43,917,577 class B shares issued and outstanding.

Board of Directors

Our articles of association provide that our business is to be managed and conducted by or under the direction of our board of directors. In managing the business of the Company, the board of directors may exercise all the powers of the Company that are not reserved by Luxembourg law or by the articles of association to the general meeting of the shareholders. There is no requirement in our articles of association or Luxembourg law that our directors hold any of our shares.

Our articles of association provide that our board of directors shall consist of no fewer than three directors, with the total number of directors being determined by the board from time to time. Our board of directors will be classified into three classes of directors that are, as nearly as possible, one third of the total number of directors constituting the entire board of directors. (i) The class A directors shall serve for an initial three-year term of office until the annual general meeting of the shareholders approving the annual accounts for the financial year ending on December 31, 2026, (ii) the class B directors shall serve for an initial four-year term of office until the annual general meeting of the shareholders approving the annual accounts for the financial year ending on December 31, 2027 and (iii) the class C directors shall serve for an initial five-year term of office until the annual general meeting of the shareholders approving the annual accounts for the financial year ending on December 31, 2028. Following the expiry of their initial term, each class of directors will be elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. Any director appointed to fill any vacancy on the board of directors must be put in a specific class and only serves until the term of such class expires.

A quorum of the board of directors shall be a majority of directors. No valid decision of the board of directors may be taken if the relevant resolution has not been approved by the majority of the directors present or represented. In case of an equality of votes, the chairman shall have the right to cast the deciding vote. The board of directors may also take decision by means of resolutions in writing signed by all directors. Each director has one vote.

Our articles of association provide that any director may be removed at a shareholders meeting with or without cause by an ordinary resolution, and any vacancy may be filled by the board of directors (other than where a director is removed from office by the shareholders, in which case the shareholders shall elect a director to fill such vacancy by ordinary resolution in accordance with our articles of association), on a provisional basis until the provisional appointment of the director appointed by the board of directors is confirmed at the next general meeting of shareholders.

The compensation of our directors will be determined by our board of directors, subject to ratification by the shareholders at the annual general meeting approving the annual accounts of the relevant fiscal year, and there is no requirement that a specified number or percentage of independent directors must approve any such determination. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

Share Repurchases

We may repurchase issued shares or have another person repurchase issued shares for our account, subject to the following conditions:

(i)	prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth

a.	the terms and conditions of the proposed repurchase and in particular the maximum number of shares to be repurchased;

b.	the duration of the period for which the authorization is given, which may not exceed five years; and

c.

in the case of repurchase for consideration, the minimum and maximum consideration per share, provided that the prior authorization shall not apply in the case of shares acquired by either the Company, or by a person acting in his or her own name on its behalf, for the distribution thereof to its staff or to the staff of a company with which it is in a control relationship;

(ii)	only fully paid-up shares may be repurchased;

(iii)

the voting and dividend rights attached to the repurchased shares will be suspended as long as the repurchased shares are held by the Company; and the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to the Company’s shareholders.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire and sell the Company’s shares under the conditions set forth in article 430-15 of the Act, which are described above. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force.

The Articles authorize the board of directors to purchase the Company’s own shares in accordance with Luxembourg law on such terms and in such manner as may be authorized by the general meeting of shareholders in an ordinary resolution, subject to the rules of any stock exchange on which the shares are traded. The articles provide that the board of directors is authorized for a period of 5 years from                to make (i) open market repurchases of shares subject to certain conditions and (ii) repurchases of shares other than as described in (i) where the same terms are offered to all shareholders in a similar situation.

In addition, pursuant to Luxembourg law, the Company may directly or indirectly repurchase shares by resolution of its board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to the Company, or if the acquisition of shares has been made with the intent of distribution to its employees and/or the employees of any entity having a controlling relationship with it (i.e., its subsidiaries or controlling shareholder) or in any of the circumstances listed in article 430-16 of the Act.

Preemptive and Accretion Rights

Under Luxembourg law, unless limited, waived or canceled by our board of directors in the context of the authorized share capital or pursuant to a decision of an extraordinary general meeting of shareholders pursuant to the provisions of the articles of association relating to amendments thereof, holders of our ordinary shares have a pro rata pre-emptive right to subscribe for any new ordinary shares issued for cash consideration. Our articles of association provide that pre-emptive rights can be waived, suppressed or limited by our board of directors for a period ending on the fifth anniversary of the date of extraordinary general meeting of shareholders held on                which period therefore ends on                 , in the event of an increase of the issued share capital by our board of directors within the limits of the authorized share capital. See “—Voting Rights.”

Voting Rights

Each class A share will be entitled to one vote per class A share. Each class B share will be entitled to ten votes per class B share.

Holders of class A shares and class B shares will vote together as a single class on all matters unless otherwise required by our articles of association or by law.

Amendment to Articles of Association

Shareholder Approval Requirements. Luxembourg law requires that an amendment to our articles of association generally be made by extraordinary resolution. The agenda of the general meeting of shareholders must indicate the proposed amendments to the articles of association.

Pursuant to the Act and our articles of association, for an extraordinary resolution to be considered at a general meeting, the quorum must generally be at least 50% of our issued voting share capital. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise required by law) upon a two-thirds majority of the votes validly cast on such resolution. If the quorum of 50% is not reached at this meeting, a second general meeting may be convened, in which no quorum is required, and may approve the resolution at a majority of two-thirds of votes validly cast.

Formalities. Any resolutions to amend the articles of association or to approve a merger, de-merger, change of nationality, dissolution or change of nationality must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg law.

Information Rights

Luxembourg law gives shareholders limited rights to inspect certain corporate records 15 calendar days prior to the date of the annual general meeting of shareholders, including the annual accounts with the list of directors and auditors, the consolidated accounts, the notes to the annual accounts and the consolidated accounts, a list of shareholders whose shares are not fully paid-up, the management report(s) and the auditor’s report.

Dividends

The class A shares and class B shares will be entitled to participate equally in distributions made by us, with economic entitlement proportionate to the number of shares held (and not the voting power of a shareholder).

There are no legislative or other legal provisions currently in force in Luxembourg or arising under our articles of association that restrict the payment of dividends or distributions to holders of our ordinary shares not resident in Luxembourg, except for regulations restricting the remittance of dividends, distributions, and other payments in compliance with United Nations and EU sanctions. Under Luxembourg law, the amount and payment of dividends or other distributions is determined by a simple majority vote at a general shareholders’ meeting based on the recommendation of our board of directors, except in certain limited circumstances.

There are no fixed dates on which a shareholder is entitled to receive a dividend. The Company may declare and pay dividends in accordance with the Act. Dividends may be declared by the general meeting upon approval of the annual accounts for the immediately preceding financial year.

The articles of association of the Company also provide that the board of directors has the power to decide on and distribute interim dividends (including by way of staggered payments) by way of a cash dividend or by way of a dividend in kind, in accordance with the provisions applicable to commercial companies as set forth in the Act.

The amount of a dividend declared by the general meeting upon approval of the annual accounts may not exceed the amount of the profits at the end of the last financial year plus any profits carried forward and any amounts drawn from reserves which are available for that purpose, minus any losses carried forward and sums to be placed in reserve in accordance with the law or the articles of association of the Company. Interim dividends may be declared and paid by the board of directors out of available net profits, premium or other available reserves subject to complying with conditions required by law subject to such dividend not exceeding the amount available for distribution which shall not exceed total profits made since the end of the last financial year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed to reserve pursuant to the requirements of the law or the articles of association of the Company. Dividend payments that have not been claimed within five years after the date on which they become due revert back to the Company according to Article 2277 of the Luxembourg Civil Code.

Under Luxembourg law, at least 5% of our net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of our issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of our issued share capital. The legal reserve is not available for distribution. Distributions may be lawfully declared and paid if our net profits and/or distributable reserves are sufficient under Luxembourg law.

Annual accounts

Under Luxembourg law, our board of directors must prepare annual accounts and consolidated accounts. Except for certain cases as provided for by Luxembourg law, our board of directors must also annually prepare management reports on the annual accounts and consolidated accounts. The annual accounts, the consolidated accounts, management reports and auditor’s reports must be available for inspection by shareholders at our registered office and on our website for an uninterrupted period beginning at least eight calendar days prior to the date of the annual ordinary general meeting of shareholders.

The annual accounts and consolidated accounts are audited by an approved statutory auditor (réviseur d’entreprises agréé).

The annual accounts and the consolidated accounts, will be filed with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés of Luxembourg) and disseminated as regulated information.

Changes in Capital

Our share capital may be increased or decreased by a decision of the general meeting of shareholders taken by the affirmative votes of at least two-thirds (2/3) of the votes validly cast on such resolution by shareholders entitled to vote in accordance with the articles of association of the Company, in a meeting at which the holders of in excess of one half (1/2) of the share capital in issue entitled to vote are present in person or by proxy.

The foregoing notwithstanding, on                 , our shareholders delegated to our board of directors the authority to approve one or more capital increases of up to US$        and the issuance of up to                  class A shares and up to                  class B shares, which delegation will remain in place for five (5) years thereafter and will allow our board of directors to determine the timing, amount, and conditions of each such capital increase, without requiring further shareholders’ approval. This approval also included an express advanced waiver of any preemptive rights that would apply in connection with any such capital increases. The general meeting may amend, renew or extend such authorized share capital and such authorization to the board of directors to issue ordinary shares. Our articles of association provide that no fractional ordinary shares shall be issued.

The board of directors may authorize the issuance of ordinary shares out of authorized share capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in our articles of association. If the proposal of the board of directors to issue new ordinary shares exceeds the limits of our authorized share capital, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association.

Form and Transfer of Common Shares

Our ordinary shares are issued in registered form only (actions nominatives). Any shareholder may, subject to the provisions of the Act and the restrictions contained in the Company’s articles of association, transfer all or any of such shareholder’s shares by written instrument of transfer; provided that shares listed or admitted to trading on a stock exchange may be transferred in accordance with the rules and regulations of such exchange.

Under Luxembourg law, the ownership of registered shares is established by the inscription of the name of the shareholder and the number of shares held by him or her in the shareholder register. Transfers of ordinary shares not deposited into securities accounts are effective towards us and third parties either through the recording of a declaration of transfer into the shareholders’ register, signed and dated by the transferor and the transferee or their representatives or by us, upon notification of the transfer to, or upon the acceptance of the transfer by, us. Should the transfer of ordinary shares not be recorded accordingly, the shareholder is entitled to enforce his or her rights by initiating the relevant proceedings before the competent courts of Luxembourg.

Conversion

Each class B share is convertible into one class A share automatically upon any transfer that is not a permitted transfer in accordance with the Company’s articles of association, and the board of directors may suspend the voting rights of such class B share until such class B share is converted into a class A share. The board of directors has the exclusive authority to determine whether a transfer of a class B share is a permitted transfer.

For so long as Enfoca and Luis Felipe Pinillos Casabonne hold in the aggregate 10% or more of the voting power of our issued and outstanding share capital, we will have a dual class structure. However, if, on any given date, the ordinary shares held directly or indirectly by Enfoca and Mr. Pinillos Casabonne represent in the aggregate less than 10% of the voting power of our issued and outstanding share capital, then all the class B shares will be immediately converted into class A shares with full and equal economic and voting rights as provided under Luxembourg law on a one-to-one basis and the board of directors may suspend the voting rights of any class B shares outstanding.

For purposes of our Articles of Association, Enfoca is defined as Enfoca Discovery 2 LP, Enfoca Descubridor 1, Fondo de Inversión, Enfoca Descubridor 2, Fondo de Inversión, Enfoca Discovery 1 SAC, Enfoca Discovery Parallel SAC, Enfoca Sociedad Administradora de Fondos de Inversión S.A., Enfoca Asset Management Ltd. and Enfoca Investments Ltd., any other entity administered or Controlled by Enfoca Investments Ltd, or any affiliate of any of the foregoing.

Liquidation Rights

If we are liquidated, our shareholders only have the right to receive net assets remaining after payment of all debts, charges and expenses resulting from the liquidation after we comply with our obligation to pay all our creditors and after discounting any existing dividend liabilities. For this reason, we cannot assure you that we will be able to reimburse 100% of the book value of our ordinary shares, including the class A shares, in case of bankruptcy or liquidation.

In the event of the dissolution of the Company for whatever reason, the liquidation will be carried out by one or more liquidators appointed by the General Meeting which will determine their powers and their compensation. Once all debts, charges and liquidation expenses have been met, any balance resulting shall be paid to the shareholders.

Ordinary/Annual General Meeting and Extraordinary Meetings

Under Luxembourg law, our ordinary/annual general meeting of shareholders must be held during the six-month period after the end of each fiscal year.

Other shareholders’ meetings may be convened by the board of directors or by the statutory auditor(s) when it is requested by holders holding at least 10% of our outstanding voting power, as often as the interest of the Company demands and be held at such place and time as may be specified in the respective convening notice of the meeting . In such case, the general meeting of shareholders must be held within one month from the receipt of such request. If the meeting called is other than the annual shareholders’ meeting or a shareholders’ meeting required by Luxembourg law or the articles of association, the agenda will contain those matters requested by the shareholders who requested the meeting.

One or more shareholder(s) representing at least one-tenth of the voting share capital of the Company may require the inclusion of one or more items on the agenda of any general meeting of shareholders.

Notices of Meetings

Notice for shareholders’ meetings must include the date, time, place and agenda of the meeting and must be distributed through announcements filed with the Luxembourg Trade and Companies Register and published at least 15 days before the shareholders’ meeting on the Recueil électronique des sociétés et associations and in a Luxembourg newspaper. Notices by mail must be sent at least 8 days before the meeting to the registered shareholders by ordinary mail (lettre missive). Alternatively, notices may be exclusively given by registered mail if the company has only issued registered shares or if the addressees have individually agreed to receive the convening notices by another means of communication ensuring access to the information, by such means of communication. If all of the voting shareholders are present or represented at a general meeting of shareholders and have waived any convening requirements, the meeting may be held without prior notice or publication.

Quorum and Voting Requirements

An extraordinary general meeting of shareholders convened for the purposes of amending the articles of association of the Company must have a quorum of at least 50% of our issued share capital. If such quorum is not present, a second meeting may be convened for which Luxembourg law does not prescribe a quorum. Amendments to the articles of association are subject to the approval of at least two-thirds of the votes cast at such extraordinary general meeting of shareholders.

In accordance with our articles of association of the Company and Luxembourg law, in order for the Company to determine which shareholders are entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) days before the date of such meeting. If the board of directors does not fix a record date, the record date for determining Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be at the close of business in Luxembourg on the day that is not a Saturday, Sunday or Luxembourg public holiday next preceding the day on which notice is given.

Limitations on the Rights of Nonresidents or Foreign Shareholders

There are no limitations under our articles of association or Luxembourg law on the rights of nonresidents or foreign shareholders to own securities or exercise voting rights with respect to our securities.

Disclosure of Shareholdings

There are no provisions in our articles of association governing the ownership threshold above which share ownership must be disclosed.

However, the Luxembourg law of 12 November 2004 on the fight against money laundering and terrorist financing, as amended (the “AML Law”), the Grand-Ducal regulation of 1st February 2010 providing details on certain provisions of the said law (the “Grand-Ducal Regulation”), the law of 13 January 2019 establishing a register of beneficial owners (the “UBO Register Law”) and article 6(a)(i) of the Directive (EU) 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, as amended (the “Fourth AML Directive,” together with the AML Law, the UBO Register Law and the Grand-Ducal Regulation, the “AML Regulations”) requires the board of directors to declare the existence of any ultimate beneficial owner (bénéficiaire effectif) of the Company in the sense of article 7(a)(i) of the AML Law i.e., a natural person holding directly or indirectly a shareholding of 25% plus one share or an ownership interest of more than 25% or otherwise controlling the Company.

Mergers and De-mergers

A merger by absorption whereby a Luxembourg company, after its dissolution without liquidation, transfers to the absorbing company all of its assets and liabilities in exchange for the issuance to the shareholders of the company being acquired of shares in the acquiring company, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, subject to certain exceptions, be approved by a special resolution of shareholders of the Luxembourg company to be held before a notary. Similarly, a de-merger of a Luxembourg company is, in principle, subject to certain exceptions subject to the approval by a special resolution of shareholders.

Anti-Takeover Provisions

Our articles of association provide a classified board, which means that our board of directors will be classified into three classes of directors that are, as nearly as possible, of equal size. (i) The class A directors shall serve for an initial three-year term of office until the annual general meeting of the shareholders approving the annual accounts for the financial year ending on December 31, 2026, (ii) the class B directors shall serve for an initial four-year term of office until the annual general meeting of the shareholders approving the annual accounts for the financial year ending on December 31, 2027 and (iii) the class C directors shall serve for an initial five-year term of office until the annual general meeting of the shareholders approving the annual accounts for the financial year ending on December 31, 2028. Following the expiry of their initial term, each class of directors will be elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The existence of a classified board could impede a proxy contest or delay a successful tender offeror from obtaining majority control of the board of directors, and the prospect of that delay might deter a potential offeror.

Registrar and Transfer Agent

We have appointed Continental Stock Transfer & Trust Company as our U.S. registrar and transfer agent, and all class A shares and shareholders are transferred from the register held at our registered office to the register held by our U.S. registrar and transfer agent. The register of shareholders to be kept at the Company’s registered office will contain the holders of class B shares and it will record the class A shares with reference to the records of the U.S. registrar and transfer agent. The U.S. registrar and transfer agent will provide to the Company, upon request, a copy of such register of class A shares to enable the Company to comply with its obligations in case a shareholder arrives at the registered office to inspect the shareholders register.

Principal Differences between Luxembourg and U.S. Corporate Law

We are incorporated under the laws of Luxembourg. The following discussion summarizes material differences between the rights of holders of our class A shares and the rights of holders of the ordinary shares of a typical corporation incorporated under the laws of the state of Delaware which result from differences in governing documents and the laws of Luxembourg and Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our class A shares under applicable law in Luxembourg and our articles of association or the rights of holders of the ordinary shares of a typical corporation under applicable Delaware law and a typical certificate of incorporation and articles of association.

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Board of Directors
The board of directors shall consist of one or more members. A typical certificate of incorporation and by-laws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.

Pursuant to the Act and our articles of association, our board of directors must be composed of at least three directors. They are appointed by the general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous candidacy) by a simple majority of the votes cast. Pursuant to our articles of association, directors may be reelected, but the term of their office may not, except for their initial term following this offering, exceed three years.

Under Luxembourg law, our articles of association may provide for different classes of directors. Our articles of association allow for the appointment of directors of different classes, and each director has one vote. Our articles of association provide that in case of an equality of votes, the chairman shall have the right to cast the deciding vote.

Limitation on Personal Liability of Directors
A typical certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct	The Act provides that directors do not assume any personal obligations for commitments of the company. Directors are liable to the company for the performance of their duties as directors and for any misconduct in the management of the company’s affairs.

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or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (“DGCL”) (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation would also provide that if the DGCL is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Directors are further jointly and severally liable both to the company and to any third parties for damages resulting from violations of the law or the articles of association of the Company. Directors will only be discharged from such liability for violations to which they were not a party, provided no misconduct is attributable to them and they have reported such violations at the first general meeting after they had knowledge thereof.

In addition, directors may under specific circumstances also be subject to criminal liability, such as in the case of an abuse of assets.

Our articles of association provide that directors and officers, past and present, are entitled to indemnification from the Company to the fullest extent permitted by Luxembourg law against liability and all expenses reasonably incurred or paid by them in connection with any claim, action, suit or proceeding in which they are involved by virtue of their being or having been a director or officer and against amounts paid or incurred by them in the settlement thereof, subject to certain exceptions.

Interested Shareholders

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested shareholder” for three years following the time that the shareholder becomes an interested shareholder. Subject to specified exceptions, an “interested shareholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or by-laws that was approved by majority shareholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.

Under Luxembourg law, no specific restrictions exist as to the transactions that a shareholder may engage in with us. The transaction must, however, be in our corporate interest and be made on arm’s-length terms.

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Removal of Directors
A typical certificate of incorporation and by-laws provides that, subject to the rights of holders of any preferred shares, directors may be removed at any time by the affirmative vote of the holders of at least a	Under Luxembourg law, directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the votes validly cast at the relevant shareholders’ meeting.
majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).

Filling Vacancies on the Board of Directors
A typical certificate of incorporation and by-laws provides that, subject to the rights of the holders of any preferred shares, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of shareholders at which the term of the class of directors to which the newly elected director has been elected expires.

Luxembourg law provides that in the event of a vacancy of a director seat, the remaining directors may, unless the articles of association of the Company provide otherwise, provisionally fill such vacancy until the next annual general meeting at which the shareholders will (i) be asked to confirm the appointment or (ii) may appoint a new director.

The decision to fill a vacancy must be taken at a duly convened and quorate meeting of the board of directors. Our articles of association provide that to fill vacancies such directors must be appointed from nominations as provided for in the articles of association.

Amendment of Governing Documents
Under the DGCL, amendments to a corporation’s certificate of incorporation require the approval of shareholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL. Under the DGCL, the board of directors may amend by-laws if so authorized in the charter. The shareholders of a Delaware corporation also have the power to amend by-laws.

Under Luxembourg law, amendments to our articles of association require an extraordinary general meeting of shareholders held in front of a public notary at which at least one half (50%) of the share capital is represented. The notice of the extraordinary general meeting shall set out the proposed amendments to the articles of association.

If such quorum is not reached, a second meeting may be convened by means of a notice published in the Luxembourg official electronic gazette (Recueil Electronique des Sociétés et Associations) and in a Luxembourg newspaper 15 days before the meeting. The second meeting shall be validly constituted regardless of the proportion of the share capital represented.

At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast by shareholders (unless otherwise required by

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Luxembourg law or the articles of association). Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares.

In very limited circumstances, the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders at a duly convened shareholders’ meeting. This is the case in the context of our authorized share capital within which the board of directors is authorized to issue further ordinary shares or in the context of a share capital reduction and cancellation of ordinary shares. The board of directors is then authorized to appear in front of a notary public to record the capital increase or decrease and to amend the share capital set forth in the articles of association.

Meetings of Shareholders
Annual and Special Meetings	Annual and Special Meetings
Typical by-laws provide that annual meetings of shareholders are to be held on a date and at a time fixed by the board of directors. Under the DGCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the by-laws.

Pursuant to Luxembourg law, at least one general meeting of shareholders must be held each year within six months as from the close of the financial year. The purpose of such annual general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments, and grant discharge to the directors. The annual general meeting must be held within six months of the end of each financial year. Additional meetings of shareholders may be convened.

Pursuant to Luxembourg law, the board of directors is obliged to convene a general meeting so that it is held within a period of one month of the receipt of a written request of shareholders representing one-tenth of the issued capital. Such request must be in writing and indicate the agenda of the meeting.

Quorum Requirements	Quorum Requirements
Under the DGCL, a corporation’s certificate of incorporation or by-laws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Luxembourg law distinguishes ordinary resolutions and extraordinary resolutions.

Extraordinary resolutions relate to proposed amendments to the articles of association and certain other limited matters. All other resolutions are ordinary resolutions.

Pursuant to Luxemburg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions are not considered “votes.”

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Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) dissolution, and (v) an amendment of the articles of association.

Pursuant to Luxembourg law for any extraordinary resolutions to be considered at a general meeting, the quorum shall generally be at least one half (50%) of the issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (except as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders and holders of beneficiary certificates. Abstentions are not considered “votes.”

Indemnification of Officers, Directors and Employees

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation’s shareholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•  acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•  in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is

Pursuant to Luxembourg law on agency, agents are entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part.

Luxembourg law on agency is applicable to the mandate of directors and agents of the Company.

Our articles of association contain indemnification provisions setting forth the scope of indemnification of our directors and officers. These provisions allow us to indemnify directors and officers against liability (to the extent permitted by Luxembourg law) and expenses reasonably incurred or paid by them in connection with claims, actions, suits or proceedings in which they become involved as a party or otherwise by virtue of performing or having performed as a director or officer, and against amounts paid or incurred by them in the settlement of such claims, actions, suits or proceedings, subject to limited exceptions.

The indemnification extends, among other things, to legal fees, costs and amounts paid in the context of a settlement.

Pursuant to Luxembourg law, a company is generally liable for any violations committed by employees in the performance of their functions except where such violations are not in any way linked to the duties of the employee.

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fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

Shareholder Approval of Business Combinations

Generally, under the DGCL, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The DGCL also requires a special vote of shareholders in connection with a business combination with an “interested shareholder” as defined in section 203 of the DGCL. See “—Interested Shareholders” above.

Under Luxembourg law and our articles of association, the board of directors has the widest power to take any action necessary or useful to achieve the corporate objective. The board of directors’ powers are limited only by law and our articles of association.

Any type of business combination that would require an amendment to the articles of association, such as a merger, de-merger, consolidation, dissolution, or voluntary liquidation, requires an extraordinary resolution of a general meeting of shareholders.

Transactions such as a sale, lease, or exchange of substantial company assets require only the approval of the board of directors. Neither Luxembourg law nor our articles of association contain any provision specifically requiring the board of directors to obtain shareholder approval of the sale, lease, or exchange of substantial assets of ours.

Shareholder Action Without A Meeting
Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.

A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or our articles of association.

Pursuant to Luxembourg law, shareholders of a public limited liability company may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote by proxy.

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Shareholder Suits
Under the DGCL, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action under the DGCL have been met. A person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a shareholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The DGCL also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Pursuant to Luxembourg law and our articles of association, the board of directors has the widest power to take any action necessary or useful to achieve the corporate object. The board’s powers are limited only by law.

Luxembourg law does not require shareholder approval before legal action may be initiated on behalf of the Company. The board of directors has sole authority to decide whether to initiate legal action to enforce the Company’s rights (other than, in certain circumstances, in the case of an action against board members).

Shareholders do not generally have authority to initiate legal action on the Company’s behalf. However, the general meeting of shareholders may vote to initiate legal action against directors on grounds that such directors have failed to perform their duties in accordance with the Act. If a director is responsible for a breach of the Act or of a provision of the articles of association, an action can be initiated by any third party including a shareholder having a legitimate interest. In the case of a shareholder, such interest must be different from the interest of the Company.

Luxembourg procedural law does not recognize the concept of class actions.

Distributions and Dividends; Repurchases and Redemptions
Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Pursuant to Luxembourg law, dividend distributions may be declared by shareholders (i) by the general meeting or (ii) by the board of directors in the case of interim dividends (acomptes sur dividendes).

Dividend distributions may be made if the following conditions are met:

•  except in the event of a reduction of the issued share capital, only if net assets on the closing date of the preceding fiscal year are, or following such distribution would not become, less than the sum of the issued share capital plus reserves (which may not be distributed by law or under our articles of association); and

•  the amount of a distribution to shareholders may not exceed the sum of net profits at the end of the preceding fiscal year plus any

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profits carried forward and any amounts drawn from reserves which are available for that purpose, less any losses carried forward and with certain amounts to be placed in reserve in accordance with the law or our articles of association.

Interim dividend distributions may only be made if the following conditions are met:

•  interim accounts indicate sufficient funds are available for distribution;

•  the amount to be distributed does not exceed the total amount of net profits since the end of the preceding fiscal year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed in reserves in accordance with the law or the articles of association;

•  the board declares such interim distributions no later than two months after the date at which the interim accounts have been drawn up; and

•  prior to declaring an interim distribution, the board must receive a report from the company’s auditors confirming that the conditions for an interim distribution are met.

The amount of distributions declared by the annual general meeting of shareholders shall include (i) the amount previously declared by the board of directors (i.e., the interim distributions for the year of which accounts are being approved), and if proposed (ii) the (new) distributions declared on the annual accounts.

Where interim distribution payments exceed the amount of the distribution subsequently declared at the general meeting, any such overpayment shall be deducted from the next distribution.

Pursuant to Luxembourg law, we (or any party acting on our behalf) may repurchase our own ordinary shares and hold them in treasury, provided that:

•  the shareholders at a general meeting have previously authorized the board of directors to acquire our ordinary shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in

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particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years), and, in the case of acquisition for value, the maximum and minimum consideration, provided that the prior authorization shall not apply in the case of ordinary shares acquired by either us or by a person acting in his or her own name but our behalf for the distribution thereof to our staff or to the staff of a company with which we are in a control relationship;

•  the acquisitions, including ordinary shares previously acquired by us and held by us and shares acquired by a person acting in his or her own name but on our behalf, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the articles of association);

•  the ordinary shares repurchased are fully paid-up; and

•  the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to our shareholders.

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to us, provided that the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the ordinary shares acquired, the proportion of the subscribed capital which they represent, and the consideration paid for them, and (ii) in the case of ordinary shares acquired by either us or by a person acting on our behalf with a view to redistributing the ordinary shares to our staff or our controlled subsidiaries, provided that the distribution of such shares is made within 12 months from their acquisition.

Luxembourg law provides for further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce our capital or the acquisition of shares issued

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as redeemable shares. Such acquisitions may not have the effect of reducing net assets below the aggregate of subscribed capital and reserves (which may not be distributed by law and are subject to specific provisions on reductions in capital and redeemable shares under Luxembourg law).

Any ordinary shares acquired in contravention of the above provisions must be resold within a period of one year after the acquisition or be cancelled at the expiration of the one-year period.

As long as ordinary shares are held in treasury, the voting rights attached thereto are suspended. Further, to the extent the treasury shares are reflected as assets on our balance sheet a non-distributable reserve of the same amount must be reflected as a liability. Our articles of association provide that ordinary shares may be acquired in accordance with the law.

Transactions with Officers or Directors
Under the DGCL, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the DGCL, either (a) the shareholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

There are no rules under Luxembourg law preventing a director from entering into contracts or transactions with us to the extent that the contract or the transaction is in our corporate interest.

Luxembourg law prohibits a director from participating in deliberations and voting on a transaction if (i) such director has a direct or indirect financial interest therein, and (ii) the interests of such director or conflict with our interests. The relevant director must disclose his or her personal financial interest to the board of directors and abstain from voting. The transaction and the director’s interest therein shall be reported to the next succeeding general meeting of shareholders.

Dissenters’ Rights
Under the DGCL, a shareholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.	Neither Luxembourg law nor our articles of association provide for appraisal rights.

Delaware	Luxembourg
Cumulative Voting
Under the DGCL, a corporation may adopt in its by-laws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a shareholder has the number of votes equal to the number of shares held by such shareholder times the number of directors nominated for election. The shareholder may cast all of such votes for one director or among the directors in any proportion.	Luxembourg law does not provide for cumulative voting.

Anti-Takeover Measures

Under the DGCL, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Pursuant to Luxembourg law, it is possible to create an authorized share capital from which the board of directors is authorized by the shareholders to issue further ordinary shares and, under certain conditions, to limit, restrict, or waive preferential subscription rights of existing shareholders. The rights attached to the ordinary shares issued within the authorized share capital will be equal to those attached to existing ordinary shares and set forth in our articles of association.

The authority of the board of directors to issue additional shares is valid for a period of up to five years unless renewed by vote of the holders of at least two-thirds of the votes cast at a shareholders meeting where at least half of the issued share capital is present or represented.

The authorized capital of the Company is US$         , divided into:

•          class A shares; and

•          class B shares.

TAXATION

The following summary contains a description of certain Luxembourg and U.S. federal income tax consequences of the acquisition, ownership and disposition of class A shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase class A shares. The summary is based upon the tax laws of and regulations thereunder and on the tax laws of the United States and Luxembourg and regulations thereunder as of the date hereof, which are subject to change.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following section is the opinion of Davis Polk & Wardwell LLP of the material U.S. federal income tax consequences to U.S. Holders, as defined below, of owning and disposing of class A shares acquired pursuant to this offering. It does not set forth all tax considerations that may be relevant to a particular person’s decision to acquire class A shares.

This section applies only to a U.S. Holder that holds class A shares as capital assets for U.S. federal income tax purposes. This section does not include a description of the state, local or non-U.S. tax consequences that may be relevant to U.S. Holders, nor does it address U.S. federal tax consequences (such as gift and estate taxes) other than income taxes. In addition, it does not set forth all of the U.S. federal income tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences, rules conforming the timing of income accruals with respect to the class A shares to financial statements under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), the potential application of the provisions of the Code known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•

persons holding class A shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to the class A shares;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships or S corporations for U.S. federal income tax purposes;

•	persons who acquire our class A shares through the exercise of an option or otherwise as compensation;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	real estate investment trusts or regulated investment companies;

•	persons that own or are deemed to own 10% or more of our shares (by vote or value); or

•	persons holding class A shares in connection with a trade or business conducted outside of the United States.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds class A shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding class A shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the class A shares.

This section is based on the Code, administrative pronouncements, judicial decisions, final, and temporary and proposed Treasury regulations and the U.S.—Luxembourg income tax treaty (the “Treaty”), all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect. Any change or different interpretation could alter the tax consequences to U.S. Holders described in this section. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this section.

You are a “U.S. Holder” if you are, for U.S. federal income tax purposes, a beneficial owner of class A shares, and:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of class A shares in their particular circumstances.

Taxation of Distributions

We do not currently expect to make distributions on our class A shares. In the event that we do make distributions of cash or other property, subject to the passive foreign investment company rules described below, distributions paid on class A shares, other than certain pro rata distributions of ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of a U.S. Holder’s tax basis in the class A shares, and then, to the extent such excess amount exceeds such holder’s tax basis in the class A shares, as capital gain. However, we currently do not, and we do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that any distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Subject to certain holding-period requirements, for so long as our class A shares are listed on NYSE or another established securities market in the United States, dividends paid to certain non-corporate U.S. Holders will generally be eligible for taxation as “qualified dividend income,” which is taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. Holders. However, such long-term capital gain rate would not be applicable if we are treated as a passive foreign investment company in respect of the relevant U.S. Holder for the taxable year in which dividends are paid or the immediately preceding taxable year. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances.

The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend.

For purposes of the foreign tax credit rules, dividends will be treated as foreign-source income. For U.S. federal income tax purposes, the amount of dividend income will include any amounts withheld in respect of Luxembourg taxes. Subject to applicable limitations that vary depending on a U.S. Holder’s particular circumstances and the discussion below regarding certain Treasury regulations, Luxembourg taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty if the U.S. Holder is eligible for Treaty benefits) generally will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex. For example, Treasury regulations provide that, in the absence of an election to apply the benefits of an applicable income tax treaty, in order for non-U.S. income taxes to be creditable, the relevant non-U.S. income tax rules must be consistent with certain U.S. federal income tax principles, and we have not determined whether the Luxembourg income tax system meets this requirement. The U.S. Internal Revenue Service (the “IRS”) recently released a notice which indicates that the U.S. Treasury Department and the IRS are considering amendments to these Treasury regulations and provides relief from certain of their provisions for taxable years ending on or before December 31, 2023. The notice also indicates the U.S. Treasury Department and the IRS are considering whether, and in what conditions, to provide additional temporary relief in later taxable years. In lieu of claiming a credit, a U.S. Holder may be able to elect to deduct non-U.S. income taxes, including Luxembourg taxes, in computing the U.S. Holder’s taxable income, subject to applicable limitations. An election to deduct non-U.S. taxes instead of claiming foreign tax credits applies to all creditable non-U.S. taxes paid or accrued in the taxable year. U.S. Holders should consult their tax adviser regarding the availability of foreign tax credits in their particular circumstances.

Sale or Other Disposition of Class A Shares

Subject to the passive foreign investment company rules described below, gain or loss realized on the sale or other disposition of class A shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the class A shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the class A shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations. U.S. Holders should consult their tax advisers regarding the proper treatment of gain or loss in their particular circumstances, including the effects of any applicable income tax treaties.

Passive Foreign Investment Company Rules

Under the Code, we will be a PFIC for any taxable year in which, after the application of certain “look-through” rules with respect to subsidiaries, either (i) 75% or more of our gross income consists of “passive income,” or (ii) 50% or more of the average quarterly value of our assets consist of assets that produce, or are held for the production of, “passive income” (including cash). For purposes of the above calculations, we will be treated as if we hold our proportionate share of the assets of, and receive directly our proportionate share of the income of, any other corporation in which we directly or indirectly own at least 25%, by value, of the shares of such corporation. Passive income generally includes, among other things, interest, dividends, certain non-active rents, certain non-active royalties and capital gains. Additionally, goodwill is treated as an active asset to the extent attributable to activities that produce active income.

Based on the expected market price of our class A shares following this offering and the composition of our income and assets, including goodwill, we do not expect to be a PFIC for our 2023 taxable year or in the foreseeable future. However, the determination of whether we are a PFIC is a fact-intensive determination that must be made on an annual basis applying principles and methodologies that are in some circumstances unclear, and whether we will be a PFIC in 2023 or any future taxable year is uncertain in several respects. Moreover, our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our class A shares, which may fluctuate substantially over time). Accordingly, there can be no assurance that we will not be a PFIC for any taxable year, and our U.S. counsel expresses no opinion with respect to our PFIC status, or with respect to our expectations regarding our PFIC status in 2023 or any future taxable year. If we are a PFIC for any year during which a U.S. Holder holds class A shares, we would continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds class A shares, even if we ceased to meet the threshold requirements for PFIC status, unless the U.S. Holder makes a valid deemed sale election under the applicable Treasury regulations with respect to its class A shares.

If we were a PFIC for any taxable year during which a U.S. Holder held class A shares (assuming such U.S. Holder has not made a timely mark-to-market or QEF Election, as described below), gain recognized by a

U.S. Holder on a sale or other disposition (including certain pledges) of the class A shares would be allocated ratably over the U.S. Holder’s holding period for the class A shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Similar rules apply to any distribution received by a U.S. Holder on its class A shares exceeds 125% of the average of the annual distributions on the class A shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. If we are a PFIC for any year, a U.S. Holder may be subject to the adverse consequences for any gain or excess distributions in respect of any lower-tier PFICs that we own.

A U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its class A shares, provided that the class A shares are “marketable.” Our class A shares will be marketable if they are “regularly traded” on a “qualified exchange” or other market within the meaning of applicable Treasury regulations. If a U.S. Holder makes the mark-to-market election, it will recognize as ordinary income any excess of the fair market value of the class A shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the class A shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the class A shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of class A shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). A mark-to-market election is unlikely to be available in respect of any lower-tier PFICs that we own unless the shares of such lower-tier PFICs are considered “marketable.” Accordingly, if we are treated as a PFIC, a U.S. Holder will generally continue to be subject to the PFIC rules discussed above with respect to such holder’s indirect interest in any investments we hold that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

In addition, in order to avoid the application of the foregoing rules, a United States person that owns shares in a PFIC for U.S. federal income tax purposes may make a QEF Election with respect to such PFIC if the PFIC provides the information necessary for such election to be made. If a United States person makes a QEF Election with respect to a PFIC, the United States person will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC and will not be required to include such amounts in income when actually distributed by the PFIC. We do not intend to provide information necessary for U.S. Holders to make QEF Elections.

In addition, if we were a PFIC or, with respect to a particular U.S. Holder, were treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

If a U.S. Holder owns class A shares during any year in which we are a PFIC or in which we hold a direct or indirect equity interest is a lower-tier PFIC, the U.S. Holder generally must file annual reports, containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form) with respect to us, with the U.S. Holder’s federal income tax return for that year, unless otherwise specified in the instructions with respect to such form.

U.S. Holders should consult their tax advisers concerning our potential PFIC status and the potential application of the PFIC rules.

Information Reporting and Backup Withholding

Distributions and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless

(i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Reporting with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (and, under U.S. Treasury Regulations, certain entities) may be required to report information relating to an interest in our class A shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of our class A shares and with respect to their possible obligation to file IRS Forms 926 and/or 8938.

Luxembourg Tax Considerations

This section is the opinion of Stibbe Avocats on the Luxembourg taxation of the Company and on certain material Luxembourg tax considerations that may be relevant with respect to the ownership or disposition of the Company’s class A shares, on the assumption that the Company is exclusively a tax resident in Luxembourg. This summary is not intended to be a comprehensive description of all of the Luxembourg tax considerations that may be relevant to a decision by prospective investors to make an investment in the Company. In addition, it does not describe any tax consequences arising under the laws of any taxing jurisdiction other than Luxembourg.

Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg corporate income tax (“LCIT”) generally encompasses impôt sur le revenu des collectivités (“CIT”), impôt commercial communal (“MBT”) and a solidarity surcharge (contribution au fonds pour l’emploi).

The discussion in this summary is not intended or written to be used, and cannot be used or relied upon by any person, for the purpose of avoiding Luxembourg taxation, and was written to support the promotion or marketing of this offering. Prospective investors should consult an independent tax advisor with respect to the tax consequences of investing in the Company’s class A shares.

Taxation of the Company

Luxembourg Corporate Income Tax

As a Luxembourg resident fully taxable company, the Company should be subject to LCIT on its worldwide basis. The LCIT rate amounts to 24.94% for fiscal year 2023 in Luxembourg City.

The Company is assessed on the basis of its world-wide profits on an annual basis, after deduction of allowable expenses and charges, determined in accordance with Luxembourg general accounting standards and subject to certain tax adjustments in accordance with Luxembourg tax law and applicable double tax treaties.

Net Wealth Tax

As a Luxembourg resident fully taxable company, the Company is subject to impôt sur la fortune (“NWT”) on its unitary value (broadly speaking, net asset value) as of January 1 each year at a digressive rate starting at

0.5% (the “Standard NWT”). The NWT basis is calculated on the total estimated realization value of the Company’s assets held at each calendar year end, less related liabilities. In more details, two rates of NWT apply depending on the amount of taxable net wealth and if the value of the taxable wealth is less or equal to EUR 500 million. If the value of the wealth exceeds such threshold, the NWT charge is calculated as follows:

•	EUR 2.5 million (i.e., rate of 0.5% applied to the amount of EUR 500 million); plus

•	0.05% calculated on the taxable amount exceeding EUR 500 million.

The Company is also subject to a minimum NWT regime (the “Minimum NWT”). This Minimum NWT, when applicable, ranges from EUR 535 to EUR 32,100 (depending on the nature of assets and the size of the balance sheet of the Company).

In practice, whether the Standard NWT or the Minimum NWT amount will be due depends on which amount is higher.

Withholding Tax on Dividend Distributions

Dividends distributed by the Company are as a rule subject to withholding tax (“WHT”) in Luxembourg at a rate of 15% (increased to 17.65% on a gross-up basis). However, such WHT rate could be reduced based on a Luxembourg domestic exemption or an exemption or reduced rate under an applicable double tax treaty.

II.    Luxembourg Taxation of Luxembourg Non-Resident Shareholders

Taxation of Dividends

Luxembourg non-resident shareholders, who have neither a permanent establishment nor a permanent representative in Luxembourg, to which or whom the class A shares of the Company are attributable, are as a rule subject to the 15% WHT paid upon dividend distributions by the Company. However, such WHT rate could be reduced based on a Luxembourg domestic exemption or an exemption or reduced rate under an applicable double tax treaty.

Taxation of Capital Gains

Capital gains realized by a Luxembourg non-resident shareholder upon the redemption, repurchase, sale, disposal or exchange of the Company’s class A shares are not subject to LCIT or personal income tax provided that the Luxembourg non-resident shareholder has held its class A shares for an uninterrupted period of more than 6 months.

If a Luxembourg non-resident shareholder has held its class A shares for a period 6 months or less, such Luxembourg non-resident shareholder should not be subject to Luxembourg income taxation in Luxembourg provided that the Luxembourg non-resident shareholder has held a non-Substantial Participation (as defined herein) in the Company. A participation is deemed to be substantial (“Substantial Participation”) where a shareholder holds or has held, either alone or together with his or her spouse or partner and/or minor children, directly or indirectly at any time within the 5 years preceding the disposal, more than 10% of the share capital of the Luxembourg company or cooperative. An indirect participation should be understood as the holding of a participation via an intermediary company in which the shareholder holds the majority of voting rights. A shareholder is also deemed to alienate a substantial participation if he or she acquired free of charge, within the 5 years preceding the transfer, a participation that was constituting a substantial participation in the hands of the alienator (or the alienators in case of successive transfers free of charge within the same 5-year period).

However, capital gains realized upon redemption, repurchase, sale, disposal or exchange of the Company’s class A shares representing a Substantial Participation (generally speaking more than 10% in the share capital of the Company) which is either sold (i) within a 6 month period subsequent to the date of acquisition of such class A shares or, (ii) before the acquisition of such class A shares or, (iii) by a Luxembourg non-resident shareholder that has been a Luxembourg resident for more than 15 years and has become a Luxembourg non-resident within the last five years preceding the realization of the gain, may be subject to Luxembourg taxation (unless an exemption applies based on an applicable double tax treaty) as follows:

•	if realized by a non-resident individual, the capital gain may be subject to Luxembourg personal income tax rates of up to 45.78% for fiscal year 2023; or

•	if realized by a non-resident corporation, the capital gain may be subject to Luxembourg corporate income tax rates of up to 18.19% for fiscal year 2023.

Luxembourg Taxation of Luxembourg Resident Shareholders

Luxembourg Resident Individual Shareholders

Taxation of dividends

Luxembourg resident individual shareholders are subject to the 15% WHT paid upon dividend distributions by the Company.

In addition, the dividend distributions received from the Company by the Luxembourg resident individual shareholders are as a rule subject to personal income tax in accordance with the provisions of the Luxembourg income tax law. However, a 50% tax exemption might be available under certain conditions. Luxembourg personal income tax is levied following a progressive income tax scale. The 15% WHT paid upon dividend distribution by the Company to the Luxembourg resident individual shareholders could be credited against any personal income tax liability of the Luxembourg resident individual shareholders.

Taxation of Capital Gains

Capital gains realized on the sale of any class A shares of the Company by Luxembourg resident individual shareholders who hold class A shares of the Company in their personal portfolios (and not as business assets) should generally not be subject to personal income tax except if one of the following conditions is met:

(i)	the shares are sold within the six month period subsequent to the date of the subscription or purchase; or

(ii)	the shares are sold before their acquisition; or

(iii)	if the shares held in the personal portfolio constitute a Substantial Participation.

Capital gains satisfying one of the three above conditions should be subject to Luxembourg personal income tax in accordance with the provisions of the Luxembourg income tax law. Luxembourg personal income tax is levied following a progressive income tax scale.

Luxembourg resident corporate/permanent establishment shareholders

Taxation of Dividends

Luxembourg resident corporate shareholders or foreign entities which have a permanent establishment or a permanent representative in Luxembourg with which the holding of the class A shares is connected should be subject to the 15% WHT paid upon dividend distributions by the Company. However, such WHT rate could be reduced based on a Luxembourg domestic exemption.

In addition, the dividend distributions received from the Company by the Luxembourg resident corporate shareholders or the foreign entities which have a permanent establishment or a permanent representative in

Luxembourg with which the holding of the class A shares is connected should be subject to LCIT in accordance with the provisions of the Luxembourg income tax law. However, a 50% tax exemption or a 100% tax exemption might be available under certain conditions. The LCIT rate should amount to up to 24.94% for fiscal year 2023 in Luxembourg City.

Taxation of Capital Gains

Luxembourg resident corporate shareholders or foreign entities which have a permanent establishment or a permanent representative in Luxembourg with which the holding of the class A shares is connected should be subject to LCIT on capital gains realized upon disposal of class A shares of the Company, unless a Luxembourg domestic exemption applies.

Net Wealth Tax

Luxembourg tax resident fully taxable corporate shareholders or foreign entities which have a permanent establishment or a permanent representative in Luxembourg with which the holding of the class A shares is connected should annually be subject to NWT on the (market) value of their class A shares of the Company at a digressive rate starting at 0.5%, unless a NWT exemption applies.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom                  is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the number of class A shares indicated below:

Name	Number of class A shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Banco BTG Pactual S.A.—Cayman Branch
Santander US Capital Markets LLC
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Total:

Banco BTG Pactual S.A.—Cayman Branch is not a broker-dealer registered with the SEC, and therefore may not make sales of any class A shares in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent Banco BTG Pactual S.A.—Cayman Branch intends to effect sales of the class A shares in the United States, it will do so only through BTG Pactual US Capital, LLC or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law.

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the class A shares subject to their acceptance of the class A shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the class A shares by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the class A shares offered by this prospectus if any such class A shares are taken. However, the underwriters are not required to take or pay for the class A shares covered by the underwriters’ option to purchase additional class A shares described below.

The underwriters initially propose to offer part of the class A shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$        per class A share under the public offering price. After the initial offering of the class A shares, the offering price and other selling terms may from time to time be varied by the representative. The offering of the class A shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus, to purchase up to                additional class A shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional class A shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of class A shares listed next to the names of all underwriters in the preceding table.

At our request, the DSP Underwriter has reserved up to    % of the class A shares offered by this prospectus for sale, at the initial public offering price, to the Company’s directors, officers, consultants, employees and/or other individuals associated with us (subject to certain exceptions) and other parties related to the Company. The number of class A shares available for sale to the general public will be reduced to the extent these persons purchase such reserved class A shares. Any reserved class A shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other class A shares offered by this prospectus. Except for reserved class A shares purchased by our executive officers, directors or shareholders who have entered into lock-up agreements, these reserved class A shares will not be subject to the lock-up restrictions described elsewhere in this prospectus. We have agreed to indemnify the DSP Underwriter and its affiliates against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of the class A shares reserved for the Directed Share Program.

Commissions and Discounts

The following table shows the per class A share and total public offering price, underwriting discounts and commissions to be paid to the underwriters by us, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                  class A shares.

Total
	Per class A share	No Exercise	Full Exercise
Public offering price	US$	US$	US$
Underwriting discounts and commissions to be paid by us	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$        . We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to US$        .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of class A shares offered by them.

Listing

We have applied to have the class A shares listed on the NYSE under the trading symbol “AUNA.”

Lock-Up Agreements

In connection with this offering, we and all directors and officers and our existing shareholders have entered into lock-up agreements providing that, without the prior written consent of                  on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, class A shares or any securities convertible into or exercisable or exchangeable for class A shares;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any class A shares, or any securities convertible into or exercisable or exchangeable for class A shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our class A shares;

whether any such transaction described above is to be settled by delivery of class A shares or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of                  on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any class A shares or any security convertible into or exercisable or exchangeable for class A shares.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of class A shares to the underwriters;

•

the issuance by the Company of class A shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	the grant or issuance by us of equity awards pursuant to the Equity Incentive Plan or any other plan described in this prospectus;

•	the filing of a registration statement on Form S-8 (or equivalent form) in connection with an employee stock compensation plan or agreement described in this prospectus;

•

facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of class A shares, provided that (i) such plan does not provide for the transfer of class A shares during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of class A shares may be made under such plan during the restricted period; or

•

With respect to the lock-up agreements that have been entered into by our directors, executive officers, and holders that together represent approximately         % of our outstanding ordinary shares, stock options, and other securities convertible into or exchangeable or exercisable for our class A shares, the restrictions described in the immediately preceding paragraph do not apply to:

a)

transactions relating to class A shares or other securities acquired in open market transactions after the completion of the offering of the shares, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of class A shares or other securities acquired in such open market transactions;

b)

transfers of class A shares or any security convertible into class A shares (i) as a bona fide gift, (ii) as a result of operation of law through estate, other testamentary document or intestate succession or (iii) to any immediate family member of the lock-up signatory or any trust for the direct or indirect benefit of the lock-up signatory or any immediate family member of the lock-up signatory (for purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more than first cousin); or

c)	distributions of class A shares or any security convertible into class A shares to limited partners or stockholders of the lock-up signatory; or

d)	facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of class A shares; or

e)

the exercise of stock options to purchase class A shares or the receipt (or deemed receipt) of any class A shares or other securities upon the grant or vesting of any equity-based awards, and any related transfer of class A shares to the Company that is (i) deemed to occur upon the “cashless” or “net” exercise of such stock options or equity-based awards or (ii) for the purpose of paying taxes (including estimated taxes) due as a result of the exercise or receipt (or deemed receipt) of such class A shares or other securities, provided that (1) in the case of any transfer or distribution pursuant to clauses (b) or (c), (i) each donee or distributee shall sign and deliver a lock-up agreement; (2) that in the case of clause (d) (i) such plan does not provide for the transfer of class A shares during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the lock-up signatory or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer may be made under such plan during the restricted period; (3) that in the case of clause (e), any such class A shares received upon such exercise shall be subject to the terms of the lock-up agreement, and (4) that in the case of clauses (b), (c) and (e), no filing under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be voluntarily made in connection with such transaction during the restricted period.

                    , in its sole discretion, may release the class A shares and other securities subject to the lock-up agreements described above in whole or in part at any time; provided that, if the shareholder is one of our officers or directors, will notify us of the impending release or waiver at least three business days before the release or waiver, and we have agreed to announce the impending release or waiver at least two business days before the effective date of the release or waiver.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the class A shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the class A shares. Specifically, the underwriters may sell more class A shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of class A shares available for purchase by the underwriters under the option to purchase additional class A shares. The underwriters can close out a covered short sale by exercising the option to purchase additional class A shares or purchasing class A shares in the open market. In determining the source of class A shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of class A shares compared to the price available under the option to purchase additional class A shares. The underwriters may also sell class A shares in excess of the option to purchase additional class A shares, creating a naked short position. The underwriters must close out any naked short position by purchasing class A shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, class A shares in the open market to stabilize the price of the class A shares.

The underwriters may also engage in other activities that stabilize, maintain or otherwise affect the price of the ordinary shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may raise or maintain the market price of the class A shares above independent market levels or prevent or retard a decline in the market price of the class A shares. The underwriters are not required to engage in these activities and may end any of these activities at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of class A shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In particular, certain of the underwriters and/or their respective affiliates were initial purchasers in connection with the offering of the 2025 Notes and acted as dealer managers in the Exchange. In addition, certain of the underwriters and/or their respective affiliates are lenders and/or agents under the Credit Agreement and the Sponsor Financing. Each of these transactions was negotiated on an arm’s length basis and contained or contain customary terms pursuant to which the relevant underwriters and/or their respective affiliates received or receive customary fees and reimbursement for out-of-pocket costs.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were the information set forth in this prospectus and otherwise available to the representatives, an assessment of our management, the general condition of the securities markets at the time of this offering, the recent market prices of, and demand for, publicly traded common stock of generally comparable companies, our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, the price-earnings ratios, price-sales ratios and other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the class A shares will trade in the public market at or above the initial public offering price.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Peru

This offering and the class A shares have not been and will not be registered in the Republic of Peru and therefore are not and will not be subject to Peruvian laws applicable to public offerings in Peru. The information contained in this prospectus has not been and will not be approved or disapproved by the SMV or the BVL. The class A shares cannot, and will not, be offered or sold in Peru except in compliance with the securities laws in Peru.

Colombia

The class A shares have not been and will not be offered in Colombia through a public offering of securities pursuant to Colombian laws and regulations, nor will they be registered in the Colombian National Registry of Securities and Issuers (Registro Nacional de Valores y Emisores) or listed on a regulated securities trading system such as the Colombian Stock Exchange (Bolsa de Valores de Colombia S.A.).

Argentina

This prospectus has not been registered with the Comisión Nacional de Valores and may not be offered publicly in Argentina. The prospectus may not be publicly distributed in Argentina. Neither we nor the underwriters will solicit the public in Argentina in connection with this prospectus.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the class A shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the class A shares without disclosure to investors under Chapter 6D of the Corporations Act.

The class A shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring class A shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances.

Brazil

The offer of class A shares described in this prospectus will not be carried out by means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under the CVM Resolution (Resolução) No. 160, of July 13, 2022. The offer and sale of the class A shares have not been and will not be registered with the Comissão de Valores Mobiliários in Brazil. The class A shares have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Canada

The class A shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the class A shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Chile

The offered securities are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the offered securities do not constitute a public offer of, or an invitation to subscribe for or purchase, the offered securities in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no offer of class A shares may be made to the public in that Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

(c)

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of class A shares shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” as defined in the Prospectus Regulation.

In the case of any class A shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the class A shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any class A shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of class A shares to the public” in relation to any class A shares in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the class A shares to be offered so as to enable an investor to decide to purchase class A shares, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

No class A shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the class A shares which has been approved by the Financial Conduct Authority, except that the class A shares may be offered to the public in the United Kingdom at any time:

a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of any underwriter for any such offer; or

c)	in any other circumstances falling within Section 86 of the FSMA;

provided that no such offer of the class A shares shall require any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 and each person who initially acquires any class A shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the international placement agents and the Company that it is a qualified investor within the meaning of Article 2(e) of the UK Prospectus Regulation.

Each person in the UK who receives any communication in respect of, or who acquires any of our class A shares under, the offers to the public contemplated in this prospectus, or to whom our class A shares are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each international placement agent, the Company and the underwriters that it and any person on whose behalf it acquires our class A shares is: (i) a qualified investor within the meaning of Article 2(e) of the UK Prospectus Regulation; and (ii) in the case of any of our class A shares by it as a financial intermediary, as that term is used in Article 5(1) of the UK Prospectus Regulation, (A) our class A shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in the UK other than qualified investors, as that term is defined in the UK Prospectus Regulation, or in circumstances in which the prior consent of the international placement agents has been given to the offer or resale; or (B) where our class A shares have been acquired by it on behalf of persons in the UK other than qualified investors, the offer of those class A shares fall within one of the exemptions listed in points (b) and (d) to Article 1(4) of the UK Prospectus Regulation.

In this section, the expression an “offer” of class A shares to the public in relation to any class A shares means the communication in any form and by any means of sufficient information on the terms of the offer and the class A shares to be offered so as to enable an investor to decide to purchase or subscribe for the class A shares.

This prospectus is only for distribution to and directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) are persons falling within Article 49(2)(a) to (d)(“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order; (iii) persons who are outside the United Kingdom; and (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “Relevant Persons”). The class A shares will only be available to, and any invitation, offer or agreement to subscribe for, purchase or otherwise acquire such class A shares will be engaged only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this prospectus or any of its contents.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority, or the “FINMA,” as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”) and accordingly the class A shares being offered pursuant to this prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the class A shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the class A shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The class A shares may solely be offered to “qualified investors”, as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended, or the “CISO”, such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the class A shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and will in particular not be copied or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the class A shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company, or the class A shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of class A shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of class A shares has not been and will not be authorized under CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of class A shares.

Hong Kong

The class A shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the class A shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to class A shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The class A shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”) and no class A shares will be offered or sold directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Mexico

The class A shares have not been registered with the National Securities’ Registry (Registro Nacional de Valores) maintained by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), and are not being, and may not be, offered, sold or traded in Mexico pursuant to a public offering in accordance with the Mexican Securities Market Law (Ley del Mercado de Valores or “LMV”), except pursuant to a private placement exemption under Article 8 of the LMV or other exemptions set forth in the LMV.

Panama

The class A shares have not been, and will not be, registered for public offering in Panama with the Panamanian Superintendence of the Securities Market (Superintendencia del Mercado de Valores, previously the National Securities Commission of Panama) under Decree-Law 1 of July 8, 1999, as reformed by Law 67 of 2011 (the “Panamanian Securities Act”). Accordingly, the class A shares may not be offered or sold in Panama or to persons domiciled in Panama, except in certain limited transactions exempted from the registration requirements of the Panamanian Securities Act. The class A shares do not benefit from tax incentives accorded by the Panamanian Securities Act, and are not subject to regulation or supervision by the Panamanian Superintendence of the Securities Market as long as the class A shares are privately offered to no more than 25 persons domiciled in Panama and result in the sale to no more than 10 of such persons.

Singapore

This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has not offered or sold any class A shares or caused such class A shares to be made the subject of an invitation for subscription or purchase and will not offer or sell such class A shares or cause such class A shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such class A shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the class A shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor)

whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the class A shares pursuant to an offer made under Section 275 of the SFA, except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the class A shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

United Arab Emirates

The class A shares have not been, and will not be, publicly offered, sold, promoted or advertised in the United Arab Emirates (including Dubai International Financial Center) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Finance Center) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including Dubai International Financial Center) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount
U.S. Securities and Exchange Commission registration fee	US$
NYSE listing fee
FINRA filing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous costs
Total

All amounts in the table are estimates except the SEC registration fee, the NYSE listing fee and the FINRA filing fee.

LEGAL MATTERS

Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP. The validity of the class A shares and other matters governed by Luxembourg law will be passed upon for us by Stibbe Avocats (association d’avocats) and for the underwriters by Arendt & Medernach SA.

EXPERTS

The consolidated financial statements of Auna S.A. (formerly known as Auna S.A.A.) as of December 31, 2022, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2022, have been included herein in reliance upon the report of Emmerich, Córdova y Asociados, S. Civil de R.L., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V. and Inmuebles JRD 2000 S. A. de C. V. as of October 4, 2022, and for the period from January 1 to October 4, 2022, have been included herein in reliance upon the report of KPMG Cardenas Dosal, S.C., independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the October 4, 2022 combined financial statements contains emphasis of matter paragraphs related to the purpose and basis of preparation of the combined financial statements and to the subsequent acquisition by Grupo Salud Auna México, S.A. de C.V. on October 5, 2022.

The combined financial statements of Hospital y Clínica OCA, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V. as of December 31, 2021 and for the year ended December 31, 2021, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, S. C., independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.

As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports. However, we intend to furnish our shareholders with annual reports containing consolidated financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year. In addition, as a foreign issuer, we are not subject to the proxy rules under Section 14 of the Exchange Act and our officers and directors will not be subject to Section 16 of the Exchange Act relating to insider short-swing profit disclosure and recovery regime.

ENFORCEMENT OF JUDGMENTS

We are a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg. Most of the members of our board of directors, our senior management and the experts named in this prospectus reside outside the United States and a substantial portion of their assets are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon these individuals or upon us or to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against us in the United States. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Luxembourg and penalty clauses and similar clauses on damages or liquidated damages are allowed to the extent that they provide for a reasonable level of damages and the courts of Luxembourg have the right to reduce or increase the amount thereof if it is unreasonably high or low.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Grand Duchy of Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the United States may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures (exequatur). The enforceability in Luxembourg courts of judgments rendered by U.S. courts will be subject, prior to any enforcement in Luxembourg, to the procedure and the conditions set forth in the Luxembourg procedural code, which conditions may include that as of the date of this prospectus (which may change):

•	the judgment of the U.S. court is final and enforceable (exécutoire) in the United States;

•

the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•

the U.S. court has applied to the dispute the substantive law that would have been applied by Luxembourg courts. Based on recent case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court;

•

the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•	the U.S. court has acted in accordance with its own procedural laws; and

•

the decisions and the considerations of the U.S. court must not be contrary to Luxembourg international public policy rules or have been given in proceedings of a tax or criminal nature or rendered subsequent to an evasion of Luxembourg law (fraude a la loi). It cannot be excluded that awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, which are classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages, would not be recognized by Luxembourg courts). Ordinarily an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages such punitive damages may be considered as a penalty.

In addition, actions brought in a Luxembourg court against us or the members of our board of directors, our other officers and the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts do generally not award punitive damages. Litigation in Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in the French or German language, and all documents submitted to the court would, in principle, have to be translated into French or German.

There exists no published case law in Luxembourg in relation to the recognition of limited recourse provisions by which a party agrees to limit its recourse against the other party to the assets available at any given point in time with such other party and there exists no published case law in Luxembourg in relation to the recognition of foreign law governed subordination provisions whereby a party agrees to subordinate its claims of another party. If a Luxembourg court had to analyze the enforceability of such provisions, it is in our view likely that it would consider the position taken by Belgian and Luxembourg legal scholars according to which limited recourse provisions are enforceable against the parties thereto but not against third parties.

A contractual provision allowing the service of process against a party to a service agent could be overridden by Luxembourg statutory provisions allowing the valid serving of process against a party subject to and in accordance with the laws of the country where such party is domiciled.

For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against us, the members of our board of directors and other executive officers and the experts named in this prospectus. In addition, even if a judgment against our company, the non-U.S. members of our board of directors, senior management or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or Luxembourg courts.

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Condensed Consolidated Interim Financial Statements of Auna S.A.
Condensed Consolidated Interim Statement of Financial Position as of September 30, 2023 and December 31, 2022	F-3
Condensed Consolidated Interim Statement of Income and Other Comprehensive Income (Loss) for the three-month and nine-month periods ended September 30, 2023 and 2022	F-4
Condensed Consolidated Interim Statement of Changes in Equity for the nine-month periods ended September 30, 2023 and 2022	F-5
Condensed Consolidated Interim Statement of Cash Flows for the nine-month periods ended September 30, 2023 and 2023	F-6
Notes to the Condensed Consolidated Interim Financial Statements for the nine-month periods ended September 30, 2023 and 2022	F-8
Audited Consolidated Financial Statements of Auna S.A.A.
Report of Independent Registered Public Accounting Firm	F-62
Consolidated Statement of Financial Position as of December 31, 2022, 2021 and 2020	F-63
Consolidated Statement of Income and Other Comprehensive Income for the fiscal years ended December 31, 2022, 2021 and 2020	F-64
Consolidated Statement of Changes in Equity for the fiscal years ended December 31, 2022, 2021 and 2020	F-65
Consolidated Statement of Cash Flows for the fiscal years ended December 31, 2022, 2021 and 2020	F-66
Notes to the Consolidated Financial Statements for the fiscal years ended December 31, 2022, 2021 and 2020	F-68
Audited Combined Financial Statements of Hospital y Clínica OCA, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.
Report of Independent Auditors (KPMG Cardenas Dosal S.C.)	F-193
Report of Independent Auditors (PricewaterhouseCoopers, S.C.)	F-195
Combined Statement of Financial Position as of October 4, 2022	F-197
Combined Statement of Income and Other Comprehensive Income for the period ended October 4, 2022	F-198
Combined Statement of Changes in Stockholders’ Equity for the period ended October 4, 2022	F-199
Combined Statement of Cash Flows for the period ended October 4, 2022	F-200
Notes to the Combined Financial Statements for the period ended October 4, 2022	F-201
Combined Statement of Financial Position as of December 31, 2021	F-234
Combined Statement of Income and Other Comprehensive Income for the fiscal year ended December 31, 2021	F-235
Combined Statement of Changes in Stockholders’ Equity for the fiscal year ended December 31, 2021	F-236
Combined Statement of Cash Flows for the fiscal year ended December 31, 2021	F-237
Notes to the Combined Financial Statements for the fiscal year ended December 31, 2021	F-238

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Condensed Consolidated Interim Financial Statements

September 30, 2023

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Condensed Consolidated Interim Statement of Financial Position

As of September 30, 2023 and December 31, 2022

In thousands of soles	Note	September 30, 2023	December 31, 2022 Restated
Assets
Current assets
Cash and cash equivalents		337,232	208,694
Trade accounts receivable	4	821,458	574,166
Other assets		170,266	255,595
Inventories		104,128	87,578
Derivative financial instruments	5	46,414	69,064
Other investments	1.C	86,267	—

Total current assets		1,565,765	1,195,097

Non-current assets
Trade accounts receivable	4	418	551
Other assets		20,820	19,806
Investments in associates and joint venture		18,990	13,096
Other investments	1.C	249	—
Property, furniture, and equipment	6	2,523,443	2,320,144
Intangible assets	7	3,090,276	2,758,917
Right-of-use assets	8	136,606	144,317
Investment properties		6,751	5,982
Derivative financial instruments	5	81,629	13,542
Deferred tax assets		211,764	122,211

Total non-current assets		6,090,946	5,398,566

Total assets		7,656,711	6,593,663

In thousands of soles	Note	September 30, 2023	December 31, 2022 Restated
Liabilities
Current liabilities
Loans and borrowings	9	480,813	2,040,980
Lease liabilities	8	30,942	28,084
Trade accounts payable	10	636,696	512,587
Other accounts payable	11	400,932	216,163
Provisions	12	20,937	19,974
Derivative financial instruments	5	12,423	15,317
Insurance contract liabilities	13	51,426	11,699
Deferred income		167	313

Total current liabilities		1,634,336	2,845,117

Non-current liabilities
Loans and borrowings	9	3,204,538	1,307,667
Lease liabilities	8	125,573	134,838
Trade accounts payable	10	4,118	73
Other accounts payable	11	240,074	277,181
Deferred tax liabilities		523,271	470,159
Deferred income		514	567

Total non-current liabilities		4,098,088	2,190,485

Total liabilities		5,732,424	5,035,602

Equity	14
Share capital		8,820	236,547
Share premium		—	386,045
Reserves		1,757,757	533,369
Retained losses		(152,597)	(90,982)

Equity attributable to the owner of the Company		1,613,980	1,064,979

Non-controlling interest		310,307	493,082

Total equity		1,924,287	1,558,061

Total liabilities and equity		7,656,711	6,593,663

The accompanying notes on pages 5 to 55 are an integral part of these condensed consolidated interim financial statements.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Condensed Consolidated Interim Statement of Income and Other Comprehensive Income (Loss)

For the nine months ended September 30, 2023 and 2022

In thousands of soles	Note	Three-month period ended September 30		Nine-month period ended September 30
		2023	2022	2023	2022
Revenue
Insurance revenue	15	278,851	181,475	670,435	529,271
Healthcare services revenue	15	667,021	359,462	1,987,267	956,592
Sale of medicines	15	69,284	56,061	197,286	161,480

Total revenue from contracts with customers		1,015,156	596,998	2,854,988	1,647,343

Cost of sales and services	16	(643,172)	(379,520)	(1,795,390)	(1,046,458)

Gross profit		371,984	217,478	1,059,598	600,885

Selling expenses	16	(55,059)	(44,072)	(151,830)	(131,159)
Administrative expenses	16	(176,579)	(114,042)	(512,040)	(324,325)
(Loss) income for impairment of trade receivables		(608)	1,342	(3,383)	3,666
Other income		9,552	4,940	37,551	15,878

Operating profit		149,290	65,646	429,896	164,945

Finance income		3,300	1,164	54,125	9,039
Finance costs	17	(175,072)	(83,483)	(443,311)	(189,055)

Net finance cost		(171,772)	(82,319)	(389,186)	(180,016)

Share of profit of equity-accounted investees		1,997	944	4,828	3,173

Profit (loss) before tax		(20,485)	(15,729)	45,538	(11,898)

Income tax (expense) benefit	19	2,979	16,847	(40,413)	8,019

Profit (loss) for the period		(17,506)	1,118	5,125	(3,879)

Other comprehensive loss
Items that are or may be reclassified subsequently to profit or loss
Cash flow hedges		(67,466)	(13,137)	(25,814)	26,108
Foreign operations – foreign currency translation differences		139,283	(61,212)	344,924	(123,174)
Equity-accounted investees – share of OCI		—	58	—	(29)
Changes in fair value of Put and Call liability		(3,002)	(3,621)	42,722	(6,346)
Other investments at FVOCI – net change in fair value		423		423
Income tax (expense) benefit		20,075	3,875	7,683	(7,702)

Other comprehensive income (loss) for the period, net of tax		89,313	(74,037)	369,938	(111,143)

Total comprehensive income (loss) income for the period		71,807	(72,919)	375,063	(115,022)

Income (loss) attributable to:
Owner of the Company		(40,528)	(4,464)	(42,605)	(15,725)
Non-controlling interest		23,022	5,582	47,730	11,846

		(17,506)	1,118	5,125	(3,879)

Total comprehensive income (loss) attributable to:
Owner of the Company		17,876	(70,466)	236,662	(110,137)
Non-controlling interest		53,931	(2,453)	138,401	(4,885)

		71,807	(72,919)	375,063	(115,022)

Earnings per share
Basic and diluted earnings per share		(0.17)	(0.02)	(0.18)	(0.07)

The accompanying notes on pages 5 to 55 are an integral part of these condensed consolidated interim financial statements.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Condensed Consolidated Interim Statement of Changes in Equity

For the nine months ended September 30, 2023 and 2022

				Equity attributable to the owner of the Company
In thousands of soles	Note	Share capital (note 14.A)	Share premium	Other capital reserve	Translation reserve (note 14.B)	Cost of hedging reserve (note 14.C)	Hedging reserve (note 14.D)	Fair value reserve (Note 14.E)	Merge and other reserves (note 14.F)	Retained (losses) earnings	Total	Non- controlling interest	Total equity
Balances as of December 31, 2021		236,547	386,045	51,240	(13,714)	(18,873)	(20,174)	—	(79,764)	(45,490)	495,817	50,094	545,911

Adoption of IFRS 17	24	—	—	—	—	—	—	—	—	45,188	45,188	—	45,188

Balances as of January 1, 2022 Restated	24	236,547	386,045	51,240	(13,714)	(18,873)	(20,174)	—	(79,764)	(302)	541,005	50,094	591,099

Loss for the period		—	—	—	—	—	—	—	—	(15,725)	(15,725)	11,846	(3,879)
Other comprehensive loss for the period		—	—	—	(106,472)	14,071	4,335	—	(6,346)	—	(94,412)	(16,731)	(111,143)

Total comprehensive loss for the period		—	—	—	(106,472)	14,071	4,335	—	(6,346)	(15,725)	(110,137)	(4,885)	(115,022)

Shareholder´s downstream merger		—	—	—	—	—	—	—	50	—	50	—	50
Recognition of Put and Call liability		—	—	—	—	—	—	—	(161,915)	—	(161,915)	—	(161,915)
Acquisition of subsidiary with NCI		—	—	—	—	—	—	—	—	—	—	73,901	73,901

Total transactions with the owner of the Company		—	—	—	—	—	—	—	(161,865)	—	(161,865)	73,901	(87,964)

Balances as of September 30, 2022		236,547	386,045	51,240	(120,186)	(4,802)	(15,839)	—	(247,975)	(16,027)	269,003	119,110	388,113

Balances as of December 31, 2022 Restated	24	236,547	386,045	56,314	(190,389)	(15,133)	(16,756)	—	699,333	(90,982)	1,064,979	493,082	1,558,061

Profit for the period		—	—	—	—	—	—	—	—	(42,605)	(42,605)	47,730	5,125
Other comprehensive income for the period		—	—	—	266,425	(13,205)	(8,041)	423	33,665	—	279,267	90,671	369,938

Total comprehensive income for the period		—	—	—	266,425	(13,205)	(8,041)	423	33,665	(42,605)	236,662	138,401	375,063

Transfer to legal reserve		—	—	16,807	—	—	—	—	—	(16,807)	—	—	—
Shareholder´s downstream merger		(227,727)	(386,045)	—	—	—	—	—	613,963	(2,203)	(2,012)	—	(2,012)
Dividend distribution		—	—	—	—	—	—	—	—	—	—	(6,841)	(6,841)
Changes of participation NCI in subsidiary	14.G	—	—	—	28,360	(7,284)	10,399	—	283,892	—	315,367	(315,367)	—
Contributions from non-controlling Shareholder		—	—	—	—	—	—	—	(1,016)	—	(1,016)	1,032	16

Total transactions with the owner of the Company		(227,727)	(386,045)	16,807	28,360	(7,284)	10,399	—	896,839	(19,010)	312,339	(321,176)	(8,837)

Balances as of September 30, 2023		8,820	—	73,121	104,396	(35,622)	(14,398)	423	1,629,837	(152,597)	1,613,980	310,307	1,924,287

The accompanying notes on pages 5 to 55 are an integral part of these condensed consolidated interim financial statements.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Condensed Consolidated Interim Statement of Cash Flows

For the nine months ended September 30, 2023 and 2022

			Nine-month period ended September 30
In thousands of soles	Note		2023	2022
Cash flows from operating activities
(Loss) profit for the period			5,125	(3,879)
Adjustments for:
Depreciation	6		102,854	44,278
Depreciation of right-of-use assets	8		19,409	15,476
Amortization	7		57,352	13,906
(Gain) loss for Impairment of inventories			(1,461)	529
Loss on disposal of property, furniture, and equipment			2,110	781
Gain on disposal of right-of-use assets net of leases liabilities			(6)	(30)
Loss on disposal of intangibles			307	—
(Gain) loss for impairment of trade receivables			3,383	(3,666)
Share of profit of equity-accounted investees			(4,828)	(3,173)
Provisions	12		871	475
Other income for reversal of contingent consideration	17	(b)	(4,095)	—
Finance income			(54,125)	(9,039)
Finance costs	17		443,311	189,055
Income tax expense (benefit)			40,413	(8,019)
Net changes in assets and liabilities:
Trade accounts receivable and other assets			(210,173)	(37,803)
Inventories			(7,141)	(18,347)
Trade accounts payable and other accounts payable			85,651	(47,392)
Provisions	12		(2,052)	(1,432)
Insurance contract liabilities	13		36,640	(10,266)

Cash from operating activities			513,545	121,454

Income tax paid			(87,678)	(59,373)
Interest received			10,649	1,912

Net cash from operating activities			436,516	63,993

Cash flows from investing activities
Acquisition of subsidiary, net of cash acquired	1.C		(59,994)	(380,834)
Payment for accounts payables to former shareholder			(1,368)	—
Purchase of properties, furniture, and equipment	6		(79,875)	(83,069)
Dividends from equity-accounted investees			—	1,586
Proceeds from sale of property, furniture, and equipment			522	105
Purchase of intangibles	7		(30,692)	(35,987)
Other assets (Trust funds)			94,539	(94,526)
Purchase of other investments			(15,786)	—
Proceeds from (Payment in advance for) purchase of shares			11,592	(11,592)
Payment for contingent consideration	11		(35,088)	—

Net cash used in investing activities			(116,150)	(604,317)

Cash flows from financing activities
Proceeds from loans and borrowings	9		2,634,274	872,585
Payment of loans and borrowings	9		(2,485,779)	(236,730)
Payment of lease liabilities	8		(31,184)	(23,730)

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Condensed Consolidated Interim Statement of Cash Flows

For the nine months ended September 30, 2023 and 2022

		Nine-month period ended September 30
In thousands of soles	Note	2023	2022
Payment for derivatives premiums		(15,044)	(13,014)
Interest paid	9	(278,014)	(55,675)
Dividend paid		(6,841)	(131)
Contributions from non-controlling shareholders		16	—

Net cash (used in) from financing activities		(182,572)	543,305

Net increase in cash and cash equivalents		137,794	2,981
Cash and cash equivalents at January 1		208,694	138,771
Cash and cash equivalents arising from shareholder´s downstream merger		—	145
Exchange difference on cash and cash equivalents for the period		(9,256)	(6,068)

Cash and cash equivalents at September 30		337,232	135,829

Transactions not representing cash flows
Assets acquired through finance lease and other financing	8	8,940	31,866
Assets acquired from suppliers in installments		2,354	13,911

The accompanying notes on pages 5 to 55 are an integral part of these condensed consolidated interim financial statements.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

1. Economic Activity

A. Business activity

Auna S.A. (hereinafter the “Company” or “Auna”) is a subsidiary of Enfoca Group (ultimate controlling party), which holds a share capital of 72.93% acquired through different mechanisms. The Company is the controlling parent of a group of operating and pre-operating companies focused on the healthcare sector. It was incorporated in Peru in 2008 through the contribution of all the shares of the former shareholders of Oncosalud S.A.C. to the Company.

Prior to July 6, 2023, the Group (as defined herein) was incorporated in Peru as an openly held corporation (sociedad anónima abierta) named Auna S.A.A. On July 6, 2023, the Group redomiciled to Luxembourg by way of a merger into Auna S.A., a limited liability company incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office located at 46A, Avenue J.F. Kennedy, L- 1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B267590, with Auna S.A. continuing as the surviving entity.

The Company and its subsidiaries together are also referred to in these condensed consolidated interim financial statements as the “Group”. The Group is a healthcare service provider primarily focused on services that provide cancer treatment through its subsidiary Oncosalud S.A.C., inpatient hospitals, outpatient care centers and specialized medical centers in Peru. Since the end of 2018 in Colombia, through Promotora Médica Las Américas S.A. (hereinafter “PMLA”), since September 1, 2020 through Clínica Portoazul and since April 21, 2022 through Oncomedica S.A. In addition, since 2022 in Mexico, through the establishing of a holding company in Mexico, called Grupo Salud Auna México S.A. of C.V. (hereinafter “Auna Mexico”) focused on healthcare investments, since October 5, 2022 through Hospital y Clínica OCA S.A. de C.V. and since February 1, 2023 through Dentegra Seguros Dentales, S.A. (hereinafter “Dentegra”).

B. Regulatory agency for private healthcare services

Oncosalud S.A.C. is an indirect subsidiary of the Company. It is supervised by the Superintendencia Nacional de Salud—SUSALUD (Peruvian Board of Health). SUSALUD authorizes, regulates, and supervises the operations of entities that provide healthcare services.

In the case of PMLA, Clínica Portoazul and Oncomedica S.A. these are regulated by the Superintendencia Nacional de Salud—Supersalud (Colombian Board of Health), an agency that authorizes, regulates, and supervises the operation of entities providing healthcare services.

Also, since February 1, 2023, Dentegra Seguros Dentales, S.A. is a subsidiary of the Company, that is supervised by the Comisión Nacional de Seguros y Fianzas – CNSF (Mexican Commission of Insurers). CNSF authorizes, regulates, and supervises the operations of entities that provide insurers services.

C. Acquisition of subsidiary

Dentegra Seguros Dentales, S.A.

On September 3, 2021, Auna S.A.A., signed a share purchase agreement (hereinafter the “SPA”) with the shareholders of Dentegra for the acquisition of 100% of shares, obtaining control over of the entity. The transaction closing date was on February 1, 2023.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

Dentegra specializes in providing dental and vision insurance in Mexico. The entity’s registered office is in Mexico City. The acquisition is expected to provide the Group with presence in the insurance market in Mexico.

This acquisition was recorded using the acquisition method of accounting. Under this method, assets and liabilities were recorded at their estimated fair values at the date of purchase, including identifiable intangibles not recorded in the statement of financial position of the acquired entity. The transaction costs associated with the acquisition of S/ 1,709 thousand were recorded as an expense and presented under ‘administrative expenses’ in the consolidated statement of income and other comprehensive income. The fair value of the acquired net assets are presented below:

Identifiable assets acquired and liabilities assumed

In thousands of soles	Note
Cash and cash equivalents		4,310
Other accounts receivables		1,868
Other investments		65,605
Intangible assets	7	3,411
Property, furniture and equipment	6	358
Deferred tax assets		1,484
Trade accounts payable and other accounts payable		(30,417)
Insurance contract liabilities	13	(2,299)

Total identifiable net assets acquired		44,320

Other accounts receivable comprise gross contractual amounts due of S/ 1,868 thousand. At the date of acquisition, there were no expected uncollectable amounts.

The other investments mainly correspond to investments in government securities and are measured at FVTPL and FVOCI. As of September 30, 2023, other investments amounted to S/ 86,516 thousand.

The Group agreed to a price adjustment of S/ 1,347 thousand (equivalent to MXN 6,356 thousand) which was fully paid to the selling shareholders in July 2023.

The following table summarizes the fair value at the acquisition date of each major class of consideration transferred:

In thousands of soles
Cash	64,304
Account payables to former shareholder	1,347

Total consideration transferred	65,651

This acquisition resulted in goodwill, which has been determined as follows:

In thousands of soles
Consideration transferred	65,651
(Less)
Fair value of identifiable net assets	(44,320)

Goodwill	21,331

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

The Group has recorded the goodwill on the acquisition for S/ 21,331 thousand in Healthcare services in Mexico Segment as part of the ‘intangibles assets’ account in the consolidated statement of financial position. None of the goodwill recognized is expected to be deductible for tax purposes.

Factors that explain the transaction and the goodwill are related to the business model of the acquired entity, which is specialized in providing dental and vision insurance. According to Management, the Group intended to acquire an entity with high experience in insurance, which would allow the Group to have a strategic position in the health insurance sector in Mexico. In addition, goodwill represents other synergies in operating efficiencies expected to be achieved from the mix of operations and other efficiencies not included in intangibles.

The purchase accounting as of the date of these financial statements is incomplete and expected to be completed within one year from the date of acquisition.

For the nine-month period ended September 30, 2023, the entity contributed revenues of S/ 72,351 thousand and profit before tax of S/ 17,575 thousand to the Group’s results.

If the acquisition had been made as of January 1, 2023, revenues would have amounted to S/ 2,863,477 thousand and profit before tax for the nine-month period ended September 30, 2023 would have amounted to S/ 46,665 thousand in the consolidated statement of income and other comprehensive income.

The net cash flows incurred as a result of the acquisition is presented below:

In thousands of soles
Consideration transferred in cash	64,304
Cash and cash equivalents from the entity	(4,310)

Net cash flows incurred	59,994

Measurement of fair values

The valuation techniques used for measuring the fair value of material assets acquired were as follows:

Assets acquired	Valuation technique
Trademark

‘Dentegra’ is the trademark of the acquired entity, for which a right to use the trademark was signed. This brand has a local presence and offers a broad portfolio of dental and vision insurance services. Of the three main approaches of value (income, market and cost) and the methods that comprise these approaches, the Group considered the Relief from royalty (RFR) method within the income approach as the most appropriate to assess the value of the brand.

The basic principle of the RFR method is that without ownership of the intangible in question, the user of that intangible would have to make a stream of payments to the asset owner in exchange for the rights to use that asset. By acquiring the intangible, the user avoids these payments.

Based on the projections of the purchase model, the projected income and cash flow of the brand was estimated for the years 2023-2027, as of the year 2028, a growth of 9.6% was considered according to Management. This growth was used to calculate the terminal value of brands that have an indefinite useful life.

The royalty rate used for brand valuation is 0.4%. This royalty rate was obtained from comparable companies.

Brand valuation found a nominal discount rate in MXN (WACC) by estimating a cost of debt (Kd) and equity (CoK).

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

2. Basis for the Preparation of Condensed Consolidated Interim Financial Statements

A. Basis of accounting

These condensed consolidated interim financial statements of the Group have been prepared in accordance with IAS 34 Interim Financial Reporting and should be read in conjunction with the Group´s last annual consolidated financial statements as at and for the year ended December 31, 2022. Selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in financial position and performance of the Company since the last annual consolidated financial statements as at and for the year ended December 31, 2022. These condensed consolidated interim financial statements do not include all the information required for full annual financial statements prepared in accordance with International Financial Reporting Standards (IFRS) issued by International Accounting Standards Board (IASB).

These condensed consolidated interim financial statements were approved for issuance by the Board of Directors on November 30, 2023.

B. Basis of measurement

The condensed consolidated interim financial statements have been prepared on the historical cost principle, based on the accounting records maintained by the Group, except for the derivative financial instruments, investment properties, contingent consideration and the put and call liability assumed in a business combination which have been measured at fair value.

C. Functional and presentation currency

These condensed consolidated interim financial statements are presented in Soles (S/), which is the Company´s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated. The functional currency of the subsidiaries domiciled in Peru is S/ (Soles), the subsidiaries in Colombia is COP (Colombian Pesos) and a the subsidiaries domiciled in Mexico is MXN (Mexican Pesos).

3. Use of Judgments and Estimates

In preparing these condensed consolidated interim financial statements, management has made judgments and estimates that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income, and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

The significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those described in the last annual financial statements, except for the changes identified below related to the adoption of IFRS 17, Insurance contracts.

Insurance contracts

PAA – Premium Allocation Approach

The PAA is an optional simplified measurement model in IFRS 17 that is available for insurance contracts that meet the eligibility criteria.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

The Group determined it would apply the PAA to all insurance contracts because the coverage period of each contract in the group is one year or less.

Liability for remaining coverage

The Group applies the PAA to simplify the measurement of insurance contracts.

Under IFRS 17, the Group’s insurance contracts issued are all eligible to be measured by applying the PAA, because the coverage period of each contract in the group is one year or less. The PAA simplifies the measurement of insurance contracts in comparison with the General Measurement Model (GMM) in IFRS 17.

Liability for incurred claims

The methodologies analyzed are: Chain-Ladder, Expected Trend and Bornhuetter – Ferguson (BF), using various types of factor averaging, namely simple, median, truncated average or weighted average. From the methodologies analyzed, the result is selected at the discretion of the actuary considering the context and expectations at the valuation date.

The Group estimates the liability for incurred claims as the fulfillment of cash flows related to incurred claims.

The fulfillment of cash flows incorporates, in an unbiased way, all reasonable and supportable information available without undue cost or effort about the amount, timing and uncertainty of those future cash flows, they reflect current estimates from the perspective of the entity and includes an explicit adjustment for non-financial risk (the risk adjustment).

Discount rates

The Group does not adjust the future cash flows for the time value of money and the effect of financial risk for the measurement of liability for incurred claims that are expected to be paid within one year of being incurred.

Risk adjustment for non-financial risk

The risk adjustment for non-financial risk is the compensation that the Group requires for bearing the uncertainty about the amount and timing of the cash flows of groups of insurance contracts. The risk adjustment reflects an amount that an insurer would rationally pay to remove the uncertainty that future cash flows will exceed the expected value amount.

The estimation error is calculated as the standard deviation of the mean square error using the deterministic method suggested by Thomas Mack (Distribution Free). This method seeks to determine the Standard Error of estimation as the aggregation of the error associated with the process, and the error associated with the calculation of the parameter.

From the total loss triangle, the amount of the MOCE is calculated and a factor is obtained such as 25% of the proportion that holds the standard deviation of the estimation error, of the events incurred but not reported (“IBNR”) reserve of the Thomas Mack method.

The risk adjustment is calculated on the IBNR, given the number of claims considered that are still subject to adjustments.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

Measurement of fair values

The Group has an established control framework with respect to the measurement of fair values. This includes a valuation team that has overall responsibility for overseeing all significant fair value measurements, including Level 3 fair values, and reports directly to the chief financial officer.

The valuation team regularly reviews significant unobservable inputs and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair values, then the valuation team assesses the evidence obtained from the third parties to support the conclusion that these valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which the valuations should be classified.

When measuring the fair value of an asset or a liability, the Group uses market observable data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows.

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

Level 3:	Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability might be categorized in different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

4.	Trade Accounts Receivable

As of September 30, 2023, and December 31, 2022, this caption comprises the following:

In thousands of soles	2023	2022
Trade accounts receivable	862,943	612,994
Trade accounts receivable from related parties	335	312

	863,278	613,306
Less: Loss for impairment of trade receivable	(41,402)	(38,589)

	821,876	574,717

Current	821,458	574,166

Non-current	418	551

The trade accounts receivable have a current maturity, do not bear interest, and do not have specific guarantees. The trade accounts receivable included the unbilled amount for S/ 151,577 thousand (S/ 141,722 thousand as of December 31, 2022). These amounts will become billable within the last quarter of the year 2023.

As of September 30, 2023, non-current portion corresponds receivable agreements with individual customers related to healthcare services, mainly with maturities between 24 and 36 months and does not have specific guarantees.

The impairment estimate of trade accounts receivable is included in the “Loss for impairment of trade receivables” item in the condensed consolidated interim statement of income and other comprehensive income. Amounts charged to results of the impairment period are generally written off when there is no expectation of cash recovery.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

i.	Disaggregation of trade accounts receivable

This caption comprises the following:

In thousands of soles	2023	2022
Healthcare services	821,876	574,717

	821,876	574,717

ii.	By primary geographical markets and type of service

As of September 30, 2023

In thousands of soles	Peru	Colombia	Mexico	Total
Healthcare services	151,822	544,239	125,815	821,876

	151,822	544,239	125,815	821,876

As of December 31, 2022

In thousands of soles	Peru	Colombia	Mexico	Total
Healthcare services	130,066	367,352	77,299	574,717

	130,066	367,352	77,299	574,717

The composition of accounts receivable by geographical market and aging as of September 30, 2023 and as of December 31, 2022 is as follows:

As of September 30, 2023

In thousands of soles	Peru	Colombia	Mexico	Total
Current (not past due)	92,004	259,141	99,325	450,470
1 - 90 days past due	30,567	170,405	24,703	225,675
91 - 180 days past due	17,609	51,764	1,889	71,262
181 - 360 days past due	14,191	46,902	417	61,510
More than 360 days past due	27,248	26,681	432	54,361

	181,619	554,893	126,766	863,278

As of December 31, 2022

In thousands of soles	Peru	Colombia	Mexico	Total
Current (not past due)	80,380	229,200	69,608	379,188
1 - 90 days past due	37,843	71,886	7,430	117,159
91 - 180 days past due	12,825	30,541	118	43,484
181 - 360 days past due	5,296	26,273	117	31,686
More than 360 days past due	24,908	16,727	154	41,789

	161,252	374,627	77,427	613,306

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

Expected credit loss assessment for corporate customers

The following table provides information about the exposure to credit risk and Expected Credit Losses (ECLs) for trade receivables and contract assets for corporate customers as of September 30, 2023:

In thousands of soles	Weighted- average loss rate	Gross carrying amount	Loss allowance
Current (not past due)	0.13%	435,721	588
1 - 90 days past due	0.97%	219,935	2,134
91 - 180 days past due	5.66%	67,082	3,800
181 - 360 days past due	8.91%	59,714	5,322
More than 360 days past due	41.34%	39,295	16,243

		821,747	28,087

The following table provides information about the exposure to credit risk and ECLs for trade receivables and contract assets for corporate customers as of December 31, 2022:

In thousands of soles	Weighted- average loss rate	Gross carrying amount	Loss allowance
Current (not past due)	0.33%	335,439	1,114
1 - 90 days past due	2.04%	106,157	2,169
91 - 180 days past due	3.99%	41,016	1,636
181 - 360 days past due	8.52%	26,967	2,298
More than 360 days past due	57.61%	26,901	15,497

		536,480	22,714

Expected credit loss assessment for individual customers

The following table provides information about the exposure to credit risk and ECLs for trade receivables and contract assets from individual customers (patients) as of September 30, 2023:

In thousands of soles	Weighted- average loss rate	Gross carrying amount	Loss allowance
Current (not past due)	2.98%	14,749	440
1 - 90 days past due	2.53%	5,740	145
91 - 180 days past due	10.36%	4,180	433
181 - 360 days past due	15.76%	1,796	283
More than 360 days past due	79.74%	15,066	12,014

		41,531	13,315

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

The following table provides information about the exposure to credit risk and ECLs for trade receivables and contract assets from individual customers (patients) as of December 31, 2022:

In thousands of soles	Weighted- average loss rate	Gross carrying amount	Loss allowance
Current (not past due)	3.12%	43,749	1,363
1 - 90 days past due	14.53%	11,002	1,599
91 - 180 days past due	13.53%	2,468	334
181 - 360 days past due	29.18%	4,719	1,377
More than 360 days past due	75.24%	14,888	11,202

		76,826	15,875

Transfer of accounts receivable

As of September 30, 2023, the Group maintain factoring agreements with Citibank del Perú S.A. for liquidity purposes. According to these agreements, the Group sold without recourse trade receivables for S/ 115,218 thousand for the nine months ended September 30, 2023 (S/ 89,143 thousand for the nine months ended September 30, 2022). These trade receivables have been derecognized from the consolidated statement of financial position, because the Group transferred substantially all of the risks and rewards.

5.	Derivative Financial Instruments

On November 17, 2020, the Group signed foreign exchange options which included a purchased collar and long-forward agreement with Goldman Sachs Bank for S/ 1,092,750 thousand (US$ 300,000 thousand). It covered 100% of the senior notes. The Group signed novation contracts with Citibank N.A. and with the Banco Santander S.A., banks of the above derivatives, for the novation to Goldman Sachs Bank. These instruments cover the exchange fluctuations ranging from S/ 3.424 to S/ 3.85 per US$ 1.

On May 19, 2021, the Group signed an amendment as a consequence of the increase in the fluctuations of the exchange rate due to the effect of macroeconomic factors. As result of this amendment the exchange fluctuations of the derivative result in a new ranging from S/ 3.324 to S/ 4.20 per US$ 1. As a result of change, the Group recorded an increase of the derivative financial asset with the premiums payable by S/ 32,094 thousand.

On November 29, 2022, the Group negotiated a new agreement with Citibank N.A. on the previous derivate structure (purchased collar and long-forward) which is valid as of November 2023, to hedge the senior notes until November 2025. As result of this agreement the exchange fluctuations of the derivative result in a new ranging from S/ 4.2000 to S/ 4.3000 per US$ 1. As a result of this negotiation, the Group recorded an increase of the derivative financial asset with the premiums payable by S/ 35,140 thousand.

On November 29, 2022, the Group signed a new foreign exchange options which included purchased collar agreement with Citibank N.A. for S/ 238,650 thousand (US$ 55,500 thousand) to cover 100% of the loan agreement with JPMorgan Chase Bank, S.A. This loan was paid on April 2023, and this derivative instrument was designated as a hedge to cover the new senior secured bonds issued in April 2023. These new instruments cover the exchange fluctuations ranging from S/ 3.8750 to S/ 4.3000 per US$ 1. As a result of this agreement, the Group recorded an increase of the derivative financial asset with the premiums payable by S/ 13,774 thousand.

On May 5, 2023, the Group through its subsidiary Grupo Salud Auna Mexico, signed foreign exchange options which included purchased collar agreement with Santander Bank for US$ 396,500 thousand. It covered 100% of the new senior secured bonds. These instruments cover the exchange fluctuations greater than MXN 22.50 per US$ 1.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

On June 1, 2023, the Group signed foreign exchange options which included purchased collar agreement with Citibank Bank for US$ 53,000 thousand. It covered 100% of the new senior secured bonds. These instruments cover the exchange fluctuations ranging from S/ 3.8575 to S/ 4.30 per US$ 1.

On July 21, 2023, the Group through its subsidiary Auna Colombia S.A.A., signed foreign exchange options which included a purchased collar agreement with Citibank N.A. for US$ 80,000 thousand. These instruments cover the exchange fluctuations greater than COP 6,000 per US$ 1.

As of September 30, 2023, and December 31, 2022, this caption comprises the following:

In thousands of soles	Reference value		Maturity date	2023	2022
Derivative assets mandatorily measured at FVTPL
Fx operation Agreement – Purchased Collar	US$	55,500	2026	—	9,396
Fx operation Agreement – Purchased Collar	US$	80,000	2024	1,970	—
Derivative assets mandatorily measured at FVOCI
Fx operation Agreements – Long forward	US$	300,000	2023	44,370	69,064
Fx operation Agreements – Purchased Collar (Long Put)	US$	300,000	2023	74	(9,835)
Fx operation Agreements – Purchased Collar (Short Call)	US$	300,000	2023	—	13,981
Fx operation Agreement – Purchased Collar	US$	55,500	2026	6,592	—
Fx operation Agreement – Purchased Collar	US$	2,082	2028	339	—
Fx operation Agreement – Purchased Collar	US$	50,918	2028	5,882	—
Fx operation Agreement – Purchased Collar	US$	396,500	2028	68,816	—

				128,043	82,606

Current				46,414	69,064

Non-current				81,629	13,542

Derivative liabilities mandatorily measured at FVOCI
Fx operation Agreements – Purchased Collar (Long Put)	US$	300,000	2025	28,478	(50)
Fx operation Agreements – Purchased Collar (Short Call)	US$	300,000	2025	(16,055)	15,367

				12,423	15,317

Current				12,423	15,317

Non-current				—	—

Fx: Foreign exchange

These derivatives instruments are classified as current and non-current under the same structure as the hedged item (senior notes) given the entire principal value will be paid at maturity date.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

As of September 30, 2023, there are outstanding premiums and other accounts payable to Banco Santander and Citibank (before Goldman Sachs) of S/ 114,223 thousand and S/ 78,353 thousand (S/ 67,763 thousand and S/ 7,612 thousand, respectively as of December 31, 2022), which were included in Other Accounts Payable (note 11). The liabilities payable were incurred in connection with purchased collar and long forward agreements.

The effect of fair value of these derivative financial instruments, net of tax recognized in the consolidated other comprehensive income for the nine months ended September 30, 2023, was loss for S/ 52,111 thousand (gain for S/ 1,263 thousand for the nine months ended September 30, 2022).

For the nine months ended September 30, 2023, the effect reclassified from other comprehensive income to profit or loss as lower loss of exchange difference was S/ 10,580 thousand and from other comprehensive income to profit or loss as finance cost was S/ 37,816 thousand (note 17), and neither includes S/ 14,421 thousand of tax.

For the nine months ended September 30, 2022, the effect reclassified from other comprehensive income to profit or loss as greater loss of exchange difference was S/ 4,200 thousand and from other comprehensive income to profit or loss as finance cost was S/ 20,117 thousand (note 17), and neither includes S/ 7,174 thousand of tax.

6.	Property, Furniture, and Equipment

The movement of property, furniture, and equipment and the respective accumulated depreciation for the nine months ended September 30, 2023, and 2022 is as follows:

In thousands of soles	2023	2022
Cost
Balances as of January 1,	2,652,209	1,497,179
Additions (a)	73,115	68,796
Acquired through business combination	358	168,501
Exchange difference	253,081	(103,643)
Transfers from right of use of assets	8,297	—
Disposals	(845)	(278)
Write-off	(7,556)	(5,193)
Reclassifications to intangibles assets	(1,303)	(306)

Balances as of September 30,	2,977,356	1,625,056

Accumulated depreciation
Balances as of January 1	(332,065)	(264,961)
Additions	(102,854)	(44,278)
Exchange difference	(19,424)	9,177
Transfers from right of use of assets	(5,339)	—
Disposals	323	176
Write-off	5,446	4,412

Balances as of September 30,	(453,913)	(295,474)

Carrying amount
Balances as of January 1,	2,320,144	1,232,218

Balances as of September 30,	2,523,443	1,329,582

(a)	During the nine months ended at September 30, 2023, the Group acquired assets with a cost of S/ 48,803 thousand (assets for S/ 27,063 thousand during the nine months ended at September 30, 2022).

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

During the nine months ended at September 30, 2023, the additions of constructions in progress totaled S/ 24,312 thousand (S/ 41,733 thousand during the nine months ended September 30, 2022) corresponding to real estate projects related to the expansion of Clínica Delgado, Clínica Oncosalud (Oncocenter), and Clínica Vallesur in Peru. In addition, includes costs related to the remodeling of the clinics Monteria and Medellin and costs for projects related to the remodeling of the hospitals in Mexico.

7.	Intangible Assets

The movement of intangible assets and the corresponding accumulated amortization for the nine months ended September 30, 2023 and 2022, is as follows:

In thousands of soles	2023	2022
Cost
Balances as of January 1,	2,824,758	548,111
Additions (a)	35,098	36,349
Acquired through business combination (b)	24,742	369,878
Hospital y Clínica OCA’s purchase price adjustment (i)	(8,193)	—
Reclassifications from property, furniture and equipment	1,303	306
Write-off	(568)	—
Exchange difference	342,072	(94,553)

Balances as of September 30,	3,219,212	860,091

Accumulated amortization
Balances as of January 1	(65,841)	(38,122)
Additions	(57,352)	(13,906)
Write-off	261	—
Exchange difference	(6,004)	1,817

Balances as of September 30,	(128,936)	(50,211)

Carrying amount
Balances as of September 1	2,758,917	509,989

Balances as of September 30,	3,090,276	809,880

(a)

During the nine months ended September 30, 2023, the Group acquired intangible assets mainly related to software and SAP licenses with a cost of S/ 28,342 thousand and public services concessions with a cost of S/ 2,056 thousand (nine months ended September 30, 2022: software and SAP licenses with a cost of S/ 25,827 thousand and public services concessions with a cost of S/ 1,713 thousand).

Also, during the nine months ended September 30, 2023 includes S/ 4,700 thousand (S/ 8,809 thousand at September 30, 2022) related to telehealth platform, Clínica 360, which provides clinical intervention for patients through remote access to physicians and other clinicians and telemedicine solutions.

(b)

During the nine months ended September 30, 2023, through the businesses combination the Group acquired the right to use the trademark “Dentegra” for S/ 3,412 thousand and goodwill for S/ 21,331 thousand, note 1.C (nine months ended September 30, 2022 the trademark “IMAT” for S/ 63,753 thousand , software for S/ 2,300 thousand and goodwill for S/ 303,825 thousand.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

The Intangible Assets includes Goodwill, and the reconciliation of carrying amount of goodwill is as follow:

In thousands of soles	2023	2022
Cost
Balances as of January 1,	1,805,890	184,961
Acquired through business combination	21,331	303,825
Hospital y Clínica OCA’s purchase price adjustment (i)	(8,193)	—
Exchange difference	227,950	(58,663)

Balances as of September 30,	2,046,978	430,123

Carrying amount
Balances as of January 1,	1,805,890	184,961

Balances as of September 30,	2,046,978	430,123

(i)

On June 2023, the Group adjusted the purchase price of the acquisition of Hospital y Clínica OCA performed in October 2022 in accordance with the acquisition Share Purchase Agreement for S/ 8,193 thousand.

8.	Leases

Set out below are the carrying amounts of right-of-use assets recognized and the movements during the nine months ended September 30, 2023 and 2022:

	Right-of-use assets
In thousands of soles	2023	2022
Balances as of January 1,	144,317	119,006
Additions of right-of-use assets (a)	8,940	31,866
Acquired through business combinations	—	21,679
Transfers to property, furniture and equipment net of depreciation	(2,958)	—
Depreciation	(19,409)	(15,476)
Write-off (b)	(168)	(1,201)
Exchange difference	5,884	(4,576)

Balance as of September 30,	136,606	151,298

(a)

During the nine months ended September 30, 2023, the additions of the Group mainly corresponds to new lease agreements for use of commercial offices, health centers and equipment for medical use. The Group recognized S/ 8,940 thousand of right-of-use asset and lease liability (as of September 30, 2022 the Group recognized S/ 31,866 thousand of right-of-use asset and lease liability).

(b)	During the nine months ended September 30, 2023, certain of the Group’s Peruvian subsidiaries decided to terminate the lease agreements of commercial and administrative offices.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

Set out below are the carrying amounts of lease liabilities and the corresponding movements during the nine months ended September 30, 2023 and 2022:

	Lease liabilities
In thousands of soles	2023	2022
Balances as of January 1	162,922	140,583
Additions	9,272	31,866
Acquired through business combination	—	21,551
Interest expense	9,799	8,791
Leases prepayment penalty	—	—
Payments	(31,184)	(23,730)
Penalty paid for leases prepayment	—	—
Lease contracts cancelled	(174)	(1,231)
Exchange difference	5,880	(5,253)

Balance as of September 30	156,515	172,577

Current	30,942	25,133

Non-current	125,573	147,444

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

9.	Loans and Borrowings

As of September 30, 2023, and December 31, 2022, the terms and conditions of outstanding obligations are the following:

					Outstanding balances
In thousands of soles					2023		2022
	Type of obligation	Maturity	Interest rate	Currency	Face value	Carrying amount	Face value	Carrying amount
Entity
	Bank loan	2023	IBR + 2.90%		—	—	—	—
			45.93%		3	3	—	—

			IBR + 1.50%		5,947	5,091	8,503	6,944
	Government guaranteed loan	2025	IBR + 1.50%	COP	2,204	1,918	2,549	2,201

Banco Davivienda		2029	IBR + 5.55%		17,516	11,069	15,929	9,601

		2025	IBR + 3.50%		4,574	3,910	5,478	4,497

	Bank loan	2028	IBR + 6.80		18,539	12,199	—	—

		2027	IBR + 3.75		25,877	19,987	26,510	19,789

		2024	IBR + 7.00%				—	—

Banco de Bogotá	Bank loan	2023	46.23%		15	15	15	15
					—	—	—	—
					—	—	4	4
			IBR + 5%		—	—	11,289	11,032

		2026	IBR + 5.50%	COP	15,092	11,938	—	—

		2024	IBR + 7.00%		1,638	1,547	—	—

		2023	IBR + 4.00%		307	294	1,345	1,289

		2023	38.52%		4	4	4	4

			IBR + 3,73%		3,806	3,252	—	—

Banco de Occidente	Bank loan	2024	IBR + 3,96%	COP	2,826	2,787	—	—

		2028	IBR + 4,99%		3,410	2,382	—	—

			46.21%		26	26	26	26

					3	3	3	3
					8	8	3	3
					1	1	3	3

		2023	2.91%	COP	—	—	265	263

Bancolombia	Bank loan		IBR + 6.400%		11,686	5,902	—	—

			IBR + 4.21%		—	—	2,257	2,029
			IBR + 4.62%		—	—	2,450	2,189

			IBR+5.52%		—	—	2,746	2,437

		2024	IBR + 6,430%		9,174	7,729	—	—

			IBR + 6,672%		6,096	5,115	—	—

			IBR + 6.600%	COP	3,202	3,017	—	—

		2026	DTF+3.01		2,528	1,990	2,311	2,094

		2025	IBR + 7,040%		6,197	4,718	—	—

	Other financing	2033	DTF+3.95		92,645	41,457	47,569	33,616

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

					Outstanding balances
In thousands of soles					2023		2022
	Type of obligation	Maturity	Interest rate	Currency	Face value	Carrying amount	Face value	Carrying amount
Entity
Banco Citibank Colombia	Bank loan	2023	12.31%	COP	—	—	11,323	10,686

			15.08%		—	—	10,693	9,953

		2023	15.54%	COP	11,734	11,458	—	—

		2024	15.37%		33,740	31,934	—	—

			15.36%		11,743	11,037	—	—

			15.33%		13,098	12,211	—	—

Itaú Corpbanca Colombia S.A.	Bank loan	2023	45.24%	COP	57	57	55	55
			8.64%		4,063	3,738	3,434	3,158
			IBR + 3.65%		—	—	17,111	16,008

		2035	IBR + 2,98%		65,801	49,952	57,098	42,224

Boston Scientific Colombia Ltda		2028	10.78%		2,162	1,641	2,045	1,425

JP Morgan Bank		2023	SOFR + 4%	US$	—	—	214,827	212,263

Banco de Crédito del Perú	Bank loan	2024	6.93%	US$	15,714	15,378	14,932	14,565

	Government	2023	0.89%	S/	—	—	45	38
	guaranteed loan		1.99%		—	—	61	53

Scotiabank Perú S.A.A.	Bank loan	2023	8.70%	S/	61,619	60,160	—	—

		2024			41,126	40,116	—	—
			4.20%		—	—	105,541	102,232

	Other financing	2027	6.30%		76,424	63,835	85,995	70,054

Banco BBVA Continental	Bank loan	2024	6.95%	US$	9,822	9,626	—	—

		2023	7.50%	S/	—	—	19,293	19,285

Banco ITAU			4.85%	US$	—	—	72,141	71,196

Banco Interamericano de Finanzas		2024	8.45%	S/	9,376	9,007	—	—

		2023	7.71%	US$	7,789	7,679	—	—

			7.38%		7,781	7,697	—	—

			6.00%		—	—	15,586	15,558

			7.20%		—	—	15,647	15,356

Banco Internacional del Perú S.A.A.		2024	7.75%		7,888	7,679	—	—

			7.38%		7,874	7,700	—	—

		2023	6.30%		—	—	15,598	15,366

Banco Pichincha			7.60%	S/	31,029	30,594	20,470	20,381

Banco Citibank		2023	6.40%	US$	—	—	32,326	31,913

			5.79%		—	—	18,471	18,382

			9.65%	S/	—	—	9,120	8,950

Banco Santander México, HSBC Mexico, Multiva and Genaro Levinson Marcovich	Loan	2023	TIIE+ 6.5%	MXN	—	—	1,605,436	1,392,127

BBVA Bancomer	Bank loan		TIIE+0.90%		—	—	14,768	13,754

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

					Outstanding balances
In thousands of soles					2023		2022
	Type of obligation	Maturity	Interest rate	Currency	Face value	Carrying amount	Face value	Carrying amount
Entity
Notes purchase agreement	Senior notes	2028	14.75%	US$	3,479,023	1,998,407	—	—

Secured bonds issues	Senior notes	2025	6.50%	US$	1,324,204	1,159,083	1,369,470	1,145,626

Total					5,455,391	3,685,351	3,860,745	3,348,647

Current						480,813		2,040,980

Non-current						3,204,538		1,307,667

IBR: Bank reference indicator

DTF: Term deposit rate

SOFR: Secured overnight financing rate

The movement of loans and borrowings for the nine months ended September 30, 2023 and 2022, is as follows:

In thousands of soles	2023	2022
Balance as of January 1,	3,348,647	1,352,444
Changes in cash flows from financing
Proceeds from loans and borrowings	2,634,274	872,585
Payment for borrowings from financial obligations	(2,485,779)	(236,730)
Interest paid	(278,014)	(55,675)

Total changes from financing cash flows	(129,519)	580,180

Effect of changes in foreign exchange rates	133,016	(1,205)

Changes arising from obtaining control of subsidiary Oncomedica S.A.	—	48,440

Other changes
Interest expense	341,183	89,488
Transaction costs related to loans and borrowings	(7,976)	(2,456)

Balance as of September 30,	3,685,351	2,066,891

Other financing with Scotiabank Perú S.A.A.

This financing agreement requires compliance with the following covenant: maintain a consolidated debt service ratio equal to or greater than 1.20 As of September 30, 2023, the Group complies with this covenant.

Senior Notes

As of September, 2023, the senior notes have qualitative and quantitative covenants calculated based on the consolidated financial statements of Auna S.A. and Subsidiaries.

Since November 20, 2020 (the “Issue Date”), the Group has had to comply with the following covenants when incurring indebtedness:

•

The Net Leverage Ratio for the Issuer and its Restricted Subsidiaries on a consolidated basis is less than (i) 5:00 to 1:00, if such Incurrence of Indebtedness occurs before the first anniversary of the Issue

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

Date; (ii) 4:50 to 1:00, if such Incurrence of Indebtedness occurs on or after the first anniversary of the Issue Date but before the second anniversary of the Issue Date; (iii) 4:25 to 1:00, if such Incurrence of Indebtedness occurs on or after the second anniversary of the Issue Date but before the third anniversary of the Issue Date and (iv) 3.75 to 1.00, if such Incurrence of Indebtedness occurs on or after the third anniversary of the Issue Date; and

•	The Interest Coverage Ratio for the Issuer and its Restricted Subsidiaries on a consolidated basis is at least 2.25 to 1.00.

As of September 30, 2023, the Group is in compliance with the covenants above indicated.

JPMorgan Bank

On April 20, 2022, the Group signed a loan agreement with JPMorgan Chase Bank, S.A. (hereinafter, “JPMorgan”) through the subsidiary Auna Colombia for an amount of S/ 205,628 thousand (equivalent to US$ 55,500 thousand). Such loan matures in April 2023 and bears interest at SOFR rate + 400 bps (1-3 months); 450 bps (4-6 months), 500 bps (7-9 months) and 600 bps (10-12 months).

The loan was used to acquire the shares of Oncomedica S.A. The transaction costs incurred in relation to the loan amounted to S/ 6,545 thousand (equivalent to US$ 1,709 thousand) and are presented net of debt and amortized using the effective interest rate method.

This agreement had quantitative covenants calculated based on the consolidated financial statements of Auna S.A. and Subsidiaries. On September 30, 2022, the Group signed an amendment with JPMorgan Bank and updated the quantitative covenants. As of December 31, 2022, the Group complied with the quantitative terms of the following covenants:

•	The consolidated leverage ratio is less than (i) 5.00 to 1.00 for the quarter ending December 31, 2022, and (ii) 4.50 to 1.00 for the quarter ending March 31, 2023.

•

The consolidated interest coverage ratio is at least (i) 2.00 to 1.00 for the quarter ending June 30, 2022, (ii) 2.15 to 1.00 for the quarter ending September 30, 2022 and (iii) 2.25 to 1.00 for the quarters ending December 31, 2022 and March 31, 2023.

As of December 31, 2022, the Group is in compliance with the covenants above indicated.

As of September 30, 2023, these financial covenants are no longer in effect given that this credit agreement was pre-paid by the Group.

In April 2023, the loan was paid and did not generate penalties.

Banco Santander México, HSBC México, Multiva and Genaro Levinson Marcovich

On September 30, 2022, the Group signed a loan agreement with Banco Santander, HSBC México and Genaro Levinson Marcovich through its subsidiaries Grupo Salud Auna México, S.A. de C.V, Hospital y Clínica OCA, S.A. de C.V. and DRJ Inmuebles, S.A. de C.V. for an amount of S/ 1,338,927 thousand. The loan was used to acquire the shares of Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. The transaction costs incurred in relation to the loan amounted to S/ 46,118 thousand and are presented net of debt and amortized using the effective interest rate method.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

This agreement had quantitative covenants calculated based on the consolidated financial statements of Auna S.A. and Subsidiaries. As of December 31, 2022, the Group complied with the quantitative terms of the following covenants:

•

The consolidated leverage ratio is less than (i) 5.00 to 1.00 for the quarter ending December 31, 2022, and (ii) 4.75 to 1.00 for the quarter ending March 31, 2023 and as of the end of each fiscal quarter thereafter.

•	The consolidated interest coverage ratio is at least 2.25 to 1.00 for the end of each quarter.

As of December 31, 2022, the Group was in compliance with the covenants above indicated.

As of September 30, 2023, the financial covenants were no longer applicable given that these credit agreements were pre-paid by the Group.

On April 11, 2023, the loan with Banco Santander México, HSBC México, Multiva and Genaro Levinson Marcovich amounting to S/ 1,338,927 thousand and maturing in October 2023 was pre-paid by the Group with the resources obtained from the Senior secured notes. As a result of prepayment, the Group recorded a write-off the remaining debt issuance costs of S/ 101,645 thousand. These expenses are presented in ‘finance costs’ in the consolidated statement of profit or loss and other comprehensive income (note 17).

Notes Purchase Agreement

On April 11, 2023, the Group signed a Notes Purchase Agreement through Auna S.A. and the subsidiary Grupo Salud Auna México for an amount of S/ 1,920,456 thousand (equivalent to US$ 505,000 thousand). The transaction costs incurred in relation to the loan amounted to S/ 64,370 thousand (equivalent to US$ 17,202 thousand) and are presented net of debt.

The loan was used to pay existing financial debt and reshape the current and non-current liabilities.

This agreement has quantitative covenants calculated based on the consolidated financial statements of Auna S.A. and Subsidiaries. As of September 30, 2023, the Group complies with the quantitative terms of the following covenants:

•

The consolidated leverage ratio to be less than (i) 5.25:1.0 as of December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023, (ii) 4.75:1.00 as of December 31, 2023, March 31, 2024, June 30, 2024 and September 30,2024, and (iii) 4.25:1.00 as of December 31, 2024, and as of the end of each fiscal quarter thereafter, in each case calculated for the period of four fiscal quarters ending on each such date.

•

The consolidated interest coverage ratio is at least than (i) 1.50:1.0 as of the end of each fiscal quarter of the fiscal year ending on December 31, 2023, (ii) 1.75:1.00 as of the end of each fiscal quarter of the fiscal year ending on December 31, 2024, and (iii) 2.25:1.00 as of the end of each fiscal quarter of the fiscal year ending on December 31, 2025, and as of the end of each fiscal quarter thereafter, in each case calculated for the period of four fiscal quarter ending on each such dates.

•

The minimum net worth shall not permit, as of the end of each fiscal quarter, that the total assets minus the total liabilities of any subsidiary of Auna Colombia that is an “institución prestadora de servicios de salud” to be less than 50% of the paid-in capital of such subsidiary.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

10.	Trade Accounts Payable

As of September 30, 2023, and December 31, 2022, the trade accounts payable of the Group are stated in the following currencies:

In thousands of soles	2023	2022
Soles	201,969	199,582
US dollars	33,755	31,217
COP	341,034	233,627
MXN	64,056	48,234

	640,814	512,660

Current	636,696	512,587

Non-current	4,118	73

The trade accounts payable are mainly related to the acquisition of supplies, materials, and services for the Group’s performance. These accounts payable have current maturity and do not bear interest. As of September 30, 2023 and December 31, 2022, they include: i) medical fees amounting to S/ 38,811 thousand and S/ 23,840 thousand, respectively, and ii) contract liabilities related to the advance consideration received from patients for healthcare services, for which revenue is recognized over time amounting to S/ 19,038 thousand and S/ 10,248 thousand, respectively. They are classified in soles, COP and MXN and have current maturity.

Likewise, the Group participates in a supply chain finance program under which its suppliers may elect to receive early payment of their invoices from a bank by factoring their receivables from the Group. Under the arrangement, a bank agrees to pay amounts to a participating supplier in respect of invoices owed by the Group and receives settlement from the Group later. The principal purpose of this program is to facilitate efficient payment processing and enable the willing suppliers to sell their receivables due from the Group to a bank before their due date. The Group has not derecognized the original liabilities to which the arrangement applies because neither a legal release was obtained, nor the original liability was substantially modified on entering into the arrangement. From the Group’s perspective, the arrangement does not significantly extend payment terms beyond the normal terms agreed with other suppliers that are not participating. As of September 30, 2023 and December 31, 2022, the amount related to supplier factoring facility are S/ 82,267 thousand and S/ 64,789 thousand, respectively. The payments to the bank are included within operating cash flows because they continue to be part of the normal operating cycle of the Group and their principal nature remains operating – i.e., payments for the purchase of goods and services. The payments to a supplier by the bank are considered non-cash transactions and amounted to S/ 167,232 thousand during the nine months ended at September 30, 2023 (S/ 166,688 thousand during the nine months ended at September 30, 2022), respectively.

As of September 30, 2023 and December 31, 2022 the non-current portion corresponds to payments agreements with suppliers of the Colombian subsidiaries with maturities of more than 12 months.

11.	Other Accounts Payable

The increase in Other Accounts payable mainly corresponds to the recognition of premiums payable for a new derivative financial instruments contract signed in 2023 (note 5). As of September 30, 2023, derivatives premiums payable amounted to S/ 192,576 thousand (S/ 75,375 thousand as of December 31, 2022).

Additionally, during 2023, a payment of the contingent consideration related to the past acquisitions was made in the amount of S/ 35,088 thousand.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

12.	Provisions

The movement of provisions for the nine months ended September 30, 2023 and 2022, is as follows.

In thousands of soles	Outstanding claims reserve (i)	Other provisions	Total
As of January 1, 2022	113	8,563	8,676
Provision	—	475	475
Paid during the period	—	(1,432)	(1,432)
Exchange difference	—	(597)	(597)

As of September 30, 2022	113	7,009	7,122

As of January 1, 2023	113	19,861	19,974
Provision	—	871	871
Paid during the period	(8)	(2,044)	(2,052)
Exchange difference	—	2,144	2,144

As of September 30, 2023	105	20,832	20,937

(i)	Outstanding claims reserve represent the Group’s outstanding third parties obligations and do not include amounts related to the Group’s customers that are part of the insurance premium program.

Outstanding claims reserve

These provisions include unsettled events based on the notices of claims received up to the condensed consolidated interim financial statement date.

Other provisions

As of September 30, 2023, comprise mainly the estimate of provision for present obligations from civil, labor and tax judicial processes amounting to S/ 3,575 thousand of Colombian subsidiaries, S/ 2,220 thousand from Peruvian subsidiaries and S/ 15,037 thousand from Mexican subsidiaries. As of December 31, 2022, comprise mainly the estimate of provision for present obligations from civil, labor and tax judicial processes amounting to S/ 3,481 thousand of Colombian subsidiaries, S/ 3,147 thousand from Peruvian subsidiaries and S/ 13,987 thousand from Mexican subsidiaries.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

13.	Insurance contract liabilities

IFRS 17 replaces IFRS 4, Insurance contracts, for annual periods on or after January 1, 2023. The Group has restated comparative information for 2022. The adoption of IFRS 17 did not change the classification of the Group’s insurance contracts. However, IFRS 17 establishes specific principles for the recognition and measurement of insurance contracts issued by the Group. Refer to Note 24 for information related to the accounting policies adopted by the Group and the impact of IFRS 17 because of the transition to the new standard. The movement for the nine months ended September 30, 2023 and 2022, is as follows:

		2023				2022
			Liabilities for incurred claims				Liabilities for incurred claims
In thousands of soles	Note	Liabilities for remaining coverage	Estimates of present value of future cash flows	Risk adjustment for non-financial risk	Total	Liabilities for remaining coverage	Estimates of present value of future cash flows	Risk adjustment for non-financial risk	Total
Balances as of January 1,		8,626	2,829	244	11,699	14,785	2,455	208	17,448
Changes in the statement of profit or loss and OCI

Insurance revenue		(670,435)	—	—	(670,435)	(529,271)	—	—	(529,271)

Insurance service expenses
Incurred claims and other insurance service expenses		—	30,819	—	30,819	—	1,791	—	1,791
Amortization of insurance acquisition cash flows		97,514	—	—	97,514	93,071	—	—	93,071
Adjustments to liabilities for incurred claims		—	—	14	14	—	—	—	—

Total Insurance service expenses		97,514	30,819	14	128,347	93,071	1,791	—	94,862

Total Insurance service result		(572,921)	30,819	14	(542,088)	(436,200)	1,791	—	(434,409)

Effect of movements in exchange rates		553	106	—	659	—	—	—	—

Total changes in the statement of profit or loss and OCI		(572,368)	30,925	14	(541,429)	(436,200)	1,791	—	(434,409)

Cash flows
Premiums received		695,199	—	—	695,199	519,371		—	519,371
Claims and other insurance service expenses paid		—	(28,044)	—	(28,044)	—	(1,135)	—	(1,135)
Insurance acquisition cash flows		(88,298)	—	—	(88,298)	(94,093)	—	—	(94,093)

Total cash flows		606,901	(28,044)	—	578,857	425,278	(1,135)	—	424,143
Acquired through business combinations	1.C	(1,005)	3,304	—	2,299	—	—	—	—

Closing assets		—	—	—	—	—	—	—	—

Closing liabilities		42,154	9,014	258	51,426	3,863	3,111	208	7,182

Liability for Incurred Claims (LIC)

These provisions include the reserve for events incurred but not reported (IBNR), the claims pending settlement reserve and the risk adjustment for non-financial risk to the condensed consolidated interim financial statement date. As of September 30, 2023 and December 31, 2022, the reserves of the oncology healthcare plans and the general healthcare plan called “Auna Salud” were determined using a reserving model based on a mix of several methods. As of September 30, 2023 and December 31, 2022 the key assumptions of the oncologic healthcare plans and the general healthcare plan include the evolution of past claims, which are projected in the future.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

Insurance expenses

The insurance expenses incurred by Oncosalud S.A.C., the Company’s insurance subsidiary and presented in its separate financial statements for the nine months ended September 30, 2023 and 2022.

The insurance expenses incurred by Oncosalud S.A.C. follow:

	Cost of sales and services (i)
	Three-month period ended September 30		Nine-month period ended September 30
In thousands of soles	2023	2022	2023	2022
Medicines	50,654	45,197	142,770	123,779
Room service for inpatients	9,184	9,176	25,654	24,352
Medical consultation fees	14,356	11,360	33,879	29,175
Auxiliary services and clinical laboratory	28,494	35,865	87,578	81,359
Surgery fees	7,308	5,665	19,704	15,082
Technical reserves for healthcare services	1,445	21	3,599	1,791

	111,441	107,284	313,184	275,538

(i)

These expenses are included in the cost of sales and services in the consolidated statement of income and other comprehensive income after deducting the margin mark-up. For the nine-month period ended September 30, 2023 and 2022, the margin applied was calculated using the same basis as charged to third parties for these services and the overall average margin applied was 14% for both periods. All balances and transactions with related parties are priced on an arm´s length basis.

Due to the vertical integration of the Group’s companies, these insurance expenses incurred by Oncosalud S.A.C. and the corresponding trade and other accounts payable are eliminated with the transactions performed with Oncocenter Perú S.A.C. and the Company’s healthcare services subsidiaries. See note 18.b.i.

The insurance technical reserves presented in Oncosalud S.A.C.’s separate financial statements and also presented in the Group’s condensed consolidated interim financial statements as of September 30, 2023 and as of December 31, 2022.

14.	Equity

A.	Share capital

As of September 30, 2023 the share capital is represented by 241,544,679 class “A” and 2,000 class “B” ordinary shares with a par value of US$ 0.01 each and December 31, 2022, the share capital is represented by 236,545,679 class “A” and 1,000 class “B” ordinary shares with a par value of S/ 1.00 each.

Each share of our common stock represents the same economic interest, except that, as provided in the Group’s by-laws, each year that dividends are distributed, the class A shares benefit from the right to receive a preferred dividend consisting of 100% of any dividends distributed until we have distributed US$ 1 billion in the aggregate in cash dividends. Each class B share is entitled to vote on any matter submitted to a vote of the shareholders. The class A shares are shares which are not counted for purposes of determining whether there is a quorum and which are not entitled to vote at any general meeting of shareholders except for the limited circumstances permitted by the Luxembourg law of August 10, 1915 pertaining to commercial companies, as amended, in which non-voting shares are entitled to vote as class A shares.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

On July 6, 2023, the Group redomiciled to Luxembourg by way of a merger where Auna S.A.A. (the absorbed entity) transferred all of its assets and liabilities to Auna S.A. (the surviving entity). As a result of the merger, the share capital and share premiums of Auna S.A.A. amounting to S/ 236,547 thousand and S/ 386,045 thousand, respectively, were derecognized. Furthermore, the share capital and retained losses of Auna S.A. amounting to S/ 8,820 thousand and S/ 2,012 thousand, respectively, were recognized. The difference between balances was allocated in ‘Merger and other reserves’.

On April 25, 2022, the General Shareholder´s Meeting approved the downstream merger between the Company, and its shareholder Enfoca Discovery 1 S.A.C. and Enfoca Discovery Parallel S.A.C. The Company has recognized this merger as common control transactions and it was recognized at historical cost. This transaction represents only an exchange of equivalent shares between the Company and its aforementioned shareholders, the effect of this transaction was S/ 50 thousand recognized in equity in merger reserve as a result of the difference between the consideration paid (shares issued) and the capital of the legally disappearing companies.

As a result of this merger the former shareholders Enfoca Discovery 1 S.A.C. and Enfoca Discovery Parallel S.A.C. ceased to exist and the shareholders of these companies received shares in the Company.

As a result of the aforementioned reorganization process as of September 30, 2023 the share capital structure is as follows:

Range of shareholding percentage	Number of Shareholders	Interest percentage
From 0.01 to 0.79	4	2.47
From 0.80 to 2.37	4	9.50
From 2.38 to 9.13	4	29.77
From 9.14 to 58.26	1	58.26

	13	100

B.	Translation reserve

Translation reserve includes all exchange differences resulting from the translation of the financial statements of foreign operations. As of September 30, 2023, the Group recognizes the translation differences of the consolidated financial statements of the Group’s subsidiaries Auna Colombia and Auna México in translation reserve of the consolidated statement of income and other comprehensive income.

C.	Cost of hedging reserve

The cost of hedging reserve reflects gain or loss on the portion excluded from the designated hedging instrument that relates to the forward element of forward contract and as well as the time value of purchased collar contract. It is initially recognized in OCI and accounted for similarly to gains or losses in the hedging reserve.

D.	Hedging reserve

Hedging reserve includes the effective portion of the accumulated net change in the fair value of the hedging instruments used in cash flow hedges with subsequent recognition in profit or loss. This reserve is recognized net of deferred income tax.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

E.	Fair value reserve

The fair value reserve includes the cumulative net change in fair value of investments in government securities at FVOCI until the assets are derecognized or reclassified.

F.	Merger reserve and other reserves

Merger reserves represent the difference between the nominal value of the 89,599,965 shares issued with a par value of S/ 1.00 each in exchange for the nominal value of 4,590,656 shares of the subsidiary Oncosalud S.A.C. acquired under common control with a par value of S/ 1.00 each.

Also, it includes the difference between the carrying amount of NCI acquired of the subsidiary PMLA and the consideration paid to NCI was S/ 2,366 thousand. Furthermore, in October 2020 the non-controlling shareholders of the Group’s subsidiary, Clínica Portoazul S.A., acquired 306 ordinary shares of this entity, as consequence the difference between the carrying amount of NCI acquired and the cash contribution was S/ 3,120 thousand.

In addition, this account includes “other reserves” of S/ 161,915 thousand as a result of the initial and subsequent recognition of the “put and call liability” with the non-controlling shareholders, in accordance with the SPA of Oncomédica S.A.

On September 28, 2022, the shareholders of the subsidiary Auna Salud S.A.C approved an increase in the capital by S/ 1,352,610 thousand through cash contributions received from Heredia Investments S.A.C., an indirect subsidiary of Enfoca Group (ultimate controlling party), as follows: i) S/ 214,431 thousand to share capital and ii) S/ 1,138,179 thousand to share premium. This contribution by a non-controlling party diluted the participation of Auna S.A.A. in Auna Salud S.A.C. from 100% to 78.80% and its controlled subsidiaries.

On August 31, 2023, Auna Salud S.A.C. transferred shares it held in Grupo Salud Auna México to Auna S.A. This transfer diluted the non-controlling interest held by Auna Salud S.A.C. and its controlled subsidiaries.

G.	Non-controlling interests

On August 31, 2023, as part of a common control transaction between subsidiaries of the Group, the Group increased its interest in Hospital y Clínica OCA S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V., Tovleja HG, S.A. and Grupo Salud Auna México S.A. de C.V. from 78.8% to 100%.

15.	Revenue

A.	Disaggregation of revenue

The Group generates revenue primarily from the sale of oncologic health care plans and health care services to its customers.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

This caption comprises the following:

In thousands of soles	Three-month period ended September 30		Nine-month period ended September 30
	2023	2022	2023	2022
Healthcare services (i)	667,021	359,462	1,987,267	956,592
Sale of medicines	69,284	56,061	197,286	161,480

	736,305	415,523	2,184,553	1,118,072

Insurance revenue
Oncology plans	182,087	169,820	533,787	495,267
General healthcare services plans	96,764	11,655	136,648	34,004

Total insurance revenue	278,851	181,475	670,435	529,271

Total revenue from contracts with customers	1,015,156	596,998	2,854,988	1,647,343

Timing of revenue recognition
Products transferred at a point in time	69,284	56,061	197,286	161,480
Products and services transferred over time	667,021	359,462	1,987,267	956,592

	736,305	415,523	2,184,553	1,118,072

(i)	The amounts reported in Healthcare services revenue line item do not include revenue recognized for customers that are part of the Company’s insurance premium program.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

B.	Disaggregation of revenue from contracts with customers

This caption comprises the following:

	Reportable segments
In thousands of soles	Oncosalud Peru	Healthcare services	Total
For the three months ended September 30, 2023
Primary geographical markets
Peru	209,252	188,195	397,447
Colombia	—	323,650	323,650
Mexico	—	294,059	294,059

For the three months ended September 30, 2022
Primary geographical markets
Peru	197,303	145,913	343,216
Colombia	—	253,782	253,782

For the nine months ended September 30, 2023
Primary geographical markets
Peru	659,964	491,279	1,151,243
Colombia	—	857,462	857,462
Mexico	—	846,283	846,283

For the nine months ended September 30, 2022
Primary geographical markets
Peru	579,723	408,923	988,646
Colombia	—	658,697	658,697

C.	Contract balances

As of September 30, 2023, and December 31, 2022, the following table provides information about receivables and contract liabilities from contracts with customers:

In thousands of soles	Note	2023	2022
Trade accounts receivable	4	821,876	574,717
Contract liabilities, which are included in “trade accounts payable”	10	(19,038)	(14,222)

The contract assets primarily relate to the Group’s rights to consideration for service completed but not billed at the reporting date. The contract assets are transferred to receivables when the rights become unconditional. This usually occurs when the Group issues an invoice to the customer. There are no contract assets as of September 30, 2023 and December 31, 2022.

The contract liabilities primarily relate to the advance consideration received from patients for healthcare services, for which revenue is recognized over time. This will be recognized as revenue over the next 12 months.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

16.	Cost of Sales and Services, Selling Expenses and Administrative Expenses

This caption comprises the following:

For three months ended September 30, 2023 and 2022:

		Cost of sales and services		Selling expenses		Administrative expenses		Total
In thousands of soles	Note	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Medicines		269,596	149,152	—	—	—	—	269,596	149,152
Auxiliary services and clinical laboratory		19,903	8,260	—	—	—	—	19,903	8,260
Room service for inpatients		12,913	6,184	—	—	—	—	12,913	6,184
Surgery fees		50,549	38,742	—	—	—	—	50,549	38,742
Medical consultation fees		24,941	18,367	—	—	—	—	24,941	18,367
Technical reserves for healthcare services		12,817	21	—	—	—	—	12,817	21
Personnel expenses (a)		173,663	118,810	17,574	15,604	85,208	49,272	276,445	183,686
Services provided by third parties (b)		40,735	18,366	35,451	27,080	52,006	43,663	128,192	89,109
Depreciation	6 and 8	32,909	18,074	3	3	6,748	3,842	39,660	21,919
Amortization	7	510	581	—	—	18,612	4,638	19,122	5,219
Other management charges		4,636	2,956	2,022	1,375	7,871	8,870	14,529	13,201
Tax expenses		—	7	9	10	6,134	3,757	6,143	3,774

		643,172	379,520	55,059	44,072	176,579	114,042	874,810	537,634

For nine months ended September 30, 2023 and 2022:

		Cost of sales and services		Selling expenses		Administrative expenses		Total
In thousands of soles	Note	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Medicines		753,603	405,159	—	—	—	—	753,603	405,159
Auxiliary services and clinical laboratory		50,804	22,545	—	—	—	—	50,804	22,545
Room service for inpatients		35,137	17,223	—	—	—	—	35,137	17,223
Surgery fees		137,665	102,807	—	—	—	—	137,665	102,807
Medical consultation fees		72,425	50,867	—	—	—	—	72,425	50,867
Technical reserves for healthcare services	13	30,833	1,791	—	—	—	—	30,833	1,791
Personnel expenses (a)		488,285	334,687	52,266	47,444	244,745	147,391	785,296	529,522
Services provided by third parties (b)		106,924	49,847	94,445	79,580	147,458	118,475	348,827	247,902
Depreciation	6 and 8	104,680	50,305	9	9	17,574	9,440	122,263	59,754
Amortization	7	1,490	1,822	—	—	55,862	12,084	57,352	13,906
Other management charges		13,544	9,383	5,076	4,097	31,204	24,214	49,824	37,694
Tax expenses		—	22	34	29	15,197	12,721	15,231	12,772

		1,795,390	1,046,458	151,830	131,159	512,040	324,325	2,459,260	1,501,942

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

(a)	Personnel expenses comprise the following:

	Three-month period ended September 30		Nine-month period ended September 30
In thousands of soles	2023	2022	2023	2022
Remunerations	174,464	120,453	499,599	346,327
Legal bonuses	17,969	13,431	50,677	41,368
Health insurance for employees	26,883	18,377	75,880	52,888
Severance payment	1,958	1,463	4,415	5,628
Vacations	11,473	9,758	31,036	26,607
Bonuses	7,391	6,275	35,475	16,869
Employees’ profit sharing	11,507	1,383	24,707	4,161
Board of Directors’ remuneration	669	1,022	3,103	2,997
Compensation to personnel	13,593	10,443	36,334	29,719
Training	425	416	1,482	931
Other benefits	10,113	665	22,588	2,027

	276,445	183,686	785,296	529,522

(b)	Services provided by third parties include the following:

	Three-month period ended September 30		Nine-month period ended September 30
In thousands of soles	2023	2022	2023	2022
Sales commission	21,392	16,075	53,211	45,591
Advisory and consulting fees	16,142	15,803	44,747	45,560
Utilities	16,752	2,587	46,362	21,495
Service and repair	19,993	19,111	54,224	32,439
Leases	15,588	6,312	42,371	17,520
Credit card commission	7,012	5,597	20,331	16,124
Custodial and cleaning services	10,465	6,768	27,256	19,488
Advertisement	6,025	4,979	18,345	16,120
Hosting	3,506	3,868	10,036	8,020
Collection expenses	372	558	1,040	1,061
Travel and entertainment expenses	923	583	2,582	1,532
Others	10,022	6,868	28,322	22,952

	128,192	89,109	348,827	247,902

(c)

For the nine-month period ended September 30, 2023 and 2022, personnel expenses, services provided by third parties and other management charges, include amortization of insurance acquisition cash flows for S/ 97,514 thousand and S/ 93,071 thousand, respectively.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

17.	Finance Costs

This caption comprises the following:

	Three-month period ended September 30		Nine-month period ended September 30
In thousands of soles	2023	2022	2023	2022
Financial liabilities measured at amortized cost – interest expense	126,767	36,532	351,078	90,478
Interest from leases liabilities	3,405	3,506	9,799	8,791
Exchange difference (a)	16,999	31,506	16,999	60,350
Financial assets at FVTPL – net change in fair value:
Derivative Assets mandatorily measured at FVTPL	2,510	—	5,295	—
Cash flow hedges – reclassified from OCI for costs of hedging reserve	13,311	6,780	37,816	20,117
Change in fair value of contingent consideration (b)	—	2,350	2,011	4,122
Others (c)	12,080	2,809	20,313	5,197

	175,072	83,483	443,311	189,055

(a)	For the nine-month period ended September 30, 2023 the Group recognized a gain for exchange difference for S/ 43,262 thousand that was included in finance income.

(b)	The movement of contingent consideration is the following:

In thousands of soles	2023	2022
Balances as of January 1,	69,470	848
Payment of contingent consideration	(35,088)	—
Reversal	(4,095)	—
Acquired through business combination	—	79,461
Change in fair value of contingent consideration	2,011	4,122
Exchange difference	10,351	(10,493)

Balances as of September 30,	42,649	73,938

(c)	For the nine-month periods ended September 30, 2023 and 2022, include mainly cost of factoring for S/ 9,674 thousand and S/ 3,882 thousand, respectively.

18.	Operating Segments

A.	Basis for segmentation

The Group has determined four reportable segments. These operating segments are components of a company about which separate financial information is available that is regularly evaluated by the Board of Directors (Chief operating decision maker) in deciding how to allocate resources and assess performance.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

The following summary describes the operations of each reportable segment.

Reportable segments	Operations
Oncosalud Peru	Including our prepaid oncologic healthcare plans and healthcare services related to the treatment of cancer.

Healthcare services in Peru	Corresponds to medical services within the network of clinics and health centers in Peru.

Healthcare services in Colombia	Corresponds to medical services within the network of clinics and health centers in Colombia.

Healthcare services in Mexico	Corresponds to medical services within the network of clinics and health centers, and the insurance business in Mexico.

B.	Information about reportable segments

Information related to each reportable segment is set out below. Segment profit (loss) before tax is used to measure performance because the chief operating decision maker believes that this information is the most relevant for the Group.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

For the three-month period ended September 30, 2023:

In thousands of soles	Reportable segments
	Oncosalud Peru	Healthcare services in Peru	Healthcare services in Colombia	Healthcare services in Mexico	Total reportable segments	Holding and eliminations	Total
2023
External revenues	228,356	169,091	323,650	294,059	1,015,156	—	1,015,156
Inter-segment revenue (i)	8707	60785	—	—	69492	(69,492)	—

Segment revenue	237,063	229,876	323,650	294,059	1,084,648	(69,492)	1,015,156

External cost of service	(73,030)	(166,141)	(232,290)	(171,711)	(643,172)	—	(643,172)
Inter-segment cost of service (i)	(59,340)	(9,044)	—	—	(68,384)	68,384	—

Segment cost of service	(132,370)	(175,185)	(232,290)	(171,711)	(711,556)	68,384	(643,172)

Gross profit	104,693	54,691	91,360	122,348	373,092	(1,108)	371,984

External selling expenses	(45,769)	(5,011)	(1,618)	(2,478)	(54,876)	(183)	(55,059)

Segment selling expenses	(45,769)	(5,011)	(1,618)	(2,478)	(54,876)	(183)	(55,059)

External administrative expenses	(18,366)	(24,961)	(42,493)	(56,880)	(142,700)	—	(142,700)
Inter-segment administrative expenses	(338)	(1,146)	—	—	(1,484)	1,484	—
Corporate expenses	(13,297)	(9,797)	(5,473)	(4,600)	(33,167)	(712)	(33,879)

Segment administrative expenses	(32,001)	(35,904)	(47,966)	(61,480)	(177,351)	772	(176,579)

Impairment losses on trade receivables	(112)	137	(525)	(107)	(607)	(1)	(608)

Other income	280	2,187	1,433	5,650	9,550	2	9,552
Inter-segment other income	2593	215	—	—	2808	(2,808)	—

Other income	2,873	2,402	1,433	5,650	12,358	(2,806)	9,552

Segment operating profit (loss)	29,684	16,315	42,684	63,933	152,616	(3,326)	149,290

Share of profit of equity accounted investees, net of taxes	684	—	1,313	—	1,997	—	1,997
Exchange difference, net	(8,961)	(3,018)	19,643	10,203	17,867	(34,866)	(16,999)
Interest expense, net	(5,608)	(12,012)	(32,613)	(76,749)	(126,982)	(27,791)	(154,773)

Segment profit (loss) before tax	15,799	1,285	31,027	(2,613)	45,498	(65,983)	(20,485)

Other disclosures
Depreciation and amortization	(7,768)	(10,240)	(10,617)	(27,948)	(56,573)	(2,209)	(58,782)
Capital expenditure	(9,838)	(10,625)	(17,345)	(7,078)	(44,886)	(3,386)	(48,272)

Segment assets	76,396	30,741	207,992	138,205	453,334	16,412	469,746

Segment liabilities	69,831	28,259	27,301	139,488	264,879	135,072	399,951

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

For the three-month period ended September 30, 2022:

In thousands of soles	Reportable segments
	Oncosalud Peru	Healthcare services in Peru	Healthcare services in Colombia	Total reportable segments	Holding and eliminations	Total
2022
External revenues	197,303	145,913	253,782	596,998	—	596,998
Inter-segment revenue (i)	6,900	46,611	—	53,511	(53,511)	—

Segment revenue	204,203	192,524	253,782	650,509	(53,511)	596,998

External cost of service	(61,436)	(144,024)	(174,060)	(379,520)	—	(379,520)
Inter-segment cost of service (i)	(46,557)	(6,674)	—	(53,231)	53,231	—

Segment cost of service	(107,993)	(150,698)	(174,060)	(432,751)	53,231	(379,520)

Gross profit	96,210	41,826	79,722	217,758	(280)	217,478

External selling expenses	(38,840)	(3,390)	(1,577)	(43,807)	(265)	(44,072)

Segment selling expenses	(38,840)	(3,390)	(1,577)	(43,807)	(265)	(44,072)

External administrative expenses	(16,143)	(22,270)	(42,769)	(81,182)	(491)	(81,673)
Inter-segment administrative expenses	(172)	(1,398)	—	(1,570)	1,570	—
Corporate expenses	(19,058)	(12,673)	(757)	(32,488)	119	(32,369)

Segment administrative expenses	(35,373)	(36,341)	(43,526)	(115,240)	1,198	(114,042)

Impairment losses on trade receivables	775	1,106	(539)	1,342	—	1,342

Other expenses	—	—	—	—	—	—

Other income	(78)	939	4,047	4,908	32	4,940
Inter-segment other income	2,868	207	—	3,075	(3,075)	—

Other income	2,790	1,146	4,047	7,983	(3,043)	4,940

Segment operating profit (loss)	25,562	4,347	38,127	68,036	(2,390)	65,646

Share of profit of equity accounted investees, net of taxes	399	—	545	944	—	944
Exchange difference, net	730	(1,988)	(53,737)	(54,995)	23,489	(31,506)
Interest expense, net	(9,909)	(6,989)	(20,476)	(37,374)	(13,439)	(50,813)

Segment profit (loss) before tax	16,782	(4,630)	(35,541)	(23,389)	7,660	(15,729)

Other disclosures
Depreciation and amortization	(6,547)	(9,991)	(8,265)	(24,803)	(2,335)	(27,138)
Capital expenditure	(7,828)	(5,884)	(16,375)	(30,087)	(3,057)	(33,144)

Segment assets	62,592	25,832	(86,122)	2,302	(30,982)	(28,680)

Segment liabilities	18,386	31,005	(32,052)	17,339	26,900	44,239

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

For the nine-month period ended September 30, 2023:

In thousands of soles	Reportable segments
	Oncosalud Peru	Healthcare services in Peru	Healthcare services in Colombia	Healthcare services in Mexico	Total reportable segments	Holding and eliminations	Total
2023
External revenues	659,964	491,279	857,462	846,283	2,854,988	—	2,854,988
Inter-segment revenue (i)	27,811	167,375	—	—	195,186	(195,186)	—

Segment revenue	687,775	658,654	857,462	846,283	3,050,174	(195,186)	2,854,988

External cost of service	(207,644)	(479,438)	(616,704)	(491,604)	(1,795,390)	—	(1,795,390)
Inter-segment cost of service (i)	(165,202)	(26,485)	—	—	(191,687)	191,687	—

Segment cost of service	(372,846)	(505,923)	(616,704)	(491,604)	(1,987,077)	191,687	(1,795,390)

Gross profit	314,929	152,731	240,758	354,679	1,063,097	(3,499)	1,059,598

External selling expenses	(125,350)	(14,475)	(4,546)	(7,006)	(151,377)	(453)	(151,830)

Segment selling expenses	(125,350)	(14,475)	(4,546)	(7,006)	(151,377)	(453)	(151,830)

External administrative expenses	(54,651)	(70,704)	(130,153)	(149,272)	(404,780)	—	(404,780)
Inter-segment administrative expenses	(743)	(3,822)	—	—	(4,565)	4,565	—
Corporate expenses	(51,576)	(43,017)	(8,419)	(4,600)	(107,612)	352	(107,260)

Segment administrative expenses	(106,970)	(117,543)	(138,572)	(153,872)	(516,957)	4,917	(512,040)

Impairment losses on trade receivables	276	1,222	(3,881)	(874)	(3,257)	(126)	(3,383)

Other income	798	4,767	14,309	17,674	37,548	3	37,551
Inter-segment other income	7,743	712	—	—	8,455	(8,455)	—

Other income	8,541	5,479	14,309	17,674	46,003	(8,452)	37,551

Segment operating profit (loss)	91,426	27,414	108,068	210,601	437,509	(7,613)	429,896

Share of profit of equity accounted investees, net of taxes	1,731	—	3,097	—	4,828	—	4,828
Exchange difference, net	(7,485)	(1,295)	96,008	27,759	114,987	(88,724)	26,263
Interest expense, net	(19,177)	(32,954)	(76,107)	(213,372)	(341,610)	(73,839)	(415,449)

Segment profit (loss) before tax	66,495	(6,835)	131,066	24,988	215,714	(170,176)	45,538

Other disclosures
Depreciation and amortization	(22,292)	(30,498)	(29,482)	(90,596)	(172,868)	(6,747)	(179,615)
Capital expenditure	(17,274)	(17,766)	(56,819)	(17,275)	(109,134)	(8,019)	(117,153)

Segment assets	2,092,566	911,259	2,308,467	3,854,337	9,166,629	(1,509,918)	7,656,711

Segment liabilities	1,051,910	622,254	1,391,071	2,412,485	5,477,720	254,704	5,732,424

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

For the nine-month period ended September 30, 2022:

In thousands of soles	Reportable segments
	Oncosalud Peru	Healthcare services in Peru	Healthcare services in Colombia	Total reportable segments	Holding and eliminations	Total
2022
External revenues	579,723	408,923	658,697	1,647,343	—	1,647,343
Inter-segment revenue (i)	19,944	131,410	—	151,354	(151,354)	—

Segment revenue	599,667	540,333	658,697	1,798,697	(151,354)	1,647,343

External cost of service	(179,619)	(409,905)	(456,934)	(1,046,458)	—	(1,046,458)
Inter-segment cost of service (i)	(131,265)	(19,173)	—	(150,438)	150,438	—

Segment cost of service	(310,884)	(429,078)	(456,934)	(1,196,896)	150,438	(1,046,458)

Gross profit	288,783	111,255	201,763	601,801	(916)	600,885

External selling expenses	(113,377)	(12,651)	(4,545)	(130,573)	(586)	(131,159)

Segment selling expenses	(113,377)	(12,651)	(4,545)	(130,573)	(586)	(131,159)

External administrative expenses	(45,880)	(64,201)	(113,036)	(223,117)	(3,314)	(226,431)
Inter-segment administrative expenses	(273)	(2,368)	—	(2,641)	2,641	—
Corporate expenses	(56,681)	(37,690)	(2,253)	(96,624)	(1,270)	(97,894)

Segment administrative expenses	(102,834)	(104,259)	(115,289)	(322,382)	(1,943)	(324,325)

Impairment losses on trade receivables	2,369	3,993	(2,696)	3,666	—	3,666

Other expenses	—	—	—	—	—	—

Other income	704	2,415	12,700	15,819	59	15,878
Inter-segment other income	6,876	422	—	7,298	(7,298)	—

Other income	7,580	2,837	12,700	23,117	(7,239)	15,878

Segment operating profit (loss)	82,521	1,175	91,933	175,629	(10,684)	164,945

Share of profit of equity accounted investees, net of taxes	1,440	—	1,733	3,173	—	3,173
Exchange difference, net	(2,590)	(1,344)	(96,101)	(100,035)	46,680	(53,355)
Interest expense, net	(31,609)	(17,660)	(41,075)	(90,344)	(36,317)	(126,661)

Segment profit (loss) before tax	49,762	(17,829)	(43,510)	(11,577)	(321)	(11,898)

Other disclosures
Depreciation and amortization	(18,039)	(28,806)	(20,338)	(67,183)	(6,477)	(73,660)
Capital expenditure	(29,094)	(33,175)	(63,097)	(125,366)	(11,645)	(137,011)

Segment assets	1,976,022	813,460	1,926,350	4,715,832	(1,139,493)	3,576,339

Segment liabilities	1,051,952	519,286	1,365,411	2,936,649	296,765	3,233,414

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

(i)

Inter-segment cost of service (claims expense) from the Oncosalud Peru segment and intersegment revenue from our Healthcare Services in Peru segment are presented on a gross basis by adding the corresponding profit margin markup by our Healthcare Services in Peru segment and vice versa. Likewise, our Oncosalud Peru segment consolidates Oncocenter Peru S.A.C., a subsidiary providing healthcare services related to the exclusive treatment of cancer. In the separate financial statements of Oncocenter Peru S.A.C., the revenue mainly consists of the insurance claims expense recorded as cost of sales in the separate financial statements of Oncosalud S.A.C., our insurance subsidiary that is also consolidated in Oncosalud Peru segment. In the segment consolidation process the related revenues from such healthcare services are eliminated with the corresponding claims expense of our insurance subsidiary Oncosalud S.A.C., while the external cost (third parties) of services incurred by Oncocenter Peru S.A.C. remains.

19.	Tax Matters

Tax regime applicable to income tax

A.

Income tax is determined on a separate basis; it is not consolidated. According to Peruvian and Colombian current legal legislation, the income tax is paid based on the statutory financial statements and tax losses, additions, and deductions established.

Tax rates

B.

Income tax expense is recognized at an amount determined by multiplying the profit (loss) before taxes for the interim reporting period by management’s best estimate of the expected weighted-average annual income tax rate for the full fiscal year, adjusted for the tax effect of certain items recognized in full in the interim period. As such, the effective tax rate in the interim financial statements may differ from management’s estimate of the effective tax rate for the annual financial statements. The Group’s consolidated effective tax rate for the nine months ended September 30, 2023 was 88.74% (nine months ended September 30, 2022: 67.40%).

Tax losses carried forward

C.

The Group has recognized a deferred income tax asset related to the tax-loss carryforward of those subsidiaries where it is more likely than the tax-loss carryforward can be used to compensate future taxable net income.

20.	Financial Risk and Insurance Management

Due to its business line, the Group assumes the risks inherent to its activities related to the insurance business, market, credit, liquidity and foreign currency.

Management is responsible for monitoring these risks, based on various measurement, analysis and control techniques to minimize potential effects, although the use of these mechanisms does not completely eliminate the inherent risk factors to which the Group is exposed.

Management is exposed to risks as a result of: i) the use of financial instruments and ii) the risks associated with the healthcare business. These risks have been categorized taking into consideration their nature and scope, as well as management, which are described below.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

A.	Insurance risk

Insurance activities expose the Group mainly to incidence risk (level of occurrence of the insured event), frequency risk (level of prevalence of the event once it has occurred), and control risk of the healthcare benefit cost.

The table below shows the actual amount of the cost of service in the Oncosalud Peru segment, and the general healthcare plan called “Auna salud” as of September 30, 2023 and as of September 30, 2022 only includes the Oncosalud Peru segment. It also shows a sensitivity analysis for the most relevant variables affecting this cost: the frequency (number of patients/number of plan members) and the average cost per patient.

In thousands of soles		Frequency	Frequency	Average cost per patient	Average cost per patient	Combined	Combined
2023
Change %		+5%	+10%	+5%	+10%	+5%	+10%
Cost of segment Oncosalud Peru	372,846	391,489	410,131	391,489	410,131	411,063	451,144
Frequency	4.04%	4.24%	4.44%	4.04%	4.04%	4.24%	4.44%
Average cost per patient	7.42	7.42	7.42	7.79	8.16	7.79	8.16
#plan members	1,244,006	1,244,006	1,244,006	1,244,006	1,244,006	1,244,006	1,244,006

2022
Change %		+5%	+10%	+5%	+10%	+5%	+10%
Cost of segment Oncosalud Peru	310,884	326,428	341,972	326,428	341,972	342,750	376,170
Frequency	3.53%	3.71%	3.89%	3.53%	3.53%	3.71%	3.89%
Average cost per patient	8.22	8.22	8.22	8.63	9.04	8.63	9.04
#plan members	1,070,872	1,070,872	1,070,872	1,070,872	1,070,872	1,070,872	1,070,872

As of September 30, 2023 and 2022, a reasonably possible changes in the most relevant variable in 5% and 10% could affect profit or loss by amounts shown below:

	Fluctuations	2023	2022
In thousands of soles	in variables (%)	Loss for the period	Loss for the period
Frequency	5	(18,642)	(15,544)
Frequency	10	(37,285)	(31,088)
Average cost per patient	5	(18,642)	(15,544)
Average cost per patient	10	(37,285)	(31,088)
Combined	5	(38,217)	(31,866)
Combined	10	(78,298)	(65,286)

The Group adopts various mechanisms with the main objective of minimizing insurance risk as severity. Such mechanisms include the control of (i) price adequacy and (ii) control of healthcare benefit expenditures, in addition to selecting medical service providers based on various factors, such as specialization, experience, location, quality, and cost of services.

The adequacy of prices relies on past actuarial analyses and more recent service levels, combined with future projections of more recently observed trends. Price risk affects only future cash flows since new rates will impact premium levels earned once cancer health contracts are renewed.

Within the Group, the type of product is an oncologic healthcare insurance contract and general healthcare plans “Auna Salud”, both renewable annually. This enables the Group to review fees that respond fairly and quickly to the changes in service experience. The new fees are automatically applied at each renewal date; however, the

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

client could not accept the increase, which would lead to the contract cancelation. This is a factor that significantly mitigates price risk. The Group does not enter into fixed premium contracts for a period longer than 12 months from the original date or the renewal date of the respective contracts.

Control risk of the cost of providing benefits (treatment and preventive care) is monitored through i) pre-authorization of the service; ii) use of a certain network of clinics and “agreed-upon” fees; and iii) monitoring adhesion to medical practice guides.

In general, the Group’s healthcare contracts contain terms and conditions establishing that only medical services are provided (the contracts benefit do not include refund or compensation amounts). Subject to specific circumstances, they provide reimbursement for medical expenses incurred in treatments related to chronic medical conditions.

In addition, when necessary, the Group negotiates its contracts with healthcare providers to obtain more favorable and competitive prices, to the extent possible. The Group also has a highly trained medical audit team who continually review invoices received from their service providers.

B.	Market risk

i.	Exchange risk

The Group and its Subsidiaries invoice the rendering of local services in the currency of the country in which it operates, which enables them to meet their obligations in their functional currency. Exchange rate risk arises mainly from loans and other liabilities held in US dollars. To mitigate this risk, as of September 30, 2023 and December 31, 2022, the Group used derivative financial instruments to hedge the exposure to the exchange rate risk, for more than 90% of its financial obligations.

As of September 30, 2023 and 2022, the Group has the following assets and liabilities stated in U.S. dollars, COP and MXN:

	2023			2022
In thousands of	US$	COP	MXN	US$	COP	MXN
Assets:
Cash and cash equivalents	15,673	26,254,312	629,076,405	5,224	59,738,130	1,247,183
Trade accounts receivable	2,075	584,688,173	577,550,254	1,230	467,706,748	—
Other assets	567	61,089,433	21,282,755	28,713	38,768,603	5,002,851
Derivative financial instruments	33,684	—	—	31,106	—	—

	51,999	672,031,918	1,227,909,414	66,273	566,213,481	6,250,034

Liabilities:
Loans and borrowings	(854,393)	(733,293,281)	—	(438,923)	(222,635,478)	—
Lease liabilities	(18,956)	(45,979,265)	—	(20,676)	(42,396,291)	—
Trade accounts payable	(8,873)	(367,098,060)	(294,044,658)	(6,872)	(265,444,955)	(49,401)
Other accounts payable	(26,170)	(276,361,048)	(987,723,511)	(2,150)	(247,876,706)	(151,423)
Derivative financial instruments	(3,256)	—	—	(7,127)	—	—

	(911,648)	(1,422,731,654)	(1,281,768,169)	(475,748)	(778,353,430)	(200,824)

(Liability) asset position, net	(859,649)	(750,699,736)	(53,858,755)	(409,475)	(212,139,949)	6,049,210

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

As of September 30, the exchange rate used by the Group to translate the balances of assets and liabilities into foreign currency has been published by the Peruvian Banking, Insurance and Pension Plan Agency (SBS), as follows:

In soles	September 30, 2023	September 30, 2022
US$ 1 - Exchange rate - Buy (assets)	3.790	3.978
US$ 1 - Exchange rate - Sale (liabilities)	3.797	3.984
COP 1 - Exchange rate	0.000929	0.000864
MXN 1 - Exchange rate	0.217843	0.198114

For the nine months ended at September 30, 2023 and 2022, the Group recorded gain for exchange difference, net amounting to S/ 26,263 thousand and loss for S/ 53,355 thousand, respectively.

As of September 30, 2023 and 2022, a reasonably possible strengthening (weakening) of the U.S. dollar against the Peruvian Sol, COP and MXN at September 30, 2023 would have affected the measurement of financial instruments denominated in a foreign currency and affected equity and profit or loss by amounts shown below:

		September 30, 2023		September 30, 2022
In thousands of soles	Fluctuations in exchange rates (%)	Profit or loss for the nine- month period	Other comprehensive income	Profit or loss for the nine- month period	Other comprehensive income
Weakening	5	168,988	(5,766)	86,355	(4,769)
Weakening	10	337,975	(11,532)	172,709	(9,539)
Strengthening	5	(168,988)	5,766	(86,355)	4,769
Strengthening	10	(337,975)	11,532	(172,709)	9,539

ii.	Interest rate risk

The Group adopts a policy of ensuring as a minimum 80% of its interest rate risk exposure is at a fixed rate. This is achieved by entering into fixed-rate instruments.

The Group determines the existence of an economic relationship between the hedging instrument and hedged item based on the reference interest rates, tenors, repricing dates and maturities and the notional or par amounts. The Group assesses whether the derivative designated in each hedging relationship is expected to be effective in offsetting changes in cash flows of the hedged item using the hypothetical derivative method. As of September 30, 2023 and December 31, 2022, the Group does not have any financial derivative instrument in order to cover interest rate.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

C.	Accounting classifications and fair values

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

	Carrying amount					Fair value
In thousands of soles	Fair value hedging instruments	Mandatorily at FVTPL- Others	Financial assets at amortized cost	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
As of September 30, 2023
Financial assets measured at fair value
Other investments	—	86,516	—	—	86,516	86,516	—	—	86,516
Derivative financial instruments	128,043	—	—	—	128,043	—	128,043	—	160,247

	128,043	86,516	—	—	214,559	86,516	128,043	—	214,559

Financial assets not measured at fair value
Cash and cash equivalents	—	—	337,232	—	337,232	—	—	—	—
Trade accounts receivable	—	—	821,876	—	821,876	—	—	—	—
Other assets (*)	—	—	33,680	—	33,680	—	—	—	—

	—	—	1,192,788	—	1,192,788	—	—	—	—

Financial liabilities measured at fair value
Derivative financial instruments	12,423	—	—	—	12,423		12,423		12,423
Contingent consideration	—	—	—	42,649	42,649	—	—	42,649	42,649
Put and Call Liability	—	—	—	115,809	115,809	—	—	115,809	115,809

	12,423	—	—	158,458	170,881	—	—	158,458	170,881

Financial liabilities not measured at fair value
Loans and borrowings	—	—	—	3,685,351	3,685,351	—	3,304,689	—	3,245,599
Lease liabilities	—	—	—	156,515	156,515	—	—	—	—
Trade accounts payable	—	—	—	640,814	640,814	—	—	—	—
Other accounts payable (**)	—	—	—	311,959	311,959	—	—	—	—

	—	—	—	4,794,639	4,794,639	—	3,245,599	—	3,245,599

(*)	They do not include taxes receivable, prepayments.
(**)	They do not include taxes payable, prepayments, labor liabilities.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

	Carrying amount				Fair value
In thousands of soles	Fair value hedging instruments	Financial assets at amortized cost	Other financial liabilities	Total	Level 2	Level 3	Total
As of December 31, 2022
Financial assets measured at fair value
Derivative financial instruments	82,606	—	—	82,606	82,606	—	82,606

	82,606	—	—	82,606	82,606	—	82,606

Financial assets not measured at fair value
Cash and cash equivalents	—	208,694	—	208,694	—	—	—
Trade accounts receivable	—	574,717	—	574,717	—	—	—
Other assets (*)	—	127,469	—	127,469	—	—	—

	—	910,880	—	910,880	—	—	—

Financial liabilities measured at fair value
Derivative financial instruments	15,317	—	—	15,317	15,317	—	15,317
Contingent consideration	—	—	69,470	69,470	—	69,470	69,470
Put and Call Liability	—	—	136,938	136,938	—	136,938	136,938

	15,317	—	206,408	221,725	15,317	206,408	221,725

Financial liabilities not measured at fair value
Loans and borrowings	—	—	3,348,647	3,348,647	3,115,560	—	3,115,560
Lease liabilities	—	—	162,922	162,922	—	—	—
Trade accounts payable	—	—	512,660	512,660	—	—	—
Other accounts payable (**)	—	—	194,557	194,557	—	—	—

	—	—	4,218,786	4,218,786	3,115,560	—	3,115,560

(*)	They do not include taxes receivable, prepayments.
(**)	They do not include taxes payable, prepayments, labor liabilities.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

D.	Measurement of fair values

i.	Valuation techniques and significant unobservable inputs

The following tables show the valuation techniques used in measuring Level 2 and Level 3 fair values at September 30, 2023 and December 31, 2022 for financial instruments measured at fair value in the statement of financial position, as well as the significant unobservable inputs used. Related valuation processes are described in note 3.

Financial instruments measured at fair value

Type	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value
Contingent consideration	Discounted cash flows: The valuation model considers the present value of the expected future payments, discounted using a risk-adjusted discount rate.	• Expected cash flows (September 30, 2023: US$ 256 thousand and COP 89,662,066 thousand). • Risk - adjusted discount rate (12.3% – 12.71%).	The estimated fair value would increase (decrease) if: • the expected cash flows were higher (lower); or • the risk adjusted discount rate were lower (higher).

Put and Call liability	Discounted cash flows: The valuation model considers the present value of the expected future payments, discounted using a risk-adjusted discount rate.	• Expected cash flows (September 30, 2023: COP 216,727,273 thousand). • Risk - adjusted discount rate (8.00% – 13.80%).	The estimated fair value would increase (decrease) if: • the expected cash flows were higher (lower); or • the risk adjusted discount rate were lower (higher).

Purchased collar and long forward (note 5)

For the purchased collar

Garman–Kohlhagen: The fair value is determined using this model that treats foreign currencies as if they are equity securities that provide a known dividend yield, which uses the following inputs: Spot rate at the valuation date, strike price, implicit volatility, and risk free rate in both currencies.

For the long forward

Interest rate parity: It consists of estimating the present value of the future profit (loss) generated by the forward contract. The gain or loss is calculated as the difference between the forward exchange rate estimated according to the market and the strike.

		Not applicable	Not applicable

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

E.	Concentration of credit risk

The Group’s financial assets are exposed to credit risk concentrations mainly comprising bank deposits and trade accounts receivable. Regarding bank deposits, the Group reduces the likelihood of credit risk concentrations because it keeps its deposits and places its cash investments at first-class financial entities (according to Apoyo & Asociados, a partner of Fitch Ratings) and limits the amount of exposure to credit risk in any of such financial entities.

Regarding trade accounts receivable, the significant credit risk concentrations, individual or group, are mitigated since the Group’s policy is to monitor the payment behavior of customers and their financial position to comply with the respective payments on a regular basis.

F.	Liquidity risk

Liquidity risk management involves maintaining enough cash and cash equivalents and the possibility of finding and/or having found funding through an adequate quantity of credit sources.

In addition, the Group has adequate levels of cash and cash equivalents considering:

•	Auna can finance its current assets (accounts receivable, inventories and others) with current liabilities (accounts payable, deferred revenue and others).

•

Not considering growth capex (new hospitals, acquisitions, etc.), Auna has enough cash flow from operations to finance its maintenance capex, current debt service (interest and principal), dividends and a portion of growth capex.

•	Growth capex is financed mainly by long-term debt and cash flow from operations. In some cases, by capital contribution.

•

In addition, Auna has revolving credit lines of S/ 507,645 thousand to use in case of cash flow needs. As of September 30, 2023, the Group had S/ 341,280 thousand drawn and S/ 166,365 thousand of availability under the revolving credit facility. As of December 31, 2022, the Group had S/ 492,346 thousand drawn and S/ 146,092 thousand of availability under the revolving credit facility.

•

These credit lines are renewed every year. The interest rate applicable is a fixed rate that is agreed upon with the bank before the reception of the cash in Auna accounts and depends on the credit terms (from 30 to 180 days). The revolving credit lines for Auna are with the following banks in Peru: Scotiabank: S/ 100,000 thousand; BanBif: S/ 30,344 thousand; BBVA: S/ 9,483 thousand; BCP: S/ 45,516 thousand; Interbank: S/ 15,172 thousand, Citibank: S/ 75,860 thousand, and Pichincha: S/ 30,344 thousand. The revolving credit lines in Colombia are around S/ 150,823 thousand and in Mexico are around S/ 50,104.

In addition, the Group monitors its liquidity risk based on the plans and guidelines established by management.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

The following table analyzes the Group’s financial liabilities classified per maturity based on the remaining contractual period as of September 30, 2023 and December 31, 2022, consolidated statement of financial position. The amounts disclosed are contractual cash flows.

In thousands of soles	Carrying amount	Contractual cash flows	Less than 1 year	From 1 to 2 years	From 3 to 5 years	More than 5 years
As of September 30, 2023
Trade accounts payable	640,814	640,814	636,696	4,118
Other accounts payable (*)	470,417	475,431	234,029	63,779	177,623
Loans and borrowings (**)	3,685,351	5,455,391	621,482	323,851	4,411,003	99,055
Lease liabilities	156,515	215,975	42,837	39,334	71,180	62,624
Derivative financial instruments	12,423	12,423	12,423

	4,965,520	6,800,034	1,547,467	431,082	4,659,806	161,679

As of December 31, 2022
Trade accounts payable	512,660	512,660	512,587	73	—	—
Other accounts payable (*)	400,965	527,022	218,796	22,113	286,113	—
Loans and borrowings (**)	3,348,647	3,845,977	2,333,506	108,937	1,333,160	70,374
Lease liabilities	162,922	224,037	38,794	36,363	77,674	71,206
Derivative financial instruments	15,317	15,317	15,317	—	—	—

	4,440,511	5,125,013	3,119,000	167,486	1,696,947	141,580

(*)	They do not include taxes payable, remunerations and other benefits payables.
(**)	They include contractual interest.

Management monitors the risk related to the liabilities included in the above-mentioned categories and considers to be obtaining enough credit lines to comply with the plans established by the Management.

The Group administers the excess cash flow investing in short term investments. In addition, at the end of September 30, 2023 and December 31, 2022, the Group has credit lines for working capital that have not been used or used partiality, enough to comply with short- and medium-term obligations.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

21.	Related Parties

This caption comprises transaction value for the nine months ended September 30, 2023 and 2022 and outstanding balances as of September 30, 2023 and December 31, 2022 as follow:

	Transaction value
	For three months ended		For nine months ended		Outstanding balances
In thousands of soles	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022	September 30, 2023	December 31, 2022
Sales of healthcare services and oncology plans
Joint ventures	4	40	57	131	279	247
Others	(37)	9	21	16	70	1,895

	(33)	49	78	147	349	2,142

Cost of sales of healthcare services and oncology plans
Joint ventures	878	691	2,765	2,375	596	1,182
Associates	3,324	2,184	9,156	6,244	2,084	1,945
Others	2,679	2,035	7,474	5,975	3,754	3,353

	6,881	4,910	19,395	14,594	6,434	6,480

Administrative expenses
Services provided by third parties (i)	416	769	1,622	2,451	25	1,329
Other management charges	297	1,206	2,167	4,533	467	200

	713	1,975	3,789	6,984	492	1,529

Selling expenses
Services provided by third parties (ii)	406	257	964	788	145	95

	406	257	964	788	145	95

All outstanding balances with these related parties are priced on arm´s-length basis. None of the balances is secured. No expense has been recognized in the current year or prior year of loss for impairment of trade receivables in respect of amounts owned by related parties. No guarantees have been given or received.

i.	Management expenses

For the nine-month period ended September 30, 2023 and 2022, corresponded to administrative expenses provided by Enfoca to the Group mainly to management services for S/ 1,622 thousand and S/ 2,451 thousand, respectively.

ii.	Selling expenses

For the nine-month period ended September 30, 2023 and 2022, corresponded to selling expenses provided to the Group by companies related with shareholders mainly to sales commission for S/ 964 thousand and S/ 788 thousand, respectively.

Compensation to key personnel

For the nine-month period ended September 30, 2023, and 2022, the compensation paid to the key management of the companies located in Peru amounts to S/ 62,220 thousand and S/ 65,853 thousand, respectively, in

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

Colombian companies the amount is S/ 10,995 thousand at September 30, 2023 (S/ 11,288 thousand as of September 30, 2022) and Mexican companies the amount is S/ 14,238 thousand at September 30, 2023. The Group does not grant long-term benefits to its key management personnel.

Compensation to directors

During the nine months ended at September 30, 2023 and 2022, the compensation paid to the board of directors of the companies located in Peru amounts to S/ 2,788 thousand and S/ 2,997 thousand, respectively.

Medical services

As of September 30, 2023 and 2022 certain directors provided medical services in the Group. For their medical services, they have received customary compensation and benefits commensurate with their level of responsibility within the Company, aligned with the compensation paid to other physicians and medical professionals of similar stature employed by the Group.

In addition, the Group reimbursed certain expenses incurred in connection with providing these services as at rent for office space, phone expenses, certain taxes, purchase of medical books and travel expenses related to his attendance at conferences on behalf of the Group.

22.	Contingencies

As of September 30, 2023, the Group maintains various judicial processes (labor, regulatory, civil, tax) that Management evaluated as possible. If the defense against those actions is unsuccessful, then the total payment could amount to S/ 37,281 thousand (S/ 35,936 thousand as of December 31, 2022).

23.	Subsequent Events

Between October 1, 2023 and until the date of issuance of these financial statements (November 30, 2023), no additional events or events of importance have occurred that require adjustments or disclosures to the condensed consolidated interim financial statements as of September 30, 2023.

24.	Significant Accounting Policies

The accounting policies applied in these interim financial statements are the same as those applied in the Group’s consolidated financial statements as at and for the year ended December 31, 2022.

As indicated in note 4.M of the annual financial statements as of and for the period ended December 31, 2022, the Company adopted the following accounting policies in a retrospective manner, for which reason the financial statements as of December 31, 2022 were restated. Consequently, the policy applicable to insurance contracts in these financial statements is as follows:

IFRS 17: Insurance contracts

The Group has restated comparative information for 2022 applying the transitional provisions in IFRS 17. The nature of the changes in accounting policies can be summarized, as follows:

The key principles of IFRS 17 are that the Group:

•

Identifies insurance contracts as those under which the Group accepts significant insurance risk from another party (the policyholder) by agreeing to compensate the policyholder if a specified uncertain future event (the insured event) adversely affects the policyholder.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

•

Separates specified embedded derivatives, distinct investment components and distinct goods or services other than insurance contract services from insurance contracts and accounts for them in accordance with other standards.

•

Recognizes profit from a group of insurance contracts over each period the Group provides insurance contract services, as the Group is released from risk. If a group of contracts is expected to be onerous (i.e., loss-making) over the remaining coverage period, the Group recognizes the loss immediately.

•

Recognizes an asset for insurance acquisition cash flows in respect of acquisition cash flows paid, or incurred, before the related group of insurance contracts is recognized. Such an asset is derecognized when the insurance acquisition cash flows are included in the measurement of the related group of insurance contracts.

Changes to presentation and disclosure

For presentation in the statement of financial position, the Group aggregates portfolios of insurance contracts issued:

•	Portfolios of insurance contracts issued that are assets

•	Portfolios of insurance contracts issued that are liabilities

The portfolios referred to above are those established at initial recognition in accordance with the IFRS 17 requirements.

Transition

On the transition date, January 1, 2022, the Group:

•	Has identified, recognized, and measured each group of insurance contracts as if IFRS 17 had always applied.

•	Derecognized any existing balances that would not exist had IFRS 17 always applied.

•	Recognized any resulting net difference in equity.

The Group has applied the full retrospective approach on transition to all contracts.

Recognition

The Group recognizes groups of insurance contracts that it issues from the earliest of the following:

•	The beginning of the coverage period of the group of contracts

•	The date when the first payment from a policyholder in the group is due, or when the first payment is received if there is no due date

•	For a group of onerous contracts, as soon as facts and circumstances indicate that the group is onerous

The Group adds new contracts to the group in the reporting period in which that contract meets one of the criteria set out above.

Contract boundary

The Group includes in the measurement of a group of insurance contracts all the future cash flows within the boundary of each contract in the group. Cash flows are within the boundary of an insurance contract if they arise

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

from substantive rights and obligations that exist during the reporting period in which the Group can compel the policyholder to pay the premiums, or in which the Group has a substantive obligation to provide the policyholder with insurance contract services. A substantive obligation to provide insurance contract services ends when:

•	The Group has the practical ability to reassess the risks of the particular policyholder and, as a result, can set a price or level of benefits that fully reflects those risks

Or

•	Both of the following criteria are satisfied:

•

The Group has the practical ability to reassess the risks of the portfolio of insurance contracts that contain the contract and, as a result, can set a price or level of benefits that fully reflects the risk of that portfolio

•	The pricing of the premiums up to the date when the risks are reassessed does not take into account the risks that relate to periods after the reassessment date

A liability or asset relating to expected premiums or claims outside the boundary of the insurance contract is not recognized. Such amounts relate to future insurance contracts.

Insurance finance income and expense

The Group does not disaggregate finance income and expenses the effect are recognize through profit or loss. The Group has elected not to discount claims that are expected to be settled within one year from the date they are incurred.

Insurance revenue

The insurance revenue for the period is the amount of expected premium receipts allocated to the period. The Group allocates the expected premium receipts to each period of insurance contract services on the basis of the passage of time. However, if the expected pattern of release of risk during the coverage period differs significantly from the passage of time, then the allocation is made on the basis of the expected timing of incurred insurance service expenses. For the periods presented, all revenue has been recognized on the basis of the passage of time.

Identifying contracts in the scope of IFRS 17

IFRS 17 establishes principles for the recognition, measurement, presentation and disclosure of insurance contracts.

When identifying contracts in the scope of IFRS 17, the Group assesses whether a set of series of contracts needs to be treated as a single contract and whether embedded, investment components and goods and services components have to be separated and accounted for under another standard.

Level of aggregation

Under IFRS 17, insurance contracts are aggregated into groups for measurement purposes. Groups of contracts are determined by first identifying portfolios of contracts, each comprising contracts subject to similar risk and managed together, and dividing each group into annual cohorts. Portfolios are further divided based on expected profitability at inception into three categories: onerous contracts, contracts with no significant risk of becoming

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

onerous and the remainder. When a contract is recognized, it is added to an existing group of contracts or, if the contract does not qualify for inclusion in an existing group, it forms a new group to which future contracts may be added.

The Group considers the nature, risk and line of products as criteria for identifying its portfolios and has determined that all insurance contracts will be grouped as a single portfolio.

Insurance acquisition cash flows

For insurance acquisition cash flows, the Group recognize the insurance acquisitions cash flows (IACF) are capitalized and amortized over the coverage period.

Measurement – Non-life contracts

On initial recognition, for a group of contracts that is not onerous at initial recognition, the Group measures the liability for remaining coverage as the premiums received on initial recognition, minus any insurance acquisition cash flows at that date, plus or minus any amount arising from the derecognition at that date of the asset or liability recognized for insurance acquisition cash flows that the Group pays or receives before the group of insurance contracts is recognized. The liability for remaining coverage does not include an adjustment for the time value of money as the premiums are received within one year of the coverage period.

Insurance contracts – subsequent measurement

Subsequently, the carrying amount of the liability for remaining coverage is increased by any further premiums received and the earned IACF that are deferred; and decreased by the amount recognized as insurance revenue for services provided and the IACF paid. The Group expects the time between providing each part of the services and the related premium due date will be no more than a year. Accordingly, as permitted under IFRS 17, the Group will not adjust the liability for remaining coverage to reflect the time value of money and the effect of financial risk.

If at any time before and during the coverage period, facts and circumstances indicate that a group of contracts is onerous, then the Group will recognize a loss in profit or loss and increase the liability for remaining coverage to the extent that the current estimates of the fulfillment cash flows that relate to remaining coverage exceed the carrying amount of the liability for remaining coverage.

The Group recognizes liability for incurred claims of a group of contracts at the amount of the fulfillment cash flows relating to incurred claims. As the future cash flows are expected to be paid in one year or less from the dates the claims are incurred, the Group decided not to discount the cashflows.

Insurance contracts – modification and derecognition

The Group derecognizes insurance contracts when:

•	The rights and obligations relating to the contract are extinguished (i.e., discharged, cancelled or expired)

Or

•

The contract is modified such that the modification results in a change in the measurement model or the applicable standard for measuring a component of the contract, substantially changes the contract boundary, or requires the modified contract to be included in a different group. In such cases, the Group derecognizes the initial contract and recognizes the modified contract as a new contract.

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

When a modification is not treated as a derecognition, the Group recognizes amounts paid or received for the modification with the contract as an adjustment to the relevant liability for remaining coverage.

Insurance acquisition cash flows

Insurance acquisition cash flows arise from the costs of selling, underwriting and beginning a group of insurance contracts (issued or expected to be issued) that are directly attributable to the insurance contract portfolio to which the group belongs. These cash flows include cash flows that are not directly attributable to individual contracts or groups of insurance contracts within the portfolio.

The Group has chosen to defer insurance acquisition cash flows using a systematic and rational method.

The summary of the effects of updating the Statement of Financial Position ended January 1, 2022 and December 31, 2022 is presented below:

Restatement for comparability purposes

The summary of the effects of updating the Consolidated Statement of Financial Position ended January 1, 2022 and December 31, 2022 is presented below:

Statement of financial position as of January 1, 2022

In thousands of soles	As of January 1, 2022	IFRS 17 effects	As of January 1, 2022
Assets
Current assets
Cash and cash equivalents	138,771	—	138,771
Trade accounts receivable	352,662	(9,342)	343,320
Other assets	118,683	(4,106)	114,577
Inventories	61,151	—	61,151

Total current assets	671,267	(13,448)	657,819

Non-current assets
Trade accounts receivable	279	—	279
Other assets	17,179	—	17,179
Investments in associates and joint venture	14,286	—	14,286
Property, furniture, and equipment	1,232,218	—	1,232,218
Intangible assets	509,989	—	509,989
Right-of-use assets	119,006	—	119,006
Investment properties	1,531	—	1,531
Derivative financial instruments	144,424	—	144,424
Deferred tax assets	113,471	—	113,471

Total non-current assets	2,152,383	—	2,152,383

Total assets	2,823,650	(13,448)	2,810,202

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

In thousands of soles	As of January 1, 2022	IFRS 17 effects	As of January 1, 2022
Liabilities
Current liabilities
Loans and borrowings	29,731	—	29,731
Lease liabilities	16,883	—	16,883
Trade accounts payable	454,098	(3,907)	450,191
Other accounts payable	122,393	(5,799)	116,594
Provisions	11,085	(2,409)	8,676
Unearned premiums reserve	63,969	(63,969)	—
Insurance contract liabilities	—	17,448	17,448
Deferred income	326	—	326

Total current liabilities	698,485	(58,636)	639,849

Non-current liabilities
Loans and borrowings	1,322,713	—	1,322,713
Lease liabilities	123,700	—	123,700
Trade accounts payable	1,938	—	1,938
Other accounts payable	26,071	—	26,071
Derivative financial instruments	50,892	—	50,892
Deferred tax liabilities	53,574	—	53,574
Deferred income	366	—	366

Total non-current liabilities	1,579,254	—	1,579,254

Total liabilities	2,277,739	(58,636)	2,219,103

Equity
Share capital	236,547	—	236,547
Share premium	386,045	—	386,045
Reserves	(81,285)	—	(81,285)
Retained losses	(45,490)	45,188	(302)

Equity attributable to the owner of the Company	495,817	45,188	541,005

Non-controlling interest	50,094	—	50,094

Total equity	545,911	45,188	591,099

Total liabilities and equity	2,823,650	(13,448)	2,810,202

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

Statement of financial position as of December 31, 2022

In thousands of soles	As of December 31, 2022	IFRS 17 effects	As of December 31, 2022
Assets
Current assets
Cash and cash equivalents	208,694	—	208,694
Trade accounts receivable	588,757	(14,591)	574,166
Other assets	259,945	(4,350)	255,595
Inventories	87,578	—	87,578
Derivative financial instruments	69,064		69,064

Total current assets	1,214,038	(18,941)	1,195,097

Non-current assets
Trade accounts receivable	551	—	551
Other assets	19,806	—	19,806
Investments in associates and joint venture	13,096	—	13,096
Property, furniture, and equipment	2,320,144	—	2,320,144
Intangible assets	2,758,917	—	2,758,917
Right-of-use assets	144,317	—	144,317
Investment properties	5,982	—	5,982
Derivative financial instruments	13,542	—	13,542
Deferred tax assets	122,211	—	122,211

Total non-current assets	5,398,566	—	5,398,566

Total assets	6,612,604	(18,941)	6,593,663

Liabilities
Current liabilities
Loans and borrowings	2,040,980	—	2,040,980
Lease liabilities	28,084	—	28,084
Trade accounts payable	513,310	(723)	512,587
Other accounts payable	221,889	(5,726)	216,163
Provisions	23,002	(3,028)	19,974
Derivative financial instruments	15,317	—	15,317
Unearned premiums reserve	71,834	(71,834)	—
Insurance contract liabilities	—	11,699	11,699
Deferred income	313	—	313

Total current liabilities	2,914,729	(69,612)	2,845,117

Non-current liabilities
Loans and borrowings	1,307,667	—	1,307,667
Lease liabilities	134,838	—	134,838
Trade accounts payable	73	—	73
Other accounts payable	277,181	—	277,181
Deferred tax liabilities	470,159	—	470,159
Deferred income	567	—	567

Total non-current liabilities	2,190,485	—	2,190,485

Total liabilities	5,105,214	(69,612)	5,035,602

Auna S.A. (Formerly Known as Auna S.A.A.) and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2023

In thousands of soles	As of December 31, 2022	IFRS 17 effects	As of December 31, 2022
Equity
Share capital	236,547	—	236,547
Share premium	386,045	—	386,045
Reserves	543,820	(10,451)	533,369
Retained losses	(141,362)	50,380	(90,982)

Equity attributable to the owner of the Company	1,025,050	39,929	1,064,979

Non-controlling interest	482,340	10,742	493,082

Total equity	1,507,390	50,671	1,558,061

Total liabilities and equity	6,612,604	(18,941)	6,593,663

25.	Standards Issued but not yet Effective

A number of new standards and amendments to standards are effective for annual periods beginning after January 1, 2023 and earlier application is permitted; however, the Group has not early adopted any of the forthcoming new or amended standards in preparing these condensed consolidated interim financial statements.

This table lists new currently effective standards that are required to be adopted in annual periods beginning on January 1, 2023 and forthcoming requirements that are required to be applied for annual periods beginning after January 1, 2024 and that are available for early adoption in annual periods beginning on January 1, 2023.

New currently effective requirements

Effective date	New standards or amendments
January 1, 2023	• Disclosure of Accounting Policies – Amendments to IAS 1 and IFRS Practice Statement 2
• Definition of Accounting Estimate – Amendments to IAS 8
• Deferred Tax related to Assets and Liabilities arising from a Single Transaction – Amendments to IAS 12

Forthcoming requirements

Effective date	New standards or amendments
January 1, 2024	• Non-current Liabilities with Covenants – Amendments IAS 1 and Classification of Liabilities as Current or Non-current – Amendments to IAS 1
• Supplier Finance Arrangements – Amendments to IAS 7 and IFRS 7
• Lease Liability in a Sale and Leaseback – Amendments to IFRS 16

January 1, 2025	• Lack of Exchangeability – Amendments to IAS 21

Available for optional adoption/ effective date deferred indefinitely	• Sale or Contribution of Assets between an Investor and its Associate or Joint Venture – Amendments to IFRS 10 and IAS 28.

The Group is currently assessing the impacts of the future adoption of these forthcoming standards.

Auna S.A.A. and Subsidiaries

Consolidated Financial Statements

December 31, 2022, 2021 and 2020

(Including Independent Auditors’ Report)

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Auna S.A.A.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Auna S.A.A. and subsidiaries (the “Company”) as of December 31, 2022, 2021 and 2020, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Emmerich, Córdova y Asociados S. Civil de R.L.

We have served as the Company’s auditor since 2016.

Lima, Peru

October 27, 2023

Auna S.A.A. and Subsidiaries

Consolidated Statement of Financial Position

As of December 31, 2022, 2021 and 2020

In thousands of soles	Note	2022 Restated	2021	2020
Assets
Current assets
Cash and cash equivalents	5	208,694	138,771	343,454
Trade accounts receivable	6	574,166	352,662	370,643
Other assets	7	255,595	118,683	69,517
Inventories	8	87,578	61,151	52,568
Derivative financial instruments	9	69,064	—	—

Total current assets		1,195,097	671,267	836,182

Non-current assets
Trade accounts receivable	6	551	279	367
Other assets	7	19,806	17,179	15,951
Investments in associates and joint venture	10	13,096	14,286	12,097
Property, furniture, and equipment	11	2,320,144	1,232,218	1,062,222
Intangible assets	12	2,758,917	509,989	490,892
Right-of-use assets	13	144,317	119,006	141,274
Investment properties		5,982	1,531	1,601
Derivative financial instruments	9	13,542	144,424	11,707
Deferred tax assets	14	122,211	113,471	78,778

Total non-current assets		5,398,566	2,152,383	1,814,889

Total assets		6,593,663	2,823,650	2,651,071

In thousands of soles	Note	2022 Restated	2021	2020
Liabilities
Current liabilities
Loans and borrowings	15	2,040,980	29,731	18,444
Lease liabilities	13	28,084	16,883	18,649
Trade accounts payable	16	512,587	454,098	351,247
Other accounts payable	17	216,163	122,393	109,784
Provisions	18	19,974	11,085	7,932
Derivative financial instruments	9	15,317	—	—
Unearned premiums reserve	19	—	63,969	60,245
Insurance contract liabilities	33	11,699	—	—
Deferred income		313	326	446

Total current liabilities		2,845,117	698,485	566,747

Non-current liabilities
Loans and borrowings	15	1,307,667	1,322,713	1,190,225
Lease liabilities	13	134,838	123,700	127,519
Trade accounts payable	16	73	1,938	4,782
Other accounts payable	17	277,181	26,071	24,214
Derivative financial instruments	9	—	50,892	33,594
Deferred tax liabilities	14	470,159	53,574	51,154
Deferred income		567	366	765

Total non-current liabilities		2,190,485	1,579,254	1,432,253

Total liabilities		5,035,602	2,277,739	1,999,000

Equity	20
Share capital		236,547	236,547	236,547
Share premium		386,045	386,045	386,045
Reserves		533,369	(81,285)	(9,038)
Retained losses		(90,982)	(45,490)	(12,623)

Equity attributable to the owner of the Company		1,064,979	495,817	600,931

Non-controlling interest		493,082	50,094	51,140

Total equity		1,558,061	545,911	652,071

Total liabilities and equity		6,593,663	2,823,650	2,651,071

The accompanying notes on pages 5 to 123 are an integral part of these consolidated financial statements.

Auna S.A.A. and Subsidiaries

Consolidated Statement of Profit or Loss and Other Comprehensive Income

For the years ended December 31, 2022, 2021 and 2020

In thousands of soles	Note	2022 Restated	2021	2020
Revenue
Insurance revenue	21	716,064	630,545	566,358
Healthcare services revenue	21	1,514,639	1,092,722	703,726
Sales of medicines	21	220,905	200,452	173,698

Total revenue from contracts with customers		2,451,608	1,923,719	1,443,782

Cost of sales and services	22	(1,571,904)	(1,236,784)	(914,354)

Gross profit		879,704	686,935	529,428

Selling expenses	22	(169,803)	(159,082)	(133,056)
Administrative expenses	22	(477,524)	(400,680)	(273,361)
Income (loss) for impairment of trade receivables	6	1,580	(27,129)	(16,358)
Other expenses	24	(1,028)	—	(321)
Other income	23	21,658	8,098	12,089

Operating profit		254,587	108,142	118,421

Finance income	25	6,910	7,606	3,773
Finance costs	25	(312,701)	(122,219)	(136,736)

Net finance cost		(305,791)	(114,613)	(132,963)

Share of profit of equity-accounted investees	10	3,757	3,345	1,320

Loss before tax		(47,447)	(3,126)	(13,222)
Income tax (expense) benefit	28	(29,383)	(19,897)	7,844

Loss for the year		(76,830)	(23,023)	(5,378)

Other comprehensive income
Items that are or may be reclassified subsequently to profit or loss
Cash flow hedges		10,154	(6,810)	(28,406)
Foreign operations – Foreign currency translation differences		(217,832)	(78,468)	75,976
Remeasurements of defined benefit liability		(437)	—	—
Change in fair value of put and call liability		(9,666)	—	—
Equity-accounted investees – share of OCI	10	(77)	132	—
Income tax		(2,996)	2,009	7,987

Other comprehensive (loss) profit for the year, net of tax		(220,854)	(83,137)	55,557

Total comprehensive (loss) income for the year		(297,684)	(106,160)	50,179

(Loss) profit attributable to:
Owner of the Company		(85,606)	(26,473)	(7,104)
Non-controlling interest	20.I	8,776	3,450	1,726

		(76,830)	(23,023)	(5,378)

Total comprehensive (loss) income attributable to:
Owner of the Company		(264,389)	(105,114)	43,119
Non-controlling interest	20.I	(33,295)	(1,046)	7,060

		(297,684)	(106,160)	50,179

Earnings per share
Basic and diluted earnings per share	26	(0.36)	(0.11)	(0.03)

The accompanying notes on pages 5 to 123 are an integral part of these consolidated financial statements.

Auna S.A.A. and Subsidiaries

Consolidated Statement of Changes in Equity

For the years ended December 31, 2022, 2021 and 2020

		Equity attributable to the owner of the Company
In thousands of soles	Note	Share Capital (note 20.A)	Share Premium (note 20.B)	Other capital reserve (note 20.C)	Translation reserve (note 20.D)	Cost of hedging reserve (note 20.E)	Hedging reserve (note 20.F)	Merger and other Retained earnings		Total	Non- controlling interest (note 20.I)	Total equity
								reserves (note 20.G)	(losses) (note 20.H)
Balances as of January 1, 2020		236,547	386,045	32,083	(10,516)	—	(13,287)	(85,296)	17,244	562,280	16,538	578,818
Loss for the year		—	—	—	—	—	—	—	(7,104)	(7,104)	1,726	(5,378)
Other comprehensive income for the year		—	—	—	70,642	(18,932)	(1,487)	—	—	50,223	5,334	55,557

Total comprehensive income for the year		—	—	—	70,642	(18,932)	(1,487)	—	(7,104)	43,119	7,060	50,179

Transfer to legal reserve		—	—	12,763	—	—	—	—	(12,763)	—	—	—
Acquisition of non-controlling interest		—	—	—	—	—	—	2,366	—	2,366	(14,037)	(11,671)
Acquisition of subsidiary with NCI		—	—	—	—	—	—	—	—	—	35,755	35,755
Contributions from non-controlling shareholder		—	—	—	—	—	—	3,120	—	3,120	5,831	8,951
Shareholder´s downstream merger		—	—	—	—	—	—	46	—	46	—	46
Dividend distribution		—	—	—	—	—	—	—	(10,000)	(10,000)	(7)	(10,007)

Total transactions with the owners of the Company		—	—	12,763	—	—	—	5,532	(22,763)	(4,468)	27,542	23,074

Balances as of December 31, 2020		236,547	386,045	44,846	60,126	(18,932)	(15,314)	(79,764)	(12,623)	600,931	51,140	652,071

Balances as of January 1, 2021		236,547	386,045	44,846	60,126	(18,932)	(15,314)	(79,764)	(12,623)	600,931	51,140	652,071
Loss for the year		—	—	—	—	—	—	—	(26,473)	(26,473)	3,450	(23,023)
Other comprehensive loss for the year		—	—	—	(73,840)	59	(4,860)	—	—	(78,641)	(4,496)	(83,137)

Total comprehensive loss for the year		—	—	—	(73,840)	59	(4,860)	—	(26,473)	(105,114)	(1,046)	(106,160)
Transfer to legal reserve		—	—	6,394	—	—	—	—	(6,394)	—	—	—

Total transactions with the owners of the Company		—	—	6,394	—	—	—	—	(6,394)	—	—	—

Balances as of December 31, 2021		236,547	386,045	51,240	(13,714)	(18,873)	(20,174)	(79,764)	(45,490)	495,817	50,094	545,911

Adoption of IFRS 17	4.Z	—	—	—	—	—	—	—	45,188	45,188	—	45,188

Balances as of January 1, 2022		236,547	386,045	51,240	(13,714)	(18,873)	(20,174)	(79,764)	(302)	541,005	50,094	591,099

Loss for the year		—	—	—	—	—	—	—	(85,606)	(85,606)	8,776	(76,830)
Other comprehensive loss for the year		—	—	—	(176,675)	3,740	3,418	(9,266)	—	(178,783)	(42,071)	(220,854)

Total comprehensive loss for the year		—	—	—	(176,675)	3,740	3,418	(9,266)	(85,606)	(264,389)	(33,295)	(297,684)

Contributions from non-controlling shareholder		—	—	—	—	—	—	950,228	—	950,228	402,382	1,352,610
Acquisition of subsidiary with NCI		—	—	—	—	—	—	(161,915)	—	(161,915)	73,901	(88,014)
Transfer to legal reserve		—	—	5,074	—	—	—	—	(5,074)	—	—	—
Shareholder´s downstream merger		—	—	—	—	—	—	50	—	50	—	50

Total transactions with the owners of the Company		—	—	5,074	—	—	—	788,363	(5,074)	788,363	476,283	1,264,646

Balances as of December 31, 2022 Restated		236,547	386,045	56,314	(190,389)	(15,133)	(16,756)	699,333	(90,982)	1,064,979	493,082	1,558,061

The accompanying notes on pages 5 to 123 are an integral part of these consolidated financial statements.

Auna S.A.A. and Subsidiaries

Consolidated Statement of Cash Flows

For the years ended December 31, 2022, 2021 and 2020

In thousands of soles	Note	2022 Restated	2021	2020
Cash flows from operating activities
Loss for the year		(76,830)	(23,023)	(5,378)
Adjustments for:
Depreciation	11	85,310	44,608	30,986
Depreciation of right-of-use assets	13	21,726	20,094	26,435
Amortization	12	31,055	12,693	7,278
Change in fair value of investment property		(173)	(60)	(57)
Impairment of inventories		4,655	450	419
Gain on a bargain purchase	1.C	—	—	(4,495)
Loss (gain) loss on disposal of property, furniture, and equipment	11	1,143	4,211	(6)
Loss on disposal of right-of-use assets net of leases	13	(32)	319	321
Loss on disposal of intangibles	24	1,028	37	20
Loss on disposal of assets held for sale		—	—	45
Loss for impairment of trade receivables	6	(1,580)	27,129	16,358
Share of profit of equity-accounted investees	10	(3,757)	(3,345)	(1,320)
Technical provisions and other provisions	18	380	4,403	2,614
Finance income	25	(6,910)	(7,606)	(3,773)
Finance costs	25	312,701	122,219	136,736
Tax expense (benefit)	28	29,383	19,897	(7,844)
Net changes in assets and liabilities
Trade accounts receivable and other assets		(80,478)	(39,470)	(6,650)
Inventories		(22,911)	(10,781)	(14,166)
Trade accounts payable and other accounts payable		(63,168)	97,608	25,381
Provisions	18	(2,145)	(2,055)	(4,259)
Insurance contract liabilities		(5,749)	—	—
Unearned premium reserves		—	3,724	2,035

Cash generated from operating activities		223,648	271,052	200,680
Income tax paid		(67,767)	(89,307)	(47,083)
Interest received		6,760	1,598	2,699

Net cash from operating activities		162,641	183,343	156,296

Cash flows from investing activities
Acquisition of subsidiary, net of cash acquired	1.C	(2,952,721)	(3,908)	259
Purchase of properties, furniture, and equipment	11	(102,497)	(233,255)	(90,743)
Purchase of intangibles	12	(49,472)	(56,114)	(38,174)
Dividends from equity-accounted investees	10	1,586	674	303
Other assets (Trust funds)	1.C.ii	(94,526)	—	—
Proceeds from sale of assets held for sale		—	—	1,333
Proceeds from sale of property, furniture, and equipment		176	609	1,094
Payment for contingent consideration		(397)	—	—
Advance payment for purchase of shares of associates		(11,592)	—	—

Net cash used in investing activities		(3,209,443)	(291,994)	(125,928)

Auna S.A.A. and Subsidiaries

Consolidated Statement of Cash Flows

For the years ended December 31, 2022, 2021 and 2020

In thousands of soles	Note	2022 Restated	2021	2020
Cash flows from financing activities
Proceeds from loans and borrowings	15	2,287,819	38,408	1,481,639
Advance payment for purchase of non-controlling interest	7	—	1,148	—
Payment for loans and borrowings	15	(340,113)	(5,750)	(1,072,048)
Payment for lease liabilities	15	(34,758)	(29,577)	(90,089)
Penalty paid for debt prepayment	15	(9)	(50)	(3,400)
Payment for accounts payables to third parties	15	—	(2,325)	(1,908)
Payment for derivatives premiums	15	(26,461)	(19,977)	—
Payment for call spread premiums	15	—	—	(4,302)
Payment for settlement of derivatives	15	—	—	(5,296)
Interest paid	15	(108,303)	(84,010)	(37,276)
Dividends paid	21	(131)	—	(10,007)
Trust funds	7(c)	—	—	6,438
Contributions from non-controlling shareholders	15 & 20	1,352,610	—	8,951

Net cash (used in) from financing activities		3,130,654	(102,133)	272,702

Net (decrease) increase in cash and cash equivalents		83,852	(210,784)	303,070
Cash and cash equivalents at January 1		138,771	343,454	36,084
Cash and cash equivalents arising from shareholder´s downstream merger		145	—	—
Effect of movements in exchange rates on cash held		(14,074)	6,101	4,300

Cash and cash equivalents at December 31		208,694	138,771	343,454

Transactions not representing cash flows
Assets acquired through finance lease and other financing	13	36,617	7,960	42,853
Assets acquired from suppliers in installments	11	(14,003)	24,211	6,133
Capitalised borrowing costs	11	—	1,742	1,235

The accompanying notes on pages 5 to 123 are an integral part of these consolidated financial statements.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

1.	Economic Activity

A.	Business activity

Auna S.A.A. (hereinafter the “Company” or “Auna”) is a subsidiary of Enfoca Group (ultimate controlling party), which holds a share capital of 72.93% acquired through different mechanisms. The Company is the controlling parent of a group of operating and pre-operating companies focused on the healthcare sector. It was incorporated in Peru in 2008 through the contribution of all the shares of the former shareholders of Oncosalud S.A.C. to the Company.

The Company’s registered office is at Av. República de Panamá N° 3461, San Isidro, Lima, Perú. The Company and its subsidiaries together are also referred to in these consolidated financial statements as the “Group”. The Group is a healthcare service provider primarily focused on services that provide cancer treatment through its subsidiary Oncosalud S.A.C., inpatient hospitals, outpatient care centers and specialized medical centers in Peru, since the end of 2018 in Colombia, through Promotora Médica Las Américas S.A. (hereinafter “PMLA”), since September 1, 2020 through Clínica Portoazul and since April 21, 2022 through Oncomedica S.A. In February 2022, the Group has established a holding company in Mexico, called Grupo Salud Auna Mexico S.A. de C.V. (hereinafter “Auna Mexico”), focus on healthcare investments. On October 5, 2022, the Group through Auna Mexico acquired Hospital y Clinica OCA S.A. de C.V. The structure of the Group is detailed in note 29.

B.	Approval of the consolidated financial statements

The consolidated financial statements as of December 31, 2022, 2021 and 2020 were approved for issuance by the Board of Directors on October 27, 2023.

C.	Acquisition of subsidiaries

i.	Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V.

On February 21, 2022, Grupo Salud Auna México, S.A. de C.V., signed a share purchase agreement (hereinafter the “SPA”) with the shareholders of Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. (hereinafter the entities) for the acquisition of 100% of shares, obtaining control over of the entities. Additionally, a group of properties was acquired as part of the acquisition. The transaction closing date was on October 5, 2022.

The entities are engaged in the direct provision of healthcare services. The entities registered office is at city of Monterrey—Mexico. The acquisition is expected to provide the Group with an entry into the healthcare services market in Mexico.

Grupo Salud Auna México, S.A. de C.V. signed a loan agreement with Santander México, Bank and HSBC México Bank and a loan with the former shareholder for an amount of S/ 1,385,045 thousand (equivalent to US$ 350,000 thousand) and capital contribution from shareholders, which were used to pay for the acquisition.

This acquisition was recorded using the acquisition method of accounting. Under this method, assets and liabilities were recorded at their estimated fair values at the date of purchase, including identifiable intangibles not recorded in the statement of financial position of the acquired entity. The transaction costs associated with the acquisition to S/ 24,481 thousand were recorded as an expense and presented under ‘administrative expenses’ in the consolidated statement of income and other comprehensive income. The fair values of the acquired net assets are presented below:

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Identifiable assets acquired and liabilities assumed

In thousands of soles	Note
Cash and cash equivalents		17,792
Trade accounts receivable and other accounts receivables		70,549
Inventory		10,009
Intangible assets	12	606,620
Property, furniture and equipment	11	1,083,894
Investment properties		4,647
Trade accounts payable and other accounts payable		(97,279)
Loans and borrowings	15	(13,830)
Contingent liabilities	18	(14,119)
Deferred tax liability	14	(410,754)

Total identifiable net assets acquired		1,257,529

The trade accounts receivable and other accounts receivable comprise gross contractual amounts due of S/ 80,749 thousand. At the date of acquisition, S/ 10,200 thousand were expected to be uncollectable.

The Group has agreed with the selling shareholders to defer a part of payment (holdback) for S/ 93,317 thousand (equivalent to US$ 23,615 thousand) for a period of 450 days. As of December 31, 2022 this amount not includes interest accrued for S/ 620 thousand (equivalent to US$ 162 thousand) and as a lower exchange difference for S/ 3,803.

The following table summarizes the fair value as at the acquisition date of each major class of consideration transferred:

In thousands of soles
Cash	2,589,679
Holdback	93,317

Total consideration transferred	2,682,996

This acquisition resulted in goodwill, which has been determined as follows:

In thousands of soles
Consideration transferred	2,682,996
(Less)
Fair value of identifiable net assets	(1,257,529)

Goodwill	1,425,467

The Group, through its subsidiary, Grupo Salud Auna México, S.A. de C.V., has recorded the goodwill on the acquisition for S/ 1,425,467 thousand in Healthcare services in México Segment as part of the ‘intangibles assets’ account in the consolidated statement of financial position. None of the goodwill recognized is expected to be deductible for tax purposes.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Factors that explain the transaction and the goodwill are related to the business model of the acquired companies, which are a group of clinics that provide healthcare services. According to Management, the Group looked to acquire an entities with high experience in healthcare services, which would allow the Group to have a strategic position in the health sector in Mexico. In addition, goodwill represents other synergies in operating efficiencies expected to be achieved from the mix of operations and other efficiencies not included in intangibles.

The purchase accounting as of the date of these financial statements is incomplete and expected to be completed within one year from the date of acquisition, basically due to the working capital adjustment measured provisionally.

For the period ended December 31, 2022, the entities contributed revenues of S/ 216,121 thousand and profit before tax of S/ 34,206 thousand to the Group’s results.

If the acquisition had been made as of January 1, 2022, revenues would have amounted to S/ 3,030,375 thousand and profit before tax for the period 2022 would have amounted to S/ 101,852 thousand in the consolidated statement of income and other comprehensive income.

The net cash flows incurred as a result of the acquisition is presented below:

In thousands of soles
Consideration transferred in cash	2,589,679
Cash and cash equivalents from the entities	(17,792)

Net cash flows incurred	2,571,887

Measurement of fair values

The valuation techniques used for measuring the fair value of material assets acquired were as follows:

Assets and liabilities acquired	Valuation technique
Trademarks

‘Oca’ and ‘Doctors’ are the trademarks of the acquired group. These brands have a local presence and offer a broad portfolio of healthcare services to its patients. Of the three main approaches of value (income, market and cost) and the methods that comprise these approaches, the Group considered the Relief from royalty (RFR) method within the income approach as the most appropriate to assess the value of the brands.

The basic principle of the RFR method is that without ownership of the intangible in question, the user of that intangible would have to make a stream of payments to the asset owner in exchange for the rights to use that asset. By acquiring the intangible, the user avoids these payments.

Based on the projections of the purchase model, the projected income and cash flow of the brands was estimated for the years 2022-2027, as of the year 2028, a growth of 2.3% was considered according to Management. This growth was used to calculate the terminal value of brands that have an indefinite useful life.

The royalty rate used for brand valuation was 2.5%. This royalty rate was obtained from comparable companies.

Brands valuation found a nominal discount rate in MXN (WACC) by estimating a cost of debt (Kd) and equity (CoK).

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Assets and liabilities acquired	Valuation technique
Customer relationship

Contracts agreed with doctors in the healthcare services, mainly, in which number of services are contracted to an established population. It is considered that they meet the criteria established for the recognition of said intangible asset.

The multi-period excess earnings method (“MPEEM”) within the income approach is the most appropriate to value this asset. The MPEEM determines the value of an intangible as the present value of the incremental after-tax cash flows attributable only to the subject intangible after deducting the Contributory Asset Charges (CAC). The concept behind the CAC is that an intangible ‘rents’ or ‘leases’ from a hypothetical third party all the assets it requires to produce the cash flows resulting from its development, that each project leases only those assets it needs (including trading elements) and not those it does not need, and that each project pays to the owner of the assets a fair return (where appropriate) on the value of the leased assets.

Property, furniture and equipment and Investment properties	Market comparison technique and cost technique: The valuation model considers market prices quoted for similar items when they are available, and depreciated replacement cost when appropriate. Depreciated replacement cost reflects adjustments for physical deterioration, as well as functional and economic obsolescence.

ii.	Oncomedica S.A.

On January 18, 2022, Auna Colombia S.A.S. signed a share purchase agreement (hereinafter SPA) with the shareholders of Oncomedica S.A. for the acquisition of 70% of shares (735,909,887 shares) of Oncomedica S.A. obtaining an interest of 70% and obtaining control. The transaction closing date was on April 21, 2022.

Oncomedica S.A. and its subsidiaries are engaged in the direct provision of healthcare services and other healthcare-related services. Oncomedica S.A.’s registered office is at city of Montería—Colombia. The acquisition is expected to provide the Group with an increased share of the healthcare services market in Colombia.

Auna Colombia signed a loan agreement with JPMorgan Chase Bank, S.A. for an amount of S/ 205,628 thousand (equivalent to US$ 55,500 thousand) which was used to pay for the acquisition of Oncomedica S.A.

This acquisition was recorded using the acquisition method of accounting. Under this method, assets and liabilities were recorded at their estimated fair values at the date of purchase, including identifiable intangibles not recorded in the statement of financial position of the acquired entity. The transaction costs associated with the acquisition of S/ 1,195 thousand were recorded as an expense and presented under ‘administrative expenses’ in the consolidated statement of income and other comprehensive income. The fair values of the acquired net assets are presented below:

Identifiable assets acquired and liabilities assumed

In thousands of soles	Note
Cash and cash equivalents		15,966
Trade accounts receivable and other accounts receivables		198,129
Inventory		5,324
Intangible assets	12	66,053

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In thousands of soles	Note
Property, furniture and equipment	11	168,501
Right-of-use assets	13	21,679
Trade accounts payable and other accounts payable		(126,372)
Loans and borrowings	15	(48,440)
Lease liabilities	13	(21,551)
Deferred tax liability	14	(32,952)

Total identifiable net assets acquired		246,337

The trade accounts receivable and other accounts receivable comprise gross contractual amounts due of S/ 286,465 thousand. At the date of acquisition, S/ 88,336 thousand were expected to be uncollectable.

The Group has agreed to pay the selling shareholders a contingent consideration from S/ 73,439 thousand (equivalent to COP 74,031 million) to S/ 122,397 thousand (equivalent to COP 123,384 million) if the acquiree’s EBITDA of the year 2022 is between S/ 85,471 thousand (equivalent to COP 86,160 million) and S/ 116,355 thousand (equivalent to COP 117,203 million). At the date of the acquisition, the Group has estimated the fair value of the consideration at S/ 79,461 thousand (COP 80,101,345 thousand).

To guarantee the payment of the contingent consideration, on the closing date, the share purchase agreement established a bank guarantee to be provided by the acquirer to the sellers. In this regard, the Group has deposited of S/ 94,526 thousand (COP 100,000 million) in a trust fund which have been accounted for as other financial assets and included in other assets in consolidated financial statement position. This amount has increased on this balance by S/ 675 thousand as higher exchange difference, see note 7(c).

The following table summarizes the fair value as of the acquisition date of each major class of consideration transferred:

In thousands of soles
Cash	396,800
Contingent consideration	79,461

Total consideration transferred	476,261

The SPA establishes put and call options for the shares owned by the non-controlling interest (NCI) (hereinafter “put and call”) that could be exercised if certain precedent conditions are met for:

•	The non-controlling shareholders with 10.89% interest during the three years after the closing date.

•	The non-controlling shareholders with 15.95% interest during the third year after closing date.

Considering the precedent conditions, the NCI still hasaccess to the returns associated with the underlying ownership interest. Therefore, the Company usedthe present-access method to recognize the put and call liability at its fair value in “other accounts payable” for S/ 161,915 thousand against “merge and other reserves” in equity.

As of December 31, 2022, the balance of the put and call liability is S/ 136,938 thousand after recognizing the changes in fair value of S/ 9,666 thousand in “merger and other reserves” and the decrease in this balance due to changes in the COP exchange rate per Soles of S/ 34,643 thousand.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

This acquisition resulted in a goodwill, which has been determined as follows:

In thousands of soles
Consideration transferred	476,261
Non-controlling interest	73,901
(Less)
Fair value of identifiable net assets	(246,337)

Goodwill	303,825

The Group, through its subsidiary, Auna Colombia SAS has recorded goodwill on the acquisition of Oncomedica S.A. ofS/ 303,825 thousand in Healthcare services in Colombia Segment as part of the ‘intangibles assets’ account in the consolidated statement of financial position. None of the goodwill recognized is expected to be deductible for tax purposes.

Factors that explain the transaction and the goodwill are related to the business model of the acquired company, which is a clinic that provides integral care to oncological patients. Indeed, the Group looked to acquire an entity with high experience in the specialty of oncology, which would allow the Group to have a strategic position in the health sector in this part of Colombia. In addition, goodwill represents other synergies in operating efficiencies that are expected to be achieved from the combination of operations and other efficiencies not included in the intangibles.

The purchase accounting as of the date of these financial statements is incomplete and expected to be completed within one year from the date of acquisition, basically due to the working capital adjustment measured provisionally.

According with the accounting policy choice used by Management for non-controlling interest measurement, the Group recognizes the non-controlling interests in the acquiree based on the non-controlling interest’s proportionate share of the acquired entity’s net identifiable assets.

For the period ended December 31, 2022, Oncomedica S.A. and Subsidiaries contributed revenues of S/ 210,323 thousand and profit before tax of S/ 55,233 thousand to the Group’s results.

If the acquisition had been made as of January 1, 2022, revenues would have amounted to S/ 2,533,991 thousand and losses before tax for the period 2022 would have amounted to S/ 34,394 thousand in the consolidated statement of income and other comprehensive income.

The net cash flows incurred as a result of the acquisition is presented below:

In thousands of soles
Consideration transferred	396,800
Cash and cash equivalents from Oncomedica S.A. and Subsidiaries	(15,966)

Net cash flows incurred	380,834

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Measurement of fair values

The valuation techniques used for measuring the fair value of material assets acquired were as follows:

Assets and liabilities acquired	Valuation technique
Trademarks

IMAT is the trademark of the acquired group. This brand has a local presence and offers a broad portfolio of healthcare services to its patients. Of the three main approaches of value (income, market and cost) and the methods that comprise these approaches, the Company considered the Relief from royalty (RFR) method within the income approach as the most appropriate to assess the value of the IMAT brand.

The basic principle of the RFR method is that without ownership of the intangible in question, the user of that intangible would have to make a stream of payments to the asset owner in exchange for the rights to use that asset. By acquiring the intangible, the user avoids these payments.

Based on the projections of the purchase model, the projected income and cash flow of IMAT was estimated for the years 2022-2027, as of the year 2028, a growth of 2.93% was considered according to Management. This growth was used to calculate the terminal value of brands that have an indefinite useful life.

The royalty rate used for brand valuation is 2.70%. This royalty rate was obtained from comparable companies.

Brand valuation found a nominal discount rate in COP (WACC) by estimating a cost of debt (Kd) and equity (CoK). Additionally, a premium of 1.0% will be considered on the WACC related to the lower liquidity of the intangible asset compared to other assets (considered discount rate of 14.03%).

Property, furniture and equipment	Market comparison technique: The valuation model considers market prices quoted for similar items when they are available.
Loans and borrowings

Oncomedica S.A. and Subsidiaries loans and borrowings are private debt. Due to this, Management has used a valuation technique that maximizes the use of relevant observable inputs and has considered the contractual cashflows of the remaining debt discounted at the rate that best represents Oncomedica S.A. and Subsidiaries credit risk at the acquisition date.

iii.	Patología Oncológica S.A.C.

On October 22, 2021, the subsidiary R y R Patólogos Asociados S.A.C. signed a shares purchase agreement (hereinafter the “SPA”) with the shareholder of Patología Oncológica S.A.C for the acquisition of 100% of shares (160,000 shares) of Patología Oncológica S.A.C., obtaining control over this entity. The closing date of the transaction was on October 22, 2021, and for the shares acquired, R y R Patólogos Asociados S.A.C. paid on the same date the amount of S/ 1,973 thousand. The transaction costs associated with this acquisition amounting to S/ 266 thousand were recorded as an expense and presented under ‘administrative expenses’ in the consolidated statement of profit or loss and other comprehensive income. The fair values of the acquired net assets are presented below:

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Identifiable assets acquired and liabilities assumed

In thousands of soles	Note
Cash and cash equivalents		380
Trade accounts receivable and other accounts receivables		514
Account receivable from former shareholder	7	557
Intangible assets	12	2,946
Property, furniture and equipment	11	281
Trade accounts payable and other accounts payable		(433)
Loans and borrowings	15	(293)
Deferred tax liabilities	14	(864)
Contingent liabilities	18	(1,254)

Total identifiable net assets acquired		1,834

The trade accounts receivable and other accounts receivable comprise gross contractual amounts due of S/ 367 thousand and S/ 161 thousand, respectively. At the date of acquisition, S/ 14 thousand were expected to be uncollectable.

The Group has agreed to pay the selling shareholders a contingent consideration of US$ 100 thousand (S/ 396 thousand) if the acquiree’s contribution margin exceeds of S/ 1,250 thousand up to S/ 2,500 thousand in the first twelve months and US$ 100 thousand (S/ 396 thousand) more if contribution margin exceeds of S/ 1,363 thousand up to S/ 2,725 thousand in the following twelve months. At the date of the acquisition, the Group has included a total of S/ 482 thousand as contingent consideration in “other account payable” (note 17), which represents its fair value. As of December 31, 2022 the contingent consideration for the results of the first twelve months after the acquisition was paid.

The following table summarises the fair value as of acquisition date of each major class of consideration transferred:

In thousands of soles
Cash	1,973
Contingent consideration	482

Total consideration transferred	2,455

This acquisition resulted in a goodwill amounting to S/ 621 thousand, which has been determined as follows:

In thousands of soles
Consideration transferred	2,455
Less
Fair value of identifiable net assets	(1,834)

Goodwill	621

The Group, through its subsidiary, R y R Patólogos Asociados S.A.C. has recorded the goodwill on the acquisition of Patología Oncológica S.A.C. in Healthcare services in Peru Segment as part of the ‘intangibles assets’ account in the consolidated statement of financial position. None of the goodwill recognized is expected to be deductible for tax purposes.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Patología Oncológica S.A.C. is engaged in the performance of pathological, cytopathological, immunohistochemical, molecular biology, clinical analyzes and other studies mainly related to oncology. Patología Oncologica’s registered office is located in Lima, Peru. The acquisition is expected to provide the Group with an increased share of the oncology laboratory services market in Peru.

Other factors explaining the transaction and goodwill are related to the business model of the acquired business. Indeed, the Group searched for a business with experience, mainly in the oncology speciality. Furthermore, the goodwill represents future synergies expected to be achieved from the combination of operations, distribution channels, workforce, and other efficiencies not included in the intangibles of the current value of the business. The purchase accounting as of the date of these financial statements is complete.

For the year ended December 31, 2021, Patología Oncológica S.A.C. contributed revenues of S/ 825 thousand and profit before tax of S/ 263 thousand to the Group’s results.

If the acquisition had been made as of January 1, 2021, revenues would have amounted to S/ 1,926,908 thousand and loss before tax for the period 2021 would have amounted to S/ 2,869 thousand in the consolidated statement of profit or loss and other comprehensive income.

The net cash flows incurred as a result of the acquisition are presented below:

In thousands of soles
Consideration transferred in cash	1,973
Cash and cash equivalents from Patología Oncológica S.A.C.	(380)

1,593

Measurement of fair values

The valuation techniques used for measuring the fair value of intangible assets acquired were as follows:

Assets acquired	Valuation technique
Customer relationship

Contracts agreed with clinics for laboratory services in the oncology specialty, mainly, in which number of services are contracted for an established population. It is considered that they meet the criteria established for the recognition of said intangible asset.

The multi-period excess earnings method (“MPEEM”) within the income approach is the most appropriate to value this asset. The MPEEM determines the value of an intangible as the present value of the incremental after-tax cash flows attributable only to the subject intangible after deducting the Contributory Asset Charges (CAC). The concept behind the CAC is that an intangible ‘rents’ or ‘leases’ from a hypothetical third party all the assets it requires to produce the cash flows resulting from its development, that each project leases only those assets it needs (including trading elements) and not those it does not need, and that each project pays to the owner of the assets a fair return (where appropriate) on the value of the leased assets.

iv.	Oncogenomics S.A.C

On October 22, 2021, the subsidiary R y R Patólogos Asociados S.A.C. signed a shares purchase agreement (hereinafter the “SPA”) with the shareholders of Oncogenomics S.A.C for the acquisition of 100% of shares

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

(1,000 shares) of Oncogenomics S.A.C., obtaining control over this entity. The closing date of the transaction was on October 22, 2021, and for the shares acquired, R y R Patólogos Asociados S.A.C. paid on the same date the amount of S/ 2,368 thousand. The transaction costs associated with this acquisition amounting to S/ 303 thousand were recorded as an expense and presented under ‘administrative expenses’ in the consolidated statement of profit or loss and other comprehensive income. The fair values of the acquired net assets are presented below:

Identifiable assets acquired and liabilities assumed

In thousands of soles	Note
Cash and cash equivalents		53
Trade accounts receivable and other accounts receivables		593
Inventories		222
Intangible assets	12	1,948
Property, furniture and equipment	11	178
Trade accounts payable and other accounts payable		(284)
Deferred tax liabilities	14	(574)

Total identifiable net assets acquired		2,136

The trade accounts receivable and other accounts receivable comprise gross contractual amounts due of S/ 297 thousand and S/ 296 thousand, respectively. At the date of acquisition, there were not expected uncollectable amounts.

The Group has agreed to pay the selling shareholders a contingent consideration of US$ 200 thousand (S/ 793 thousand) if the acquiree’s contribution margin exceeds S/ 530 thousand up to S/ 1,060 thousand in the first twelve months and US$ 200 thousand (S/ 793 thousand) more if contribution margin exceeds S/ 670 thousand up to S/ 1,340 thousand in the following twelve months. At the date of the acquisition, the Group has included a total of S/ 366 thousand as contingent consideration in “other account payable” (note 17), which represents its fair value.As of December 31, 2022 the contingent consideration for the results of the first twelve months after the acquisition was paid.

The following table summarises the fair value as of the acquisition date of each major class of consideration transferred:

In thousands of soles
Cash	2,368
Contingent consideration	366

Total consideration transferred	2,734

This acquisition resulted in a goodwill amounting to S/ 598 thousand, which has been determined as follows:

In thousands of soles
Consideration transferred	2,734
Less
Fair value of identifiable net assets	(2,136)

Goodwill	598

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The Group, through its subsidiary, R y R Patólogos Asociados S.A.C. has recorded the goodwill on the acquisition of Oncogenomics S.A.C. in Healthcare services in Peru Segment as part of the ‘intangibles assets’ account in the consolidated statement of financial position. None of the goodwill recognized is expected to be deductible for tax purposes.

Oncogenomics S.A.C. is engaged in the performance of pathological, cytopathological, immunohistochemical, molecular biology, clinical analyzes and other studies mainly related to oncology. The Oncogenomics’s registered office is located in Lima, Peru. The acquisition is expected to provide the Group with an increased share of the oncology laboratory services market in Peru.

Other factors explaining the transaction and goodwill are related to the business model of the acquired business. Indeed, the Group searched for a business with experience, mainly in the oncology specialty. Furthermore, the goodwill represents future synergies expected to be achieved from the combination of operations, distribution channels, workforce, and other efficiencies not included in the intangibles of the current value of the business. The purchase accounting as of the date of these financial statements is complete.

For the year ended December 31, 2021, Oncogenomics S.A.C. contributed revenues of S/ 315 thousand and profit before tax of S/ 92 thousand to the Group’s results.

If the acquisition had been made as of January 1, 2021, revenues would have amounted to S/ 1,924,458 thousand and loss before tax for the period 2021 would have amounted to S/ 3,023 thousand in the consolidated statement of profit or loss and other comprehensive income.

The net cash flows incurred as a result of the acquisition are presented below:

In thousands of soles
Consideration transferred in cash	2,368
Cash and cash equivalents from Oncogenomics S.A.C.	(53)

2,315

Measurement of fair values

The valuation techniques used for measuring the fair value of intangible assets acquired were as follows:

Assets acquired	Valuation technique
Customer relationship

Contracts agreed with clinics for laboratory services in the oncology specialty, mainly, in which number of services are contracted to an established population. It is considered that they meet the criteria established for the recognition of said intangible asset.

The multi-period excess earnings method (“MPEEM”) within the income approach is the most appropriate to value this asset. The MPEEM determines the value of an intangible as the present value of the incremental after-tax cash flows attributable only to the subject intangible after deducting the Contributory Asset Charges (CAC). The concept behind the CAC is that an intangible ‘rents’ or ‘leases’ from a hypothetical third party all the assets it requires to produce the cash flows resulting from its development, that each project leases only those

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Assets acquired	Valuation technique
assets it needs (including trading elements) and not those it does not need, and that each project pays to the owner of the assets a fair return (where appropriate) on the value of the leased assets.
Trademarks

Oncogenomics is the trademark of the acquired company. This trademark has a local presence and offers a broad portfolio of clinical laboratory services to its patients. Of the three main approaches of value (income, market and cost) and the methods that comprise these approaches, the Company considered the Relief from royalty (RFR) method within the income approach as the most appropriate to assess the value of the Oncogenomics trademark.

Trademarks

The basic principle of the RFR method is that without ownership of the intangible in question, the user of that intangible would have to make a stream of payments to the asset owner in exchange for the rights to use that asset. By acquiring the intangible, the user avoids these payments.

Based on the projections of the purchase model, the projected income and cash flow of Oncogenomics was estimated for the years 2021-2027, as of 2028, a zero growth was considered. This growth was used to calculate the terminal value of brands that have an indefinite useful life.

The royalty rate used for trademark valuation is 2.86%. This royalty rate was obtained from comparable companies.

v.	Clínica Portoazul S.A.

On August 14, 2020, Auna Colombia S.A.S. signed a capitalization agreement with the shareholders of Clínica Portoazul S.A. for the acquisition of 2,239 newly issued shares of Clínica Portoazul S.A., obtaining an interest of 66.55%, diluting the existing shareholders up to that date and obtaining control. The closing date of the transaction was on September 1, 2020.

Clínica Portoazul S.A. operations are regulated by the Superintendencia Nacional de Salud—Supersalud (Colombian Board of Health). It is engaged in the direct provision of healthcare services, sale of medicines, and other healthcare-related services. Clinica Portoazul’s registered office is at Municipio de Puerto Colombia—Atlántico, Barranquilla, Colombia. The acquisition is expected to provide the Group with an increased share of the healthcare services market in Colombia.

For the shares acquired, the Group, through its Colombian subsidiary Auna Colombia S.A.S. made a capital contribution in cash on September 1, 2020 amounting to S/ 66,640 thousand. This contribution was funded with two loans received from local financial entities, amounting to S/ 53,100 thousand and with its own capital for S/ 13,540 thousand.

This acquisition was recorded using the purchase method of accounting, as established in IFRS 3 Business Combinations. Under this method, most assets and liabilities were recorded at their estimated fair values at the date of purchase, including identifiable intangibles not recorded in the statement of financial position of the acquired entity. The transaction costs associated with the acquisition incurred in 2020 amounting to S/ 2,137 thousand were recorded as an expense and presented under ‘administrative expenses’ in the consolidated statement of profit or loss and other comprehensive income. The fair values of the acquired net assets are presented below:

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Identifiable assets acquired and liabilities assumed

In thousands of soles	Note
Cash and cash equivalents (include the capital contribution)		66,899
Trade accounts receivable and other accounts assets		46,412
Inventories		567
Intangible assets	12	5,350
Property, furniture and equipment	11	133,946
Deferred tax assets	14	5,688
Trade accounts payable and other accounts payable		(47,910)
Loans and borrowings	15	(102,837)
Contingent liabilities	18	(1,225)

Total identifiable net assets acquired		106,890

The trade accounts receivable and other accounts receivable comprise gross contractual amounts due of S/ 48,002 thousand and S/ 1,815 thousand, respectively. At the date of acquisition, S/ 3,405 thousand were expected to be uncollectable.

This acquisition resulted in a gain, which has been determined as follows:

In thousands of soles
Fair value of identifiable net assets	106,890
Less
Consideration transferred	(66,640)
Non-controlling interest	(35,755)

Gain from purchase	4,495

The Group, through its Colombian subsidiary, Auna Colombia S.A.S. has recorded the gain on the acquisition of Clínica Portoazul S.A. for S/ 4,495 thousand in ‘other income’ in the consolidated statement of profit or loss and other comprehensive income.

The gain from the bargain purchase is the result of various factors, one of them relates to the current financial situation of the acquired business, which was highly leveraged. At the acquisition date, the financial obligations of the acquired business amounted to S/ 103,955 thousand, representing 184% of equity and bearing interests that have been reducing the profits over the years. Thus, an increase of capital shares was needed in the short term in order to improve this financial situation. In this respect, it should be noted that after the entrance of the Company, the acquired business repaid a substantial amount of financial obligations reducing it to S/ 56,851 thousand.

Other factors explaining the transaction are related to the business model of the acquired business. Indeed, Clinica Portoazul was also searching for a partner with expertise in the health industry, and other areas of specialization. Based on that, the Group offered its expertise and its current medical offer, including the oncological expertise, to supplement the current offer and provide synergies in benefit of the existing shareholders.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The purchase accounting as of the date of these financial statements is complete.

According with the accounting policy choice used by Management for non-controlling interest measurement, Auna Colombia S.A.S. recognizes the non-controlling interests in the acquiree based on the non-controlling interest’s proportionate share of the acquired entity’s net identifiable assets. The shared held by Non controlling interests has the same rights as the shared held by Auna.

For the year ended December 31, 2020, Clínica Portoazul S.A. contributed revenues of S/ 50,441 thousand and profit before tax of S/ 3,583 thousand to the Group’s results.

If the acquisition had been made as of January 1, 2020, revenues would have amounted to S/ 120,447 thousand and loss before tax for the period 2020 would have amounted to S/ 1,645 thousand in the consolidated statement of profit or loss and other comprehensive income.

The net cash flows incurred as a result of the acquisition is presented below:

In thousands of soles
Consideration transferred	66,640
Cash and cash equivalents from acquired company Clínica Portoazul	(66,899)

(259)

Measurement of fair values

The valuation techniques used for measuring the fair value of material assets acquired were as follows:

Assets acquired	Valuation technique
Property, furniture and equipment

Market comparison technique and cost technique: The valuation model considers market prices quoted for similar items when they are available, and depreciated replacement cost when appropriate. Depreciated replacement cost reflects adjustments for physical deterioration, as well as functional and economic obsolescence.

Trademarks

Clínica Portoazul is the trademark of the acquired company as a health service provider. This brand has a local presence and offers a broad portfolio of health services to its patients. Of the three main approaches of value (income, market and cost) and the methods that comprise these approaches, the Company considered the Relief from royalty (RFR) method within the income approach as the most appropriate to assess the value of the Clínica Portoazul brand.

The basic principle of the RFR method is that without ownership of the intangible in question, the user of that intangible would have to make a stream of payments to the asset owner in exchange for the rights to use that asset. By acquiring the intangible, the user avoids these payments.

Based on the projections of the purchase model, the projected income and cash flow of Clínica Portoazul was estimated for the years 2020-2025 and in perpetuity.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Assets acquired	Valuation technique

A long-term growth rate corresponding to 3% was applied. The Company conducted a comparative study of the royalty rate in the market within the health sector. The aforementioned royalty rate was adjusted taking into account the following attributes: Market Share and Longevity. Thus, based on the market analysis, the Company applied a royalty rate of 0.3% of revenue.

Loans and borrowings	Portoazul loans and borrowings are private debt. Due to this, Management has used a valuation technique that maximizes the use of relevant observable inputs and has considered the contractual cashflows of the remaining debt discounted at the rate that best represents Portoazul’s credit risk at the acquisition date.

D.	Regulatory agency for private healthcare services

Oncosalud S.A.C. is an indirect subsidiary of the Company. It is supervised by the Superintendencia Nacional de Salud—SUSALUD (Peruvian Board of Health). SUSALUD authorizes, regulates and supervises the operations of entities that provide healthcare services.

In the case of PMLA, Clínica Portoazul and Oncomedica S.A., this is regulated by the Superintendencia Nacional de Salud—Supersalud (Colombian Board of Health), an agency that authorizes, regulates and supervises the operation of entities providing healthcare services.

2.	Basis for the Preparation of Consolidated Financial Statements

A.	Basis of accounting

These consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (hereinafter, “IFRS”), issued by the International Accounting Standards Board (hereinafter, “IASB”).

Details of the Group´s accounting policies are included in note 4.

B.	Basis of measurement

The consolidated financial statements have been prepared on the historical cost principle, based on the accounting records maintained by the Group, except for the derivative financial instruments, investment properties and contingent consideration assumed in a business combination which have been measured at fair value.

C.	Functional and presentation currency

These consolidated financial statements are presented in Soles (S/), which is the Company´s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated. The functional currency of the Subsidiaries domiciled in Colombia is COP (Colombian Pesos) and the Subsidiaries domiciled in Mexico is MXN (Mexican Pesos).

D.	Use of judgments and estimates

In preparing these consolidated financial statements, Management has made judgments and estimates that affect the application of the Group´s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

i.	Judgments

Information about judgments made in applying accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements is included in the following notes:

•	CGU: whether a group of assets that generate cash flows and that are largely independent of the cash inflows of other assets or groups of assets is a CGU (note 4.F);

•	leases: whether an arrangement contains a lease (note 4.J);

•	lease term: whether the Group is reasonably certain to exercise extension options (note 4.J); and

•	reverse factoring: presentation of amounts related to supplier finance arrangements in the statement of financial position and in the statement of cash flow.

ii.	Assumptions and estimation uncertainties

Information about assumptions and estimation uncertainties at December 31, 2022 that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities in the next financial year is included in the following notes:

•	Revenue recognition: estimate of unbilled amounts (note 6);

•	Impairment test of intangible assets and goodwill: key assumptions underlying recoverable amounts (note 12);

•	Recognition of deferred tax asset: availability of future taxable profit against which deductible temporary differences and tax losses carried forward can be utilized (note 14);

•	Recognition and measurement of provisions: key assumptions about the likelihood and magnitude of an outflow of resources (note 18);

•	Measurement of defined benefit obligations: key actuarial assumptions (note 17)

•	Measurement of ECL allowance for trade receivables: key assumptions in determining the weighted-average loss rate (note 6); and

•	Acquisition of subsidiary: fair value of the consideration transferred and fair value of the assets acquired and liabilities (note 1.C).

3.	Changes in Significant Accounting Policies

For annual periods beginning on January 1, 2021

The Group has early adopted, during 2020, the amendment for COVID-19 Related to Rent Concessions, which in April 2021 was approved for an additional 12 months, that is, it allows tenants to apply it to rent concessions for which any reduction in lease affects only payments originally due on June 30, 2022 or before. The Group has applied the amendment retrospectively. The amendment has no impact on retained earnings as of January 1, 2021.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

For annual periods beginning on January 1, 2020

The Group has early adopted the COVID-19 Related Rent Concessions—Amendment to IFRS 16 issued on May 28, 2020. The amendment presents an optional practical solution for leases where the Group is a lessee, for leases for which the Group applies the practical solution, the Group should not assess whether the eligible rent concessions that are a direct consequence of the COVID-19 pandemic are lease modifications. The Group has applied the amendment retrospectively. The modification has no impact on retained earnings as of January 1, 2020.

4.	Significant Accounting Policies

The Group has consistently applied the following accounting policies to all periods presented in these consolidated financial statements, except if mentioned otherwise (see also note 3).

A.	Basis of consolidation

i.	Business combinations

The Group accounts for business combinations using the acquisition method when control is transferred to the Group. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognized in profit or loss immediately. Transactions costs are expensed as incurred.

ii.	Subsidiaries

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

Also, in preparing the consolidated financial statements of the Company, the effects of all transactions between subsidiaries were eliminated.

iii.	Non-controlling interest

For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets as of the date of acquisition.

Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

iv.	Common control transactions

The Company presents common control transactions at the date the transaction occurs without re-presenting comparative information as if the transaction had occurred before the start of the earliest period presented.

v.	Associates

Associates are those entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which the Group has joint control, whereby the Group has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Interests in associates and the joint venture are accounted for using the equity method. They are initially recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include the Group’s share of the profit or loss and OCI of equity-accounted investees, until the date on which significant influence or joint control ceases.

vi.	Joint arrangements

Under IFRS 11, investments in joint arrangements are classified as joint operations or as joint ventures depending on the contractual rights and obligations of each investor. The Group has assessed the nature of its joint arrangements and determined that they are joint ventures.

Joint ventures are accounted for using the equity method. Under the equity method, equity in joint ventures is initially recognized at cost and subsequently adjusted to recognize the Group’s share in profits or losses and other post-acquisition movements in other comprehensive income. When the Group’s share in the losses of a joint venture is equivalent to or exceeds its share in such joint venture (including any long-term share that is substantially part of the Group’s net investment in the joint venture), the Group does not recognize additional losses, unless it has assumed obligations or made payments on behalf of the joint ventures.

Unrealized gains on transactions between the Group and its joint ventures are eliminated to the extent of the Group’s share in such joint ventures. Unrealized losses are also eliminated, unless the transaction provides evidence of an impairment of the transferred asset.

The profit resulting from the equity method is included in the consolidated statement of profit or loss and other comprehensive income.

vii.	Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated. Unrealized gains arising from transactions with companies whose investment is recognized using the equity method are eliminated from the investment in proportion to the Group’s interest in the investment. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

B.	Financial instruments

i.	Recognition and initial measurement

Trade receivables and debt instruments are initially recognized when they are originated. All other financial assets and financial liabilities are initially recognized when the Group becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is an account receivable without a significant financing component) or financial liability is initially measured at fair value plus, for an item not measured at FVTPL, transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

ii.	Classification and subsequent measurement

•	Financial assets

On initial recognition, a financial asset is classified as measured at amortized cost or at fair value through profit and loss.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Financial assets are not reclassified subsequent to their initial recognition, unless the Group changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not measured at FVTPL:

•	It is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	Its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

•	It is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

•	Its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. This includes all derivative financial assets that are not cash flow hedge. On initial recognition, the Group may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Business model assessment

The Group makes an assessment of the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to Management. The information considered includes:

•

The stated policies and objectives for the portfolio and the operation of those policies in practice. These include whether Management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets;

•	How the performance of the portfolio is assessed and reported to the key personnel of the group’s Management;

•	The risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;

•	How managers of the business are compensated – e.g., whether compensation is based on the fair value of the assets managed or the contractual cash flows collected; and

•	The frequency, value, and timing of sales in prior periods, the reasons for such sales and expectations about future sales.

Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with the Group’s continuing recognition of the assets.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Financial assets that are held for trading or are managed and whose performance is assessed on a fair value basis are measured at FVTPL.

Assessment whether contractual cash flows are solely payments of principal and interest

For the purposes of this assessment, “principal” is defined as the fair value of the financial asset on initial recognition. “Interest” is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g., liquidity risk and administrative costs), as well as a profit margin.

In assessing whether the contractual cash flows are solely payments of principal and interest, the Group considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows so that it would not meet this condition. In making this assessment, the Group considers:

•	Contingent events that would change the amount or timing of cash flows;

•	Terms that may adjust the contractual coupon rate, including variable-rate features;

•	Prepayment and extension features; and

•	Terms that limit the Group’s claim to cash flows from specified assets (e.g., non-recourse features).

A prepayment feature is consistent with the solely payments of principal and interest criterion if the prepayment amount substantially represents the amounts of principal and interest on the principal amount outstanding, which may include reasonable additional compensation for early termination of the contract. Additionally, for a financial asset acquired at a significant discount or premium to its contractual par amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable additional compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition.

Subsequent measurement and gains and losses

Financial assets at FVTPL

These assets are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss. However, see note 4.B.iv for derivatives designated as hedging instruments.

Financial assets at amortized cost

These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses, and impairment are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

Debt investments at FVOCI

These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognised in profit or loss. Other net gains and losses are recognised in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The Group classified its financial assets at amortized cost and FVOCI.

•	Financial liabilities

Classification, subsequent measurement and gains and losses

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, if it is a derivative or if it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

iii.	Derecognition

Financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred, or it neither transfers nor retains substantially all of the risks and rewards of ownership and does not retain control over the transferred asset.

The Group enters into transactions whereby it transfers assets recognized in its consolidated statement of financial position, but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.

Financial liabilities

The Group derecognizes a financial liability when its contractual obligations are discharged or canceled or expire. The Group also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

iv.	Offsetting

Financial assets and financial liabilities are offset and the net amount presented in the consolidated statement of financial position when, and only when, the Group currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

v.	Derivative financial instruments

The Group holds derivative financial instruments to hedge some of its foreign currency and interest rate risk exposures. Embedded derivatives are separated from the host contract and accounted for separately if the host contract is not a financial asset and certain criteria are met.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Derivatives are initially measured at fair value. Subsequent to initial recognition, derivative financial instruments are measured at fair value, and changes therein are generally recognized in profit or loss.

The Group designates certain derivatives as hedging instruments to hedge the variability in cash flows associated with highly probable forecast transactions arising from changes in foreign exchange rates and interest rates.

At inception of designated hedging relationships, the Group documents the risk management objective and strategy for undertaking the hedge. The Group also documents the economic relationship between the hedged item and the hedging instrument, including whether the changes in cash flows of the hedged item and hedging instrument are expected to offset each other.

Cash flow hedges

When a derivative is designated as a cash flow hedging instrument, the effective portion of changes in the fair value of the derivative is recognized in OCI and accumulated in the hedging reserve. The effective portion of changes in the fair value of the derivative that is recognized in OCI is limited to the cumulative change in fair value of the hedged item, determined on a present value basis, from inception of the hedge. Any ineffective portion of changes in the fair value of the derivative is recognized immediately in profit or loss.

For the Call spread option agreements with deferred premium and Swap agreements the Group has decided not to apply the cost of hedging model in IFRS 9; as a consequence, the forward points are not taken to OCI and accumulated in a separate component of equity. The Group designates only the change in the value of the spot element as the hedging instrument, the changes in fair value due to the forward points are immediately recognized as a profit or loss in the period.

The Group designates only the change in fair value of the spot element of forward exchange contracts as the hedging instrument in cash flow hedging relationships. The change in fair value of the forward element of forward exchange contracts (forward points) is separately accounted for as a cost of hedging and recognized in a costs of hedging reserve within equity.

The Group designates only the intrinsic value of purchased collar contracts as the hedging instrument in cash flow hedging relationships. The change in fair value of the time value of purchased collar contract is separately accounted for as a cost of hedging and recognized in a costs of hedging reserve within equity.

In a cash flow hedge of the forward foreign currency risk of a payable or receivable, the amount accumulated in the hedging reserve and the cost of hedging reserve shall be reclassified from the separate component of the equity to profit or loss over the period the payable or receivable affects profit or loss, because changes in exchange rates will affect the amount of cash required to settle the item (as measured by reference to the entity’s functional currency).

If the hedge no longer meets the criteria for hedge accounting or the hedging instrument is sold, expires, is terminated or is exercised, then hedge accounting is discontinued prospectively. When hedge accounting for cash flow hedges is discontinued, the amount that has been accumulated in the hedging reserve remains in equity until, for a hedge of a transaction resulting in the recognition of a non-financial item, it is included in the non-financial item’s cost on its initial recognition or, for other cash flow hedges, it is reclassified to profit or loss in the same period or periods as the hedged expected future cash flows affect profit or loss.

If the hedged future cash flows are no longer expected to occur, then the amounts that have been accumulated in the hedging reserve are immediately reclassified to profit or loss.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

C.	Impairment

i.	Non-derivative financial assets

Financial instruments

The Group recognizes loss allowances for expected credit losses (“ECLs”) on financial assets measured at amortized cost.

Loss allowances for trade receivables are always measured at an amount equal to lifetime ECLs. When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group’s historical experience and informed credit assessment, loss of the value of money over time and individual analysis of the clients (considering their geographical location).

The Group considers a financial asset to be in default when the client is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realizing security (if any is held).

Credit-impaired financial assets

At each reporting date, the Group assesses whether financial assets carried at amortized cost are credit-impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

•	Significant financial difficulty of the debtor or issuer;

•	A breach of contract such as a default or being more than 60 and 360 days past due;

•	It is probable that the debtor will enter bankruptcy or other financial reorganization; or

•	The disappearance of an active market for a security because of financial difficulties.

Presentation of allowance for ECL in the statement of financial position

Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

Write-off

The gross carrying amount of a financial asset is written off when the Group has no reasonable expectations of recovering a financial asset in its entirety or a portion thereof. For individual customers and for corporate customers, the Group individually makes an assessment with respect to the timing and amount of write-off based on whether there is a reasonable expectation of recovery. The Group expects no significant recovery from the amount written off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Group’s procedures for recovery of amounts due.

ii.	Non-financial assets

At each reporting date, the Group reviews the carrying amounts of its non-financial assets (other than investment property, inventories and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill and intangible assets with an indefinite useful life are tested annually for impairment.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. Value in use is based on the estimated future cash flows, discounted to their present value using an after-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount.

Impairment losses are recognized in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

D.	Cash and cash equivalents

Cash and cash equivalents presented in the consolidated statement of financial position comprise cash on hand, demand deposits at banks and other highly marketable debt investments with maturity of three months or less that are not subject to significant risk of changes in value.

E.	Inventories

Inventories are measured at the lower of cost and net realizable value. The net realizable value is the estimated selling price of the inventories in the ordinary course of business, less discounts and other costs and expenses incurred to put the inventories to sale. Cost is determined using the weighted average method.

Provisions for obsolescence and net realizable value are estimated based on a specific analysis made at each reporting date of the consolidated financial statements. The reduction of the carrying amount of inventories to their net realizable value is recorded under ‘provision for impairment of inventories’ with a charge to profit or loss in the period in which it is estimated that such reductions will occur.

F.	Intangibles

Goodwill

Goodwill arises from the acquisition of subsidiaries and represents the excess between the cost of an acquisition and the fair value of the Group’s interest in the net identifiable assets at the date of the acquisition.

Goodwill arising from a business combination is allocated to each CGU or group of CGUs that are expected to benefit from the synergies of the combination. Each CGU or group of GCUs to which goodwill is allocated represents the lowest level of cash-flow generating assets within the entity at which goodwill is monitored by Management.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The identification of the CGU requires a critical judgment of Management. The Group has defined its CGUs as each of the companies acquired because they are the smallest identifiable groups of assets that generate cash flows and that are largely independent of the cash inflows of other assets or groups of assets.

Goodwill is tested for impairment at least annually and recorded at cost less accumulated impairment losses. The carrying amount of goodwill is compared to the recoverable amount, which is the greater of value in use and fair value less costs to sell. Any impairment is recognized immediately as an expense and cannot be reversed.

Acquired trademark

The trademark are “Oncogenomics“ in Perú, “Clínica Portoazul”, “Las Américas” and “IMAT” in Colombia, and “OCA Hospital” in Mexico (note 1.C), which were identified in the acquisitions. The trademarks with presence in Mexico and Colombia offers a broad portfolio of healthcare services to its patients through the different entities under which OCA Hospital, Clínica Portoazul and PMLA operates and the trademarks with presence in Perú offers a broad portfolio of clinical laboratory services to its patients through the laboratoy Oncogenomics. The estimated market value was determined using the relief-from-royalty method. Management evaluated its recognition and growth in the Peruvian, Colombian and Mexican market, and assessed that they have an indefinite useful life.

Customers relationship

It includes the estimated market value of the contracts with insures for cardiology services and clients services identified as a result of the acquisition of Hospital y Clinica OCA S.A. de C.V., Patología Oncológica S.A.C., Oncogenomics S.A.C. (note 1.C.) The estimated useful life is 10 years for Promotora Médica las Américas S.A.; 8 years for Hospital y Clinica OCA S.A. de C.V., 18 years for Pagología Oncológica S.A.C. and 17 years for Oncogenomics S.A.C.

Other intangibles assets

Intangibles other than goodwill are acquired separately, and are measured at cost less subsequent amortization and impairment losses.

Surface right agreement

Corresponds to the surface rights agreement signed between Medicser and the Peruvian Red Cross Society, owner of the land, and acquired on 2011.

Amortization is charged to the consolidated statement of profit or loss and other comprehensive income on a straight-line basis as follows:

Years
Software	2 to 10
Customer relationships	10 to 18
Surface rights agreement	40

Assets that are subject to amortization are reviewed for impairment when events or circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized in the consolidated statement of profit or loss and other comprehensive income to reduce the carrying amount to recoverable amount.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

G.	Property, furniture and equipment

i.	Recognition and measurement

Land, buildings and facilities, medical equipment, and furniture are measured at cost, less accumulated depreciation and any accumulated impairment losses. Borrowing costs related to the acquisition or construction of qualifying assets are capitalized as part of the cost of that asset.

Other disbursements for service and repair are charged to the consolidated statement of profit or loss and other comprehensive income in the period when incurred. In case significant spare parts of an item of property, furniture and equipment have different useful lives, then they are accounted for as separate items (major components) of property, furniture and equipment.

Any gain or loss on disposal of an item of land, buildings and facilities, medical equipment, and furniture is recognized in profit or loss.

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets are capitalized as part of the cost of the asset. The Group defines qualifying assets as construction projects or other assets for which a minimum period of twelve months is needed to get ready for its intended use or sale (note 11).

ii.	Subsequent expenditure

Subsequent expenditures are included in the carrying amount of the asset or they are recognized as a separate asset, as appropriate, only when it is probable that future economic benefits will flow to the Group and the cost of these assets can be measured reliably.

iii.	Depreciation

Depreciation is calculated to write off the cost of items of property, furniture and equipment less their estimated residual values using the straight-line method over their estimated useful lives and is generally recognized in profit or loss.

The estimated useful lives of property, plant and equipment for current and comparative periods are as follows:

Years
Buildings and premises	10 to 94
Medical equipment	4 to 12
Vehicles	5
Furniture, fixtures and various equipment	8 to 15
IT equipment	4 to 8

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

H.	Public service concession arrangements

Public Service Concession Arrangements are defined in the International Financial Reporting Interpretations IFRIC 12 Service Concession Arrangements and are accounted regarding the consideration received for the infrastructure.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In 2010, Consorcio Trecca S.A.C. (hereinafter, “Consorcio Trecca”), a subsidiary of the Group, entered into a 20-year concession agreement with the Peruvian Social Health Insurance (hereinafter, “EsSALUD”), a decentralized public agency attached to the Ministry of Labor and Employment Promotion, focused on granting prevention, promotion, economic benefits and social benefits that correspond to the Social Security contributory system. The concession was given to Consorcio Trecca, as operator of the concession, with the obligation to renovate, operate and maintain the Torre Trecca, located in the city of Lima. The Group holds a 99.99% interest in Consorcio Trecca.

On July 15, 2011, Consorcio Trecca and EsSALUD agreed to suspend the obligations prior to the start date of the investment period. This suspension was extended until January 2018.

In November 2018, Consorcio Trecca and EsSALUD were able to make the direct deals associated with the agreements to update the investment amounts and the contractual rates, which will be in effect at the beginning of the operation period.

Since June 26, 2019, both agreed to start again with the coordination of the preparation of the engineering study and update of the schedule of the project development plan.

The Group recognizes a financial asset to the extent that it has an unconditional contractual right to receive cash or another financial asset from, or at the direction of, the grantor for the construction services. This right arises where the grantor has little or no discretion to avoid payment, usually because the agreement is enforceable by law. In the event that the fair value of the construction services provided exceeds the fair value of the recognized financial asset, the difference will be recognized as an intangible asset (note 7.i).

The Group recognizes an intangible asset arising from a service concession arrangement when it has a right to charge for use of the concession infrastructure. An intangible asset received as consideration for providing construction or upgrade services in a service concession arrangement is measured at fair value on initial recognition with reference to the fair value of the services provided (note 12).

I.	Assets held for sale

Non-current assets, or disposal groups comprising assets and liabilities, are classified as held for sale or held for distribution to owners if it is highly probable that they will be recovered primarily through sale rather than through continuing use.

Such assets are generally measured at the lower of their carrying amount and fair value less costs to sell. Any impairment loss on a disposal group is allocated first to goodwill, and then to the remaining assets and liabilities on a pro rata basis. Impairment losses on initial classification as held-for-sale or held-for-distribution and subsequent gains and losses on remeasurement are recognized in profit or loss.

Once classified as held-for-sale, the property, furniture and equipment are no longer depreciated.

J.	Leases

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group uses the definition of a lease in IFRS 16.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

i.	As a lease

At commencement or on modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, for the leases of property the Group has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.

The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Group by the end of the lease term or the cost of the right-of-use asset reflects that the Group will exercise a purchase option. In that case, the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

Lease payments included in the measurement of the lease liability comprise the following:

•	Fixed payments, including in-substance fixed payments;

•	Variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•	Amounts expected to be payable under a residual value guarantee; and

•

The exercise price under a purchase option that the group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, if the Group changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

Short-term leases and leases of low-value assets.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The Group has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets (IT equipment) and short-term leases. The Group recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Amendment applicable from January 1, 2020

In May 2020 the IASB published an amendment to IFRS 16 “Covid related rent concessions”. The amendment permits lessees, as a practical expedient, not to assess whether particular rent concessions occurring as a direct consequence of the COVID-19 are lease modifications and instead to account for those rent concessions as if they are not lease modifications. The amendment does not affect lessors.

A lessee applies the amendment for annual reporting periods beginning on or after June 1, 2020. Earlier application is permitted, including in financial statements not yet authorized for issue at May 28, 2020.

Also, in April 2021 the new amendment was approved for an additional 12 months to apply it to rent concessions for which any reduction in lease affects only payments originally due on June 30, 2022 or before.

The Group has applied the practical expedient for the first time in these financial statements for all rent concessions (mainly waiver and fee reductions of lease payments – note 13) related to real estate leases that meet the conditions stated in the amendment. The rent concessions are accounted for as a variable lease payment and are recognized in profit and loss in the period.

The effect of recognition of the amendment from January to December 2021 was a decrease in finance cost amounting to S/ 676 thousand (S/ 82 thousand from June to December 2020).

K.	Trade accounts payable

Trade accounts payable are obligations to pay for medicines or services acquired from suppliers in the ordinary course of business. Accounts payable are classified as ‘current liabilities’ if payment is to be made in a year or less; otherwise, they are presented as ‘non-current liabilities.’

Accounts payable are initially recognized at fair value, and subsequently they are measured at amortized cost using the effective interest method.

When the Group has an arrangement in which the bank agrees to pay amounts to a participating supplier in respect of invoices owed by the Group and receives settlement from the Group at a later, the account payable under factoring are included within operating cash flows because they continue to be part of the normal operating cycle of the Group and the payments to a supplier by the bank are considered non-cash transactions.

L.	Employee benefits

Defined benefit plans

A benefit plan is defined as an amount of pension benefit that an employee will receive upon retirement, usually dependent on one or more factors such as age, years of service and compensation.

The liability recognized in the combined statements of financial position in respect of defined benefit plans is the present value of the defined benefit obligation at the date of the combined statements of financial position less

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

the fair value of plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit cost method. The present value of the defined benefit obligation is determined by discounting the estimated future cash flows using discount rates that are denominated in the currency in which the benefits will be paid, and that have maturities that approximate the terms of the pension liability.

Actuarial gains and losses arising from adjustments and changes in actuarial assumptions are recorded directly in stockholders’ equity in other comprehensive income in the year in which they occur and are not reclassified to profit or loss for the period.

The Group determines the net financial expense (income) by applying the discount rate to the net defined benefit liability.

Past service costs are recognized immediately in the consolidated statements of income and other comprehensive income statement.

Profit sharing

For the Company and its Peruvian subsidiaries, the employees’ profit sharing is calculated in accordance with current legal regulations (Legislative Decree 892) on the same net taxable base used to calculate the income tax. In the case of the Peruvian Subsidiaries, the rate of profit sharing is 5%, on the net taxable base of the current year. According to the Peruvian law, there is a limit in profit sharing that an employee can receive, equivalent to 18 monthly salaries.

In Colombian subsidiaries, employees’ profit sharing is not applicable. It is replaced by a legal bonus composed of an additional month’s salary that is paid two times during the year in June and December, respectively. This bonus is mandatory even if the company does not obtain earnings. Additionally, the Board is able to approve voluntary bonuses for certain employees with high performance during a profitable year.

Legal bonuses

The Group recognizes the expense for legal bonuses and their related liabilities under laws and regulations currently in force in Peru. The legal bonuses comprise an additional month’s salary that is paid in July and December, respectively.

Termination benefits

Termination benefits are recognized in accordance with Peruvian, Colombian and Mexican legislation in profit or loss when paid, i.e., when employment is terminated before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits.

Severance payment (CTS for its Spanish acronym)

In Peru, severance payment of personnel from the Group’s companies (CTS for its Spanish acronym) includes employees’ indemnities calculated according to current legislation, which shall be deposited in May and November annually in bank accounts designated by employees. Severance payment is equivalent to 50% of a current remuneration as of the date of deposit. The Group has no obligation to make any additional payments once it has made the annual deposits of funds to which the employee is entitled.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In Colombia, severance payment of personnel from the Group’s companies includes employees’ indemnities calculated according to current legislation, which shall be transferred in the fund selected by the employee at the end of the year or when the work contract finished. Severance payment is equivalent to one current remuneration.

Vacations

Personnel’s annual vacations are recognized on an accrual basis. The provision for estimated annual vacation obligations is recognized at each date of preparation of the consolidated statement of financial position.

M.	Insurance contracts

Accounting policy applicable from January 1, 2022

The accounting policy was adopted as of and for the period ended December 31, 2022 to comply with the Topic 13: Effects of subsequent events on financial statements required in filings of the SEC Financial Reporting Manual.

IFRS 17: Insurance contracts

IFRS 17 replaces IFRS 4 Insurance Contracts for annual periods on or after 1 January 2022.

The nature of the changes in accounting policies can be summarized, as follows:

The key principles of IFRS 17 are that the Group:

•

Identifies insurance contracts as those under which the Group accepts significant insurance risk from another party (the policyholder) by agreeing to compensate the policyholder if a specified uncertain future event (the insured event) adversely affects the policyholder.

•

Separates specified embedded derivatives, distinct investment components and distinct goods or services other than insurance contract services from insurance contracts and accounts for them in accordance with other standards.

•

Recognizes profit from a group of insurance contracts over each period the Group provides insurance contract services, as the Group is released from risk. If a group of contracts is expected to be onerous (i.e., loss-making) over the remaining coverage period, the Group recognizes the loss immediately.

•

Recognizes an asset for insurance acquisition cash flows in respect of acquisition cash flows paid, or incurred, before the related group of insurance contracts is recognized. Such an asset is derecognized when the insurance acquisition cash flows are included in the measurement of the related group of insurance contracts.

Changes to presentation and disclosure

For presentation in the statement of financial position, the Group aggregates portfolios of insurance contracts issued:

(i) Portfolios of insurance contracts issued that are assets and (ii) portfolios of insurance contracts issued that are liabilities

The portfolios referred to above are those established at initial recognition in accordance with the IFRS 17 requirements.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Transition

On the transition date, January 1, 2022, the Group:

•	Has identified, recognized, and measured each group of insurance contracts as if IFRS 17 had always applied

•	Derecognized any existing balances that would not exist had IFRS 17 always applied

•	Recognized any resulting net difference in equity.

The Group has applied the full retrospective approach on transition to all contracts.

Recognition

The Group recognizes groups of insurance contracts that it issues from the earliest of the following:

•	The beginning of the coverage period of the group of contracts

•	The date when the first payment from a policyholder in the group is due, or when the first payment is received if there is no due date; and

•	For a group of onerous contracts, as soon as facts and circumstances indicate that the group is onerous.

The Group adds new contracts to the group in the reporting period in which that contract meets one of the criteria set out above.

Contract boundary

The Group includes in the measurement of a group of insurance contracts all the future cash flows within the boundary of each contract in the group. Cash flows are within the boundary of an insurance contract if they arise from substantive rights and obligations that exist during the reporting period in which the Group can compel the policyholder to pay premiums, or in which the Group has a substantive obligation to provide the policyholder with insurance contract services. A substantive obligation to provide insurance contract services ends when:

•	The Group has the practical ability to reassess the risks of the particular policyholder and, as a result, can set a price or level of benefits that fully reflects those risks

Or

•	Both of the following criteria are satisfied:

•

The Group has the practical ability to reassess the risks of the portfolio of insurance contracts that contain the contract and, as a result, can set a price or level of benefits that fully reflects the risk of that portfolio

•	The pricing of the premiums up to the date when the risks are reassessed does not take into account the risks that relate to periods after the reassessment date

A liability or asset relating to expected premiums or claims outside the boundary of the insurance contract is not recognized. Such amounts relate to future insurance contracts.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Insurance finance income and expense

The Group does not disaggregate finance income and expenses the effect are recognize through profit or loss. The Group has elected not to discount claims that are expected to be settled within one year from the date they are incurred.

Insurance revenue

The insurance revenue for the period is the amount of expected premium receipts allocated to the period. The Group allocates the expected premium receipts to each period of insurance contract services on the basis of the passage of time. However, if the expected pattern of release of risk during the coverage period differs significantly from the passage of time, then the allocation is made on the basis of the expected timing of incurred insurance service expenses. For the periods presented, all revenue has been recognized on the basis of the passage of time.

Identifying contracts in the scope of IFRS 17

IFRS 17 establishes principles for the recognition, measurement, presentation and disclosure of insurance contracts.

When identifying contracts in the scope of IFRS 17, the Group assesses whether a set of series of contracts needs to be treated as a single contract and whether embedded, investment components and goods and services components have to be separated and accounted for under another standard.

Level of aggregation

Under IFRS 17, insurance contracts are aggregated into groups for measurement purposes. Groups of contracts are determined by first identifying portfolios of contracts, each comprising contracts subject to similar risk and managed together, and dividing each group into annual cohorts. Portfolios are further divided based on expected profitability at inception into three categories: onerous contracts, contracts with no significant risk of becoming onerous, and the remainder. When a contract is recognized, it is added to an existing group of contracts or, if the contract does not qualify for inclusion in an existing group, it forms a new group to which future contracts may be added.

The Group considers the nature, risk and line of products as criteria for identifying its portfolios and has determined that all insurance contracts will be grouped as a single portfolio.

Insurance acquisition cash flows

For insurance acquisition cash flows, the Group recognize the insurance acquisitions cash flows (IACF) are capitalized and amortized over the coverage period.

Measurement – Non-life contracts

On initial recognition, for a group of contracts that is not onerous at initial recognition, the Group measures the liability for remaining coverage as the premiums received on initial recognition, minus any insurance acquisition cash flows at that date, plus or minus any amount arising from the derecognition at that date of the asset or liability recognized for insurance acquisition cash flows that the Group pays or receives before the group of insurance contracts is recognized. The liability for remaining coverage does not include an adjustment for the time value of money as the premiums are received within one year of the coverage period.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Insurance contracts – subsequent measurement

Subsequently, the carrying amount of the liability for remaining coverage is increased by any further premiums received and the earned IACF that are deferred; and decreased by the amount recognized as insurance revenue for services provided and the IACF paid. The Group expects the time between providing each part of the services and the related premium due date will be no more than a year. Accordingly, as permitted under IFRS 17, the Group will not adjust the liability for remaining coverage to reflect the time value of money and the effect of financial risk.

If at any time before and during the coverage period, facts and circumstances indicate that a group of contracts is onerous, then the Group will recognize a loss in profit or loss and increase the liability for remaining coverage to the extent that the current estimates of the fulfillment cash flows that relate to remaining coverage exceed the carrying amount of the liability for remaining coverage.

The Group recognizes the liability for incurred claims of a group of contracts at the amount of the fulfillment cash flows relating to incurred claims. As the future cash flows are expected to be paid in one year or less from the dates the claims are incurred, the Group decided not to discount cashflows.

Insurance contracts – modification and derecognition

The Group derecognizes insurance contracts when:

•	The rights and obligations relating to the contract are extinguished (i.e., discharged, cancelled or expired)

Or

•

The contract is modified such that the modification results in a change in the measurement model or the applicable standard for measuring a component of the contract, substantially changes the contract boundary, or requires the modified contract to be included in a different group. In such cases, the Group derecognizes the initial contract and recognizes the modified contract as a new contract.

When a modification is not treated as a derecognition, the Group recognizes amounts paid or received for the modification with the contract as an adjustment to the relevant liability for remaining coverage.

Insurance acquisition cash flows

Insurance acquisition cash flows arise from the costs of selling, underwriting and beginning a group of insurance contracts (issued or expected to be issued) that are directly attributable to the insurance contract portfolio to which the group belongs. These cash flows include cash flows that are not directly attributable to individual contracts or groups of insurance contracts within the portfolio.

The Group has chosen to defer insurance acquisition cash flows using a systematic and rational method.

The summary of the effects of updating the Statement of Financial Position ended January 1, 2022 and December 31, 2022 is presented below:

Restatement for comparability purposes

The summary of the effects of updating the Consolidated Statement of Financial Position as of January 1, 2022 and December 31, 2022 and the Consolidated Statement of Profit or Loss and Other Comprehensive Income Statement for the year ended December 31, 2022 is presented below:

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Consolidated statement of financial position as of January 1, 2022

In thousands of soles	As of January 1, 2022	IFRS 17 effects	As of January 1, 2022 Restated
Assets
Current assets
Cash and cash equivalents	138,771	—	138,771
Trade accounts receivable	352,662	(9,342)	343,320
Other assets	118,683	(4,106)	114,577
Inventories	61,151	—	61,151

Total current assets	671,267	(13,448)	657,819

Non-current assets
Trade accounts receivable	279	—	279
Other assets	17,179	—	17,179
Investments in associates and joint venture	14,286	—	14,286
Property, furniture, and equipment	1,232,218	—	1,232,218
Intangible assets	509,989	—	509,989
Right-of-use assets	119,006	—	119,006
Investment properties	1,531	—	1,531
Derivative financial instruments	144,424	—	144,424
Deferred tax assets	113,471	—	113,471

Total non-current assets	2,152,383	—	2,152,383

Total assets	2,823,650	(13,448)	2,810,202

Liabilities
Current liabilities
Loans and borrowings	29,731	—	29,731
Lease liabilities	16,883	—	16,883
Trade accounts payable	454,098	(3,907)	450,191
Other accounts payable	122,393	(5,799)	116,594
Provisions	11,085	(2,409)	8,676
Unearned premiums reserve	63,969	(63,969)	—
Insurance contract liabilities	—	17,448	17,448
Deferred income	326	—	326

Total current liabilities	698,485	(58,636)	639,849

Non-current liabilities
Loans and borrowings	1,322,713	—	1,322,713
Lease liabilities	123,700	—	123,700
Trade accounts payable	1,938	—	1,938
Other accounts payable	26,071	—	26,071
Derivative financial instruments	50,892	—	50,892
Deferred tax liabilities	53,574	—	53,574
Deferred income	366	—	366

Total non-current liabilities	1,579,254	—	1,579,254

Total liabilities	2,277,739	(58,636)	2,219,103

Equity
Share capital	236,547	—	236,547

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In thousands of soles	As of January 1, 2022	IFRS 17 effects	As of January 1, 2022 Restated
Share premium	386,045	—	386,045
Reserves	(81,285)	—	(81,285)
Retained losses	(45,490)	45,188	(302)

Equity attributable to the owner of the Company	495,817	45,188	541,005

Non-controlling interest	50,094	—	50,094

Total equity	545,911	45,188	591,099

Total liabilities and equity	2,823,650	(13,448)	2,810,202

Consolidated statement of financial position as of December 31, 2022

In thousands of soles	As of December 31, 2022	IFRS 17 effects	As of December 31, 2022 Restated
Assets
Current assets
Cash and cash equivalents	208,694	—	208,694
Trade accounts receivable	588,757	(14,591)	574,166
Other assets	259,945	(4,350)	255,595
Inventories	87,578	—	87,578
Derivative financial instruments	69,064		69,064

Total current assets	1,214,038	(18,941)	1,195,097

Non-current assets
Trade accounts receivable	551	—	551
Other assets	19,806	—	19,806
Investments in associates and joint venture	13,096	—	13,096
Property, furniture, and equipment	2,320,144	—	2,320,144
Intangible assets	2,758,917	—	2,758,917
Right-of-use assets	144,317	—	144,317
Investment properties	5,982	—	5,982
Derivative financial instruments	13,542	—	13,542
Deferred tax assets	122,211	—	122,211

Total non-current assets	5,398,566	—	5,398,566

Total assets	6,612,604	(18,941)	6,593,663

Liabilities
Current liabilities
Loans and borrowings	2,040,980	—	2,040,980
Lease liabilities	28,084	—	28,084
Trade accounts payable	513,310	(723)	512,587
Other accounts payable	221,889	(5,726)	216,163
Provisions	23,002	(3,028)	19,974
Derivative financial instruments	15,317	—	15,317

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In thousands of soles	As of December 31, 2022	IFRS 17 effects	As of December 31, 2022 Restated
Unearned premiums reserve	71,834	(71,834)	—
Insurance contract liabilities	—	11,699	11,699
Deferred income	313	—	313

Total current liabilities	2,914,729	(69,612)	2,845,117

Non-current liabilities
Loans and borrowings	1,307,667	—	1,307,667
Lease liabilities	134,838	—	134,838
Trade accounts payable	73	—	73
Other accounts payable	277,181	—	277,181
Deferred tax liabilities	470,159	—	470,159
Deferred income	567	—	567

Total non-current liabilities	2,190,485	—	2,190,485

Total liabilities	5,105,214	(69,612)	5,035,602

Equity
Share capital	236,547	—	236,547
Share premium	386,045	—	386,045
Reserves	543,820	(10,451)	533,369
Retained losses	(141,362)	50,380	(90,982)

Equity attributable to the owner of the Company	1,025,050	39,929	1,064,979

Non-controlling interest	482,340	10,742	493,082

Total equity	1,507,390	50,671	1,558,061

Total liabilities and equity	6,612,604	(18,941)	6,593,663

Consolidated Statement of Profit or Loss and Other Comprehensive Income for the year ended December 31, 2022

In thousands of soles	Year ended December 31, 2022	IFRS 17 effects	Year ended December 31, 2022 Restated
Revenue
Premiums earned	716,064	—	716,064
Healthcare services revenue	1,514,639	—	1,514,639
Sales of medicines	220,905	—	220,905

Total revenue from contracts with customers	2,451,608	—	2,451,608

Cost of sales and services	(1,572,113)	209	(1,571,904)

Gross profit	879,495	209	879,704

Selling expenses	(175,077)	5,274	(169,803)
Administrative expenses	(477,524)	—	(477,524)
Income (loss) for impairment of trade receivables	1,580	—	1,580
Other expenses	(1,028)	—	(1,028)
Other income	21,658	—	21,658

Operating profit	249,104	5,483	254,587

Finance income	6,910	—	6,910

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In thousands of soles	Year ended December 31, 2022	IFRS 17 effects	Year ended December 31, 2022 Restated
Finance costs	(312,701)	—	(312,701)

Net finance cost	(305,791)	—	(305,791)

Share of profit of equity-accounted investees	3,757	—	3,757

Loss before tax	(52,930)	5,483	(47,447)

Income tax (expense) benefit	(29,383)	—	(29,383)

Loss for the year	(82,313)	5,483	(76,830)

Other comprehensive income
Items that are or may be reclassified subsequently to profit or loss
Cash flow hedges	10,154	—	10,154
Foreign operations – Foreign currency translation differences	(217,832)	—	(217,832)
Remeasurements of defined benefit liabiity	(437)	—	(437)
Change in fair value of put and call liability	(9,666)	—	(9,666)
Equity-accounted investees – share of OCI	(77)	—	(77)
Income tax	(2,996)	—	(2,996)

Other comprehensive (loss) profit for the year, net of tax	(220,854)	—	(220,854)

Total comprehensive (loss) income for the year	(303,167)	5,483	(297,684)

(Loss) profit attributable to:
Owner of the Company	(90,798)	5,192	(85,606)
Non-controlling interest	8,485	291	8,776

	(82,313)	5,483	(76,830)

Total comprehensive (loss) income attributable to:
Owner of the Company	(269,581)	5,192	(264,389)
Non-controlling interest	(33,586)	291	(33,295)

	(303,167)	5,483	(297,684)

Earnings per share
Basic and diluted earnings per share	(0.38)		(0.36)

Accounting policy applicable until December 31, 2021

The oncologic healthcare plans and general health plans are contracts that result in the transfer of a significant insurance risk and are accounted in accordance with IFRS 4 Insurance Contracts.

IFRS 4 allows entities to continue using their existing accounting policies for their insurance contracts provided that those policies meet certain minimum criteria such as that the amount of insurance obligation is subject to a liability adequacy test. This test considers current estimates of all contractual and related cash flows. If the liability adequacy test identifies that the insurance obligation is inadequate, the total deficit will be recognized in the consolidated statement of comprehensive income.

The Group defines an Insurance contract as the commitment that it assumes with its policyholders to provide coverage of oncologic services, exclusively, for cancer treatment services, in accordance with the particular limits and conditions indicated in each contract. It also defines as an insured event the occurrence of an uncertain future event that is covered by an insurance contract which, in this case, is the confirmatory diagnosis of the

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

insured’s oncological disease, as long as it has not occurred within the waiting period (the period during which a policyholder must participate in the plan in order to receive the benefits under the insurance contract).

The insurance contracts of the Company have the following characteristics:

(i)	All insurance policies are signed with a twelve (12) months period limit.

(ii)

All of the Company’s insurance policies contain a provision providing for the automatic increase in premiums upon renewal, with the increase in the premium determined based on the expected claims of the program under which the policy is issued and based on the age profile of the policyholder population, which allows the Company to adjust the insurance premium at the end of the contracted period. The insurance policies are automatically renewed unless the policyholder states that he or she will not renew the contract, or is not in agreement with the modified the contractual terms by means of a written notice sent thirty (30) calendar days in advance of the scheduled renewal.

(iii)

If the policyholder does not make the corresponding premium payment for at least 30 days, the Company has the legal right to suspend the policyholder’ rights of the contracted coverage. After 120 days of non-payment, the Company can terminate the contract automatically by sending a formal written communication to the policyholder at the address stated in the contract.

In accordance with such characteristics and considering the current market practice in the non-life insurance market in Peru, the recognition and measurement of the Company’s insurance liabilities are based on short-term duration insurance contracts.

i.	Technical reserves for healthcare insurance contracts

Technical reserves are provisions set aside by healthcare service providers to meet, as of the date of the consolidated statement of financial position, the obligations that may arise from healthcare services provided to plan policyholders that have not been reported (IBNR) and the unearned premium reserve (portion of insurance contracts for which the risk has not yet expired as of the date of the consolidated statements). The amounts of these reserves or provisions are determined as follows:

•	IBNR

At the date of the consolidated financial statements, the reserve for events incurred but not reported (IBNR) is determined based on the total expense amounts to be claimed estimated by the Company’s experts and reflected in the pre-authorization of service letters issued by Oncosalud S.A.C., our insurance subsidiary. The estimated total expense amounts to be claimed consist only of expenses rendered/provided by third parties to the Company. Services provided by our healthcare services subsidiaries are not considered in this estimate as the claim expense activity is recorded as it is incurred or accrued by our healthcare services subsidiaries at each reporting date and there is therefore no gap between the event incurred and the recording of the related expenses, which reduces the Group’s IBNR insurance reserve liability due to the integrated business model. See note 30.A.

In addition, in order to determine the best estimate of IBNR, the Company performs a liability adequacy test under an analysis of matricial triangles through the Bornhuether Fergurson methodology, which considers the historical development of oncological medical attention reported in the last 10 years at December 31, 2022 (6 years at December 31,2021 and 2020 through the Chain Ladder methodology), related to occurrences prior to the base date, aiming to establish a future projection of the claims incurred but not reported with third parties as of the date of the consolidated financial statements instead of a calculation considering the entire future projected treatment protocol, which is not performed due to the short-term nature of our contracts. The corresponding result of the liability adequacy test is compared with the amounts recorded as an obligation in the consolidated financial statements performed under the above paragraph.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Additionally, in the case of the general healthcare plan called “Auna Salud “, which includes providers outside the Group’s Clinic network, for hospital care, the latest claims are estimated based on the amounts of the letters of guarantee for care in providers, outside the Group’s Clinic network, and for outpatient care, are estimated according to the number of requests for care made by patients. Finally, the balance of the reserve is calculated by subtracting from the estimated value as recent claims (hospital and outpatient) the amounts corresponding to reported and processed claims.

As of December 31, 2022, 2021 and 2020, the amount of the reserve for incurred but not reported healthcare claims is recorded as part of the ‘Provisions’ in the current liabilities in the consolidated statement of financial position (note 18).

•	Provision for outstanding claims

The provision for outstanding claims is calculated based on the notifications sent by the legal department, which represents a legal obligation to refund the medical cost assumed by the policyholder recognized in “provisions” in the consolidated statement of financial position (note 18).

•	Unearned premiums reserve

Corresponds to the portion of payment received on oncological healthcare contracts that relates to risks that have not yet expired as of the date of the consolidated statement of financial position and is presented as a deferred revenue in the consolidated statement of financial position. The deferred revenue is calculated plan by plan considering proportionally the months not yet elapsed according to the coverage of the healthcare plan (note 19).

ii.	Liability adequacy test

The Group assesses at the date of report whether its recognized insurance liabilities are adequate, using current estimates of future cash flows under its insurance contracts and liability adequacy tests (minus the deferred acquisition cost). If the evidence shows that the liability is inadequate, the total amount of the difference will be recognized in the consolidated statement of profit or loss and other comprehensive income. The liability adequacy test, based on the best estimates made, shows that the technical reserves established by the Group are adequate and sufficient to meet the estimated value of future commitments of insurance contracts.

iii.	Deferred acquisition costs (DAC)

Commissions are related to the underwriting of new contracts which are capitalized and to renewals of existing contracts and are presented as assets under ‘other assets’ in the consolidated statement of financial position (note 7). All other costs are recognized as expenses when incurred. DAC are subsequently amortized during the policy life.

DAC is reviewed at the end of each reporting period and are written off when they are no longer considered to be recoverable.

N.	Provisions

Provisions are recognized when the Group has a present obligation, either legal or constructive, as a result of past events, and when it is probable that an outflow of resources will be required to settle the obligation, and it is possible to reliably estimate its amount.

Provisions are measured at the present value of Management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

O.	Government grants

Government grants are assistance by government in the form of transfers of resources to an entity in return for past or future compliance with certain conditions relating to the operating activities of the entity. Such government grants may be given to an entity to help finance a particular asset or other expenditure.

Government grants should not be recognised until there is reasonable assurance that the entity will comply with the conditions attaching to it and that the grant will be received.

The Group recognises an unconditional government grant in the income statement on a systematic basis over the periods in which the related costs towards which they are intended to compensate are recognised as expenses.

The loans are recognized and measured in accordance with IFRS 9 at its fair value, discounted using a market rate for a similar loan. The benefit of the below-market rate of interest, measured as the difference between the initial carrying value of the loan according to IFRS 9 and the proceeds received, is accounted for as a grant in accordance with IAS 20. The grant initially recognized as deferred income is recognized in profit or loss (compensating the finance cost) over the period of the loan covered.

P.	Income tax

Current tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends.

Deferred tax

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

•	Temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

•

Temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

•	Taxable temporary differences arising on the initial recognition of goodwill.

Temporary differences in relation to a right-of-use asset and a lease liability for a specific lease are regarded as a net package (the lease) for the purpose of recognizing deferred tax.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.

The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. Deferred tax is measured at tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date, and reflects uncertainty related to income taxes, if any.

Deferred tax assets and liabilities are offset only if certain criteria are met.

Uncertain tax treatment

The Group determines whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments and uses the approach that better predicts the resolution of the uncertainty.

Q.	Share capital and share premium

Common shares are classified as equity and are determined using the par value of the shares that have been issued.

The share premium is the amount by which the fair value of the contribution exceeds the par value of the shares issued.

R.	Dividend distribution

In 2018, the Group approved the Dividends Policy, which establishes the distribution of the available profits, up to S/ 10,000 thousand per year. The General Shareholders Meeting will determine the distribution of dividends and the respective payment schedule. During the year 2022 and 2021, the Group did not distribute dividends.

Dividend distribution is recognized as a liability in the consolidated financial statements in the period in which dividends are approved by the Group’s shareholders.

S.	Contingent liabilities and assets

Contingent liabilities are not recognized in the consolidated financial statements. They are only disclosed in the notes to the financial statements, unless the possibility of an outflow of economic resources is remote. Contingent assets are not recognized in the consolidated financial statements and are only disclosed when an inflow of economic resources is probable.

T.	Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. The Group recognizes revenue when it identifies a contract with a customer, the performance obligations in the contract, determines the transaction price, and allocates the transaction price to the performance obligations in the contract as each performance obligation is met.

i.	Revenue recognition from oncologic healthcare plans

Revenues arising from oncologic healthcare plans include payments from individuals and corporate clients. The Group has thirteen oncologic healthcare plans. Revenue is recognized over time in which the related plan

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

participants are entitled to healthcare services. All oncologic healthcare plans have a one-year duration and are automatically renewed, unless terminated by either party. The portion of the payment received that relates to unexpired risks at the base date are recognized in the “unearned premiums reserve” in the consolidated statement of financial position. The obligation of the Company is to provide health coverage from the moment the client is diagnosed with cancer, and in turn, the client has the right to receive the treatment according to the conditions and duration of the contract.

ii.	Revenue recognition from general healthcare services plan

Revenues arising from general healthcare services plan include payments from individual clients. The Group has one general healthcare plan called “Auna Salud”. Revenue is recognized over time in which the related plan participants are entitled to the general healthcare services. This plan have a one-year duration with recurring monthly charges. The obligation of the Group is to provide general healthcare coverage from the moment the client requests health services, and in turn, the client has the right to receive the treatment according to the conditions of the plan.

iii.	Healthcare services

Revenue from healthcare services is recognized when services are rendered. Healthcare services revenue is recognized on the date the patient receives treatment and includes amounts related to certain services, products and supplies used in providing such treatment.

Contracts related to healthcare services include a variable consideration for which the Group estimates the amount of consideration to which it will be entitled in exchange for transferring the goods and services to the insurance payers. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty with the variable consideration is subsequently resolved. The variable consideration is only related to price concession provided to insurance payers after healthcare services have been provided. The Group uses the expected value method to estimate the variable consideration given the large number of insurance payers that have similar characteristics and based on statistics of historical percentages of the issued credit notes (price concession). The Group then applies the requirements on constraining estimates of variable consideration in order to determine the amount of variable consideration that can be included in the transaction price and recognized as revenue. For the year ended December 31, 2022, the variable consideration recorded by our healthcare services subsidiaries amounted to S/ 7,803 thousand (S/ 3,983 thousand and S/ 3,897 thousand as of December 31, 2021 and 2020, respectively) and is recorded in the Healthcare services revenue line item in the consolidated statement of profit or loss and other comprehensive income.

iv.	Sales of medicines

The sales of medicines are recognized when the medicines are delivered and have been accepted by customers. Revenue from the sale of medicines delivered during hospitalization is recognized at the time the medicine is used by the patient. The amount of revenue is recognized at the fair value of the medicines.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The following table provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms, and the related revenue recognition policies:

Type of service	Nature and timing of satisfaction of performance obligations, including significant payment terms	Revenue recognition under IFRS 15
Healthcare services

The patient acquires control of the use of the healthcare service with the provision of the service, because the patient receives and consumes the benefits granted by the Group as it provides the service. Invoices are generated at that point in time, as services are rendered, with the exception of patients who have medical insurance, which are issued according to the contractual terms agreed with the insurance companies. Uninvoiced amounts are presented as revenue and trade receivables. Advances are primarily received from patients who do not have medical insurance for healthcare services such as hospitalization. These advances are recognized in revenue as services are rendered over time.

Generally, invoices are payable within 120 to 150 days for insurance companies and third parties are charged within 30 to 60 days.

Revenue is recognized when services are rendered. Revenue is recognized over time based on the cost of the services, products and supplies utilized in providing such treatment.

The variable consideration is determined using the expected value with statistics of historical percentages for the last year and is updated at the end of each month.

Advances received were included in trade payable.

Healthcare services revenue is recognized on the date the patient receives treatment and includes amounts related to certain services, products and supplies utilized in providing such treatment. The selling price is determined based upon the company’s standard rates or at rates determined under reimbursement arrangements. These arrangements are generally with third parties such as commercial insurers. Revenue from contracts with third-party payers is recognized to the extent that it is highly probable that a significant reversal in the amount of accrued revenue will not occur. Therefore, the amount of the recognized income is adjusted by the expected claims that are estimated based on the historical data of the issued credit notes.

Some contracts permit the insurers to get discounts for prompt pay, Management works with statistics which are estimated based on historical percentages and this are recognized as a lower value of revenue.

Sale of medicines

Customers acquire control of the medicines, when they are delivered and have been accepted, either as part of the hospitalization or as part of the pharmacy sale.

Invoices are generated at the time the customers receive the medicines and in the case of hospitalization at the time of the medicine is delivered. In general, invoices are payable at the time of issuance and after invoicing, in the case of hospitalized patients.

Revenue is recognized when medicines are delivered and have been accepted by customers at their premises.

Revenue from the sale of medicines delivered during hospitalization is recognized at the estimated net realization amount at the time the medicine is received by the patient.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

U.	Cost and expense recognition

The cost of medical services is primarily made up of costs incurred in providing healthcare services, including the cost of medicines, personnel expenses for medical staff, medical consultation fees, surgery fees, depreciation of medical equipment, amortization of software, cost of services provided by third parties, primarily lease payments to third parties for certain of our facilities, service and repair costs at our facilities, custodial and cleaning services and utilities, cost of room services for inpatients, cost of clinical laboratories and technical reserves for healthcare services.

The cost of services provided to insured who are outside the Group’s Clinic Network is recognized as it is incurred. The cost for events incurred but not reported (IBNR) is determined over the total of the pre-authorization of the service letters issued and in force as of December 2022, 2021 and 2020 (note 4.M).

Other costs and expenses are recognized on an accrual basis regardless of when they are paid and, if any, in the same period in which the related income is recognized.

V.	Finance income and finance costs

The Group’s finance income and finance costs include:

•	Interest income;

•	Interest expense;

•	The net gain or loss on financial assets at fvtpl;

•	The foreign currency gain or loss on financial assets and financial liabilities; and

•	The reclassification of net gains and losses previously recognized in OCI on cash flow hedges of interest rate risk and foreign currency risk for borrowings.

W.	Foreign currency transactions and balances

Transactions in foreign currency are those transactions carried out in a currency other than the functional currency. Transactions in foreign currency are translated into functional currency at the exchange rates at the dates of the transactions.

The foreign currency gains or losses, resulting from the payment of such transactions and from the translation of monetary assets and liabilities stated in foreign currency at exchange rates ruling at period-end closing, are recognized in the consolidated statement of profit or loss and other comprehensive income.

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated into soles at the exchange rates at the reporting date. The income and expenses related to foreign operations are translated into soles at the average exchange rate for each month of the year. Foreign currency differences are recognized in OCI and presented in the ‘translation reserve,’ except to the extent that the translation difference is allocated to non-controlling interest.

X.	Written Put and Call Options in Business combinations

The Group may write a put option or enter into a forward purchase agreement with non-controlling shareholders in an existing subsidiary on their equity interests in that subsidiary or in a subsidiary adquired in a business combination. If the put option or forward granted to the non-controlling shareholders provides for settlement in cash or in another financial asset by the entity, then the Group recognizes a liability for the present value of the exercise price of the option or of the forward price.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Non-controlling shareholders with present access to the returns:

If the non-controlling shareholders still have present access to the returns associated with the underlying ownership interest, the Group could choose an accounting policy, to be applied consistently, to use one of the following methods:

•

The anticipated-acquisition method: The contract is accounted for as an anticipated acquisition of the underlying non-controlling interest as if the put option had been exercised already or the forward had been satisfied by the non-controlling shareholders. This is independent of how the exercise price is determined and how likely it is that the option will be exercised.

•

The present-access method: Under this method, non-controlling interest continue to be recognised because the non-controlling shareholders still have present access to the returns associated with the underlying ownership interests; therefore, the debit entry is to ‘other’ equity.

Non-controlling shareholders with no present access to the returns:

If this is the case the Group should apply the anticipated-acquisition method.

Substantially all of the returns associated with the underlying ownership interest are transferred to the parent only if both of the following tests are met:

•	From an economic perspective, the instrument will be exercised in substantially all cases.

•	The sensitivity of the exercise price to the variations in the fair value of the ownership interest is sufficiently low that substantially all of that variation accrues to the parent.

The Group applies the present-access method for all transactions where non-controlling shareholders still have the present access to the returns associated with the underlying ownership interest.

Subsequent to initial recognition of the liability using the present-access method, the Group choose an accounting policy to be applied consistently, to recognize changes in the carrying amount of the liability within profit or loss or equity. Subsequent changes in the carrying amount of the liability are recognized in equity.

Y.	IFRS’ new amendments of mandatory application as of the periods beginning on January 1, 2022

The following amendments to IFRS are required to be applied for annual periods beginning after 1 January 2022:

New standards or amendments	Effective date
Onerous Contracts – Cost of Fulfilling a Contract – Amendments to IAS 37	Annual periods beginning on or after 1 January 2022.
Annual Improvements to IFRS Standards 2018 – 2020
Property, Plant and Equipment: Proceeds before Intended Use – Amendments to IAS 16
Reference to the Conceptual Framework – Amendments to IFRS 3

The Group adopted these amendments, not generating significant impacts on the consolidated financial statements as of December 31, 2022.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Z.	Standards issued but not yet effective

The following accounting pronouncements issued are applicable to annual periods beginning after January 1, 2023, and have not been applied in the preparation of these financial statements. The Company plans to adopt the corresponding accounting pronouncements on their respective dates of application.

New standards or amendments	Effective date
Classification of Liabilities as Current or Non-current (Amendments to IAS 1)	1 January 2023
Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)
Definition of Accounting Estimates (Amendments to IAS 8)
Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12)

Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendments to IFRS 10 and IAS 28)	Available for optional adoption/effective date deferred indefinitely

Classification of Liabilities as Current or Non-Current (Amendment to IAS 1)

In order to promote uniformity of application and clarify the requirements for determining whether a liability is current or non-current, the IASB has amended IAS 1 Presentation of Financial Statements. As a consequence of this modification, entities must review their loan contracts to determine if their classification will change.

Modifications include the following:

•

The right to defer settlement must be justified: current IAS 1 establishes that entities classify a liability as current when they do not have an unconditional right to defer settlement of the liability for at least twelve months following the date of exercise about which it is reported. As part of its amendments, the IASB has removed the requirement that the right be unconditional and instead states that the right to defer cancellation must be well-founded and exist at the end of the reporting period.

•

The classification of revolving credit lines may change: entities classify a liability as non-current if they have the right to defer its cancellation for at least twelve months from the end of the reporting period. Now, the IASB has clarified that the right to defer exists only if the company meets the conditions specified in the loan agreement at the end of the reporting period, even if the lender does not verify compliance until a later date.

•

Liabilities with equity settlement characteristics: the amendments state that the settlement of a liability includes the transfer of the entity’s own equity instruments to the other party. The amendment clarifies the way in which entities classify a liability that includes a conversion option of the other party, which could be recognized as equity or as a liability separately from the liability component provided for in IAS 32 Financial Instruments: Presentation.

The amendment is effective, retrospectively, for annual periods beginning on or after January 1, 2023. Earlier application is permitted. However, the companies will consider including the information to be disclosed in accordance with IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors in their following annual financial statements.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The Group is evaluating the impact, if any, of these amendments issued that are not yet effective as of the date of the consolidated financial statements.

Disclosures of accounting policies (Amendments to IAS 1 and Statement of Practice 2 Preparation of Judgments related to Materiality)

In October 2018, the Board refined the definition of materiality to make it easier to understand and apply. This definition is aligned with the entire IFRS framework including the conceptual framework. The changes to the definition of materiality complement the non-mandatory Practice Statement 2 Making Judgments related to Materiality, issued by the Board in 2017, which outlines a four-step procedure that can be used to help make materiality judgements. materiality in the preparation of the financial statements.

In February 2021, the Board issued amendments to IAS 1 Presentation of Financial Statements and an update to Practice Statement 2.

Modifications include the following:

•	Requires companies to disclose their material accounting policies rather than significant accounting policies;

•	Clarify that accounting policies related to immaterial transactions, other events or conditions are themselves immaterial and therefore do not need to be disclosed;

•	Clarify that not all accounting policies that are related to material transactions, other events or conditions are in themselves material to the company’s financial statements.

The amendments to Practice Statement 2 include two additional examples on the application of materiality in accounting policy disclosures.

To date, the Group is evaluating the future impact of adopting this amendment to the standard.

Definition of accounting estimate (Amendments to IAS 8)

In February 2021, the Board issued amendments to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors, to clarify how companies should distinguish between changes in accounting policies and changes in accounting estimates, with the main focus being the definition and clarification of accounting estimates.

The amendments clarify the relationship between policies and accounting estimates, specifying that a company develops an accounting estimate to achieve the objective previously defined in an accounting policy.

To date, the Group is evaluating the future impact of adopting this amendment to the standard.

Deferred taxes related to assets and liabilities arising from a single transaction (Amendment to IAS 12)

In May 2021, the Board issued amendments to IAS 12 Deferred Tax Related to Assets and Liabilities Arising from a Single Transaction, to clarify how companies should account for deferred tax on certain types of transactions where an asset is recognized and a liability, such as leases and decommissioning obligations.

The amendments reduce the scope of the exemption on initial recognition so that it does not apply to transactions that give rise to equal and compensatory temporary differences. As a result, companies will need to recognize a deferred tax asset and a deferred tax liability for temporary differences arising on initial recognition of a lease and a decommissioning obligation.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

To date, the Group is evaluating the future impact of adopting this amendment to the standard.

Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendments to IFRS 10 and IAS 28)

On September 11, 2014, this amendment was issued that requires that, when transfers are made from subsidiaries to an associate or joint venture, the entire gain is recognized when the transferred assets meet the definition of “business” under IFRS 3 Combinations of Business. The amendment places strong pressure on the definition of “business” for recognition in results. The amendment also introduces new and unexpected accounting for transactions that consider partial maintenance in assets that are not businesses.

The effective date of application of this amendment has been postponed indefinitely.

To date, the Group is evaluating the future impact of adopting this amendment to the standard.

5.	Cash and Cash Equivalents

As of December 31, this caption comprises the following:

In thousands of soles	2022	2021	2020
Checking accounts (a)	173,037	73,505	142,553
Term deposits (b)	35,214	64,882	200,352
Cash funds	443	384	549

	208,694	138,771	343,454

(a)

As of December 31, 2022, checking accounts are held at local and foreign banks in local and foreign currency amounting to S/ 26,669 thousand and an equivalent of S/ 146,368 thousand respectively (S/ 17,861 thousand and an equivalent of S/ 55,644 thousand as of December 31, 2021, and S/ 47,861 thousand and an equivalent of S/ 94,692 thousand as of December 31, 2020).

(b)

As of December 31, 2022, it comprises overnight term deposits are held at local and foreing banks in local and foreign currency amounting for S/ 34,408 thousand and equivalent to S/ 806 thousand, respectively. These deposits were held in local and foreign financial entities, earned interest at market rates, and matured at the beginning of February 2023 (S/ 64,028 thousand and equivalent to S/ 854 thousand as of December 31, 2021 with maturity at the beginning of February 2022 and S/ 192,478 thousand and equivalent to S/ 7,874 thousand as of December 31, 2020, with maturity at the beginning of February 2021).

The quality of the financial institutions where the Group deposits its cash has been rated as follows:

•	In accordance with the information provided by Apoyo y Asociados Internacionales S.A.C., an international rating agency (applicable to Peruvian financial entities):

In thousands of soles	2022	2021	2020
Bank deposits and accounts
A+	73,458	64,018	235,129
AA	—	16,114	—
AA+	204	—	—
A	3,664	4,446	5,210

	77,326	84,578	240,339

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

•	In accordance with the information provided by an international rating agency (applicable to Colombian financial entities):

In thousands of soles	2022	2021	2020
Bank deposits and accounts
AAA	61,919	53,794	99,692
AA	—	15	—
AA+	8	—	35
AA-	29	—	979
BBB-	—	—	1,860

	61,956	53,809	102,566

•	In accordance with the information provided by an international rating agency (applicable to Mexican financial entities):

In thousands of soles	2022	2021	2020
Bank deposits and accounts
AAA	13,073	—	—
A	19	—	—
BBB	46,638	—	—
BBB+	9,194	—	—
BBB-	45	—	—

	68,969	—	—

6.	Trade Accounts Receivable

As of December 31, this caption comprises the following:

In thousands of soles	Note	2022	2021	2020
Trade accounts receivable		612,994	397,510	409,088
Trade accounts receivable from related parties	32	312	261	462

		613,306	397,771	409,550
Less: Loss for impairment of trade receivables		(38,589)	(44,830)	(38,540)

		574,717	352,941	371,010

Current		574,166	352,662	370,643

Non-current		551	279	367

The trade accounts receivable have current maturity, do not bear interest and do not have specific guarantees. The trade accounts receivable included the unbilled amount for S/ 141,722 thousand (S/ 125,232 thousand as December 31, 2021 and S/ 86,296 thousand as of December 31, 2020). These amounts will become billable within the first quarter of the next annual period.

As of December 31, 2022, 2021 and 2020 the non-current portion corresponds to receivables agreements with individual customers related to healthcare services, mainly with maturities between 24 and 36 months, and do not have specific guarantees.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The impairment estimate of trade accounts receivable is included in the “Loss for impairment of trade receivables” item in the consolidated statement of profit or loss and other comprehensive income. Amounts charged to results of the impairment period are generally written off when there is no expectation of cash recovery.

Disaggregation of trade accounts receivable

This caption comprises the following:

In thousands of soles	2022	2021	2020
Premium earned	—	9,342	10,120
Healthcare services	574,717	343,599	360,890

	574,717	352,941	371,010

By primary geographical markets

2022

In thousands of soles	Peru	Colombia	México	Total
Healthcare services	130,066	367,352	77,299	574,717

	130,066	367,352	77,299	574,717

2021

In thousands of soles	Peru	Colombia	Total
Premium earned	9,342	—	9,342
Healthcare services	113,688	229,911	343,599

	123,030	229,911	352,941

2020

In thousands of soles	Peru	Colombia	Total
Premium earned	10,120	—	10,120
Healthcare services	133,429	227,461	360,890

	143,549	227,461	371,010

Transfer of accounts receivable

As of December 31, 2022 the Group maintain factoring agreements with Citibank del Perú S.A. in order to have more liquidity. According to these agreements, the Group sold without recourse trade receivables for S/ 128,775 thousand (S/ 45,292 thousand as December 31, 2021). These trade receivables have been derecognized from the consolidated statement of financial position, because the Group transferred substantially all of the risks and rewards.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Expected credit loss assessment for customers (ECL)

The Group uses an allowance matrix to measure the ECLs of trade receivables. Loss rates are calculated using a ‘roll rate’ method based on the probability of a receivable progressing through successive stages of delinquency to write-off. Roll rates are calculated separately for exposures in different segments based on the following common credit risk characteristics: geographic region, age of customer relationship and type of product purchased.

The Group’s exposure to credit risk is mainly influenced by the characteristics of corporate and individual clients. The Group has established a credit policy under which the client is analyzed by group if it is individual or corporate to determine its solvency before payment and the terms and conditions of the service are offered. The Group’s evaluation includes external qualifications, information from credit agencies, and considers that the main corporate clients are insurers that are supervised by the banking and insurance regulator.

The Group limits its exposure to the credit risk of trade accounts receivable by establishing a maximum payment period of one and three months for individual and corporate clients.

The composition of accounts receivable by geographic region and aging as of December 31, 2022, 2021 and 2020 is as follows:

2022

In thousands of soles	Peru	Colombia	México	Total
Current (not past due)	80,380	229,200	69,608	379,188
1 - 90 days past due	37,843	71,886	7,430	117,159
91 - 180 days past due	12,825	30,541	118	43,484
181 - 360 days past due	5,296	26,273	117	31,686
More than 360 days past due	24,908	16,727	154	41,789

	161,252	374,627	77,427	613,306

2021

In thousands of soles	Peru	Colombia	Total
Current (not past due)	88,696	170,620	259,316
1 - 90 days past due	31,022	30,761	61,783
91 - 180 days past due	5,838	11,638	17,476
181 - 360 days past due	5,509	13,681	19,190
More than 360 days past due	29,858	10,148	40,006

	160,923	236,848	397,771

2020

In thousands of soles	Peru	Colombia	Total
Current (not past due)	95,053	154,125	249,178
1 - 90 days past due	47,141	31,598	78,739
91 - 180 days past due	8,487	22,236	30,723
181 - 360 days past due	5,216	19,477	24,693
More than 360 days past due	17,498	8,719	26,217

	173,395	236,155	409,550

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The following table provides information about the exposure to credit risk and ECLs for trade receivables from corporate customers as of December 31, 2022, 2021 and 2020:

2022

In thousands of soles	Weighted- average loss rate	Gross carrying amount	Loss allowance
Current (not past due)	0.33%	335,439	1,114
1 - 90 days past due	2.04%	106,157	2,169
91 - 180 days past due	3.99%	41,016	1,636
181 - 360 days past due	8.52%	26,967	2,298
More than 360 days past due	57.61%	26,901	15,497

		536,480	22,714

2021

In thousands of soles	Weighted- average loss rate	Gross carrying amount	Loss allowance
Current (not past due)	0.57%	254,921	1,443
1 - 90 days past due	3.23%	58,994	1,904
91 - 180 days past due	3.07%	16,370	502
181 - 360 days past due	27.58%	17,369	4,791
More than 360 days past due	80.13%	27,689	22,188

		375,343	30,828

2020

In thousands of soles	Weighted- average loss rate	Gross carrying amount	Loss allowance
Current (not past due)	0.45%	246,372	1,102
1 - 90 days past due	1.43%	73,517	1,052
91 - 180 days past due	0.97%	28,215	275
181 - 360 days past due	18.59%	21,863	4,065
More than 360 days past due	89.21%	20,918	18,661

		390,885	25,155

The following table provides information about the exposure to credit risk and ECLs for trade receivables from individual customers as of December 31, 2022, 2021 and 2020:

2022

In thousands of soles	Weighted- average loss rate	Gross carrying amount	Loss allowance
Current (not past due)	3.12%	43,749	1,363
1 - 90 days past due	14.53%	11,002	1,599
91 - 180 days past due	13.53%	2,468	334
181 - 360 days past due	29.18%	4,719	1,377
More than 360 days past due	75.24%	14,888	11,202

		76,826	15,875

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

2021

In thousands of soles	Weighted- average loss rate	Gross carrying amount	Loss allowance
Current (not past due)	22.82%	4,395	1,003
1 - 90 days past due	19.79%	2,789	552
91 - 180 days past due	29.29%	1,106	324
181 - 360 days past due	39.37%	1,821	717
More than 360 days past due	92.60%	12,317	11,406

		22,428	14,002

2020

In thousands of soles	Weighted- average loss rate	Gross carrying amount	Loss allowance
Current (not past due)	7.23%	2,806	203
1 - 90 days past due	72.79%	5,222	3,801
91 - 180 days past due	93.18%	2,508	2,337
181 - 360 days past due	70.81%	2,830	2,004
More than 360 days past due	95.11%	5,299	5,040

		18,665	13,385

The annual movement of loss for impairment of trade accounts receivables is the following:

In thousands of soles	2022	2021	2020
Initial balance	44,830	38,540	22,328
Additions	5,255	27,412	17,333
Recovery	(6,835)	(283)	(975)
Write-off (a)	(2,828)	(20,195)	(543)
Exchange difference	(1,833)	(644)	397

Final balance	38,589	44,830	38,540

(a)

Corresponds to writte-off of accounts receivables. On January 25, 2022, the Superintendencia Nacional de Salud—Supersalud (Colombian Board of Health) issued the liquidation to one of our insurance clients in Colombia (Comeva EPS SA) after evidencing the impossibility of correcting its financial situation. Of the S/ 16,866 thousand owed by the client, the Group does not expect to recover and additional allowance for impairment has been made in these consolidated financial statements for this amount, subsequently the Group has made the total write-off in 2021.

7.	Other Assets

As of December 31, this caption comprises the following:

In thousands of soles	Note	2022	2021	2020
Tax credit from sales tax (VAT) (a)		55,794	50,252	36,639
Costs of anticipated equity transactions		23,242	18,317	5,615

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In thousands of soles	Note	2022	2021	2020
Advance payment for purchase of shares (b)		11,373	—	1,148
Deferred acquisition costs (DAC) (j)	4.M(iii)	—	4,106	5,359
Trust fund (c)		95,201	—	—
Prepaid expenses (d)		3,852	5,282	7,717
Payments in advance of income tax (e)		47,287	33,539	2,820
Accounts receivables from credit cards		6,732	3,991	4,608
Claims to third parties (f)		1,429	1,203	1,879
Account receivable from former shareholders (g)		935	1,530	1,659
Guarantees furnished (h)		868	1,405	2,250
Taxes receivable		4,900	1,668	1,465
Loans to personnel		1,427	1,404	1,345
Prepayments		1,484	468	1,221
Others (i)		20,877	12,697	11,743

		275,401	135,862	85,468

Current		255,595	118,683	69,517

Non-current		19,806	17,179	15,951

(a)	As of December 31, 2022, 2021 and 2020, it includes the tax credit (net) of value added tax (VAT).
(b)

As of December 31, 2022, it includes the payment as an advance for the acquisition of shared of the OCA Hospital through Auna Mexico, which agreed with former shareholder the deposit the amount of S/ 11,592 thousand and decreased on this balance by S/ 219 thousand as lower exchange difference. In January 2023, this amount was recovered in cash.

As of December 31, 2020, the payment in advance corresponds to the acquisition of shares of the minority interest shareholders of the PMLA, increasing its ownership from 97.32% to 99.77%. Four shareholders refused to sell their interest, as a result, the difference of S/ 1,148 thousand it is managed by BTG Pactual Fiduciary and it is included in ‘other assets’ and include S/ 63 thousand of exchange difference. In July 2021, this amount was recovered in cash.

(c)

It corresponds to the deposit of S/ 95,201 thousand (COP 100,000 million) in a trust fund to guarantee the payment of the contingent consideration in accordance with the acquisition of shares of the Oncomedica S.A. (note 1.C.ii).

(d)	It corresponds to insurance paid in advance, annual licenses of software and additionally includes incremental cost of obtaining a contract with a supplier for selling oncological healthcare plans.
(e)	It corresponds to payments in advance of income tax, which will be offset with future income tax in the 2023 fiscal year.
(f)

It includes a receivable for salaries of employees on leave that is to be refunded by the government for S/ 1,124 thousand for December 31, 2022 (S/ 998 thousand and S/ 1,015 thousand for December 31, 2021 and 2020, respectively).

(g)

As of December 31, 2022 and 2021, it corresponds to account receivables from former shareholders for tax and labor liabilities contingencies that were determined in the acquisition of Patología Onocológica for S/ 209 thousand (note 1.C.iii).

As of December 31, 2022 and 2021 and 2020, it includes the account receivables from former shareholders for medical liabilities contingencies that were determined in the acquisition of PMLA. In 2021, these contingencies were dismissed for S/ 686 thousand, as a result, the amount of account receivables from former shareholders is S/ 973 thousand as of December 31, 2021. In 2022, the effect as a lower exchange difference was for S/ 247 thousand.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

(h)	It corresponds to funds under restriction in financial institutions mainly for the compliance with debts and guarantees for real estate rentals.
(i)

It includes accounts receivable from Consorcio Trecca for S/ 11,301 thousand for December 31, 2022 (S/ 10,901 thousand and S/ 9,224 thousand for December 31, 2021 and 2020, respectively) which corresponds to preoperative activities defined in the concession arrangement, that represents a contractual right to receive cash and the accounts receivable is accumulating when they are incurred.

(j)	The annual movement of deferred acquisition costs is the following:

In thousands of soles	Note	2022	2021	2020
Balances as of January 1		4,106	5,359	7,702
Adoption of IFRS 17		(4,106)	—	—

Additions		—	8,785	9,152
Amortization	22.b.i	—	(10,038)	(11,495)

Balances as of December 31		—	4,106	5,359

8.	Inventories

As of December 31, this caption comprises the following:

In thousands of soles	2022	2021	2020
Medicines	62,372	38,304	25,236
Medical supplies	18,220	14,622	21,949
Supplies and packaging	6,986	8,225	5,383

	87,578	61,151	52,568

In 2022, 2021 and 2020, inventories of S/ 623 millions, S/ 504 millions and S/ 383 millions, respectively, were recognised as an expense during these years and included in cost of sales and services.

As of December 31, 2022, 2021 and 2020, the Group recognized an impairment of inventories for S/ 4,655 thousand, S/ 450 thousand and S/ 419 thousand, respectively, that presented net in cost of sales and services.

9.	Derivative Financial Instruments

A.	Derivatives Foreign exchange operation agreements with deferred premium

On November 17, 2020, the Group signed a foreign exchange options which included purchased collar and long-forward agreement with Goldman Sachs Bank for S/ 1,092,750 thousand (US$ 300,000 thousand). It covered 100% of the senior notes. The Group signed novation contracts with Citibank N.A. and with the Banco Santander S.A., banks of the below derivatives (9.B and 9.C), for the novation to Goldman Sachs Bank. These new instruments cover the exchange fluctuations ranging from S/ 3.4240 to S/ 3.8500 per US$ 1.

On May 19, 2021, the Group signed an ammendment as a consequence of the increase in the fluctuations of the exchange rate due to the effect of macroeconomic factors. As result of this ammendment the exchange fluctuations of the derivative result in a new ranging from S/ 3.3240 to S/ 4.2000 per US$ 1. As a result of change, the Group recorded an increase of the derivative financial asset with the premiums payable by S/ 32,094 thousand.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

On November 29, 2022, the Group has negotiated a new agreement with Citibank N.A. on the previous derivate structure (purchased collar and long-forward) which is valid as of November 2023, to hedge the senior notes until November 2025. As result of this agreement the exchange fluctuations of the derivative result in a new ranging from S/ 4.2000 to S/ 4.3000 per US$ 1. As a result of this negotiation, the Group recorded an increase of the derivative financial asset with the premiums payable by S/ 35,702 thousand.

On November 29, 2022, the Group signed a new foreign exchange options which included purchased collar agreement with Citibank N.A. for S/ 238,650 thousand (US$ 55,500 thousand) to cover 100% of the loan agreement with JPMorgan Chase Bank, S.A. These new instruments cover the exchange fluctuations ranging from S/ 3.8750 to S/ 4.3000 per US$ 1. As a result of this agreement, the Group recorded an increase of the derivative financial asset with the premiums payable by S/ 13,774 thousand.

As of December 31, 2022, 2021 and 2020, this caption comprises the following:

In thousands of soles	Reference value		Maturity date	2022	2021	2020
Derivative assets mandatorily measured at FVTPL
Fx operation Agreement – Purchased Collar	US$	55,500	2026	9,396	—	—
Derivative assets mandatorily measured at FVOCI
Fx operation Agreements – Long forward	US$	300,000	2023	69,064	144,424	11,707
Fx operation Agreements – Purchased Collar (Long Put)	US$	300,000	2025	(9,835)	—	—
Fx operation Agreements – Purchased Collar (Short Call)	US$	300,000	2025	13,981	—	—

				82,606	144,424	11,707

Current				69,064	—	—

Non-current				13,542	144,424	11,707

Derivative liabilities mandatorily measured at FVOCI
Fx operation Agreements – Purchased Collar (Long Put)	US$	300,000	2023	(50)	(25,775)	(12,603)
Fx operation Agreements – Purchased Collar (Short Call)	US$	300,000	2023	15,367	76,667	46,197

				15,317	50,892	33,594

Current				15,317	—	—

Non-current				—	50,892	33,594

Fx:	Foreign exchange

These derivatives instruments are classified as current and non-current under the same structure as the hedged item (senior notes) given entire principal value will be paid at maturity.

As of December 31,2022, there are outstanding premiums and other accounts payable of S/ 67,763 thousand and S/ 7,612 thousand (S/ 35,574 thousand and S/ 14,792 thousand, respectively as of December 31, 2021), which were included in Other Accounts Payable (note 17.c). The liabilities payable were incurred in connection with purchased collar and long forward agreements.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The effect of fair value of these derivative financial instrument, net of tax recognized in the consolidated other comprehensive income for the year ended December 31, 2022 was loss for S/ 50,297 thousand (loss for S/ 100,585 thousand and gain for S/ 58,745 thousand for the year ended December 31, 2021 and 2020, respectively).

During the year 2022, the effect reclassified from other comprehensive income to profit or loss as higher exchange difference was S/ 53,400 thousand and from other comprehensive income to profit or loss as finance cost was S/ 28,097 thousand (note 25), and neither includes S/ 24,042 thousand of tax.

During the year 2021, the effect reclassified from other comprehensive income to profit or loss as lower exchange difference was S/ 112,200 thousand and from other comprehensive income to profit or loss as finance cost was S/ 22,064 thousand (note 25), and neither includes S/ 26,590 thousand of tax.

During the year 2020, the effect reclassified from other comprehensive income to profit or loss as lower exchange difference was S/ 14,100 thousand and from other comprehensive income to profit or loss as finance cost was S/ 1,540 thousand (note 25), and neither includes S/ 3,705 thousand of tax.

B.	Call spread option agreements with deferred premium

In December 2018, the Group signed two call spread agreements with Banco Citibank N.A. for S/ 181,980 thousand each (US$ 54,000 thousand each). It covered 98% of the syndicated loan with Banco Nacional de México S.A. and Banco Santander S.A. related to the acquisition of PMLA. These instruments cover the exchange fluctuations ranging from S/ 3.383 to S/ 3.733 per US$ 1.

On January 3, 2019, the Group changed the conditions of the initial derivative related to notional amount, fixing dates, strike prices and the exchange fluctuations ranging, resulting in new derivatives, which were designated as cash flow hedging instruments to cover the exchange fluctuations ranging from S/ 3.374 to S/ 3.724 per US$ 1 signing an amendment to two call spread agreements with Citibank N.A. with a new notional for US$ 55,000 thousand each. It covered 100% of future capital contributions to the subsidiary Auna Colombia S.A.S. in order to pay the debt resulting from the acquisition of PMLA.

During 2020, derivative financial instruments as a consequence of the increase in the exchange rate generated gains in settlements for S/ 1,670 thousand recognized in the caption “financial income” (note 25) in the consolidated statement of comprehensive income. Also, the effect reclassified from other comprehensive income to profit or loss as finance cost was S/ 906 thousand and not include S/ 267 thousand of tax.

On November 30, 2020, the Group signed an agreement with Citibank N.A. for the transfer by novation of the derivative financial instrument to Goldman Sachs Bank, with which the Group released its respective rights and obligations of the derivative financial instrument including the financed premiums (note 17.c). The net effect of derecognizing the derivative financial instrument amounts to S/ 3,166 thousand and is recorded in the hedge reserve item of the consolidated statement of changes in equity, corresponding to S/ 4,491 thousand recognized in the financial cost as a lower value and S/ 1,325 thousand recognized in the caption of “income taxes” of the consolidated statement of comprehensive income.

At the date of transfer and novation of this derivative agreements, the existing call spread agreement had a fair value of S/ 16,798 thousand and remaining premiums payable of S/ 13,408 thousand. The net asset position of S/ 3,390 thousand had the effect of lowering the account payable liability to Goldman Sachs and is part of the remaining liability payable included in Other Accounts Payable (note 17(c)).

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

C.	Swap agreements

In December 2018, the Group signed an interest rate swap agreement with Banco Santander S.A. to cover the interest rate fluctuation related to the debt of Auna Colombia S.A.S. with the same bank. The amount covered was US$ 55,000 thousand and such instrument fixed an interest rate of 5.637%, which is shown below.

On January 2019, the Group signed a new interest rate swap agreement with Citibank N.A. to cover the interest rate fluctuation related to the debt of Auna Colombia S.A.S. with the same bank. The amount covered was US$ 55,000 thousand and such instrument fixed an interest rate of 4.22% the two first years and then 5.08% the last three years.

In June 2019, the Banco Santander S.A. transferred 13.63% of its participation to Citibank N.A., becoming creditor of 50% to 36.37% of the debt of Auna Colombia. Consequently, Auna Colombia signed an interest rate swap agreement with Citibank N.A. for US$ 15,000 thousand.

During 2020, derivative financial instruments generated settlements for S/ 5,296 thousand recognized in the caption “finance cost” (note 25) in the consolidated statement of comprehensive income.

On November 23, 2020, the Group signed an agreement with Banco Santander S.A. for the transfer by novation of the derivative financial instrument to Goldman Sachs Bank, with which the Group released its respective rights and obligations of the derivative financial instrument. The net effect of derecognizing the derivative financial instrument was of S/ 17,946 thousand and reclassified from hedge reserve in the statement of changes in equity, to income statement in ‘finance cost’ for S/ 26,008 thousand. The tax impact was S/ 8,062 thousand and it was included as income taxes.

At the date of transfer and novation of this derivative agreements, the existing swap agreement had a fair value of S/ 25,039 thousand. This liability position is part of the accounts payable included in Other Accounts Payable (note 17(c)).

10.	Investments in Associates and Joint Venture

As of December 31, this caption comprises the following:

In thousands of soles	Percentage ownership interest	2022	2021	2020
Associates
Ciclotrón Colombia S.A.S. (a)	32.50	4,929	7,678	6,604
Ciclotrón Perú S.A. (c)	49.00	4,315	3,530	2,854
Joint Venture
Pet CT Perú S.A. (b)	50.00	3,852	3,078	2,639

		13,096	14,286	12,097

(a)

It is dedicated to the production and commercialization of radiopharmaceuticals used for diagnostic images of PET (positron emission tomography) and scintigraphy and its fiscal address is Calle 30 N 46—25 Medellín – Colombia.

(b)	It is dedicated to providing medical diagnostic imaging services and cancer treatment, using PET / CT molecular imaging technology.
(c)	It is dedicated to the production of radiopharmaceuticals used for diagnostic images of PET (positron emission tomography).

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The Group has recognized the following amounts in the consolidated statement of profit or loss and other comprehensive income:

In thousands of soles	2022	2021	2020
Profit
Associate
Ciclotrón Colombia S.A.S.	2,198	2,230	1,020
Ciclotrón Perú S.A.	785	676	180
Joint Venture
Pet CT Perú S.A.	774	439	120

	3,757	3,345	1,320

Other comprehensive income
Associate
Ciclotrón Colombia S.A.S.	(77)	132	—

The interest of the Group in the profit or loss, assets, and liabilities of its associate and joint venture is the following:

In thousands of soles	Assets	Liabilities	Income	Expenses	Interest (%)
As of December 31, 2022
Ciclotrón Perú S.A.	12,741	4,681	9,124	7,522	49.0
Pet CT Perú S.A.	11,488	3,772	14,894	13,347	50.0
Ciclotrón Colombia S.A.S.	27,280	16,149	25,493	18,729	32.5

As of December 31, 2021
Ciclotrón Perú S.A.	13,905	7,448	8,059	6,678	49.0
Pet CT Perú S.A.	11,617	5,460	19,643	18,766	50.0
Ciclotrón Colombia S.A.S.	25,952	7,364	23,765	16,901	32.5

As of December 31, 2020
Ciclotrón Perú S.A.	8,927	3,853	5,086	4,719	49.0
Pet CT Perú S.A.	10,288	5,008	13,875	13,634	50.0
Ciclotrón Colombia S.A.S.	20,814	5,962	14,771	11,633	32.5

The annual movement of investments in the associate and joint venture during the year comprises:

In thousands of soles	2022	2021	2020
As of January, 1	14,286	12,097	9,907
Group’s share in profit or loss	3,757	3,345	1,320
Group’s share in other comprehensive income	(77)	132	—
Purchase of participation (i)	—	—	792
Collection of dividends	(3,545)	(674)	(303)
Exchange difference	(1,325)	(614)	381

As of December, 31	13,096	14,286	12,097

(i)

On January 2, 2020, the Group completed the acquisition of the shares of Ciclotron Perú S.A. which represent 9% of their share capital, increased its percentage ownership interest to 49%. The Company paid in December 2019 for the acquisition of these shares S/ 792 thousand.

This acquisition has not represented change in the accounting treatment due to the fact that the Company still does not have control over Ciclotron Perú S.A., because it is not exposed and it does has not have the ability to affect its power or control over the investee.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

11.	Property, Furniture and Equipment

The movement of property, furniture and equipment and the respective accumulated depreciation for the years ended December 31, 2022, 2021 and 2020 is as follows:

In thousands of soles	Note	Land (a)	Buildings and facilities (a)	Medical equipment and others (a)	Vehicles	Furniture and fixture	Works in progress (b)	Total
Cost
Balances as of January 1, 2020		203,050	440,553	123,757	1,041	13,474	81,647	863,522
Additions		52	6,523	11,215	—	2,197	78,124	98,111
Business combination balances	1.C.v	12,620	106,242	14,607	4	473	—	133,946
Reclassifications to intangible assets		—	—	—	—	—	(622)	(622)
Reclassifications from right-of-use asset (c)		15,336	64,314	72,832	—	380	—	152,862
Transfers		—	32,142	124	—	44	(32,310)	—
Write-off		—	(991)	(1,290)	(19)	(105)	—	(2,405)
Disposals		—	(2,443)	—	—	—	—	(2,443)
Exchange difference		6,843	22,371	4,995	2	333	4,183	38,727

Balances as of December 31, 2020		237,901	668,711	226,240	1,028	16,796	131,022	1,281,698

Balances as of January 1, 2021		237,901	668,711	226,240	1,028	16,796	131,022	1,281,698
Additions		3,946	64,458	88,767	459	4,547	95,044	257,221
Business combination balances	1.C.iii & iv	—	136	275	—	48	—	459
Reclassifications from intangible assets		—	—	473	—	—	—	473
Reclassifications from right-of-use asset (c)		—	427	20,499	—	299	—	21,225
Transfers		—	59,691	533	—	38	(60,262)	—
Write-off (e)		—	(1,829)	(8,628)	(94)	(1,656)	—	(12,207)
Disposals		(65)	(39)	(623)	(27)	—	—	(754)
Exchange difference		(9,012)	(25,473)	(8,442)	(2)	(497)	(7,510)	(50,936)

Balances as of December 31, 2021		232,770	766,082	319,094	1,364	19,575	158,294	1,497,179

Balances as of January 1, 2022		232,770	766,082	319,094	1,364	19,575	158,294	1,497,179
Additions		522	27,993	25,765	4	4,581	27,676	86,541
Business combination balances	1.C.i & ii	150,085	958,868	133,817	455	4,421	4,749	1,252,395
Reclassifications to intangible assets		—	—	—	—	—	(306)	(306)
Reclassifications from right-of-use asset (c)		—	—	5,143	—	—	—	5,143
Transfers		—	151,521	2,998	—	2,069	(156,588)	—
Write-off (e)		—	(715)	(3,343)	—	(177)	—	(4,235)
Disposals		—	—	(628)	(608)	(115)	—	(1,351)
Exchange difference		(24,242)	(111,812)	(35,180)	(35)	(2,263)	(9,625)	(183,157)

Balances as of December 31, 2022		359,135	1,791,937	447,666	1,180	28,091	24,200	2,652,209

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In thousands of soles	Note	Land	Buildings and facilities	Medical equipment and others	Vehicles	Furniture and fixture	Works in progress	Total
Accumulated depreciation
Balances as of January 1, 2020		—	(76,096)	(64,861)	(944)	(5,821)	—	(147,722)
Additions (d)		—	(14,979)	(14,562)	(12)	(1,433)	—	(30,986)
Reclassifications from right-of-use asset (c)		—	(4,227)	(37,997)	—	(121)	—	(42,345)
Write-off		—	991	1,128	19	99	—	2,237
Disposals		—	1,523	—	—	—	—	1,523
Exchange difference		—	(406)	(1,733)	(1)	(43)	—	(2,183)

Balances as of December 31, 2020		—	(93,194)	(118,025)	(938)	(7,319)	—	(219,476)

Balances as of January 1, 2021		—	(93,194)	(118,025)	(938)	(7,319)	—	(219,476)
Additions (d)		—	(19,165)	(23,633)	(45)	(1,765)	—	(44,608)
Reclassifications from right-of-use asset (c)		—	(52)	(12,279)	—	(220)	—	(12,551)
Write-off (e)		—	114	6,454	94	1,334	—	7,996
Disposals		—	3	117	25	—	—	145
Exchange difference		—	747	2,707	—	79	—	3,533

Balances as of December 31, 2021		—	(111,547)	(144,659)	(864)	(7,891)	—	(264,961)

Balances as of January 1, 2022		—	(111,547)	(144,659)	(864)	(7,891)	—	(264,961)
Additions (d)		—	(29,464)	(53,377)	(119)	(2,350)	—	(85,310)
Reclassifications from right-of-use asset (c)		—	—	(2,568)	—	—	—	(2,568)
Write-off (e)		—	576	2,441	—	75	—	3,092
Disposals		—	—	588	475	115	—	1,178
Exchange difference		—	3,626	12,446	(22)	454	—	16,504

Balances as of December 31, 2022		—	(136,809)	(185,129)	(530)	(9,597)	—	(332,065)

Net carrying amount
Balances as of December 31, 2020		237,901	575,517	108,215	90	9,477	131,022	1,062,222

Balances as of December 31, 2021		232,770	654,535	174,435	500	11,684	158,294	1,232,218

Balances as of December 31, 2022		359,135	1,655,128	262,537	650	18,494	24,200	2,320,144

(a)

In 2022, the Group acquired medical equipment for S/ 25,765 thousand (S/ 88,767 thousand and S/ 11,215 thousand in 2021 and 2020, respectively) to expand the clinical services and improve and remodel the infrastructure of facilities for S/ 6,688 thousand (S/ 13,531 thousand and S/ 6,523 thousand in 2021 and 2020, respectively).

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Also, the additions 2022 in infrastructure includes S/ 9,556 thousand of costs incurred for the construction of the radiotherapy unit, offices and parking of the Clínica Chiclayo completed on October 2022 (S/ 34,733 thousand of costs incurred for the construction of the Clínica Chiclayo completed on July, 2021. As of December 31, 2020 this construction was in progress). The costs incurred for the construction of the Clínica Chiclayo includes capitalised borrowing costs for S/ 1,742 thousand calculated using a capitalisation rate of 6.87%.

In addition during 2022 in infrastructure includes S/ 6,251 thousand of costs incurred for the construction of the expansion of Clinica Vallesur, S/ 5,498 thousand of cost incurred for the construction of the new clinic denominated Clinica del Sur in Colombia completed on December 2022 (S/ 16,194 thousand of costs incurred for the construction of new health ambulatory center called “Centro de Bienestar Ambulatorio – CBA” completed on December, 2021).

In 2021, the Group acquired one property located in Chiclayo for S/ 3,946 thousand (two mall stands locate in Chiclayo for S/ 52 thousand in 2020).

(b)

As of December 31, 2022, and 2021 and 2020, the constructions in progress in Peru correspond to real estate projects related to the expansion of Clínica Delgado and Clínica Oncosalud (Oncocenter). As of December 31, 2021 the constructions in progress in Colombia included the construction of real estate projects to build a new clinic through the subsidiary Clínica del Sur. As of December 31, 2020 the constructions in progress in Peru included the project Clinica Chiclayo with capitalised borrowing costs for S/ 1,235 thousand, calculated using a capitalisation rate of 6.77%.

(c)	Corresponds to transfers from right-of-use as a consequence of the termination of the lease agreement with option to purchase.
(d)	The depreciation recognized in the consolidated statement of profit or loss and other comprehensive income comprises:

In thousands of soles	Note	2022	2021	2020
Cost of sales and services	22	73,583	38,062	24,944
Administrative expenses	22	11,727	6,546	6,042

		85,310	44,608	30,986

(e)	The write-off corresponds mainly to the physical inventory of fixed assets of the Group in 2021 with a cost of S/ 7,980 thousand and accumulated depreciation of S/ 6,080 thousand.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

12.	Intangibles Assets

The movement of intangibles and the corresponding accumulated amortization for the years ended December 31, 2022, 2021 and 2020, is as follows:

In thousands of soles	Note	Goodwill	Trademark	Customer relationships	Software	Public service concessions	Total
Cost
Balances as of January 1, 2020		188,066	180,454	13,494	56,109	11,931	450,054
Additions		—	—	—	33,565	4,609	38,174
Business combination balances	1C.v	—	3,834	—	1,516	—	5,350
Reclassifications from property, furniture and equipment		—	—	—	—	622	622
Write-off		—	—	—	(20)	—	(20)
Exchange difference		9,646	10,813	777	1,732	—	22,968

Balances as of December 31, 2020		197,712	195,101	14,271	92,902	17,162	517,148

Balances as of January 1, 2021		197,712	195,101	14,271	92,902	17,162	517,148
Additions		—	—	—	56,154	1,947	58,101
Business combination balances	1C.iii & iv	1,219	200	4,691	3	—	6,113
Reclassifications to property, furniture and equipment		—	—	—	(473)	—	(473)
Write-off		—	—	—	(37)	—	(37)
Exchange difference		(13,970)	(15,389)	(1,126)	(2,256)	—	(32,741)

Balances as of December 31, 2021		184,961	179,912	17,836	146,293	19,109	548,111

Balances as of January 1, 2022		184,961	179,912	17,836	146,293	19,109	548,111
Additions		—	—	—	49,674	1,749	51,423
Business combination balances	1C.i & ii	1,729,292	278,264	390,889	3,520	—	2,401,965
Reclassifications from property, furniture and equipment		—	—	—	306	—	306
Disposal		—	—	—	(3,140)	—	(3,140)
Exchange difference		(108,363)	(50,893)	(6,133)	(8,518)	—	(173,907)

Balances as of December 31, 2022		1,805,890	407,283	402,592	188,135	20,858	2,824,758

Accumulated amortization
Balances as of January 1, 2020		—	—	(1,314)	(17,146)	—	(18,460)
Annual amortization		—	—	(1,284)	(5,994)	—	(7,278)
Exchange difference		—	—	(219)	(299)	—	(518)

Balances as of December 31, 2020		—	—	(2,817)	(23,439)	—	(26,256)

Balances as of January 1, 2021		—	—	(2,817)	(23,439)	—	(26,256)
Annual amortization		—	—	(1,392)	(11,301)	—	(12,693)
Exchange difference		—	—	299	528	—	827

Balances as of December 31, 2021		—	—	(3,910)	(34,212)	—	(38,122)

Balances as of January 1, 2022		—	—	(3,910)	(34,212)	—	(38,122)
Annual amortization		—	—	(1,214)	(29,841)	—	(31,055)
Exchange difference		—	—	938	2,398	—	3,336

Balances as of December 31, 2022		—	—	(4,186)	(61,655)	—	(65,841)

Carrying amount
Balances as of December 31, 2020		197,712	195,101	11,454	69,463	17,162	490,892

Balances as of December 31, 2021		184,961	179,912	13,926	112,081	19,109	509,989

Balances as of December 31, 2022		1,805,890	407,283	398,406	126,480	20,858	2,758,917

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Amortization

The amortization recognized in the consolidated statement of profit or loss and other comprehensive income comprises:

In thousands of soles	Note	2022	2021	2020
Cost of sales and services	22	2,329	2,300	1,625
Administrative expenses	22	28,726	10,393	5,653

		31,055	12,693	7,278

Software

As of December 31, 2022, 2021 and 2020, intangible assets include the costs related to the installation of software (SAP), Hospital Information System (HIS), a specialized system used at our network of facilities that, among other features, registers our patients’ contact information; manages administrative services, such as hospital admissions and billing; and houses our EMR system and Matrix system (registers our patients). Also, during 2022 it includes S/ 11,754 thousand (S/ 19,631 thousand during 2021 and S/ 6,133 thousand during 2020) related to the retail digital pharmacy with last-mile delivery, Farmauna, and the telehealth platform, Clínica 360, which provides for clinical intervention with patients through remote access to physicians and other clinicians and telemedicine solutions.

In April 2022, in connection with its acquisition of IMAT, the group acquired the trademark “IMAT” for S/ 63,752 thousand, softwares for S/ 2,301 thousand and goodwill for S/ 303,825 thousand (note 1.C.ii). In October 2022, through the businesses combination the Group acquired in Mexico the trademark “OCA Hospital” for S/ 214,512 thousand, softwares for S/ 1,219 thousand, cutomer relationship for S/ 390,889 thousand and goodwill for S/ 1,425,465 thousand (note 1.C.i).

Surface rights agreement

Corresponds to surface rights agreement signed between Medicser and the Peruvian Red Cross Society.

Impairment testing

For the purposes of impairment testing, goodwill has been allocated to the Group’s CGUs as follows:

In thousands of soles	2022	2021	2020
Radioncologia S.A.C. (Radioncologia)	10,237	10,237	10,237
Laboratorio Cantella S.A.C.(Cantella)	4,585	4,585	4,585
R&R Patólogos Asociados S.A.C.(R&R)	23	23	23
Servimédicos S.A.C. (Servimédicos)	3,522	3,522	3,522
Clínica Bellavista S.A.C. (Bellavista)	2,219	2,219	2,219
Patología Oncológica S.A.C.	621	621	—
Oncogenomics S.A.C.	598	598	—
Promotora Médica Las Américas S.A.	45,110	56,301	61,122
Instituto de Cancerología S.A.	44,580	55,641	60,404
Laboratorio Médico Las Américas Ltda.	41,034	51,214	55,600
Oncomedica S.A.	240,732	—	—
Hospital y Clinica OCA S.A. de C.V.	1,412,629	—	—

Total goodwill	1,805,890	184,961	197,712

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The key assumptions used in the estimation of value in use were as follows:

In percent	2022	2021	2020
For companies located in Peru
Terminal value growth rate	2.5%	2.5%	2.5%
Discount rate – After-tax	9.9%	9.4%	8.2%
Discount rate – Pre-tax	12.1% -12.7%	11% -12%	10% -10.4%
For companies located in Colombia
Terminal value growth rate	3.0%	3.0%	3.0%
Discount rate – After-tax	11.6%	10.6%	8.7%
Discount rate – Pre-tax	15.2% -16%	14% -14.6%	11.1% -11.2%
For companies located in Mexico
Terminal value growth rate	2.5%	—	—
Discount rate – After-tax	10.9%	—	—
Discount rate – Pre-tax	14.5%	—	—

◾

Terminal value growth rate of 2.5% and 3%. The terminal growth rate represents Management’s estimate of the long-term growth of each CGU, taking into account past and future growth and external sources of information.

◾	Projected cash flows are based on Management’s operating EBITDA profit projections for a period of five years.

The ranges of projected EBITDA as a percentage of revenue by CGUs over the projected period are as follows:

	EBITDA as a percentage of revenue
Radioncologia S.A.C. (Radioncologia)	38.0	% - 42.7%
Laboratorio Cantella S.A.C. (Cantella)	11.9	% - 20.2%
R&R Patólogos Asociados S.A.C. (R&R)	13.2	% - 19.1%
Servimédicos S.A.C. (Servimédicos)	0.5	% - 27.0%
Clínica Bellavista S.A.C. (Bellavista)	(19.3	%) - 0.6%
Patología Oncológica S.A.C.	29.8	% - 29.7%
Oncogenomics S.A.C.	16.8	% - 28.5%
Promotora Médica Las Américas S.A.	7.3	% - 20.1%
Instituto de Cancerología S.A.	10.2	% - 7.4%
Laboratorio Médico Las Américas Ltda.	42.2	% - 49.3%
Oncomedica S.A.	30.0	% - 34.1%
Hospital y Clinica OCA S.A. de C.V.	32.7	% - 36.9%

◾	Projected cash flows include disbursements for capital investments.

◾

The discount rates used to calculate the value in use for each Group’s CGU are an estimate that involves a market assessment of the time value of money and the risks inherent in each CGU where cash flows after-tax are generated taking into consideration the Group’s business plans. The nominal after-tax discount rate used for the impairment assessment was 9.9% (after-tax) for the companies located in Peru, according to each Group’s CGU assessed as of December 31, 2022 (9.4% and 8.2% after-tax as of 2021 and 2020, respectively). For the companies located in Colombia (Promotora Médica Las Américas, Instituto de Cancerología and Laboratorio Médico Las Américas), the nominal after-tax discount rate was 11.6% (10.6% as of 2021). For the companies located in Mexico (Hospital y Clínica OCA), the nominal after-tax discount rate was 10.9%.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

◾

Projected cash flows include estimates of the revenue increase of each of the healthcare services at each CGU´s (Radioncología, Bellavista, Servimédicos, Cantella, Promotora Médica Las Américas, Instituto de Cancerología and Laboratorio Médico Las Américas), rates and gross margins.

◾	The trademark has been allocated to the Group’s CGUs as follows:

In thousands of soles	2022	2021	2020
Hospital y Clinica OCA S.A. de C.V.	212,579	—	—
Promotora Médica Las Américas S.A.	86,135	107,504	116,709
Instituto de Cancerología S.A.	49,094	61,272	66,519
Laboratorio Médico Las Américas Ltda.	5,623	7,019	7,619
Clínica Portoazul S.A.	3,138	3,917	4,254
Oncomedica S.A.	50,514	—	—
Oncogenomics S.A.C.	200	200	—

Total trademarks	407,283	179,912	195,101

◾	The customer relationship has been allocated to the Group’s CGUs net of amortization as follows:

In thousands of soles	2022	2021	2020
Hospital y Clinica OCA S.A. de C.V.	387,369	—	—
Promotora Médica Las Américas S.A.	6,346	9,235	11,454
Patología Oncológica S.A.C.	2,943	2,943	—
Oncogenomics S.A.C.	1,748	1,748	—

Total customer relationship	398,406	13,926	11,454

With regard to the assessment of value in use of the CGUs, Management performed a sensitivity analysis and considered that no reasonably possible change in any of the above key assumptions would cause the carrying value of the entities to materially exceed its recoverable amount evaluated at the end of each financial reporting year.

The following table shows the amount by which these two assumptions would need to change individually for the estimated recoverable amount to be equal to the carrying amount:

	Discount rate			Terminal value growth rate
	2022	2021	2020	2022	2021	2020
Radioncologia S.A.C.	16.5	9.05	7.34	(14.3)	(29.20)	(14.84)
Laboratorio Cantella S.A.C.	115.1	24.46	34.07	Indet.	Indet.	Indet.
R&R Patólogos Asociados S.A.C.	68.1	89.7	Indet.	Indet.	Indet.	Indet.
Servimédicos S.A.C.	29.8	1.10	1.48	Indet.	(1.67)	(2.07)
Clínica Bellavista S.A.C.	12.6	2.20	32.34	(3.3)	(3.8)	Indet.
Patología Oncológica S.A.C.	66.8	—	—	Indet.	—	—
Oncogenomics S.A.C.	19.7	—	—	(27.9)	—	—
Promotora Médica Las Américas S.A.	Indet.	0.11	0.58	Indet.	(0.08)	(0.90)
Instituto de Cancerología S.A.	29.3	6.14	4.95	(131.4)	(13.80)	(10.84)
Laboratorio Médico Las Américas Ltda.	27.1	13.08	12.39	(141.0)	(149.9)	(192.94)
Oncomedica S.A.	12.7	—	—	0.9	—	—
Hospital y Clinica OCA S.A. de C.V.	15.5	—	—	(0.8)	—	—

As of December 31, 2022, 2021 and 2020, no provision for impairment of goodwill has been recorded in the consolidated financial statements.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

13.	Leases

Set out below are the carrying amounts of right-of-use assets recognized and the movements during the fiscal year ended December 31, 2022, 2021 and 2020:

		Right-of-use assets
In thousands of soles	Note	Lands	Buildings and facilities	Medical equipment and other	Vehicles	Furniture and fixture	Total
Balance at January 1, 2020		33,667	136,747	69,777	258	460	240,909
Additions of right-of-use assets (a)		—	1,454	40,544	827	28	42,853
Transfers to property, furniture and equipment		(15,336)	(60,087)	(34,835)	—	(259)	(110,517)
Annual depreciation (c)		(91)	(11,944)	(14,209)	(123)	(68)	(26,435)
Write-off (b)		—	(6,792)	(15)	—	—	(6,807)
Exchange difference		—	46	1,220	5	—	1,271

Balance at December 31, 2020		18,240	59,424	62,482	967	161	141,274

Balance at January 1, 2021		18,240	59,424	62,482	967	161	141,274
Additions of right-of-use assets (a)		—	2,104	5,846	10	—	7,960
Transfers to property, furniture and equipment		—	(375)	(8,220)	—	(79)	(8,674)
Annual depreciation (c)		(91)	(10,064)	(9,714)	(222)	(3)	(20,094)
Write-off (b)		—	(304)	(368)	—	—	(672)
Exchange difference		—	(57)	(722)	(8)	(1)	(788)

Balance at December 31, 2021		18,149	50,728	49,304	747	78	119,006

Balance at January 1, 2022		18,149	50,728	49,304	747	78	119,006
Additions of right-of-use assets (a)		—	1,495	34,672	450	—	36,617
Acquired through business combinations	1.C.ii	—	9,162	12,517	—	—	21,679
Transfers to property, furniture and equipment		—	—	(2,575)	—	—	(2,575)
Annual depreciation (c)		(91)	(9,870)	(11,534)	(228)	(3)	(21,726)
Write-off (b)		—	(1,199)	—	—	—	(1,199)
Exchange difference		—	(1,887)	(5,526)	(72)	—	(7,485)

Balance at December 31, 2022		18,058	48,429	76,858	897	75	144,317

(a)

In 2022, the additions of the Group mainly correspond to new lease agreements for use of commercial offices and equipment for medical use. The Group recognised S/ 36,617 thousand (S/ 7,960 thousand in 2021 and S/ 42,853 thousand in 2020) of right-of-use asset and lease liability.

(b)	In 2022 and 2021, its corresponds mainly to lease agreements terminated by the Group. On August 2020, the Group terminated the lease agreement for one administrative office in Lima

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

(c)	The depreciation recognized in the consolidated statement of profit or loss and other comprehensive income comprises:

In thousands of soles	Note	2022	2021	2020
Cost of sales and services	22	18,955	16,729	21,124
Selling expenses	22	12	25	29
Administrative expenses	22	2,759	3,340	5,282

		21,726	20,094	26,435

i.	Lease liabilities

Set out below are the carrying amounts of lease liabilities and the corresponding movements during the fiscal year ended December 31, 2022, 2021 and 2020:

In thousands of soles	Note	2022	2021	2020
Balance at January 1		140,583	146,168	179,084
Additions		36,617	7,960	44,956
Acquired through business combination	1.C.ii	21,551	—	—
Interest expense		11,824	8,803	12,107
Leases prepayment penalty		9	50	140
Payments		(34,758)	(29,577)	(90,089)
Penalty paid for leases prepayment		(9)	(50)	(140)
Lease contracts cancelled		(1,231)	(353)	(6,486)
Exchange difference		(11,664)	7,582	6,596

Balance at December 31		162,922	140,583	146,168

Current		28,084	16,883	18,649
Non-current		134,838	123,700	127,519

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

14.	Deferred Income Tax

As of December 31, this caption comprises the following:

In thousands of soles	Balances as of January 1	Recorded in the profit or loss for the year	Exchange difference	Shareholder´s downstream merger	Business combination	Recorded in other comprehensive income	Balances as of December 31	Deferred tax assets	Deferred tax liabilities
2022
Tax loss	163,090	9,589	(15,159)	49	—	—	157,569	131,913	25,656
Loss for impairment of trade receivables	10,984	(2,350)	(1,663)	—	9,638	—	16,609	13,585	3,024
Provision for unpaid vacations and annual performance bonuses	4,164	823	(58)	—	5,686	—	10,615	3,153	7,462
Trade accounts payable	258	86	(4)	—	395	—	735	305	430
Derivative financial instruments	9,180	7,260	—	—	—	(2,996)	13,444	13,444	—
Provisions	807	(1,312)	8	—	2,433	—	1,936	1,651	285
Intangibles	(58,576)	1,443	17,626	—	(203,933)	—	(243,440)	—	(243,440)
Investments in associates and others	(1,729)	157	328	—	—	—	(1,244)	(1,244)	—
Loans and borrowings	(438)	19,044	(5,378)	—	282	—	13,510	(11,955)	25,465
Property, furniture, and equipment	(73,456)	(6,231)	16,141	—	(258,207)	—	(321,753)	(33,407)	(288,346)
Others	5,613	(1,131)	(411)	—	—	—	4,071	4,766	(695)

Net tax	59,897	27,378	11,430	49	(443,706)	(2,996)	(347,948)	122,211	(470,159)

In thousands of soles	Balances as of January 1	Recorded in the profit or loss for the year	Exchange difference	Business combination	Recorded in other comprehensive income	Balances as of December 31	Deferred tax assets	Deferred tax liabilities
2021
Tax loss	132,501	35,728	(5,139)	—	—	163,090	96,172	66,918
Loss for impairment of trade receivables	11,899	(420)	(495)	—	—	10,984	11,135	(151)
Provision for unpaid vacations and annual performance bonuses	3,056	1,108	—	—	—	4,164	3,964	200
Trade accounts payable	—	258	—	—	—	258	258	—
Derivative financial instruments	10,650	(3,479)	—	—	2,009	9,180	9,180	—
Provisions	828	(21)	—	—	—	807	576	231
Intangibles	(62,025)	—	4,887	(1,438)	—	(58,576)	—	(58,576)
Investments in associates and others	(6,176)	3,672	775	—	—	(1,729)	(128)	(1,601)
Loans and borrowings	(5,760)	4,807	515	—	—	(438)	(1,787)	1,349
Property, furniture, and equipment	(61,279)	(15,627)	3,450	—	—	(73,456)	(11,152)	(62,304)
Others	3,930	2,101	(418)		—	5,613	5,253	360

Net tax	27,624	28,127	3,575	(1,438)	2,009	59,897	113,471	(53,574)

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In thousands of soles	Balances as of January 1	Recorded in the profit or loss for the year	Exchange difference	Business combination	Recorded in other comprehensive income	Balances as of December 31	Deferred tax assets	Deferred tax liabilities
2020
Tax loss	53,845	61,565	5,657	11,434	—	132,501	81,090	51,411
Loss for impairment of trade receivables	6,957	4,264	349	329	—	11,899	7,084	4,815
Provision for unpaid vacations and annual performance bonuses	2,369	687	—	—	—	3,056	2,930	126
Trade accounts payable	298	(298)	—	—	—	—	—	—
Derivative financial instruments	6,263	(3,680)	79	—	7,987	10,649	10,649	—
Provisions	60	768	—	—	—	828	579	249
Intangibles	(58,493)	622	(4,154)	—	—	(62,025)	—	(62,025)
Investments in associates and others	(3,034)	(3,219)	77	—	—	(6,176)	—	(6,176)
Loans and borrowings	(642)	(4,711)	(240)	(167)	—	(5,760)	(2,977)	(2,783)
Property, furniture, and equipment	(57,666)	4,246	(2,688)	(5,170)	—	(61,278)	(21,399)	(39,879)
Others	654	3,786	228	(738)	—	3,930	822	3,108

Net tax	(49,389)	64,030	(692)	5,688	7,987	27,624	78,778	(51,154)

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

15.	Loans and Borrowings

As of December 31, 2022, 2021 and 2020, the terms and conditions of outstanding obligations are the following:

					Outstanding balances
In thousands of soles					2022		2021		2020
	Type of obligation	Maturity	Interest rate	Currency	Face value	Carrying amount	Face value	Carrying amount	Face value	Carrying amount
Entity
	Bank loan	2022	IBR + 2.90%	COP	—	—	3,631	3,548	3,879	3,834
			27.27%		—	—	2	2	1	1

	Government	2025	IBR + 1.50%		8,503	6,944	12,035	10,474	14,966	12,861
Banco Davivienda	guaranted loan		IBR + 1.50%		2,549	2,201	4,090	3,629	4,780	4,147

			IBR + 5.55%		15,929	9,601	—	—	—	—

	Bank loan		IBR + 3.50%		5,478	4,497	8,489	7,552	11,694	10,327

		2027	IBR + 3.75		26,510	19,789	—	—	—	—

			IBR + 2.68%		15	15	—	—	—	—
Banco de Bogotá	Bank loan	2023	41.43%		4	4	—	—	—	—
			IBR + 2.20%	COP	11,289	11,032	—	—	—	—

			26,16%		—	—	1	1	24	24
			IBR + 4.00%		1,345	1,289	2,196	2,159	2,366	2,340

Banco de Occidente			41.31%		4	4	3	3	2	2

					26	26	—	—	—	—

			41.31%		3	3	3	3	1	1
					3	3	2	2	—	—
					3	3	1	1	1	1

Bancolombia	Bank loan	2023	2.91%	COP	265	263	—	—	—	—

			IBR + 4.21%		2,257	2,029	—	—	—	—
			IBR + 4.62%		2,450	2,189	—	—	—	—

			IBR+5.52%		2,746	2,437	—	—	—	—

		2026	DTF+3.01		2,311	2,094	—	—	—	—

	Other financing	2033	DTF+3.95		47,569	33,616	—	—	—	—

Banco Citibank Colombia	Bank loan		12.31%	COP	11,323	10,686	—	—	—	—

		2023	15.08%		10,693	9,953	—	—	—	—

Itaú Corpbanca Colombia S.A.			41.40%		55	55	45	45	18	18
		2023	8.64%		3,434	3,158	—	—	—	—
	Bank loan		IBR + 3.65%	COP	17,111	16,008	—	—	—	—

		2035	IBR + 2,98%		57,098	42,224	72,626	52,235	81,237	56,676

Boston Scientific Colombia lt		2028	10.78%		2,045	1,425	—	—	—	—

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

					Outstanding balances
In thousands of soles					2022		2021		2020
	Type of obligation	Maturity	Interest rate	Currency	Face value	Carrying amount	Face value	Carrying amount	Face value	Carrying amount
JP Morgan Bank		2023	SOFR + 4%	US$	214,827	212,263	—	—	—	—
	Bank loan	2023	8.48%	US$	14,932	14,565	—	—	—	—

Banco de Crédito del Perú	Government	2023	0.89%	S/	45	38	128	127	—	—
	guaranted loan		1.99%		61	53	129	126	—	—

Scotiabank Perú S.A.A.	Bank loan	2023	4.20%	US$	105,541	102,232	—	—	—	—

	Other financing	2027	6.30%	S/	85,995	70,054	93,113	76,164	45,552	36,330

Banco BBVA Continental			7.50%		19,293	19,285	—	—	—	—

Banco ITAU			4.85%	US$	72,141	71,196	—	—	—	—

Banco Interamericano de Finanzas			6.00%		15,586	15,558	—	—	—	—

			7.20%		15,647	15,356	—	—	—	—

Banco Internacional del Perú S.A.A.	Bank loan	2023	6.30%		15,598	15,366	—	—	—	—

Banco Pichincha			9.40%	S/	20,470	20,381	—	—	—	—

Banco Citibank			6.40%	US$	32,326	31,913	—	—	—	—

			5.79%		18,471	18,382	—	—	—	—

			9.65%	S/	9,120	8,950	—	—	—	—

Banco Santander México, HSBC Mexico, Multiva and Genaro Levinson Marcovich	Loan	2023	TIIE+ 6.5%	MXN	1,605,436	1,392,127	—	—	—	—

BBVA Bancomer	Bank loan		TIIE+0.90%		14,768	13,754	—	—	—	—

Secured bonds issues	Senior notes	2025	6.50%	US$	1,369,470	1,145,626	1,511,244	1,196,373	1,147,844	1,082,107

Total					3,860,745	3,348,647	1,707,738	1,352,444	1,312,365	1,208,669

Current						2,040,980		29,731		18,444

Non-current						1,307,667		1,322,713		1,190,225

DTF: Term deposit rate

IBR: Bank reference indicator

TIIE: Interbank equilibrium interest rate

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

(a)	Bank loans for the acquisition of PMLA

Banco Nacional de México and Banco Santander

On December 26, 2018, the Group signed a syndicated loan agreement with Banco Nacional de México S.A. (hereinafter, “Citibanamex”) and Banco Santander S.A. (hereinafter, “Santander”) through the subsidiary Auna Colombia for an amount of US$ 110,000 thousand. Each entity granted US$ 55,000 thousand. Such a loan matures in December 2023, comprises quarterly payments from March 2019, and bears interest for the trench of CitiBanamex at a Libor rate of 3 months + 1.30% (first two years) and a Libor rate of 3 months + 1.40% (last three years). For the trench of Santander, it bears interest at a Libor rate of 3 months + 2.90% (first five years).

The loan was used to acquire the shares of PMLA through the subsidiary Auna Colombia S.A.S. The transaction costs incurred in relation to the loan amounted to US$ 1,346 thousand (equivalent to S/ 4,595 thousand) and are presented net of debt and amortized using the effective interest rate method.

On November 20, 2020, the syndicated loan with Banco Nacional de México and Banco Santander amounting to US$ 90 million and maturing in 2023 was pre-paid by the Group with the resources obtained from senior notes issued. Upon termination of the debt agreement, Management wrote off the remaining debt issuance costs of S/ 3,003 thousand. The expense is presented in ‘finance costs’ in the consolidated statement of profit or loss and other comprehensive income (note 25).

Commitments related to the loans for the acquisition of PMLA

•	The Group and its shareholders have pledged 51% of the shares of Oncosalud S.A.C. and 99% of the shares of Medicser S.A.C.

•	The Group and its shareholders have pledged the shares of Auna Colombia S.A.S. for a value of US$ 232,657 thousand.

•	The Group mortgaged 16 properties of the subsidiaries for the value of US$ 135,106 thousand.

•	Joint guarantee by Auna Colombia S.A.S, Medicser S.A.C. and Oncocenter Perú S.A.C. for US$ 67,000 thousand.

Upon termination of the associated debt agreement, Management released the aforementioned commitments as of December 31, 2020.

(b)	Other bank loans with covenants

Scotiabank Perú S.A.A.

On December 26, 2018, the Group signed a new credit agreement with Scotiabank for S/ 185 million, where the terms of the agreement were substantially different from those included in the original credit agreement. Therefore, the first loan and the respective transaction costs as of that date had to be paid and the difference between the carrying amount of the original liability and the consideration paid were recognized in the consolidated statement of profit or loss and other comprehensive income. These costs amounting to S/ 2,526 thousand were recognized in ‘Finance Costs’ (note 25). The new debt, which was initially measured at fair value, comprises quarterly payments from March 2019 and bears interest at an annual rate of 8.00%. The transaction costs related to the new loan amounted to S/ 3,093 thousand and are presented net of debt and amortization using the effective interest rate method.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

On December 28, 2018, Scotiabank partially assigned the debt to BD Capital Sociedad Administradora de Fondos de Inversión S.A.C. for an amount of S/ 33,500 thousand, under the same terms of the debt renegotiation.

As of December 31, 2019, the loan granted by Scotiabank Perú S.A.A. has qualitative and quantitative covenants calculated based on the consolidated financial statements of Auna S.A. and Subsidiaries. As of December 31, 2019, the Group complies with the qualitative and quantitative terms of the following covenants:

•	EBITDA / financial expenses + amortizations: equal to or higher than 1.20.

•	net financial debt / EBITDA: equal to or below 4.75 during the first two years, 4.5 during the third, 3.5 during the fourth year and 2.5 during the last year.

As of December 31, 2019, the Group is in compliance with the covenants above indicated. As of December 31, 2020, the financial covenants does not applicable due to these credit agreements were pre-paid by the Group.

On November 20, 2020, the loan with BD Capital Sociedad Administradora de Fondos de Inversión S.A.C. and Scotiabank Perú S.A.A. amounting to S/ 153 million and maturing in 2023 was pre-paid by the Group with the resources obtained from the senior notes issued. As a result of prepayment, the Group recorded penalties for early termination for S/ 2,971 thousand and wrote-off the remaining debt issuance costs of S/ 1,675 thousand. These expenses are presented in ‘finance costs’ in the consolidated statement of profit or loss and other comprehensive income (note 25).

Bancolombia

As of December 31, 2019, the balance payable to Bancolombia includes short- and medium-term loans granted to PMLA and subsidiaries mainly for working capital and new investments amounting to S/ 3,959 thousand and S/ 17,014 thousand (equivalent to COP 3,810,614 thousand and COP 16,375,795 thousand), respectively. These loans accrued interest at fixed rates, ranging from 7.46% to 9.46%, and at variable rates, ranging from DTF + 2.42% to DTF + 2.80% and IBR + 5.00%. Likewise, medium-term loans have maturities between 2023 and 2029. In December 2020, these loans were prepaid and not generated penalties for early termination.

Bancoomeva

As of December 31, 2019, the balance payable to Bancoomeva includes short- and medium-term loans granted to PMLA for working capital and new investments amounting to S/ 1,039 thousand and S/ 13,962 thousand (equivalent to COP 1,000,000 thousand and COP 13,437,499 thousand), respectively. These loans accrued interest at variable rates such as DTF + 6.00% and IBR + 5.25%. Likewise, medium-term loans have maturities until 2029. In December 2020, these loans were prepaid and not generated penalties for early termination.

Banco Davivienda

As of December 31, 2019, the balance payable to Banco Davivienda includes short-and medium-term loans granted to PMLA and Subsidiaries for working capital and new investments amounting to S/ 1,890 thousand and S/ 8,262 thousand (equivalent to COP 1,819,020 thousand and COP 7,952,027 thousand), respectively. These loans accrued interest at fixed rates, ranging from 6.31% to 7.60%, and at variable rates, ranging from

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

DTF + 2.50% to DTF + 3.00% and IBR + 4.30% to IBR + 4.67%. Likewise, medium-term loans have maturities from 2020 to 2021. In December 2020, these loans were prepaid and did not generate penalties for early termination.

During 2020, Colombian subsidiaries obtained two medium-term loans for S/ 14,161 thousand equivalent to COP 13,296,497 thousand. These loans accrue interests at variable rates, ranging from IBR + 2.90% to IBR + 3.50% with maturities from 2021 to 2025. As of December 31, 2022 the medium-term loans payable to Banco Davivienda are amounting to S/ 4,497 thousand equivalent to COP 5,721,858 thousand.

On June and July 2020, Colombian subsidiaries, PMLA and Instituto de Cancerología, received government guaranted loans for S/ 12,861 thousand and S/ 4,147 thousand respectively, with annual interest rates of IBR + 1.50%. As of December 31, 2022 the government guaranted loans payable to Banco Davivienda are amounting to S/ 11,052 thousand equivalent to COP 11,634,603 thousand. These loans were recognized at fair values with market interest annual rate for IBR + 4.56% and IBR + 4.0% respectively The government guaranted loans received were recorded in accordance with IAS 20, Accounting for Government Grants and Disclosure of Government Assistance. The commitments related to the government guaranted loans are subject to the funds being used for working capital. As of December 31, 2022, 2021 and 2020, the Group is in compliance with the commitments above indicated.

Banco de Bogotá

As of December 31, 2019, the balance payable to Banco de Bogotá includes short- and medium-term loans granted to PMLA and Subsidiaries for working capital and new investments amounting to S/ 113 thousand and S/ 8,478 thousand (equivalent to COP 108,297 thousand and COP 8,159,306 thousand), respectively. These loans accrued interest at fixed rates, ranging from 7.77% to 9.35%, and at variable rates such as DTF + 2.22% and IBR + 5.90%. Likewise, medium-term loans have maturities until 2029. In December 2020, these loans were prepaid and did not generate penalties for early termination.

Banco de Occidente

As of December 31, 2019, the balance payable to Banco de Occidente includes short- and medium-term loans granted to PMLA and Subsidiaries for working capital and new investments for amounts equivalent to S/ 4,317 thousand and S/ 2,038 thousand (equivalent to COP 1,961,857 thousand and COP 4,154,751 thousand), respectively. These loans accrued interest at a fixed rate of 8.64%, and at variable rates, ranging from IBR + 2.50% to IBR + 5.90%. Likewise, medium-term loans have maturities until 2029. In December 2020, these loans were prepaid and did not generate penalties for early termination.

As of December 31, 2019, loans with Bancolombia, Bancoomeva, Banco Davivienda, Banco de Bogotá and Banco de Occidente (Colombian banks), require compliance with quantitative and qualitative covenants that are calculated based on PMLA’s separate financial statements, which are in compliance with the quantitative and qualitative terms. As of December 31, 2020, the financial covenants does not applicable due these credit agreements was pre-paid by the Group.

The main guarantees granted in favor of these Colombian banks are described in note 31.B.

Senior Notes

On November 20, 2020, Auna S.A.A. successfully issued US$ 300 millions in senior notes in the international market, under Rule 144A and Regulation S of the United States Securities Act of 1933, for a maturity of 5 years with an interest annual rate of 6.50 percent.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The amount collected from senior notes issue was used to pay the existing financial debt, re-profile the current and non-current liabilities and finance future investments in fixed assets.

As of December 31, 2022, 2021 and 2020, the senior notes have qualitative and quantitative covenants calculated based on the Group’s consolidated financial statements.

Since November 20, 2020 (the “Issue Date”), the Group has to comply the following covenants when planning to incur new indebtedness:

•

The Net Leverage Ratio for the Issuer and its Restricted Subsidiaries on a consolidated basis is less than (i) 5:00 to 1:00, if such Incurrence of Indebtedness occurs before the first anniversary of the Issue Date; (ii) 4:50 to 1:00, if such Incurrence of Indebtedness occurs on or after the first anniversary of the Issue Date but before the second anniversary of the Issue Date; (iii) 4:25 to 1:00, if such Incurrence of Indebtedness occurs on or after the second anniversary of the Issue Date but before the third anniversary of the Issue Date and (iv) 3.75 to 1.00, if such Incurrence of Indebtedness occurs on or after the third anniversary of the Issue Date; and

•	The Interest Coverage Ratio for the Issuer and its Restricted Subsidiaries on a consolidated basis is at least 2.25 to 1.00.

As of December 31, 2022, the Group is in compliance with the covenants above indicated.

JPMorgan Bank

On April 20, 2022, the Group signed a loan agreement with JPMorgan Chase Bank, S.A. (hereinafter, “JPMorgan”) through the subsidiary Auna Colombia for an amount of S/ 205,628 thousand (equivalent to US$ 55,500 thousand). Such a loan matures in April 2023 and bears interest at SOFR rate + 400 bps (1-3 months); 450 bps (4-6 months), 500 bps (7-9 months) and 600 bps (10-12 months).

The loan was used to acquire the shares of Oncomedica S.A. (note 1.C.ii). The transaction costs incurred in relation to the loan amounted to S/ 6,545 thousand (equivalent to US$ 1,709 thousand) and are presented net of debt and amortized using the effective interest rate method.

This agreement has quantitative covenants calculated based on the consolidated financial statements of Auna S.A.A. and Subsidiaries. On September 30, 2022 the Group signed a addendum with JPMorgan Bank and updated the quantitative covenants. As of December 31, 2022, the Group complies with the quantitative terms of the following covenants:

•

The consolidated leverage ratio is less than (i) 5.50 to 1.00 for the quarter ending September 30, 2022, (ii) 5.00 to 1.00 for the quarter ending December 31, 2022, and (iv) 4.75 to 1.00 for the quarter ending March 31, 2023.

•	The consolidated interest coverage ratio is at least 2.25 to 1.00 for the end of each quarter.

Other financing with Scotiabank Perú S.A.A.

Correspond to a financing agreement with Scotiabank for a credit line of S/ 70 million maturing in February 2027, and which is used for the construction of the ongoing project “Clinica Chiclayo”. In October 2021, the credit line extended to S/ 77 million. As of December 31, 2022, the credit line used net of the transaction cost amounted to S/ 70,054 thousand (S/ 76,164 thousand as of Decembre 31, 2021 and S/ 36,330 thousand as of Decembre 31, 2020). In the month of November 2020, the modifications of compliance with the agreements were approved as indicated below:

•	Maintain a debt service ratio equal to or greater than 1.2x.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

•

Maintain a consolidated leverage ratio, defined as the ratio of our net debt / EBITDA, less than or equal to 5.00x between December 1, 2020 and December 1, 2021, 4.5x between December 1, 2021 and on December 1, 2022, 4.25x between December 1, 2022 and December 1, 2023 and 3.75x between December 1, 2023 onwards.

•	Maintain an interest coverage ratio equal to or greater than 2.25x from December 1, 2020 onwards.

As of December 31, 2020, the Group is in compliance with the covenants above indicated.

On June 30, 2021, the Group signed an addendum with Scotibank replacing the compliance of the covenants afromentioned as indicated bellow:

•	Maintain a debt service ratio equal to or greater than 1.2x.

As of December 31, 2022, the Group is in compliance with the covenants above indicated.

Banco Santander México, HSBC México, Multiva and Genaro Levinson Marcovich

On September 30, 2022, the Group signed a loan agreement with Banco Santander, HSBC México, Multiva and Genaro Levinson Marcovich through its subsidiaries Grupo Salud Auna México, S.A. de C.V., Hospital y Clínica OCA, S.A. de C.V. and DRJ Inmuebles, S.A. de C.V. for an amount of S/ 1,338,927 thousand. The loan was used to acquire the shares of Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. (note 1.C.i). The transaction costs incurred in connection with this loan amounted to S/ 46,118 thousand and are presented net of debt and amortized using the effective interest rate method.

This agreement has quantitative covenants calculated based on the consolidated financial statements of Auna S.A.A. and Subsidiaries. As of December 31, 2022, the Group complies with the quantitative terms of the following covenants:

•

The consolidated leverage ratio is less than (i) 5.50 to 1.00 for the quarter ending September 30, 2022, (ii) 5.00 to 1.00 for the quarter ending December 31, 2022, and (iv) 4.75 to 1.00 for the quarter ending March 31, 2023 and as of the end of each fiscal quarter thereafter.

•	The consolidated interest coverage ratio is at least 2.25 to 1.00 for the end of each quarter.

(c)	Other bank loans with no covenants

Banco BBVA Peru

As of December 31, 2019, the balance payable to Banco BBVA Peru comprises a short-term loan that accrued interest at an annual variable rate of DTF+3.20%, which will be paid in 2021 (3.75% as of December 31, 2017, which was repaid in January 2018). In December 2020, these loans were prepaid and did not generate penalties for early termination.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

(d)	Reconciliation of movement in liabilities to cash flows arising from financing activities:

In thousands of soles	Financial loan	Deferred Income	Lease liabilities	Derivatives premiums payable	Share capital/ premium	Retained earnings (losses)	Merge reserve	Non-controlling interest	Total
Balance as of January 1, 2022	1,352,444	692	140,583	50,366	622,592	(45,490)	(79,764)	50,094	2,091,517
Changes in cash flows from financing
Proceeds from contributions from non-controlling shareholder	—	—	—	—	—	—	960,679	391,931	1,352,610
Proceeds from loans and borrowings	2,287,819	—	—	—	—	—	—	—	2,287,819
Payment for borrowings from financial obligations	(340,113)	—	—	—	—	—	—	—	(340,113)
Payment of lease liabilities	—	—	(34,758)	—	—	—	—	—	(34,758)
Interest paid	(108,303)	—	—	—	—	—	—	—	(108,303)
Penalty paid for debt prepayment	—	—	(9)	—	—	—	—	—	(9)
Payment for derivatives premiums	—	—	—	(26,461)	—	—	—	—	(26,461)

Total changes from financing cash flows	1,839,403	—	(34,767)	(26,461)	—	—	960,679	391,931	3,130,785

Effect of changes in foreign exchange rates	(99,192)	(128)	(11,664)	—	—	—	—	—	(110,984)

Changes arising from obtaining control of new subsidiaries	62,270	—	21,551	—	—	—	(161,915)	73,901	(4,193)

Changes in fair value	(620)	620	—	—	—	—	—	—	—
Total equity-related other changes	—	—	—	—	—	(95,872)	(9,216)	(33,586)	(138,674)

Other changes
Assets acquired through new leases	—	—	36,617	—	—	—	—	—	36,617
Acquisition of derivative with premiums financing	—	—	—	49,476	—	—	—	—	49,476
Lease contracts cancelled	—	—	(1,231)	—	—	—	—	—	(1,231)
Interest expense	194,363	(304)	11,824	1,994	—	—	—	—	207,877
Transaction costs related to loans and borrowings	(21)	—	—	—	—	—	—	—	(21)
Financial debt prepayment penalty	—	—	9	—	—	—	—	—	9

Balance as of December 31, 2022	3,348,647	880	162,922	75,375	622,592	(141,362)	709,784	482,340	5,261,178

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In thousands of soles	Financial loan	Deferred Income	Lease liabilities	Derivatives premiums payable	Account payables to third parties	Share capital/ premium	Retained earnings (losses)	Merge reserve	Advance payments	Non-controlling interest	Total
Balance as of January 1, 2021	1,208,669	1,211	146,168	35,845	2,407	622,592	(12,623)	(79,764)	(1,148)	51,140	1,974,497
Changes in cash flows from financing
Proceeds from loans and borrowings	38,408	—	—	—	—	—	—	—	—	—	38,408
Payment for borrowings from financial obligations	(5,750)	—	—	—	—	—	—	—	—	—	(5,750)
Payment of lease liabilities	—	—	(29,577)	—	—	—	—	—	—	—	(29,577)
Interest paid	(84,010)	—	—	—	—	—	—	—	—	—	(84,010)
Penalty paid for debt prepayment	—	—	(50)	—	—	—	—	—	—	—	(50)
Payment for other financing of third party	—	—	—	—	(2,325)	—	—	—	—	—	(2,325)
Payment for derivatives premiums	—	—	—	(19,977)	—	—	—	—	—	—	(19,977)
Advance payment for purchase of non-controlling interest	—	—	—	—	—	—	—	—	1,148	—	1,148

Total changes from financing cash flows	(51,352)		(29,627)	(19,977)	(2,325)				1,148		(102,133)

Effect of changes in foreign exchange rates	103,270	(67)	7,582	—	(82)	—	—	—	—	—	110,703

Refinancing of commercial debt to financial debt	4,700	—	—	—	—	—	—	—	—	—	4,700

Changes arising from obtaining control of new subsidiaries	293	—	—	—	—	—	—	—	—	—	293

Changes in fair value	—	—	—	32,094	—	—	—	—	—	—	32,094
Total equity-related other changes	—	—	—		—	—	(32,867)	—	—	(1,046)	(33,913)

Other changes
Assets acquired through new leases	—	—	7,960	—	—	—	—	—	—	—	7,960
Lease contracts cancelled	—	—	(353)	—	—	—	—	—	—	—	(353)
Interest expense	85,122	(452)	8,803	2,404	—	—	—	—	—	—	95,877
Capitalised borrowing costs	1,742	—	—	—	—	—	—	—	—	—	1,742
Financial debt prepayment penalty	—	—	50	—	—	—	—	—	—	—	50

Balance as of December 31, 2021	1,352,444	692	140,583	50,366	—	622,592	(45,490)	(79,764)		50,094	2,091,517

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In thousands of soles	Financial loan	Deferred Income	Lease liabilities	Call spread premiums payable	Derivatives premiums payable	Interest rate swap contracts used for hedging liabilities	Account payables to third parties	Trust funds	Share capital/ premium	Retained earnings (losses)	Merge reserve	Advance payments	Non-controlling interest	Total
Balance as of January 1, 2020	637,743	—	179,084	15,927	—	15,478	4,342	(6,438)	622,592	17,244	(85,296)	(12,756)	16,538	1,404,458
Changes in cash flows from financing
Proceeds from loans and borrowings	1,481,639	—	—	—	—	—	—	—	—	—	—	—	—	1,481,639
Payment for borrowings from financial obligations	(1,072,048)	—	—	—	—	—	—	—	—	—	—	—	—	(1,072,048)
Payment of lease liabilities	—	—	(90,089)	—	—	—	—	—	—	—	—	—	—	(90,089)
Dividends paid	—	—	—	—	—	—	—	—	—	(10,000)	—	—	(7)	(10,007)
Interest paid	(36,995)	—	—	—	—	—	(281)	—	—	—	—	—	—	(37,276)
Penalty paid for debt prepayment	(3,260)	—	(140)		—	—	—	—	—	—	—	—	—	(3,400)
Trust funds	—	—	—	—	—	—	—	6,438	—	—	—	—	—	6,438
Payment for other financing of third party	—	—	—	—	—	—	(1,908)	—	—	—	—	—	—	(1,908)
Payment for call spread premiums	—	—	—	(4,302)	—	—	—	—	—	—	—	—	—	(4,302)
Payment for settlement of derivatives	—	—	—	—	—	(5,296)	—	—	—	—	—	—	—	(5,296)
Contributions from non-controlling shareholder	—	—	—	—	—	—	—	—	—	—	3,120		5,831	8,951

Total changes from financing cash flows	369,336	—	(90,229)	(4,302)	—	(5,296)	(2,189)	6,438	—	(10,000)	3,120	—	5,824	272,702

Effect of changes in foreign exchange rates	47,317	—	6,595	1,345	—	(720)	(27)	—	—	—	—	(63)	—	54,448

Refinancing of commercial debt to financial debt	4,239	—	—	—	—	—	—	—	—	—	—	—	—	4,239

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In thousands of soles	Financial loan	Deferred Income	Lease liabilities	Call spread premiums payable	Derivatives premiums payable	Interest rate swap contracts used for hedging liabilities	Account payables to third parties	Trust funds	Share capital/ premium	Retained earnings (losses)	Merge reserve	Advance payments	Non-controlling interest	Total
Changes arising from obtaining control of subsidiary Portoazul	102,837	—	—	—	—	—	—	—	—	—	—	—	35,755	138,592

Changes in fair value	(5,608)	5,608	—	—	—	10,281	—	—	—	—	—	—	—	10,281
Total equity-related other changes	—		—	—	—	—	—	—	—	(19,867)	—	—	7,060	(12,807)

Other changes
Assets acquired through new leases	—	—	44,956	—	—	—	—	—	—	—	—	—	—	44,956
Cash flow hedges settlement	—	—	—	—	—	5,296	—	—	—	—	—	—	—	5,296
Acquisition of derivative with premiums financing	—	—	—	—	14,054	—	—	—	—	—	—	—	—	14,054
Acquisition of non-controlling interest	—	—	—	—	—	—	—	—	—	—	2,366	11,671	(14,037)	—
Lease contracts cancelled	—	—	(6,486)	—	—	—	—	—	—	—	—	—	—	(6,486)
Interest expense	48,310	(4,397)	12,107	438	142	—	281	—	—	—	—	—	—	56,881
Capitalised borrowing costs	1,235	—	—	—	—	—	—	—	—	—	—	—	—	1,235
Financial debt prepayment penalty	3,260	—	140	—	—		—	—	—	—	—	—	—	3,400
Unwind of derivative financial instruments net of premiums payable	—	—	—	(13,408)	21,649	(25,039)	—	—	—	—	—	—	—	(16,798)
Others	—	—	—	—	—	—	—	—	—	—	46	—	—	46

Balance as of December 31, 2020	1,208,669	1,211	146,167	—	35,845	—	2,407	—	622,592	(12,623)	(79,764)	(1,148)	51,140	1,974,497

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

16.	Trade Accounts Payable

As of December 31, the trade accounts payable of the Group are stated in the following currencies:

In thousands of soles	2022	2021	2020
Soles	199,582	208,320	175,970
US dollars	31,217	58,416	24,901
COP	233,627	189,300	155,158
MXN	48,234	—	—

	512,660	456,036	356,029

Current	512,587	454,098	351,247

Non-current	73	1,938	4,782

The trade accounts payable are mainly related to the acquisition of supplies, materials and services for the Group’s performance. These accounts payable have current maturity and do not bear interest. As of December 31, 2022, 2021 and 2020, they include: i) medical fees payable by the Peruvian, Colombian and Mexican subsidiaries amounting to S/ 23,840 thousand, S/ 46,105 thousand and S/ 23,336 thousand, respectively, and ii) contract liabilities related to the advance consideration received from patients for healthcare services, for which revenue is recognised over time amounting to S/ 14,222 thousand, S/ 10,248 thousand and S/ 14,124 thousand, respectively. They are stated in soles, COP and MXN and have current maturity.

Likewise, the Group participates in a supply chain finance program under which its suppliers may elect to receive early payment of their invoices from a bank by factoring their receivables from the Group. Under the arrangement, a bank agrees to pay amounts to a participating supplier in respect of invoices owed by the Group and receives settlement from the Group later. The principal purpose of this program is to facilitate efficient payment processing and enable the willing suppliers to sell their receivables due from the Group to a bank before their due date. The Group has not derecognized the original liabilities to which the arrangement applies because neither a legal release was obtained, nor the original liability was substantially modified on entering into the arrangement. From the Group’s perspective, the arrangement does not significantly extend payment terms beyond the normal terms agreed with other suppliers that are not participating. As of December 31, 2022, December 31, 2021 and December 31, 2020, the amounts related to supplier factoring facility are S/ 64,789 thousand, S/ 54,190 thousand and S/ 37,215 thousand, respectively. The payments to the bank are included within operating cash flows because they continue to be part of the normal operating cycle of the Group and their principal nature remains operating – i.e., payments for the purchase of goods and services. The payments to a supplier by the bank are considered non-cash transactions and amounted to S/ 281,788 thousand , S/ 108,370 thousand and S/ 45,201 thousand at December 31, 2022, December 31, 2021 and December 31, 2020, respectively.

As of December 31, 2022, 2021 and 2020 the non-current portion corresponds to payments agreements with suppliers of the Colombian subsidiaries with maturities between 12 and 36 months.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

17.	Other Accounts Payable

As of December 31, this caption comprises the following:

In thousands of soles	Note	2022	2021	2020
Current
Employee benefits (d)		62,960	56,322	51,593
Taxes payable		24,197	18,265	21,061
Derivatives Fx premiums and accounts payable for “unwind” (c)		29,223	24,684	11,631
Constructions in progress and medical equipment payable		3,794	4,635	11,614
Deposits in guarantee		1,942	2,274	2,404
Commissions payable (a)		7,459	5,917	5,584
Account payables to third parties (b)		—	—	2,407
Contingent consideration	1.C.ii, iii, iv	69,470	459	—
Other accounts payable (e)		17,118	9,837	3,490

		216,163	122,393	109,784

Non-current
Employee benefits (d)		3,957	—	—
Derivatives Fx premiums and accounts payable for “unwind” (c)		46,152	25,682	24,214
Contingent consideration	1.C.ii, iii, iv	—	389	—
Put and call liability	1.C.ii	136,938	—	—
Account payables to former shareholder		90,134	—	—

		277,181	26,071	24,214

(a)	Corresponds to the sales commissions payable for the sales of corporate and individual oncologic healthcare plans.
(b)

As of December 31, 2020, corresponds mainly to accounts payable to third parties for outstanding payment for the purchase of shares of PMLA’s subsidiaries for S/ 2,407 thousand, (S/ 4,342 thousand as of December 2019). During 2021, the outstanding balance was paid completely.

(c)	Derivatives premiums financing

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

As of December 31, 2022,2021 and 2020, the balance corresponds to the liabilities payable of the premiums of the “purchase collar and long forward” agreements with semi-annual equal payments (note 9).

In thousands of soles	Maturity	Currency of origin	Annual nominal interest rate	Current Portion	Non-current portion	December 31, 2022
Goldman Sachs Bank	2023	S/	3.52%	18,198	—	18,198
Citibank	2025	S/	1.67%	—	35,767	35,767
Citibank	2026	S/	1.67%	3,413	10,385	13,798

				21,611	46,152	67,763

In thousands of soles	Maturity	Currency of origin	Annual nominal interest rate	Current Portion	Non-current portion	December 31, 2021
Goldman Sachs Bank	2023	S/	3.52%	17,458	18,116	35,574

				17,458	18,116	35,574

In thousands of soles	Maturity	Currency of origin	Annual nominal interest rate	Current portion	Non-current portion	December 31, 2020
Goldman Sachs Bank	2023	S/	3.52%	4,603	9,582	14,185

				4,603	9,582	14,185

Accounts payable for novation of the old derivatives.

As of December 31, 2022, 2021 and 2020, the outstanding balance corresponds to the liabilities payable to Goldman Sachs Bank as a consequence of the transfer for novation of the old derivatives call spread and swaps agreements with semi-annual equal payments (note 9).

In thousands of soles	Maturity	Currency of origin	Annual nominal interest rate	Current portion	Non-current portion	December 31, 2022
Goldman Sachs Bank	2023	S/	3.52%	7,612	—	7,612

				7,612	—	7,612

In thousands of soles	Maturity	Currency of origin	Annual nominal interest rate	Current portion	Non-current portion	December 31, 2021
Goldman Sachs Bank	2023	S/	3.52%	7,226	7,566	14,792

				7,226	7,566	14,792

In thousands of soles	Maturity	Currency of origin	Annual nominal interest rate	Current portion	Non-current portion	December 31, 2020
Goldman Sachs Bank	2023	S/	3.52%	7,028	14,632	21,660

				7,028	14,632	21,660

(d)

Corresponds to compensation and other short-term benefits payable to personnel to S/ 61,657 thousand (S/ 56,322 thousand and S/ 51,593 thousand for December 31, 2021 and 2020, respectively). Also, includes a defined benefit liability of Mexican Subsidiaries as of December 31, 2022 amounted to S/ 5,260 thousand. There is no plan assets.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The following table shows a reconciliation from the opening balances to the closing balances for the defined benefit liability and its components:

	Seniority premium		Retirement Benefits	Total
In thousands of soles	Note	2022	2022	2022
Business combination balances	1.C	4,420	298	4,718
Included in profit or loss
Current service cost		93	5	98
Interest cost		98	5	103
Benefits paid		(22)	(25)	(47)

		169	(15)	154

Included in OCI
Remeasurement of actuarial loss (gain) arising from:
Experience adjustment		393	(54)	339
Financial assumptions		95	3	98
Exchange difference		(47)	(2)	(49)

		441	(53)	388

Balance at December 31,		5,030	230	5,260

Current				1,303

Non-current				3,957

The following were the principal actuarial assumptions at the reporting date (expressed as weighted averages):

In percent	Seniority premium	Retirement Benefits
Discount rate	9.5%	9.5%
Salary growth rate	5.0%	5.0%
Rate of increase in minimum wage	5.2%	5.2%

Reasonably possible changes at the reporting date to one of the relevant actuarial assumptions, holding other assumptions constant, would have affected the defined benefit obligation by the amounts shown below:

	Seniority premium	Retirement Benefits	Total
In thousands of soles	2022	2022	2022
Discount rate sensitivity analysis
Effect of an increase of 0.50%
Defined Benefit Obligation impact	79	3	98
Current Service Cost impact	7	1	8
Effect of an decrease of 0.50%
Defined Benefit Obligation impact	(83)	(3)	(85)
Current Service Cost impact	(7)	(1)	(8)

(e)	As of December 31, 2022, other accounts payable include collections in favor of Citibank del Perú S.A.A. for S/. 18,800 thousand, under the factoring contracts signed with the Group’s companies.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

18.	Provisions

As of December 31, this caption comprises the following:

In thousands of soles	Note	IBNR (i)	Outstanding claims reserve (i)	Other provisions	Total
As of January 1, 2020		1,886	1,155	4,979	8,020
Annual provision		1,514	—	1,100	2,614
Paid during the year		(1,886)	(1,014)	(1,359)	(4,259)
Business combination balances	1.C.v	—	—	1,225	1,225
Exchange difference		—	—	332	332

As of December 31, 2020		1,514	141	6,277	7,932

As of January 1, 2021		1,514	141	6,277	7,932
Annual provision		2,244	—	2,159	4,403
Paid during the year		(1,349)	(28)	(678)	(2,055)
Business combination balances	1.C.iii	—	—	1,254	1,254
Exchange difference		—	—	(449)	(449)

As of December 31, 2021		2,409	113	8,563	11,085

Adoption of IFRS 17		(2,409)	—	—	(2,409)

As of January 1, 2022		—	113	8,563	8,676
Annual provision		—	—	380	380
Paid during the year		—	—	(2,145)	(2,145)
Business combination balances	1.C.i	—	—	14,119	14,119
Exchange difference		—	—	(1,056)	(1,056)

As of December 31, 2022		—	113	19,861	19,974

(i)

IBNR and outstanding claims reserve are related to insurance contract liabilities and only represent our outstanding third party obligations and do not include amounts related to our customers that are part of the insurance premium program note 4.M.i.

•	Insurance provisions and expenses

Incurred but not reported (IBNR)

These provisions include the reserves for IBNR to the consolidated financial statement date (note 4.M.i). As of December 31, 2022, 2021 and 2020, the reserves of the oncology healthcare plans were determined using the Chain Ladder methodology. As of December 31, 2022, these reserves were estimated using a new reserving model based on a mix of several methods. As of December 31, 2022 for the general healthcare plan called “Auna Salud “, the claims reserves are estimated through the projection of the latest claims based on hospital guarantee letters and outpatient care requests. As of December 31, 2022, 2021 and 2020 the key assumptions of the oncologic healthcare plans, and the general healthcare plan, include the weighted average of the evolution of past claims, which are projected in the future, for an amount of S/ 1,978 thousand, S/ 745 thousand and S/ 1,163 thousand, respectively.

Outstanding claims reserve

These provisions include unsettled events based on the notices for claims received up to the consolidated financial statement date.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Insurance expenses

The insurance expenses incurred by Oncosalud S.A.C., the Groups’s insurance subsidiary and presented in its separate financial statements for the years ended December 31, 2022, 2021 and 2020 were considered to perform the liability adequacy test in accordance with IFRS 4 “Insurance Contracts” (note 4.M.ii).

The insurance expenses incurred by Oncosalud S.A.C. are as follows:

In thousands of soles	Cost of sales and services (i)
	2022	2021	2020
Medicines	167,278	160,642	142,532
Room service for inpatients	34,091	22,844	16,015
Medical consultation fees	41,334	44,960	20,502
Auxiliary services and clinical laboratory	122,800	67,130	50,763
Surgery fees	20,934	15,785	11,227
Technical reserves for healthcare services	2,138	2,244	1,514

	388,575	313,605	242,553

(i)

These expenses are included in the cost of sales and services in our consolidated statement of profit or loss and other comprehensive income after deducting the margin mark-up. For the years ended December 31, 2022, 2021 and 2020, the margin applied was calculated using the same basis as what we charge third parties for these services and the overall average margin applied in each period was 18%, 14% and 11%, respectively.

Due to the vertical integration of the Group’s companies, these insurance expenses incurred by Oncosalud S.A.C. and the corresponding trade and other accounts payable are eliminated with the transactions performed with Oncocenter Perú S.A.C. and the Company’s healthcare services subsidiaries note 27.b.i.

The insurance technical reserves presented in Oncosalud S.A.C.’s separate financial statements and also presented in the Group’s consolidated financial statements as of December 31, 2022, 2021 and 2020 such as unearned premium reserve (see note 19), IBNR and outstanding claims reserve have been adequate and sufficient to meet the estimated value of future commitments of insurance contracts.

Other provisions

As of December 31, 2022, comprise mainly the estimate of provision for present obligation from civil, labor and tax judicial processes amounting to S/ 3,481 thousand of Colombian subsidiaries, S/ 3,147 thousand for the Group’s Peruvian subsidiaries and S/ 13,987 thousand from Mexican subsidiaries. As of December 31, 2021, comprise mainly the estimate of provision for present obligations amounting to S/ 5,241 thousand of Colombian subsidiaries provisions from civil, labor and tax and S/ 3,322 thousand from Peruvian subsidiaries. As of December 31, 2020, comprise mainly the estimate of provision for present obligation amounting to S/ 5,150 thousand for the Group’s Colombian subsidiaries provisions from civil and labor and S/ 1,127 thousand from the Group’s Peruvian subsidiaries.

19.	Unearned Premiums Reserve

As of December 31, 2021 and 2020, the Company maintain premiums paid in advanced by customers relate to risks that have not yet expired as of the date of the consolidated statement of financial position for S/ 63,969 thousand and S/ 60,245 thousand, respectively. See note 4.M.i .

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

20.	Equity

A.	Share capital

As of December 31, 2022, 2021 and 2020, the share capital is represented by 236,545,679 class “A” and 1,000 class “B” ordinary shares with a par value of S/ 1.00 each.

Each share of our common stock represents the same economic interest, except that, as provided in our by-laws, each year that dividends are distributed, the class A shares benefit from the right to receive a preferred dividend consisting of 100% of any dividends distributed until we have distributed US$ 1 billion in the aggregate in dividends. The excess dividends that the general shareholders’ meeting decides to distribute will be distributed proportionally to the equity interest held by shareholders in both class “A” and class “B” shares.

On February 24, 2020, the General Shareholder´s Meeting approved the downstream merger between the Company, and its shareholder Ventura Salud S.A.C. and Enfoca Salud S.A.C. The Company has recognized this merger as common control transactions according with IFRS 3 and it was recognized at historical cost. This transaction represents only an exchange of equivalent shares between the Company and its aforementioned shareholders, the effect of this transaction was S/ 46 thousand recognized in equity in merger reserve as a result of the difference between the consideration paid (shares issued) and the capital of the legally disappearing companies.

On April 25, 2022, the General Shareholder´s Meeting approved the downstream merger between the Company, and its shareholder Enfoca Discovery 1 S.A.C. and Enfoca Discovery Parallel S.A.C. The Company has recognized this merger as common control transactions and it was recognized at historical cost. This transaction represents only an exchange of equivalent shares between the Company and its aforementioned shareholders, the effect of this transaction was S/ 50 thousand recognized in equity in merger reserve as a result of the difference between the consideration paid (shares issued) and the capital of the legally disappearing companies.

As a result of this merger the former shareholders Ventura Salud S.A.C. and Enfoca Salud S.A.C. ceases to exist and the shareholders of these companies received shares in the Company.

As a result of the aforementioned reorganization process as of December 31, 2022, the new share capital structure is as follows:

Range of shareholding percentage	Number of Shareholders	Participation Percentage
From 0.01 to 0.79	5	2.47
From 0.80 to 2.37	4	9.50
From 2.38 to 9.13	4	29.77
From 9.14 to 58.26	1	58.26

	14	100.00

As of December 31, 2021 and 2020 the share capital structure is as follows:

Individual shareholding percentage	Number of Shareholders	Participation Percentage
From 0.01 to 0.85	5	3.22
From 0.86 to 2.37	4	9.48
From 2.38 to 9.83	5	37.49
From 9.84 to 49.81	1	49.81

	15	100.00

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

B.	Share premium

On December 20, 2018, the General Shareholder’s Meeting approved an increase in the capital by S/ 242,114 thousand through cash contributions received from Enfoca Group distributed as follows: i) S/ 32,184 thousand to share capital and ii) S/ 209,930 thousand to share premium.

C.	Other capital reserves

According to the Companies Act, the Company is required to allocate at least 10% of its annual net income to a legal reserve after deducting accumulated losses. This allocation is required until the reserve equals 20% of paid-in capital. The legal reserve can be used to compensate losses in the absence of nondistributed earnings or nonrestricted reserves and must be restored with future earnings. This reserve may also be capitalized, but it shall be subsequently restored.

As of December 31, 2022, the Group allocated S/ 5,074 thousand to a legal reserve (S/ 6,394 thousand and S/ 12,763 thousand at December 31, 2021 and 2020).

D.	Translation reserve

Translation reserve includes all exchange differences resulting from the translation of the financial statements of foreign operations. As of December 31, 2022, 2021 and 2020, the Group recognizes the translation differences of the consolidated financial statements of the subsidiary Auna Colombia in translation reserve of the consolidated statement of profit or loss and other comprehensive income.

E.	Cost of hedging reserve

The cost of hedging reserve reflects gain or loss on the portion excluded from the designated hedging instrument that relates to the forward element of forward contract and as well as the time value of purchased collar contracts. It is initially ecognized in OCI and accounted for similarly to gains or losses in the hedging reserve.

F.	Hedging reserve

Hedging reserve includes the effective portion of the accumulated net change in the fair value of the hedging instruments used in cash flow hedges with subsequent recognition in profit or loss. This reserve is recognized net of deferred income tax.

G.	Merger reserve and other reserves

Merger reserve represents the difference between the nominal value of the 89,599,965 shares issued with a par value of S/ 1.00 each in exchange for the nominal value of 4,590,656 shares of the subsidiary Oncosalud S.A.C. acquired under common control with a par value of S/ 1.00 each. Also, the merge reserve includes the difference between the carrying amount of NCI acquired and the consideration paid to NCI.

During 2020, the difference between the carrying amount of NCI acquired of the subsidiary PMLA and the consideration paid to NCI was S/ 2,366 thousand (note 20.I). Also in October 2020, the non-controlling shareholders of the subsidiary Clínica Portoazul S.A. acquired 306 ordinary shares of this entity, as consequence the difference between the carrying amount of NCI acquired and the cash contribution was S/ 3,120 thousand.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In addition, this account includes “other reserves” of S/ 161,915 thousand as a result of the initial and subsequent recognition of the “put and call liability” with the non-controlling shareholders, in accordance with the SPA of Oncomedica S.A.

On September 28, 2022, the General Shareholder’s Meeting of the subsidiary Auna Salud S.A.C approved an increase in the capital by S/ 1,352,610 thousand through cash contributions received from Heredia Investments S.A.C., an indirect subsidiary of Enfoca Group (ultimate controlling party), as follows: i) S/ 214,431 thousand to share capital and ii) S/ 1,138,179 thousand to share premium. This contribution by this Non-controlling interest diluted the participation of Auna S.A.A. in Auna Salud S.A.C. from 100% to 78.80% and its controlled subsdiaries.

H.	Dividends

The dividends distributed to the shareholders other than entities domiciled in Peru are subject to an income tax of 5.0% in 2020 and 2019 to be paid by the shareholders. Such a tax is withheld and liquidated by the Group.

The Annual General Shareholders’ Meeting, held on June 30, 2020, approved the distribution of dividends for S/ 10,000 thousand (S/ 1 thousand per common share). In addition, the Annual General Shareholders’ Meeting of PMLA held on March 1, 2020 approved the distribution of dividends for S/ 7 thousand to non-controlling shareholders. During the year 2021, the Group did not distribute dividends.

I.	Non-controlling interests

The following table summarizes the information related to each of the Group´s subsidiaries that has material NCI, before any intra-group eliminations.

In thousands of soles	Clínica Vallesur	Clínica Miraflores	PMLA	Clinica Portoazul	Oncomedica	Auna Salud	Total
December 31, 2022
NCI percentage	30.47%	23.30%	21.38%	51.93%	44.84%	21.20%

Net assets	2,243	(2,444)	493,913	116,815	230,063	1,054,425	1,895,015

Net assets attributable to NCI	684	(569)	105,605	60,664	103,160	223,538	493,082

Profit (loss)	1,149	802	(34,894)	20,895	38,702	(58,988)	(32,334)

Other Comprehensive Income (OCI)	—	—	(111,752)	(28,666)	(54,977)	100,761	(94,633)

Total comprehensive income	1,149	802	(146,646)	(7,771)	(16,275)	41,774	(126,967)

Profit allocated to NCI	350	187	(7,461)	10,851	17,354	(12,505)	8,776

OCI allocated to NCI	—	—	(23,894)	(14,887)	(24,652)	21,362	(42,071)

Total comprehensive income allocated to NCI	350	187	(31,355)	(4,036)	(7,298)	8,856	(33,295)

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In thousands of soles	Clínica Vallesur	Clínica Miraflores	PMLA	Clinica Portoazul	Total
December 31, 2021
NCI percentage	11.77%	5.83%	0.23%	39.00%

Net assets	1,096	(1,509)	636,087	124,590	760,264

Net assets attributable to NCI	129	(88)	1,463	48,590	50,094

Profit (loss)	(1,139)	(1,418)	(651)	9,429	6,221
Other Comprehensive Income (OCI)	—	—	(49,583)	(11,237)	(60,820)

Total comprehensive income	(1,139)	(1,418)	(50,234)	(1,808)	(54,599)

Profit allocated to NCI	(134)	(83)	(1)	3,677	3,459
OCI allocated to NCI	—	—	(114)	(4,382)	(4,496)

Total comprehensive income allocated to NCI	(134)	(83)	(115)	(705)	(1,037)

In thousands of soles	Clínica Vallesur	Clínica Miraflores	PMLA	Clinica Portoazul	Total
December 31, 2020
NCI percentage	11.77%	5.83%	0.23%	39.00%

Net assets	2,234	(86)	686,957	126,415	815,520

Net assets attributable to NCI	263	(5)	1,580	49,302	51,140

Profit (loss)	(5,333)	(1,816)	16,670	6,210	15,731
Other Comprehensive Income (OCI)	—	—	17,422	13,574	30,996

Total comprehensive income	(5,333)	(1,816)	34,092	19,784	46,727

Profit allocated to NCI	(628)	(106)	38	2,422	1,726
OCI allocated to NCI	—	—	40	5,294	5,334

Total comprehensive income allocated to NCI	(628)	(106)	78	7,716	7,060

As of December 31, 2019, the Group paid in advance the amount S/ 12,756 thousand equivalent to 2.68% of shares of the non-controlling interest in 2019. On January 3, 2020, the Group completed the acquisition of additional 2.45% interest, equivalent to S/ 11,671 thousand, of Promotora Médica Las Américas S.A., increasing its ownership from 97.32% to 99.77%. The carrying amount of non controlling interest adquired on the date of the acquisition was S/ 14,037 thousand. Four shareholders refused to sell their interest, as a result, the difference of S/ 1,148 thousand, that include S/ 63 thousand of exchange difference, it is managed by BTG Pactual Fiduciary and it is included in ‘other assets’. In July 2021, this amount was recovered in cash.

In October 2020, the non-controlling shareholders of Clínica Portoazul S.A. acquired 306 ordinary shares of this entity for a cash consideration of S/ 8,951 thousand, equivalent to additional 5.55% interest, increasing its ownership from 33.45% to 39.00%. In 2022, the cash contribution of Heredia Investment S.A.C. (note 20.G) in Auna Salud S.A.C. the non-controlling interests increase from 39.00% to 51.93%.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

21.	Revenue

A.	Revenue streams

The Group generates revenue primarily from the sale of oncologic healthcare plans and healthcare services to its customers.

This caption comprises the following:

In thousands of soles	2022	2021	2020
Revenue from contracts with customers
Healthcare services (i)	1,514,639	1,092,489	703,544
Sale of medicines	220,905	200,452	173,698
Loyalty program	—	233	182

Total revenue from contracts with customers	1,735,544	1,293,174	877,424

Insurance revenue	716,064	630,545	566,358

Total revenue	2,451,608	1,923,719	1,443,782

Premiums earned comprises the following:

In thousands of soles	2022	2021	2020
Oncology plans	664,971	606,580	560,086
General healthcare services plans	51,093	23,965	6,272

Total insurance revenue	716,064	630,545	566,358

Timing of revenue recognition
Products transferred at a point in time	220,905	200,451	173,698
Products and services transferred over time	1,514,639	1,092,723	703,726

Total revenue from contracts with customers	1,735,544	1,293,174	877,424

(i)	The amounts reported in Healthcare services revenue line item do not include revenue recognized for customers that are part of the Company’s insurance premium program.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

B.	Disaggregation of revenue from contracts with customers

This caption comprises the following:

In thousands of soles	Reportable segments		Total
	Oncosalud Peru	Healthcare services
For the year ended December 31, 2022
Primary geographical markets
Peru	789,093	551,028	1,340,121
Colombia	—	895,366	895,366
Mexico	—	216,121	216,121

For the year ended December 31, 2021
Primary geographical markets
Peru	737,836	510,850	1,248,686
Colombia	—	675,033	675,033

For the year ended December 31, 2020
Primary geographical markets
Peru	640,480	383,922	1,024,402
Colombia	—	419,380	419,380

C.	Contract balances

The following table provides information about receivables from contracts with customers.

In thousands of soles	Note	2022	2021	2020
Receivables, which are included in “trade accounts receivable”	6	589,308	352,941	371,010
Contract liabilities, which are included in “trade accounts payable”	16	(14,222)	(10,248)	(14,124)

The contract assets primarily relate to the Group’s rights to consideration for service completed but not billed at the reporting date. The contract assets are transferred to receivables when the rights become unconditional. This usually occurs when the Group issues an invoice to the customer.

The contract liabilities primarily relate to the advance consideration received from patients for healthcare services, for which revenue is recognized over time. This will be recognized as revenue over the next 12 months.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

22.	Cost of Sales and Services, Selling Expenses and Administrative Expenses

This caption comprises the following:

In thousands of soles	Note	Cost of sales and services			Selling expenses			Administrative expenses			Total
		2022	2021	2020	2022	2021	2020	2022	2021	2020	2022	2021	2020
Medicines		622,923	503,951	383,106	—	—	—	—	—	—	622,923	503,951	383,106
Auxiliary services and clinical laboratory		37,346	26,494	17,821	—	—	—	—	—	—	37,346	26,494	17,821
Room service for inpatients		25,395	23,894	17,108	—	—	—	—	—	—	25,395	23,894	17,108
Surgery fees		142,065	110,184	57,609	—	—	—	—	—	—	142,065	110,184	57,609
Medical consultation fees		71,675	49,233	39,366	—	—	—	—	—	—	71,675	49,233	39,366
Technical reserves for healthcare services		—	2,244	1,514	—	—	—	—	—	—	—	2,244	1,514
Insurance contracts		1,929	—	—	—	—	—	—	—	—	1,929	—	—
Personnel expenses (a)		482,845	396,285	292,962	60,166	51,940	46,596	188,029	184,617	142,412	731,040	632,842	481,970
Services provided by third parties (b)		79,189	55,927	49,668	103,656	102,434	82,196	192,598	143,848	84,945	375,443	302,209	216,809
Depreciation	11, 13	92,538	54,791	46,068	12	25	29	14,486	9,886	11,324	107,036	64,702	57,421
Amortization	12	2,329	2,300	1,625	—	—	—	28,726	10,393	5,653	31,055	12,693	7,278
Other management charges		13,643	11,448	7,354	5,924	4,663	4,200	36,290	36,373	16,335	55,857	52,484	27,889
Tax expenses		27	33	153	45	20	35	17,395	15,563	12,692	17,467	15,616	12,880

		1,571,904	1,236,784	914,354	169,803	159,082	133,056	477,524	400,680	273,361	2,219,231	1,796,546	1,320,771

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

(a)	Personnel expenses comprise the following:

In thousands of soles	2022	2021	2020
Remunerations	492,354	408,851	304,140
Legal bonuses	57,491	52,794	39,165
Health insurance for employees	75,419	61,793	49,871
Bonuses	6,916	18,791	14,762
Severance payment	39,316	34,842	26,673
Vacations	36,029	31,307	22,700
Employees’ profit sharing	4,375	5,269	8,086
Board of Directors’ remuneration	4,006	4,036	2,770
Compensation to personnel	7,004	5,076	2,338
Training	1,290	1,096	436
Other benefits	6,840	8,987	11,029

	731,040	632,842	481,970

(b)	Services provided by third parties include the following:

In thousands of soles	2022	2021	2020
Sales commission (i)	56,837	58,277	51,334
Advisory and consulting fees	79,639	55,079	34,173
Leases	30,173	20,611	14,479
Credit card commission	22,386	19,923	16,548
Service and repair	51,866	40,909	27,783
Custodial and cleaning services	26,141	27,631	20,621
Advertisement	22,344	25,089	13,642
Utilities	34,004	20,689	15,893
Hosting	11,887	10,184	5,265
Collection expenses	1,516	1,090	1,247
Travel and entertainment expenses	2,373	1,484	626
Others	36,277	21,243	15,198

	375,443	302,209	216,809

(i)

For the years ended December 31, 2021 and 2020, Sales commission, recognized in Selling Expenses, include amortization of deferred acquisitions costs for S/ 10,038 thousand and S/ 11,495 thousand, respectively (note 7.(j))

(c)

For the year ended December 31, 2022, personnel expenses, services provided by third parties and other management charges, include amortizations of insurance acquisition cash flows for S/ 115,119 thousand (note 33).

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

23.	Other Income

This caption comprises the following:

In thousands of soles	Note	2022	2021	2020
Gain on bargain purchase of subsidiary	1.C.v	—	—	4,495
Income for parking (a)		3,227	2,146	1,589
Indemnization for claims		1,551	390	629
Investment property rentals		4,374	988	1,045
Increase in fair value of investment property		173	60	—
Receivable recoveries (b)		10,743	759	—
Tax recoveries		20	44	205
Gain on sale of property, furniture and equipment		111	—	174
Debt Forgiveness and donations received		—	134	1,992
Others		1,459	3,577	1,960

		21,658	8,098	12,089

(a)	Corresponds to the administration, parking, and valet parking services provided by the clinics. Income for parking is recognized once the service has been rendered.
(b)	Mainly corresponds to recoveries of receivables that were expected as uncollectable at the acquisition date of Oncomedica S.A.

24.	Other Expenses

In thousands of soles	2022	2021	2020
Loss on disposal of intangibles	1,028	—	—
Loss on disposal of right-of-use assets net of leases	—	—	321

	1,028	—	321

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

25.	Net Finance Costs

This caption comprises the following:

In thousands of soles	Note	2022	2021	2020
Finance income
Cash flow hedges settlement – call spread		—	—	1,670
Interest income under the effective interest		150	158	1,074
Interest on term deposits		6,734	1,590	1,014
Exchange difference (a)		—	5,851	—
Others		26	7	15

		6,910	7,606	3,773

Finance cost
Financial liabilities measured at amortized cost – interest expense (c)		196,673	87,074	44,774
Interest from leases liabilities		11,824	8,803	12,107
Exchange difference (a)		57,771	—	45,545
Cash flow hedges – reclassified from OCI for costs of hedging reserve		28,097	22,064	1,540
Change in fair value of contingent consideration (d)		6,692	—	—
Financial assets at FVTPL – net change in fair value:Derivate assets mandatorily measured at FVTPL		4,377	—	—
Cash flow hedges – reclassified from OCI for hedging reserve		—	—	906
Cash flow hedges settlement – interest rate swaps	9	—	—	5,296
Unwind of derivative financial instruments measured at FVOCI		—	—	21,517
Financial debt prepayment penalty		9	50	3,400
Others (b)		7,258	4,228	1,651

		312,701	122,219	136,736

(a)

In 2022, the net exchange difference includes an effect for S/ 53,400 (S/ 112,200 thousand and S/ 14,100 thousand in 2021 and 2020, respectively) for the cash flow hedges reclassified from OCI (note 9.A).

(b)	For years 2022, 2021 and 2020, its includes mainly cost of factoring for S/ 5,191 thousand, S/ 1,172 thousand and S/ 468 thousand, respectively.
(c)	For years 2022, 2021 and 2020, its includes S/ 304 thousand, S/ 457 thousand and S/ 4,397 thousand related to government grants of interest expenses (note 4.O), respectively.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

(d)	The movement of contingent consideration is the following:

In thousands of soles	2022	2021
Balances as of January 1,	848	—
Acquired through business combination	79,461	848
Change in fair value of contingent consideration	6,692	—
Payment of contingent consideration	(397)	—
Exchange difference	(17,134)	—

Balances as of December 31,	69,470	848

26.	Earnings per Share

The net earnings per ordinary share were determined based on the net income attributable to shareholders of the Group and weighted-average number of class A shares outstanding as follows:

In thousands of soles	2022	2021	2020
Net loss for the year attributable to owners of the Company	(85,315)	(26,473)	(7,104)
Number of shares (class A)	236,545,679	236,545,679	236,545,679
Weighted average number of ordinary shares at December 31	236,545,679	236,545,679	236,545,679

Basic and diluted earnings per share	(0.36)	(0.11)	(0.03)

The earnings per share calculated include only class “A” shares because the net profit for the year ended December 31, 2022, 2021 and 2020, does not excess the limited of US$ 1 billion to distribute dividends to class “B” shares (note 20.A).

The Group has no dilutive potential ordinary shares as of December 31, 2022, 2021 and 2020.

There have been no other transactions involving common shares and investment shares between the reporting date and the date of the authorization of these consolidated financial statements.

27.	Operating Segments

A.	Basis for segmentation

The Group has determined three reportable segments. These operating segments are components of a company about which separate financial information is available that is regularly evaluated by the Board of Directors (Chief operating decision maker) in deciding how to allocate resources and assess performance.

The following summary describes the operations of each reportable segment.

Reportable segments	Operations
Oncosalud Peru	Including our prepaid oncologic healthcare plans and healthcare services related to the treatment of cancer.

Healthcare services in Peru	Corresponds to medical services within the network of clinics and health centers in Peru.

Healthcare services in Colombia	Corresponds to medical services within the network of clinics and health centers in Colombia.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

B.	Information about reportable segments

Information related to each reportable segment is set out below. Segment profit (loss) before tax is used to measure performance because the chief operating decision maker believes that this information is the most relevant for the Group.

	Reportable segments
In thousands of soles	Oncosalud Peru	Healthcare services in Peru	Healthcare services in Colombia	Healthcare services in Mexico	Total reportable segments	Holding and eliminations	Total
2022
External revenues	789,093	551,028	895,366	216,121	2,451,608	—	2,451,608
Inter-segment revenue (i)	26,031	179,303	—	—	205,334	(205,334)	—

Segment revenue	815,124	730,331	895,366	216,121	2,656,942	(205,334)	2,451,608

External cost of service	(240,855)	(553,885)	(620,407)	(156,757)	(1,571,904)	—	(1,571,904)
Inter-segment cost of service (i)	(178,882)	(24,409)	—	—	(203,291)	203,291	—

Segment cost of service	(419,737)	(578,294)	(620,407)	(156,757)	(1,775,195)	203,291	(1,571,904)

Gross profit	395,387	152,037	274,959	59,364	881,747	(2,043)	879,704

External selling expenses	(146,016)	(15,881)	(5,741)	(718)	(168,356)	(1,447)	(169,803)

Segment selling expenses	(146,016)	(15,881)	(5,741)	(718)	(168,356)	(1,447)	(169,803)

External administrative expenses	(69,159)	(76,153)	(153,137)	(46,193)	(344,642)	—	(344,642)
Inter-segment administrative expenses	(228)	(2,586)	—	—	(2,814)	2,814	—
Corporate expenses	(79,570)	(52,910)	(5,895)	—	(138,375)	5,493	(132,882)

Segment administrative expenses	(148,957)	(131,649)	(159,032)	(46,193)	(485,831)	8,307	(477,524)

Impairment losses on trade receivables	2,359	4,097	(4,744)	(132)	1,580	—	1,580

Other expenses	—	—	—	—	—	(1,028)	(1,028)
Other income	(360)	3,663	15,318	1,909	20,530	1,128	21,658
Inter-segment other income	9,393	764	—	—	10,157	(10,157)	—

Other income	9,033	4,427	15,318	1,909	30,687	(9,029)	21,658

Segment operating profit (loss)	111,806	13,031	120,760	14,230	259,827	(5,240)	254,587

Share of profit of equity accounted investees, net of taxes	1,559	—	2,198	—	3,757	—	3,757
Exchange difference, net	(3,863)	778	(131,039)	(1,651)	(135,775)	78,004	(57,771)
Interest expense, net	(40,733)	(25,619)	(62,142)	(63,021)	(191,515)	(56,505)	(248,020)

Segment profit (loss) before tax	68,769	(11,810)	(70,223)	(50,442)	(63,706)	16,259	(47,447)

Other disclosures
Depreciation and amortization	(25,375)	(38,835)	(27,816)	(37,698)	(129,724)	(8,367)	(138,091)
Capital expenditure	(43,702)	(38,342)	(82,128)	(2,988)	(167,160)	(7,423)	(174,583)

Segment assets	1,943,792	815,574	1,805,816	3,289,686	7,854,868	(1,261,205)	6,593,663

Segment liabilities	952,240	525,271	1,311,333	2,009,673	4,798,517	237,085	5,035,602

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In thousands of soles	Reportable segments				Holding and eliminations	Total
	Oncosalud Peru	Healthcare services in Peru	Healthcare services in Colombia	Total reportable segments
2021
External revenues	737,836	510,850	675,033	1,923,719	—	1,923,719
Inter-segment revenue (i)	23,733	156,336	—	180,069	(180,069)	—

Segment revenue	761,569	667,186	675,033	2,103,788	(180,069)	1,923,719

External cost of service	(234,782)	(518,953)	(483,049)	(1,236,784)	—	(1,236,784)
Inter-segment cost of service (i)	(156,139)	(20,977)	—	(177,116)	177,116	—

Segment cost of service	(390,921)	(539,930)	(483,049)	(1,413,900)	177,116	(1,236,784)

Gross profit	370,648	127,256	191,984	689,888	(2,953)	686,935

External selling expenses	(133,317)	(18,898)	(3,899)	(156,114)	(2,968)	(159,082)

Segment selling expenses	(133,317)	(18,898)	(3,899)	(156,114)	(2,968)	(159,082)

External administrative expenses	(61,885)	(82,141)	(119,104)	(263,130)	8,726	(254,404)
Inter-segment administrative expenses	(1,785)	(3,272)	—	(5,057)	5,057	—
Corporate expenses	(85,052)	(56,555)	(8,630)	(150,237)	3,961	(146,276)

Segment administrative expenses	(148,722)	(141,968)	(127,734)	(418,424)	17,744	(400,680)

Impairment losses on trade receivables	(926)	(8,214)	(17,989)	(27,129)	—	(27,129)

Other expenses	—	—	—	—	—	—
Other income	180	2,791	4,646	7,617	481	8,098
Inter-segment other income	5,165	428	—	5,593	(5,593)	—

Other income	5,345	3,219	4,646	13,210	(5,112)	8,098

Segment operating profit (loss)	93,028	(38,605)	47,008	101,431	6,711	108,142

Share of profit of equity accounted investees, net of taxes	1,115	—	2,230	3,345	—	3,345

Exchange difference, net	7,852	(2,281)	(22,399)	(16,828)	22,678	5,850
Interest expense, net	(42,455)	(15,159)	(19,681)	(77,295)	(43,168)	(120,463)

Segment profit (loss) before tax	59,540	(56,045)	7,158	10,653	(13,779)	(3,126)

Other disclosures
Depreciation and amortization	(18,477)	(29,664)	(21,535)	(69,676)	(7,719)	(77,395)
Capital expenditure	(94,835)	(76,134)	(135,091)	(306,060)	(17,222)	(323,282)

Segment assets	1,909,654	782,180	1,310,290	4,002,124	(1,178,474)	2,823,650

Segment liabilities	1,050,082	472,986	555,402	2,078,470	199,269	2,277,739

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In thousands of soles	Reportable segments				Holding and eliminations	Total
	Oncosalud Peru	Healthcare services in Peru	Healthcare services in Colombia	Total reportable segments
2020
External revenues	640,480	383,922	419,380	1,443,782	—	1,443,782
Inter-segment revenue (i)	18,617	92,481	203	111,301	(111,301)	—

Segment revenue	659,097	476,403	419,583	1,555,083	(111,301)	1,443,782

External cost of service	(219,941)	(375,204)	(317,538)	(912,683)	(1,671)	(914,354)
Inter-segment cost of service (i)	(92,253)	(17,709)	—	(109,962)	109,962	—

Segment cost of service	(312,194)	(392,913)	(317,538)	(1,022,645)	108,291	(914,354)

Gross profit	346,903	83,490	102,045	532,438	(3,010)	529,428

External selling expenses	(120,149)	(7,136)	(2,815)	(130,100)	(2,956)	(133,056)

Segment selling expenses	(120,149)	(7,136)	(2,815)	(130,100)	(2,956)	(133,056)

External administrative expenses	(45,547)	(48,180)	(75,837)	(169,564)	14,993	(154,571)
Inter-segment administrative expenses	(4,944)	(2,651)	—	(7,595)	7,595	—
Corporate expenses	(68,890)	(45,808)	(3,219)	(117,917)	(873)	(118,790)

Segment administrative expenses	(119,381)	(96,639)	(79,056)	(295,076)	21,715	(273,361)

Impairment losses on trade receivables	(2,843)	(8,095)	(5,420)	(16,358)	—	(16,358)

Other expenses	40	7	—	47	(368)	(321)
Other income	2,951	12,588	9,447	24,986	(12,897)	12,089
Inter-segment other income	1,507	389	—	1,896	(1,896)	—

Other income	4,458	12,977	9,447	26,882	(14,793)	12,089

Segment operating profit (loss)	109,028	(15,396)	24,201	117,833	588	118,421

Share of profit of equity accounted investees, net of taxes	300	—	1,020	1,320	—	1,320
Exchange difference, net	(7,097)	(1,042)	(28,379)	(36,518)	(9,027)	(45,545)
Interest expense, net	(15,183)	(10,611)	(53,742)	(79,536)	(7,882)	(87,418)

Segment profit (loss) before tax	87,048	(27,049)	(56,900)	3,099	(16,321)	(13,222)

Other disclosures
Depreciation and amortization	(18,674)	(23,322)	(14,102)	(56,098)	(8,601)	(64,699)
Capital expenditure	(64,977)	(42,576)	(52,513)	(160,066)	(19,072)	(179,138)

Segment assets	2,517,989	626,962	1,322,190	4,467,141	(1,816,070)	2,651,071

Segment liabilities	1,406,476	346,705	504,126	2,257,307	(258,307)	1,999,000

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

(i)

Inter-segment cost of service (claims expense) from the Oncosalud Peru segment and intersegment revenue from our Healthcare Services in Peru segment are presented on a gross basis by adding the corresponding profit margin markup by our Healthcare Services in Peru segment and vice versa. Likewise, our Oncosalud Peru segment consolidates Oncocenter Perú S.A.C., a subsidiary providing healthcare services related to the exclusive treatment of cancer. In the separate financial statements of Oncocenter Perú S.A.C., the revenue mainly consists of the insurance claims expense recorded as cost of sales in the separate financial statements of Oncosalud S.A.C., our insurance subsidiary that is also consolidated in Oncosalud Peru segment. In the segment consolidation process the related revenues from such healthcare services are eliminated with the corresponding claims expense of our insurance subsidiary Oncosalud S.A.C., while the external cost (third parties) of services incurred by Oncocenter Perú S.A.C. remains.

C.	Geographic information

The geographic information analyses the Group’s revenue and non-current assets by the company’s country of domicile and other countries. In presenting the geographic information, segment revenue has been based on the geographic location of customers and segment assets were based on the geographic location of the assets.

In thousands of soles	2022	2021	2020
Revenue
Peru	1,340,121	1,248,686	1,024,402
Colombia	895,366	675,033	419,380
México	216,121	—	—

	2,451,608	1,923,719	1,443,782

Non-current assets (*)
Peru	929,840	913,528	775,880
Colombia	1,274,891	980,960	948,524
México	3,058,082	—	—

	5,262,813	1,894,488	1,724,404

(*)	Non-current assets exclude deferred tax assets and derivatives.

D.	Major customer

None of the revenue derives from transactions carried out with a single customer or counterparty which is equal to or greater than 10 percent or more of the total revenue of the Group at December 31, 2022, 2021 and 2020.

28.	Tax Matters

Tax regime applicable to income tax

A.

Income tax is determined on a separate basis; it is not consolidated. According to Peruvian, Colombian and Mexican current legal legislation, the income tax is paid based on the statutory financial statements and tax losses, additions, and deductions established.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Tax rates

B.	The Group is subject to Peruvian, Colombian and Mexican Tax Regime as of December 31, 2022, 2021 and 2020.

The current income tax rates are 29.5% in Peru, 30% in Mexico and 31% in Colombia, calculated based on the taxable income. The income tax rate applicable to Colombian legal entities will be 35% for year 2022 onwards. As a consequence, deferred tax assets and liabilities on temporary differences that are expected to reverse during those years have been measured at such corresponding rates.

For years 2022, 2021 and 2020, the income tax rate for distribution of dividends and any other form of profit distribution applicable to Peruvian nondomiciled legal entities and individuals is 5%.

On 28 December 2018, Colombia enacted tax reform (Law 1943—Tax Reform). The Tax Reform increased from January 1, 2019 the dividend tax on distributions to foreign nonresident entities and individuals from 5% to 7.5%. In addition, the Tax Reform establishes a 7.5% dividend tax on distributions between Colombian companies. The tax will be charged only on the first distribution of dividends between Colombian entities and may be credited against the dividend tax due once the ultimate Colombian company makes a distribution to its shareholders (nonresident shareholders (entities or individuals) or to Colombian individual residents). The dividend tax on local distributions does not apply if the Colombian companies are part of a registered economic group, or the distribution is to a Colombian entity qualifying for the new Colombian holding company (CHC) regime.

Dividend distribution or any other type of dividend distribution corresponds to retained earnings or other concepts generating taxable dividends.

Income tax determination

C.

The Group computed its taxable income for the years ended December 31, 2022, 2021 and 2020, and determined current income tax for S/ 56,761 thousand, S/ 48,024 thousand and S/ 56,186 thousand, respectively.

Income tax expense comprises:

In thousands of soles	Note	2022	2021	2020
Current		56,761	48,024	56,186
Deferred	14	(27,378)	(28,127)	(64,030)

Income tax		29,383	19,897	(7,844)

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Reconciliation of the income tax effective rate to the tax rate is presented as follows:

In thousands of soles	2022		2021		2020
(Loss) profit before income tax	(52,930)	100.00%	(3,126)	100.00%	(13,222)	100.00%

Calculated theorical tax (a)	(15,614)	29.50%	(922)	29.50%	(3,900)	29.50%
Effect of tax rates of a subsidiary abroad	(6,909)	13.05%	(1,763)	56.40%	(2,418)	18.29%
Non deductible expenses	15,577	(29.43%)	5,047	(161.45%)	2,204	(16.67%)
Tax losses for which deferred tax asset was not recognized	21,727	(41.05%)	349	(11.16%)	3,847	(29.10%)
Derecognition of previously recognised deductible temporary differences	15,241	(28.79%)	—	—	—	—
Recognition of previously unrecognized tax losses	—	—	—	—	(3,881)	29.35%
Changes in tax rate (Colombia)	—	—	8,995	(287.75%)	—	—
Annual adjustment for inflation	8,244	(15.58%)	—	—	—	—
Changes in estimates related to prior years	(8,883)	16.78%	8,191	(262.03%)	(3,696)	27.95%

Income tax	29,383	(55.51%)	19,897	(636.49%)	(7,844)	59.33%

In September, 2021 a new corporate tax law was enacted in Colombia. Consequently, as of 1 January 2022, the corporate tax rate in Colombia will be increased from 30 to 35%. This change resulted in a loss related to the remeasurement of deferred tax assets and liabilities of the Group’s Colombian subsidiary, being recognized as of December 31, 2021.

Tax losses carried forward

D.

The Group has recognized a deferred income tax asset related to the tax-loss carryforward of those subsidiaries where it is more likely than not that the tax-loss carryforward can be used to compensate future taxable net income.

As of December 31, 2022, the Group recognized deferred tax assets net for S/ 157,569 thousand (S/ 163,090 thousand and S/ 132,501 thousand as of December 31, 2021 and 2020, respectively) related to tax losses carried forward of the Group.

Deferred tax assets recognized for tax losses expire as follows:

In thousands of soles	2022	Expiry date	2021	Expiry date	2020	Expiry date
Expire	47,128	2023-2034	47,244	2022-2033	46,228	2021-2032
Never expire	110,441		115,846		86,273	—

Income tax	157,569		163,090		132,501	—

According to the Income Tax Act, as amended, the entities established in Peru can choose one of the following two methods to carry forward their tax losses:

(i)	The tax loss may be offset with future income until it is extinguished, applying said loss up to 50 percent of the taxable income per year, or

(ii)	The tax loss may be used until four years after it has been generated.

According to the Income Tax Act, as amended, the entities established in Colombia can choose one of the following two methods to carry forward their tax losses:

(i)	According to the Income Tax act, as amended, Colombian tax losses established until 2016 does not expire, while tax losses generated as of 2017 can be carry forward for 11 years.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Unrecognized deferred tax assets

E.

Deferred tax assets have not been recognized in respect of the following item, because it is not probable that future taxable profit will be available against which the Group can use the benefits therefrom. These tax losses never expire.

	2022		2021		2020
In thousands of soles	Gross amount	Tax effect	Gross amount	Tax effect	Gross amount	Tax effect
Tax losses	73,650	21,727	1,182	349	13,041	3,847

	73,650	21,727	1,182	349	13,041	3,847

Temporary tax on net assets

F.

The Group is subject to the Temporary Tax on Net Assets (ITAN, from its Spanish acronym). The taxable base is the prior period adjusted net asset value less depreciation and amortization, admitted by the Income Tax Law. The ITAN rate is 0.4% for 2020 and 2019 applied to the amount of net assets that exceed S/ 1,000,000. It may be paid in cash or in nine consecutive monthly installments. The amount paid may be used as a credit against payments of the general income tax regime for taxable periods from March to December of the fiscal period for which the tax was paid until maturity. As of December 31, 2021 the Group recognized S/ 6,273 thousand in Other assets (S/ 2,820 thousand as of December 31, 2020). See note 7(e).

Transfer pricing

G.

For the purpose of determining the Income Tax, the transfer prices of transactions with related parties and with companies domiciled in countries or territories that are noncooperating or low or zero tax countries or territories, or with entities or permanent establishments whose income, revenues or gains from said contracts are subject to a preferential tax regime, must be supported by documented information on the valuation methods used and the criteria considered for their determination. On the basis of the analysis of the operations of the Group’s Subsidiaries, Management and its internal legal advisors believe that, as a consequence of the application of these standards, contingencies of the Subsidiaries domiciled in Peru, Colombia and Mexico will not arise as of December 31, 2022 and 2021.

Review of tax administration

H.

The Peruvian, Colombian and Mexican Tax Authorities are entitled to audit and, if applicable, to correct the income tax calculated by the Group within the four years following the year of the tax return filing. The Group’s income tax returns for the years 2018 through 2021 are open for review by the Peruvian and Colombian tax authority.

I.	The Group’s sales tax returns for December 2017 through November 2021 are open for review by the Peruvian, Colombian and Mexican tax authority.

Value Added Tax (VAT)

J.	For Peruvian, Colombian and Mexican companies, the value added tax (VAT) is 18% ,19% and 16% respectively.

Uncertainty over income tax treatments

K.	The Group believes that its accrual for tax liabilities are adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

29.	Group Structure

The following table shows the companies that are part of the Group as of December 31, 2022, 2021 and 2020. All subsidiaries have been included in the consolidation:

In thousands of soles	Percentage of common shares held by the Group (%)			Percentage of common shares held by the non-controlling interest
	2022	2021	2020	2022	2021	2020
Operating companies
Oncosalud S.A.C. (a)	78.79	99.99	99.99	21.21	—	—
Oncocenter Perú S.A.C. (b)	78.79	99.99	99.99	21.21	—	—
Servimédicos S.A.C. (b)	78.79	99.99	99.99	21.21	—	—
Clínica Bellavista S.A.C. (b)	78.79	99.99	99.99	21.21	—	—
Laboratorio Clínica Inmunológico Cantella S.A.C. (b)	78.79	99.99	99.99	21.21	—	—
Clínica Miraflores S.A. (b)	76.70	94.17	94.17	23.30	5.83	5.83
R&R Patólogos Asociados S.A.C. (b)	78.64	99.80	99.80	21.36	0.20	0.20
Clínica Vallesur S.A. (b)	69.53	88.23	88.23	30.47	11.77	11.77
GSP Trujillo S.A.C. (Clínica Camino Real) (b)	78.79	99.99	99.99	21.21	0.01	0.01
Medicser S.A.C. (Clínica Delgado) (b)	78.79	99.99	99.99	21.21	0.01	0.01
Patología Oncológica S.A.C.	78.80	100.00	—	21.20	—	—
Oncogenomics S.A.C.	78.80	100.00	—	21.20	—	—
Operating companies abroad
Hospital y Clínica OCA S.A. de C.V.	78.80	—	—	21.20	—	—
DRJ Inmuebles, S.A. de C.V.	78.80	—	—	21.20	—	—
Inmuebles JRD 2000, S.A. de C.V.	78.80	—	—	21.20	—	—
Tovleja HG, S.A.	78.80	—	—	21.20	—	—
Oncomedica S.A.	55.16	—	—	44.84	—	—
Imat S.A.S.	55.16	—	—	44.84	—	—
Clínica Portoazul S.A. (b)	48.07	61.00	61.00	51.93	39.00	39.00
Promotora Médica Las Américas S.A. (b)	78.62	99.77	99.77	21.38	0.23	0.23
Laboratorio Médico Las Américas Ltda. (b).	78.80	100.00	100.00	21.20	—	—
Instituto de Cancerología S.A. (a)	78.80	100.00	100.00	21.20	—	—
Patología Las Américas S.A.S. (f)	—	—	—	—	—	—
Salud Oral Especializada S.A. (f)	—	—	—	—	—	—
Clínica del Sur S.A.S. (b)	—	100.00	100.00	—	—	—
Las Américas Farma Store S.A.S. (e)	—	100.00	100.00	—	—	—
Pre-operating companies
Consorcio Trecca S.A.C. (b)	99.99	99.99	99.99	0.01	0.01	0.01
Cardio Imat S.A.	55.16	—	—	44.84	—	—
Intensivos Imat S.A.	55.16	—	—	44.84	—	—
Sociedad Radio-Oncologica de Montería S.A.	55.16	—	—	44.84	—	—

Non-operating companies
Inversiones Mercurio S.A.C. (b)	74.21	94.15	94.15	25.79	5.83	5.83
Holdings
Grupo Salud Auna México S.A. de C.V.	78.80	—	—	21.20	—	—
Auna Colombia S.A.S. (c)	78.80	100.00	100.00	21.20	—	—
Auna Salud S.A.C. (c)	78.80	99.99	99.99	21.20	0.01	0.01
GSP Inversiones S.A.C. (c)	78.79	99.99	99.99	0.01	0.01	0.01
Operador Estratégico S.A.C. (c)	99.99	99.99	99.99	0.01	0.01	0.01
Other subsidiaries
GSP Servicios Generales S.A.C. (d)	78.79	99.99	99.99	21.21	0.01	0.01
GSP Servicios Comerciales S.A.C. (d)	78.79	99.99	99.99	21.21	0.01	0.01

(a)	Mainly dedicated to providing oncologic healthcare services.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

(b)	Mainly dedicated to providing services through health centers (inpatients and outpatients).
(c)	Holding of the Group. Auna Colombia is a holding located in the Republic of Colombia and Grupo Salud Auna México S.A. de C.V. is a holding located in the Republic of Mexico.
(d)	Mainly dedicated to providing the Group with internal administrative, commercial and management services.
(e)	Sale of medicines and medical supplies.
(f)

During 2020, Salud Oral Especializada S.A.S. and Patología Las Américas S.A.S. and the health services provided by these companies were absorbed by Promotora Médica Las Américas S.A. and Laboratorio Médico Las Américas S.A.S. respectively.

As of December 31, 2022, the total non-controlling interest amounts to S/ 482,340 thousand (S/ 50,094 thousand and S/ 51,140 thousand as of December 31, 2021 and 2020, respectively).

30.	Financial Risk and Insurance Management

Due to its business, the Group assumes the risks inherent to its activities related to the insurance business, market, credit, liquidity and foreign currency.

Management is responsible for monitoring these risks, based on various measurement, analysis and control techniques to minimize potential effects, although the use of these mechanisms does not completely eliminate the inherent risk factors to which the Group is exposed.

Management is exposed to risks as a result of: i) the use of financial instruments and ii) the risks associated with the healthcare business. These risks have been categorized taking into consideration their nature and scope, as well as Management, which are described below.

A.	Insurance risk

Insurance activities expose the Group mainly to incidence risk (level of occurrence of the insured event), frequency risk (level of prevalence of the event once it has occurred), and control risk of the healthcare benefit cost.

The table below shows the actual amount of the cost of service in the Oncosalud Peru segment and it includes the general healthcare plan called “Auna salud”. It also shows a sensitivity analysis for the most relevant variables affecting this cost: the frequency (number of patients / number of plan members) and the average cost per patient.

In thousands of soles		Frequency	Frequency	Average cost per patient	Average cost per patient	Combined	Combined
2022
Change %		+ 5%	+ 10%	+ 5%	+ 10%	+ 5%	+ 10%

Cost of segment Oncosalud Peru	419,737	440,724	461,711	440,724	461,711	462,760	507,882

Frequency	4.23%	4.44%	4.65%	4.23%	4.23%	4.44%	4.65%
Average cost per patient	9.13	9.13	9.13	9.59	10.04	9.59	10.04
#plan members	1,087,546	1,087,546	1,087,546	1,087,546	1,087,546	1,087,546	1,087,546

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In thousands of soles		Frequency	Frequency	Average cost per patient	Average cost per patient	Combined	Combined
2021
Change %		+ 5%	+ 10%	+ 5%	+ 10%	+ 5%	+ 10%

Cost of segment Oncosalud Peru	390,921	410,467	430,013	410,467	430,013	430,990	473,014

Frequency	3.04%	3.20%	3.35%	3.04%	3.04%	3.20%	3.35%
Average cost per patient	13.95	13.95	13.95	14.65	15.35	14.65	15.35
#plan members	920,547	920,547	920,547	920,547	920,547	920,547	920,547

In thousands of soles		Frequency	Frequency	Average cost per patient	Average cost per patient	Combined	Combined
2020
Change %		+5%	+10%	+5%	+10%	+5%	+10%

Cost of segment Oncosalud Peru	312,194	327,804	343,413	327,804	343,413	344,194	377,755

Frequency	1.88%	1.98%	2.07%	1.88%	1.88%	1.98%	2.07%
Average cost per patient	19.95	19.95	19.95	20.94	21.94	20.94	21.94
#plan members	830,643	830,643	830,643	830,643	830,643	830,643	830,643

As of December 31, 2022, 2021 and 2020, a reasonably possible changes in the most relevant variable in 5% and 10% could affect profit or loss by amounts shown below:

In thousands of soles		2022	2021	2020
	Fluctuations in variables (%)	Profit for the year	Profit for the year	Profit for the year
Frequency	5	(20,997)	(19,546)	(15,610)
Frequency	10	(41,995)	(39,092)	(31,219)
Average cost per patient	5	(20,997)	(19,546)	(15,610)
Average cost per patient	10	(41,995)	(39,092)	(31,219)
Combined	5	(43,044)	(40,069)	(32,000)
Combined	10	(88,189)	(82,093)	(65,561)

The Group adopts various mechanisms with the main objective of minimizing insurance risk as severity. Such mechanisms include the control of (i) price adequacy and (ii) control of healthcare benefit expenditures, in addition to selecting medical service providers based on various factors, such as specialization, experience, location, quality, and cost of services.

The adequacy of prices relies on past actuarial analyses and more recent service levels, combined with future projections of more recently observed trends. Price risk affects only future cash flows since new rates will impact premium levels earned once cancer health contracts are renewed.

Within the Group, the type of product is an oncologic healthcare insurance contract and general healthcare plans “Auna Salud”, both renewable annually. This enables the Group to review fees that respond fairly and quickly to the changes in service experience. The new fees are automatically applied at each renewal date; however, the client could not accept the increase, which would lead to the contract cancelation. This is a factor that significantly mitigates price risk. The Group does not enter into fixed premium contracts for a period longer than 12 months from the original date or the renewal date of the respective contracts.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Control risk of the cost of providing benefits (treatment and preventive care) is monitored through i) pre-authorization of the service; ii) use of a certain network of clinics and “agreed-upon” fees; and iii) monitoring adhesion to medical practice guides.

In general, the Group’s healthcare contracts contain terms and conditions establishing that only medical services are provided (the contracts benefit do not include refund or compensation amounts). Subject to specific circumstances, they provide reimbursement for medical expenses incurred in treatments related to chronic medical conditions.

In addition, when necessary, the Group negotiates its contracts with healthcare providers to obtain more favorable and competitive prices, to the extent possible. The Group also has a highly trained medical audit team who continually review invoices received from their service providers.

One of the Group’s key procedures is to use strict criteria to accept the risk of new clients for corporate and individual cancer health plans. This process involves the analysis of the policyholder’s risk profile and pre-existing conditions, and is subject to certain approvals and other factors, under the rules and regulations issued by the local regulator in Peru (note 18).

Technical reserves risk

It is the risk that the technical reserves for healthcare insurance contracts may be insufficient to cover the obligations under the contracts. The reserve risk is not significant for the Group due to the short-term nature of the contracts which allows the company to adjust fees as needed, together with the effectiveness of the model used to analyze and develop the assumptions underlying the pricing of the products.

The short-term nature of the Group’s contracts means that the variability of the assumptions used in determining final claims is not generally significant and can be adjusted as required. Claim development patterns are reviewed on an ongoing basis and used to update the amount of the provisions if required, therefore reducing the variability of the provision recognized in the consolidated financial statements.

The amount of the provision to cover claims incurred but not yet reported at the end of the year is not material due to the business integrated model, which means that the claims are recorded as they arise.

B.	Market risk

i.	Exchange risk

The Group and its subsidiaries invoice the rendering of local services in the currency of the country in which it operates, which enables them to meet their obligations in their functional currency. Exchange rate risk arises mainly from loans and other liabilities held in US dollars. To mitigate this risk, as of December 31, 2022, 2021 and 2020, the Group used derivative financial instruments to hedge the exposure to the exchange rate risk, for more than 90% of its financial obligations.

In November 2020, the Group established a foreign exchange options operation derivatives with include collar and forward agreement with Goldman Sachs Bank for a total amount of US$ 300,000 thousand (note 9) in order to hedge exchange rate variations. These instruments cover exchange rate variations from S/ 3.424 to the limit of S/ 3.85 per US$ 1. The fair value effect of these financial instrument are recognized initially in other comprehensive income.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

As of December 31, the Group has the following assets and liabilities stated in U.S. dollars ,COP ans MXN:

In thousands of	2022			2021		2020
	US$	COP	MXN	US$	COP	US$	COP
Assets
Cash and cash equivalents	10,026	77,781,245	315,613,218	11,682	54,579,666	59,777	74,974,299
Trade accounts receivable	1,214	467,080,290	159,755,119	1,166	234,222,508	1,789	213,677,770
Other assets	38,063	41,846,383	127,282,636	569	17,591,994	573	20,049,685
Derivative financial instruments	21,693	—	—	36,333	—	3,236	—

	70,996	586,707,918	602,650,973	49,750	306,394,168	65,375	308,701,754

Liabilities
Loans and borrowings	(430,734)	(230,983,211)	(7,180,462,882)	(299,426)	(81,196,259)	(305,762)	(181,268,539)
Lease liabilities	(20,111)	(43,374,862)	—	(21,861)	(11,197,087)	(23,322)	(12,531,994)
Trade accounts payable	(8,167)	(297,235,534)	(246,351,254)	(14,421)	(192,965,888)	(6,879)	(145,688,408)
Other accounts payable	(24,006)	(254,525,182)	(252,126,962)	(521)	(35,242,678)	(612)	(45,199,536)
Derivative financial instruments	(4,004)	—	—	(12,729)	—	(9,270)	—

	(487,022)	(826,118,789)	(7,678,941,098)	(348,958)	(320,601,912)	(345,845)	(384,688,477)

Liability position, net	(416,026)	(239,410,871)	(7,076,290,125)	(299,208)	(14,207,744)	(280,470)	(75,986,723)

As of December 31, the exchange rate, used by the Group to translate the balances of assets and liabilities into foreign currency, has been published by the Peruvian Banking, Insurance and Pension Plan Agency (SBS), as follows:

In soles	2022	2021	2020
US$ 1 - Exchange rate - Buy (assets)	3.808	3.975	3.618
US$ 1 - Exchange rate - Sale (liabilities)	3.820	3.998	3.624
COP 1 - Exchange rate	0.000786	0.00981	0.001065
MXN 1- Exchange rate	0.195792	—	—

The Group recorded loss for exchange difference, net amounting to S/ 57,771 thousand in 2022, gain for S/ 5,851 thousand in 2021 and loss for S/ 45,545 thousand and 2020.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

As of December 31, 2022, 2021 and 2020, a reasonably possible strengthening (weakening) of the U.S. dollar against the Peruvian Sol ,COP and MXN at December 31 would have affected the measurement of financial instruments denominated in a foreign currency and affected equity and profit or loss by amounts shown below:

In thousands of soles		2022		2021		2020
	Fluctuations in exchange rates (%)	Profit or loss for the fiscal year	Other comprehensive income	Profit or loss for the fiscal year	Other comprehensive income	Profit or loss for the fiscal year	Other comprehensive income
Weakening	5	82,869	(3,368)	64,546	(4,691)	49,161	1,677
Weakening	10	165,738	(6,736)	129,091	(9,383)	98,322	3,354
Strengthening	5	(82,869)	3,368	(64,546)	4,691	(49,161)	(1,677)
Strengthening	10	(165,738)	6,736	(129,091)	9,383	(98,322)	(3,354)

ii.	Interest rate risk

The Group adopts a policy of ensuring that between 80% and 90% of its interest rate risk exposure is at a fixed rate. This is achieved by entering into fixed-rate instruments.

The Group determines the existence of an economic relationship between the hedging instrument and hedged item based on the reference interest rates, tenors, repricing dates and maturities and the notional or par amounts. The Group assesses whether the derivative designated in each hedging relationship is expected to be effective in offsetting changes in cash flows of the hedged item using the hypothetical derivative method. As of December 31,2022, 2021 and 2020, the Group does not have any financial derivative instrument in order to cover interest rate.

C.	Credit risk

The Group’s financial assets are exposed to credit risk concentrations mainly comprising bank deposits and trade accounts receivable. Regarding bank deposits, the Group reduces the likelihood of credit risk concentrations because it keeps its deposits and places its cash investments at first-class financial entities (according to Apoyo & Asociados, a partner of Fitch Ratings) and limits the amount of exposure to credit risk in any of such financial entities.

Regarding trade accounts receivable, the significant credit risk concentrations, individual or group, are mitigated since the Group’s policy is to monitor the payment behavior of customers and their financial position to comply with the respective payments on a regular basis (note 6).

As of December 31, the exposure to credit risk of trade accounts receivable was the following:

In thousands of soles	2022	2021	2020
Peru	176,094	160,923	173,395
Colombia	374,627	236,848	236,155
México	77,427	—	—

	628,148	397,771	409,550

D.	Liquidity risk

The prudent liquidity risk management involves maintaining enough cash and cash equivalents and the possibility of finding and/or having found funding through an adequate quantity of credit sources.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The Group has adequate levels of cash and cash equivalents considering:

•	Auna S.A.A. can finance its current assets (accounts receivable, inventories and others) with current liabilities (accounts payable, deferred revenue and others).

•

Not considering growth capex (new hospitals, acquisitions, etc.), Auna has enough cash flow from operations to finance its maintenance capex, current debt service (interest and principal), dividends and a portion of growth capex.

•	Growth capex is financed mainly by long-term debt and cash flow from operations. In some cases, by capital contribution (for example: acquisition of PMLA and Hospital y Clínica OCA).

•

In addition, Auna has revolving credit lines of S/ 638,438 thousand to use in case of cash flow needs. As of December 31, 2022, the Group had S/ 492,346 thousand drawn and S/ 146,092 thousand of availability under the revolving credit facility. As of December 31, 2021, the Group had S/ 65,469 thousand drawn and S/ 503,195 thousand of availability under the revolving credit facility.

•

These credit lines are renewed every year. The interest rate applicable is a fixed rate that is agreed upon with the bank before the reception of the cash in Auna accounts and depends on the credit terms (from 30 to 180 days). The credit lines available for Auna are with the following banks in Perú: Scotiabank: S/ 100,000 thousand; Banbif: S/ 30,512 thousand; BBVA: S/ 28,223 thousand; BCP: S/ 45,768 thousand; Interbank: S/ 15,256 thousand, Citibank: S/ 83,908 thousand, Pichincha: S/ 38,140 thousand; and Itaú: S/ 68,652 thousand. The available credit lines in Colombia are around S/ 198,610 thousand and in Mexico are around S/ 29,369.

In addition, the Group monitors its liquidity risk based on the plans and guidelines established by the Management.

The following table analyzes the Group’s financial liabilities classified per maturity based on the remaining contractual period as of the date of the consolidated statement of financial position. The amounts disclosed are contractual cash flows.

In thousands of soles	Carrying amount	Contractual cash flows	Less than 1 year	From 1 to 2 years	From 3 to 5 years	More than 5 years
2022
Trade accounts payable	513,383	513,383	513,310	73	—	—
Other accounts payable (*)	406,691	532,748	224,522	22,113	286,113	—
Loans and borrowings (**)	3,348,647	3,845,977	2,333,506	108,937	1,333,160	70,374
Lease liabilities (**)	162,922	224,037	38,794	36,363	77,674	71,206
Derivative financial instruments	15,317	15,317	15,317	—	—	—

	4,446,960	5,131,462	3,125,449	167,486	1,696,947	141,580

2021
Trade accounts payable	456,036	456,036	454,098	1,938	—	—
Other accounts payable (*)	73,877	76,598	49,959	26,639	—	—
Loans and borrowings (**)	1,352,444	1,707,993	107,439	101,455	1,425,749	73,350
Lease liabilities (**)	140,583	191,505	23,631	23,119	68,171	76,584
Derivative financial instruments	50,892	50,892	—	50,892	—	—

	2,073,832	2,483,024	635,127	204,043	1,493,920	149,934

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In thousands of soles	Carrying amount	Contractual cash flows	Less than 1 year	From 1 to 2 years	From 3 to 5 years	More than 5 years
2020
Trade accounts payable	356,029	356,029	351,247	4,782	—	—
Other accounts payable (*)	61,344	63,573	38,286	12,644	12,643	—
Loans and borrowings (**)	1,208,669	1,599,042	87,256	86,641	1,353,747	71,398
Lease liabilities (**)	146,168	200,983	26,088	22,786	69,787	82,322
Derivative financial instruments	33,594	33,594	—	—	33,594	—

	1,805,804	2,253,221	502,877	126,853	1,469,771	153,720

(*)	They do not include taxes payable, remunerations and other benefits payables.
(**)	They include contractual interest.

Management monitors the risk related to the liabilities included in the above-mentioned categories, and considers to be obtaining enough credit lines and having working capital to comply with the plans established by the Management.

The Group administers the excess cash flow investing in investments short term. In addition, at the end of fiscal year 2022, 2021 and 2020, the Group has credit lines for working capital that have not been used or used partiallity, enough to comply with short- and medium-term obligations.

E.	Capital risk management

The Group’s objectives in managing capital is to safeguard its capacity to continue as a going concern generating return to its shareholders and benefits to other stakeholders. The Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares, or sell assets to reduce its debt to maintain or adjust the capital structure.

During the year ended December 31, 2022, 2021 and 2020, the Group’s strategy was to maintain a leverage ratio not higher than 1.0. Based on this strategy, the Group maintains a leverage ratio of 0.67 in 2022 (0.69 and 0.57 in 2021 and 2020, respectively) as shown below:

In thousands of soles	2022	2021	2020
Total loans and borrowings	3,348,647	1,352,444	1,208,669
Less: Cash and cash equivalents	(208,694)	(138,771)	(343,454)

Net debt (A)	3,139,953	1,213,673	865,215

Plus: Total equity	1,558,061	545,911	652,071

Total adjusted equity (B)	4,698,014	1,759,584	1,517,286

Leverage ratio (A)/(B)	0.67	0.69	0.57

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

F.	Accounting classification and fair value

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

	Carrying amount				Fair value
In thousands of soles	Fair value hedging instruments	Financial assets at amortized cost	Other financial liabilities	Total	Level 2	Level 3	Total
As of December 31, 2022
Financial assets measured at fair value
Derivative financial instruments	82,606	—	—	82,606	82,606	—	82,606

	82,606	—	—	82,606	82,606	—	82,606

Financial assets not measured at fair value
Cash and cash equivalents	—	208,694	—	208,694	—	—	—
Trade accounts receivable	—	589,308	—	589,308	—	—	—
Other assets (*)	—	127,469	—	127,469	—	—	—

	—	925,471	—	925,471	—	—	—

Financial liabilities measured at fair value
Derivative financial instruments	15,317	—	—	15,317	15,317	—	15,317
Contingent consideration	—	—	69,470	69,470	—	69,470	69,470
Put Liability	—	—	136,938	136,938	—	136,938	136,938

	15,317	—	206,408	221,725	15,317	206,408	221,725

Financial liabilities not measured at fair value
Loans and borrowings	—	—	3,348,647	3,348,647	3,115,560	—	3,115,560
Lease liabilities	—	—	162,922	162,922	—	—	—
Trade accounts payable	—	—	513,383	513,383	—	—	—
Other accounts payable (**)	—	—	200,283	200,283	—	—	—

	—	—	4,225,235	4,225,235	3,115,560	—	3,115,560

(*)	They do not include taxes receivable, prepayments.
(**)	They do not include taxes payable, prepayments, labor liabilities.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

	Carrying amount					Fair value
In thousands of soles	Fair value hedging instruments	Financial assets at amortized cost	Other financial liabilities	Total	Level 2	Level 3	Total
As of December 31, 2021
Financial assets measured at fair value
Derivative financial instruments	144,424	—	—	144,424	144,424	—	144,424

	144,424	—	—	144,424	144,424	—	144,424

Financial assets not measured at fair value
Cash and cash equivalents	—	138,771	—	138,771	—	—	—
Trade accounts receivable	—	352,941	—	352,941	—	—	—
Other assets (*)	—	23,439	—	23,439	—	—	—

	—	515,151	—	515,151	—	—	—

Financial liabilities measured at fair value
Derivative financial instruments	50,892	—	—	50,892	50,892	—	50,892
Contingent consideration	—		848	848	—	848	848

	50,892	—	848	51,740	50,892	848	51,740

Financial liabilities not measured at fair value
Loans and borrowings	—	—	1,352,444	1,352,444	1,373,585	—	1,373,585
Lease liabilities	—	—	140,583	140,583	—	—	—
Trade accounts payable	—	—	456,036	456,036	—	—	—
Other accounts payable (**)	—	—	73,029	73,029	—	—	—

	—	—	2,022,092	2,022,092	1,514,168	—	1,514,168

(*)	They do not include taxes receivable, prepayments.
(**)	They do not include taxes payable, prepayments, labor liabilities.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

	Carrying amount				Fair value
In thousands of soles	Fair value hedging instruments	Financial assets at amortized cost	Other financial liabilities	Total	Level 2	Total
As of December 31, 2020
Financial assets measured at fair value
Derivative financial instruments	11,707	—	—	11,707	11,707	11,707

	11,707	—	—	11,707	11,707	11,707

Financial assets not measured at fair value
Cash and cash equivalents	—	343,454	—	343,454	—	—
Trade accounts receivable	—	371,010	—	371,010	—	—
Other assets (*)	—	24,632	—	24,632	—	—

	—	739,096	—	739,096	—	—

Financial liabilities measured at fair value
Derivative financial instruments	33,594	—	—	33,594	33,594	33,594

	33,594	—	—	33,594	33,594	33,594

Financial liabilities not measured at fair value
Loans and borrowings	—	—	1,208,669	1,208,669	1,270,557	1,270,557
Lease liabilities	—	—	146,168	146,168	—	—
Trade accounts payable	—	—	356,029	356,029	—	—
Other accounts payable (**)	—	—	61,344	61,344	—	—

	—	—	1,772,210	1,772,210	1,416,725	1,416,725

(*)	They do not include taxes receivable, prepayments.
(**)	They do not include taxes payable, prepayments, labor liabilities.

G.	Measurement of fair values

i.	Valuation techniques and significant unobservable inputs

The following tables show the valuation techniques used in measuring Level 2 and Lever 3 fair values at December 31, 2022, 2021 and 2020 for financial instruments measured at fair value in the statement of financial position, as well as the significant unobservable inputs used. Related valuation processes are described in note 4.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Financial instruments measured at fair value

Type	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value
Contingent consideration (note 17)	Discounted cash flows: The valuation model considers the present value of the expected future payments, discounted using a risk-adjusted discount rate.	• Expected cash flows (31 December 2022 US$ 256 thousand and • COP 89,662,066 thousand). • Risk - adjusted discount rate (31 December 2022: 12.3% – 12.71%).	The estimated fair value would increase (decrease) if: • the expected cash flows were higher (lower); or • the risk – adjusted discount rate were lower (higher).
Put and Call liability (note 17)	Discounted cash flows: The valuation model considers the present value of the expected future payments, discounted using a risk-adjusted discount rate.	• Expected cash flows (December 31, 2022: COP 216,727,273 thousand). • Risk - adjusted discount rate (8.00% – 13.80%).	The estimated fair value would increase (decrease) if: • the expected cash flows were higher (lower); or • the risk adjusted discount rate were lower (higher).
Purchased collar and long forward (note 9)

For the purchased collar:

Garman–Kohlhagen: The fair value is determined using this model that treats foreign currencies as if they are equity securities that provide a known dividend yield, which uses the following inputs: Spot rate at the valuation date, strike price, implicit volatility, and risk-free rate in both currencies.

For long-forward:

Interest rate parity: Consists of estimating the present value of the future profit (loss)

		Not applicable	Not applicable

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Type	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value generated by the forward contract. The gain or loss is calculated as the difference between the forward exchange rate estimated according to the market and the strike.
Call spread (note 9)

Garman–Kohlhagen: The fair value is determined using this model that treats foreign currencies as if they are equity securities that provide a known dividend yield, which uses the following inputs: Spot rate at the valuation date, strike price, implicit volatility, and risk free rate in both currencies.

		Not applicable	Not applicable
Interest rate swaps (note 9)	Swap models: The fair value is calculated as the present value of the estimated future cash flows. Estimates of future floating-rate cash flows are based on quoted swap rates, futures prices and interbank borrowing rates. Estimated cash flows are discounted using a yield curve constructed from similar sources and which reflects the relevant benchmark interbank rate used by market participants for this purpose when pricing interest rate swaps. The fair value estimate is subject to a credit risk adjustment that reflects	Not applicable	Not applicable

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Type	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value the credit risk of the Group and of the counterparty; this is calculated based on credit spreads derived from current credit default swap or bond prices.

ii.	Sensitivity analysis

For the fair value of contingent consideration and put and call liability, reasonably possible changes at December 31, 2022 to one of the significant unobservable inputs, holding other inputs constant, would have the following effects.

	December 31, 2022
In thousands of soles	Increase	Decrease
Contingent consideration	Profit or loss
Expected cash flows (10% movement)	(6,893)	6,893
Risk-adjusted discount rate (1% movement (100 bps))	153	(154)
Put and call liability	Other comprehensive loss
Expected cash flows (10% movement)	(2,507)	2,507
Risk-adjusted discount rate (1% movement (100 bps))	888	(914)

31.	Commitments, Guarantees, and Contingencies

A.	Commitments

As of December 31, 2022, 2021 and 2020, no commitments to be reported have been identified.

B.	Guarantees

As of December 31, 2022, 2021 and 2020 the Group has the following guarantees:

•

Guarantee letters in financial institutions for S/ 109,467 thousand in favor of third parties in order to ensure compliance with providing healthcare services (2021: S/ 17,379 thousand and 2020: S/ 12,379 thousand).

•	Guarantee of shares on Auna Colombia in favor of Scotiabank Perú S.A.A. in 2020 for S/ 843,149 thousand.

•

Guarantee to cover a financial loan for S/ 113,000 thousand in favor of Scotiabank Perú S.A.A., S/ 41,000 thousand in favor of Banco Interamericano de Finanzas, S/ 9,535 thousand in favor of Banco Interbank, S/ 14,303 thousand in favor of Banco de Credito del Peru and S/ 57,901 thousand in favor of Citibank as of December 31, 2022 (2021: S/ 219,948 thousand for Scotiabank S.A.A. and S/ 43,978 thousand for Banco Interamericano de Finanzas and one dollar in favor of Banco Pichincha and 2020: S/ 337,240 thousand for Scotiabank S.A.A. and S/ 40,774 thousand for Banco Interamericano de Finanzas).

•

The Group maintains properties in mortgage in favor of Scotiabank Perú S.A.A. for S/ 21,477 thousand related to loans received (S/ 22,513 thousand as of December 31, 2021 and S/ 460,335 thousand as of December 31, 2020) and Mexico for S/ 1,373,040 thousand as of December 31, 2022.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

•

Colombia maintains guarantee trust for S/ 41,713 thousand to guarantee compliance with the proceeds of their sale (2021: S/ 52,062 thousand and 2020 S/ 143,010 thousand) and a guarantee pledge of its machinery for S/ 9,620 thousand.

•	The 99.99% of the shares of Grupo Salud Auna México, S.A. de C.V. and the 70% of the shares of Oncomédica S.A. are pledged to guarantee a bank loans.

C.	Contingencies liabilities

As of December 31, 2022, 2021 and 2020, the Group maintains various judicial processes (labor, regulatory, civil), that Management evaluated as possible. If the defense against those action is unsuccessful, then fines and legal cost could amount to S/ 35,936 thousand, S/ 35,349 thousand and S/ 27,573 thousand, respectively.

As part of the acquisition of PMLA, the Group recognized a contingent liability of S/ 3,269 thousand in respect of claim for contractual penalties made by PMLA customers.

During 2019, a former non controlling shareholder of the Laboratorio Médico las Américas Ltda. filed a lawsuit against the Company and Promotora Médica las Americas S.A claiming for the recognition of the labor relationship during the years he worked for PMLA, prior to the acquisition. As of December 31, 2022, the Management and legal advisor continue to evaluate this case as possible. This process was assigned to the Ninth Labor Court in Medellin. The amounts held in escrow cover what we believe is our potential exposure pursuant to these ongoing proceedings. The escrow fund is managed by the BTG Pactual Fiduciary, established on December 21, 2018, by virtue of the agreements established in the share purchase agreement signed in September 2018, for the acquisition of PMLA.

32.	Related Parties

As of December 31, this caption comprises the following:

	Transaction value			Outstanding balances
In thousands of soles	2022	2021	2020	2022	2021	2020
Sales of oncologic healthcare services
Joint ventures	144	212	117	247	186	42
Associates	—	—	—	—	—	—
Others	33	50	—	1,895	75	12

	177	262	117	2,142	261	54

Cost of sales of oncologic healthcare services
Joint ventures	3,270	7,397	5,916	1,182	3,120	1,863
Associates	8,110	4,624	3,565	1,945	490	691
Others	7,896	—	—	3,353	—	24

	19,276	12,021	9,481	6,480	3,610	2,578

Administrative expenses
Services provided by related parties (iv)	3,355	2,942	2,433	1,329	361	251
Other management charges	5,419	3,194	—	200	190	—

	8,774	6,136	2,433	1,529	551	251

Selling expenses
Services provided by related parties (v)	1,036	1,037	697	95	91	—

	1,036	1,037	697	95	91	—

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

All outstanding balances with these related parties are priced on arm´s-length basis. None of the balances is secured. No expense has been recognized in the current year or prior year of loss for impairment of trade receivables in respect of amounts owned by related parties. No guarantees have been given or received.

(i)	Compensation to key personnel

As of December 31, 2022, 2021 and 2020, the compensation paid to the key Management of the companies located in Peru amounts to S/ 84,978 thousand, S/ 87,085 thousand and S/ 77,272 thousand, respectively, in Colombian companies the amount is S/ 14,022 thousand at December 31, 2022 (S/ 11,217 thousand as of December 31, 2021 and S/ 9,269 thousand as of December 31, 2020) and in Mexican companies the amount is S/ 6,205 at December 31, 2022. The Group does not grant long-term benefits to its key Management personnel.

(ii)	Compensation to directors

As of December 31, 2022, 2021 and 2020, the compensation paid to the board of directors of the companies located in Peru amounts to S/ 4,006 thousand, S/ 4,036 thousand and S/ 2,770 thousand, respectively.

(iii)	Medical services

As of December 31, 2022, 2021 and 2020, certain directors provided medical services in the Group. For their medical services, they have received customary compensation and benefits commensurate with their level of responsibility within the Company, aligned with the compensation paid to other physicians and medical professionals of similar stature employed by the Group.

In addition, the Group reimbursed certain expenses incurred in connection with providing these services as at rent for office space, phone expenses, certain taxes, purchase of medical books and travel expenses related to his attendance at conferences on behalf of the Group.

(iv)	Management expenses

As of December 31, 2022, 2021 and 2020, corresponded to administrative expenses provided by Enfoca to the Group mainly to management services for S/ 2,451 thousand, S/ 2,645 thousand and S/ 2,259 thousand, respectively; and reimbursements related to consultant fees and travel expenses for S/ 904 thousand, S/ 297 thousand and S/ 174 thousand, respectively.

(v)	Selling expenses

As of December 31, 2022,2021 and 2020 corresponded to selling expenses provided to the Group by companies related with shareholders mainly to sales commission for S/ 1,036 thousand, S/ 1,037 thousand and S/ 697 thousand, respectively.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

33.	Insurance contract liabilities

	2022
		Liabilities for incurred claims
In thousands of soles	Liabilities for remaining coverage	Estimates of present value of future cash flows	Risk adjustment for non-financial risk	Total
Balances as of January 1	14,785	2,455	208	17,448
Changes in the statement of profit or loss and OCI

Insurance revenue	(716,064)	—	—	(716,064)

Insurance service expenses
Incurred claims and other insurance service expenses	—	1,893	—	1,893
Amortization of insurance acquisition cash flows	115,119	—	—	115,119
Adjustments to liabilities for incurred claims	—	—	36	36

Total Insurance service expenses	115,119	1,893	36	117,048

Total Insurance service result	(600,945)	1,893	36	(599,016)

Effect of movements in exchange rates	—	—	—	—

Total changes in the statement of profit or loss and OCI	(600,945)	1,893	36	(599,016)

Cash flows
Premiums received	718,680	—	—	718,680
Claims and other insurance service expenses paid	(9,706)	(1,519)	—	(11,225)
Insurance acquisition cash flows	(114,188)	—	—	(114,188)

Total cash flows	594,786	(1,519)	—	593,267
Closing assets	—	—	—	—

Closing liabilities	8,626	2,829	244	11,699

34.	Subsequent Events

On February 1, 2023, the Group acquired 100% of the shares of Dentegra Seguros Dentales, S.A.; a company specialized in providing dental and vision insurance in Mexico. The acquisition is expected to provide the Group with an increased share of the insurance market. This acquisition is in progress to be recorded using the acquisition method of accounting, because there has been a few days since the acquisition date, and it will be recorded in the first half of 2023.

On March 29, 2023, the Group signed a note purchase agreement with investments funds for US$ 505 million of senior secured notes due 2028. The Group will use the net proceeds from this notes to repay existing short-term debts. This agreement has quantitative covenants calculated based on the consolidated financial statements of Auna S.A.A. and Subsidiaries as of December 31, 2022 which is the following: consolidated leverage ratio to be greater than (i) 5.25 to 1.00. The Group complies with this quantitative covenants.

On July 6, 2023, the merger of Auna S.A.A. with Auna S.A. was published in the Luxembourg Company Registry, therefore, it is effective as of that date. The purpose of Auna’s new headquarters is to be located in a stable, business friendly and attractive jurisdiction, and as Luxembourg offers connectivity and access to talent, technology and global information, it is the clear choice in line with the growth platform for Auna.

Auna S.A.A. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Between January 1, 2023 and until the date of issuance of these financial statements (October 27, 2023), no additional events or events of importance have occurred in addition to those indicated in the previous paragraphs that require adjustments or disclosures to the consolidated financial statements as of December 31, 2022.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles,

S. A. de C. V., Tovleja HG, S. A. de C. V., and

Inmuebles JRD 2000, S. A. de C. V.

Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Independent Auditors’ Report

The Board of Directors and Stockholders

Grupo Salud Auna México, S. A. de C. V.

Opinion

We have audited the combined financial statements of Hospital y Clínica OCA, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V. and Inmuebles JRD 2000, S. A. de C. V. (the Group), which comprise the combined statement of financial position as of October 4, 2022, and the related combined statements of income and other comprehensive income, changes in stockholders’ equity and cash flows for the period from January 1, 2022 to October 4, 2022, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the combined financial position of the Group as of October 4, 2022 and its combined financial performance and its combined cash flows for the period from January 1, 2022 to October 4, 2022 in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

We draw attention to Note 3 to the combined financial statements, which describes their basis of preparation, including the approach to and the purpose for preparing them. The combined financial statements were prepared with the objective of providing combined financial information of the Group to meet the reporting requirements of Rule 3-05 of Regulation S-X. Our opinion is not modified in respect of this matter.

As mentioned in Note 25 to the combined financial statements, on October 5, 2022, Grupo Salud Auna México, S.A. de C.V., acquired 100% of the Group outstanding shares, obtaining control over the entities. Our opinion is not modified in respect of this matter.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with IFRS as issued by the IASB, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise significant doubt about the Company’s ability to continue as a going concern for one year after the date that the combined financial statements are authorized for issuance.

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise significant doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG Cardenas Dosal, S.C.

KPMG Cardenas Dosal, S.C.

Monterrey, N.L. Mexico

October 27, 2023

Report of Independent Auditors

To the Directors of Group Hospital OCA

Opinion

We have audited the accompanying combined financial statements of Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V. (the “Group” or “Group Hospital OCA”), which comprise the combined statement of financial position as of December 31, 2021, and the related combined statements of income and other comprehensive income, of changes in stockholders’ equity and of cash flows for the year then ended, including the related notes (collectively referred to as the “combined financial statements”).

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is responsible for assessing the Company’s ability to continue as a going concern for at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers S.C.

PricewaterhouseCoopers S.C.

Monterrey, Nuevo Leon, Mexico

October 27, 2023

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Combined Statement of Financial Position

As of October 4, 2022

Figures expressed in Mexican pesos

As of October 4, 2022
Assets
Current assets:
Cash and cash equivalents (Note 6)	$90,054,881
Customers and other accounts receivable (Note 8)	347,716,804
Recoverable taxes (Note 9)	40,854,825
Inventories (Note 10)	50,661,424
Prepaid expenses	3,350,135

Total current assets	532,638,069

Non-current assets:
Property, furniture and equipment, net (Note 12)	1,867,639,007
Intangible assets (Note 13)	6,169,165
Investment property	8,005,563
Deposits in guarantee and other assets	—
Deferred income tax (Note 22)	83,032,604

Total non-current assets	1,964,846,339

Total assets	$2,497,484,408

Liabilities and Stockholders’ Equity
Liabilities
Current liabilities:
Suppliers and other accounts payable (Note 14)	$308,651,250
Short- term bank loans (Note 15)	70,000,000
Provisions	15,343,374
Taxes payable (Note 17)	89,816,015
Income tax payable	32,277,001
Employee benefits (Note 16)	1,624,053
Employee profit sharing payable	71,025,935

Total current liabilities	588,737,628

Non-current liabilities:
Employee benefits (Note 16)	22,255,135
Deferred income tax (Note 22)	213,783,370

Total non-current liabilities	236,038,505

Total liabilities	824,776,133

Stockholders’ equity:
Capital stock (Note 18)	591,944,627
Retained earnings	1,051,186,032
Legal reserve	26,733,431
Other reserves	2,844,185

Total stockholders’ equity	1,672,708,275

Total liabilities and stockholders’ equity	$2,497,484,408

The accompanying notes are an integral part of these combined financial statements.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Combined Statement of Income and Other Comprehensive Income

For the period from January 1, 2022 to October 4, 2022

Figures expressed in Mexican pesos

2022
Revenue from services and others (Note 19)	$3,021,810,241

Operating costs and expenses:
Medications and hospital supplies	811,856,922
Salary, wages, and benefits	652,110,579
Medical Fees	147,807,852
Short-term real estate leases (Note 11)	7,390,564
Depreciation and amortization	119,220,816
Service and repair	79,850,896
Hospital equipment rental	66,299,828
Laboratory supplies	36,614,278
Electricity	55,380,760
Other expenses (Note 20)	236,721,534

Operating expenses	2,213,254,029

Operating income	808,556,212
Interest expense, net	(23,170,582)
Foreign exchange gain, net	952,071

Financial loss, net (Note 23)	(22,218,511)
Income before income taxes	786,337,701
Income taxes (Note 22)	(225,927,225)

Combined net income	$560,410,476

Other comprehensive income for the period:
Items that will not be reclassified to the statement of income:
Remeasurement of employee benefit obligations, net of taxes	2,075,470

Total other comprehensive income for the period	2,075,470

Combined comprehensive income	$562,485,946

The accompanying notes are an integral part of these combined financial statements.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Combined Statement of Changes in Stockholders’ Equity

For the period from January 1, 2022 to October 4, 2022

Figures expressed in Mexican pesos

	Capital stock	Retained earnings	Legal reserve	Other reserves	Stockholders’ equity
Balance as of January 1, 2022	$293,241,000	$1,319,878,330	$26,733,431	$768,715	$1,640,621,476
Dividends paid	—	(1,031,122,222)	—	—	(1,031,122,222)
Capitalized contributions	298,703,627	—	—	—	298,703,627
Liability reclassification to retained earnings	—	202,019,448	—	—	202,019,448
Combined other comprehensive income	—	—	—	2,075,470	2,075,470
Combined net income	—	560,410,476	—	—	560,410,476

Balance as of October 4, 2022	$591,944,627	$1,051,186,032	$26,733,431	$2,844,185	$1,672,708,275

The accompanying notes are an integral part of these combined financial statements.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Combined Statement of Cash Flows

For the period from January 1, 2022 to October 4, 2022

Figures expressed in Mexican pesos

2022
Operating activities
Income before income taxes	$786,337,701
Adjustments for:
Depreciation and amortization	119,220,816
Loss on sale of property, furniture, and equipment	1,217,000
Loss on sale of investment property	1,979,000
Interest income	(978,655)
Interest expense	24,149,237

931,925,099
Decrease in trade receivables	13,264,971
Increase in taxes receivable	(36,742,221)
Decrease in inventories	2,713,689
Decrease in prepaid expenses	26,589
Decrease in suppliers and other accounts payable	(45,601,462)
Decrease in employed benefit	(940,107)
Income taxes paid	(342,384,824)

Net cash from operating activities	522,261,875

Investing activities
Interest collected	978,654
Acquisition of property, furniture, and equipment	(68,547,314)
Investment in intangible assets	(313,575)

Net cash used in investing activities	(67,882,235)

Financing activities
Interest paid	(2,237,831)
Dividends paid	(1,031,122,000)
Proceeds from debt	673,000,000
Payments of debt	(603,000,000)
Payments of accounts payable to shareholders	(67,600,000)
Contributions to be capitalized	298,703,627

Net cash used in financing activities	(732,256,345)

Net increase in cash and cash equivalents	(277,876,705)

Cash and cash equivalents at the beginning of the period	367,931,586

Cash and cash equivalents at the end of the period	$90,054,881

The accompanying notes are an integral part of these combined financial statements.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Figures expressed in Mexican pesos

Note 1—General information of the Group:

Hospital y Clínica Oca, S. A. de C. V. (Hospital Oca), DRJ Inmuebles, S. A. de C. V. (DRJ Inmuebles), Tovleja HG, S. A. de C. V. (Tovleja HG), and Inmuebles JRD 2000 S. A. de C. V. (Inmuebles JRD) (hereinafter collectively referred to as the “Group” or “Group Hospital OCA”), is a group of companies engaged primarily in providing hospital medical services, real estate brokerage services, real estate leasing and building design and construction as described below:

Hospital Oca was established and began operations in March 1973, in Monterrey, N.L. is a single entity that provides hospital medical services and operates 3 hospitals: “Hospital OCA”, “Doctors Hospital” and “Doctors Hospital East”.

DRJ Inmuebles was established and began operations on March 31, 2000, in Monterrey, N.L. is a company engaged in the design, construction, supervision and architectural consulting of buildings related to the medical industry, as well as leasing of real estate; it obtains all its income from leasing properties.

Tovleja HG was established and began operations on November 7, 2016, in Monterrey, N.L. is a company engaged to the design, construction, supervision, architectural consultancy of buildings and real estate agent services related to the medical industry.

Inmuebles JRD was established and began operations on January 21, 2003, in Monterrey, N.L. is a real estate agent services company related to the medical industry.

In the following notes to the combined financial statements, when reference is made to pesos, Mexican pesos or “$”, it refers to Mexican pesos. When reference is made to “US $” or dollars, it means dollars of the United States of America.

Note 2—Significant events:

COVID-19 Pandemic

On March 23, 2020, the Agreement was published in the DOF (by its acronym in Spanish “Diario Oficial de la Federación) by which the General Health Council recognized the epidemic of disease caused by the SARS-CoV2 virus (COVID-19) in Mexico, as a serious disease. of priority attention and the activities of preparation and response to said epidemic were also established.

By means of a decree published on March 27, 2020 in the DOF, the head of the Federal Executive power declared various extraordinary actions in the affected regions of the entire national territory in terms of general health, to combat the serious illness of attention generated by the SARS-CoV2 virus (COVID-19), likewise, in the DOF on March 31, 2020, the Ministry of Health published in the aforementioned journal the agreement ordering the immediate suspension of non-essential activities and essential activities are indicated, among which are those that are directly necessary to attend to the health emergency, such as the work activities of the medical, paramedical, administrative and support branches throughout the National Health System.

The Group had to adapt various measures to ensure continuity in its activities, one of which has been to maintain technological innovation in medical equipment that allows us to provide quality service to our patients and to have doctors and qualified professional staff who guarantees a quality in the attention, thanks to this and other measures, the financial solvency and the generation of cash flow that has guaranteed the fulfillment of its obligations were assured.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

In 2020, the Group had a positive effect on its revenue by 13%, since medical and hospital services continued to be offered despite the health contingency, including COVID patients. For the 2021 period, there has been a 30% increase in revenue because patients have resumed the medical services that they suspended, this is also driven by the decrease in COVID patients due to vaccination in various sectors, which has generated confidence to visit health centers.

On April 23, 2021, various provisions were issued in the Federal Labor Law, Social Security Law, Law of the Institute of the National Housing Fund for Workers (INFONAVIT), Federal Tax Code, Income Tax Law and Value Added Tax Law in order to regulate the outsourcing of personnel. The main aspects are: -ban the outsourcing of personnel, -incorporate rules into current legislation that allow legal and natural persons to contract only specialized services, -establish maximum amounts for the payment of ESPS (Employee´s Statutory Profit Sharing), and - creation of a public registry of companies that outsource specialized services and jobs. The aspects mentioned above entered into force the day after their publication, except for what refers to the obligations indicated in fiscal matters which entered into force on August 1, 2021 and those of the regulations of Section B) of the Federal Labor Law of Workers in the Service of the State that will come into force in 2022. The Group carried out an analysis and it did not have relevant impacts in the combined financial statements.

On February 21, 2022, the Group signed a share purchase agreement (SPA) with Grupo Salud Auna México, S. A. de C. V. which is a subsidiary of Auna, S. A to sell 100% of the shares of Hospital Clinica OCA, DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V. and Inmuebles JRD 2000, S. A de C. V. The approval by the regulatory authority was made on June 2, 2022.

Note 3—Summary of significant accounting policies:

a.	Basis of preparation

These combined financial statements have been prepared with the objective to meet the reporting requirements of Rule 3-05 of Regulation S-X.

Compliance with IFRS

The combined financial statements of the Group for the period presented have been prepared in accordance with International Financial Reporting Standard (IFRS) as issued by the International Accounting Standards Board (IASB). IFRS include all current International Accounting Standards (IAS), as well as all related interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC), including those previously issued by the International Accounting Standards Board (IASB).

Preparation of combined financial statements

Hospital Oca, DRJ Inmuebles, Tovleja HG and Inmuebles JRD operate under common management and have been under the common control of stockholders as of and for the period ended October 4, 2022, therefore, the combined financial statements of these entities were prepared as of and for the period from January 1,2022 to October 4, 2022. However, not all the entities within Group have a direct parent-subsidiary relationship and therefore there is not an existing group that meets the “group” definition of IFRS 10: Consolidated Financial Statements (“IFRS 10”).

Combination principles. The Group’s combined financial statements are prepared by adding together financial statement items of a uniform nature. Inter-company transactions and balances are eliminated in the

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022 preparation of the Group’s combined financial statements. Accounting policies of combined entities have been changed where necessary to ensure consistency with the policies adopted by the Group’s combined financial statements under IFRS.

Management believes that the assumptions and estimates used in the preparation of the underlying combined financial statements are reasonable. However the combined financial statements presented do not necessarily give an accurate picture of Group’s results of operations, financial position, changes in equity and cash flows in the future, nor what these would have been had the entities operated as a standalone separate legal group.

The combined financial statements are prepared using the going concern basis due to the management has the ability to continue its regular operations and does not intends to liquidate the Group or to cease operations.

The combined financial statements have been prepared on the historical cost basis.

Authorization of the financial statements

The accompanying combined financial statements and notes were authorized for issuance on October 27, 2023, by Mr. Sven Kurt Boes Parroquin (CEO).

b.	Functional and presentation currency

The amounts included in the financial statements of each of the Group’s entities should be measured using the currency of the primary economic environment in which the Group operates (“the functional currency”). The combined financial statements are presented in Mexican pesos, the Group’s presentation currency, unless otherwise specified.

Since the Group’s recording, functional and reporting currencies are the Mexican peso, no translation process was necessary.

c.	Cash and cash equivalents

Cash and cash equivalents include cash balances, bank deposits and highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Cash is initially recognized at fair value.

d.	Financial instruments

Financial assets

The Group classifies and subsequently measures its financial assets based on the Group’s business model for managing its financial assets, as well as the characteristics of the contractual cash flows of such assets, in accordance with IFRS 9. In this way, financial assets may be classified at amortized cost, at fair value through other comprehensive income, and at fair value through profit or loss. The Group determines the classification of its financial assets upon initial recognition. Purchases and sales of financial assets are recognized on the settlement date.

Financial assets are fully derecognized when the right to receive the related cash flows expires or is transferred and the Group has transferred substantially all the risks and rewards of ownership and control of the financial asset.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Classes of financial assets

i.	Financial assets at amortized cost

Financial assets at amortized cost are those that i) are held within a business model whose objective is to hold such assets to obtain the contractual cash flows and ii) the contractual terms of the financial asset give rise, at specified dates, to cash flows that are solely payments of principal and interest on the principal amount outstanding. The financial assets at amortized cost that the Group currently have are customers and other accounts receivable, and recoverable taxes.

As of October 4, 2022, the group does not hold financial assets to be measured at fair value through profit or loss.

Impairment of financial assets

The Group uses an impairment model based on expected credit losses, instead of incurred losses, applicable to financial assets subject to such assessment. Expected credit losses on these financial assets are estimated from the origination of the asset at each reporting date, based on the Group’s historical credit loss experience, adjusted for factors that are specific to the obligors or groups of obligors, general economic conditions and an assessment of both current management and expected future conditions.

Trade accounts receivable

The Group adopted a simplified model for calculating expected losses, whereby it recognizes expected credit losses over the life of the account receivable.

The Group performs an analysis of its accounts receivable portfolio to determine whether there are significant customers for which an individual evaluation is required; on the other hand, customers with similar characteristics that share credit risks (participation in the accounts receivable portfolio, type of market, sector, geographic area, etc.) are grouped to be evaluated collectively.

In its impairment assessment, the Group may include indications that the debtors or a group of debtors are experiencing significant financial difficulties, as well as observable data indicating that there is a significant decrease in the estimated cash flows to be received, including arrears.

For purposes of the above estimate, the Group considers the following to constitute an event of default, as historical experience indicates that financial assets are not recoverable when they meet any of the following criteria:

•	The debtor is in breach of financial covenants; or

•	Information developed internally or obtained from external sources indicates that the debtor is unlikely to pay its creditors, including the Group, in full.

The Group opted to use a ‘roll rate’ method for calculating loss rates based on the probability that an account receivable progresses through successive stages of delinquency until written off. Impairment rates are calculated separately for exposures in different segments based on common credit risk characteristics, using collective and individual models for the types of clients handled.

The Group defined the written off as the period after which the recovery of the receivable under analysis is marginal; in this case, 90 days past due, which is in line with internal risk management.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

ii.	Financial liabilities

Financial liabilities that are not derivatives are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method. Liabilities in this category are classified as current liabilities when they are due to be settled within 12 months; otherwise, they are classified as non-current.

Accounts payable are obligations to pay for goods or services that have been acquired or received from suppliers in the ordinary course of business. Loans are initially recognized at fair value, net of transaction costs incurred. Loans are subsequently recognized at amortized cost; any difference between the proceeds received (net of transaction costs) and the settlement value is recognized in the combined statements of income and other comprehensive income over the term of the loan using the effective interest method.

Derecognition of financial liabilities

The Group derecognizes financial liabilities if, and only if, the Group’s obligations are met, cancelled, or have expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

Additionally, when the Group performs a refinancing transaction and the previous liability qualifies for derecognition, the costs incurred in the refinancing are recognized immediately in profit or loss on the date of extinguishment of the previous financial liability.

Bank loans

Includes financial instruments that the Group assumes in the normal course of its operations for loans received from credit institutions and other entities.

They are initially recognized at the fair value net of transaction costs incurred, commissions and interest and are subsequently valued at amortized cost, which should include, among others, increases for the effective interest accrued, decreases for principal and interest payments, if applicable, the effect of any forgiveness obtained on the amount payable effective interest is recognized in net income or loss for the period in which it accrues, unless it qualifies for capitalization as an asset, based on the provisions of IAS-23 “Borrowing Costs”. Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down.

Financial instruments payable are derecognized from the statement of financial position only when they are extinguished by the fulfillment of the obligation, either by transfer, settlement, or expiration. The difference between the carrying amount (or a portion thereof) derecognized and the carrying amount of the assets delivered is recognized in net income or loss for the period.

Borrowings are classified as current liabilities unless the group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

e.	Inventories

As October 4, 2022, inventories are stated at historical cost determined using the average cost method. The values thus determined do not exceed their net realizable value.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

The cost for services includes the cost of medical materials and supplies at the time of sale, increased, where appropriate, by reductions in the net realizable value of medical materials and supplies during the year. The net realizable value is the estimated sale price in the normal course of operations, less estimated costs of completion and selling expenses.

Inventories are tested for impairment each accounting period in order to identify obsolescence, damage to items or write-downs in their market value. In the event that the amount of future economic benefits of inventories, i.e., their estimated net realizable value, is less than their net book value, an impairment loss is recognized and recorded in Operating costs and expenses (Medications and hospital suppliers) for the period in which it occurs.

f.	Prepaid expenses

Prepaid expenses represent those expenditures made by the Group where the benefits and risks inherent to the goods to be acquired or services to be received have not been transferred. Prepaid expenses are recorded at cost and are presented in the statement of financial position as current or non-current assets, depending on the line item of the destination item.

Once the goods and/or services related to prepaid expenses are received, they are recognized as an asset or as an expense in the statement of income and other comprehensive income for the period, depending on their nature.

g.	Property, furniture and equipment, net

Land and buildings held for use in supplying services, or for administrative purposes, are presented in the combined statement of financial position at cost, less depreciation (except land) and any accumulated impairment loss.

Machinery and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses.

Subsequent expenditures are included in the carrying amount of the asset or they are recognized as a separate asset, as appropriate, only when it is probable that future economic benefits will flow to the Group and the cost of these assets can be measured reliably.

Depreciation is recognized to take to income the cost or valuation of assets (other than land) less their residual value, over their useful lives using the straight-line method, based on the following:

Computer Equipment	30%
Transportation Equipment	25%
Machinery and Equipment	10% - 30%
Furniture and Fixtures	10%
Buildings	2% - 5%

The estimated useful life, residual value, depreciation method and depreciation rate are reviewed at the end of each reporting period, and the effect of any change in the recorded estimate is recognized on a prospective basis.

An item of property, furniture and equipment is derecognized when it is sold or when no future economic benefits are expected to arise from the continuing use of the asset. The gain or loss arising from the sale or

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022 retirement of an item of property, furniture and equipment is calculated as the difference between the proceeds received from the sale and the carrying amount of the asset and is recognized in profit or loss.

In the case of retirements, sales and disposals of assets, the related cost and accumulated depreciation are eliminated from the accounts and the resulting gain is recorded in income and the loss is recorded as an expense.

Buildings, machinery and equipment, computer equipment, furniture and fixtures and transportation equipment are tested for impairment only when indications of impairment are identified. Consequently, as of October 4, 2022, machinery and equipment and other assets are stated at historical cost less accumulated depreciation and, if applicable, impairment losses. As of October 4, 2022, no impairment indicators were identified.

As of October 4, 2022, there were prepaid expenses derived from advances for the acquisition of furniture and equipment.

h.	Leases

— Short-term leases and leases of low-value assets

The Group applies the short-term lease recognition exemption to its short-term leases of machinery and equipment (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). Lease payments on short term leases on a straight-line basis are recognized as an expense in profit or loss.

As of October 4, 2022, all leases in which the Group acts as lessee are classified under the short-term exemption.

The Group as lessor

Leases, determined based on the definition of IFRS 16, for which the Group acts as lessor, are classified as financial or operating. As long as the terms of the lease transfer substantially all the risks and rewards of the property to the lessee, the contract is classified as a finance lease. The other leases are classified as operating leases.

Income from operating leases is recognized in straight line during the corresponding lease term. Initial direct costs incurred in negotiating and arranging and operating lease are added to the carrying amount of the leased asset and are recognized straight-line over the term of the lease. The amounts for finance leases are recognized as accounts receivable for the amount of the Group’s net investment in the leases.

i.	Intangible assets

Intangible assets acquired separately

Intangible assets with finite useful lives acquired separately are recognized at acquisition cost less amortization and accumulated impairment losses. Amortization is recognized based on the straight-line method over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each year, and the effect of any change in the recorded estimate is recognized on a prospective basis. Intangible assets with indefinite useful lives that are acquired separately are recorded at cost less accumulated impairment losses.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Derecognition of intangible assets

An intangible asset is derecognized upon sale, or when no future economic benefits are expected to arise from its use or disposal. Gains or losses arising from the derecognition of an intangible asset, measured as the difference between the net revenue and the carrying amount of the asset, are recognized in profit or loss when the asset is derecognized

Amortization is charged to the combined statement of income and other comprehensive income on a straight-line basis as follows:

Type of license	Years
Software	Between 1 and 15
Microsoft Office license	Between 7 and 8
Medical Equipment license	Between 10 and 30

j.	Impairment of tangible and intangible assets

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that these assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows independent of other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to the individual cash-generating units, or otherwise, they are allocated to the smallest group of cash-generating units for which a reasonable and consistent basis of allocation can be identified.

Intangible assets with an indefinite useful life or not yet available for use are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired.

The recoverable amount is the higher of fair value less cost to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. Impairment losses are recognized immediately in profit or loss, unless the asset is carried at a revalued amount, in which case the impairment loss should be treated as a revaluation decrease.

Subsequently, when an impairment loss is reversed, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, such that the adjusted carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for that asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss, unless the related asset is recognized at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

As of October 4, 2022, the Group has not identified any indications of impairment in its tangible and intangible assets.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

k.	Investment property

Investment property, which is property held to earn rentals and/or for capital appreciation (including property under construction for such purposes), is measured initially at cost, including transaction costs. Subsequent to initial recognition, investment property is stated at cost less accumulated depreciation and impairment.

As of October 4, 2022, the investment properties that correspond to land, are expressed at their original historical cost.

An investment property is derecognized upon disposal or when the investment property is permanently withdrawn from use and no future economic benefits are expected from the disposal. Any gain or loss arising on derecognition of the property (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss in the period in which the property is derecognized.

l.	Employee benefits

Pension plans

Defined contribution plans:

A defined contribution plan is a pension plan whereby the Group pays fixed contributions to a separate entity. The Group has no legal or constructive obligations to pay additional contributions if the fund does not hold sufficient assets to make payment to all employees for service-related benefits in current and past periods. Contributions are recognized as employee benefit expense on the date the contribution obligation is incurred.

Defined benefit plans:

A benefit plan is defined as an amount of pension benefit that an employee will receive upon retirement, usually dependent on one or more factors such as age, years of service and compensation.

The liability recognized in the combined statements of financial position in respect of defined benefit plans is the present value of the defined benefit obligation at the date of the combined statements of financial position. The defined benefit obligation is calculated by management annually with the assistance of independent actuaries using the projected unit cost method. The present value of the defined benefit obligation is determined by discounting the estimated future cash flows using market yields of government bonds that are denominated in the currency in which the benefits will be paid, and that have maturities that approximate the terms of the pension liability.

Actuarial gains and losses arising from adjustments and changes in actuarial assumptions are recorded directly in stockholders’ equity in other comprehensive income in the year in which they occur and are not reclassified to profit or loss for the period.

The Group determines the net financial expense (income) by applying the discount rate to the net defined benefit liability (asset).

Past service costs are recognized immediately in the combined statements of income and other comprehensive income statement.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Post-employment medical benefits

The Group provides post-employment medical benefits to its retired employees. Eligibility for these benefits generally depends on the employee having worked until retirement age and having completed a minimum period of service. The expected costs of these benefits are recognized over the period of service using the same criteria as those described for defined benefit plans.

Termination benefits

Termination benefits are paid when the employment relationship is terminated by the Group before the normal retirement date or when an employee voluntarily accepts the termination of the employment relationship in exchange for these benefits. The Group recognizes termination benefits on the earlier of the following dates: (a) when the Group can no longer withdraw the offer of those benefits, and (b) at the time the Group recognizes the costs for a restructuring that is within the scope of IAS 37 and involves the payment of termination benefits. In the event that there is an offer that promotes the voluntary termination of the labor relationship by the employees, the termination benefits are valued based on the expected number of employees who are expected to accept such offer. Benefits to be paid in the long term are discounted to their present value.

Short-term benefits

The Group provides short-term employee benefits, which may include salaries, wages, annual compensation, and bonuses payable within 12 months. The Group recognizes an undiscounted provision when it is contractually obligated or when past practice has created an obligation.

Employee profit sharing and bonuses

The Group recognizes a liability and an expense for bonuses and employee profit sharing when it has a legal or constructive obligation to pay these benefits and determines the amount to be recognized based on taxable income for the year after certain adjustments.

m.	Current and deferred income taxes

The income tax expense is the tax payable on the current period’s taxable income, based on the applicable income tax rate for each jurisdiction, adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

Current income taxes

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the countries where the company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and considers whether it is probable that a taxation authority will accept an uncertain tax treatment. The group measures its tax balances either based on the most likely amount or the expected value, depending on which method provides a better prediction of the resolution of the uncertainty.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

A provision is recognized for those items where the tax assessment is uncertain, but it is considered probable that there will be a future outflow of funds to a tax authority. Provisions are measured at the best amount expected to become payable. The assessment is based on management’s judgment and when making such judgment they considered or relied in part upon tax experts that give support to the Group and has previous experience in such activities and in some cases based on consultation with an independent tax specialist.

Deferred income taxes

Deferred income taxes are recognized on temporary differences between the carrying amounts of assets and liabilities included in the financial statements and the corresponding tax bases used to determine taxable income, the tax rate corresponding to these differences and, if applicable, the benefits of tax loss carryforwards and certain tax credits. Deferred income tax assets or liabilities are generally recognized for all temporary tax differences. A deferred tax asset is recognized for all deductible temporary differences to the extent that it is probable that the Group will have future taxable profits against which the deductible temporary differences can be utilized. These assets and liabilities are not recognized if the temporary differences arise from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

The carrying amount of a deferred tax asset should be reviewed at the end of each reporting period and reduced to the extent that it is considered probable that there will not be sufficient taxable profits to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities is determined using the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

The valuation of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amounts of its assets and liabilities.

The deferred tax liability in relation to investment property that is measured at cost is determined assuming the property will be recovered entirely through sale. Deferred tax assets are recognised only if it is probable that future taxable amounts will be available to utilise those temporary differences and losses.

The Group’s management reviewed the Group’s investment property portfolio and concluded that none of the Group’s investment property is held under a business model whose objective is to consume substantially all of the economic benefits embodied in the investment features over time, rather than through sale. Therefore, management has determined that the presumption of “sale” established by the amendments to IAS 12 is not rebutted. Accordingly, the Group did not recognize deferred taxes on changes in the fair value of investment property as the Group is not subject to any income tax based on changes in the fair value of investment property upon sale.

Deferred tax assets and liabilities are offset when there is an enforceable legal right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same tax authority and the Group intends to settle its current tax assets and liabilities on a net basis Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Current and deferred taxes

Current and deferred taxes are recognized in profit or loss, except when they relate to items that are recognized outside profit or loss, either in other comprehensive income or directly in stockholders’ equity, respectively. When they arise from the initial recognition of a business combination, the tax effect is included in the recognition of the business combination.

n.	Stockholders’ equity

The Group’s common shares are classified as equity within stockholders’ equity. Incremental costs directly attributable to the issuance of new shares are included in equity as a deduction from the consideration received, net of taxes.

o.	Comprehensive income

Comprehensive income is comprised of net income, as well as those items that by specific provision of IFRS are reflected in stockholders’ equity and do not constitute capital contributions, reductions, and distributions.

p.	Revenue recognition

The group recognizes and accounts for revenue using the comprehensive model, which is based on a five-step approach consisting of the following: (1) identify the contract; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when the performance obligation is satisfied.

The Group recognizes income from the following sources:

Hospital Medical Services—Income from the provision of hospital services (including medications to patients) in the normal course of the Group’s operations is recognized at the fair value of the consideration received or receivable. The income is adjusted to a previously approved tabulator. Income is presented net of value added tax, rebates, and discounts.

The payment of the transaction is due when the hospital services are rendered to the client, based on the amounts estimated to be in charge of the patients and others responsible for assuming the responsibility for the payment of the services. The revenue is recognized at the time services are provided (through time). Everything is collected in the short-term.

Advances are primarily received from patients who do not have medical insurance for healthcare services such as hospitalization. These advances are recognized in revenue as services are rendered over time and are included in Suppliers and other accounts payable in the Statement of Financial Position.

Real Estate Leasing—Income derived from the provision of leasing services in the normal course of the Group’s operations is recognized at the fair value of the consideration received or receivable under operating lease contracts. Revenue is recognized on a straight-line basis over the term of the lease. When incentives are granted to tenants, they are recognized over the term of the lease on a straight-line basis, as a reduction in rental income.

Food service/cafeteria—Revenues from the sale of food and beverages are recognized at the time they are delivered and/or consumed by customers.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Teaching services—The group recognizes revenue for nursing teaching services at the time they are provided, at the fair value of the consideration received or to be received.

Parking services—Revenue derived from parking services is recognized over the daily term of stay.

Maintenance services and Other miscellaneous income –Maintenance services are referred mainly to sell of equipment. Other miscellaneous income includes benefits for medical and tools inventory shortage charged to employees, issue of certificates, administrative income, among others.

q.	Foreign currency transactions

In preparing the financial statements of each entity, transactions in currencies other than the Group’s functional currency (foreign currency) are recognized using the exchange rates prevailing at the dates of the transactions. At the end of each period, monetary items denominated in foreign currencies are translated at the exchange rates prevailing at that date. Non-monetary items recorded at fair value, denominated in foreign currency, are translated at the exchange rates in effect at the date on which the fair value was determined. Non-monetary items that are measured in terms of historical cost, in foreign currency, are not remeasured.

Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs. All other foreign exchange gains and losses are presented in the statement of profit or loss on a net basis within foreign exchange (loss) gain.

r.	Statements of Income and Other Comprehensive Income presentation

Grupo Hospital OCA presents the Statements of Income and Other Comprehensive Income under a mixed criteria of nature and function, the cost and expenses are presented based on the nature of items, breaking down the main items of costs and expenses, taking into account the specific essence of the type of cost or expense, however for a better analysis of its financial situation, the operating income is separately in the Statements of Income and Other Comprehensive Income as corresponds in an income statements presented by function.

s.	Changes in accounting policies and disclosures

The following amendments to IFRS are required to be applied for annual periods beginning after 1 January 2022:

New recognized amendments	Effective date
Onerous Contracts – Cost of Fulfilling a Contract – Amendments to IAS 37	Annual periods beginning on or after 1 January 2022.
Annual Improvements to IFRS Standards 2018 – 2020
Property, Plant and Equipment: Proceeds before Intended Use – Amendments to IAS 16
Reference to the Conceptual Framework – Amendments to IFRS 3

The Group adopted these amendments, not generating significant impacts on the combined financial statement as of October 4, 2022.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Standards issued but not yet effective

The following accounting pronouncements issued are applicable to annual periods beginning after January 1, 2023 and have not been applied in the preparation of these financial statement. The Group plans to adopt the corresponding accounting pronouncements on their respective dates of application.

New recognized amendments	Effective date
Classification of Liabilities as Current or Non-current (Amendments to IAS 1)	1 January 2023
Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)
Definition of Accounting Estimates (Amendments to IAS 8)
Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12)

Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendments to IFRS 10 and IAS 28)	Available for optional adoption/effective date deferred indefinitely

Classification of Liabilities as Current or Non-Current (Amendment to IAS 1)

In order to promote uniformity of application and clarify the requirements for determining whether a liability is current or non-current, the International Accounting Standards Board has amended IAS 1 Presentation of Financial Statement. As a consequence of this modification, entities must review their loan contracts to determine if their classification will change.

Modifications include the following:

•

The right to defer settlement must be justified: current IAS 1 establishes that entities classify a liability as current when they do not have an unconditional right to defer settlement of the liability for at least twelve months following the date of exercise about which it is reported. As part of its amendments, the IASB has removed the requirement that the right be unconditional and instead states that the right to defer cancellation must be well-founded and exist at the end of the reporting period.

•

The classification of revolving credit lines may change: entities classify a liability as non-current if they have the right to defer its cancellation for at least twelve months from the end of the reporting period. Now, the IASB has clarified that the right to defer exists only if the company meets the conditions specified in the loan agreement at the end of the reporting period, even if the lender does not verify compliance until a later date.

•

Liabilities with equity settlement characteristics: the amendments state that the settlement of a liability includes the transfer of the entity’s own equity instruments to the other party. The amendment clarifies the way in which entities classify a liability that includes a conversion option of the other party, which could be recognized as equity or as a liability separately from the liability component provided for in IAS 32 Financial Instruments: Presentation.

The amendment is effective, retrospectively, for annual periods beginning on or after January 1, 2023. Earlier application is permitted. However, the companies will consider including the information to be disclosed in accordance with IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors in their following annual financial statement.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

The Group is evaluating the impact, if any, of these amendments issued that are not yet effective as of the date of the combined financial statement.

Disclosures of accounting policies (Amendments to IAS 1 and Statement of Practice 2 Preparation of Judgments related to Materiality)

In October 2018, the Board refined the definition of materiality to make it easier to understand and apply. This definition is aligned with the entire IFRS framework including the conceptual framework. The changes to the definition of materiality complement the non-mandatory Practice Statement 2 Making Judgments related to Materiality, issued by the Board in 2017, which outlines a four-step procedure that can be used to help make materiality judgements. Materiality in the preparation of the financial statement.

In February 2021, the Board issued amendments to IAS 1 Presentation of Financial Statement and an update to Practice Statement 2.

Modifications include the following:

•	Requires companies to disclose their material accounting policies rather than significant accounting policies;

•	Clarify that accounting policies related to immaterial transactions, other events or conditions are themselves immaterial and therefore do not need to be disclosed;

•	Clarify that not all accounting policies that are related to material transactions, other events or conditions are in themselves material to the company’s financial statement.

The amendments to Practice Statement 2 include two additional examples on the application of materiality in accounting policy disclosures.

To date, the Group is evaluating the future impact of adopting this amendment to the standard.

Definition of accounting estimate (Amendments to IAS 8)

In February 2021, the Board issued amendments to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors, to clarify how companies should distinguish between changes in accounting policies and changes in accounting estimates, with the main focus being the definition and clarification of accounting estimates.

The amendments clarify the relationship between policies and accounting estimates, specifying that a company develops an accounting estimate to achieve the objective previously defined in an accounting policy.

To date, the Group is evaluating the future impact of adopting this amendment to the standard.

Deferred taxes related to assets and liabilities arising from a single transaction (Amendment to IAS 12)

In May 2021, the Board issued amendments to IAS 12 Deferred Tax Related to Assets and Liabilities Arising from a Single Transaction, to clarify how companies should account for deferred tax on certain types of transactions where an asset is recognized and a liability, such as leases and decommissioning obligations.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

The amendments reduce the scope of the exemption on initial recognition so that it does not apply to transactions that give rise to equal and compensatory temporary differences. As a result, companies will need to recognize a deferred tax asset and a deferred tax liability for temporary differences arising on initial recognition of a lease and a decommissioning obligation.

To date, the Group is evaluating the future impact of adopting this amendment to the standard.

Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendments to IFRS 10 and IAS 28).

On September 11, 2014, this amendment was issued that requires that, when transfers are made from subsidiaries to an associate or joint venture, the entire gain is recognized when the transferred assets meet the definition of “business” under IFRS 3 Combinations of Business. The amendment places strong pressure on the definition of “business” for recognition in results. The amendment also introduces new and unexpected accounting for transactions that consider partial maintenance in assets that are not businesses.

The effective date of application of this amendment has been postponed indefinitely.

To date, the Group is evaluating the future impact of adopting this amendment to the standard.

Note 4—Assumptions and uncertainties in accounting estimates:

The Group makes estimates and projections about future events to recognize and measure certain items in the financial statements. The resulting accounting estimates recognized are likely to differ from actual results or events. The estimates and projections that have a significant risk of resulting in material adjustments to the assets and liabilities recognized during the following year are detailed below:

Employee benefits

The present value of pension obligations depends on a number of assumptions that are determined on an actuarial basis using various assumptions. Any change to these assumptions would affect the liability recognized. At each year-end the Group estimates the discount rate to determine the present value of estimated future cash flows to settle pension obligations, based on the interest rates of high-quality corporate bonds, denominated in the same currency as the pension benefits and having terms to maturity approximating to the same. Other assumptions used to estimate pension obligations are based on current market conditions (See Note 16).

Note 5—Risk and capital management:

Financial risk management

The Group’s activities expose it to a variety of financial risks, such as: market risk (including interest rate market value risk and interest rate cash flow risk), credit risk and liquidity risk. The Group seeks to minimize the potential negative effects of these risks on its financial performance through a general risk management program. Financial risk management is governed by the Group’s policies approved by the Board of Directors, which are carried out and supervised by its Chief Executive Officer. The Board of Directors has approved general written policies with respect to financial risk management, as well as policies and limits associated with interest rate risk, credit risk and as well as policies and limits associated with other specific risks. Compliance with the policies established by the Group’s management and exposure limits are reviewed by the Chief Executive Officer on an ongoing basis.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Financial risk management is carried out in accordance with policies approved by management. The Group identifies, evaluates, and hedges financial risks in close cooperation with its subsidiaries.

Category of financial instruments	As of October 4, 2022
Financial assets at amortised cost:
Cash and cash equivalents	$90,054,881
Customers and other accounts receivable	347,716,804

Total financial assets	$437,771,685

Financial liabilities at amortised cost:
Suppliers and other accounts payable	308,651,250
Short-term bank loans	70,000,000

Total financial liabilities	$378,651,250

Market risk

i.	Exchange rate risk

The Group is exposed to the risk of changes in the exchange rate, mainly derived from transactions and balances held in foreign currency, respectively. A foreign currency is defined as any currency that is different from the functional currency of an entity.

The behavior of the exchange rates between the Mexican peso and the US dollar represents a relevant factor for the Group due to the effect that these currencies have on its results.

The Group maintains assets and liabilities denominated in foreign currency in relation to the functional currency.

As of October 4, 2022, the exchange rate was $20.31, pesos per dollar.

The Company’s exposure to currency risk as of October 4, 2022 is as set forth below:

Dollars
2022
Financial assets:
Cash and cash equivalents	1,129,297

Total financial assets	1,129,297

Financial liabilities:
Suppliers and other accounts payable	2,073,305
Short-term Bank loans	—

Total financial liabilities	2,073,305

As of October 4, 2022, the Group had foreign exchange gains, net by $952,071.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Foreign currency sensitivity

Had the following movements occurred in the price of the US dollar against the peso, as of October 4, 2022, the impact on the income statement would have been as shown below, assuming all other variables remain constant:

	Change in US $ rate	Foreign currency exposure
		2022
Strengthening	10%	(1,916,884)
Weakening	10%	1,916,884

A weakening of the Mexican peso against the dollar as of October 4 would have had the same, but opposite, effect on the former currency, in the amounts shown, assuming all other variables remain constant.

ii.	Interest rate risk

The Group is exposed to market risk mainly related to interest rate volatility. Such volatility could adversely affect the Group’s results by increasing its financial expenses and impacting its liquidity and ability to meet its interest and principal payment obligations. The risk exposure lies mainly in the variations that may be generated in the 28-day TIIE (Tasa de Interés Interbancaria de Equilibrio) reference rate.

Interest rate risk arises from the Group’s bank loans. Loans issued at variable rates expose the Group to interest rate risks on cash flows that are partially offset by cash invested at market rates. Loans issued at fixed rates expose the Group to interest rate risk at fair value.

Credit risk

Credit risk is the risk of financial loss faced by the Group if a client or counterparty in a financial instrument fails to meet its contractual obligations.

Trade accounts receivable are current due, do not accrue interest and do not have specific guarantees.

The Group uses an allowance matrix to measure the expected credit loss ratios of its trade receivables. Loss rates are calculated using a ‘moving rate’ method based on the probability that a receivable will progress through several aging stages until it is written-off. Impairment rates are calculated separately for exposures in different segments based on common credit risk characteristics, using collective and individual models for the types of clients managed.

For the purpose of determining significant increases in credit risk and recognizing a value adjustment for losses on a collective basis, the Group organize financial instruments on the basis of shared credit risk characteristics in order to facilitate an analysis that is designed to allow significant increases in credit risk to be identified in a timely manner.

The book value of financial assets represents the maximum credit exposure and is mainly affected by the individual characteristics of each customer.

Liquidity risk

Prudent management of liquidity risk involves maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit lines and the ability to close out market positions.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Due to the dynamic nature of the underlying businesses, the Group´s management maintains flexibility in funding by maintaining available committed credit lines.

As of October 4, 2022, the Group has credit lines of $220,000,000 of availability to use in case of cash flow needs.

The table shown in the next page presents the Company’s contractual principal payments required on its financial liabilities.

	Within one	One to five
	Year	years	Total
October 4, 2022	378,651,250	—	378,651,250
Suppliers	283,136,387	—	283,136,387
Sundry creditors	12,262,792	—	12,262,792
Advance from customers	13,252,071	—	13,252,071
Short-term bank loans	70,000,000	—	70,000,000

Capital risk management

The Group’s objectives in managing capital is to safeguard its capacity to continue as a going concern generating return to its shareholders and benefits to other stakeholders. During the period ended October 4, 2022, the Group’s strategy was to maintain a leverage ratio not higher than one. Based on this strategy, the Group maintains a leverage ratio of (0.01) in 2022, as shown below.

In Mexican pesos	2022
Bank loans	70,000,000
Less: Cash and cash equivalents	90,054,881

Net debt (A)	(20,054,881)
Plus: Total Stockholders’ equity	1,672,708,275

Total adjusted Stockholders’ equity (B)	1,652,653,394

Leverage ratio (A)/(B)	(0.01)

The index resulting from the calculation of these financial ratios is within the compliance parameters of the Group.

Note 6—Cash and cash equivalents:

Cash and cash equivalents are comprised as follows:

As of October 4,
2022
Cash in hand	$384,300
Deposits in financial institutions	89,670,581

$90,054,881

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Note 7—Relevant changes that have required the use of cash in liabilities considered as part of financing activities:

The analysis of the relevant changes in cash and cash equivalents from financing activities is presented below:

Cash and cash equivalents are comprised as follows:

As of October 4,
2022
Initial balance	$—
Finance activities:
Proceeds from loans	673,000,000
Loans paid within period	(603,000,000)
Changes in cash flow:
Accrued interest	2,237,831
Paid interest	(2,237,831)

Final balance	$70,000,000

Accounts payable to shareholders:

As of October 4,
2022
Initial balance	$344,392,106
Finance activities:
Loans paid within a period	(67,600,000)
Capitalization of accounts payable to shareholder	(298,703,627)
Accrued interest to shareholders	21,911,521

Final balance	$—

Note 8—Customers and other accounts receivable:

Trade and other accounts receivable are comprised as follow:

As of October 4,
2022
Accounts receivable from customers	$396,360,730
Other accounts receivable	2,984,714
Allowance for impairment of accounts receivable from customers	(51,628,640)

$347,716,804

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

The following table details the risk profile of accounts receivable based on the Group’s provisioning matrix.

For Axa Seguros, S. A. de C. V., the following data are available:

	Expected credit loss rate	Gross book value	Impairment allowance
	October 4, 2022	October 4, 2022	October 4, 2022
Unexpired	0.18%	$68,107,415	$122,593
1-30	0.18%	3,449,220	6,209
31-60	0.18%	1,359,619	2,447
61-90	0.18%	37,961	68
91-120	0.18%	54,597	98
More than 120	0.18%	458,096	825

		$73,466,908	$132,240

For Grupo Nacional Provincial, S. A. B, the following data is available:

	Expected credit loss rate	Gross book value	Impairment allowance
	October 4, 2022	October 4, 2022	October 4, 2022
Unexpired	0.18%	$63,104,091	$113,587
1-30	0.18%	6,391,491	11,505
31-60	0.18%	4,523,971	8,143
61-90	0.18%	45,477	82
91-120	0.18%	1,126,829	2,028
More than 120	0.18%	78,222	141

		$75,270,081	$135,486

For Consorcio de Redes de Servicio, S. A. de C. V., the following data is available:

	Expected credit loss rate	Gross book value	Impairment allowance
	October 4, 2022	October 4, 2022	October 4, 2022
Unexpired	0%	—	—
1-30	0%	—	—
31-60	0%	—	—
61-90	0%	—	—
91-120	0%	—	—
More than 120	100%	45,272,122	45,272,122

		$45,272,122	$45,272,122

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

For Gobierno del Estado de Nuevo León, the following data is available:

	Expected credit loss rate	Gross book value	Impairment allowance
	October 4, 2022	October 4, 2022	October 4, 2022
Unexpired	0.91%	$38,156,606	$347,225
1-30	0.91%	2,052,991	18,682
31-60	0%	—	—
61-90	0%	—	—
91-120	0%	—	—
More than 120	0%	—	—

		$40,209,597	$365,907

For Individuals, the following data is available:

	Expected credit loss rate	Gross book value	Impairment allowance
	October 4, 2022	October 4, 2022	October 4, 2022
Unexpired	7.81%	$1,922,515	$150,073
1-30	8.15%	234,415	19,097
31-60	18.52%	9,748	1,806
61-90	50.02%	18,628	9,317
91-120	68.04%	8,444	5,745
More than 120	68.04%	2,280,960	1,552,033

		$4,474,710	$1,738,071

For the Rest of Portfolio, the following data is available:

	Expected credit loss rate	Gross book value	Impairment allowance
	October 4, 2022	October 4, 2022	October 4, 2022
Unexpired	0.37%	$127,360,141	$472,987
1-30	1.75%	13,988,155	245,046
31-60	4.43%	6,638,877	293,937
61-90	12.81%	4,124,973	528,215
91-120	43.93%	4,571,715	2,008,295
More than 120	43.93%	993,278	436,334

		$157,677,139	$3,984,814

The following table shows the movement of the expected credit loss over its life and has been recognized in other receivables in accordance with the IFRS 9 approach.

October 4, 2022
Beginning balance (January 1, 2022)	$(17,748,420)
Increase in the allowance for impairment of customers	(33,880,220)

Ending balance (October 4, 2022)	$(51,628,640)

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Note 9—Recoverable taxes:

Recoverable taxes are comprised as follows:

As of October 4,
2022
Income tax	$38,000,633
Value added tax	2,562,778
Tax on cash deposits	209,551
Undue payments of income tax and VAT	81,863

$40,854,825

Note 10—Inventories:

Inventories are comprised as follows:

As of October 4,
2022
Hospital supplies	$34,569,392
Medications	16,092,032

$50,661,424

In 2022 inventories of $811,856,922, were recognized as a cost in “Medications and hospital supplies” during this period and included in the operating cost and expenses section.

Note 11—Short-term real estate leases:

This note provides information for leases where the Group is a lessee.

As of October 4, 2022, all leases in which the Group acts as lessee are classified under the short-term exemption.

The Group recognized expenses of $7,390,564 at October 4, 2022, for short-term leases.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Note 12—Property, furniture and equipment, net:

Movements in property, furniture and equipment for the period ended October 4, 2022, are analyzed as follows:

	Buildings	Machinery and equipment	Computer equipment	Furniture and fixtures	Transportation equipment	Land	Total
As of January 1, 2022
Cost	$1,953,064,907	$1,235,832,804	$54,797,779	$98,243,480	$5,444,356	$154,120,205	$3,501,503,531
Accumulated depreciation	(492,439,187)	(943,473,868)	(48,132,910)	(74,193,830)	(4,659,599)	—	(1,562,899,394)

Net book amount	$1,460,625,720	$292,358,936	$6,664,869	$24,049,650	$784,757	$154,120,205	$1,938,604,137

For the period ended October 4, 2022
Beginning balance	$1,460,625,720	$292,358,936	$6,664,869	$24,049,650	$784,757	$154,120,205	$1,938,604,137
Additions	931,851	37,690,371	1,393,599	1,412,803	60,000	4,651,168	46,139,792
Disposals	8,643,115	(41,591,309)	(5,120,236)	(2,394,967)	—	—	(40,463,397)
Reclassification from investment property	1,767,193	—	—	—	—	—	1,767,193
Depreciation charges recognized during the period	(117,545,802)	(27,950,757)	(82,889,486)	(3,152,303)	(3,363,437)	(189,819)	—
Depreciation disposals	(8,643,115)	40,264,996	5,120,236	2,394,967	—	—	39,137,084

Closing balance	$1,435,374,007	$245,833,508	$4,906,165	$22,099,016	$654,938	$158,771,373	$1,867,639,007

As of October 4, 2022
Cost	$1,962,639,873	$1,231,931,866	$51,071,142	$97,261,316	$5,504,356	$158,771,373	$3,507,179,926
Accumulated depreciation	(527,265,866)	(986,098,358)	(46,164,977)	(75,162,300)	(4,849,418)	—	(1,639,540,919)

Net book amount	$1,435,374,007	$245,833,508	$4,906,165	$22,099,016	$654,938	$158,771,373	$1,867,639,007

The depreciation charges recognized in the Combined Income Statement was $117,545,802 during 2022.

Note 13—Intangible assets:

Intangible assets are summarized as follows:

Software and licenses
Cost	$22,482,074
Accumulated amortization	(14,951,470)

Net book amount at January 1, 2022	$7,530,604

Beginning balance as of January 1, 2022	$7,530,604
Acquisitions	313,575
Amortization charge recognized in the period	(1,675,014)

Ending balance as of October 4, 2022	$6,169,165

Cost	$22,795,649
Accumulated amortization	(16,626,484)

Net book amount as of October 4, 2022	$6,169,165

The amortization charges recognized in the Combined Income Statement was of $1,675,014 during 2022.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Note 14—Suppliers and other accounts payable:

Suppliers and other accounts payable are comprised as follows:

As of October 4, 2022
Suppliers	$283,136,387
Sundry creditors	12,262,792
Advance from customers	13,252,071

$308,651,250

Note 15—Short-term bank loans:

The Group had the following bank loans and lines of credit:

As of October 4, 2022
Short-term:
Banco Mercantil del Norte, S.A.	$70,000,000

Total short-term bank loans	$70,000,000

For all the borrowings, the fair values are not materially different from their carrying amounts, since the interest payable on those borrowings is either close to current market rates or the borrowings are of a short-term nature.

Banco Mercantil del Norte, S.A.

•

Short-term loan of $100,000,000 beginning on September 2022, with an annual rate resulting from adding 1% to the equilibrium interbank interest rate (TIIE), at October 4, 2022 the balance was of $70,000,000. The due date of the loan is October 2022.

Note 16—Employee benefits:

a.	The value of the defined benefit obligation (DBO) as of October 4, 2022, amounted to $23,879,188.

As of October 4, 2022, the group has no plan assets.

A reconciliation between the present value of the DBO and the net defined benefit liability recognized in the combined statement of financial position is shown below:

	Retirement Benefits	Seniority premium	Total
	As of October 4,
	2022	2022	2022
DBO at beginning of period	$1,628,890	$23,190,405	$24,819,295
Current service cost	70,046	1,474,801	1,544,847
Interest cost	72,411	1,282,831	1,355,242
Benefits paid	(272,873)	(1,345,384)	(1,618,257)
Benefits paid due to Settlement	(296,980)	—	(296,980)
Settlement Gain/(Loss)	149,062	—	149,062
Gain/(Loss) due to experience	219,782	(544,525)	(324,743)
Gain/(Loss) due to change in financial assumptions	(59,521)	(1,689,757)	(1,749,278)

DBO at end of period	$1,510,817	$22,368,371	$23,879,188

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

The employee benefit expenses recognized during 2022 are shown below:

October 4,
2022
Current service cost	$(1,544,847)
Interest cost	(1,355,241)
Benefits paid	701,604
Benefits paid due to Settlement	1,212,183
Settlement Gain/(Loss)	(149,062)

Total amount recognized in profit or loss	$(1,135,363)

The main actuarial assumptions used, expressed in absolute terms, as well as the discount rates, salary increase and changes in indexes or other variables referring to October 4, 2022, are as follows:

As of October 4, 2022
Discount rate	10.10%
Salary growth rate	5.00%
Rate of increase in minimum wage	5.20%

Changes in assumptions	Retirement benefits	Seniority premium
2022
Discount rate + 50 basis points	10.60%	10.60%
Discount rate - 50 basis points	9.60%	9.60%

Discount rate sensitivity analysis	Retirement benefits	Seniority premium	Total
2022
Effect of an increase of 0.50%
Defined Benefit Obligation impact	(12,019)	(339,744)	(351,763)
Current service Cost impact	(1,491)	(33,356)	(34,847)
Effect of a decrease of 0.50%
Defined Benefit Obligation impact	12,476	353,118	365,594
Current service Cost impact	1,546	34,847	36,393

Note 17—Taxes payable:

As of October 4, 2022
Value Added Tax	$47,876,373
Tax Withholdings	26,978,377
Labor Taxes 1	14,961,265

Total	$89,816,015

[1]	Labor taxes correspond to IMSS, Infonavit, SAR and ISN.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Note 18—Stockholders’ equity:

a.	Structure of capital stock

On August 29, 2022, Tovleja HG made a capitalization of contributions for future capital increases for an amount of $ 270,641,249, by the capitalization of accounts payable to shareholder, therefore this transaction did not made any cashflow movement.

On August 29, 2022, Inmuebles JRD made a capital increase for an amount of $ $28,062,237, by the capitalization of accounts payable to shareholder, therefore this transaction did not made any cashflow movement.

As of October 4, 2022 the capital stock is as follows:

Hospital y Clínica OCA, S. A. de C. V. capital stock is represented by fully subscribed and paid-in common and registered shares, as follows:

Number of shares	Description	2022
401	Fixed minimum capital stock—Series “A” Shares	$2,005,000
6,068	Variable and unlimited capital stock—Series “B” Shares	29,840,000

6,469	Total capital stock	$31,845,000

DRJ Inmuebles, S. A. de C. V. capital stock is represented by fully subscribed and paid-in common and registered shares, as follows:

Number of shares	Description	2022
50	Fixed minimum capital stock—Series “A” Shares	$50,000
148,454	Variable and unlimited capital stock—Series “B” Shares	148,454,000

148,504	Total capital stock	$148,504,000

Inmuebles JRD 2000, S. A. de C. V. capital stock is represented by fully subscribed and paid-in common and registered shares, as follows:

Number of shares	Description	2022
50	Fixed minimum capital stock—Series “A” Shares	$50,000
55,117	Variable and unlimited capital stock—Series “B” Shares	55,117,378

55,167	Total capital stock	$55,167,378

Tovleja HG, S. A. de C. V. capital stock is represented by fully subscribed and paid-in common and registered shares, as follows:

Number of shares	Description	2022
10,000	Fixed minimum capital stock—Series “A” Shares	$10,000
356,418,249	Variable and unlimited capital stock—Series “B” Shares	356,418,249

356,428,249	Total capital stock	$356,428,249

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

b.	Dividends

Dividend declared and paid during the period ended October 4, 2022

On January 13, 2022, Hospital Oca decreed dividends to shareholders for an amount of $650,000,000.

On July 29, 2022, Hospital Oca decreed dividends to shareholders for an amount of $92,370,410.

On August 2, 2022, Hospital Oca decreed dividends to shareholders for an amount of $22,629,590.

On September 19, 2022, Hospital OCA decreed dividends to shareholders for an amount of $90,000,000.

On September 27, 2022, Hospital OCA decreed dividends to shareholders for an amount of $40,000,000.

On September 29, 2022, Hospital OCA decreed dividends to shareholders for an amount of $22,222,222.

On February 14, 2022, DRJ Inmuebles decreed dividends to shareholders for an amount of $24,000,000.

On March 4, 2022, DRJ Inmuebles decreed dividends to shareholders for an amount of $10,000,000.

On June 3, 2022, DRJ Inmuebles decreed dividends to shareholders for an amount of $34,500,000.

On July 5, 2022, DRJ Inmuebles decreed dividends to shareholders for an amount of $12,000,000.

On August 4, 2022, DRJ Inmuebles decreed dividends to shareholders for an amount of $13,000,000.

On September 3, 2022, DRJ Inmuebles decreed dividends to shareholders for an amount of $3,950,263.

On September 3, 2022, DRJ Inmuebles decreed dividends to shareholders for an amount of $7,449,737.

On September 22, 2022, Inmuebles JRD decreed dividends to shareholders for an amount of $3,000,000.

On September 22, 2022, Tovleja HG decreed dividends to shareholders for an amount of $6,000,000.

c.	Legal reserve

The net profit for the period is subject to the decisions made at the General Assembly of Shareholders, the Group’s bylaws and the General Law of Commercial Companies. In accordance with the General Law of Commercial Companies, the legal reserve must be increased annually by 5% of the annual net profits until it reaches one fifth of the amount of fully paid-up capital stock. As of October 4, 2022 the amount of the legal reserve amounts to $26,733,431.

As of October 4, 2022, the value of the Contribution Capital Single Account (CUCA) amounted to $295,663,887. The tax value of the CUFIN amounted to $1,028,549,618.

d.	Retained earnings

On January 7, 2022, the stockholders agreed to cancel the dividends that were decreed and which were pending of payment from previous years for an amount of $202,019,448.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Note 19—Revenue from services and other:

a.	Revenue from services and others is as follows:

2022
Hospital Medical Services	$2,921,430,307
Real estate leasing	45,684,312
Food service/cafeteria	24,175,798
Teaching services (nursing school)	15,853,590
Parking services	11,354,287
Other miscellaneous income	3,311,947

Total	$3,021,810,241

Revenue by type of client:

2022
Banks	1.48%
Government Institution	3.93%
Companies	8.01%
Uninsured	19.10%
Insurance	67.48%

Total	100%

Note 20—Other expenses:

For the period from January 1, 2022 to October 4, 2022, other expenses are summarized as follows:

2022
Food	$24,712,022
Office supplies	3,798,438
Consulting services	43,346,905
Property taxes	9,399,895
Shipping and handling	2,655,670
Installation costs	4,107,990
Miscellaneous expenses	6,678,741
Non-deductible	1,679,162
Allowance for impairment of accounts receivable	33,880,223
Laboratory tests supplies	24,145,707
Other services	2,124,058
Advertising	11,217,672
Spare parts	12,563,884
Provisions for litigation	13,786,793
Security	9,800,325
Local services	23,527,526
Studies subrogates	5,656,634
Uniforms	3,639,889

Total	$236,721,534

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Note 21—Related party transactions:

Transactions with related parties are summarized below:

2022
Expenses for real estate leases [1]	$5,869,826
Purchase of transportation equipment 2	60,000

Total transactions with related parties, net	$5,929,826

1.

In 2022, there were leases of under 12 months for the amount of $5,722,181 with Dr. Genaro Levinson (main shareholder), $114,836 with Urilion, S. A. de C. V. (affiliate) and $32,810 with Inmobiliaria Máxima Construcciones, S. A. de C. V. (affiliate).

2.	In 2022, purchase of transportation equipment was realized for the amount of $60,000 to Inmobiliaria Máxima Construcciones, S. A. de C. V. (affiliate).

As of October 4, 2022, the compensation to the key management of the Group amounts to $102,153,000.

As of October 4, 2022, there is no outstanding related party accounts receivable or payable.

Note 22—Income taxes and deferred income tax:

i.

Income tax for the period is calculated by applying the 30% rate on taxable income. In 2022 the Group determined a profit tax result of $846,012,783. The tax result differs from the accounting result, mainly due to those items that over time are accumulated and deducted differently for accounting and tax purposes, due to the recognition of the effects of inflation for tax purposes, as well as those items that only affect the accounting or tax result.

ii.

The tax rules include limits in the deductions of the exempt compensation amount certain items, as follows: Wages and benefits paid to workers 47% of income paid to workers and in certain cases up to 53% (holiday bonus, savings fund, employee profit sharing, seniority premiums) will be deductible for employers. As a result, certain wage and salary provisions have difference between tax and book values at year-end.

The Mexican Income Tax Law (“MITL”) forth criteria and limits for applying some deductions, such as: the deduction of payments which, in turn, are exempt income for workers, contributions for creating or increasing provisions for pension funds, contributions to the Mexican Institute of Social Security payable by the worker that are paid by the employer, as well as the possible non-deduction of payments made to related parties in the event of failing to meet certain requirements.

Taxable income for purposes of the employee profit sharing is the same used for the Corporate Income Tax except for certain items.

A 10% withholding tax is imposed on dividends distributions to individuals and foreign shareholders from earnings generated starting January 1, 2014.

iii.	The provision for income tax is analyzed as shown below:

2022
Current income tax	$(253,803,974)
Deferred income tax	27,876,749

$(225,927,225)

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

iv.	The reconciliation of the effective tax rate is shown below:

2022
Profit before income tax (A)	$786,337,701
Statutory rate (B)	30%

Calculated theorical tax (A times B)	235,901,310
(Plus) minus income tax effect on:
Non-deductible expenses	(7,791,260)
Tax inflationary adjustment	(2,390,777)
Other items	207,952

Income tax expense	$225,927,225

Effective tax rate	28,73%

v.	As of October 4, 2022, the main temporary differences on which deferred income tax was recognized are analyzed below:

	Balance as of December 31, 2021	Net income (loss)	Balance as of January 1, 2021
Property, furniture and equipment and other assets	$139,168,698	$39,867,274	$99,301,424
Employees’ profit sharing payable	71,025,934	(3,040,837)	74,066,771
Employee benefits	24,912,005	92,709	24,819,296
Unbilled revenue	(80,446,558)	(19,357,948)	(61,088,610)
Advances from customers	6,661,607	(408,150)	7,069,757
Allowance for impairment of accounts receivable	51,628,643	33,880,223	17,748,420
Other accounts payable	63,825,016	61,434,949	2,390,067

	276,775,345	112,468,220	164,307,125
	30%	30%	30%

Deferred tax asset	$83,032,604	$33,740,466	$49,292,138

Property, furniture, and equipment	(712,611,234)	(19,545,723)	(693,065,511)

	(712,611,234)	(19,545,723)	(693,065,511)

	30%	30%	30%

Deferred tax liability	$(213,783,370)	$(5,863,717)	$(207,919,653)

Note 23—Finance loss, net:

For the period from January 1, 2022 to October 4, 2022, is comprised as follows:

2022
Interest expense	$24,149,237
Interest income	(978,655)
Foreign exchange fluctuation gain, net	(952,071)

Finance loss, net	$22,218,511

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000, S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the period from January 1, 2022 to October 4, 2022

Note 24—Contingencies and commitments:

In the normal course of its business, the Group is involved in disputes and litigations. While the outcome of disputes cannot be predicted, the Group does not believe that there are any pending or threatened actions, claims or legal proceedings against or affecting the Group that, if determined adversely to it, would individually or generally materially adversely affect its results of operations or financial condition.

The Group is contingently liable for tax differences that could result in the eventual review, by the tax authorities, of the tax returns and other tax reports filed by the Group and those resulting from discrepancies of criteria in the interpretation of the legal provisions between the Group and the tax authorities. As of October 4, 2022, the Group has no accrued liabilities for these items.

Note 25—Subsequent events

In preparing the combined financial statements, the Group has evaluated the events and transactions for their recognition or disclosure subsequent to October 4, 2022 and until October 27, 2023, in addition to the subsequent events disclosed elsewhere in the financial statements:

On February 21, 2022, the Group signed a SPA with Grupo Salud Auna México, S. A. de C. V. which is a subsidiary of Auna S.A. to sell 100% of the shares of Hospital y Clínica OCA, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V. and Inmuebles JRD 2000 S. A. de C. V. The approval by the regulatory authority was made on June 2, 2022. The transaction closing date was on October 5, 2022.

On September 30, 2022, Hospital y Clínica OCA, S. A. de C. V. and DRJ Inmuebles, S. A. de C. V. signed a loan agreement with Banco Santander México, HSBC México and Genaro Levinson Marcovich for an amount of $3,602,764,839. Banco Santander México acts as administrative agent. The resources for this loan agreement were receive on October 5, 2022. The loan was used for Hospital y Clínica OCA, S. A. de C. V. to acquire 100% of the shares of DRJ Inmuebles, S. A. de C. V., Inmuebles JRD 2000, S. A. de C. V. and Tovleja HG, S. A. de C. V., obtaining control of said entities on October 5, 2022.

On March 29, 2023, Grupo Salud Auna México, S. A. de C. V., signed a note purchase agreement with investments funds for US$ 396,500,000 of senior secured notes due 2028. GSAM used the net proceeds from this notes to repay the loan signed on September 30, 2022 with Banco Santander México, HSBC México, Multiva and Genaro Levinson Marcovich.

On April 11, 2023, Hospital y Clínica OCA, S. A. de C. V. signed a loan agreement with HSBC Mexico for an amount of $180,000,000. On January 4, 2023, Hospital y Clínica OCA, S. A. de C. V. signed a loan agreement with Banco Regional del Norte S.A. for an amount of $50,000,000. In August 2023, both loans were paid.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles,

S. A. de C. V., Tovleja HG, S. A. de C. V., and

Inmuebles JRD 2000 S. A. de C. V.

Combined Financial Statements

For the year ended December 31, 2021

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Combined Statement of Financial Position

As of December 31, 2021

Figures expressed in Mexican pesos

2021
Assets
Current assets:
Cash and cash equivalents (Note 6)	$367,931,586
Customers and other accounts receivable (Note 8)	360,495,778
Recoverable taxes (Note 9)	4,112,604
Inventories (Note 10)	53,375,113
Prepaid expenses	3,376,724

Total current assets	789,291,805

Non-current assets:
Property, furniture and equipment, net (Note 12)	1,938,604,137
Intangible assets (Note 13)	7,530,604
Investment property	9,985,000
Deposits in guarantee and other assets	485,997
Deferred income tax (Note 23)	49,292,138

Total non-current assets	2,005,897,876

Total assets	$2,795,189,681

Liabilities and Stockholders’ Equity
Liabilities
Current liabilities:
Suppliers and other accounts payable (Note 14)	$110,840,201
Short- term bank loans (Note 15)	—
Dividends payable	202,019,448
Taxes payable (Note 17)	105,223,280
Income tax payable	85,287,452
Employee benefits (Note 16)	6,508,243
Employee profit sharing payable	74,066,770

Total current liabilities	583,945,394

Non-current liabilities:
Employee benefits (Note 16)	18,311,052
Accounts payable to shareholders (Note 18)	344,392,106
Deferred income tax (Note 23)	207,919,653

Total non-current liabilities	570,622,811

Total liabilities	1,154,568,205

Stockholders’ equity:
Capital stock (Note 19)	293,241,000
Retained earnings	1,319,878,330
Legal reserve	26,733,431
Other reserves	768,715

Total stockholders’ equity	1,640,621,476

Total liabilities and stockholders’ equity	$2,795,189,681

The accompanying notes are an integral part of these combined financial statements.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Combined Statement of Income and Other Comprehensive Income

For the year ended December 31, 2021

Figures expressed in Mexican pesos

2021
Revenue from services and others (Note 20)	$3,915,759,547

Operating costs and expenses:
Medications and hospital supplies	979,203,750
Salary, wages, and benefits	715,310,999
Medical Fees	228,119,196
Short-term real estate leases (Note 11)	13,926,174
Depreciation and amortization	211,839,667
Service and repair	76,542,550
Hospital equipment rental	54,328,832
Laboratory supplies	57,454,113
Electricity	59,198,256
Other expenses (Note 21)	215,937,689

Operating expenses	2,611,861,226

Operating income	1,303,898,321
Interest expense, net	(33,890,240)
Foreign exchange loss, net.	(11,648,943)

Financial loss, net (Note 24)	(45,539,183)
Income before income taxes	1,258,359,138
Income taxes (Note 23)	(386,377,211)

Combined net income	$871,981,927

Other comprehensive loss for the year:
Items that will not be reclassified to the statement of income:
Remeasurement of employee benefit obligations, net of taxes	(1,561,334)

Total other comprehensive loss for the year	(1,561,334)

Combined comprehensive income	$870,420,593

The accompanying notes are an integral part of these combined financial statements.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Combined Statement of Changes in Stockholders’ Equity

For the year ended December 31, 2021

Figures expressed in Mexican pesos
	Capital stock	Retained earnings	Legal reserve	Other reserves	Stockholders’ equity
Balance as of January 1, 2021	$293,241,000	$967,505,890	$26,733,431	$2,330,049	$1,289,810,370
Dividends paid	—	(519,609,487)	—	—	(519,609,487)
Combined other comprehensive loss	—	—	—	(1,561,334)	(1,561,334)
Combined net income	—	871,981,927	—		871,981,927

Balance as of December 31, 2021	$293,241,000	$1,319,878,330	$26,733,431	$768,715	$1,640,621,476

The accompanying notes are an integral part of these combined financial statements.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Combined Statement of Cash Flows

For the year ended December 31, 2021

Figures expressed in Mexican pesos
2021
Operating activities
Income before income taxes	$1,258,359,138
Adjustments for:
Depreciation and amortization	211,839,667
Interest income	(29,957)
Interest expense	33,863,284

1,504,032,132
Increase in trade receivables	(59,142,478)
Decrease in taxes receivable	3,817,833
Increase in inventories	(990,404)
Increase in prepaid expenses	(1,210,742)
Decrease in suppliers and other accounts payable	(68,040,860)
Increase in employed benefit	3,710,755
Income taxes paid	(324,604,519)

Net cash from operating activities	1,057,571,717

Investing activities
Interest collected	29,958
Acquisition of property, furniture, and equipment	(59,924,656)
Proceeds from sale of property, furniture, and equipment	956,919
Investment in intangible assets	(1,149,006)

Net cash used in investing activities	(60,086,785)

Financing activities
Interest paid	(11,534,308)
Dividends paid	(519,609,487)
Payments of debt	(244,835,439)
Payments of accounts payable to shareholders	(123,500,000)

Net cash used in financing activities	(899,479,234)

Net increase in cash and cash equivalents	98,005,698

Cash and cash equivalents at the beginning of the year	269,925,888

Cash and cash equivalents at the end of the year	$367,931,586

The accompanying notes are an integral part of these combined financial statements.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

Figures expressed in Mexican pesos

Note 1—General information of the Group:

Hospital y Clínica Oca, S. A. de C. V. (Hospital Oca), DRJ Inmuebles, S. A. de C. V. (DRJ Inmuebles), Tovleja HG, S. A. de C. V. (Tovleja HG), and Inmuebles JRD 2000 S. A. de C. V. (Inmuebles JRD) (hereinafter collectively referred to as the “Group” or “Group Hospital OCA”), is a group of companies engaged primarily in providing hospital medical services, real estate brokerage services, real estate leasing and building design and construction as described below:

Hospital Oca was established and began operations in March 1973, in Monterrey, N.L. is a single entity that provides hospital medical services and operates 3 hospitals: “Hospital OCA”, “Doctors Hospital” and “Doctors Hospital East”.

DRJ Inmuebles was established and began operations on March 31, 2000, in Monterrey, N.L. is a company engaged in the design, construction, supervision and architectural consulting of buildings related to the medical industry, as well as leasing of real estate; it obtains all its income from leasing properties.

Tovleja HG was established and began operations on November 7, 2016, in Monterrey, N.L. is a company engaged to the design, construction, supervision, architectural consultancy of buildings and real estate agent services related to the medical industry.

Inmuebles JRD was established and began operations on January 21, 2003, in Monterrey, N.L. is a real estate agent services company related to the medical industry.

In the following notes to the combined financial statements, when reference is made to pesos, Mexican pesos or “$”, it refers to Mexican pesos. When reference is made to “US $” or dollars, it means dollars of the United States of America.

Note 2—Significant events:

COVID-19 Pandemic

On March 23, 2020, the Agreement was published in the DOF (by its acronym in Spanish “Diario Oficial de la Federación) by which the General Health Council recognized the epidemic of disease caused by the SARS-CoV2 virus (COVID-19) in Mexico, as a serious disease. of priority attention and the activities of preparation and response to said epidemic were also established.

By means of a decree published on March 27, 2020 in the DOF, the head of the Federal Executive power declared various extraordinary actions in the affected regions of the entire national territory in terms of general health, to combat the serious illness of attention generated by the SARS-CoV2 virus (COVID-19), likewise, in the DOF on March 31, 2020, the Ministry of Health published in the aforementioned journal the agreement ordering the immediate suspension of non-essential activities and essential activities are indicated, among which are those that are directly necessary to attend to the health emergency, such as the work activities of the medical, paramedical, administrative and support branches throughout the National Health System.

The Group had to adapt various measures to ensure continuity in its activities, one of which has been to maintain technological innovation in medical equipment that allows us to provide quality service to our patients and to have doctors and qualified professional staff who guarantees a quality in the attention, thanks to this and other measures, the financial solvency and the generation of cash flow that has guaranteed the fulfillment of its obligations were assured.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

In 2020, the Group had a positive effect on its revenue by 13%, since medical and hospital services continued to be offered despite the health contingency, including COVID patients. For the 2021 period, there has been a 30% increase in revenue because patients have resumed the medical services that they suspended, this is also driven by the decrease in COVID patients due to vaccination in various sectors, which has generated confidence to visit health centers.

On April 23, 2021, various provisions were issued in the Federal Labor Law, Social Security Law, Law of the Institute of the National Housing Fund for Workers (INFONAVIT), Federal Tax Code, Income Tax Law and Value Added Tax Law in order to regulate the outsourcing of personnel. The main aspects are: -ban the outsourcing of personnel, -incorporate rules into current legislation that allow legal and natural persons to contract only specialized services, -establish maximum amounts for the payment of ESPS (Employee´s Statutory Profit Sharing), and - creation of a public registry of companies that outsource specialized services and jobs. The aspects mentioned above entered into force the day after their publication, except for what refers to the obligations indicated in fiscal matters which entered into force on August 1, 2021 and those of the regulations of Section B) of the Federal Labor Law of Workers in the Service of the State that will come into force in 2022. The Company carried out an analysis and it did not have relevant impacts in the combined financial statements.

Note 3—Summary of significant accounting policies:

a.	Basis of preparation

These combined financial statements have been prepared with the objective to meet the reporting requirements of Rule 3-05 of Regulation S-X.

Compliance with IFRS

The combined financial statements of the Group for the periods presented have been prepared in accordance with International Financial Reporting Standard (IFRS) as issued by the International Accounting Standards Board (IASB). IFRS include all current International Accounting Standards (IAS), as well as all related interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC), including those previously issued by the International Accounting Standards Board (IASB).

Preparation of combined financial statements

Hospital Oca, DRJ Inmuebles, Tovleja HG and Inmuebles JRD operate under common management and have been under the common control of stockholders as of and for the year ended December 31, 2021, therefore, the combined financial statements of these entities were prepared as of and for year ended December 31, 2021. However, not all the entities within Group have a direct parent-subsidiary relationship and therefore there is not an existing group that meets the “group” definition of IFRS 10: Consolidated Financial Statements (“IFRS 10”).

Combination principles. The Group’s combined financial statements are prepared by adding together financial statement items of a uniform nature. Inter-company transactions and balances are eliminated in the preparation of the Group’s combined financial statements. Accounting policies of combined entities have been changed where necessary to ensure consistency with the policies adopted by the Group’s combined financial statements under IFRS.

Management believes that the assumptions and estimates used in the preparation of the underlying combined financial statements are reasonable. However the combined financial statements presented do not

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

necessarily give an accurate picture of Group’s results of operations, financial position, changes in equity and cash flows in the future, nor what these would have been had the entities operated as a standalone separate legal group.

The combined financial statements are prepared using the going concern basis due to the management has the ability to continue its regular operations and does not intends to liquidate the Group or to cease operations.

The combined financial statements have been prepared on the historical cost basis

Authorization of the financial statements

The accompanying combined financial statements and notes were authorized for issuance on October 27, 2023, by Mr. Sven Kurt Boes Parroquin (CEO).

b.	Functional and presentation currency

The amounts included in the financial statements of each of the Group’s entities should be measured using the currency of the primary economic environment in which the Group operates (“the functional currency”). The combined financial statements are presented in Mexican pesos, the Group’s presentation currency, unless otherwise specified.

Since the Group’s recording, functional and reporting currencies are the Mexican pesos, no translation process was necessary.

c.	Cash and cash equivalents

Cash and cash equivalents include cash balances, bank deposits and highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Cash is initially recognized at fair value.

d.	Financial instruments

Financial assets

The Group classifies and subsequently measures its financial assets based on the Group’s business model for managing its financial assets, as well as the characteristics of the contractual cash flows of such assets, in accordance with IFRS 9. In this way, financial assets may be classified at amortized cost, at fair value through other comprehensive income, and at fair value through profit or loss. The Group determines the classification of its financial assets upon initial recognition. Purchases and sales of financial assets are recognized on the settlement date.

Financial assets are fully derecognized when the right to receive the related cash flows expires or is transferred and the Group has transferred substantially all the risks and rewards of ownership and control of the financial asset.

Classes of financial assets

i.	Financial assets at amortized cost

Financial assets at amortized cost are those that i) are held within a business model whose objective is to hold such assets to obtain the contractual cash flows and ii) the contractual terms of the financial asset give rise, at specified dates, to cash flows that are solely payments of principal and interest on the principal amount outstanding. The financial assets at amortized cost that the Group currently have are customers and other accounts receivable, and recoverable taxes.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

As of December 31, 2021, the group does not hold financial assets to be measured at fair value through profit or loss.

Impairment of financial assets

The Group uses an impairment model based on expected credit losses, instead of incurred losses, applicable to financial assets subject to such assessment. Expected credit losses on these financial assets are estimated from the origination of the asset at each reporting date, based on the Group’s historical credit loss experience, adjusted for factors that are specific to the obligors or groups of obligors, general economic conditions and an assessment of both current management and expected future conditions.

Trade accounts receivable

The Group adopted a simplified model for calculating expected losses, whereby it recognizes expected credit losses over the life of the account receivable.

The Group performs an analysis of its accounts receivable portfolio to determine whether there are significant customers for which an individual evaluation is required; on the other hand, customers with similar characteristics that share credit risks (participation in the accounts receivable portfolio, type of market, sector, geographic area, etc.) are grouped to be evaluated collectively.

In its impairment assessment, the Group may include indications that the debtors or a group of debtors are experiencing significant financial difficulties, as well as observable data indicating that there is a significant decrease in the estimated cash flows to be received, including arrears.

For purposes of the above estimate, the Group considers the following to constitute an event of default, as historical experience indicates that financial assets are not recoverable when they meet any of the following criteria:

•	The debtor is in breach of financial covenants; or

•	Information developed internally or obtained from external sources indicates that the debtor is unlikely to pay its creditors, including the Group, in full.

The Group opted to use a ‘roll rate’ method for calculating loss rates based on the probability that an account receivable progresses through successive stages of delinquency until written off. Impairment rates are calculated separately for exposures in different segments based on common credit risk characteristics, using collective and individual models for the types of clients handled.

The Group defined the written off as the period after which the recovery of the receivable under analysis is marginal; in this case, 90 days past due, which is in line with internal risk management.

ii.	Financial liabilities

Financial liabilities that are not derivatives are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method. Liabilities in this category are classified as current liabilities when they are due to be settled within 12 months; otherwise, they are classified as non-current.

Accounts payable are obligations to pay for goods or services that have been acquired or received from suppliers in the ordinary course of business. Loans are initially recognized at fair value, net of transaction costs incurred. Loans are subsequently recognized at amortized cost; any difference

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

between the proceeds received (net of transaction costs) and the settlement value is recognized in the combined statements of income and other comprehensive income over the term of the loan using the effective interest method.

Derecognition of financial liabilities

The Group derecognizes financial liabilities if, and only if, the Group’s obligations are met, cancelled, or have expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

Additionally, when the Group performs a refinancing transaction and the previous liability qualifies for derecognition, the costs incurred in the refinancing are recognized immediately in profit or loss on the date of extinguishment of the previous financial liability.

Bank loans

Includes financial instruments that the Group assumes in the normal course of its operations for loans received from credit institutions and other entities.

They are initially recognized at the fair value net of transaction costs incurred, commissions and interest and are subsequently valued at amortized cost, which should include, among others, increases for the effective interest accrued, decreases for principal and interest payments, if applicable, the effect of any forgiveness obtained on the amount payable effective interest is recognized in net income or loss for the period in which it accrues, unless it qualifies for capitalization as an asset, based on the provisions of IAS-23 “Borrowing Costs”. Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down.

Financial instruments payable are derecognized from the statement of financial position only when they are extinguished by the fulfillment of the obligation, either by transfer, settlement, or expiration. The difference between the carrying amount (or a portion thereof) derecognized and the carrying amount of the assets delivered is recognized in net income or loss for the period.

Borrowings are classified as current liabilities unless the group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

e.	Inventories

As of December 31, 2021, inventories are stated at historical cost determined using the average cost method. The values thus determined do not exceed their net realizable value.

The cost for services includes the cost of medical materials and supplies at the time of sale, increased, where appropriate, by reductions in the net realizable value of medical materials and supplies during the year. The net realizable value is the estimated sale price in the normal course of operations, less estimated costs of completion and selling expenses.

Inventories are tested for impairment each accounting period in order to identify obsolescence, damage to items or write-downs in their market value. In the event that the amount of future economic benefits of inventories, i.e., their estimated net realizable value, is less than their net book value, an impairment loss is recognized and recorded in Operating costs and expenses (Medications and hospital supplies) for the period in which it occurs.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

f.	Prepaid expenses

Prepaid expenses represent those expenditures made by the Group where the benefits and risks inherent to the goods to be acquired or services to be received have not been transferred. Prepaid expenses are recorded at cost and are presented in the statement of financial position as current or non-current assets, depending on the line item of the destination item.

Once the goods and/or services related to prepaid expenses are received, they are recognized as an asset or as an expense in the statement of income and other comprehensive income for the period, depending on their nature.

g.	Property, furniture and equipment, net

Land and buildings held for use in supplying services, or for administrative purposes, are presented in the combined statement of financial position at cost, less depreciation (except land) and any accumulated impairment loss.

Machinery and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses.

Subsequent expenditures are included in the carrying amount of the asset or they are recognized as a separate asset, as appropriate, only when it is probable that future economic benefits will flow to the Group and the cost of these assets can be measured reliably.

Depreciation is recognized to take to income the cost or valuation of assets (other than land) less their residual value, over their useful lives using the straight-line method, based on the following:

Computer Equipment	30%
Transportation Equipment	25%
Machinery and Equipment	10% - 30%
Furniture and Fixtures	10%
Buildings	2% - 5%

The estimated useful life, residual value, depreciation method and depreciation rate are reviewed at the end of each reporting period, and the effect of any change in the recorded estimate is recognized on a prospective basis.

An item of property, furniture and equipment is derecognized when it is sold or when no future economic benefits are expected to arise from the continuing use of the asset. The gain or loss arising from the sale or retirement of an item of property, furniture and equipment is calculated as the difference between the proceeds received from the sale and the carrying amount of the asset and is recognized in profit or loss.

In the case of retirements, sales and disposals of assets, the related cost and accumulated depreciation are eliminated from the accounts and the resulting gain is recorded in income and the loss is recorded as an expense.

Buildings, machinery and equipment, computer equipment, furniture and fixtures and transportation equipment are tested for impairment only when indications of impairment are identified. Consequently, as of December 31, 2021, machinery and equipment and other assets are stated at historical cost less accumulated depreciation and, if applicable, impairment losses. As of December 31, 2021 no impairment indicators were identified.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

As of December 31, 2021, there were prepaid expenses derived from advances for the acquisition of furniture and equipment.

h.	Leases

Short-term leases and leases of low-value assets

The Group applies the short-term lease recognition exemption to its short-term leases of machinery and equipment (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). Lease payments on short term leases on a straight-line basis are recognized as an expense in profit or loss.

As of December 31, 2021, all leases in which the Group acts as lessee are classified under the short-term exemption.

The Group as lessor

Leases, determined based on the definition of IFRS 16, for which the Group acts as lessor, are classified as financial or operating. As long as the terms of the lease transfer substantially all the risks and rewards of the property to the lessee, the contract is classified as a finance lease. The other leases are classified as operating leases.

Income from operating leases is recognized in straight line during the corresponding lease term. Initial direct costs incurred in negotiating and arranging and operating lease are added to the carrying amount of the leased asset and are recognized straight- line over the term of the lease. The amounts for finance leases are recognized as accounts receivable for the amount of the Group’s net investment in the leases.

i.	Intangible assets

Intangible assets acquired separately

Intangible assets with finite useful lives acquired separately are recognized at acquisition cost less amortization and accumulated impairment losses. Amortization is recognized based on the straight-line method over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each year, and the effect of any change in the recorded estimate is recognized on a prospective basis. Intangible assets with indefinite useful lives that are acquired separately are recorded at cost less accumulated impairment losses.

Derecognition of intangible assets

An intangible asset is derecognized upon sale, or when no future economic benefits are expected to arise from its use or disposal. Gains or losses arising from the derecognition of an intangible asset, measured as the difference between the net revenue and the carrying amount of the asset, are recognized in profit or loss when the asset is derecognized

Amortization is charged to the combined statement of income and other comprehensive income on a straight-line basis as follows: Amortization is charged to the combined statement of income and other comprehensive income on a straight-line basis as follows:

Type of license	Years
Software	Between 1 and 15
Microsoft Office license	Between 7 and 8
Medical Equipment license	Between 10 and 30

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

j.	Impairment of tangible and intangible assets

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that these assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows independent of other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to the individual cash-generating units, or otherwise, they are allocated to the smallest group of cash-generating units for which a reasonable and consistent basis of allocation can be identified.

Intangible assets with an indefinite useful life or not yet available for use are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired.

The recoverable amount is the higher of fair value less cost to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. Impairment losses are recognized immediately in profit or loss, unless the asset is carried at a revalued amount, in which case the impairment loss should be treated as a revaluation decrease.

Subsequently, when an impairment loss is reversed, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, such that the adjusted carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for that asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss, unless the related asset is recognized at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

As of December 31, 2021, the Group has not identified any indications of impairment in its tangible and intangible assets.

k.	Investment property

Investment property, which is property held to earn rentals and/or for capital appreciation (including property under construction for such purposes), is measured initially at cost, including transaction costs. Subsequent to initial recognition, investment property is stated at cost less accumulated depreciation and impairment.

As of December 31, 2021, the investment properties that correspond to land, are expressed at their original historical cost.

An investment property is derecognized upon disposal or when the investment property is permanently withdrawn from use and no future economic benefits are expected from the disposal. Any gain or loss arising on derecognition of the property (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss in the period in which the property is derecognized.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

l.	Employee benefits

Pension plans

Defined contribution plans:

A defined contribution plan is a pension plan whereby the Group pays fixed contributions to a separate entity. The Group has no legal or constructive obligations to pay additional contributions if the fund does not hold sufficient assets to make payment to all employees for service-related benefits in current and past periods. Contributions are recognized as employee benefit expense on the date the contribution obligation is incurred.

Defined benefit plans:

A benefit plan is defined as an amount of pension benefit that an employee will receive upon retirement, usually dependent on one or more factors such as age, years of service and compensation.

The liability recognized in the combined statements of financial position in respect of defined benefit plans is the present value of the defined benefit obligation at the date of the combined statements of financial position. The defined benefit obligation is calculated by management annually with the assistance of independent actuaries using the projected unit cost method. The present value of the defined benefit obligation is determined by discounting the estimated future cash flows using market yields of government bonds that are denominated in the currency in which the benefits will be paid, and that have maturities that approximate the terms of the pension liability.

Actuarial gains and losses arising from adjustments and changes in actuarial assumptions are recorded directly in stockholders’ equity in other comprehensive income in the year in which they occur and are not reclassified to profit or loss for the period.

The Group determines the net financial expense (income) by applying the discount rate to the net defined benefit liability (asset).

Past service costs are recognized immediately in the combined statements of income and other comprehensive income statement.

Post-employment medical benefits

The Group provides post-employment medical benefits to its retired employees. Eligibility for these benefits generally depends on the employee having worked until retirement age and having completed a minimum period of service. The expected costs of these benefits are recognized over the period of service using the same criteria as those described for defined benefit plans.

Termination benefits

Termination benefits are paid when the employment relationship is terminated by the Group before the normal retirement date or when an employee voluntarily accepts the termination of the employment relationship in exchange for these benefits. The Group recognizes termination benefits on the earlier of the following dates: (a) when the Group can no longer withdraw the offer of those benefits, and (b) at the time the Group recognizes the costs for a restructuring that is within the scope of IAS 37 and involves the payment of termination benefits. In the event that there is an offer that promotes the voluntary termination of the labor relationship by the employees, the termination benefits are valued based on the expected number of employees who are expected to accept such offer. Benefits to be paid in the long term are discounted to their present value.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

Short-term benefits

The Group provides short-term employee benefits, which may include salaries, wages, annual compensation, and bonuses payable within 12 months. The Group recognizes an undiscounted provision when it is contractually obligated or when past practice has created an obligation.

Employee profit sharing and bonuses

The Group recognizes a liability and an expense for bonuses and employee profit sharing when it has a legal or constructive obligation to pay these benefits and determines the amount to be recognized based on taxable income for the year after certain adjustments.

m.	Current and deferred income taxes

The income tax expense is the tax payable on the current period’s taxable income, based on the applicable income tax rate for each jurisdiction, adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

Current income taxes

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the countries where the company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and considers whether it is probable that a taxation authority will accept an uncertain tax treatment. The group measures its tax balances either based on the most likely amount or the expected value, depending on which method provides a better prediction of the resolution of the uncertainty.

A provision is recognized for those items where the tax assessment is uncertain, but it is considered probable that there will be a future outflow of funds to a tax authority. Provisions are measured at the best amount expected to become payable. The assessment is based on management’s judgment and when making such judgment they considered or relied in part upon tax experts that give support to the Group and has previous experience in such activities and in some cases based on consultation with an independent tax specialist.

Deferred income taxes

Deferred income taxes are recognized on temporary differences between the carrying amounts of assets and liabilities included in the financial statements and the corresponding tax bases used to determine taxable income, the tax rate corresponding to these differences and, if applicable, the benefits of tax loss carryforwards and certain tax credits. Deferred income tax assets or liabilities are generally recognized for all temporary tax differences. A deferred tax asset is recognized for all deductible temporary differences to the extent that it is probable that the Group will have future taxable profits against which the deductible temporary differences can be utilized. These assets and liabilities are not recognized if the temporary differences arise from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

The carrying amount of a deferred tax asset should be reviewed at the end of each reporting period and reduced to the extent that it is considered probable that there will not be sufficient taxable profits to allow all or part of the asset to be recovered.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

Deferred tax assets and liabilities is determined using the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

The valuation of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amounts of its assets and liabilities.

The deferred tax liability in relation to investment property that is measured at cost is determined assuming the property will be recovered entirely through sale. Deferred tax assets are recognised only if it is probable that future taxable amounts will be available to utilise those temporary differences and losses.

The Group’s management reviewed the Group’s investment property portfolio and concluded that none of the Group’s investment property is held under a business model whose objective is to consume substantially all of the economic benefits embodied in the investment features over time, rather than through sale. Therefore, management has determined that the presumption of “sale” established by the amendments to IAS 12 is not rebutted. Accordingly, the Group did not recognize deferred taxes on changes in the fair value of investment property as the Group is not subject to any income tax based on changes in the fair value of investment property upon sale.

Deferred tax assets and liabilities are offset when there is an enforceable legal right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same tax authority and the Group intends to settle its current tax assets and liabilities on a net basis Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously.

Current and deferred taxes

Current and deferred taxes are recognized in profit or loss, except when they relate to items that are recognized outside profit or loss, either in other comprehensive income or directly in stockholders’ equity, respectively. When they arise from the initial recognition of a business combination, the tax effect is included in the recognition of the business combination.

n.	Stockholders’ equity

The Group’s common shares are classified as equity within stockholders’ equity. Incremental costs directly attributable to the issuance of new shares are included in equity as a deduction from the consideration received, net of taxes.

o.	Comprehensive income

Comprehensive income is comprised of net income, as well as those items that by specific provision of IFRS are reflected in stockholders’ equity and do not constitute capital contributions, reductions, and distributions.

p.	Revenue recognition

The group recognizes and accounts for revenue using the comprehensive model, which is based on a five-step approach consisting of the following: (1) identify the contract; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when the performance obligation is satisfied.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

The Group recognizes income from the following sources:

Hospital Medical Services—Income from the provision of hospital services (including medications to patients) in the normal course of the Group’s operations is recognized at the fair value of the consideration received or receivable. The income is adjusted to a previously approved tabulator. Income is presented net of value added tax, rebates, and discounts.

The payment of the transaction is due when the hospital services are rendered to the client, based on the amounts estimated to be in charge of the patients and others responsible for assuming the responsibility for the payment of the services. The revenue is recognized at the time services are provided (through time). Everything is collected in the short-term.

Advances are primarily received from patients who do not have medical insurance for healthcare services such as hospitalization. These advances are recognized in revenue as services are rendered over time and are included in Suppliers and other accounts payable in the Statement of Financial Position

Real Estate Leasing – Income derived from the provision of leasing services in the normal course of the Group’s operations is recognized at the fair value of the consideration received or receivable under operating lease contracts. Revenue is recognized on a straight-line basis over the term of the lease. When incentives are granted to tenants, they are recognized over the term of the lease on a straight-line basis, as a reduction in rental income.

Food service/cafeteria – Revenues from the sale of food and beverages are recognized at the time they are delivered and/or consumed by customers.

Teaching services – The group recognizes revenue for nursing teaching services at the time they are provided, at the fair value of the consideration received or to be received.

Parking services – Revenue derived from parking services is recognized over the daily term of stay.

Maintenance services and Other miscellaneous income –Maintenance services are referred mainly to sell of equipment. Other miscellaneous income includes benefits for medical and tools inventory shortage charged to employees, issue of certificates, administrative income, among others.

q.	Foreign currency transactions

In preparing the financial statements of each entity, transactions in currencies other than the Group’s functional currency (foreign currency) are recognized using the exchange rates prevailing at the dates of the transactions. At the end of each period, monetary items denominated in foreign currencies are translated at the exchange rates prevailing at that date. Non-monetary items recorded at fair value, denominated in foreign currency, are translated at the exchange rates in effect at the date on which the fair value was determined. Non-monetary items that are measured in terms of historical cost, in foreign currency, are not remeasured.

Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs. All other foreign exchange gains and losses are presented in the statement of profit or loss on a net basis within foreign exchange (loss) gain.

r.	Statements of Income and Other Comprehensive Income presentation

Grupo Hospital OCA presents the Statements of Income and Other Comprehensive Income under a mixed criteria of nature and function, the cost and expenses are presented based on the nature of items, breaking down the main items of costs and expenses, taking into account the specific essence of the type of cost or

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

expense, however for a better analysis of its financial situation, the operating income is separately in the Statements of Income and Other Comprehensive Income as corresponds in an income statements presented by function.

s.	New, revised and issued IFRS, but not yet effective

The following accounting pronouncements have been published and are not mandatory for December 31, 2021 reporting period and have not been early adopted by the group. The amendments effective as of January 1, 2022 are not expected to have a significant impact on the combined financial statements. For the standards and amendments effective as of January 1 2023 onwards, the Group is evaluating the impact of those standards and amendments on the combined financial statements:

•	Amendments to IAS 16, Property, Plant and Equipment Proceeds before Intended Use [1]

•	Amendments to IAS 37, Costs of fulfilling an onerous contract [1]

•	Annual Improvements to IFRS Standards 2018-2020 [1]

•	IFRS 17 Insurance Contracts and amendments to IFRS 17 Insurance Contracts [2]

•	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendments to IFRS 10 and IAS 28) [4]

The following improvements were finalized in May 2020:

•	Amendments to IAS 8, Definition of accounting estimates 1

•	Amendments to IAS 12, Deferred tax related to assets and liabilities arising from a single transaction 2

1.	Effective for annual reporting periods beginning on January 1, 2022

2.	Effective for annual reporting periods beginning on January 1, 2023

3.	Effective for annual reporting periods beginning on January 1, 2024

4.	Available for optional adoption/effective date deferred indefinitely.

Note 4—Assumptions and uncertainties in accounting estimates:

The Group makes estimates and projections about future events to recognize and measure certain items in the financial statements. The resulting accounting estimates recognized are likely to differ from actual results or events. The estimates and projections that have a significant risk of resulting in material adjustments to the assets and liabilities recognized during the following year are detailed below:

Employee benefits

The present value of pension obligations depends on a number of assumptions that are determined on an actuarial basis using various assumptions. Any change to these assumptions would affect the liability recognized. At each year-end the Group estimates the discount rate to determine the present value of estimated future cash flows to settle pension obligations, based on the interest rates of high-quality corporate bonds, denominated in the same currency as the pension benefits and having terms to maturity approximating to the same. Other assumptions used to estimate pension obligations are based on current market conditions (See Note 16).

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

Note 5—Risk and capital management:

Financial risk management

The Group’s activities expose it to a variety of financial risks, such as: market risk (including interest rate market value risk and interest rate cash flow risk), credit risk and liquidity risk. The Group seeks to minimize the potential negative effects of these risks on its financial performance through a general risk management program. Financial risk management is governed by the Group’s policies approved by the Board of Directors, which are carried out and supervised by its Chief Executive Officer. The Board of Directors has approved general written policies with respect to financial risk management, as well as policies and limits associated with interest rate risk, credit risk and as well as policies and limits associated with other specific risks. Compliance with the policies established by the Group’s management and exposure limits are reviewed by the Chief Executive Officer on an ongoing basis.

Financial risk management is carried out in accordance with policies approved by management. The Group identifies, evaluates, and hedges financial risks in close cooperation with its subsidiaries.

Category of financial instruments	As of December 31, 2021
Financial assets at amortised cost:
Cash and cash equivalents	$367,931,586
Customers and other accounts receivable	360,495,778

Total financial assets	$728,427,364

Financial liabilities at amortised cost:
Suppliers and other accounts payable	$110,840,201
Short-term Bank loans	—
Dividends payable	202,019,448
Accounts payable to shareholders	344,392,106

Total financial liabilities	$657,251,755

Market risk

i.	Exchange rate risk

The Group is exposed to the risk of changes in the exchange rate, mainly derived from transactions and balances held in foreign currency, respectively. A foreign currency is defined as any currency that is different from the functional currency of an entity.

The behavior of the exchange rates between the Mexican peso and the US dollar represents a relevant factor for the Group due to the effect that these currencies have on its results.

The Group maintains assets and liabilities denominated in foreign currency in relation to the functional currency.

As of December 31, 2021, the exchange rate was $20.58 pesos per dollar.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

The Company’s exposure to currency risk as of December 31, 2021 is as set forth below:

Dollars
2021
Financial assets:
Cash and cash equivalents	5,350,658

Total financial assets	5,350,658

Financial liabilities:
Suppliers and other accounts payable	443,515
Short-term Bank loans	—

Total financial liabilities	443,515

As of December 31, 2021, the Group had foreign exchange gains, net by $11,648,943.

Foreign currency sensitivity

Had the following movements occurred in the price of the US dollar against the peso, as of December 31, 2021, the impact on the income statement would have been as shown below, assuming all other variables remain constant:

	Change in US $ rate	Foreign currency exposure
		2021
Strengthening	10%	10,176,580
Weakening	10%	(10,176,580)

A weakening of the Mexican peso against the dollar as of December 31 would have had the same, but opposite, effect on the former currency, in the amounts shown, assuming all other variables remain constant.

ii.	Interest rate risk

The Group is exposed to market risk mainly related to interest rate volatility. Such volatility could adversely affect the Group’s results by increasing its financial expenses and impacting its liquidity and ability to meet its interest and principal payment obligations. The risk exposure lies mainly in the variations that may be generated in the 28-day TIIE (Tasa de Interés Interbancaria de Equilibrio) reference rate.

Interest rate risk arises from the Group’s bank loans. Loans issued at variable rates expose the Group to interest rate risks on cash flows that are partially offset by cash invested at market rates. Loans issued at fixed rates expose the Group to interest rate risk at fair value.

Credit risk

Credit risk is the risk of financial loss faced by the Group if a client or counterparty in a financial instrument fails to meet its contractual obligations.

Trade accounts receivable are current due, do not accrue interest and do not have specific guarantees.

The Group uses an allowance matrix to measure the expected credit loss ratios of its trade receivables. Loss rates are calculated using a ‘moving rate’ method based on the probability that a receivable will progress

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

through several aging stages until it is written-off. Impairment rates are calculated separately for exposures in different segments based on common credit risk characteristics, using collective and individual models for the types of clients managed.

For the purpose of determining significant increases in credit risk and recognizing a value adjustment for losses on a collective basis, the Group organize financial instruments on the basis of shared credit risk characteristics in order to facilitate an analysis that is designed to allow significant increases in credit risk to be identified in a timely manner.

The book value of financial assets represents the maximum credit exposure and is mainly affected by the individual characteristics of each customer.

Liquidity risk

Prudent management of liquidity risk involves maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit lines and the ability to close out market positions.

Due to the dynamic nature of the underlying businesses, the Group´s management maintains flexibility in funding by maintaining available committed credit lines.

As of December 31, 2021, the Group has credit lines of $340,000,000 of availability to use in case of cash flow needs.

The table presents the Company’s contractual principal payments required on its financial liabilities.

	Within one	One to five
	Year	years	Total
December 31, 2021	312,859,649	344,392,106	657,251,755
Suppliers	91,371,056	—	91,371,056
Sundry creditors	12,399,388	—	12,399,388
Advance from customers	7,069,757	—	7,069,757
Dividends payable	202,019,448	—	202,019,448
Accounts payable to shareholders	—	344,392,106	344,392,106

Capital risk management

The Group’s objectives in managing capital is to safeguard its capacity to continue as a going concern generating return to its shareholders and benefits to other stakeholders. During the year ended December 31, 2021, the Group’s strategy was to maintain a leverage ratio not higher than one. Based on this strategy, the Group maintains a leverage ratio of -0.01 in 2021 as shown below.

In Mexican pesos	2021
Bank loans	—
Plus: Accounts payable to shareholders	344,392,106
Total debt	344,392,106
Less: Cash and cash equivalents	367,931,586
Net debt (A)	(23,539,480)
Plus: Total Stockholders’ equity	1,640,621,476
Total adjusted Stockholders’ equity (B)	1,617,081,996
Leverage ratio (A)/(B)	(0.01)

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

The index resulting from the calculation of these financial ratios is within the compliance parameters of the Group.

Note 6—Cash and cash equivalents:

Cash and cash equivalents are comprised as follows:

As of December 31,
2021
Cash in hand	$374,599
Deposits in financial institutions	267,556,987
Banregio Investment [1]	100,000,000

$367,931,586

1.

On December 6, 2021, the Group contracted an investment in Banregio called “repo money desk” for $100,000,000 with a rate of return of 5.05%, for a term of 28 days, for which it matures on January 3, 2022.

2.	On January 3, 2022, the investment “repo money table” that was held with Banregio for $100,000,000 expired and the contract was not renewed.

Note 7—Relevant changes that have required the use of cash in liabilities considered as part of financing activities:

The analysis of the relevant changes in cash and cash equivalents from financing activities is presented below:

As of December 31,
2021
Initial balance	$244,835,439
Finance activities:
Loans paid within a year	(244,835,439)
Changes in cash flow:
Accrued interest	11,534,308
Paid interest	(11,534,308)

Final balance	$—

Accounts payable to shareholders:

As of December 31,
2021
Initial balance	$445,203,134
Finance activities:
Loans paid within a year	(123,500,000)
Accrued interest to shareholders	22,688,972

Final balance	$344,392,106

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

Note 8—Customers and other accounts receivable:

Trade and other accounts receivable are comprised as follow:

As of December 31,
2021
Accounts receivable from customers	$375,320,969
Other accounts receivable	2,923,229
Allowance for impairment of accounts receivable from customers	(17,748,420)

$360,495,778

The following table details the risk profile of accounts receivable based on the Group’s provisioning matrix:

For Axa Seguros, S. A. de C. V., the following data are available:

	Expected credit loss rate	Gross book value	Impairment allowance
	2021	2021	2021
Unexpired	0.18%	$62,784,499	$113,012
1-30	0.18%	1,524,563	2,744
31-60	0.18%	120,026	216
61-90	0.18%	99,889	180
91-120	0.18%	—	—
More than 120	0.18%	3,454	6

		$64,532,431	$116,158

For Grupo Nacional Provincial, S. A. B, the following data is available:

	Expected credit loss rate	Gross book value	Impairment allowance
	2021	2021	2021
Unexpired	0.18%	$53,346,186	$96,023
1-30	0.18%	1,305,977	2,351
31-60	0.18%	457,716	824
61-90	0.18%	179,773	324
91-120	0.18%	—	—
More than 120	0.18%	61,517	111

		$55,351,169	$99,633

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

For Consorcio de Redes de Servicio, S. A. de C. V., the following data is available:

	Expected credit loss rate	Gross book value	Impairment allowance
	2021	2021	2021
Unexpired	25.01%	$6,711,575	$1,678,610
1-30	25.01%	6,994,115	1,749,274
31-60	25.01%	5,702,175	1,426,152
61-90	25.01%	5,838,112	1,460,151
91-120	25.01%	7,216,242	1,804,830
More than 120	25.01%	16,636,085	4,160,796

		$49,098,304	$12,279,813

For Gobierno del Estado de Nuevo León, the following data is available:

	Expected credit loss rate	Gross book value	Impairment allowance
	2021	2021	2021
Unexpired	0.91%	$5,239,014	$47,675
1-30	0.91%	1,912,321	17,402
31-60	0.91%	—	—
61-90	0.91%	—	—
91-120	0.91%	—	—
More than 120	0.91%	—	—

		$7,151,335	$65,077

For Individuals, the following data is available:

	Expected credit loss rate	Gross book value	Impairment allowance
	2021	2021	2021
Unexpired	7.13%	$347,231	$24,767
1-30	9%	147,466	13,266
31-60	38.29%	64,479	24,691
61-90	66.92%	36,032	24,114
91-120	72.81%	—	—
More than 120	72.81%	908,872	661,765

		$1,504,080	$748,603

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the year ended December 31, 2021

For the Rest of Portfolio, the following data is available:

	Expected credit loss rate	Gross book value	Impairment allowance
	2021	2021	2021
Unexpired	0.38%	$97,010,266	$371,060
1-30	1.92%	15,411,195	296,126
31-60	5.27%	11,270,434	593,917
61-90	19.23%	8,008,527	1,539,654
91-120	44.98%	2,135,739	960,722
More than 120	44.98%	1,506,471	677,657

		$135,342,632	4,439,136

The following table shows the movement of the expected credit loss over its life and has been recognized in other receivables in accordance with the IFRS 9 approach.

2021
Beginning balance (January 1)	$(4,721,985)
Increase in the allowance for impairment of customers	(13,026,435)

Ending balance (December 31)	$(17,748,420)

Note 9—Recoverable taxes:

Recoverable taxes are comprised as follows:

As of December 31,
2021
Income tax	$255,712
Value added tax	3,586,464
Tax on cash deposits	209,551
Undue payments of income tax and VAT	60,877

$4,112,604

Note 10—Inventories:

Inventories are comprised as follows:

As of December 31,
2021
Hospital supplies	$30,341,888
Medications	23,033,225

$53,375,113

In 2021 inventories of $979,203,750, were recognized as a cost in “Medications and hospital supplies” during this year and included in the operating cost and expenses section.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the years ended December 31, 2021 and January 1, 2021

Note 11—Short-term real estate leases:

This note provides information for leases where the Group is a lessee.

As of December 31, 2021, all leases in which the Group acts as lessee are classified under the short-term exemption.

The Group recognized expenses of $13,926,174 at December 31, 2021, for short-term leases.

Note 12—Property, furniture and equipment, net:

Movements in property, furniture and equipment for the year ended December 31, 2021 are analyzed as follows:

	Buildings	Machinery and equipment	Computer equipment	Furniture and fixtures	Transportation equipment	Land	Total
As of January 1, 2021
Cost	$1,952,978,457	$1,179,993,662	$50,895,945	$97,334,308	$7,213,218	$154,120,205	$3,442,535,795
Accumulated depreciation	(402,091,349)	(831,436,656)	(44,181,911)	(69,933,360)	(5,476,623)	—	(1,353,119,899)

Net book amount	$1,550,887,108	$348,557,006	$6,714,034	$27,400,948	$1,736,595	$154,120,205	$2,089,415,896

For the year ended December 31, 2021
Beginning balance	$1,550,887,108	$348,557,006	$6,714,034	$27,400,948	$1,736,595	$154,120,205	$2,089,415,896
Additions	89,384	73,109,800	4,277,508	1,977,190	140,000	—	79,593,882
Disposals	(2,934)	(17,270,658)	(375,674)	(1,068,018)	(1,908,862)	—	(20,626,146)
Depreciation charges recognized during the year	(90,347,838)	(112,037,212)	(3,950,999)	(4,260,470)	817,024	—	(209,779,495)

Closing balance	$1,460,625,720	$292,358,936	$6,664,869	$24,049,650	$784,757	$154,120,205	$1,938,604,137

As of December 31, 2021
Cost	$1,953,064,907	$1,235,832,804	$54,797,779	$98,243,480	$5,444,356	$154,120,205	$3,501,503,531
Accumulated depreciation	(492,439,187)	(943,473,868)	(48,132,910)	(74,193,830)	(4,659,599)	—	(1,562,899,394)

Net book amount	$1,460,625,720	$292,358,936	$6,664,869	$24,049,650	$784,757	$154,120,205	$1,938,604,137

The depreciation charges recognized in the Combined Income Statement was $209,779,495 during 2021.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the years ended December 31, 2021

Note 13—Intangible assets:

Intangible assets are summarized as follows:

Software and licenses
Cost	$21,333,068
Accumulated amortization	(12,891,298)

Net book amount at January 1, 2021	$8,441,770

Beginning balance as of January 1, 2021	$8,441,770
Acquisitions	1,149,006
Amortization charge recognized in the year	(2,060,172)

Ending balance as of December 31, 2021	$7,530,604

Cost	$22,482,074
Accumulated amortization	(14,951,470)

Net book amount as of December 31, 2021	$7,530,604

The amortization charges recognized in the Combined Income Statement was of $2,060,172 during 2021.

Note 14—Suppliers and other accounts payable:

Suppliers and other accounts payable are comprised as follows:

As of December 31, 2021
Suppliers	$91,371,056
Sundry creditors	12,399,388
Advance from customers	7,069,757

$110,840,201

Note 15—Short-term bank loans:

On January 1, 2021 the Group repaid an amount of $31,000,000 related to an unsecured loan which was obtained from Banco Regional de Monterrey, S.A, and in August 2021, the Group decided to settle in advance an amount of $213,835,439 related to a bank loan obtained from Morgan Stanley private bank. The payment of the loan in advance did not generate prepayment penalties. (See note 7)

Note 16—Employee benefits:

a.	The value of the defined benefit obligation (DBO) as of December 31, 2021 amounted to $24,819,295.

As of December 31, 2021, the group has no plan assets.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the years ended December 31, 2021

b.	A reconciliation between the present value of the DBO and the net defined benefit liability recognized in the combined statement of financial position is shown below:

	Retirement Benefits	Seniority premium	Total
	As of December 31,
	2021	2021	2021
DBO at beginning of period	$1,384,120	$19,724,420	$21,108,540
Current service cost	78,146	1,770,321	1,848,467
Interest cost	64,116	1,149,412	1,213,528
Benefits paid	—	(748,731)	(748,731)
Benefits paid due to Settlement	(579,571)	—	(579,571)
Settlement Gain/(Loss)	415,729	—	415,729
Gain/(Loss) due to experience	304,230	2,394,888	2,699,118
Gain/(Loss) due to change in demographic assumptions	859	(6,543)	(5,684)
Gain/(Loss) due to change in financial assumptions	(38,739)	(1,093,362)	(1,132,101)

DBO at end of period	$1,628,890	$23,190,405	$24,819,295

c.	The employee benefit expenses recognized during 2021 are shown below:

December 31,
2021
Current service cost	$(1,848,467)
Interest cost	(1,213,528)
Benefits paid	748,731
Benefits paid due to Settlement	579,571
Settlement Gain/(Loss)	(415,729)

Total amount recognized in profit or loss	$(2,149,422)

d.	The main actuarial assumptions used, expressed in absolute terms, as well as the discount rates, salary increase and changes in indexes or other variables referring to December 31, 2021 is as follows:

As of December 31, 2021
Discount rate	7.90%
Salary growth rate	5.00%
Rate of increase in minimum wage	5.20%

Changes in assumptions	Retirement benefits	Seniority premium
2021
Discount rate + 50 basis points	8.40%	8.40%
Discount rate - 50 basis points	7.40%	7.40%

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the years ended December 31, 2021

Discount rate sensitivity analysis	Retirement benefits	Seniority premium	Total
2021
Effect of an increase of 0.50%
Defined Benefit Obligation impact	(13,497)	(380,537)	(394,034)
Current service Cost impact	(1,479)	(38,541)	(40,020)
Effect of a decrease of 0.50%
Defined Benefit Obligation impact	14,061	396,651	410,712
Current service Cost impact	1,541	40,419	41,960

Note 17—Taxes payable:

As of December 31, 2021
Value Added Tax	$70,271,826
Tax Withholdings	15,499,121
Labor Taxes [1]	16,711,222
Other	2,741,111

Total	$105,223,280

[1]	Labor taxes correspond to IMSS, Infonavit, SAR and ISN.

Note 18—Accounts payable to shareholders:

The Group has the following accounts payable to shareholders:

As of December 31, 2021
Inmuebles JRD 2000, S.A. de C.V. loan	$51,690,378
Tovleja HG, S.A. de C.V. loan	292,701,728

Total	$344,392,106

The fair values are not materially different from their carrying amounts since the interest payable on those payables is close to current market rates.

The characteristics of the loans come as follow:

a.	Inmuebles JRD 2000, S. A. de C. V.

•	Long-term loan beginning on January 2007, with an annual rate resulting from UDIS change value.

The due date of the loan is December 31, 2022.

b.	Tovleja HG, S.A. de C.V.

•	Long-term loan beginning on November, 2016, with an annual rate resulting from UDIS change value. The due date of the loan is November 30, 2022.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the years ended December 31, 2021

Repayment of shareholders payable after December 31,2021:

•	On March 4, 2022, Inmuebles JRD made a repayment of shareholders payable for an amount of $12,000,000.

•	On June 3, 2022, Inmuebles JRD made a repayment of shareholders payable for an amount of $7,000,000.

•	On July 11, 2022, Inmuebles JRD made a repayment of shareholders payable for an amount of $3,600,000.

•	On August 4, 2022, Inmuebles JRD made a repayment of shareholders payable for an amount of $3,000,000.

•	On February 15, 2022, Tovleja HG made a repayment of shareholders payable for an amount of $9,500,000.

•	On March 3, 2022, Tovleja HG made a repayment of shareholders payable for an amount of $5,000,000.

•	On June 3, 2022, Tovleja HG made a repayment of shareholders payable for an amount of $16,500,000.

•	On July 11, 2022, Tovleja HG made a repayment of shareholders payable for an amount of $6,000,000.

•	On August 4, 2022, Tovleja HG made a repayment of shareholders payable for an amount of $5,000,000.

•

On August 29, 2022, Tovleja HG made a capitalization of shareholders payable for an amount of $ 270,641,249, by the capitalization of accounts payable to shareholder, therefore this transaction did not made any cashflow movement.

•

On August 29, 2022, Inmuebles JRD made a capital increase for an amount of $ $28,062,237, by the capitalization of accounts payable to shareholder, therefore this transaction did not made any cashflow movement.

Note 19—Stockholders’ equity:

a.	Structure of capital stock

As of December 31, 2021 the capital stock is as follows:

Hospital y Clínica OCA, S.A. de C.V. capital stock is represented by fully subscribed and paid-in common and registered shares, as follows:

Number of shares	Description	2021
401	Fixed minimum capital stock - Series “A” Shares	$2,005,000
6,068	Variable and unlimited capital stock - Series “B” Shares	29,840,000

6,469	Total capital stock	$31,845,000

DRJ Inmuebles, S.A. de C.V. capital stock is represented by fully subscribed and paid-in common and registered shares, as follows:

Number of shares	Description	2021
50	Fixed minimum capital stock - Series “A” Shares	$50,000
148,454	Variable and unlimited capital stock - Series “B” Shares	148,454,000

148,504	Total capital stock	$148,504,000

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the years ended December 31, 2021

Inmuebles JRD 2000, S.A. de C.V. capital stock is represented by fully subscribed and paid-in common and registered shares, as follows:

Number of shares	Description	2021
50	Fixed minimum capital stock - Series “A” Shares	$50,000
27,055	Variable and unlimited capital stock - Series “B” Shares	27,055,000

27,105	Total capital stock	$27,105,000

Tovleja HG, S.A. de C.V. capital stock is represented by fully subscribed and paid-in common and registered shares, as follows:

Number of shares	Description	2021
10,000	Fixed minimum capital stock - Series “A” Shares	$10,000
85,777,000	Variable and unlimited capital stock - Series “B” Shares	85,777,000

85,787,000	Total capital stock	$85,787,000

b.	Dividends

Dividend declared and paid during the year ended December 31, 2021

At the Extraordinary General Stockholders’ Meeting held on January 21, 2021, by Hospital y Clínica Oca, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $22,222,222.22 (nominal value) paid in cash.

At the Extraordinary General Stockholders’ Meeting held on February 22, 2021, by Hospital y Clínica Oca, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $34,000,000 (nominal value) paid in cash.

At the Extraordinary General Stockholders’ Meeting held on March 19, 2021, by Hospital y Clínica Oca, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $34,000,000 (nominal value) paid in cash.

At the Extraordinary General Stockholders’ Meeting held on April 20, 2021, by DRJ Hospital y Clínica Oca, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $34,000,000 (nominal value) paid in cash.

At the Extraordinary General Stockholders’ Meeting held on May 3, 2021, by DRJ Inmuebles, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $45,000,000 (nominal value) paid in cash.

At the Extraordinary General Stockholders’ Meeting held on May 20, 2021, by Hospital y Clínica Oca, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $34,000,000 (nominal value) paid in cash.

At the Extraordinary General Stockholders’ Meeting held on June 17, 2021, by DRJ Inmuebles, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $25,555,555.55 (nominal value) paid in cash.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the years ended December 31, 2021

At the Extraordinary General Stockholders’ Meeting held on June 22, 2021, by Hospital y Clínica Oca, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $34,000,000 (nominal value) paid in cash.

At the Extraordinary General Stockholders’ Meeting held on July 23, 2021, by Hospital y Clínica Oca, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $34,000,000 (nominal value) paid in cash.

At the Extraordinary General Stockholders’ Meeting held on August 20, 2021, by Hospital y Clínica Oca, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $34,000,000 (nominal value) paid in cash.

At the Extraordinary General Stockholders’ Meeting held on September 1, 2021, by DRJ Inmuebles, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $38,888,888.89 (nominal value) paid in cash.

At the Extraordinary General Stockholders’ Meeting held on September 14, 2021, by Hospital y Clínica Oca, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $34,000,000 (nominal value) paid in cash.

At the Extraordinary General Stockholders’ Meeting held on October 8, 2021, by Hospital y Clínica Oca, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $34,000,000 (nominal value) paid in cash.

At the Extraordinary General Stockholders’ Meeting held on November 2, 2021, by Hospital y Clínica Oca, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $36,000,000 (nominal value) paid in cash.

At the Extraordinary General Stockholders’ Meeting held on December 18, 2021, by Hospital y Clínica Oca, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $35,777,777.78 (nominal value) paid in cash.

As of December 31, 2021, by DRJ Inmuebles, S. A. de C. V., the stockholders agreed to declare dividends from prior years’ earnings in the amount of $10,165,042.57 (nominal value) paid in cash.

Dividend declared after December 31,2021 (not recognized as a liability at December 31, 2021):

On January 13, 2022, Hospital Oca decreed dividends to shareholders for an amount of $650,000,000.

On July 29, 2022, Hospital Oca decreed dividends to shareholders for an amount of $92,370,410.

On August 2, 2022, Hospital Oca decreed dividends to shareholders for an amount of $22,629,590.

On September 19, 2022, Hospital OCA decreed dividends to shareholders for an amount of $90,000,000.

On September 27, 2022, Hospital OCA decreed dividends to shareholders for an amount of $40,000,000.

On September 29, 2022, Hospital OCA decreed dividends to shareholders for an amount of $22,222,222.

On February 14, 2022, DRJ Inmuebles decreed dividends to shareholders for an amount of $24,000,000.

On March 4, 2022, DRJ Inmuebles decreed dividends to shareholders for an amount of $10,000,000.

On June 3, 2022, DRJ Inmuebles decreed dividends to shareholders for an amount of $34,500,000.

On July 5, 2022, DRJ Inmuebles decreed dividends to shareholders for an amount of $12,000,000.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the years ended December 31, 2021

On August 4, 2022, DRJ Inmuebles decreed dividends to shareholders for an amount of $13,000,000.

On September 3, 2022, DRJ Inmuebles decreed dividends to shareholders for an amount of $3,950,263.

On September 3, 2022, DRJ Inmuebles decreed dividends to shareholders for an amount of $7,449,737.

On September 22, 2022, Inmuebles JRD decreed dividends to shareholders for an amount of $3,000,000.

On September 22, 2022, Tovleja HG decreed dividends to shareholders for an amount of $6,000,000.

c.	Equity subsequent events

On January 7, 2022, the stockholders agreed to cancel the dividends that were decreed and which were pending of payment from previous years for an amount of $202,019,448.

d.	Legal reserve

The net profit for the year is subject to the decisions made at the General Assembly of Shareholders, the Group’s bylaws, and the General Law of Commercial Companies. In accordance with the General Law of Commercial Companies, the legal reserve must be increased annually by 5% of the annual net profits until it reaches one fifth of the amount of fully paid-up capital stock. As of December 31, 2021, the amount of the legal reserve amounts to $26,733,431.

As of December 31, 2021, the value of the Contribution Capital Single Account (CUCA) amounted to $544,308,668. The tax value of the CUFIN amounted to $1,467,800,223.

Note 20—Revenue from services and other:

a.	Revenue from services and others is as follows.

2021
Hospital Medical Services	$3,797,985,455
Real Estate Leasing	55,574,175
Food service/cafeteria	22,138,804
Teaching services (nursing school)	19,291,257
Parking services	12,706,968
Other miscellaneous income	6,611,328
Maintenance services	1,451,560

Total	$3,915,759,547

b.	Revenue by type of client:

2021
Banks	1.69%
Government Institution	2.26%
Companies	4.69%
Uninsured	20.01%
Insurance	71.35%

Total	100%

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the years ended December 31, 2021

Note 21—Other expenses:

For the year ended December 31, 2021, other expenses are summarized as follows:

2021
Food	$26,558,744
Office supplies	4,167,210
Consulting services	6,537,721
Property taxes	2,171,658
Dues and subscriptions	2,692,866
Shipping and handling	2,863,893
Installation costs	3,151,043
Miscellaneous expenses	6,096,724
Non-deductible	2,773,596
Insurance	1,696,600
Allowance for impairment of accounts receivable	13,026,435
Laboratory tests supplies	68,517,338
Other services	1,647,280
Advertising	12,817,608
Spare parts	12,833,495
Security	11,945,374
Local services	23,305,275
Studies subrogates	6,998,910
Uniforms	6,135,919

Total	$215,937,689

Note 22—Related party transactions:

Transactions with related parties are summarized below:

2021
Expenses for real estate leases [1]	$11,633,067
Purchase of transportation equipment [2]	140,000
Purchase of equipment [3]	—
Sale of transportation equipment [4]	(84,483)

Total transactions with related parties, net	$11,688,584

1.

In 2021, there were leases of under 12 months for the amount of $9,604,178 with Dr. Genaro Levinson (main shareholder), $1,839,600 with Renvillag, S.A. de .C.V. (affiliate) and $189,289 with Inmobiliaria Máxima Construcciones, S.A. de .C.V. (affiliate)

2.	In 2021, purchase of transportation equipment was realized for the amount of $140,000 from Inmobiliaria Máxima Construcciones, S. A. de C. V. (affiliate)
3.	In 2021, sale of transportation equipment was realized for the amount of $84,483 to Inmobiliaria Máxima Construcciones, S. A. de C. V. (main shareholder)

As of December 31, 2021, the compensation to the key management of the Group amounts to $24,885,557.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the years ended December 31, 2021

As of December 31, 2021, there is no outstanding related party accounts receivable or payable other than accounts payable to shareholders included in Note 18.

Note 23—Income taxes and deferred income tax:

i.

Income tax for the period is calculated by applying the 30% rate on taxable income. In 2021 the Group determined a profit tax result of $1,253,230,231. The tax result differs from the accounting result, mainly due to those items that over time are accumulated and deducted differently for accounting and tax purposes, due to the recognition of the effects of inflation for tax purposes, as well as those items that only affect the accounting or tax result.

ii.

The tax rules include limits in the deductions of the exempt compensation amount certain items, as follows: Wages and benefits paid to workers 47% of income paid to workers and in certain cases up to 53% (holiday bonus, savings fund, employee profit sharing, seniority premiums) will be deductible for employers. As a result, certain wage and salary provisions have difference between tax and book values at year-end.

The Mexican Income Tax Law (“MITL”) forth criteria and limits for applying some deductions, such as: the deduction of payments which, in turn, are exempt income for workers, contributions for creating or increasing provisions for pension funds, contributions to the Mexican Institute of Social Security payable by the worker that are paid by the employer, as well as the possible non-deduction of payments made to related parties in the event of failing to meet certain requirements.

Taxable income for purposes of the employee profit sharing is the same used for the Corporate Income Tax except for certain items.

A 10% withholding tax is imposed on dividends distributions to individuals and foreign shareholders from earnings generated starting January 1, 2014.

iii.	The provision for income tax is analyzed as shown below:

2021
Current income tax	$(375,969,069)
Deferred income tax	(10,408,142)

$(386,377,211)

iv.	The reconciliation of the effective tax rate is shown below:

2021
Profit before income tax (A)	$1,258,359,138
Statutory rate (B)	30%

Calculated theorical tax (A times B)	377,507,741
(Plus) minus income tax effect on:
Non-deductible expenses	3,682,346
Tax inflationary adjustment	2,703,466
Other items	2,483,658

Income tax expense	$386,377,211

Effective tax rate	31%

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the years ended December 31, 2021

v.	As of December 31, 2021, the main temporary differences on which deferred income tax was recognized are analyzed below:

	Balance as of	Net income	Balance as of
	December 31, 2021	(loss)	January 1, 2021
Property, furniture and equipment and other assets	$99,301,424	$33,479,694	$65,821,731
Employees’ profit sharing payable	74,066,771	663,062	73,403,709
Employee benefits	24,819,296	3,710,756	21,108,540
Unbilled revenue	(61,088,610)	(61,088,610)	—
Advances from customers	7,069,757	2,467,759	4,601,998
Allowance for impairment of accounts receivable	17,748,420	13,026,435	4,721,985
Other accounts payable	2,390,067	9,700	2,380,367

	164,307,125	(7,731,204)	172,038,330
	30%	30%	30%

Deferred tax asset	$49,292,138	$(2,319,361)	$51,611,499

Property, furniture, and equipment	(693,065,511)	$(26,962,603)	$(666,102,908)

	(693,065,511)	(26,962,603)	(666,102,908)
	30%	30%	30%

Deferred tax liability	$(207,919,653)	$(8,088,781)	$(199,830,872)

Note 24—Finance loss, net:

For the year ended December 31, 2021 is comprised as follows:

2021
Interest expense	$33,863,284
Interest income	(29,957)
Other	56,913
Foreign exchange fluctuation loss,net	11,648,943

Finance loss, net	$45,539,183

Note 25—Contingencies and commitments:

In the normal course of its business, the Group is involved in disputes and litigations. While the outcome of disputes cannot be predicted, the Group does not believe that there are any pending or threatened actions, claims or legal proceedings against or affecting the Group that, if determined adversely to it, would individually or generally materially adversely affect its results of operations or financial condition.

The Group is contingently liable for tax differences that could result in the eventual review, by the tax authorities, of the tax returns and other tax reports filed by the Group and those resulting from discrepancies of criteria in the interpretation of the legal provisions between the Group and the tax authorities. As of December 31, 2021, the Group has no accrued liabilities for these items.

Hospital y Clínica Oca, S. A. de C. V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V., and Inmuebles JRD 2000 S. A. de C. V.

Notes to the Combined Financial Statements

As of and for the years ended December 31, 2021

Note 26—Subsequent events

In preparing the combined financial statements, the Group has evaluated the events and transactions for their recognition or disclosure subsequent to December 31, 2021 and until October of 27, 2023, in addition to the subsequent events disclosed elsewhere in the financial statements:

On February 21, 2022, the Group signed an SPA with Grupo Salud Auna México, S. A. de C. V. which is a subsidiary of Auna S.A to sell 100% of the shares of Hospital Clinica OCA, DRJ Inmuebles S.A. de C.V, Tovleja HG, S.A de C.V. and Inmuebles JRD 2000 S.A de C.V. The approval by the regulatory authority was made on June 2, 2022. The transaction closing date was on October 5, 2022.

On September 30, 2022, Hospital y Clínica OCA, S.A. de C.V. and DRJ Inmuebles, S.A. de C.V. signed a loan agreement with Banco Santander México, HSBC México and Genaro Levinson Marcovich for an amount of $ 3,602,764,839. Banco Santander México acts as administrative agent. The resources for this loan agreement were received on October 5, 2022. The loan was used for Hospital y Clínica OCA, S.A. de C.V. to acquire 100% of the shares of DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V., obtaining control of said entities on October 5, 2022.

On March 29, 2023, Grupo Salud Auna México, S. A. de C. V., signed a note purchase agreement with investments funds for US$ 396,500,000 of senior secured notes due 2028. GSAM used the net proceeds from this notes to repay the loan signed on September 30, 2022 with Banco Santander México, HSBC México, Multiva and Genaro Levinson Marcovich.

On April 11, 2023, Hospital y Clínica OCA, S. A. de C. V. signed a loan agreement with HSBC Mexico for an amount of $180,000,000. On January 4, 2023, Hospital y Clínica OCA, S. A. de C. V. signed a loan agreement with Banco Regional del Norte S.A. for an amount of $50,000,000. In August 2023, both loans were paid.

Class A Shares

Auna S.A.

PRELIMINARY PROSPECTUS

Global Coordinators and Joint Bookrunners

Morgan Stanley	J.P. Morgan	BTG Pactual	Santander

Joint Bookrunners

Citigroup	HSBC

            , 2024

Through and including             , 2024 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers

According to the Registrant’s articles of association, the directors and executive officers of the company shall be indemnified by the company for any reasonable expenses incurred and for any loss or damage suffered in connection with any action, lawsuit or proceeding to which they have been a party as a result of their position as director or executive officer, to the extent such action, lawsuit or proceeding is not attributable to them. We maintain liability insurance which insure our directors and officers against liability which he or she may incur in his or her capacity as such.

Item 7.	Recent Sales of Unregistered Securities

The following sets forth information regarding all securities sold or issued by the registrant in the three years preceding the date of this registration statement. In each of the transactions described below, the recipients of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.

On December 18, 2023, we issued US$253.0 million aggregate principal amount of 10.000% Senior Secured Notes due 2029 (the “2029 Notes”). The 2029 Notes were sold to persons reasonably believed to be qualified institutional buyers in the United States in compliance with Rule 144A under the Securities Act and to investors outside the United States in compliance with Regulation S under the Securities Act. The 2029 Notes were issued in exchange for 2025 Notes in an aggregate principal amount of US$243.4 million, which were cancelled upon such exchange. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in the prospectus filed as part of this registration statement.

On July 6, 2023, Auna S.A.A. merged into Auna S.A. Shareholders of Auna S.A.A. received one share in Auna S.A. in exchange for each of their shares in Auna S.A.A. The sale of Auna S.A.’s equity interests was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving any public offering and to investors outside the United States in compliance with Regulation S under the Securities Act.

On April 11, 2023, we and Grupo Salud Auna México, S.A. de C.V., a subsidiary of the Company, issued US$505.0 million aggregate principal amount of Senior Notes due 2028 (the “2028 Notes”). The sale of the 2028 Notes was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving any public offering. The 2028 Notes were offered to investors at 100.0% of the principal amount thereof. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in the prospectus filed as part of this registration statement.

On November 20, 2020, we issued US$300.0 million aggregate principal amount of 6.500% Senior Notes due 2025 (the “2025 Notes”). The 2025 Notes were sold to persons reasonably believed to be qualified institutional buyers in the United States in compliance with Rule 144A under the Securities Act and to investors outside the United States in compliance with Regulation S under the Securities Act. The 2025 Notes were offered to investors at 100.0% of the principal amount thereof. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in the prospectus filed as part of this registration statement.

Item 8.	Exhibits

(a)    The following documents are filed as part of this registration statement:

1.1*	Form of Underwriting Agreement.

3.1	Articles of Association of Auna S.A.

5.1	Opinion of Stibbe Avocats (association d’avocats) counsel to Auna S.A., as to the validity of the class A shares.

8.1	Opinion of Stibbe Avocats (association d’avocats) counsel to Auna S.A., regarding certain Luxembourg tax matters.

10.1†	English translation of Surface Rights Agreement dated as of July 9, 2009 among Medic Ser S.A.C. and the Peruvian Red Cross Society.

10.2	English translation of the Public Deed of the First Amendment dated as of January 26, 2010 to the Surface Rights Agreement.

10.3†	English translation of Lease Agreement dated as of June 27, 2019 among Oncocenter Perú S.A.C. and Promotora Asistencial S.A.C. Clínica Limatambo.

10.4	English translation of the First Amendment dated as of May 30, 2023 to the Lease Agreement among Oncocenter Perú S.A.C. and Promotora Asistencial S.A.C. Clínica Limatambo.

10.5	English translation of Financing Agreement dated as of January 29, 2010 among Promotora Médica Las Américas, as borrower, Fiduciaria de Occidente S.A., as administrative agent and the lenders party thereto.

10.6	English translation of First Amendment dated as of October 13, 2010 to the Financing Agreement among Promotora Médica Las Américas, as borrower, Fiduciaria de Occidente S.A., as administrative agent and the lenders party thereto.

10.7	English translation of Second Amendment dated as of May 25, 2017 to the Financing Agreement among Promotora Médica Las Américas, as borrower, Fiduciaria de Occidente S.A., as administrative agent and the lenders party thereto.

10.8	English translation of Third Amendment dated as of July 17, 2017 to the Financing Agreement among Promotora Médica Las Américas, as borrower, Fiduciaria de Occidente S.A., as administrative agent and the lenders party thereto.

10.9	English translation of Fourth Amendment dated as of February 20, 2018 to the Financing Agreement among Promotora Médica Las Américas, as borrower, Fiduciaria de Occidente S.A., as administrative agent and the lenders party thereto.

10.10	Form of Indemnification Agreement with directors and officers.

10.11	Form of Registration Rights Agreement among Auna S.A. and certain shareholders of Auna S.A..

10.12	English translation of Lease Agreement dated as of February 3, 2020 among Oncosalud S.A.C. and Scotiabank Perú S.A.A.

10.13	English translation of the First Amendment dated as of February 12, 2020 to the Lease Agreement among Oncosalud S.A.C. and Scotiabank Perú S.A.A.

10.14	English translation of Second Amendment dated as of August 13, 2021 to the Lease Agreement among Oncosalud S.A.C. and Scotiabank Perú S.A.A.

10.15	English translation of the Third Amendment dated as of August 13, 2021 to the Lease Agreement among Oncosalud S.A.C. and Scotiabank Perú S.A.A.

10.16	English translation of the Fourth Amendment dated as of April 19, 2022 to the Lease Agreement among Oncosalud S.A.C. and Scotiabank Perú S.A.A.

10.17	English translation of Loan-Backing Assignment Agreement dated as of February 3, 2020 among Oncosalud S.A.C. and Scotiabank Perú S.A.A.

10.18	English translation of Amendment dated as of July 21, 2020 to Loan-Backing Assignment Agreement among Oncosalud S.A.C. and Scotiabank Perú S.A.A.

10.19	Indenture dated as of November 20, 2020 among Auna S.A., as issuer, the guarantors party thereto and Citibank N.A., as trustee, paying agent, registrar and transfer agent.

10.20	Supplemental Indenture dated as of October 5, 2022 among the Registrant, as issuer, the guarantors party thereto and Citibank N.A., as trustee, paying agent, registrar and transfer agent.

10.21	Second Supplemental Indenture dated as of June 8, 2023 among the Registrant, as issuer, the guarantors party thereto and Citibank N.A., as trustee, paying agent, registrar and transfer agent.

10.22	Third Supplemental Indenture dated as of July 19, 2023, among the Registrant, as issuer, the guarantors party thereto and Citibank N.A., as trustee, paying agent, registrar and transfer agent.

10.23	Credit and Guaranty Agreement dated as of November 10, 2023, among the Registrant and Grupo Salud Auna México, S.A. de C.V., as borrowers, the guarantors party thereto, Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria (Citibanamex), as administrative agent and the lenders party thereto.

10.24	Fourth Supplemental Indenture dated as of November 30, 2023, among the Registrant, as issuer, the guarantors party thereto and Citibank N.A., as trustee, paying agent, registrar and transfer agent.

10.25	Indenture dated as of December 18, 2023 among the Registrant, as issuer, the guarantors party thereto and Citibank N.A., as trustee, paying agent, registrar and transfer agent.

10.26	English translation to the Share Purchase Agreement dated as of February 21, 2023, among the sellers party thereto, Grupo Salud Auna Mexico, S.A. de C.V., as purchaser, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V.

10.27	English translation of the First Amendment dated as of June 30, 2022 to the Share Purchase Agreement among the sellers party thereto, Grupo Salud Auna Mexico, S.A. de C.V., as purchaser, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V.

10.28	English translation of the Second Amendment dated as of August 24, 2022 to the Share Purchase Agreement among the sellers party thereto, Grupo Salud Auna Mexico, S.A. de C.V. and Jesús Antonio Zamora León, as purchasers, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V.

10.29	English translation of the Third Amendment dated as of September 22, 2022 to the Share Purchase Agreement among the sellers party thereto, Grupo Salud Auna Mexico, S.A. de C.V. and Jesús Antonio Zamora León, as purchasers, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V.

10.30	English translation of the Fourth Amendment dated as of September 30, 2022 to the Share Purchase Agreement among the sellers party thereto, Grupo Salud Auna Mexico, S.A. de C.V. and Jesús Antonio Zamora León, as purchasers, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V.

10.31	English translation of the Accession Agreement dated as of October 4, 2022 to the Share Purchase Agreement among the sellers party thereto, Grupo Salud Auna Mexico, S.A. de C.V. and Jesús Antonio Zamora León, as purchasers, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V.

21.1	List of Subsidiaries.

23.1	Consent of Emmerich, Córdova y Asociados, Sociedad Civil

23.2	Consent of KPMG Cardenas Dosal, Sociedad Civil

23.3	Consent of PricewaterhouseCoopers, S. C.

23.4	Consent of Stibbe Avocats (association d’avocats) counsel of Auna S.A. (included in Exhibit 5.1).

23.5	Consent of Aditum Consulting Group S.A.S. de C.V.

24.1	Powers of attorney (included on signature page to the registration statement).

99.1	Application for Waiver of Requirements of Form 20-F, Item 8.A.4

107	Filing Fee Table.

*	To be filed by amendment. All other exhibits are filed herewith.
†

Portions of this exhibit (indicated by asterisks) have been omitted as the registrant has determined that (i) the omitted information is not material and (ii) the omitted information would likely cause competitive harm to the registrant if publicly disclosed.

(b)    Financial Statement Schedules:

None.

Item 9.	Undertakings

The undersigned hereby undertakes:

(a)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)     The undersigned registrant hereby undertakes that:

(1)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lima, Perú on January 8, 2024.

Auna, S.A.

By:	/s/ Jesús Antonio Zamora León
	Name:	Jesús Antonio Zamora León
	Title:	President

By:	/s/ Gisele Remy Ferrero
	Name:	Gisele Remy Ferrero
	Title:	Chief Financial Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jesús Antonio Zamora León and Gisele Remy Ferrero, their attorneys-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendment or post-effective amendment to this registration statement on Form F-1, including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on January 8, 2024 in the capacities indicated:

Signature	Title

/s/ Jesús Antonio Zamora León Jesús Antonio Zamora León	President and Director (principal executive officer)

/s/ Gisele Remy Ferrero Gisele Remy Ferrero	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Luis Felipe Pinillos Casabonne Luis Felipe Pinillos Casabonne	Director

/s/ Jorge Basadre Barazzini Jorge Basadre Barazzini	Director

/s/ Leonardo Bacherer Fastoni Leonardo Bacherer Fastoni	Director

/s/ Robert Oberrender Robert Oberrender	Director

/s/ Andrew Soussloff Andrew Soussloff	Director

/s/ John Wilton John Wilton	Director

/s/ Anasofía Sánchez Juárez Anasofía Sánchez Juárez	Director

/s/ Colleen A. De Vries Cogency Global Inc. Name: Colleen A. De Vries Title: Senior Vice President	Authorized Representative in the United States

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